Exhibit 10.1

EXECUTION VERSION

ABL CREDIT AGREEMENT

among

ABITIBIBOWATER INC.,

CERTAIN OF ITS SUBSIDIARIES FROM TIME TO TIME PARTY HERETO,

THE LENDERS PARTY HERETO,

and

CITIBANK, N.A.,

as ADMINISTRATIVE AGENT and COLLATERAL AGENT

Dated as of December 9, 2010

CITIGROUP GLOBAL MARKETS INC.,

BARCLAYS CAPITAL, THE INVESTMENT BANKING DIVISION OF BARCLAYS BANK PLC

and

J.P. MORGAN SECURITIES LLC,

Joint Lead Arrangers and Joint Bookrunners

BARCLAYS CAPITAL and THE BANK OF NOVA SCOTIA,

Syndication Agents

JPMORGAN CHASE BANK, N.A. and WELLS FARGO CAPITAL FINANCE, LLC,

Documentation Agents

BMO CAPITAL MARKETS and CANADIAN IMPERIAL BANK OF COMMERCE,

Senior Managing Agents

SECTION 1. Definitions and Accounting Terms		2

1.01.	Defined Terms	2
1.02.	References to “UCC”	74
1.03.	Terms Generally	74
1.04.	Pro Forma Calculations	75
1.05.	Accounting Terms; GAAP	75
1.06.	Interpretation-Québec	76

SECTION 2. Amount and Terms of Credit		77

2.01.	The Commitments	77
2.02.	Minimum Amount of Each Borrowing	81
2.03.	Notice of Borrowing	82
2.04.	Disbursement of Funds	83
2.05.	Notes	85
2.06.	Conversions	87
2.07.	Pro Rata Borrowings	88
2.08.	Interest	88
2.09.	Interest Periods	89
2.10.	Increased Costs, Illegality, etc.	90
2.11.	Compensation	93
2.12.	Lending Offices and Affiliate Lenders for Loans in Available Currency	93
2.13.	Replacement of Lenders	94
2.14.	Incremental Commitments	96
2.15.	Interest Act (Canada); Criminal Rate of Interest; Nominal Rate of Interest	98
2.16.	Provisions Regarding Bankers’ Acceptances, Drafts, etc.	99
2.17.	AbitibiBowater as Agent for Borrowers	99
2.18.	Defaulting Lenders	100

SECTION 3. Letters of Credit		102

3.01.	Letters of Credit	102
3.02.	Maximum Letter of Credit Outstandings; Currencies; Tenor	104
3.03.	Letter of Credit Requests; Minimum Stated Amount	105
3.04.	Letter of Credit Participations	106
3.05.	Agreement to Repay Letter of Credit Drawings	108
3.06.	Increased Costs	109

SECTION 4. Commitment Fees; Reductions of Commitment		110

4.01.	Fees	110
4.02.	Voluntary Termination of Unutilized Commitments	111
4.03.	Mandatory Reduction of Commitments	112

SECTION 5. Prepayments; Payments; Taxes		112

(continued)

5.01.	Voluntary Prepayments	112
5.02.	Mandatory Repayments; Cash Collateralization	113
5.03.	Method and Place of Payment; Deposits and Accounts	115
5.04.	Net Payments; Taxes	120

SECTION 6. Conditions Precedent to the Effective Date		124

SECTION 7. Conditions Precedent to All Credit Events		128

7.01.	No Default; Representations and Warranties	128
7.02.	Notice of Borrowing; Letter of Credit Request	129
7.03.	Borrowing Base and Commitment Limitations	129

SECTION 8. Representations and Warranties		130

8.01.	Organization; Powers	130
8.02.	Authorization; Absence of Conflicts	130
8.03.	Enforceability	131
8.04.	Governmental Approvals	131
8.05.	Financial Statements	131
8.06.	No Material Adverse Effect	132
8.07.	Title to Properties; Possession Under Leases	132
8.08.	Subsidiaries	132
8.09.	Litigation; Compliance with Laws	132
8.10.	Federal Reserve Regulations	133
8.11.	Investment Company Act	133
8.12.	Tax Returns	133
8.13.	No Material Misstatements	133
8.14.	Employee Benefit Plans	134
8.15.	Environmental and Safety Matters	135
8.16.	Solvency	137
8.17.	Security Documents	137
8.18.	Labor Matters	138
8.19.	Location of Real Property	139
8.20.	Patents, Trademarks, etc.	139
8.21.	Borrowing Base Calculation	139
8.22.	Accounts	139
8.23.	Inventory	139
8.24.	Anti-Terrorism Law	140
8.25.	Own Enquiries	140

SECTION 9. Affirmative Covenants		141

9.01.	Existence; Businesses and Properties	141
9.02.	Insurance	141
9.03.	Payment of Taxes	142

-ii-

(continued)

9.04.	Financial Statements, Reports, etc.	142
9.05.	Litigation and Other Notices	144
9.06.	Maintaining Records; Access to Properties and Inspections	145
9.07.	Use of Proceeds	146
9.08.	Compliance with Law	146
9.09.	Further Assurances	146
9.10.	Information Regarding Collateral; Deposit Accounts	147
9.11.	Environmental Matters	148
9.12.	Certain Post-Effective Date Obligations	149
9.13.	Canadian Pension and Benefit Plans	149

SECTION 10. Negative Covenants		150

10.01.	Indebtedness	150
10.02.	Liens	153
10.03.	Investments, Loans and Advances	155
10.04.	Mergers, Consolidations, Sales of Assets and Acquisitions	157
10.05.	Restricted Payments	158
10.06.	Transactions with Stockholders and Affiliates	159
10.07.	Business	159
10.08.	Limitations on Debt Prepayments	160
10.09.	Amendment of Certain Documents	160
10.10.	Limitation on Dispositions of Stock of Subsidiaries	160
10.11.	Restrictions on Ability of Subsidiaries to Pay Dividends	161
10.12.	Disposition of Collateral and Other Assets	161
10.13.	Accounting Changes; Fiscal Year	162
10.14.	Material Subsidiaries	162
10.15.	Consolidated Fixed Charge Coverage Ratio	163
10.16.	No Additional Deposit Accounts; etc.	163
10.17.	Canadian Pension Plans and Canadian Benefit Plans	163
10.18.	ERISA	164
10.19.	Minimum Liquidity	164

SECTION 11. Events of Default		165

11.01.	Events of Default	165
11.02.	Application of Proceeds	168

SECTION 12. The Agents		172

12.01.	Appointment	172
12.02.	Nature of Duties	172
12.03.	Lack of Reliance on the Agents	173
12.04.	Certain Rights of the Administrative Agent	174
12.05.	Reliance	174
12.06.	Indemnification	175

-iii-

(continued)

12.07.	Agents in their Individual Capacities	175
12.08.	Holders	175
12.09.	Resignation and Removal of Agents	175
12.10.	Collateral Matters	177
12.11.	Delivery of Information	179
12.12.	Quebec Security	179

SECTION 13. Miscellaneous		180

13.01.	Payment of Expenses, etc.	180
13.02.	Right of Setoff	182
13.03.	Notices	182
13.04.	Benefit of Agreement; Assignments; Participations	183
13.05.	No Waiver; Remedies Cumulative	186
13.06.	Payments Pro Rata	186
13.07.	Computations	187
13.08.	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	187
13.09.	Counterparts	189
13.10.	Effectiveness	189
13.11.	Headings Descriptive	190
13.12.	Amendment or Waiver; etc.	190
13.13.	Survival; Continuing Obligation	192
13.14.	Domicile of Loans	192
13.15.	Register	192
13.16.	Confidentiality	193
13.17.	Patriot Act	194
13.18.	OTHER LIENS ON COLLATERAL; TERMS OF INTERCREDITOR AGREEMENT; ETC.	194
13.19.	Waiver of Sovereign Immunity	195
13.20.	Judgment Currency	196
13.21.	Qualified Secured Hedging Agreements and Qualified Secured Cash Management Agreements	197
13.22.	Interest Rate Limitation	198
13.23.	Integration	198
13.24.	Severability	199
13.25.	Power of Attorney and Other Matters in Respect of B/A Instruments	199

SECTION 14. Nature of Obligations		200

14.01.	Nature of Obligations	200
14.02.	Independent Obligation	201
14.03.	Authorization	201
14.04.	Reliance	202
14.05.	Contribution; Subrogation	202
14.06.	Waiver	202

-iv-

(continued)

14.07.	Limitation on Canadian Borrower Obligations	203
14.08.	Rights and Obligations	203

SECTION 15. Lender Loss Sharing Agreement		203

15.01.	Definitions	203
15.02.	CAM Exchange	204
15.03.	Miscellaneous	205

SCHEDULES

Schedule 1.01(a)	Commitments
Schedule 1.01(b)	Provisions Relating to Bankers’ Acceptances, Bankers’ Acceptance Loans and B/A Equivalent Notes
Schedule 1.01(c)	Material Subsidiaries
Schedule 1.01(d)	Mortgaged Properties
Schedule 3.01	Letters of Credit
Schedule 5.03(d)	Certain Collection Accounts
Schedule 8.07	Title to Properties
Schedule 8.08	Subsidiaries
Schedule 8.09	Litigation
Schedule 8.14	Canadian Pension Plans
Schedule 8.15	Environmental Safety Matters
Schedule 8.17	Filing Offices
Schedule 8.18	Labor Matters
Schedule 8.19	Real Properties in the United States
Schedule 9.09	Exempt Properties
Schedule 10.02	Existing Liens
Schedule 10.03	Investment, Loans & Advances
Schedule 10.16	Deposit Accounts, Etc.
Schedule 13.03	Notices

EXHIBITS

Exhibit A-1	Form of Notice of Borrowing
Exhibit A-2	Form of Notice of Conversion/Continuation
Exhibit B-1	Form of U.S. Facility Revolving Note
Exhibit B-2	Form of U.S. Facility Swingline Note
Exhibit C	Form of Letter of Credit Request
Exhibit D-1	Form of U.S. Perfection Certificate
Exhibit D-2	Form of Canadian Perfection Certificate
Exhibit E	Form of Intercreditor Agreement
Exhibit F	Form of Solvency Certificate
Exhibit G	Form of Compliance Certificate

-v-

(continued)

Exhibit H	Form of Assignment and Assumption Agreement
Exhibit I	Form of Borrowing Base Certificate
Exhibit J	Form of Incremental Commitment Agreement
Exhibit K	Form of Section 5.04(b)(ii) Certificate
Exhibit L	Form of Guarantee and Collateral Agreement
Exhibit M	Form of Canadian Guarantee and Collateral Agreement
Exhibit N	Form of Mortgage
Exhibit O	Insurance Policy

-vi-

ABL CREDIT AGREEMENT, dated as of December 9, 2010, among AbitibiBowater Inc., a Delaware corporation (“AbitibiBowater”), each Domestic Subsidiary of AbitibiBowater set forth on the signature pages hereto (together with AbitibiBowater, collectively, the “U.S. Borrowers”), each Canadian Subsidiary of AbitibiBowater set forth on the signature pages hereto (the “Canadian Borrowers”, and the Canadian Borrowers together with the U.S. Borrowers, collectively, the “Borrowers”), the Lenders party hereto from time to time and Citibank, N.A., as Administrative Agent and Collateral Agent. All capitalized terms used herein and defined in Section 1 are used herein as therein defined.

W I T N E S S E T H :

WHEREAS, AbitibiBowater and certain of its Subsidiaries are currently debtors in reorganization proceedings (the “U.S. Proceedings”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “U.S. Bankruptcy Court”) (AbitibiBowater and such Subsidiaries, the “U.S. Debtor Entities”), and certain of the U.S. Debtor Entities and certain non-U.S. Debtor Entities (such Persons, the “Canadian Debtor Entities” and, together with the U.S. Debtor Entities, the “Debtors”) are currently debtors subject to reorganization proceedings in Canada (the “Canadian Proceedings” and, together with the U.S. Proceedings, the “Bankruptcy Proceedings”) under the Companies’ Creditors Arrangement Act (“CCAA”) in the Quebec Superior Court, Commercial Division, for the Judicial District of Montreal (the “Canadian Bankruptcy Court” and, together with the U.S. Bankruptcy Court, the “Bankruptcy Court”);

WHEREAS, the U.S. Debtor Entities are continuing to operate their businesses and manage their properties as debtors and debtors in possession under Sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, the U.S. Debtor Entities have filed a Second Amended Joint Chapter 11 Plan of Reorganization with the U.S. Bankruptcy Court on August 2, 2010, as the same may be amended, supplemented or otherwise modified from time to time (the “Plan of Reorganization”), pursuant to which certain U.S. Debtor Entities expect to be reorganized and emerge from the Bankruptcy Proceedings. The Canadian Debtor Entities plan to reorganize pursuant to the second amended and restated plan of reorganization and compromise of the Canadian Debtor Entities dated November 1, 2010 which has been filed with the Canadian Bankruptcy Court and as may be further amended, supplemented or otherwise modified from time to time (the “CCAA Plan,” and together with the Plan of Reorganization, the “Plans”) (collectively, such reorganizations hereinafter referred to as the “Reorganization”). The Plan of Reorganization is described in, and included as an exhibit to, the U.S. Debtor Entities’ Disclosure Statement (the “Disclosure Statement”) approved by the U.S. Bankruptcy Court on August 3, 2010 and is expected to be confirmed by the U.S. Bankruptcy Court and the CCAA Plan has been sanctioned by the Canadian Bankruptcy Court pursuant to an order of the Canadian Bankruptcy Court dated September 23, 2010 (the “Sanction Order”);

WHEREAS, AbitibiBowater and the other Borrowers have requested (i) the U.S. Facility Lenders to make to AbitibiBowater and the other U.S. Borrowers from time to time U.S. Facility Revolving Loans in U.S. Dollars in an initial aggregate principal amount not in excess of U.S. $200,000,000 under a revolving credit facility maturing four years from the Effective Date, and (ii) the Canadian Facility Lenders to make to the U.S. Borrowers and the Canadian Borrowers from time to time Canadian Facility Revolving Loans in either U.S. Dollars or Canadian Dollars in an initial aggregate principal amount not in excess of U.S. $400,000,000 under a revolving credit facility maturing four years from the Effective Date;

WHEREAS, AbitibiBowater and the Borrowers have also requested the Issuing Lenders to issue U.S. Facility Letters of Credit denominated in U.S. Dollars and Canadian Facility Letters of Credit denominated in either U.S. Dollars or Canadian Dollars in an aggregate face amount at any time outstanding not in excess of U.S. $150,000,000;

WHEREAS, ABI Escrow Corporation has issued the Senior Secured Notes, which will be secured by a perfected first priority security interest in the Notes Priority Collateral and a perfected second priority security interest in the ABL Priority Collateral of the U.S. Loan Parties. The Obligations hereunder will be secured by, among other items, a perfected first priority security interest in the ABL Priority Collateral and a perfected second priority security interest in the Notes Priority Collateral; and

WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrowers the senior secured revolving credit facilities provided for herein;

NOW, THEREFORE, IT IS AGREED:

SECTION 1. Definitions and Accounting Terms.

1.01. Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Abitibi” shall mean AbiBow Canada Inc., a limited liability company amalgamated under the Business Corporations Act (British Columbia) and the successor to Abitibi-Consolidated Inc., a Canadian corporation.

“AbitibiBowater” shall have the meaning provided in the preamble of this Agreement.

“ABL Priority Collateral” shall mean, collectively, (i) all Collateral of the U.S. Loan Parties which constitutes “ABL Priority Collateral” as defined in (x) prior to the Effective Date, the form of Intercreditor Agreement attached as Exhibit E hereto, and (y) from and after the Effective Date, the Intercreditor Agreement, and (ii) all Collateral of the Canadian Loan Parties.

“Account” shall mean any “account” as such term is defined in Article 9 of the UCC or the PPSA, as applicable.

“Account Debtor” shall mean, with respect to any Account, any obligor with respect to such Account.

“Acquired Entity” shall have the meaning provided in Section 10.04(e).

“Acquisition” shall have the meaning provided in Section 10.04.

“Acquisition Indebtedness” shall have the meaning provided in Section 10.01(i).

“Additional Commitment Fee” shall have the meaning provided in Section 2.14(a).

“Additional Margin” shall have the meaning provided in Section 2.14(a).

“Adjustable Applicable Commitment Fee Percentage” shall have the meaning provided in the definition of Applicable Commitment Fee Percentage.

“Adjustable Applicable Margins” shall have the meaning provided in the definition of Applicable Margin.

“Administrative Agent” shall mean Citibank in its capacity as Administrative Agent for the Lenders hereunder and under the other Loan Documents, and shall include any successor to or replacement of the Administrative Agent appointed pursuant to Section 12.09.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“After-Acquired Mortgage Property” shall mean a parcel (or adjoining parcels) of real property (including any improvements thereon) acquired in fee ownership by any U.S. Loan Party after the Effective Date that is required to be pledged as security for the Senior Secured Notes.

“Agent Advance” shall have the meaning provided in Section 2.01(e).

“Agent Advance Amount” shall have the meaning provided in Section 2.01(e).

“Agent Advance Period” shall have the meaning provided in Section 2.01(e).

“Agents” shall mean, collectively, the Administrative Agent and the Collateral Agent, and individually shall mean any one of the Administrative Agent or the Collateral Agent.

“Aggregate Canadian Borrower Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of all Canadian Borrower Revolving Loans (including the Face Amount of all Bankers’ Acceptance Loans incurred by a Canadian Borrower) outstanding at such time, (b) the aggregate amount of all Letter of Credit Outstandings at such time in respect of Letters of Credit issued for the account of any Canadian Borrower and (c) the aggregate principal amount of all Canadian Borrower Swingline Loans outstanding at such time. For purposes of this definition, calculations shall be based on the U.S. Dollar Equivalent of amounts denominated in Canadian Dollars, Euros or Pounds Sterling.

“Aggregate Canadian Facility Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of all Canadian Facility Revolving Loans (including the Face Amount of all Bankers’ Acceptance Loans) outstanding at such time, (b) the aggregate amount of all Canadian Facility Letter of Credit Outstandings at such time in respect of Canadian Facility Letters of Credit issued for the account of any Borrower and (c) the aggregate principal amount of all Canadian Facility Swingline Loans outstanding at such time. For purposes of this definition, calculations shall be based on the U.S. Dollar Equivalent of amounts denominated in Canadian Dollars, Euros or Pounds Sterling.

“Aggregate Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of all Revolving Loans (including the Face Amount of all Bankers’ Acceptance Loans) then outstanding, (b) the aggregate amount of all Letter of Credit Outstandings and (c) the aggregate principal amount of all Swingline Loans then outstanding. For purposes of this definition, calculations shall be based on the U.S. Dollar Equivalent of amounts denominated in Canadian Dollars, Euros or Pounds Sterling.

“Aggregate U.S. Borrower Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of all U.S. Borrower Revolving Loans outstanding at such time, (b) the aggregate amount of all Letter of Credit Outstandings at such time in respect of Letters of Credit issued for the account of any U.S. Borrower and (c) the aggregate principal amount of all U.S. Borrower Swingline Loans outstanding at such time. For purposes of this definition, calculations shall be based on the U.S. Dollar Equivalent of amounts denominated in Euros or Pounds Sterling.

“Aggregate U.S. Facility Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of all U.S. Facility Revolving Loans outstanding at such time, (b) the aggregate amount of all U.S. Facility Letter of Credit Outstandings at such time in respect of U.S. Facility Letters of Credit and (c) the aggregate principal amount of all U.S. Facility Swingline Loans outstanding at such time. For purposes of this definition, calculations shall be based on the U.S. Dollar Equivalent of amounts denominated in Euros or Pounds Sterling.

“Agreement” shall mean this ABL Credit Agreement.

“Anti-Terrorism Laws” shall have the meaning provided in Section 8.24(a).

“Applicable Commitment Fee Percentage” initially shall mean a percentage per annum equal to 0.75%. From and after each Start Date to and including the applicable End Date, the Applicable Commitment Fee Percentage (hereinafter, the “Adjustable Applicable Commitment Fee Percentage”) shall be that commitment percentage set forth below opposite the Historical Unutilized Commitment Percentage for such Start Date, as determined by the Administrative Agent:

Level	Historical Unutilized Commitment Percentage	Commitment Fee Percentage
I	Greater than or equal to 50%	0.75%
II	Less than 50%	0.50%

Notwithstanding the foregoing, from and after the most recent Incremental Commitment Date for any Incremental Commitment Agreement pursuant to which the Applicable Commitment Fee Percentages and Adjustable Applicable Commitment Fee Percentages have been increased above the Applicable Commitment Fee Percentages and the Adjustable Applicable Commitment Fee Percentages in effect immediately prior to such Incremental Commitment Date, each of the Applicable Commitment Fee Percentages and the Adjustable Applicable Commitment Fee Percentages shall be increased to those respective percentages per annum set forth in the applicable Incremental Commitment Agreement.

“Applicable Margin” initially shall mean a percentage per annum equal to (i) in the case of Revolving Loans maintained as (A) Base Rate Loans or Canadian Prime Rate Loans, 2.00% and (B) Eurodollar Loans or Bankers’ Acceptance Loans, 3.00%; and (ii) in the case of Swingline Loans, 2.00%. From and after each Start Date to and including the applicable End Date, the Applicable Margins for such Loans (the “Adjustable Applicable Margins”) shall be those set forth below opposite the Historical Excess Availability for such Start Date, as determined by the Administrative Agent:

Level	Historical Excess Availability	Revolving Loans Maintained as Eurodollar Loans or Bankers’ Acceptance Loans	Revolving Loans and Swingline Loans Maintained as Base Rate Loans or Canadian Prime Rate Loans
I	Greater than or equal to 66.7% of Total Commitments as then in effect	2.75%	1.75%
II	Less than 66.7% of Total Commitments but greater than or equal to 33.3% of Total Commitments as then in effect	3.00%	2.00%
III	Less than 33.3% of Total Commitments as then in effect	3.25%	2.25%

The Historical Excess Availability used in a determination of Adjustable Applicable Margins shall be determined upon receipt by the Administrative Agent of a Borrowing Base Certificate pursuant to Section 9.04(h). The Adjustable Applicable Margins so determined shall apply, except as set forth in the immediately succeeding sentence, from the relevant Start Date to the applicable End Date, at which time, if no Borrowing Base Certificate has been delivered to the Administrative Agent, the Adjustable Applicable Margins shall be those that correspond to a Historical Excess Availability at Level III (such Adjustable Applicable Margins as so determined, the “Highest Adjustable Applicable Margins”) until such time when a Borrowing Base Certificate is delivered, at which time the Adjusted Applicable Margins shall be re-determined as set forth above. Notwithstanding the foregoing, (i) subject to clause (ii) below, to but not including the initial Start Date, the Adjustable Applicable Margins shall be maintained at Level II above, (ii) at all times during which there shall exist any Event of Default the Adjustable Applicable Margins shall be maintained at the Highest Adjustable Applicable Margins, (iii) from and after the most recent Incremental Commitment Date for any Incremental Commitment Agreement pursuant to which the Applicable Margins and Adjustable Applicable Margins have been increased above the Applicable Margins and the Adjustable Applicable Margins in effect immediately prior to such Incremental Commitment Date, each of the Applicable Margins and the Adjustable Applicable Margins shall be increased to those respective percentages per annum set forth in the applicable Incremental Commitment Agreement and (iv) if an Event of Default shall have occurred and be continuing and the Required Lenders shall have so elected by notice to the Borrowers, then the Applicable Margin determined pursuant to the foregoing provisions of this definition shall be increased by 2.00% per annum (provided that in the case of an Event of Default under Section 11.01(b), (c), (g) or (h), such increase shall occur automatically upon the occurrence of such Event of Default without requirement of notice).

“Approved Country” shall mean the United States, Canada, any country within the European Area, and any other country other than those:

(i) whose government or central bank (x) shall have prohibited the sale of the currency of such country in exchange for U.S. Dollars or Canadian Dollars or shall have admitted in writing its inability to pay its debts as the same become due or (y) shall have declared a moratorium on the payment of its debts or the debts of any national governmental authority of such country; or

(ii) with respect to which the United States shall have imposed economic sanctions.

“Approved DIP Account” shall mean an Account (i) in respect of which the Account Debtor is debtor in a case under Chapter 11 of the Bankruptcy Code, (ii) which arises after the commencement of the case described in (i) and is therefore entitled to priority as an administrative expense in such case and (iii) has been approved for purposes of this Agreement by the Collateral Agent in its Discretion.

“Asset Exchange” shall mean any transfer of operating properties or assets by AbitibiBowater or any of its Subsidiaries (other than Excluded Subsidiaries) to any Person in which at least 75% of the consideration received by the transferor consists of operating properties or assets to be used by AbitibiBowater or any of its Subsidiaries (other than Excluded Subsidiaries) in its business; provided, that a transfer of ABL Priority Collateral the consideration for which consists of assets that are not ABL Priority Collateral shall not constitute an Asset Exchange.

“Asset Sale” shall mean the sale, transfer or other disposition (including any casualty or condemnation) by AbitibiBowater or any Subsidiary of AbitibiBowater (other than an Excluded Subsidiary) to any Person other than a Loan Party or, other than for the purposes of the definition of Significant Asset Sale, a Wholly-Owned Subsidiary of AbitibiBowater of (a) any capital stock in any Person, (b) substantially all the assets of any geographic or other division or line of business of AbitibiBowater or any of its Subsidiaries or (c) any real property or a portion of any real property or any other asset or assets (excluding any assets manufactured, constructed or otherwise produced or purchased for sale to others in the ordinary course of business and any Permitted Investments) of AbitibiBowater or any Subsidiary of AbitibiBowater; provided that none of the following shall constitute an “Asset Sale” for purposes of this Agreement: (i) the sale of inventory in the ordinary course of business; (ii) any sale, transfer or other disposition having a value not in excess of $10,000,000; (iii) the sale of assets (other than ABL Priority Collateral) securing any Indebtedness permitted hereunder (other than the Loans), if and to the extent such Indebtedness shall be repaid, redeemed or repurchased with the proceeds of such asset sale (or any other payment made contemporaneously therewith); (iv) disposals of obsolete, worn-out or surplus equipment in the ordinary course of business or the sale of closed mills; (v) any transfer arising out of the granting or creation of any Lien permitted hereunder; (vi) any issuance of capital stock by AbitibiBowater; (vii) any Investment permitted by Section 10.03; (viii) sales, transfers or dispositions of Permitted Investments and cash equivalents in the ordinary course of business; (ix) the licensing of intellectual property and other general intangibles to third parties in the ordinary course of business; (x) the sale of the assets or Equity Interests of Abitibi-Consolidated Hydro, Inc., ACH Limited Partnership and/or Bowater-Korea, Ltd., and (xi) the disposition of leasehold improvements or leased assets in connection with the termination of the lease.

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit H.

“Attributable Indebtedness” shall mean, with respect to any Sale/Leaseback Transaction that does not result in a Capital Lease, at any date of determination, the product of (a) the net proceeds from such Sale/Leaseback Transaction and (b) a fraction, the numerator of which is the number of full years of the term of the lease relating to the property involved in such Sale/Leaseback Transaction (without regard to any options to renew or extend such term) remaining at the date of the making of such computation and the denominator of which is the number of full years of the term of such lease (without regard to any options to renew or extend such term) measured from the first day of such term.

“Augusta Newsprint” shall mean, collectively, Augusta Newsprint Company, a Georgia general partnership, and Augusta Newsprint, Inc., a Delaware corporation.

“Available Currency” shall mean (i) for U.S. Borrowers, U.S. Dollars and (ii) for Canadian Borrowers, U.S. Dollars and Canadian Dollars.

“B/A Discount Proceeds” shall mean, in respect of any Bankers’ Acceptance or Draft to be purchased by a Canadian Facility Lender on any date pursuant to Section 2.01(a) and Schedule 1.01(b), the difference between (i) the result (rounded to the nearest whole Canadian cent, and with one-half of one Canadian cent being rounded up) calculated on such day by dividing the aggregate Face Amount of such Bankers’ Acceptance or Draft by the sum of one plus the product of (x) the Reference Discount Rate (expressed as a decimal) applicable to such Bankers’ Acceptance or Draft multiplied by (y) a fraction, the numerator of which is the number of days in the term of such Bankers’ Acceptance or Draft and the denominator of which is 365 (with such product being rounded up or down to the fifth decimal place and with .000005 being rounded up), and (ii) the applicable Drawing Fee.

“B/A Equivalent Note” shall have the meaning provided in Schedule 1.01(b).

“B/A Instruments” shall mean, collectively, Bankers’ Acceptances, Drafts and B/A Equivalent Notes, and, in the singular, any one of them.

“B/A Lender” shall mean any Canadian Facility Lender that is a bank listed in Schedule I or II to the Bank Act (Canada) as amended and that is not a Non-B/A Lender.

“Bankers’ Acceptance” shall mean a Draft drawn by a Borrower and accepted by a Canadian Facility Lender pursuant to Section 2.01(a) and Schedule 1.01(b).

“Bankers’ Acceptance Loans” shall mean (i) the creation of Bankers’ Acceptances or (ii) the creation and purchase of completed Drafts and, if requested by a Non-B/A Lender, the exchange of such Drafts for B/A Equivalent Notes, in each case as contemplated in Section 2.01(a) and Schedule 1.01(b).

“Bankruptcy Code” shall have the meaning provided in the recitals to this Agreement.

“Bankruptcy Court” shall have the meaning provided in the recitals to this Agreement.

“Bankruptcy Proceedings” shall have the meaning provided in the recitals to this Agreement.

“Barclays” shall mean Barclays Bank PLC, and its successors.

“Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate (or an equivalent rate otherwise named) (the “Citi Rate”), (b) the Federal Funds Rate in effect on such day plus 0.5%, (c) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as the rate being offered by Citibank for certificates of deposit having a term of 3 months (the “CD Rate”) plus 0.5% and (d) the Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate, including the failure of the Federal Reserve Bank of New York to publish rates or the inability of the Administrative Agent to obtain quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Citi Rate, the CD Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Citi Rate, the CD Rate or the Federal Funds Rate, respectively.

“Base Rate Loan” shall mean (a) each U.S. Dollar Denominated Swingline Loan and (b) each U.S. Dollar Denominated Revolving Loan designated or deemed designated as such by the relevant Borrower of such U.S. Dollar Denominated Revolving Loan at the time of the incurrence thereof or conversion thereto.

“Benefit Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA that within the preceding five years is maintained, sponsored or contributed to by (or to which there is or may be an obligation to contribute to by) any Loan Party or an ERISA Affiliate, or any Person which was an ERISA Affiliate during that time.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrower” and “Borrowers” shall have the meaning provided in the preamble of this Agreement.

“Borrower Obligations” shall mean (i) all U.S. Facility Obligations owing by any U.S. Borrower, (ii) all Canadian Facility Obligations owing by any U.S. Borrower, and/or (iii) all Canadian Facility Obligations owing by any Canadian Borrower, as applicable.

“Borrowing” shall mean the borrowing of one Type of Loan of a single Facility denominated in a single Available Currency by a Borrower from all the Lenders having Commitments of the respective Facility (or from the Swingline Lender in the case of Swingline Loans) on a given date (or resulting from a conversion or conversions on such date) having in the case of Eurodollar Loans the same Interest Period, provided that Base Rate Loans incurred pursuant to Section 2.10(b) shall be considered part of the related Borrowing of Eurodollar Loans.

“Borrowing Base” shall mean the Canadian Borrowing Base, the U.S. Borrowing Base and/or the Total Borrowing Base, as applicable.

“Borrowing Base Certificate” shall mean a certificate substantially in the form of Exhibit I hereto (with supporting calculations in reasonable detail) executed and certified as accurate and complete by a Financial Officer of AbitibiBowater on behalf of AbitibiBowater.

“Bowater” shall mean Bowater Incorporated, a Delaware corporation.

“Business Day” shall mean (a) for all purposes other than as covered by clauses (b) and (c) below, any day except Saturday, Sunday and any day which shall be in New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close, (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (a) above and which is also a day for trading by and between banks in U.S. dollar deposits in the London interbank eurodollar market and (c) with respect to all notices and determinations in connection with, and payments of principal (or, Face Amount, as applicable) and interest on, Loans made by Canadian Facility Lenders, any day which is a Business Day described in clause (a) above and which is also a day which is not a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in Toronto, Ontario or Montreal, Quebec.

“CAM” shall have the meaning provided in Section 15.01(a).

“CAM Exchange” shall have the meaning provided in Section 15.01(b).

“CAM Exchange Date” shall have the meaning provided in Section 15.01(c).

“CAM Percentage” shall have the meaning provided in Section 15.01(d).

“Canadian Bankruptcy Court” shall have the meaning provided in the recitals to this Agreement.

“Canadian Benefit Plans” shall mean any plan, fund, program, commitment, arrangement, agreement, practices, undertakings or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing material employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, profit sharing or savings benefits, under which any Canadian Subsidiary of AbitibiBowater has, or will have, any liability or contingent liability, or pursuant to which payments are made, or benefits are provided to, or an entitlement to payments or benefits may arise, with respect to its or any of its current or previous Affiliates’ employees or former employees, but excluding any Canadian Pension Plans.

“Canadian Borrower” and “Canadian Borrowers” shall have the meaning provided in the preamble of this Agreement.

“Canadian Borrower Canadian Facility Revolving Note” shall have the meaning provided in Section 2.05(a).

“Canadian Borrower Canadian Facility Swingline Note” shall have the meaning provided in Section 2.05(a).

“Canadian Borrower Letter of Credit” shall have the meaning provided in Section 3.01(a).

“Canadian Borrower Loans” shall mean each Canadian Borrower Revolving Loan and each Canadian Borrower Swingline Loan.

“Canadian Borrower Obligations” shall mean all Obligations owing to the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender by any Canadian Borrower.

“Canadian Borrower Revolving Loan” shall have the meaning provided in Section 2.01(a).

“Canadian Borrower Revolving Note” shall have the meaning provided in Section 2.05.

“Canadian Borrower Swingline Loan” shall have the meaning provided in Section 2.01(b).

“Canadian Borrowing Base” shall mean, at the time of any determination, an amount equal to the sum of the U.S. Dollar amount (for this purpose, using the U.S. Dollar Equivalent of amounts not denominated in U.S. Dollars), without duplication, of (a) 85% of the aggregate Outstanding Balance of Eligible Canadian Accounts at such time plus (b) the lesser of (i) 65% of Eligible Canadian Inventory at such time and (ii) 85% of the Net Orderly Liquidation Value of Eligible Canadian Inventory at such time (in each case with respect to clauses (i) and (ii) with any Eligible Canadian Inventory to be valued at the lower of cost or market value thereof (net of any intercompany profit)), minus (c) the sum (without duplication) of (i) the aggregate amount of Canadian Qualified Secured Hedging Agreement Reserves for all Canadian Qualified Secured Hedging Agreements, (ii) the aggregate amount of Canadian Qualified Secured Cash Management Agreement Reserves for all Canadian Qualified Secured Cash Management Agreements, (iii) the Canadian Priority Payables Reserve (iv) the Insurance Deductible Reserve with respect to the Canadian Borrowing Base, (v) the Foreign Currency Adjustment with respect to the Canadian Borrowing Base and (vi) the amount of any other Reserves in such amounts and with respect to such matters, as the Collateral Agent in its Discretion may establish from time to time (it being agreed that the amount determined in accordance with the preceding clauses (a), (b) and (c) shall not be less than zero during the Canadian Pension Interim Period), plus (d) solely during the Canadian Pension Interim Period and solely to the extent that the Reserve described in clause (iv) of the definition of U.S. Borrowing Base shall have been taken, an amount equal to the lesser of (A) the Canadian Facility Letter of Credit Exposure and (B) $20,000,000. The Canadian Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 9.04(h) of this Agreement, adjusted on a pro forma basis as necessary in the Discretion of the Collateral Agent (pending the delivery of a new Borrowing Base Certificate) to reflect the impact of any Significant Asset Sale or any other event or circumstance which by the express terms of this Agreement alters the eligibility for inclusion in the Canadian Borrowing Base of Eligible Accounts or Eligible Inventory reflected in such Borrowing Base Certificate. The Collateral Agent shall have the right (but no obligation) to review the computations in any Borrowing Base Certificate and if, in its Discretion, such computations have not been calculated in accordance with the terms of this Agreement, the Collateral Agent shall have the right, in consultation with AbitibiBowater, to correct any such errors in such manner as it shall determine in its Discretion and the Collateral Agent will notify AbitibiBowater promptly after making any such correction.

“Canadian Collection Account” shall mean each account established at a Canadian Collection Bank subject to a Control Agreement into which funds shall be transferred as provided in Section 5.03(c).

“Canadian Collection Banks” shall have the meaning provided in Section 5.03(c).

“Canadian Debtor Entities” shall have the meaning provided in the recitals to this Agreement.

“Canadian Dilution Reserve” shall mean, at any date, (i) the amount by which the Dilution Ratio of Eligible Canadian Accounts exceeds five percent (5%) multiplied by (ii) the Eligible Canadian Accounts on such date.

“Canadian Dollar Denominated Loans” shall mean each Loan denominated in Canadian Dollars at the time of the incurrence thereof.

“Canadian Dollar Denominated Revolving Loans” shall mean each Revolving Loan denominated in Canadian Dollars at the time of the incurrence thereof.

“Canadian Dollar Denominated Swingline Loans” shall mean each Swingline Loan denominated in Canadian Dollars at the time of the incurrence thereof.

“Canadian Dollars” and “Cdn.$” shall mean freely transferable lawful money of Canada (expressed in Canadian dollars).

“Canadian Facility” shall mean the credit facility established hereunder for the U.S. Borrowers and the Canadian Borrowers under Sections 2.01(a)(B), 2.01(b)(B) and 3.01(a)(A)(ii) and (iii).

“Canadian Facility Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule 1.01(a) directly below the column entitled “Canadian Facility Revolving Commitment”, as same may be (x) reduced from time to time or terminated pursuant to Sections 4.02, 4.03 and/or 11, as applicable, (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.13 or 13.04(b), or (z) increased from time to time pursuant to Section 2.14. As of the Closing Date, the aggregate amount of Canadian Facility Commitments of the Canadian Facility Lenders is U.S. $400,000,000.

“Canadian Facility Lenders” shall mean the Lenders having Canadian Facility Commitments (or, after the termination of all Canadian Facility Commitments, outstanding Individual Canadian Facility Exposure).

“Canadian Facility Letter of Credit” shall have the meaning provided in Section 3.01(a).

“Canadian Facility Letter of Credit Exposure” shall mean, at any time, the aggregate amount of all Canadian Facility Letter of Credit Outstandings at such time in respect of Canadian Facility Letters of Credit issued for the account of any Borrower. The Canadian Facility Letter of Credit Exposure of any Lender at any time shall be its Canadian Facility RL Percentage of the total Canadian Facility Letter of Credit Exposure at such time.

“Canadian Facility Letter of Credit Outstandings” shall mean, at any time, the sum of (a) the Stated Amount of all outstanding Canadian Facility Letters of Credit at such time and (b) the aggregate amount of all Unpaid Drawings in respect of all Canadian Facility Letters of Credit at such time.

“Canadian Facility Obligations” shall mean all Loan Document Obligations owing to any Lender Creditor to repay principal of, interest on, and all other amounts with respect to, all Canadian Facility Revolving Loans, Canadian Facility Swingline Loans, Canadian Facility Letters of Credit, and all other Loan Document Obligations (including, without limitation, all fees, indemnities, taxes and other obligations) pursuant to this Agreement and each other Loan Document in connection with the Canadian Facility Commitments.

“Canadian Facility Revolving Loan” shall have the meaning provided in Section 2.01(a).

“Canadian Facility Revolving Note” shall have the meaning provided in Section 2.05(a).

“Canadian Facility RL Percentage” of any Canadian Facility Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Canadian Facility Commitment of such Canadian Facility Lender at such time and the denominator of which is the Total Canadian Facility Commitment at such time, provided that if the Canadian Facility RL Percentage of any Canadian Facility Lender is to be determined after the Total Canadian Facility Commitment has been terminated, then the Canadian Facility RL Percentages of such Canadian Facility Lender shall mean a fraction (expressed as a percentage) the numerator of which is such Lender’s Individual Canadian Facility Exposure at such time and the denominator of which is the Aggregate Canadian Facility Exposure at such time, provided that in the case of Section 2.18 when a Defaulting Lender shall exist, “Canadian Facility RL Percentage” shall mean the percentage of the Total Canadian Facility Commitments (disregarding any Defaulting Lender’s Canadian Facility Commitment) represented by such Lender’s Canadian Facility Commitment.

“Canadian Facility Swingline Exposure” shall mean, at any time, the aggregate principal amount of all Canadian Facility Swingline Loans (for this purpose, using the U.S. Dollar Equivalent of amounts not denominated in U.S. Dollars) outstanding at such time. The Canadian Facility Swingline Exposure of any Lender at any time shall be its Canadian Facility RL Percentage of the total Canadian Facility Swingline Exposure at such time.

“Canadian Facility Swingline Loan” shall have the meaning provided in Section 2.01(b).

“Canadian Facility Swingline Note” shall have the meaning provided in Section 2.05(a).

“Canadian Guarantee and Collateral Agreement” shall mean the Canadian Guarantee and Collateral Agreement, among the Canadian Borrowers, the Canadian Subsidiaries of AbitibiBowater party thereto and the Collateral Agent, for the benefit of the Secured Parties, substantially in the form of Exhibit M hereto with such modifications thereto as the Collateral Agent may agree.

“Canadian Guarantors” shall mean and include each Canadian Borrower (in its capacity as a guarantor under the Canadian Guarantee and Collateral Agreement) and each Canadian Subsidiary Guarantor.

“Canadian Loan Parties” shall mean each Canadian Borrower and each Canadian Subsidiary Guarantor.

“Canadian Loan Party Obligations” shall mean (i) all Canadian Borrower Obligations, (ii) all Hedging Obligations owing to Hedging Creditors by any Canadian Loan Party, (iii) all Cash Management Services Obligations owing to Cash Management Creditors by any Canadian Loan Party, and (iv) any guarantees of the obligations described in clause (i), (ii) or (iii) hereof by the Loan Parties (including the U.S. Loan Parties) pursuant to the Guarantee and Collateral Agreement or Canadian Guarantee and Collateral Agreement or pursuant to any other Loan Document.

“Canadian Pension Interim Period” shall mean the period commencing on and including the Closing Date and ending on the first date on which both the Ontario Pension Regulations Condition and the Quebec Pension Regulations Condition shall have been satisfied.

“Canadian Pension Plans” shall mean each pension, supplementary pension, retirement savings or other retirement income plan or arrangement of any kind, registered or non-registered, established, maintained or contributed to by a Canadian Subsidiary of AbitibiBowater for its or any of its current or previous Affiliates’ employees or former employees but does not include the Canada Pension Plan as maintained by the Government of Canada or the Québec Pension Plan as maintained by the Government of Québec.

“Canadian Pension Regulations” shall mean, collectively, the Ontario Pension Regulations and the Quebec Pension Regulations.

“Canadian Perfection Certificate” shall mean the Canadian Perfection Certificate in the form thereof included in Exhibit D-2 or any other form approved by the Administrative Agent, as the same may be supplemented from time to time pursuant to Section 9.10(c) or otherwise.

“Canadian Prime Rate” shall mean, for any day, the rate of interest per annum expressed on the basis of a 365-day year equal to the greater of (i) the per annum rate of interest quoted or established as the “prime rate” of Citibank Canada (or similar entity of a successor Administrative Agent hereunder) which it quotes or establishes for such day as its reference rate of interest in order to determine interest rates for commercial loans made in Canadian Dollars in Canada and (ii) the annual rate of interest equal to the sum of the one-month CDOR Rate in effect on such day plus 1%, adjusted automatically with each quoted or established change in such rate, all without the necessity of any notice to any Borrower or any other Person. Any change in the Canadian Prime Rate due to a change in the “prime rate” or the CDOR Rate shall be effective as of the opening of business on the effective day of such change in the “prime rate” or the CDOR Rate, respectively.

“Canadian Prime Rate Loans” shall mean (a) each Canadian Dollar Denominated Swingline Loan and (b) each Canadian Dollar Denominated Revolving Loan during the period which it bears interest at a rate determined by reference to the Canadian Prime Rate, in each case made to a Canadian Borrower.

“Canadian Priority Payables” shall mean, at any time, with respect to the Canadian Borrowing Base:

(a) the amount due on or prior to the date as of which the Canadian Borrowing Base is to be determined and remaining unpaid at the time of determination by any Canadian Loan Party (or any other Person for which any Canadian Loan Party has joint and several liability), for which each Canadian Loan Party has an obligation whether to remit to a Governmental Authority or other Person pursuant to any applicable law, rule or regulation, in respect of (i) pension fund obligations including employee and employer pension plan contributions (including “normal cost”, “special payments” and any other payments in respect of any funding deficiency or shortfall, including, for the avoidance of doubt, any special payments not made since the commencement of the Canadian Proceedings, until such time as (and to the extent that) the Ontario Pension Regulations Condition, in the case of such special payments in respect of Canadian Pension Plans registered in Ontario, or the Quebec Pension Regulations Condition, in the case of such special payments in respect of Canadian Pension Plans registered in Quebec, shall have been satisfied), (ii) employment insurance, (iii) goods and services taxes, sales taxes, employee income taxes, excise tax and other taxes payable or to be remitted or withheld, (iv) workers’ compensation, (v) wages, salaries, commission or compensation, including vacation pay, and (vi) other like charges and demands; in each case in respect of which any Governmental Authority or other Person may claim a security interest, hypothecation, prior claim, trust or other claim or Lien ranking or capable of ranking in priority to or pari passu with one or more of the Liens granted pursuant to the Security Documents (a “Priority Lien”); and

(b) the aggregate amount due on or prior to the date as of which the Canadian Borrowing Base is to be determined and remaining unpaid at the time of determination of any other liabilities of the Canadian Loan Parties (or any other Person for which the Canadian Loan Parties have joint and several liability) (i) in respect of which a trust has been or may be imposed on Collateral of any Canadian Loan Party to provide for payment or (ii) which are secured by a security interest, hypothecation, prior claim, pledge, charge, right, or claim or other Lien on any Collateral of any Canadian Loan Party, in each case pursuant to any applicable law, rule or regulation and which trust, security interest, hypothecation, prior claim, pledge, charge, right, claim or other Lien ranks or is capable of ranking in priority to or pari passu with one or more of the Liens granted in the Security Documents.

“Canadian Priority Payables Reserve” shall mean, on any date of determination for the Canadian Borrowing Base, a reserve established from time to time by the Collateral Agent in its Discretion in such amount as the Collateral Agent may reasonably determine in respect of Canadian Priority Payables of the Canadian Loan Parties; provided, that without otherwise limiting the Collateral Agent’s Discretion, the Canadian Priority Payables Reserve shall at all times include a reserve for Canadian Priority Payables in an amount not less than the amount of Canadian Priority Payables set forth on the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 6(t) or Section 9.04(h).

“Canadian Proceedings” shall have the meaning provided in the recitals to this Agreement.

“Canadian Qualified Secured Cash Management Agreement” shall mean any Qualified Secured Cash Management Agreement between a Cash Management Creditor (as determined at the time such Secured Cash Management Agreement is designated as a Qualified Secured Cash Management Agreement without regard to whether such Person is currently a Lender or an affiliate thereof) and a Canadian Loan Party.

“Canadian Qualified Secured Cash Management Agreement Reserve” shall mean a reserve established by the Collateral Agent from time to time in respect of a Canadian Qualified Secured Cash Management Agreement, which reserve shall be in an amount equal to the reserve agreed upon from time to time by the applicable Cash Management Creditor and AbitibiBowater and notified to, and if Excess Availability (after giving effect to such reserve) is less than 35% of the Total Commitment then in effect at the time such reserve is created or increased, consented to in writing by the Collateral Agent in its Discretion (it being understood and agreed that a reserve with respect to a Canadian Qualified Secured Cash Management Agreement (i) may only be decreased with the consent of the Cash Management Creditor party to such Canadian Qualified Secured Cash Management Agreement and (ii) may only be created or increased if, after giving effect thereto, the Aggregate Canadian Borrower Exposure would not exceed 100% of the Canadian Borrowing Base at such time.)

“Canadian Qualified Secured Hedging Agreement” shall mean any Qualified Secured Hedging Agreement between a Hedging Creditor (as determined at the time such Secured Hedging Agreement is designated as a Qualified Secured Hedging Agreement without regard to whether such Person is currently a Lender or an affiliate thereof) and a Canadian Loan Party.

“Canadian Qualified Secured Hedging Agreement Reserve” shall mean a reserve established by the Collateral Agent from time to time in respect of a Canadian Qualified Secured Hedging Agreement, which reserve shall be in the amount of the aggregate U.S. Dollar Equivalent marked to market exposure thereunder as calculated from time to time by the Hedging Creditor party to such Canadian Qualified Secured Hedging Agreement in accordance with GAAP (based on the valuation methodology agreed between AbitibiBowater and the Hedging Creditor party to such Canadian Qualified Secured Hedging Agreement) and notified to the Collateral Agent (and acknowledged by the Administrative Agent) (A) at the time such Secured Hedging Agreement is designated as a Qualified Secured Hedging Agreement and (B) from time to time thereafter, in each case, in accordance with Section 13.21 (it being understood and agreed that a reserve with respect to a Canadian Qualified Secured Hedging Agreement (i) may only be decreased below the marked to market exposure thereunder with the consent of the Hedging Creditor party to such Canadian Qualified Secured Hedging Agreement and (ii) may only be created or increased (x) if after giving effect thereto the Aggregate Canadian Borrower

Exposure would not exceed 100% of the Canadian Borrowing Base at such time and (y) if at such time an Event of Default exists or if after giving effect to such reserve the aggregate amount of all Qualified Secured Hedging Agreement Reserves would exceed $100,000,000, with the written consent of the Collateral Agent in its Discretion).

“Canadian Secured Obligations” shall mean and include (a) all Loan Document Obligations owing by any Canadian Loan Party, (b) all Hedging Obligations owing by any Canadian Loan Party, (c) all Cash Management Services Obligations owing by any Canadian Loan Party, and (d) all amounts paid (or incurred) by any Indemnified Person as to which such Indemnified Person has the right to reimbursement by a Canadian Loan Party under Section 13.01 or any indemnity contained in any Canadian Security Document; it being acknowledged and agreed that the “Canadian Secured Obligations” shall include extensions of credit to any Canadian Loan Party of the types described above, whether outstanding on the date of this Agreement or any Security Document or extended from time to time after the date of this Agreement or any Security Document.

“Canadian Security Documents” shall mean the Canadian Guarantee and Collateral Agreement, the Quebec Security Documents and the other similar security agreements, instruments and documents executed and delivered pursuant to Section 9.09 governed by Canadian law (or the laws of any province or territory of Canada).

“Canadian Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in Canada or any province or territory thereof.

“Canadian Subsidiary Guarantors” shall mean (a) each Canadian Subsidiary of AbitibiBowater that is a Material Subsidiary (other than Excluded Subsidiaries, Joint Venture Subsidiaries and any Canadian Borrowers), whether existing on the Closing Date or established, created or acquired after the Closing Date and (b) each other Canadian Subsidiary of AbitibiBowater that becomes party to the Canadian Guarantee and Collateral Agreement as a “Guarantor” and “Grantor”, in each case unless and until such time as the respective Canadian Subsidiary is released from all of its obligations under the Security Documents to which it is a party in accordance with the terms and provisions thereof.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the amount of the principal portion of all Capitalized Lease Obligations incurred by such Person.

“Capital Lease” shall have the meaning provided in the definition of the term “Capital Lease Obligations”.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof (each, a “Capital Lease”), which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP. For the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time, determined in accordance with GAAP.

“Cash Management Agreement” shall mean any arrangement for the provision of Cash Management Services.

“Cash Management Creditors” shall mean, collectively, each Lender and/or any affiliate thereof that has entered into one or more Secured Cash Management Agreements, even if such Lender subsequently ceases to be a Lender under this Agreement for any reason, and such Lender’s or such affiliate’s successors and assigns, if any.

“Cash Management Services” shall mean (i) cash management services, including treasury, depository, overdraft, electronic funds transfer and other cash management arrangements and (ii) commercial credit card and merchant card services.

“Cash Management Services Obligations” shall mean and include, any and all obligations of the Loan Parties to the Cash Management Creditors, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with any Secured Cash Management Agreements, whether such Secured Cash Management Agreement is now in existence or hereinafter arising (including, without limitation, all obligations, liabilities and indebtedness of each Loan Party in its capacity as a Guarantor under the Guarantee and Collateral Agreement or Canadian Guarantee and Collateral Agreement, to which it is a party, in respect of the Secured Cash Management Agreements).

“Cash Proceeds” shall mean, with respect to any Asset Sale, cash, cash equivalents or marketable securities received from such Asset Sale, including any insurance or condemnation proceeds and, when received, proceeds received by way of deferred payment pursuant to a note receivable or otherwise.

“CCAA” shall have the meaning provided in the recitals to this Agreement.

“CCAA Plan” shall have the meaning provided in the recitals to this Agreement.

“CDOR Rate” shall mean on any day and for any period, an annual rate of interest equal to the average rate applicable to Canadian Dollar bankers’ acceptances for the applicable period appearing on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuter Monitor Money Rates Service, rounded to the nearest 1/100th of 1% (with .005% being rounded up), at approximately 10:00 A.M. (Toronto time) on such day, or if such day is not a Business Day, then on the immediately preceding Business Day, provided that if such rate does not appear on the on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuter Monitor Money Rates Service on such day as contemplated, then the CDOR Rate on such day shall be calculated as the average of the rates for such period applicable to Canadian dollar bankers’ acceptances quoted by the banks listed in Schedule I of the Bank Act (Canada) which are also Lenders as of 10:00 A.M. (Toronto time) on such day or, if such day is not a Business Day, then on the immediately preceding Business Day.

“CERCLA” shall have the meaning provided in Section 8.15(a)(iv).

“Change in Control” shall mean, and be deemed to have occurred, if (a) after the Effective Date, a majority of the seats (other than vacant seats) on the board of directors of AbitibiBowater shall at any time be occupied by persons who were not (i) members of the board of directors of AbitibiBowater on the Effective Date (or appointed shortly thereafter as specifically contemplated by the Plan of Reorganization), (ii) nominated by the board of directors of AbitibiBowater after the Effective Date or (iii) appointed by the directors referred to in clause (y)(i) or (ii) after the Effective Date, (b) on or at any time after the Effective Date, any person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Act of 1934, as in effect on the date hereof) other than a Permitted Parent shall own, directly or indirectly, beneficially or of record, shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of AbitibiBowater; (c) at any time prior to the Effective Date, AbitibiBowater shall cease to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding capital stock of each of Abitibi and Bowater; or (d) any event constituting a “change in control” under instruments governing any other Material Indebtedness. Notwithstanding the foregoing: (A) a “person” or “group” shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger or amalgamation agreement or similar agreement (or voting or option agreement related thereto) until the consummation of the transactions contemplated by such agreement; and (B) neither the “Investors” under, and as such term is defined in, the Backstop Commitment Agreement dated May 24, 2010, by and among AbitibiBowater and the investors party thereto, as amended, nor their Affiliates shall be deemed to be “group” for purposes hereof solely by reason of the transactions contemplated by the Plans.

“CIBC Cash Collateral Account” shall mean, collectively, each deposit account of a Canadian Subsidiary that is used exclusively for the purpose of holding cash collateral described in Section 10.02(a)(xx).

“CIBC Letter of Credit Facilities” shall mean, collectively, the 2007 CIBC Letter of Credit Facility and the 2008 CIBC Letter of Credit Facility.

“Citibank” shall mean Citibank, N.A., and its successors.

“Citibank Canada” shall mean Citibank, N.A., Canada Branch, in its individual capacity, and any successor corporation thereto by merger, amalgamation, consolidation or otherwise acting in respect of its Canadian banking business.

“Citibank Canadian Account” shall have the meaning provided in Section 5.03(f).

“Citibank U.S. Account” shall have the meaning provided in Section 5.03(e).

“Closing Date” shall mean the date of effectiveness of this Agreement pursuant to Section 13.10(a).

“Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time, and any final or temporary regulations promulgated and in effect thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean any and all assets and properties of the Loan Parties that are (or purport to be) subject to Liens (whether Notes Priority Collateral or ABL Priority Collateral) securing any of the Obligations, including all “Collateral” (as defined in (a) prior to the Effective Date, the form of Guarantee and Collateral Agreement attached hereto as Exhibit L and the form of Canadian Guarantee and Collateral Agreement attached hereto as Exhibit M and (b) on and after the Effective Date, the Guarantee and Collateral Agreement and Canadian Guarantee and Collateral Agreement), and the Mortgaged Properties.

“Collateral Access Agreement” shall mean any landlord waiver or other agreement, in form and substance reasonably satisfactory to the Collateral Agent, between the Collateral Agent and any third party (including any bailee, consignee, customs broker or other similar Person) in possession of any Collateral or any landlord mortgagee of any Loan Party for any real property where any Collateral is located, as such landlord waiver or other agreement may be amended, restated or otherwise modified from time to time.

“Collateral Agent” shall mean Citibank in its capacity as security agent for the Secured Parties pursuant to the Security Documents, and shall include any successor to the Collateral Agent as provided in Section 12.09.

“Collateral and Guarantee Requirement” shall mean, at any time, the requirement that:

(a) the Administrative Agent shall have received from each U.S. Borrower, each U.S. Subsidiary Guarantor, each of other Persons required to become a U.S. Loan Party and the other parties thereto either (i) counterparts of each of the Guarantee and Collateral Agreement, the Intercreditor Agreement and the other Security Documents (other than the Canadian Security Documents and the European Security Documents), duly executed and delivered on behalf of such parties or (ii) in the case of any Person that is required to become a U.S. Loan Party after the Effective Date, joinder instruments in the form or forms specified in the Guarantee and Collateral Agreement, the Intercreditor Agreement or the other Security Documents (other than the Canadian Security Documents and the European Security Documents), as applicable, under which such Loan Party becomes a party to the applicable Guarantee and Collateral Agreement, the Intercreditor Agreement or the other Security Documents (other than the Canadian Security Documents and the European Security Documents), as applicable, duly executed and delivered on behalf of such Loan Party;

(b) the Administrative Agent shall have received from each Canadian Borrower, each Canadian Subsidiary Guarantor, each of the other Persons required to become a Canadian Loan Party and the other parties thereto either (i) counterparts of each of the Canadian Guarantee and Collateral Agreement and the other Canadian Security Documents, duly executed and delivered on behalf of such parties or (ii) in the case of any Person that is required to become a Canadian Loan Party after the Effective Date, joinder instruments in the form or forms specified in the Canadian Guarantee and Collateral Agreement or the other Canadian Security Documents, as applicable, under which such Canadian Loan Party becomes a party to the applicable Canadian Guarantee and Collateral Agreement or the other Canadian Security Documents, as applicable, duly executed and delivered on behalf of such Canadian Loan Party;

(c) (i) all Equity Interests in (x) each Domestic Subsidiary of AbitibiBowater that is a Material Subsidiary and, except to the extent pledged as security for the Senior Secured Notes, is not a Joint Venture Subsidiary and (y) each Foreign Subsidiary of AbitibiBowater that is a Material Subsidiary and, except to the extent pledged as security for the Senior Secured Notes, is not a Joint Venture Subsidiary and, in the case of each of clause (x) and clause (y), that are owned directly by one or more U.S. Loan Parties shall have been pledged pursuant to, and to the extent required by, the Guarantee and Collateral Agreement and, if requested by the Administrative Agent in the case of any such Subsidiary that is a Foreign Subsidiary, a Foreign Pledge Agreement; provided that the U.S. Loan Parties shall not be required to pledge more than 65% of the issued and outstanding voting Equity Interests of any Domestic Subsidiary that is treated as a disregarded entity for United States federal income tax purposes and that holds voting Equity Interests of a Foreign Subsidiary or of any Foreign Subsidiary of AbitibiBowater that is a first-tier controlled foreign corporation (as defined in Section 957(a) of the Code) and shall not be required to pledge any Equity Interests in a subsidiary of a controlled foreign corporation (as defined in Section 957(a) of the Code) and (ii) the Collateral Agent shall have received certificates or other instruments (to the extent issued in certificate form) representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank; provided, that the requirement set forth in this clause (ii) shall be deemed met to the extent that such certificates of other instruments shall have been delivered to the Notes Agent;

(d) [reserved];

(e) (i) all Indebtedness of any other Person that is owing to any U.S. Loan Party and is evidenced by a promissory note (other than Indebtedness in a principal amount of less than $5,000,000, so long as the aggregate principal amount of Indebtedness not pledged under this exclusion does not exceed $10,000,000) shall have been pledged pursuant to the Guarantee and Collateral Agreement and (ii) the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank; provided, that the requirement set forth in this clause (ii) shall be deemed met to the extent that such certificates of other instruments shall have been delivered to the Notes Agent;

(f) the Administrative Agent shall have received a lender’s title insurance policy insuring that each Mortgage relating to any Mortgaged Property constitutes a first lien on such Mortgaged Property (subject to any Lien expressly permitted by Section 10.02 or otherwise agreed to by the Administrative Agent and other than as provided in the Intercreditor Agreement), and the Administrative Agent shall have received such other documents relating to Mortgaged Properties as reasonably requested in writing by the Administrative Agent (including adequate flood insurance coverage);

(g) all documents and instruments, including UCC and PPSA financing statements or similar registration forms, required by applicable law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registering or recording and all filing, registration, stamping or recording duty or other fee shall have been paid (at the expense of the Borrowers);

(h) with respect to each deposit account of any Loan Party and each securities account, futures account and commodities account maintained by any Loan Party with any depositary bank, securities intermediary, futures intermediary or commodity intermediary (other than Excluded Accounts and other than the Note Collateral Account and the CIBC Cash Collateral Account), the Administrative Agent shall have received a counterpart, duly executed and delivered by the applicable Loan Party and such depositary bank, securities intermediary, futures intermediary or commodity intermediary, as the case may be, of a Control Agreement (which Control Agreements may also be for the benefit of the Notes Agent); and

(i) (x) the Collateral Agent shall have received counterparts of each European Security Document duly executed by each Loan Party party thereto, along with customary legal opinions from counsel with respect thereto in form and substance reasonably satisfactory to the Collateral Agent and (y) each such Loan Party shall have taken all actions (including making all filings and registrations) as may be reasonably necessary for the purpose of the creation, perfection, protection or maintenance of any security interests conferred or intended to be conferred on the Collateral Agent by or pursuant to each European Security Document, including with respect to the Dutch Security Agreement, providing the Collateral Agent with evidence of the registration of the Dutch Security Agreement with the Dutch tax authority (Belastingdienst ondernemingen).

Notwithstanding the foregoing provisions of this definition, (x) the delivery of the Control Agreements set forth in paragraph (h) shall not be a condition precedent to the Effective Date, but such Control Agreements shall be required to be delivered not later than the date that is 60 days following the Effective Date (subject to extension in the reasonable discretion of the Administrative Agent); (y) the delivery of the items set forth in clause (ii) of paragraph (c) and in clause (ii) of paragraph (e) shall not be a condition precedent to the Effective Date, but such items shall be required to be delivered not later than the date that is 45 days following the Effective Date; and (z) if the Administrative Agent reasonably determines that AbitibiBowater shall have used commercially reasonable efforts to procure and deliver, but shall nevertheless be unable to deliver, (A) any Mortgage (or any mortgage-related documents) or (B) any other Security Document or other document required pursuant to paragraph (i) above, in each case that is required in order to satisfy the foregoing requirements, such delivery shall not be a condition precedent to the Effective Date, but shall be required to be accomplished by such later date as the Administrative Agent shall reasonably determine; provided that this clause (z) shall be inapplicable with respect to (i) any real property as to which a Mortgage has been delivered to secure the Senior Secured Notes on or prior to the Effective Date and (ii) any Inventory located in the United Kingdom, Northern Ireland or the Netherlands that is included in the Borrowing Base on the Effective Date.

“Collection Accounts” shall mean, collectively, the U.S. Collection Accounts and the Canadian Collection Accounts.

“Commingled Inventory” shall mean Inventory of any Loan Party that is commingled (whether pursuant to a consignment (as defined in Section 9-102 of the UCC), a toll manufacturing agreement or otherwise) with Inventory of another Person (other than another Loan Party) at a location owned or leased by a Loan Party to the extent that such Inventory of such Loan Party is not readily identifiable.

“Commitment” shall mean a U.S. Facility Commitment or a Canadian Facility Commitment.

“Commitment Fees” shall have the meaning provided in Section 4.01(a).

“Compliance Period” shall mean any period (x) commencing on the date on which the Excess Availability is less than 15% of the Total Commitment as then in effect and (y) ending on the first date thereafter on which the Excess Availability has been equal to or greater than 15% of the Total Commitment as then in effect for 40 consecutive days.

“Concentration Limit” for any Account Debtor shall mean at any time an amount equal to (a) the aggregate Outstanding Balance of Eligible Accounts included in the Total Borrowing Base, after giving effect to the limits on concentration specified in the definition of Eligible Accounts (on an iterative basis), multiplied by (b) the applicable percentage set forth below:

(i) if and so long as such Account Debtor has Debt Ratings of at least BBB- by S&P and Baa3 by Moody’s, 15.0%;

(ii) if and so long as such Account Debtor has Debt Ratings from S&P or Moody’s and the preceding clause (i) is not applicable, 10.0%; or

(iii) if neither of the preceding clauses is applicable, 5.0%; provided that unless and until the Collateral Agent determines that the circumstances warranting such treatment no longer exist, the Concentration Limit for Infoglobo Comunicacoes SA., a Brazilian entity, shall be 10.0%.

If the Debt Rating of any Account Debtor is downgraded such that the Concentration Limit for such Account Debtor would be reduced, such reduction in such Concentration Limit shall not occur until three Business Days after AbitibiBowater becomes aware of such downgrade.

“Confidential Information” shall mean all information and data, including, without limitation, technical, business, marketing and financial information, disclosed to the Agents (or any of them), any Issuing Lender or any Lender by AbitibiBowater or any of its Subsidiaries in connection with this Agreement, any other Loan Document or any of the Transactions, whether tangible, intangible, electronic, verbal or written form or by observation and all memoranda, summaries, samples, notes, analyses, compilations, studies, or other documents prepared by the Agents (or any of them), any Issuing Lender or any Lender which contain, reflect or are derived from such information and/or data; provided however, the term “Confidential Information” shall not include information or data which (a) is, or becomes, generally available other than as a result of a disclosure by the respective Agent, Issuing Lender or Lender in violation of any Loan Document, (b) is, or becomes, available to an Agent, any Issuing Lender or Lender on a non-confidential basis from a source other than AbitibiBowater or any of its Subsidiaries or its representatives, provided that such source is not, and was not, actually known by such Agent, Issuing Lender or Lender, as the case may be, to be prohibited from transmitting such information or data by any contractual, fiduciary or other legal obligation of confidentiality to AbitibiBowater or any of its Subsidiaries, or (c) was available to an Agent, an Issuing Lender or a Lender on a non-confidential basis prior to disclosure by AbitibiBowater or any of its Subsidiaries or their respective representatives.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of AbitibiBowater dated September 2010.

“Confirmation Order” shall have the meaning provided in Section 6(l).

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, plus:

(a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of:

(i) Consolidated Interest Expense for such period;

(ii) provision for taxes based on income, profits or losses (determined on a consolidated basis) during such period;

(iii) all amounts attributable to depreciation, depletion and amortization for such period;

(iv) any extraordinary losses for such period;

(v) any Non-Cash Charges for such period;

(vi) restructuring charges for such period relating to current or anticipated future cash expenditures, including restructuring costs related to closure or consolidation of facilities, in an aggregate amount not to exceed in any fiscal year $25,000,000;

(vii) to the extent deducted from Consolidated Net Income for such period, cash fees, costs, expenses, commissions or other cash charges paid on or before December 31, 2010 in connection with this Agreement, the Senior Secured Notes Documents, the Bankruptcy Proceedings, the Plan of Reorganization and the transactions contemplated by the foregoing, including in connection with the termination or settlement of executory contracts, professional and accounting fees, costs and expenses, management incentive, employee retention or similar plans (in each case to the extent such plan is approved by the U.S. Bankruptcy Court), and litigation and settlements (but excluding interest and fees accruing after the Effective Date hereunder or under the Senior Secured Notes), in an aggregate amount for all such periods not in excess of $220,000,000;

(viii) other non-recurring charges for such period in an aggregate amount not to exceed in any fiscal year $5,000,000; and

(ix) deferred financing fees (and any write-offs thereof);

provided that, to the extent not reflected in Consolidated Net Income for the period in which such cash payment is made, any cash payment made with respect to any Non-Cash Charges added back in computing Consolidated EBITDA for any prior period pursuant to clause (v) above (or that would have been added back had this Agreement been in effect during such prior period) shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made; and minus

(b) without duplication and to the extent included in determining such Consolidated Net Income:

(i) any extraordinary gains for such period; and

(ii) any non-cash gains for such period (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period);

in each case of clauses (a) and (b), determined on a consolidated basis in accordance with GAAP; provided further, that Consolidated EBITDA for any period shall be calculated so as to exclude (without duplication of any adjustment referred to above) the effect of:

(A) the cumulative effect of any changes in GAAP or accounting principles applied by management;

(B) any gain or loss for such period that represents after-tax gains or losses attributable to any sale, transfer or other disposition or abandonment of assets by AbitibiBowater, the Borrower or any of the Subsidiaries, other than dispositions or sales of inventory and other dispositions in the ordinary course of business;

(C) any income or loss for such period attributable to the early extinguishment of Indebtedness or accounts payable;

(D) any non-cash gains or losses on foreign currency derivatives and any foreign currency transaction non-cash gains or losses and any foreign currency exchange translation gains or losses that arise on consolidation of integrated operations;

(E) any re-evaluation of any assets or any liabilities due to “fresh-start” accounting adjustments resulting from the Borrower’s emergence from the Bankruptcy Proceedings; and

(F) mark-to-market adjustments in the valuation of derivative obligations resulting from the application of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities.

“Consolidated Fixed Charge Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period minus the sum of (A) the aggregate amount of all Capital Expenditures made by AbitibiBowater and its Subsidiaries (other than Excluded Subsidiaries) during such period (other than Capital Expenditures to the extent financed with equity net cash proceeds, asset sale net cash proceeds, condemnation net cash proceeds, insurance net cash proceeds or Indebtedness but including Capital Expenditures to the extent financed with proceeds of Loans) plus (B) the amount of all cash payments during such period made by AbitibiBowater and its Subsidiaries (other than Excluded Subsidiaries) in respect of income taxes (net of cash income tax refunds during such period) (excluding such cash payments related to asset sales not in the ordinary course of business) to (b) Consolidated Fixed Charges for such period. The Consolidated Fixed Charge Coverage Ratio shall be determined on a pro forma basis as and to the extent provided in Section 1.04 and otherwise in accordance with GAAP.

“Consolidated Fixed Charges” shall mean, for any period, the sum of (a) cash Consolidated Interest Expense of AbitibiBowater and its Subsidiaries (other than Excluded Subsidiaries) for such period plus (b) the scheduled principal payments made during such period on all Indebtedness for borrowed money and Capital Leases of AbitibiBowater and its Subsidiaries (other than Excluded Subsidiaries) for such period plus (c) the aggregate amount of all cash Restricted Payments paid by AbitibiBowater during such period, plus (d) (i) actual cash pension funding payments made by AbitibiBowater and its Subsidiaries (other than Excluded Subsidiaries) with respect to pension funding obligations for such period, minus (ii) the profit and loss statement charge (or benefit) with respect to such pension funding obligations for such period.

“Consolidated Interest Expense” shall mean, for any period, the interest expense (other than for the purposes of Consolidated Fixed Charges, net of interest income on Permitted Investments) of AbitibiBowater and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by AbitibiBowater and its Subsidiaries with respect to Hedging Agreements, but excluding any gain or loss recognized under GAAP that results from the mark-to-market valuation of any Hedging Agreement.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of AbitibiBowater and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, provided that there shall be excluded from such calculation (a) the income (or loss) of any Subsidiary of AbitibiBowater that is not wholly owned by AbitibiBowater to the extent such income (or loss) is attributable to the noncontrolling interest in such Subsidiary (b) any gain or loss recognized from the settlement after the effective date of the Plans of claims under the Bankruptcy Proceedings, provided that any payment in respect thereof is made in accordance with the Plans, (c) the income (or loss) of any Person accrued prior to the date it becomes (or, for pro forma purposes, is deemed to have become) a Subsidiary of AbitibiBowater or is merged into or consolidated with AbitibiBowater or any of its Subsidiaries or the date that Person’s assets are acquired by AbitibiBowater or any of its Subsidiaries and (d) the income (or loss) of any Excluded Subsidiary, except, in the case of Augusta Newsprint only, to the extent of any cash dividends paid by Augusta Newsprint to any Loan Party during such period.

“Contract” shall mean an agreement between a Borrower and an Account Debtor (including, in the case of any open account agreement, an invoice), pursuant to or under which such Account Debtor shall be obligated to pay for merchandise, insurance or services from time to time.

“Control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” shall mean, with respect to any deposit account, securities account, futures account or commodities account maintained by any Loan Party, a control agreement in form and substance reasonably satisfactory to the Collateral Agent, duly executed and delivered by such Loan Party and the depositary bank, the securities intermediary, futures intermediary or commodity intermediary, as the case may be, with which such account is maintained.

“Core Canadian Concentration Account” shall have the meaning provided in Section 5.03(d).

“Country Concentration Limit” shall mean at any time, for any Approved Country other than the United States or Canada, an amount equal to (a) the aggregate Outstanding Balance of Eligible Accounts included in the Total Borrowing Base, after giving effect to the limits on concentration specified in the definition of Eligible Accounts (on an iterative basis), multiplied by (b) the applicable percentage set forth below:

(i) if such Approved Country has Foreign Currency Long Term Debt Ratings of BBB- or better from S&P and Ba1 or better from Moody’s, 15%; or

(ii) otherwise, 10%;

provided that the Collateral Agent may, in its Discretion and at any time, on account of bona fide credit reasons, reduce (to a lesser amount or to zero) any Country Concentration Limit, but such reduction shall not become effective until three Business Days after written notice of such reduction is received by AbitibiBowater.

“Core Concentration Accounts” shall mean, collectively, the Core U.S. Concentration Accounts and the Core Canadian Concentration Accounts.

“Core U.S. Concentration Account” shall have the meaning provided in Section 5.03(d).

“Credit Account” shall have the meaning provided in Section 5.03(g).

“Credit Event” shall mean the making of any Loan or the issuance, amendment, extension or renewal of any Letter of Credit.

“Debtors” shall have the meaning provided in the recitals to this Agreement.

“Debt Rating” for any Person, shall mean the public rating by S&P of such Person’s long term non credit enhanced, senior unsecured debt, or the corporate family rating assigned to such Person by Moody’s.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulted Account” shall mean an Account:

(i) as to which any payment, or part thereof, remains unpaid for more than 90 days (60 days in the case of an International Account and 45 days in the case of an Approved DIP Account) from the original due date for such payment;

(ii) except in the case of an Approved DIP Account , as to which the Account Debtor thereof or any other Person obligated thereon has taken any action, or suffered any event to occur, of the type described in Section 11.01(g) or (h);

(iii) which, consistent with AbitibiBowater’s customary receivables credit and collection policies, would be written off AbitibiBowater’s or the applicable Loan Party’s books as uncollectible; or

(iv) for which AbitibiBowater or the applicable Loan Party has established an Account Debtor specific reserve for non-payment.

“Defaulting Lender” shall mean, at any time of determination thereof, any Lender that (i) has failed to fund within three Business Days any portion of the Revolving Loans, participations in Letter of Credit Outstandings or participations in Swingline Loans required to be funded by it hereunder (including its obligations under Section 2.01(a) or (c), Section 2.04 or Section 3), (ii) has otherwise failed to pay over to the Administrative Agent or any other Lender within three Business Days any other amount required to be paid by it hereunder unless the subject of a good faith dispute, (iii) has become the subject of a bankruptcy or insolvency proceeding or a takeover (in receivership or similar proceeding) by a Governmental Authority or (iv) has notified AbitibiBowater, any Issuing Lender, the Swingline Lender and/or the Administrative Agent of any of the foregoing (including any notification of its intent not to comply with its funding obligations described in preceding clause (i)); provided that for purposes of Section 2.01 with respect to Swingline Loans, Section 3 and any documentation entered into pursuant to the Letter of Credit Back-Stop Arrangements only, the term “Defaulting Lender” shall also include (a) any Lender with an affiliate that (x) either (A) Controls such Lender or (B) is under common Control with such Lender and (y) has become the subject of a bankruptcy or insolvency proceeding or a takeover by a Governmental Authority or does not meet a capital adequacy or liquidity requirement applicable to such affiliate as determined by the relevant Governmental Authority, and (b) any Lender that previously constituted a “Defaulting Lender” under this Agreement, unless such Lender has ceased to constitute a “Defaulting Lender” for a period of at least 90 consecutive days.

“Deposit Account” shall mean a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization.

“Designated Obligations” shall have the meaning provided in Section 15.01(e).

“Dilution Factors” shall mean, without duplication, with respect to any period, the aggregate amount of all bad debt write-downs, discounts, credits, returns, rebates, and other dilutive items.

“Dilution Ratio” shall mean, at any date, as to the Accounts owned by any Person, the amount (expressed as a percentage) that is the result of dividing the U.S. Dollar aggregate amount (for this purpose, using the U.S. Dollar Equivalent of amounts not denominated in U.S. Dollars) of (a) the applicable Dilution Factors for the twelve most recently ended fiscal months with respect to such Person’s Accounts, by (b) such Person’s total gross sales with respect to their Accounts for the twelve most recently ended fiscal months.

“Dilution Reserve” shall mean, in the case of the Canadian Borrowing Base, the Canadian Dilution Reserve, and in the case of the U.S. Borrowing Base, the U.S. Dilution Reserve.

“DIP Facilities” shall mean (i) the Second Amended and Restated Receivables Purchase Agreement dated as of June 16, 2009 among Abitibi-Consolidated U.S. Funding Corp., Citibank, as agent, and the other parties thereto and (ii) the Senior Secured Superpriority Debtor in Possession Credit Agreement dated as of April 21, 2009 as amended, supplemented or otherwise modified from time to time among AbitibiBowater, Bowater Incorporated, Bowater Canadian Forest Products Inc. and the other parties thereto; and (iii) the loan agreement dated as of November 16, 2009 as amended, supplemented or otherwise modified from time to time among Abitibi and 3239432 Nova Scotia Company.

“Discharge of ABL Obligations” shall, prior to the Effective Date, have the meaning assigned to such term in the form of Intercreditor Agreement attached as Exhibit E hereto, and after the Effective Date, have the meaning assigned to such term in the Intercreditor Agreement.

“Disclosure Statement” shall have the meaning provided in the recitals to this Agreement.

“Discretion” shall mean the Collateral Agent’s good faith exercise of its reasonable (from the perspective of a secured asset-based lender) discretion in a manner consistent with its customary credit policies and practices for asset-based credit facilities.

“Disqualified Equity Interests” shall mean that portion of any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than redeemable only for Equity Interests of such Person that are not Disqualified Equity

Interests), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, on or prior to the date that is six months after the Revolving Loan Maturity Date, provided, however, that any Equity Interest that would not constitute a Disqualified Equity Interest but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Equity Interest upon the occurrence of a “change of control” shall not constitute a Disqualified Equity Interest if:

(1) the “change of control” provisions applicable to such Equity Interest are not more favorable to the holders of such Equity Interest than the terms applicable to the Loans; and

(2) any such requirement only becomes operative after compliance with such terms applicable to the Loans.

“Documentation Agent” shall mean each of JPMCB and Wells Fargo Capital Finance, LLC, each in its capacity as Documentation Agent in respect of the credit facilities hereunder, and any successors thereto.

“Domestic” when used in reference to any item, shall mean that such item is within the United States or any State or other political subdivision thereof (including the District of Columbia).

“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person organized under the laws of the United States or any State thereof (including the District of Columbia).

“Dominion Period” shall mean any period (i) commencing on the date on which (x) an Event of Default has occurred and is continuing and (except in the case of an Event of Default under Section 11.01(g) or (h)) notice of commencement of a Dominion Period has been delivered by the Administrative Agent to the Loan Parties or (y) the Excess Availability is less than 17.5% of the Total Commitment as then in effect and (ii) ending on the first date thereafter on which (x) no Event of Default exists and (y) the Excess Availability has been equal to or greater than 17.5% of the Total Commitment as then in effect for forty-five consecutive days. The Administrative Agent may, if it so elects, and shall, if so instructed by the Required Lenders, deliver the notice contemplated by clause (i) above promptly upon becoming aware of the existence of an Event of Default.

“Draft” shall mean, at any time, either a depository bill within the meaning of the Depository Bills and Notes Act (Canada) as amended, or a bill of exchange, within the meaning of the Bills of Exchange Act (Canada) as amended, drawn by a Borrower in Canadian Dollars on a Canadian Facility Lender and bearing such distinguishing letters and numbers as such Canadian Facility Lender may determine, but which at such time has not been completed or accepted by such Canadian Facility Lender.

“Drawing” shall have the meaning provided in Section 3.05(b).

“Drawing Date” shall mean the date on which a Draft is drawn.

“Drawing Fee” shall mean, in respect of a Draft drawn by a Borrower hereunder and accepted by a B/A Lender or a Draft (or B/A Equivalent Note exchanged therefor) purchased by a Non-B/A Lender, a fee calculated on the Face Amount of such Draft (or B/A Equivalent Note exchanged therefor) at a rate per annum equal to the Applicable Margin for Bankers’ Acceptance Loans on the Drawing Date of such Draft (or B/A Equivalent Note exchanged therefor). Drawing Fees shall be calculated on the basis of the term to maturity of the Draft (or B/A Equivalent Note exchanged therefor) and a year of 365 days.

“Dutch Security Agreement” shall mean a Dutch law deed of non-possessory pledge among the Loan Parties party thereto and the Collateral Agent, for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Collateral Agent.

“Effective Date” shall have the meaning provided in Section 13.10(b).

“Effective Date Borrowing Base Certificate” shall have the meaning provided in Section 6(t).

“Eligible Account” shall mean, at any time, an Account created by a Loan Party in the ordinary course of its business, that arise out of its sale of goods (other than promotional products not held for sale) or rendition of services:

(a) which is subject to a first priority perfected Lien in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to the relevant Security Documents;

(b) which is not subject to any Lien other than (i) a Lien in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to the relevant Security Documents, (ii) a Lien (if any) permitted by Section 10.02 which is junior in priority to the Lien in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to the relevant Security Documents, and (iii) an unregistered Lien in respect of Canadian Priority Payables that are not yet due and payable;

(c) which (i) arises from the sale of goods or performance of services in the ordinary course of business, (ii) is evidenced by an invoice or other documentation reasonably satisfactory to the Collateral Agent which has been sent to the Account Debtor (which may include electronic transmission) and (iii) does not represent a progress billing, a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis;

(d) in the case of any International Account, which is either (i) fully insured (to the extent provided for therein) by the Insurance Policy; provided that no International Account shall be an Eligible Account under this sub-clause (i) following the occurrence of an Insurance Policy Event or (ii) secured by a letter of credit acceptable to the Collateral Agent which has been assigned to the Collateral Agent in a manner satisfactory to the Collateral Agent;

(e) the Account Debtor of which is an Eligible Account Debtor and is not an Affiliate of any Loan Party;

(f) that is not owing from an Account Debtor that is an agency, department or instrumentality of the United States, any state thereof, of the federal government of Canada, or any province, territory or subdivision thereof or that is an agency, department or instrumentality of any country other than the United States or Canada or any state, territory, province or other political subdivision of a country other than the United States or Canada unless the applicable Loan Party shall have satisfied the requirements of the Assignment of Claims Act of 1940 in the case of Accounts owing from any agency, department or instrumentality of the United States, the Financial Administration Act (Canada) in the case of Accounts owing from an agency, department or instrumentality of the federal government of Canada or any province, territory or subdivision thereof, and any similar state, federal or provincial legislation or any similar foreign legislation and the Administrative Agent is satisfied as to the absence of setoffs, counterclaims and other defenses on the part of such Account Debtor;

(g) which is not a Defaulted Account;

(h) the Account Debtor of which is not the Account Debtor of any Defaulted Accounts which in the aggregate constitute 50% or more (10% or more in the case of International Accounts) of the aggregate Outstanding Balance of all Accounts of such Account Debtor;

(i) which has been billed and, according to the Contract related thereto, is required to be paid in full within (1) 90 days of the original billing date therefor or (2) if such Account is an International Account, 180 days of the original billing date, provided that, in each case, the “maximum payment terms” with respect to such Account set forth in the Insurance Policy permits such payment terms;

(j) which is not subject to any deduction, offset, counterclaim, defense or dispute (other than (i) sales discounts given in the ordinary course of the applicable Loan Party’s business and reflected in the amount of such Account as set forth in the invoice or other supporting material therefor or (ii) an offset or counterclaim of a nature specifically addressed in the determination of the applicable Borrowing Base); provided, however, that if an Account satisfies all of the requirements of an Eligible Account other than this clause (j), such Account shall be an Eligible Account, but only to the extent the amount of such Account exceeds such deduction, offset, counterclaim, defense or dispute or other conditions;

(k) which is denominated and payable only in Dollars, Canadian Dollars, Euros or Pounds Sterling;

(l) which represents a bona fide, legal, valid and binding obligation of the Account Debtor of such Account to pay the stated amount, as to which the applicable Loan Party has satisfied and fully performed all obligations with respect to such Account required to be fulfilled by it as a condition to payment thereon by the applicable Account Debtor;

(m) which, together with the Contract related thereto, does not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) in a manner that would affect the enforceability of such Account and with respect to which none of the Loan Parties or the Account Debtor is in violation of any such law, rule or regulation in any material respect in a manner that would affect the enforceability of such Account;

(n) which arises under a Contract which does not contain a legally enforceable provision requiring the Account Debtor thereunder to consent to the creation of a lien thereon (unless a written consent of such Account Debtor has been obtained) or that otherwise restricts in a legally enforceable manner the ability of the Agents or the Banks to exercise their rights under the Loan Documents, including, without limitation, their right to review the related invoice or the payment terms of such Contract;

(o) in the case of an Account originated by a Canadian Loan Party, the Account Debtor of which has a billing address in Canada, (i) which was not issued for an amount in excess of the fair market value of the merchandise, insurance or services provided by the Canadian Loan Party to which the Account relates and (ii) as to which no Contract or any other books, records or other information relating to such Account contain any “personal information” as defined in, or any other information regulated under (x) the Personal Information Protection and Electronic Documents Act (Canada), or (y) any other similar statutes of Canada or any province or territory thereof in force from time to time which restrict, control, regulate or otherwise govern the collection, holding, use or communication of information;

(p) which, when aggregated with all other Accounts of the same Account Debtor, is not in excess of such Account Debtor’s Concentration Limit (but the portion of the Accounts not in excess of such Concentration Limit shall not be deemed ineligible due to this clause (p));

(q) which, when aggregated with all other Accounts of Account Debtors with a billing address in any Approved Country other than Canada or the United States, is not in excess of the Country Concentration Limit for such Approved Country (but the portion of the Accounts not in excess of such Country Concentration Limit shall not be deemed ineligible due to this clause (q));

(r) which is not otherwise unacceptable to the Collateral Agent in its Discretion.

“Eligible Account Debtor” shall mean an Account Debtor which:

(i) has a billing address in an Approved Country;

(ii) is not a Person with respect to which the United States, Canada or any other Approved Country shall have imposed sanctions;

(iii) is not in violation of any Anti-Terrorism Laws;

(iv) is not a Person (A) that is listed in the annex to, or otherwise subject to the provisions of, the Executive Order, (B) that is owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order, (C) with which a Lender or a Loan Party is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (D) that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order, or (E) that is named as a “specifically designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list or any similar lists published in any other Approved Country; and

(v) is not a Person (A) whose property or interest in property is otherwise blocked or subject to blocking pursuant to Section 1 of the Executive Order or any other Anti-Terrorism Law, or (B) that engages in any dealings or transactions prohibited by Section 2 of the Executive Order or any other Anti-Terrorism Law, or is otherwise associated with any such Person in any manner violative of such Section 2 or any other Anti-Terrorism Law.

“Eligible Canadian Accounts” shall mean the Eligible Accounts owned by the Canadian Loan Parties.

“Eligible Canadian Inventory” shall mean the Eligible Inventory owned by the Canadian Loan Parties.

“Eligible Inventory” means, at any time, the Inventory of the Loan Parties, but excluding any Inventory:

(a) which is not subject to a first priority perfected Lien in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to the relevant Security Documents;

(b) which is subject to any Lien other than (i) a Lien in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to the relevant Security Documents, (ii) a Lien (if any) permitted by Section 10.02 which is junior in priority to the Lien in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to the relevant Security Documents (unless as to any particular Lien, the Collateral Agent has established a Reserve in lieu of obtaining an agreement subordinating such Lien of the Collateral Agent), and (iii) an unregistered Lien in respect of Canadian Priority Payables that are not yet due and payable;

(c) which is determined, based on the Loan Parties’ historical practices and procedures, in each case, which are reasonably acceptable to the Collateral Agent, slow moving, obsolete, unmerchantable, defective, used, unfit for sale, or unacceptable due to age, type, category or quantity;

(d) with respect to which any covenant, representation, or warranty contained in this Agreement or the Security Documents has been breached or is not true in any material respect and which does not conform in any material respect to all applicable standards imposed by any Governmental Authority that would affect the ability of the Loan Parties to sell such Inventory;

(e) in which any Person other than such Loan Party or any other Loan Party shall (i) have any direct or indirect ownership, interest or title to such Inventory, other than in respect of the interest of any carrier of Inventory in transit or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f) which is not located in the United States, Canada, the United Kingdom, the Netherlands, Ireland or such other jurisdiction as may be acceptable to the Collateral Agent in its Discretion, or is in transit (other than between locations in the United States, Canada or such other jurisdiction as may be acceptable to the Collateral Agent in its Discretion, controlled by Loan Parties, to the extent included in current perpetual inventory reports of any Loan Party);

(g) which (i) is located in any location leased by a Loan Party unless (A) the lessor has delivered to the Collateral Agent a Collateral Access Agreement or (B) a Rent Reserve with respect to such facility has been established by the Collateral Agent in its Discretion; (ii) is located at an owned location subject to a mortgage or other security interest in favor of a creditor other than the Collateral Agent or the Notes Agent or is located in any third party warehouse or other storage facility or is in the possession of a bailee unless (A) such mortgagee, warehouseman or bailee has delivered to the Collateral Agent a Collateral Access Agreement and such other documentation as the Collateral Agent may require in its Discretion or (B) a Rent Reserve or other Reserve has been established by the Collateral Agent in its Discretion; or (iii) is located in any location where the aggregate Eligible Inventory is less than $100,000, but only to the extent that the Eligible Inventory at such locations in the aggregate exceeds $1,000,000;

(h) which is being processed offsite at a third party location or outside processor, or is in-transit to said third party location or outside processor, unless an appropriate Reserve has been established with respect to such Inventory;

(i) which is a discontinued product;

(j) which is the subject of a consignment by such Loan Party as consignor;

(k) which contains or bears any intellectual property rights licensed to such Loan Party unless the Collateral Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(l) which is not reflected in a current inventory report of such Loan Party (unless such Inventory is reflected in a report to the Collateral Agent as “in transit” Inventory);

(m) for which reclamation or revendication rights have been asserted by the seller;

(n) which consists of goods that are not in salable condition;

(o) which is Commingled Inventory;

(p) which is not covered by casualty insurance as and to the extent required by the terms of this Agreement;

(q) which consists of Hazardous Materials or goods (other than fuels) that can be transported or sold only with licenses that are not readily available;

(r) in which any portion of the cost of such Inventory is attributable to intercompany profit between any Loan Party and any of its Affiliates (but only to the extent of such portion);

(s) which could be subject to repossession pursuant to Section 81.1 or Section 81.2 of the Bankruptcy and Insolvency Act (Canada) or similar provisions of applicable law except to the extent the applicable vendor has entered into an agreement with the Collateral Agent, in form and substance reasonably satisfactory to the Collateral Agent, waiving its right to repossession; or

(t) which is otherwise unacceptable to the Collateral Agent in its Discretion.

“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act); provided that an Eligible Transferee shall exclude individuals and AbitibiBowater and its Subsidiaries and Affiliates.

“Eligible U.S. Accounts” shall mean the Eligible Accounts owned by the U.S. Loan Parties.

“Eligible U.S. Inventory” shall mean the Eligible Inventory owned by the U.S. Loan Parties.

“End Date” shall mean, in respect of any Start Date, the last day of the calendar month in which such Start Date occurred.

“English Security Agreement” shall mean an English law deed of charge among the Loan Parties party thereto and the Collateral Agent, for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Collateral Agent.

“Environmental Laws” shall mean all current and future federal, state, provincial, local, supranational and foreign laws, rules or regulations, codes, ordinances, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder or other requirements of Governmental Authorities or the common law, relating to health, safety (including, but not limited to, the health and safety of workers), or pollution or protection of the environment, natural resources, the climate or threatened or endangered species, including laws relating to emissions, discharges, Releases or threatened releases of, or exposure to, pollutants, contaminants, chemicals or industrial, toxic or hazardous substances, or wastes into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances, or wastes, or underground storage tanks and emissions or releases therefrom.

“Equity Interests” shall mean the shares of capital stock, partnership interests, membership interests, beneficial interests or other ownership interests, whether voting or nonvoting, in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, or any successor statute, as the same may be amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) and (o) of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA with respect to a Benefit Plan (other than an event for which the 30-day notice period is waived); (b) a failure by any Benefit Plan to satisfy the minimum funding standard within the meaning of Section 412 or Section 413 of the Code or Section 302 or Section 303 of ERISA, applicable to such Benefit Plan, in each case whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Benefit Plan, (d) a determination that any Benefit Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by any Loan Party or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Benefit Plan; (f) the receipt by any Loan Party or any of their respective ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Benefit Plan or Benefit Plans or to appoint a trustee to administer any Benefit Plan; (g) the incurrence by any Loan Party or any of their respective ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Benefit Plan or Multiemployer Plan; (h) the receipt by any Loan Party or any of their respective ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or any notice that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) the occurrence of a non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with a Benefit Plan with respect to which any Loan Party or any of their respective ERISA Affiliates is a “disqualified person” (as defined in Section 4975 of the Code) or a “party in interest” (as defined in Section 406 of ERISA) or could otherwise be liable; (j) the failure to make by its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA with respect to any Benefit Plan or the failure to make a required contribution to a Multiemployer Plan or (k) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of any Loan Party or any of their respective ERISA Affiliates (other than liabilities for funding obligations and claims for benefits in the ordinary course and pursuant to the terms of the Benefit Plan or Multiemployer Plan).

“Euro” means the single currency of the Participating Member States.

“Eurodollar Loan” shall mean each U.S. Dollar Denominated Loan designated as such by the Borrower of such U.S. Dollar Denominated Loan at the time of the incurrence thereof or conversion thereto bearing interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Rate” shall mean (a) the rate appearing on Reuters Screen Libor 01 (or on any successor or substitute page of such screen, or any successor to or substitute for such screen, providing rate quotations comparable to those currently provided on such page of such screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the applicable Interest Determination Date, as the rate for dollar deposits with a maturity comparable to such Interest Period, divided by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D of the Board (or any successor category of liabilities under Regulation D).

“European Area” shall mean the United Kingdom, Belgium, Ireland and Germany.

“European Security Documents” shall mean the Dutch Security Agreement, the English Security Agreement and the Northern Irish Security Agreement.

“Event of Default” shall have the meaning provided in Section 11.01.

“Excess Availability” shall mean, as of any date of determination, an amount equal to (a) the lesser of (i) the Total Commitment at such time and (ii) the Total Borrowing Base at such time minus (b) the Aggregate Exposure at such time.

“Excluded Accounts” shall mean (i) any disbursement deposit account the funds in which are used solely for the payment of salaries and wages, employee benefits, workers’ compensation and similar expenses or that has an ending daily balance of zero; (ii) trust accounts for the benefit of directors, officers or employees; (iii) the escrow account established under the Senior Secured Notes Documents; (iv) any account held by a Subsidiary that is not a Loan Party; and (v) deposit accounts, securities accounts and commodities accounts, the average daily balance (determined for the most recently completed calendar month) in which does not at any time exceed $10,000,000 in the aggregate for all such accounts, provided, however, that, notwithstanding the above, an account shall not be an Excluded Account if (x) a Control Agreement over such account is entered into for the benefit of the Notes Agent or (y) such account is a Core Concentration Account or a Collection Account.

“Excluded Subsidiaries” shall mean, collectively, Augusta Newsprint and each QSPE. Notwithstanding the foregoing, Augusta Newsprint shall be deemed an Excluded Subsidiary only (i) for so long as it is a Joint Venture Subsidiary or (ii) for so long thereafter as any Indebtedness of Augusta Newsprint incurred to finance the acquisition of the minority interest in Augusta Newsprint (or any refinancing Indebtedness thereof provided that such refinancing Indebtedness (x) complies with clause (a) of the definition of “Permitted Refinancing Indebtedness” and (y) does not have a maturity date that is prior to the Revolving Loan Maturity Date), which Indebtedness is not Indebtedness of AbitibiBowater or any other Subsidiary, shall remain outstanding.

“Executive Order” shall have the meaning provided in Section 8.24(a).

“Existing Letters of Credit” shall have the meaning provided in Section 3.01(a)(B).

“Expenses” shall mean all present and future reasonable and documented out-of-pocket expenses incurred by or on behalf of the Administrative Agent or the Collateral Agent in connection with this Agreement, any other Loan Document or otherwise in its capacity as the Administrative Agent under this Agreement or the Collateral Agent under any Security Document under this Agreement, whether incurred heretofore or hereafter, which expenses shall include, without limitation, the expenses set forth in Section 13.01.

“Face Amount” shall mean, in respect of a Draft, Bankers’ Acceptance or B/A Equivalent Note, as the case may be, the amount payable to the holder thereof on its maturity. The Face Amount of any Bankers’ Acceptance Loan shall be equal to the aggregate Face Amounts of the underlying Bankers’ Acceptances, B/A Equivalent Notes or Drafts, as the case may be.

“Facility” shall mean the Canadian Facility or the U.S. Facility.

“Facing Fee” shall have the meaning provided in Section 4.01(c).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as in effect on the date hereof, and any applicable Treasury regulation promulgated thereunder or published administrative guidance implementing such Sections.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 4.01.

“Finance Charge” shall mean, with respect to any Account, any interest, finance charges or other similar charges payable at any time by an Account Debtor in connection with such Account not having been paid on the due date thereof.

“Financial Officer” of any Person shall mean the chief executive officer, the chief operating officer, the chief financial officer, principal accounting officer, vice president-finance, treasurer, controller or assistant treasurer of such Person.

“Foreign” when used in reference to any item, shall mean that such item is not Domestic.

“Foreign Currency Adjustment” shall mean, as of any date of determination, (i) with respect to the Canadian Borrowing Base or the U.S. Borrowing Base, as the case may be, an amount equal to the product of (A) the eligible amount of the Eligible Accounts (following the application of the advance ratios thereto) included therein that are denominated in Euros or Pounds Sterling as of such date multiplied by (B) the product of (x) the average monthly decline (in percentage terms) of the Euro or Pound Sterling, as the case may be, versus the Dollar during the most recent twelve months multiplied by (y) a stress factor of 1.25; and (ii) solely with respect to the Canadian Borrowing Base, an amount equal to the product of (A) the Net Canadian Dollar Exposure as of such date multiplied by (B) the product of (x) the average monthly decline (in percentage terms), if any, of the Canadian Dollar versus the Dollar during the most recent twelve months multiplied by (y) a stress factor of 1.25. For purposes of the foregoing, the “Net Canadian Dollar Exposure” at any date is the excess of (i) the sum of (A) the eligible amount of the Eligible Canadian Accounts (following the application of the advance ratios thereto) that are denominated in Canadian Dollars at such date plus (B) the eligible amount of the Eligible Canadian Inventory (following the application of the advance ratios thereto) at such date over (ii) the Aggregate Canadian Facility Exposure which is denominated in Canadian Dollars at such date.

“Foreign Currency Long-Term Debt Rating” for any Approved Country means the rating by S&P or Moody’s of such Approved Country’s public, long-term foreign currency debt.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than in which the applicable Borrower is resident for tax purposes.

“Foreign Pledge Agreement” shall mean a pledge or charge agreement granting a Lien on Equity Interests in a Foreign Subsidiary of AbitibiBowater to secure any Secured Obligations, governed by the law of the jurisdiction of organization of such Foreign Subsidiary and in form and substance reasonably satisfactory to the Administrative Agent.

“Foreign Subsidiary” shall mean, as to any Person, any Subsidiary of such Person that is not a Domestic Subsidiary of such Person.

“Fronting Sublimit” shall mean, (i) with respect to Citibank, as Issuing Lender, $50,000,000, (ii) with respect to Barclays, as Issuing Lender, $50,000,000, (iii) with respect to JPMCB, as Issuing Lender, $50,000,000 and (iv) with respect to any other Issuing Lender, such amount as agreed between such Issuing Lender and AbitibiBowater.

“GAAP” shall mean, subject to Section 1.05, generally accepted accounting principles in the United States, applied on a consistent basis.

“Government Pension Agreements” shall mean, collectively, the Ontario Pension Agreement and the Quebec Pension Agreement.

“Governmental Authority” shall mean any federal, state, provincial, municipal, regional, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“GST” shall mean all goods and services tax and all harmonized sales tax payable under Part IX of the Excise Tax Act (Canada), as amended, and all QST.

“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise (whether or not denominated as a guarantee), of such Person guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guarantee (or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof). “Guaranteed” shall have a meaning correlative thereto.

“Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement, among AbitibiBowater, the U.S. Borrowers, the Domestic Subsidiaries of AbitibiBowater party thereto and the Collateral Agent, for the benefit of the Secured Parties, substantially in the form of Exhibit L hereto with such modifications thereto as the Collateral Agent may agree.

“Guarantors” shall mean and include each U.S. Guarantor and each Canadian Guarantor.

“Hazardous Materials” shall have the meaning provided in Section 8.15(a)(iv).

“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of AbitibiBowater or its Subsidiaries shall be a Hedging Agreement.

“Hedging Creditors” shall mean, collectively, each Lender and/or any affiliate thereof that has entered into one or more Secured Hedging Agreements, even if the respective Lender subsequently ceases to be a Lender under this Agreement for any reason, together with such Lender’s or such affiliate’s successors and assigns, if any.

“Hedging Obligations” shall mean and include, as to any Loan Party, all obligations, liabilities and indebtedness owing by such Loan Party to the Hedging Creditors, whether now existing or hereafter incurred under, arising out of or in connection with any Secured Hedging Agreement, whether such Secured Hedging Agreement is now in existence or hereinafter arising (including, without limitation, all obligations, liabilities and indebtedness of each Loan Party in its capacity as a Guarantor under the Guarantee and Collateral Agreement or Canadian Guarantee and Collateral Agreement, as the case may be, to which it is a party, in respect of the Secured Hedging Agreements).

“Highest Adjustable Applicable Margins” shall have the meaning provided in the definition of Applicable Margin.

“Historical Excess Availability” shall mean (a) for the purposes of the definition of Applicable Margin, an amount equal to (x) the sum of each day’s Excess Availability during the most recently ended calendar month divided by (y) the number of days in such month and (b) in the case of the definition of Payment Conditions, with respect to any action or proposed action, an amount equal to (i) the sum of each day’s Excess Availability during the 180 consecutive day period immediately preceding such action or proposed action divided by (ii) 180. In the case of clause (b) only, Excess Availability shall be determined on a pro forma basis as if such action or proposed action and any Loans incurred (or to be incurred), Letters of Credit issued (or to be issued) or Indebtedness repaid (or to be repaid) in connection with such action or proposed action had occurred or been incurred, issued or repaid, as the case may be (and, if the Ontario Pension Regulations Condition or the Quebec Pension Regulations Condition has been satisfied, as if such condition had been satisfied), on the first day of the 180-day period immediately preceding such action or proposed action.

“Historical Unutilized Commitment Percentage” shall mean, on any date of determination, a percentage equal to (i) the sum of each day’s Total Unutilized Commitment during the most recently ended calendar month divided by (ii) the sum of each day’s Total Commitment in such calendar month.

“Incremental Commitment” shall mean, for any Lender, any Commitment provided by such Lender after the Effective Date in an Incremental Commitment Agreement delivered pursuant to Section 2.14; it being understood, however, that on each date upon which an Incremental Commitment of any Lender becomes effective, such Incremental Commitment of such Lender shall be added to (and thereafter become a part of) the applicable Commitment of such Lender for all purposes of this Agreement as contemplated by Section 2.14. Incremental Commitments may be either U.S. Facility Commitments (“U.S. Facility Incremental Commitments”) or Canadian Facility Commitments (“Canadian Facility Incremental Commitments”).

“Incremental Commitment Agreement” shall mean each Incremental Commitment Agreement in substantially the form of Exhibit J (appropriately completed, and with such modifications as may be reasonably satisfactory to the Administrative Agent) executed and delivered in accordance with Section 2.14.

“Incremental Commitment Date” shall mean each date upon which an Incremental Commitment under an Incremental Commitment Agreement becomes effective as provided in Section 2.14(b).

“Incremental Commitment Requirements” shall mean, with respect to any provision of an Incremental Commitment on a given Incremental Commitment Date, the satisfaction of each of the following conditions on the Incremental Commitment Date of the respective Incremental Commitment Agreement: (i) no Default or Event of Default exists or would exist after giving effect thereto; (ii) all of the representations and warranties contained in the Loan Documents shall be true and correct in all material respects at such time (unless stated to relate to a specific earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date); (iii) the delivery by AbitibiBowater to the Administrative Agent of an acknowledgment, in form and substance reasonably satisfactory to the Administrative Agent and executed by each Loan Party, acknowledging that such Incremental Commitment and all Revolving Loans subsequently incurred, and Letters of Credit issued, as applicable, pursuant to such Incremental Commitment shall constitute Obligations under the Loan Documents and secured on a pari passu basis with the Obligations under the Security Documents; (iv) the delivery by AbitibiBowater to the Administrative Agent of an opinion, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to AbitibiBowater reasonably satisfactory to the Administrative Agent and dated such date, covering such customary matters incident to the transactions contemplated thereby as the Administrative Agent may reasonably request; (v) the delivery by each Loan Party to the Administrative Agent of such other officers’ certificates, board of director (or equivalent governing body) resolutions and evidence of good standing (to the extent available under applicable law) as the Administrative Agent shall reasonably request; (vi) the incurrence of Revolving Loans in an aggregate principal amount equal to the Total Commitment (including such Incremental Commitment then being obtained) shall be permitted at such time under the Intercreditor Agreement, the Senior Secured Notes Documents and any other indenture, loan agreement or other agreement with respect to Material Indebtedness; and (vii) AbitibiBowater shall have delivered a certificate executed by a Responsible Officer of AbitibiBowater, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i), (ii) and (vi) and containing the calculations, if any, (in reasonable detail) required by preceding clause (vi).

“Incremental Lender” shall have the meaning provided in Section 2.14(b).

“Incremental Security Documents” shall have the meaning provided in Section 2.14(b).

“Incurrence Test” shall have the meaning provided in Section 10.01.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding (i) trade accounts payable and accrued expenses arising in the ordinary course of business and (ii) any contingent earnout or other contingent payment obligation incurred in connection with an acquisition permitted hereunder (but only to the extent that such obligation has not become fixed)), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed by such Person (and in the event such Person has not assumed or otherwise become liable for payment of such obligation, the amount of Indebtedness under this clause (e) shall be the lesser of the amount of such obligation and the fair market value of such property), (f) all Guarantees by such Person, (g) all Capital Lease Obligations of such Person, (h) all net obligations of such Person in respect of Hedging Agreements (such net obligations to be equal at any time to the termination value of such Hedging Agreements or other arrangements that would be payable by or to such Person at such time), (i) all obligations of such Person as an account party to reimburse any bank or any other Person in respect of letters of credit and (j) all Disqualified Equity Interests issued by such Person or preferred stock issued by Subsidiary of such Person with the amount of Indebtedness represented by such Disqualified Equity Interests or preferred stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Equity Interest or preferred stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interest or preferred stock as if such Disqualified Equity Interest or preferred stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Equity Interest or preferred stock, such fair market value shall be determined reasonably and in good faith by the board of directors or comparable body of the issuer of such Disqualified Equity Interest or preferred stock. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, except to the extent such Indebtedness is expressly non-recourse to such Person. Notwithstanding clause (e) above, Indebtedness of Augusta Newsprint or a Joint Venture Subsidiary secured by a pledge of Equity Interests in Augusta Newsprint or such Joint Venture Subsidiary and otherwise without recourse to the pledgor shall not be deemed Indebtedness of the pledgor.

“Indemnified Costs” shall have the meaning provided in Section 13.01(a).

“Indemnified Person” shall have the meaning provided in Section 13.01(a).

“Individual Canadian Facility Exposure” of any Lender shall mean, at any time, the sum of (a) the aggregate principal amount of all Canadian Facility Revolving Loans made by such Lender, (b) such Lender’s Canadian Facility Swingline Exposure and (c) such Lender’s Canadian Facility Letter of Credit Exposure at such time. For purposes of this definition, calculations shall be based on the U.S. Dollar Equivalent of amounts denominated in Canadian Dollars, Euros or Pounds Sterling.

“Individual Exposure” of any Lender shall mean, at any time, the sum of (a) such Lender’s Individual U.S. Facility Exposure at such time and (b) such Lender’s Individual Canadian Facility Exposure at such time.

“Individual U.S. Facility Exposure” of any Lender shall mean, at any time, the sum of (a) the aggregate principal amount of all U.S. Facility Revolving Loans made by such Lender, (b) such Lender’s U.S. Facility RL Percentage of the aggregate principal amount of all U.S. Facility Swingline Loans then outstanding and (c) such Lender’s U.S. Facility RL Percentage of the aggregate amount of all U.S. Facility Letter of Credit Outstandings at such time. For purposes of this definition, calculations shall be based on the U.S. Dollar Equivalent of amounts denominated in Euros or Pounds Sterling.

“Insolvency Law” shall mean, to the extent applicable, (a) Title 11 of the United States Code, (b) the Bankruptcy and Insolvency Act (Canada), (c) the Companies’ Creditors Arrangement Act (Canada), (d) the Civil Code of Québec and (e) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, arrangement, receivership, insolvency, reorganization, or similar laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, including any applicable Canadian corporate legislation, as now or hereafter in effect.

“Insurance Deductible Reserve” means at any time an amount equal to 8.5% (or, if there shall be any increase in the applicable deductible under the Insurance Policy such greater percentage as the Collateral Agent may determine in its Discretion) of the portion of the Canadian Borrowing Base or the U.S. Borrowing Base, as the case may be (determined for this purpose without reference to the Insurance Deductible Reserve or the Foreign Currency Adjustment), allocable to International Accounts covered by the Insurance Policy.

“Insurance Policy” means (i) that certain Accounts Receivable Policy (Shipments) General Terms and Conditions, plus the Coverage Certificate effective September 1, 2008 (together with all schedules and endorsements and other documents issued by the Insurer in connection therewith), together with any replacement Coverage Certificates, issued by the Insurer to ACI, a copy of which is annexed hereto as Exhibit O (the “Existing Insurance Policy”) or (ii) a replacement insurance policy providing substantially identical coverage and otherwise satisfactory to the Collateral Agent issued by an insurer reasonably satisfactory to the Collateral Agent (a “Replacement Insurance Policy”).

“Insurance Policy Event” means the occurrence of any of the following: (i) the Existing Insurance Policy shall, for any reason, be terminated or otherwise no longer be in full force and effect, unless a Replacement Insurance Policy shall have been substituted therefor; (ii) an event of the type described in Section 11.01(g) or (h) shall occur with respect to the Insurer or (iii) the Insurer fails to make a payment or payments, which are due and payable under the Insurance Policy in excess of $10,000,000, either individually or in the aggregate (if any such claim is subsequently paid by the Insurer then the cumulative aggregate amount referred to above shall be reduced by the amount of any such payment).

“Insurer” shall mean, collectively, Export Development Canada or any other insurer satisfactory to the Collateral Agent which is at the time the insurer under the Insurance Policy.

“Intercreditor Agreement” shall mean an Intercreditor Agreement among AbitibiBowater, the other U.S. Loan Parties, the Administrative Agent and the Notes Agent, substantially in the form of Exhibit E hereto with such modifications thereto that are not materially adverse to the Lenders as the Administrative Agent may agree.

“Interest Coverage Ratio” shall mean, on the date of any incurrence of Indebtedness or any other event, including any change in interest rates applicable to existing Indebtedness resulting from a modification or amendment to the documents governing such Indebtedness, in respect of which the Incurrence Test is to be satisfied (the “Test Date”), the ratio of (a) aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters for which financial statements have been delivered immediately prior to such date (the “Four Quarter Period”) to (b) the aggregate Consolidated Interest Expense for such Four Quarter Period. In making the foregoing calculation, (A) pro forma effect shall be given to any Indebtedness incurred or repaid (including any Indebtedness irrevocably called for redemption) during the period (the “Reference Period”) commencing on the first day of the Four Quarter Period and ending on the Test Date (other than Indebtedness incurred or repaid hereunder or under any similar arrangement except to the extent commitments hereunder or thereunder, as the case may be, (or under any predecessor or successor revolving credit or similar arrangement in effect on the last day of such Four Quarter Period) are permanently reduced), in each case as if such Indebtedness had been incurred or repaid on the first day of such Reference Period; (B) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Test Date (taking into account any Hedging Agreement applicable to such Indebtedness if such Hedging Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period; (C) pro forma effect shall be given to Asset Sales and Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Sale) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and (D) pro forma effect shall be given to asset sales and acquisitions (including giving pro forma effect to the application of proceeds of any asset sale) that have been made by any Person that has become a Loan Party or has been merged or amalgamated with or into AbitibiBowater or any Loan Party during such Reference Period and that would have constituted Asset Sales or Acquisitions had such transactions occurred when such Person was a Loan Party as if such asset sales or acquisitions were Asset Sales or Acquisitions that occurred on the first day of such Reference Period; provided that to the extent that clause (C) or (D) of this sentence requires that pro forma effect be given to an Asset Sale or Acquisition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Test Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available.

“Interest Determination Date” shall mean, with respect to any Eurodollar Loan, the second Business Day prior to the commencement of any Interest Period relating to such Eurodollar Loan.

“Interest Period” shall have the meaning provided in Section 2.09.

“International Account” shall mean an Account the Account Debtor of which has a billing address in an Approved Country other than the United States or Canada.

“Inventory” shall mean “inventory” as such term is defined in Article 9 of the UCC or the PPSA, as applicable.

“Inventory Reserves” shall mean reserves against Inventory equal to the sum of the following:

(a) a reserve for shrink, or discrepancies that arise pertaining to inventory quantities on hand between the Loan Parties’ perpetual accounting system and physical counts of the inventory in accordance with the Loan Parties’ historical accounting procedures and is acceptable to the Collateral Agent in its Discretion;

(b) a revaluation reserve whereby capitalized favorable variances shall be deducted from Eligible Inventory and unfavorable variances shall not be added to Eligible Inventory;

(c) a lower of the cost or market reserve for the amount by which a Loan Party’s actual cost to produce any Inventory exceeds the selling price of such Inventory to third parties, determined on a product line basis; and

(d) any other reserve established by the Collateral Agent in its Discretion from time to time.

Each Inventory Reserve shall become effective not earlier than three Business Days following notice thereof being given to AbitibiBowater by the Collateral Agent.

“Investment” shall mean, as applied to any Person (the “investor”), any direct or indirect purchase or other acquisition by the investor of, or a beneficial interest in, stock or other securities of any other Person, including any exchange of equity securities for Indebtedness, or any direct or indirect loan, advance (other than advances to employees for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the investor to any other Person, including all Indebtedness and accounts receivable owing to the investor from such other Person other than Indebtedness arising from sales or services rendered to such other Person in the ordinary course of the investor’s business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment minus any amounts (a) realized upon the disposition of assets comprising an Investment (including the value of any liabilities assumed by any Person other than AbitibiBowater, any Borrower or any Subsidiary of AbitibiBowater in connection with such disposition), (b) constituting repayments of Investments that are loans or advances or (c) constituting cash returns of principal or capital thereon (including any dividend, redemption or repurchase of equity that is accounted for, in accordance with GAAP, as a return of principal or capital). For purposes of this Agreement, (x) the redemption, purchase or other acquisition for value by any Subsidiary of AbitibiBowater of any shares of its capital stock from a Person other than AbitibiBowater, any Borrower or any other Subsidiary of AbitibiBowater shall be deemed to be an “Investment” by such Subsidiary in its shares of capital stock and (y) a disposition of less then all Equity Interests held directly or indirectly by AbitibiBowater in any Wholly-Owned Subsidiary shall also be deemed to be the making of an Investment in the retained Equity Interests in such Subsidiary.

“IP Security Agreements” shall have the meaning set forth in (a) prior to the Effective Date, the form of Guarantee and Collateral Agreement attached hereto as Exhibit L and (b) on and after the Effective Date, the Guarantee and Collateral Agreement.

“Issuing Lender” shall mean (i) each of Citibank (except as otherwise provided in Section 12.09), Barclays, JPMCB and any other Lender reasonably acceptable to the Administrative Agent and AbitibiBowater which agrees to issue Letters of Credit hereunder and (ii) solely with respect to each Existing Letter of Credit, the issuing lender thereof as set forth on Schedule 3.01. Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Lender (and such Affiliate shall be deemed to be an “Issuing Lender” for all purposes of the Loan Documents).

“ITA” shall mean the Income Tax Act (Canada), as amended, and any successor thereto, and any regulations promulgated thereunder.

“Joint Venture Subsidiary” shall mean any Non-Wholly-Owned Subsidiary which constitutes a bona fide joint venture with a third party, in each case for so long as such Subsidiary remains a Non-Wholly-Owned Subsidiary.

“JPMCB” shall mean JPMorgan Chase Bank, N.A.

“Judgment Currency” shall have the meaning provided in Section 13.20.

“Judgment Currency Conversion Date” shall have the meaning provided in Section 13.20.

“L/C Supportable Obligations” shall mean (i) obligations of AbitibiBowater or any of its Subsidiaries with respect to workers compensation, surety bonds and other similar statutory obligations and (ii) such other obligations of AbitibiBowater or any of its Subsidiaries as are permitted to exist pursuant to the terms of this Agreement (other than obligations in respect of (x) the Senior Secured Notes, (y) any Indebtedness that is subordinated in right of payment to the Obligations or (z) any Equity Interests issued by AbitibiBowater).

“Lead Arrangers” shall mean Citigroup Global Markets, Inc., Barclays Capital, the investment banking division of Barclays, and J.P. Morgan Securities LLC, in their capacities as Joint Lead Arrangers in respect of the credit facilities hereunder, and any successors thereto.

“Lender” shall mean each financial institution listed on Schedule 1.01(a), as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.13, Section 2.14 or Section 13.04(b), including (unless the context otherwise requires) each Issuing Lender and the Swingline Lender, in each case for so long as any such financial institution or other Person remains a Lender hereunder.

“Lender Creditors” shall mean, collectively, the Lenders, each Issuing Lender, the Swingline Lender, the Administrative Agent and the Collateral Agent.

“Letter of Credit” shall mean each U.S. Facility Letter of Credit and each Canadian Facility Letter of Credit.

“Letter of Credit Back-Stop Arrangements” shall have the meaning provided in Section 2.18.

“Letter of Credit Exposure” shall mean the sum of (i) the U.S. Facility Letter of Credit Exposure plus (ii) the Canadian Facility Letter of Credit Exposure.

“Letter of Credit Fee” shall have the meaning provided in Section 4.01(b).

“Letter of Credit Outstandings” shall mean, at any time, the sum of all U.S. Facility Letter of Credit Outstandings and Canadian Facility Letter of Credit Outstandings.

“Letter of Credit Request” shall have the meaning provided in Section 3.03(a).

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, assignment for security, hypothecation, prior claim (within the meaning of the Civil Code of Québec) encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention right or agreement relating to such asset.

“Loan” shall mean each Revolving Loan and each Swingline Loan.

“Loan Document Obligations” shall mean and include, as to any Loan Party, all Obligations of such Loan Party to the Lender Creditors, whether now existing or hereafter incurred under, arising out of, or in connection with, each Loan Document to which such Loan Party is a party (including, without limitation, in the event such Loan Party is a Guarantor, all such obligations, liabilities and indebtedness of such Loan Party in its capacity as a Guarantor under the Guarantee and Collateral Agreement or Canadian Guarantee and Collateral Agreement to which it is a party) (except to the extent consisting of Hedging Obligations or Cash Management Services Obligations).

“Loan Documents” shall mean this Agreement, the Guarantee and Collateral Agreement, each Canadian Security Document, each Foreign Pledge Agreement, each Mortgage, the Intercreditor Agreement, and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Incremental Commitment Agreement, each Note and each other Security Document, but shall not include any Secured Cash Management Agreement or Secured Hedging Agreement.

“Loan Party” shall mean each U.S. Loan Party and each Canadian Loan Party.

“Majority Facility Lenders” of any Facility shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations of the other Facility under this Agreement were repaid in full and all Commitments with respect thereto were terminated.

“Mandatory Borrowing” shall have the meaning provided in Section 2.01(c).

“Margin Stock” shall have the meaning given such term under Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, operations, prospects (taking into account the cyclical nature of the pulp and paper industry) or assets of the Loan Parties and their Subsidiaries (taken as a whole), (b) a material adverse effect on the ability of the Loan Parties and their Subsidiaries (taken as a whole) to perform their respective obligations under the Loan Documents or (c) a material adverse effect on the legality, validity or enforceability of the Loan Documents (including the validity, enforceability or priority of the Liens granted thereunder).

“Material Indebtedness” shall mean Indebtedness (other than the Loan Document Obligations), or obligations in respect of one or more Hedging Agreements, of any one or more of AbitibiBowater, any other Borrower and their respective Subsidiaries in an aggregate principal amount exceeding $35,000,000.

“Material Subsidiary” shall mean each Subsidiary of AbitibiBowater now existing or hereafter acquired or formed and each successor thereto that (a) for the most recent period of four consecutive fiscal quarters of AbitibiBowater accounted (on a consolidated basis with its Subsidiaries) for more than 5% of the consolidated revenues of AbitibiBowater, (b) as at the end of such fiscal quarter, was (on a consolidated basis with its Subsidiaries) the owner of more than 5% of the consolidated assets of AbitibiBowater, as shown on the consolidated financial statements of AbitibiBowater for such fiscal quarter or (c) is irrevocably designated as a Material Subsidiary in a writing by AbitibiBowater to the Administrative Agent. Schedule 1.01(c) sets forth each Subsidiary that is a Material Subsidiary on and as of the Closing Date. AbitibiBowater may designate any Material Subsidiary which does not constitute a Material Subsidiary under the foregoing clauses (a) and (b) as no longer constituting a Material Subsidiary. Notwithstanding the foregoing, Augusta Newsprint shall not be deemed a Material Subsidiary for so long as it is an Excluded Subsidiary.

“Maturity Date” shall mean the Revolving Loan Maturity Date or the Swingline Expiry Date, as the case may be.

“Maximum Letter of Credit Amount” shall mean $150,000,000.

“Maximum Rate” shall have the meaning provided in Section 13.22.

“Maximum Swingline Amount” shall mean $20,000,000.

“Minimum Borrowing Amount” shall mean U.S.$1,000,000 for Revolving Loans provided that during a Dominion Period there shall be no Minimum Borrowing Amount.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Properties” shall mean (i) each parcel (or adjoining parcels) of real property (including any real property fixtures thereon) owned by a U.S. Loan Party on the Closing Date and specified on Schedule 1.01(d), and (ii) each After-Acquired Mortgage Property with respect to which a Mortgage is granted pursuant to Section 9.09.

“Mortgages” shall mean the mortgages, deeds of trust, assignments of leases and rents, modifications and other security documents with respect to Mortgaged Properties or delivered pursuant to Section 9.09. Each Mortgage shall be substantially in the form of Exhibit N, or otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA that within the preceding five years has been contributed to by (or to which there is or may be an obligation to contribute to by) any Borrower, any ERISA Affiliate or any Person which was an ERISA Affiliate during that time.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Cash Proceeds” shall mean (a) with respect to any Asset Sale or any casualty or condemnation event, the Cash Proceeds therefrom, net of (i) costs of sale (including payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than Loans and other than any Indebtedness secured by a Lien junior in priority to the Lien securing the Loans) which is secured by a Lien permitted by Section 7.02 on the related assets and is required to be repaid under the terms thereof as a result thereof), (ii) taxes paid or reasonably estimated to be payable in the year such Asset Sale occurs or in the following year as a result thereof and (iii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations and any purchase price adjustments associated with any such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); and (b) with respect to any issuance of debt or equity securities, the cash proceeds thereof, net of underwriting commissions or placement fees and expenses directly incurred in connection therewith.

“Net Orderly Liquidation Value” shall mean the “net orderly liquidation value” determined by an unaffiliated valuation company reasonably acceptable to the Collateral Agent after performance of an inventory valuation to be done at the Collateral Agent’s request and the Borrowers’ expense, less the amount estimated by such valuation company for marshalling, reconditioning, carrying, and sales expenses designated to maximize the resale value of such Inventory and assuming that the time required to dispose of such Inventory is customary with respect to such Inventory and expressed as a percentage of the net book value of such Inventory.

“Non-B/A Lender” shall mean any Lender which is unwilling or unable to create Bankers’ Acceptances by accepting Drafts and which has identified itself as a “Non-B/A Lender” by written notice to the Administrative Agent and AbitibiBowater.

“Non-Cash Charges” shall mean any non-cash charges or losses, including (a) any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets and investments in debt and equity securities pursuant to GAAP, (b) long-term incentive plan accruals and any non-cash expenses resulting from the grant of stock options or other equity-based incentives to any director, officer or employee of AbitibiBowater, any other Borrower or any Subsidiary of AbitibiBowater and (c) any non-cash charges or losses resulting from the application of purchase accounting; provided that Non-Cash Charges shall not include additions to bad debt reserves or bad debt expense.

“Non-Defaulting Lender” shall mean each Lender other than a Defaulting Lender; provided, however, solely for purposes of Section 4.01(a), a Lender that is a Defaulting Lender solely under clause (iii), or (iv) (but, in the case of such clause (iv), only to the extent relating to clause (iii)) of the definition thereof shall be treated as a Non-Defaulting Lender and not as a Defaulting Lender.

“Non-Wholly-Owned Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.

“Northern Irish Security Agreement” shall mean a Northern Irish law deed of charge among the Loan Parties party thereto and the Collateral Agent, for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Collateral Agent.

“Note” shall mean each U.S. Facility Revolving Note, each U.S. Borrower Canadian Facility Revolving Note, each Canadian Borrower Canadian Facility Revolving Note, each U.S. Facility Swingline Note, each U.S. Borrower Canadian Facility Swingline Note and each Canadian Borrower Canadian Facility Swingline Note, it being understood that such Notes shall not constitute titles of indebtedness within the meaning of the Article 2692 of the Civil Code of Québec.

“Note Collateral Account” means each deposit account or securities account established pursuant to the Senior Secured Notes Documents for purposes of holding Notes Priority Collateral (and no other amounts).

“Note Obligations” shall, prior to the Effective Date, have the meaning assigned to such term in the form of Intercreditor Agreement attached as Exhibit E hereto, and after the Effective Date, have the meaning assigned to such term in the Intercreditor Agreement.

“Notes Agent” shall mean Wells Fargo Bank, National Association, and any successor collateral agent under the indenture governing the Senior Secured Notes.

“Notes Priority Collateral” shall, prior to the Effective Date, have the meaning assigned to the term “Notes Priority Collateral” in the form of Intercreditor Agreement attached as Exhibit E hereto, and after the Effective Date, have the meaning assigned to the term “Notes Priority Collateral” in the Intercreditor Agreement.

“Notice of Borrowing” shall have the meaning provided in Section 2.03(a).

“Notice of Conversion/Continuation” shall have the meaning provided in Section 2.06.

“Notice Office” shall mean Citibank, N.A., Global Loans OPS III, 1615 Brett Road, New Castle, DE 19720; or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligation Currency” shall have the meaning provided in Section 13.20.

“Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent, any Issuing Lender, the Swingline Lender or any Lender pursuant to the terms of this Agreement or any other Loan Document (other than the Intercreditor Agreement), including, without limitation, all amounts in respect of any principal (or Face Amount, as applicable), premium (if any), interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in this Agreement, whether or not such interest is an allowed claim under any such proceeding or under applicable state, federal, provincial or foreign law), penalties, fees, expenses (including Expenses), indemnifications, reimbursements (including Unpaid Drawings with respect to Letters of Credit), damages and other liabilities, and guarantees in each case of the foregoing amounts.

“Ontario Pension Agreement” shall mean the letter from the Ontario Minister of Finance to David Paterson, Chief Executive Officer of AbitibiBowater, dated November 15, 2010, together with the attached form of agreement entitled “AbitibiBowater/Ontario Pension Funding Relief Agreement”.

“Ontario Pension Regulations” shall mean the special funding relief regulations under the Pension Benefits Act (Ontario) which are to be adopted in accordance with the CCAA Plan and the Ontario Pension Agreement.

“Ontario Pension Regulations Condition” shall mean the condition that the Ontario Pension Regulations implementing the Ontario Pension Agreement and sufficient to eliminate the existence of any Priority Lien as a result of any special payments not made during the pendency of the Canadian Proceedings in respect of any Canadian Pension Plans registered in Ontario shall have been adopted and shall have become effective.

“Outstanding Balance” of any Account at any time shall mean the then outstanding principal balance thereof; provided, that to the extent that the amount of any Account is, under the terms of the applicable Contract, expressed in Canadian Dollars, such amount for the purposes of this definition shall be the Dollar Equivalent thereof at the relevant time. Sales or use tax, PST and any other taxes (other than GST) and Finance Charges which may be billed in connection with an Account are not included in the Outstanding Balance.

“Overseas Subsidiary” shall mean any Subsidiary other than a Domestic Subsidiary or a Canadian Subsidiary.

“Participant” shall have the meaning provided in Section 3.04(a).

“Participant Register” shall have the meaning provided in Section 13.04(a).

“Participating Member States” means those members of the European Union from time to time which adopt a single, shared currency.

“Patriot Act” shall have the meaning provided in Section 13.17.

“Payment Conditions” shall mean that at the time of each action or proposed action and after giving effect thereto, each of the following conditions is satisfied: (a) no Default or an Event of Default shall have occurred and be continuing, (b) Excess Availability (on the date of such action or proposed action after giving effect to any Loans incurred (or to be incurred) or Letters of Credit issued (or to be issued) on such date in connection with such action or proposed action) and Historical Excess Availability, calculated on a pro forma basis in accordance with the definition thereof, shall exceed 25% of the Total Commitment as then in effect, (c) AbitibiBowater shall have a Consolidated Fixed Charge Coverage Ratio of not less than 1.10:1.00 for the Test Period then most recently ended for which financial statements are available calculated on a pro forma basis in accordance with Section 1.04 as if such action or proposed action had occurred on the first day of such Test Period, and (d) AbitibiBowater shall have delivered to the Administrative Agent a certificate of a Financial Officer of AbitibiBowater certifying as to compliance with preceding clauses (a) through (c) and demonstrating (in reasonable detail) the calculations required by preceding clauses (b) and (c).

“Payment Office” shall mean Citibank, N.A., Global Loans OPS III, 1615 Brett Road, New Castle, DE 19720 or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Perfection Certificate” shall mean each of the U.S. Perfection Certificate and the Canadian Perfection Certificate.

“Permitted Acquisition” shall have the meaning provided in Section 10.04(e).

“Permitted Investments” shall mean any of the following:

(a) any evidence of Indebtedness, maturing not more than one year after the acquisition thereof, issued by the United States of America or Canada, or any instrumentality or agency thereof and guaranteed fully as to principal, interest and premium, if any, by the United States of America or Canada;

(b) any certificate of deposit, banker’s acceptance or time deposit (including Eurodollar time deposits), maturing not more than one year after the date of purchase, issued or guaranteed by or placed with (i) the Administrative Agent or any bank providing Cash Management Services to AbitibiBowater or any of its Subsidiaries or (ii) a commercial banking institution that has long-term debt rated “A2” or higher by Moody’s or “A” or higher by S&P and which has a combined capital and surplus of not less than $500,000,000;

(c) commercial paper (i) maturing not more than 270 days after the date of purchase and (ii) issued by a corporation (other than a Loan Party or any Affiliate of a Loan Party) with a rating, at the time as of which any determination thereof is to be made, of “P-1” or higher by Moody’s or “A-1” or higher by S&P (or equivalent rating in the case of a Permitted Investment made by a Foreign Subsidiary of AbitibiBowater);

(d) investments in fully collateralized repurchase agreements with a term of not more than 90 days for underlying securities of the types described in clause (a) above entered into with any bank or trust company meeting the qualifications specified in clause (b) above;

(e) demand deposits with any bank or trust company;

(f) money market funds substantially all the assets of which are comprised of securities of the types described in clauses (a) through (e) above; and

(g) in the case of the Foreign Subsidiaries of AbitibiBowater, short-term investments comparable to the foregoing.

“Permitted Liens” shall mean, with respect to any Person, any of the following:

(a) Liens for taxes, assessments or other governmental charges or levies not yet due and payable or as to which the period of grace, if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings diligently pursued, provided that full provision for the payment of all such taxes known to such Person has been made on the books of such Person if and to the extent required by GAAP;

(b) builder’s, architects’, engineer’s, laborer’s, supplier of materials’, mechanics’, materialmen’s, carriers’, warehousemen’s, processor’s, landlord’s and similar Liens arising in the ordinary course of business and securing obligations of such Person that are not overdue for a period of more than 30 days or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any proceedings commenced for the enforcement of such Liens shall have been duly suspended and (ii) full provision for the payment of such Liens has been made on the books of such Person if and to the extent required by GAAP;

(c) Liens arising in connection with workers’ compensation, unemployment insurance, pensions and social security benefits and similar programs;

(d) (i) Liens incurred or deposits made in the ordinary course of business to secure the performance of bids, tenders, statutory obligations, fee and expense arrangements with trustees and fiscal agents, leases, governmental contracts, permits, licenses, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money or the payment of the deferred purchase price of property) and (ii) Liens securing surety, indemnity, performance, appeal and release bonds, provided that full provision for the payment of all such obligations has been made on the books of such Person if and to the extent required by GAAP;

(e) imperfections of title, statutory exceptions to title, restrictive covenants, rights of way, easements, servitudes, mineral interest reservations, reservations made in the grant from the Crown, municipal and zoning by-laws and ordinances or similar laws or rights reserved to or vested in any governmental office or agency to control or regulate the use of any real property, general real estate taxes and assessments not yet delinquent and other encumbrances on real property that (i) do not arise out of the incurrence of any Indebtedness for money borrowed and (ii) do not interfere with or impair in any material respect the operation, in the ordinary course of business, of the real property on which such Lien is imposed;

(f) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by any Loan Party or Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements;

(g) leases or subleases granted to others not interfering in any material respect with the business of AbitibiBowater or any Subsidiary of AbitibiBowater and any interest or title of a lessor under any lease (whether a Capital Lease or an operating lease) permitted by this Agreement or the Security Documents;

(h) Liens arising from the granting of a lease or license to enter into or use any asset of AbitibiBowater or any Subsidiary of AbitibiBowater to any Person in the ordinary course of business of AbitibiBowater or any Subsidiary of AbitibiBowater that does not interfere in any material respect with the use or application by AbitibiBowater or any Subsidiary of AbitibiBowater of the asset subject to such license in the business of AbitibiBowater or such Subsidiary;

(i) Liens attaching solely to cash earnest money deposits made by AbitibiBowater or any Subsidiary of AbitibiBowater in connection with any letter of intent or purchase agreement entered into it in connection with an acquisition permitted hereunder;

(j) Liens arising from precautionary UCC or PPSA financing statements (or analogous personal property security filings or registrations in other jurisdictions) regarding operating leases;

(k) Liens on insurance policies (other than the Insurance Policy) and proceeds thereof to secure premiums thereunder;

(l) Liens arising out of judgments or awards in respect of which an appeal or proceeding for review is being diligently prosecuted, provided that (i) a stay of execution pending such appeal or proceeding for review has been obtained and (ii) full provision for the payment of such Liens has been made on the books of such Person if and to the extent required by GAAP; and

(m) Liens relating solely to employee contributions withheld from pay by a Canadian Subsidiary of AbitibiBowater but not yet due to be remitted to a Canadian Pension Plan pursuant to the Pension Benefits Act (Ontario) or pension standards legislation of any other applicable jurisdiction in Canada.

For the purposes of the Security Documents and Section 8.17, “Permitted Liens” shall also be deemed to include the Liens permitted by Section 10.02(a). Any reference in any of the Loan Documents (other than the Intercreditor Agreement) to a Permitted Lien is not intended to and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Loan Documents to any Permitted Lien.

“Permitted Parent” shall mean a holding company holding the Equity Interests of AbitibiBowater or any of its Wholly-Owned Subsidiaries through which such Equity Interests are held, provided that (i) no person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Act of 1934, as in effect of the date hereof) shall own, directly or indirectly, beneficially or of record, shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding stock of such holding company and (ii) if at the time such holding company acquires Equity Interests of AbitibiBowater it holds or proposes to acquire any other significant asset, then after giving effect to each such acquisition, the holders of Equity Interests in AbitibiBowater immediately prior to such transactions shall hold a majority of the Equity Interests in such holding company after giving effect thereto. The term “Permitted Parent” shall include any Wholly-Owned Subsidiary of such holding company through which it holds Equity Interests of AbitibiBowater.

“Permitted Refinancing Indebtedness” shall mean, with respect to AbitibiBowater, any Borrower or any Subsidiary of AbitibiBowater, any modification, refinancing, refunding, renewal or extension of any Indebtedness, in whole or in part, of such Person from time to time; provided that (a) the principal amount (or accreted value, if applicable) or, in the case of any revolving facility, the commitments thereunder, thereof does not exceed the principal amount (or accreted value, if applicable) or in the case of any revolving facility, the commitments thereunder, (except as otherwise permitted under Section 10.01(f)) of the Indebtedness so modified, refinanced, refunded, renewed or extended (the “Refinanced Debt”) except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension (the “Refinancing Debt”) has a final maturity date the same as or later than the final maturity date of, and, other than in the case of a revolving facility, has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Debt, (c) at the time thereof, no Event of Default shall have occurred and be continuing, (d) to the extent such Refinanced Debt is subordinated in right of payment to the Obligations, such Refinancing Debt is subordinated in right of payment to the Obligations on terms, when taken as a whole, at least as favorable to the Lenders as those contained in the documentation governing the Refinanced Debt, (e) if the Refinanced Debt is secured, the Refinancing Debt shall be unsecured or secured only by some or all of the assets (including after acquired assets of the applicable type) that secured such Refinanced Debt; provided that if the Refinanced Debt is the Senior Secured Notes, such Refinancing Debt may be secured by any assets or properties of AbitibiBowater or any Domestic Subsidiary or Canadian Subsidiary of AbitibiBowater which also secures the Obligations, (f) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate, redemption premium and other pricing provisions) of any such Refinancing Debt, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Refinanced Debt; provided that, in connection with the incurrence of Refinancing Debt in an aggregate principal amount of $25,000,000 or more, a certificate of a Responsible Officer of AbitibiBowater shall be delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Refinancing Debt, together with a reasonably detailed description of the material terms and conditions of such Refinancing Debt or drafts of the documentation relating thereto, stating that AbitibiBowater or the Subsidiary of AbitibiBowater incurring such Indebtedness has determined in good faith that such terms and conditions satisfy the foregoing requirement of this clause (f) shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies AbitibiBowater within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (g) unless each Domestic Subsidiary and Canadian Subsidiary of AbitibiBowater that is a primary obligor or guarantor in respect of such Refinancing Debt was also a primary obligor or guarantor in respect of the Refinanced Debt, all the Domestic Subsidiaries and Canadian Subsidiaries of AbitibiBowater that are primary obligors or guarantors of such Refinancing Debt shall be Loan Parties. Notwithstanding anything to the contrary in clause (f) above, with respect to Refinanced Debt that is the Senior Secured Notes, the terms and conditions as to collateral of the Refinancing Debt shall be deemed to be not materially less favorable to the Loan Parties or the Lenders than the terms as to collateral of the Refinanced Debt if the Refinancing Debt (i) is secured by collateral meeting the requirements of clause (e) above and (ii) is subject to substantially the same intercreditor arrangements as set forth in and contemplated by the Intercreditor Agreement.

“Person” shall mean an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unlimited liability company, unincorporated association, joint venture or other entity or Governmental Authority.

“Plan of Reorganization” shall have the meaning provided in the recitals to this Agreement.

“Plans” shall have the meaning provided in the recitals to this Agreement.

“Pound Sterling” means the lawful currency of the United Kingdom.

“PPSA” shall mean the Personal Property Security Act (Ontario); provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by a Personal Property Security Act as in effect in a Canadian jurisdiction other than Ontario, or the Civil Code of Québec, “PPSA” means the Personal Property Security Act as in effect from time to time in such other jurisdiction or the Civil Code of Québec, as applicable, for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority in such Collateral.

“Prepetition Secured Facilities” shall mean (i) that certain Credit Agreement dated as of May 31, 2006 among Bowater Incorporated, Bowater Newsprint South LLC, Bowater Alabama LLC, and Bowater Newsprint South Operations LLC, as borrowers, the lenders from time to time party thereto and Wells Fargo Bank, National Association (as successor to Wachovia Bank, N.A.), as agent; (ii) that certain Credit Agreement dated as of May 31, 2006 among Bowater Canadian Forest Products Inc., as borrower, Bowater Incorporated, Bowater Newsprint South LLC, Bowater Alabama LLC, and Bowater Newsprint South Operations LLC and certain direct and indirect subsidiaries of AbitibiBowater, as guarantors, the lenders from time to time party thereto and Bank of Nova Scotia, as agent; (iii) that certain credit agreement dated as of April 1, 2008 among Abitibi-Consolidated Company of Canada, as borrower, Abitibi, certain affiliates and subsidiaries of Abitibi, as guarantors, the lenders from time to time party thereto and Wells Fargo Bank, N.A. (as successor to Goldman Sachs Credit Partners L.P.), as agent; and (iv) the 13.75% Senior Secured Notes issued pursuant to that certain Indenture dated as of April 1, 2008, as supplemented, among Abitibi-Consolidated Company of Canada, as issuer, certain subsidiaries and affiliates of Abitibi-Consolidated Company of Canada, as guarantors, and U.S. Bank, National Association, as successor indenture trustee.

“Primary Obligations” shall have the meaning specified in Section 11.02(a).

“Primary U.S. Loan Party Obligations” shall have the meaning specified in Section 11.02(a).

“Priority Lien” shall have the meaning specified in the definition of Canadian Priority Payables.

“Pro Rata Share” shall have the meaning specified in Section 11.02(a).

“Projections” shall mean the projections that were prepared by or on behalf of AbitibiBowater in connection with this Agreement and provided to the Administrative Agent on September 6, 2010 (and delivered by the Administrative Agent to the Lenders).

“PST” shall mean all provincial sales taxes payable in any provincial jurisdiction of Canada, other than GST and QST.

“QSPE” means each of the following: (a) Calhoun Note Holdings AT LLC, (b) Calhoun Note Holdings TI LLC, (c) Abitibi-Consolidated U.S. Funding Corp., (d) Timber Note Holding LLC and (e) any other qualified special purpose entity created to facilitate the sale and/or the monetization of receivables from the sale of timberlands or Accounts in a transaction permitted hereunder.

“QST” shall mean the tax payable under the Act Respecting the Quebec Sales Tax, R.S.Q. c.T-0.1, as amended.

“Qualified Secured Cash Management Agreement Reserve” shall mean, with respect to a Secured Cash Management Agreement that is a Qualified Secured Cash Management Agreement, the Canadian Qualified Secured Cash Management Agreement Reserve and the U.S. Qualified Secured Cash Management Agreement Reserve in respect of such Secured Cash Management Agreement.

“Qualified Secured Cash Management Agreements” shall have the meaning provided in Section 13.21.

“Qualified Secured Cash Management Services Obligations” shall mean, with respect to a Secured Cash Management Agreement that is a Qualified Secured Cash Management Agreement, Cash Management Services Obligations under such Secured Cash Management Agreement; provided that, at any time, the aggregate amount of the Qualified Secured Cash Management Services Obligations under such Secured Cash Management Agreement shall not exceed the aggregate amount of the Qualified Secured Cash Management Agreement Reserve in respect of such Secured Cash Management Agreement at such time (as such amount is reduced by the aggregate amount of payments in respect of such Qualified Secured Cash Management Services Obligations pursuant to Section 11.02); provided further that if the aggregate amount of Qualified Secured Cash Management Services Obligations under such Secured Cash Management Agreement (determined without giving effect to the immediately preceding proviso) at any time exceeds the aggregate amount of the Qualified Secured Cash Management Agreement Reserve in respect of such Secured Cash Management Agreement at such time (as such amount is reduced by the aggregate amount of payments in respect of such Qualified Secured Cash Management Services Obligations pursuant to Section 11.02), then such excess amount shall constitute other Cash Management Services Obligations (and, accordingly, Tertiary Obligations) hereunder.

“Qualified Secured Hedging Agreement Reserve” shall mean, with respect to a Secured Hedging Agreement that is a Qualified Secured Hedging Agreement, the Canadian Qualified Secured Hedging Agreement Reserve and the U.S. Qualified Secured Hedging Agreement Reserve in respect of such Secured Hedging Agreement.

“Qualified Secured Hedging Agreements” shall have the meaning provided in Section 13.21.

“Qualified Secured Hedging Obligations” shall mean, with respect to a Secured Hedging Agreement that is a Qualified Secured Hedging Agreement, Hedging Obligations under such Secured Hedging Agreement; provided that, at any time, the aggregate amount of the Qualified Secured Hedging Obligations with respect to such Secured Hedging Agreement shall not exceed the aggregate Qualified Secured Hedging Agreement Reserve in respect of such Secured Hedging Agreement at such time (as such amount is reduced by the aggregate amount of payments in respect of such Qualified Secured Hedging Obligations pursuant to Section 11.02); provided further that if the aggregate amount of Qualified Secured Hedging Obligations with respect to such Secured Hedging Agreement (determined without giving effect to the immediately preceding proviso) at any time exceeds the aggregate Qualified Secured Hedging Agreement Reserve in respect of such Secured Hedging Agreement at such time (as such amount is reduced by the aggregate amount of payments in respect of such Qualified Secured Hedging Obligations pursuant to Section 11.02), then such excess amount shall constitute other Hedging Obligations (and, accordingly, Tertiary Obligations) hereunder.

“Quarterly Payment Date” shall mean the last Business Day of each March, June, September and December occurring after the Effective Date.

“Quebec Pension Agreement” shall mean the letter from Julie Boulet of the Government of Quebec to David Paterson, Chief Executive Officer of AbitibiBowater, dated September 16, 2010, together with the attached “Overview of Measures for a Draft Regulation regarding Certain AbitibiBowater Pension Plans”.

“Quebec Pension Regulations” shall mean the special funding relief regulations under the Supplemental Pension Plans Act (Quebec) which are to be adopted in accordance with the CCAA Plan and the Quebec Pension Agreement.

“Quebec Pension Regulations Condition” shall mean the condition that the Quebec Pension Regulations implementing the Quebec Pension Agreement and sufficient to eliminate the existence of any Priority Lien as a result of any special payments not made during the pendency of the Canadian Proceedings in respect of any Canadian Pension Plans registered in Quebec shall have been adopted and shall have become effective.

“Quebec Secured Obligations” shall have the meaning provided in Section 12.12.

“Quebec Security Documents” shall mean each hypothecation, bond, pledge of bond and other security document executed and delivered by any of the Canadian Loan Parties, in form and substance reasonably acceptable to the Collateral Agent, as may be necessary for the purpose of creating and preserving in the Province of Quebec the Liens on ABL Priority Collateral located in or otherwise subject to the laws of the Province of Quebec.

“Real Properties” shall mean each parcel of real property identified on Schedule 8.19, together with all fixtures thereon, and each other parcel of real property acquired and owned in fee simple by AbitibiBowater or any Domestic Subsidiary of AbitibiBowater (other than an Excluded Subsidiary) after the Closing Date, together with all fixtures thereon.

“Reference Discount Rate” shall mean, in respect of any Bankers’ Acceptances or completed Drafts to be purchased by a Canadian Facility Lender pursuant to Section 2.01(a) and Schedule 1.01(b), (i) by a chartered bank listed on Schedule I to the Bank Act (Canada), the CDOR Rate and (ii) by any other Canadian Facility Lender, the lesser of (A) the rate specified in (i) plus 0.10% and (B) the discount rate (calculated on an annual basis and rounded to the nearest one-hundredth of 1%, with five-thousandths of 1% being rounded up) quoted by Citibank Canada at 10:00 A.M. (Toronto time) as the discount rate at which Citibank Canada would purchase, on the relevant Drawing Date, its own bankers’ acceptances or Drafts having an aggregate Face Amount equal to, and with a term to maturity the same as, the Bankers’ Acceptances or Drafts, as the case may be, to be acquired by such Canadian Facility Lender on such Drawing Date.

“Register” shall have the meaning provided in Section 13.15.

“Regulation H” shall mean Regulation H of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Release” shall mean any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within any building, structure, facility or fixture.

“Rent Reserve” shall mean with respect to any facility, warehouse, distribution center or depot where any Inventory subject to Liens arising by operation of law is located and with respect to which no Collateral Access Agreement is in effect, a reserve equal to (a) in the case of any leased location, one month’s (or such longer period as the Collateral Agent determine in its Discretion as it will take to liquidate ABL Priority Collateral at such location) gross rent at such facility, warehouse, distribution center or depot, but in no event shall such reserve be less than $1,300,000, and (b) in the case of any other such location, an amount determined by the Collateral Agent in its Discretion in respect of the liabilities owed to the applicable bailee or warehouseman.

“Reorganization” shall have the meaning provided in the recitals to this Agreement.

“Replaced Lender” shall have the meaning provided in Section 2.13.

“Replacement Lender” shall have the meaning provided in Section 2.13.

“Representative” shall have the meaning provided in Section 11.02(d).

“Required Lenders” shall mean, at any time, Non-Defaulting Lenders the sum of whose Commitments (or, after the termination of all Commitments, outstanding Individual Exposures) at such time represents at least a majority of the Total Commitment in effect at such time less the Commitments of all Defaulting Lenders (or, after the termination of all Commitments, the sum of then total outstanding Individual Exposures of all Non-Defaulting Lenders, at such time).

“Reserves” shall mean Dilution Reserves, Inventory Reserves, Rent Reserves and any other reserves established by the Collateral Agent in its Discretion, in all cases without duplication and reserving for such items that have not already been taken into account in the calculation of the applicable Borrowing Base (including through the categories of ineligible items set forth in the definitions of “Eligible Accounts” and “Eligible Inventory”) (including, without limitation, reserves for accrued and unpaid interest on the Secured Obligations, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation, reserves for freight costs related to Eligible Inventory in transit, and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party (other than any Qualified Secured Cash Management Agreement Reserve and any Qualified Secured Hedging Agreement Reserve).

“Responsible Officer” of any Person shall mean the chief executive officer, chief operating officer, president or any Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Payment” shall mean (a) any dividend or other distribution, direct or indirect, on account of any Equity Interests of AbitibiBowater or any of its Subsidiaries, now or hereafter outstanding, except (i) any dividend payable solely in shares or other Equity Interests of such class of Equity Interests to the holders of such Equity Interests, (ii) any dividend or distribution made by any Subsidiary of AbitibiBowater ratably to the holders of the capital stock of such Subsidiary and (iii) any dividend or distribution made or paid to AbitibiBowater or any Subsidiary of AbitibiBowater, and (b) any redemption, retirement, sinking fund or similar payment, purchase, exchange or other acquisition for value, direct or indirect, of any Equity Interests of AbitibiBowater or any of its Subsidiaries, now or hereafter outstanding, except for any such redemption, retirement, sinking fund or similar payment, purchase, exchange or other acquisition for value (i) payable only to a Loan Party or payable from a Foreign Subsidiary of AbitibiBowater to another Foreign Subsidiary of AbitibiBowater or (ii) of any minority Equity Interests of a Subsidiary of AbitibiBowater that is not wholly owned which are held by Persons that are not Affiliates of AbitibiBowater.

“Restructuring Transactions” shall mean the steps and transactions required to give effect to the transactions contemplated in the CCAA Plan and the restructuring transaction notice(s) posted and delivered in accordance with the CCAA Plan.

“Returns” shall have the meaning provided in Section 8.12.

“Revolver Facilities” shall have the meaning provided in Section 15.01(f).

“Revolving Credit Obligations” shall, prior to the Effective Date, have the meaning assigned to such term in the form of Intercreditor Agreement attached as Exhibit E hereto, and after the Effective Date, have the meaning assigned to such term in the Intercreditor Agreement.

“Revolving Loan” shall have the meaning provided in Section 2.01(a).

“Revolving Loan Maturity Date” shall mean the fourth anniversary of the Effective Date (or if such anniversary is not a Business Day, the immediately preceding Business Day).

“Revolving Note” shall have the meaning provided in Section 2.05(a).

“RL Percentage” of any Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Commitment of such Lender at such time and the denominator of which is the Total Commitment at such time, provided that if the RL Percentage of any Lender is to be determined after the Total Commitment has been terminated, then the RL Percentage of such Lender shall mean a fraction (expressed as a percentage) the numerator of which is such Lender’s Individual Exposure at such time and the denominator of which is the Aggregate Exposure at such time; provided that in the case of Section 2.18 when a Defaulting Lender shall exist, “RL Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“Sale/Leaseback Transaction” shall mean an arrangement, direct or indirect, whereby AbitibiBowater or any of its Subsidiaries shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

“Sanction Order” shall have the meaning provided in the recitals to this Agreement.

“Secondary Obligations” shall have the meaning specified in Section 11.02(a).

“Secondary U.S. Loan Party Obligations” shall have the meaning specified in Section 11.02(a).

“Section 5.04(b)(ii) Certificate” shall have the meaning provided in Section 5.04(b)(ii).

“Secured Cash Management Agreements” shall mean each Cash Management Agreement entered into by a Loan Party with any Lender or any affiliate thereof (even if such Lender subsequently ceases to be a Lender under this Agreement for any reason) the obligations of which have been designated pursuant to Section 13.21 as being treated as “Cash Management Services Obligations” so long as such Lender or such affiliate participates in such Secured Cash Management Agreement.

“Secured Hedging Agreements” shall mean each Hedging Agreement entered into by a Loan Party with any Lender or any affiliate thereof (even if such Lender subsequently ceases to be a Lender under this Agreement for any reason) the obligations of which have been designated pursuant to Section 13.21 as being treated as “Hedging Obligations” so long as such Lender or such affiliate participates in such Hedging Agreement.

“Secured Obligations” shall mean the Canadian Secured Obligations or the U.S. Secured Obligations or both, as the context requires.

“Secured Parties” shall mean, collectively, (i) the Lender Creditors, (ii) the Hedging Creditors, (iii) the Cash Management Creditors, (iv) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (v) the successors and assigns of each of the foregoing.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Documents” shall mean the Mortgages, the Guarantee and Collateral Agreement, the Canadian Security Documents, the European Security Documents, the IP Security Agreements, the Collateral Access Agreements and each of the security agreements and other instruments and documents executed and delivered pursuant to Section 9.09 or the Letter of Credit Back-Stop Arrangements; provided, that any cash collateral or other agreements entered into pursuant to the Letter of Credit Back-Stop Arrangements shall constitute “Security Documents” solely for purposes of (x) Sections 8.02 and (y) the term “Loan Documents” as used in Sections 10.01(a), 10.02(a)(ii), 10.11 and 13.01.

“Senior Managing Agents” shall mean each of BMO Capital Markets and Canadian Imperial Bank of Commerce, each in its capacity as Senior Managing Agent in respect of the credit facilities hereunder, and any successors thereto.

“Senior Secured Notes” shall mean (a) the 10.25% Senior Secured Notes due 2018 issued by ABI Escrow Corporation in the aggregate principal amount of $850,000,000 or (b) any Permitted Refinancing Indebtedness of the Indebtedness described in clause (a).

“Senior Secured Notes Documents” shall mean all agreements and other documents evidencing or governing the Senior Secured Notes (other than, for the avoidance of doubt, this Agreement or the Intercreditor Agreement) or providing for any guarantee, security interests or other right in respect thereof.

“Settlement Date” shall have the meaning provided in Section 2.04(b)(i).

“Significant Asset Sale” shall mean each Asset Sale (without giving effect to clauses (ii), (iii) and (iv) of the proviso to such definition) (and any casualty or condemnation event) with respect to ABL Priority Collateral resulting in Net Cash Proceeds in excess of $10,000,000.

“Start Date” shall mean the first day of each calendar month commencing after the Two-Quarter Date.

“Stated Amount” of each Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder (in each case determined without regard to whether any conditions to drawing could then be met); provided that the “Stated Amount” of each Letter of Credit denominated in Canadian Dollars shall be, on any date of calculation, the U.S. Dollar Equivalent of the maximum amount available to be drawn in the respective currency thereunder (determined without regard to whether any conditions to drawing could then be met).

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership or membership interests are, at the time any determination is being made, owned, controlled or held by, or otherwise Controlled by, such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of AbitibiBowater.

“Subsidiary Guarantor” shall mean each U.S. Subsidiary Guarantor and each Canadian Subsidiary Guarantor.

“Super-Majority Facility Lenders” shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement, if the reference to “a majority” contained therein were changed to “66 2/3%”.

“Swingline Expiry Date” shall mean that date which is five Business Days prior to the Revolving Loan Maturity Date.

“Swingline Exposure” shall mean the sum of (i) the U.S. Facility Swingline Exposure plus (ii) the Canadian Facility Swingline Exposure.

“Swingline Lender” shall mean the Administrative Agent, in its capacity as Swingline Lender hereunder.

“Swingline Loan” shall have the meaning provided in Section 2.01(b).

“Swingline Note” shall have the meaning provided in Section 2.05(a).

“Syndication Agent” shall mean each of Barclays Capital, the investment banking division of Barclays Bank PLC, and The Bank of Nova Scotia, each in its capacity as Syndication Agent in respect of the credit facilities hereunder, and any successors thereto.

“Taxes” shall have the meaning provided in Section 5.04(a).

“Tax Incentive Transaction” means any development or revenue bond financing arrangement between any Subsidiary of AbitibiBowater and a development authority or other similar governmental authority or entity for the purpose of providing property tax incentives to such Subsidiary whereby the development authority (i) purchases property from or on behalf of such AbitibiBowater Subsidiary, (ii) leases such property back to such AbitibiBowater Subsidiary, (iii) the development authority issues the bonds to finance such acquisition and 100% of such bonds are purchased and held by AbitibiBowater or a Wholly-Owned Subsidiary of AbitibiBowater, (iv) the rental payments on the lease and the debt service payments on the bonds are substantially equal and (v) such AbitibiBowater or such Subsidiary has the option to prepay the bonds, terminate its lease and reacquire the property for nominal consideration at any time; provided that if at any time any of the foregoing conditions shall cease to be satisfied, such transaction shall cease to be a Tax Incentive Transaction.

“Tertiary Obligations” shall have the meaning specified in Section 11.02(a).

“Test Period” shall mean, on any date of determination, (i) other than during a Compliance Period, the period of four consecutive fiscal quarters of AbitibiBowater then last ended and (ii) during a Compliance Period, each period of 12 consecutive fiscal months of AbitibiBowater then last ended, in each case taken as one accounting period.

“Total Borrowing Base” shall mean, as of any date of determination, the sum of the Canadian Borrowing Base and the U.S. Borrowing Base, in each case, at such date.

“Total Canadian Facility Commitment” shall mean, at any time, the sum of the Canadian Facility Commitments of each of the Lenders at such time.

“Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.

“Total Unutilized Canadian Facility Commitment” shall mean, at any time, an amount equal to (a) the Total Canadian Facility Commitment in effect at such time minus (b) the Aggregate Canadian Facility Exposure at such time.

“Total Unutilized Commitment” shall mean, at any time, an amount equal to (a) the Total Commitment in effect at such time minus (b) the Aggregate Exposure at such time.

“Total Unutilized U.S. Facility Commitment” shall mean, at any time, an amount equal to (a) the Total U.S. Facility Commitment in effect at such time minus (b) the Aggregate U.S. Facility Exposure at such time.

“Total U.S. Facility Commitment” shall mean, at any time, the sum of the U.S. Facility Commitments of each of the Lenders at such time.

“Transactions” shall have the meaning provided in Section 8.02.

“Two-Quarter Date” shall mean the date on which the second fiscal quarter of AbitibiBowater which commences on or after the Effective Date shall end.

“2007 CIBC Letter of Credit Facility” shall mean the letter of credit facility made available to Abitibi-Consolidated Inc. (including in its capacity as successor to Abitibi-Consolidated Company of Canada) pursuant to that certain Credit Agreement, dated as of March 21, 2007, by and among Abitibi-Consolidated Inc., as borrower, Canadian Imperial Bank of Commerce, as administrative agent, and the financial institutions party thereto.

“2008 CIBC Letter of Credit Facility” shall mean the letter of credit facility made available to Abitibi-Consolidated Inc. (successor to Abitibi-Consolidated Company of Canada) pursuant to that certain Facility Agreement, dated as of April 1, 2008, by and among Abitibi-Consolidated Inc. (successor to Abitibi-Consolidated Company of Canada), as borrower, Canadian Imperial Bank of Commerce, as administrative agent, and the financial institutions party thereto.

“2008 CIBC Letter of Credit Facility Intercreditor Agreement” shall mean an intercreditor agreement in respect of the cash collateral securing the 2008 CIBC Letter of Credit Facility in form and substance reasonably satisfactory to the Collateral Agent.

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan, a Eurodollar Loan, a Canadian Prime Rate Loan or a Bankers’ Acceptance Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“United States” and “U.S.” shall each mean the United States of America.

“Unpaid Drawing” shall have the meaning provided in Section 3.05(a).

“Unutilized Commitment” shall mean, with respect to any Lender at any time, the sum of (i) to the extent such Lender is a U.S. Facility Lender, such Lender’s U.S. Facility Commitment at such time minus the sum of (a) the aggregate outstanding principal amount of all U.S. Facility Revolving Loans made by such Lender at such time plus (b) such Lender’s U.S. Facility RL Percentage of the U.S. Facility Letter of Credit Outstandings at such time and (ii) to the extent such Lender is a Canadian Facility Lender, such Lender’s Canadian Facility Commitment at such time minus the sum of (a) the aggregate outstanding principal amount of all Canadian Facility Revolving Loans made by such Lender at such time plus (b) such Lender’s Canadian Facility Letter of Credit Exposure at such time. For purposes of this definition, calculations shall be based on the U.S. Dollar Equivalent of amounts denominated in Canadian Dollars.

“U.S. Bankruptcy Court” shall have the meaning provided in the recitals to this Agreement.

“U.S. Borrower” and “U.S. Borrowers” shall have the meaning provided in the preamble of this Agreement.

“U.S. Borrower Canadian Facility Letter of Credit” shall have the meaning provided in Section 3.01(a).

“U.S. Borrower Canadian Facility Revolving Loan” shall have the meaning provided in Section 2.01(a).

“U.S. Borrower Canadian Facility Revolving Note” shall have the meaning provided in Section 2.05(a).

“U.S. Borrower Canadian Facility Swingline Loan” shall have the meaning provided in Section 2.01(b).

“U.S. Borrower Canadian Facility Swingline Note” shall have the meaning provided in Section 2.05(a).

“U.S. Borrower Loans” shall mean each U.S. Borrower Revolving Loan and each U.S. Borrower Swingline Loan.

“U.S. Borrower Obligations” shall mean all Obligations owing to the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender by any U.S. Borrower.

“U.S. Borrower Revolving Loan” shall mean each Revolving Loan borrowed by a U.S. Borrower.

“U.S. Borrower Swingline Loan” shall mean each Swingline Loan borrowed by a U.S. Borrower.

“U.S. Borrowing Base” shall mean, at the time of any determination, an amount equal to the sum of the U.S. Dollar amount (for this purpose, using the U.S. Dollar Equivalent of amounts not denominated in U.S. Dollars), without duplication, of (a) 85% of the aggregate Outstanding Balance of Eligible U.S. Accounts at such time plus (b) the lesser of (i) 65% of Eligible U.S. Inventory at such time and (ii) 85% of the Net Orderly Liquidation Value of Eligible U.S. Inventory at such time (in each case with respect to clauses (i) and (ii) with any Eligible U.S. Inventory to be valued at the lower of cost or market value thereof (net of any intercompany profit)), minus (c) the sum (without duplication) of (i) the aggregate amount of U.S. Qualified Secured Hedging Agreement Reserves for all U.S. Qualified Secured Hedging Agreements, (ii) the aggregate amount of U.S. Qualified Secured Cash Management Agreement Reserves for all U.S. Qualified Secured Cash Management Agreements, (iii) the Insurance Deductible Reserve with respect to the U.S. Borrowing Base, (iv) at all times during the Canadian Pension Interim Period, a Reserve in an amount equal to the amount, if any, by which the Canadian Facility Letter of Credit Exposure exceeds the Canadian Borrowing Base (determined without giving effect to clause (d) of the definition thereof); and (v) the amount of any other Reserves, in such amounts and with respect to such matters, as the Collateral Agent in its Discretion may establish from time to time with respect to the U.S. Borrowing Base. The U.S. Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 9.04(h) of this Agreement, adjusted on a pro forma basis as necessary (pending the delivery of a new Borrowing Base Certificate) to reflect the impact of any Significant Asset Sale or any other event or circumstance which by the express terms of this Agreement alters the eligibility for inclusion in the U.S. Borrowing Base of Eligible Accounts or Eligible Inventory reflected in such Borrowing Base Certificate. The Collateral Agent shall have the right (but no obligation) to review the computations in any Borrowing Base Certificate and if, in its Discretion, such computations have not been calculated in accordance with the terms of this Agreement, the Collateral Agent shall have the right, in consultation with AbitibiBowater, to correct any such errors in such manner as it shall determine in its Discretion and the Collateral Agent will notify AbitibiBowater promptly after making any such correction.

“U.S. Collection Account” shall mean each account established at a U.S. Collection Bank subject to a Control Agreement into which funds shall be transferred as provided in Section 5.03(b).

“U.S. Collection Banks” shall have the meaning provided in Section 5.03(b).

“U.S. Debtor Entities” shall have the meaning provided in the recitals to this Agreement.

“U.S. Dilution Reserve” shall mean, at any date, (i) the amount by which the Dilution Ratio of U.S. Eligible Accounts exceeds five percent (5%) multiplied by (ii) the Eligible U.S. Accounts on such date.

“U.S. Dollar Denominated Loans” shall mean each Loan denominated in U.S. Dollars at the time of the incurrence thereof.

“U.S. Dollar Denominated Revolving Loans” shall mean each Revolving Loan denominated in U.S. Dollars at the time of the incurrence thereof.

“U.S. Dollar Denominated Swingline Loans” shall mean each Swingline Loan denominated in U.S. Dollars at the time of the incurrence thereof.

“U.S. Dollar Equivalent” of an amount denominated in a currency other than U.S. Dollars shall mean, at any time for the determination thereof, the amount of U.S. Dollars which could be purchased with the amount of such currency involved in such computation at the spot exchange rate therefor as quoted by the Administrative Agent as of 11:00 A.M. (New York time) on the date two Business Days prior to the date of any determination thereof, for purchase on such date; provided that for purposes of (x) determining compliance with Sections 2.01(c), 2.01(d), 3.02, 5.02(a), 7.01 and 7.03 and (y) calculating Fees pursuant to Section 4.01 (except Fees which are expressly required to be paid in a currency other than U.S. Dollars pursuant to Section 4.01), the U.S. Dollar Equivalent of any amounts denominated in a currency other than U.S. Dollars shall be revalued on each Credit Event or loan repricing date using the spot exchange rates therefor as quoted on Bloomberg (or, if same does not provide such exchange rates, on such other basis as is reasonably satisfactory to the Administrative Agent) on the immediately preceding Business Day, provided, however, that at any time, if the Aggregate Exposure (for the purposes of the determination thereof, using the U.S. Dollar Equivalent as recalculated based on the spot exchange rate therefor as quoted on Bloomberg (or, if same does not provide such exchange rates, on such other basis as is reasonably satisfactory to the Administrative Agent) on the respective date of determination pursuant to this exception) would exceed 85% of the Total Commitment or the Total Borrowing Base, then in the sole discretion of the Administrative Agent or at the request of the Required Lenders, the U.S. Dollar Equivalent shall be reset based upon the spot exchange rates on such date as quoted on Bloomberg (or, if same does not provide such exchange rates, on such other basis as is reasonably satisfactory to the Administrative Agent), which rates shall remain in effect until the date of a Credit Event or loan repricing or such earlier date, if any, as the rate is reset pursuant to this proviso. Notwithstanding anything to the contrary contained in this definition, at any time that a Default or an Event of Default then exists, the Administrative Agent may revalue the U.S. Dollar Equivalent of any amounts outstanding under the Loan Documents in a currency other than U.S. Dollars on any date in its sole discretion in accordance with the foregoing methodology.

“U.S. Dollars” or “$” shall mean lawful currency of the United States.

“U.S. Facility” shall mean the credit facility established hereunder for the U.S. Borrowers under Sections 2.01(a)(A), 2.01(b)(A) and 3.01(a)(A)(i).

“U.S. Facility Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule 1.01(a) directly below the column entitled “U.S. Facility Revolving Commitment”, as same may be (x) reduced from time to time or terminated pursuant to Sections 4.02, 4.03 and/or 11, as applicable, (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.13 or 13.04(b), or (z) increased from time to time pursuant to Section 2.14. As of the Closing Date, the aggregate amount of U.S. Facility Commitments of the U.S. Facility Lenders is U.S. $200,000,000.

“U.S. Facility Lenders” shall mean the Lenders having U.S. Facility Commitments (or, after the termination of all U.S. Facility Commitments, outstanding Individual U.S. Facility Exposure).

“U.S. Facility Letter of Credit” shall have the meaning provided in Section 3.01(a).

“U.S. Facility Letter of Credit Exposure” shall mean, at any time, the aggregate amount of all U.S. Facility Letter of Credit Outstandings at such time in respect of U.S. Facility Letters of Credit issued for the account of any U.S. Borrower. The U.S. Facility Letter of Credit Exposure of any Lender at any time shall be its U.S. Facility RL Percentage of the total U.S. Facility Letter of Credit Exposure at such time.

“U.S. Facility Letter of Credit Outstandings” shall mean, at any time, the sum of (a) the Stated Amount of all outstanding U.S. Facility Letters of Credit at such time and (b) the aggregate amount of all Unpaid Drawings in respect of all U.S. Facility Letters of Credit at such time.

“U.S. Facility Obligations” shall mean all Loan Document Obligations owing to any Lender Creditor to repay principal of, interest on, and all other amounts with respect to, all U.S. Facility Revolving Loans, U.S. Facility Swingline Loans, U.S. Facility Letters of Credit, and all other Loan Document Obligations (including, without limitation, all fees, indemnities, taxes and other obligations) pursuant to this Agreement and each other Loan Document in connection with the U.S. Facility Commitments.

“U.S. Facility Revolving Loan” shall have the meaning provided in Section 2.01(a).

“U.S. Facility Revolving Note” shall have the meaning provided in Section 2.05(a).

“U.S. Facility RL Percentage” of any U.S. Facility Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the U.S. Facility Commitment of such Lender at such time and the denominator of which is the Total U.S. Facility Commitment at such time, provided that if the U.S. Facility RL Percentage of any U.S. Facility Lender is to be determined after the Total U.S. Facility Commitment has been terminated, then the U.S. Facility RL Percentages of such U.S. Facility Lender shall mean a fraction (expressed as a percentage) the numerator of which is such U.S. Facility Lender’s Individual U.S. Facility Exposure at such time and the denominator of which is the Aggregate U.S. Facility Exposure at such time, provided that in the case of Section 2.18 when a Defaulting Lender shall exist, “U.S. Facility RL Percentage” shall mean the percentage of the Total U.S. Facility Commitments (disregarding any Defaulting Lender’s U.S. Facility Commitment) represented by such Lender’s U.S. Facility Commitment.

“U.S. Facility Swingline Exposure” shall mean, at any time, the aggregate principal amount of all U.S. Facility Swingline Loans outstanding at such time. The U.S. Facility Swingline Exposure of any Lender at any time shall be its U.S. Facility RL Percentage of the total U.S. Facility Swingline Exposure at such time.

“U.S. Facility Swingline Loan” shall have the meaning provided in Section 2.01(b).

“U.S. Facility Swingline Note” shall have the meaning provided in Section 2.05(a).

“U.S. Guarantors” shall mean and include each U.S. Borrower (in its capacity as a guarantor under the Guarantee and Collateral Agreement) and each U.S. Subsidiary Guarantor.

“U.S. Loan Parties” shall mean AbitibiBowater, each other U.S. Borrower and each U.S. Guarantor.

“U.S. Loan Party Obligations” shall mean (i) all U.S. Borrower Obligations, (ii) all Hedging Obligations owing to Hedging Creditors by any U.S. Loan Party, (iii) all Cash Management Services Obligations owing to Cash Management Creditors by any U.S. Loan Party, and (iv) any guarantees of the obligations described in clause (i), (ii) or (iii) hereof by the U.S. Loan Parties pursuant to the Guarantee and Collateral Agreement or pursuant to any other Loan Document.

“U.S. Perfection Certificate” shall mean the U.S. Perfection Certificate in the form thereof included in Exhibit D-1 or any other form approved by the Administrative Agent, as the same may be supplemented from time to time pursuant to Section 9.10(c) or otherwise.

“U.S. Proceedings” shall have the meaning provided in the recitals to this Agreement.

“U.S. Qualified Secured Cash Management Agreement” shall mean any Qualified Secured Cash Management Agreement between a Cash Management Creditor (as determined at the time such Secured Cash Management Agreement is designated by AbitibiBowater as a Qualified Secured Cash Management Agreement without regard to whether such Person is currently a Lender or an affiliate thereof) and any Loan Party.

“U.S. Qualified Secured Cash Management Agreement Reserve” shall mean a reserve established by the Collateral Agent from time to time in respect of a U.S. Qualified Secured Cash Management Agreement, which reserve shall be in an amount equal to the reserve agreed upon from time to time by the applicable Cash Management Creditor, AbitibiBowater and notified to, and if Excess Availability (after giving effect to such reserve) is less than 35% of the Total Commitment then in effect at the time such reserve is created or increased, consented to in writing by the Collateral Agent in its Discretion (it being understood and agreed that a reserve with respect to a U.S. Qualified Secured Cash Management Agreement (i) may be only be decreased with the consent of the Cash Management Creditor party to such U.S. Qualified Secured Cash Management Agreement and (ii) may be only be created or increased if, after giving effect thereto, the Aggregate U.S. Borrower Exposure would not exceed 100% of the U.S. Borrowing Base at such time.)

“U.S. Qualified Secured Hedging Agreement” shall mean any Qualified Secured Hedging Agreement between a Hedging Creditor (as determined at the time such Hedging Agreement is designated by AbitibiBowater as a Qualified Secured Hedging Agreement without regard to whether such Person is currently a Hedging Creditor) and any Loan Party.

“U.S. Qualified Secured Hedging Agreement Reserve” shall mean a reserve established by the Collateral Agent from time to time in respect of a U.S. Qualified Secured Hedging Agreement, which reserve shall be in the amount of the aggregate U.S. Dollar Equivalent marked to market exposure thereunder as calculated from time to time by the Hedging Creditor party to such U.S. Qualified Secured Hedging Agreement in accordance with GAAP (based on the valuation methodology agreed between AbitibiBowater and the Hedging Creditor party to such U.S. Qualified Secured Hedging Agreement) and notified to the Collateral Agent (and acknowledged by the Administrative Agent) (A) at the time such Secured Hedging Agreement is designated as a Qualified Secured Hedging Agreement and (B) from time to time thereafter, in each case, in accordance with Section 13.21 (it being understood and agreed that a reserve with respect to a U.S. Qualified Secured Hedging Agreement (i) may only be decreased below the marked to market exposure thereunder with the consent of the Hedging Creditor party to such U.S. Qualified Secured Hedging Agreement and (ii) may only be created or increased (x) if after giving effect thereto the Aggregate U.S. Borrower Exposure would not exceed 100% of the U.S. Borrowing Base at such time and (y) if at such time an Event of Default exists or if after giving effect to such reserve the aggregate amount of all Qualified Secured Hedging Agreement Reserves would exceed $100,000,000, with the written consent of the Collateral Agent in its Discretion.

“U.S. Secured Obligations” shall mean and include (a) all Loan Document Obligations owing by any U.S. Loan Party, (b) all Hedging Obligations owing by any U.S. Loan Party, (c) all Cash Management Services Obligations owing by any U.S. Loan Party, and (d) all amounts paid (or incurred) by any Indemnified Party as to which such Indemnified Party has the right to reimbursement under Section 13.01 or any indemnity contained in any Security Document; it being acknowledged and agreed that the “U.S. Secured Obligations” shall include extensions of credit of the types described above, whether outstanding on the date of this Agreement or any Security Document or extended from time to time after the date of this Agreement or any Security Document.

“U.S. Subsidiary Guarantors” shall mean (a) each Domestic Subsidiary of AbitibiBowater that is a Material Subsidiary (other than Excluded Subsidiaries, Joint Venture Subsidiaries and any U.S. Borrowers), whether existing on the Closing Date or established, created or acquired after the Closing Date, (b) each Subsidiary of AbitibiBowater (other than Excluded Subsidiaries, Joint Venture Subsidiaries and any U.S. Borrowers), which guarantees obligations under the Senior Secured Notes Documents, whether existing on the Closing Date or established, created or acquired after the Closing Date and (c) each other Domestic Subsidiary of AbitibiBowater that becomes party to the Guarantee and Collateral Agreement as a “Guarantor” and “Grantor”, in each case unless and until such time as the respective Subsidiary is released from all of its obligations under the Security Documents to which it is a party in accordance with the terms and provisions thereof.

“Weekly Borrowing Base Period” shall mean (a) any period (i) during the occurrence and continuance of an Event of Default or (ii) (x) commencing on the date on which the Excess Availability is less than 20% of the Total Commitment as then in effect and (y) ending on the first date thereafter on which the Excess Availability has been equal to or greater than 20% of the Total Commitment as then in effect for 45 consecutive days and (b) any other period which the Borrowers elect to treat as a Weekly Borrowing Base Period by notice to the Collateral Agent, which period (in the case of this clause (b)) shall terminate upon notice thereof by the Borrowers to the Collateral Agent.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned” shall mean, as to any Person not an individual, that 100% of all Equity Interests of such Person (other than directors’ qualifying shares and/or other nominal amounts of shares required to be held by Persons other than AbitibiBowater and its Subsidiaries under applicable law) are held directly or indirectly by AbitibiBowater.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.02. References to “UCC”. Where the context so requires, (i) any term defined herein by reference to the “UCC” shall also have any extended, alternative or analogous meaning given to such term in applicable Canadian personal property security and other laws (including, without limitation, the Personal Property Security Act of each province or territory of Canada, the Securities Transfer Act or equivalent of each province or territory of Canada, the Civil Code of Québec, the Bills of Exchange Act (Canada) and the Depository Bills and Notes Act (Canada)), in all cases for the extension, preservation or betterment of the security and rights of the Administrative Agent, and (ii) all references herein to a financing statement, continuation statement, amendment or termination statement shall be deemed to refer also to the analogous documents used under applicable Canadian personal property security laws.

1.03. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context shall otherwise require, all references herein to Sections, Exhibits and Schedules shall be deemed to be references to Sections of, and Exhibits and Schedules to, this Agreement , and the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof. Other than as specifically set forth in this Agreement, each reference to any Loan Document or any other document or agreement shall be deemed to be a reference to such Loan Document, document or agreement as amended, restated (including any amendment and restatement thereof), waived, supplemented, modified, extended or renewed from time to time in accordance with the provisions hereof and thereof. All references to any Person shall be deemed to include the successors and permitted assigns of such Person.

1.04. Pro Forma Calculations. For the purposes of (i) the Interest Coverage Ratio and the Consolidated Fixed Charge Coverage Ratio, upon and after the occurrence of any Permitted Acquisition, and (ii) the Consolidated Fixed Charge Coverage Ratio, upon and after the occurrence of any Asset Sale or any action or proposed action pursuant to Payment Conditions, in each case, the applicable calculation shall be made with respect to the applicable period (and, to the extent applicable, subsequent periods) on a pro forma basis after giving effect to such Permitted Acquisition, Asset Sale or action or proposed action pursuant to Payment Conditions, as the case may be (including, without duplication, in respect of any Permitted Acquisition (a) all pro forma adjustments permitted or required by Article 11 of Regulation S-X under the Securities Act and (b) pro forma adjustments for cost savings (net of continuing associated expense) to the extent such cost savings are factually supportable and have been realized or are reasonably expected to be realized within 12 months following the Permitted Acquisition, provided that such cost savings shall be set forth in a reasonably detailed certificate of a Financial Officer of AbitibiBowater, using, for purposes of making such calculations, the historical financial statements of all entities or assets so acquired or to be acquired and the consolidated financial statements of AbitibiBowater and its Subsidiaries, which shall be reformulated as if such Permitted Acquisition or Asset Sale, and any other Permitted Acquisitions or Asset Sales that have been consummated during the period, had been consummated at the beginning of such period. In addition, solely for purposes of determining the Consolidated Fixed Charge Coverage Ratio, any Indebtedness incurred or repaid in connection with any Permitted Acquisition or Asset Sale and any other Permitted Acquisitions or Asset Sales that have been consummated during the period shall be assumed to have been incurred or repaid at the beginning of such period.

1.05. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if AbitibiBowater notifies the Administrative Agent that it requests an amendment to any provision hereof to eliminate the effect of any change occurring in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies AbitibiBowater that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of AbitibiBowater, the Borrowers or any of their respective Subsidiaries at “fair value”, as defined therein.

1.06. Interpretation-Québec. For purposes of any assets, liabilities or entities located in the Province of Québec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall include “movable property”, (b) “real property” or “real estate” shall include “immovable property”, (c) “tangible property” shall include “corporeal property”, (d) “intangible property” shall include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “right of retention”, “prior claim” and a “resolutory clause”, (f) all references to filing, perfection, priority, remedies, registering or recording under the UCC, PPSA or Code shall include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” lien or security interest as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (i) “common law” shall include “civil law”, (j) “tort” shall include “delict”; (k) “bailor” shall include “depositor” and “bailee” shall include depositary”; (l) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (m) an “agent” shall include a “mandatary”, (n) “construction liens” shall include “legal hypothecs”; (o) “joint and several” shall include “solidary”; (p) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”; (q) “beneficial ownership” shall include “ownership on behalf of another as mandatary”; (r) “easement” shall include “servitude”; (s) “priority” shall include “prior claim”; (t) “survey” shall include “certificate of location and plan”; (u) “state” shall include “province”; (v) “fee simple title” shall include “absolute ownership”; (w) “accounts” shall include “claims”; (x) “conditional sale” shall include “instalment sale”; (y) “purchase money financing” or “purchase money lien” shall include “instalment sales, contracts of lease, leasing contracts and vendor’s hypothecs”. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.

SECTION 2. Amount and Terms of Credit

2.01. The Commitments. (a) Subject to and upon the terms and conditions set forth herein (including, without limitation, the conditions set forth in Sections 6 and 7), (A) each U.S. Facility Lender with a U.S. Facility Commitment severally agrees to make, at any time and from time to time on or after the Effective Date and prior to the Revolving Loan Maturity Date, a revolving loan or revolving loans to any U.S. Borrower (on a joint and several basis with the other U.S. Borrowers) (each, a “U.S. Facility Revolving Loan” and, collectively, the “U.S. Facility Revolving Loans”) and (B) each Canadian Facility Lender with a Canadian Facility Commitment severally agrees to make, at any time and from time to time on or after the Effective Date and prior to the Revolving Loan Maturity Date, (x) a revolving loan or revolving loans to any U.S. Borrower (on a joint and several basis with the other U.S. Borrowers) (each, a “U.S. Borrower Canadian Facility Revolving Loan” and, collectively, the “U.S. Borrower Canadian Facility Revolving Loans”) and (y) a revolving loan or revolving loans to any Canadian Borrower (on a joint and several basis with the other Canadian Borrowers) (each, a “Canadian Borrower Revolving Loan” and, collectively, the “Canadian Borrower Revolving Loans” and, together with the U.S. Borrower Canadian Facility Revolving Loans, each, a “Canadian Facility Revolving Loan” and, collectively, the “Canadian Facility Revolving Loans” and, together with the U.S. Facility Revolving Loans, each, a “Revolving Loan” and, collectively, the “Revolving Loans”), which Revolving Loans:

(i) shall be made and maintained in an Available Currency;

(ii) except as hereafter provided, shall, at the option of the applicable Borrowers, be incurred and maintained as, and/or converted into, one or more Borrowings of (x) Base Rate Loans, Canadian Prime Rate Loans or Eurodollar Loans, or (y) (A) in the case of a B/A Lender, Bankers’ Acceptances in Canadian Dollars by acceptance and purchase thereof on the terms and conditions provided for herein and in Schedule 1.01(b) or (B) in the case of a Non-B/A Lender, completed Drafts in Canadian Dollars purchased and, at the request of the Non-B/A Lender, exchanged for B/A Equivalent Notes, in each case on the terms and conditions provided for herein and in Schedule 1.01(b); provided that, except as otherwise specifically provided in Section 2.10(b), all Revolving Loans made as part of the same Borrowing shall at all times consist of Revolving Loans of the same Type;

(iii) may be repaid and reborrowed in accordance with the provisions hereof; and

(iv) shall not be made (and shall not be required to be made) by any such Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause (x) in the case of U.S. Facility Revolving Loans, (A) the Individual U.S. Facility Exposure of such U.S. Facility Lender to exceed the amount of its U.S. Facility Commitment at such time or (B) the Aggregate U.S. Facility Exposure to exceed the Total U.S. Facility Commitment at such time or (y) in the case of Canadian Facility Revolving Loans, (A) the Individual Canadian Facility Exposure of such Canadian Facility Lender to exceed the amount of its Canadian Facility Commitment at such time or (B) the Aggregate Canadian Facility Exposure to exceed the Total Canadian Facility Commitment at such time.

(b) Subject to and upon the terms and conditions set forth herein (including, without limitation, the conditions set forth in Sections 6 and 7), upon the request of the Borrowers, the Swingline Lender may in its sole discretion make, at any time and from time to time on or after the Effective Date and prior to the Swingline Expiry Date (A) in respect of the U.S. Facility Commitments, a revolving loan or revolving loans to any U.S. Borrower (on a joint and several basis with the other U.S. Borrowers) (each, a “U.S. Facility Swingline Loan” and, collectively, the “U.S. Facility Swingline Loans”) and (B) in respect of the Canadian Facility Commitments, (x) a revolving loan or revolving loans to any U.S. Borrower (on a joint and several basis with the other U.S. Borrowers) (each, a “U.S. Borrower Canadian Facility Swingline Loan” and, collectively, the “U.S. Borrower Canadian Facility Swingline Loans”) and (y) a revolving loan or revolving loans to any Canadian Borrower (on a joint and several basis with the other Canadian Borrowers) (each, a “Canadian Borrower Swingline Loan” and, collectively, the “Canadian Borrower Swingline Loans” and, together with the U.S. Borrower Canadian Facility Swingline Loans, each, a “Canadian Facility Swingline Loan” and, collectively, the “Canadian Facility Swingline Loans” and, together with the U.S. Facility Swingline Loans, each, a “Swingline Loan” and, collectively, the “Swingline Loans”), which Swingline Loans:

(i) shall be made and maintained in an Available Currency;

(ii) shall be made and maintained as Base Rate Loans or Canadian Prime Rate Loans;

(iii) may be repaid and reborrowed in accordance with the provisions hereof;

(iv) shall not be made by the Swingline Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause (x) in the case of U.S. Facility Swingline Loans, the Aggregate U.S. Facility Exposure to exceed the Total U.S. Facility Commitment at such time or (y) in the case of Canadian Facility Swingline Loans, the Aggregate Canadian Facility Exposure to exceed the Total Canadian Facility Commitment at such time; and

(v) shall not exceed in aggregate principal amount at any time outstanding the Maximum Swingline Amount.

(c) The Swingline Lender (x) may, in its sole discretion, on any Business Day, and (y) shall, on the penultimate Business Day of each week, give notice to the Lenders under a Facility that the Swingline Lender’s outstanding Swingline Loans under such Facility shall be funded with one or more Borrowings of Revolving Loans under such Facility to be made to, and maintained by, the Borrower of the outstanding Swingline Loan under such Facility being funded by such Revolving Loan (or any other Borrower jointly and severally liable with such Borrower under such Facility) in the same currency as the outstanding Swingline Loan under such Facility being funded by such Revolving Loan (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 11.01(g) or (h) or upon the exercise of any of the remedies provided in the last paragraph of Section 11.01), in which case one or more Borrowings of Revolving Loans under a Facility constituting Base Rate Loans (in the case of Swingline Loans under such Facility denominated in U.S. Dollars) or Revolving Loans under a Facility constituting Canadian Prime Rate Loans (in the case of Swingline Loans under such Facility denominated in Canadian Dollars), in each case, to be made to, and maintained by, the Borrower of the outstanding Swingline Loan under such Facility being funded by such Revolving Loan (or any other Borrower jointly and severally liable with such Borrower under such Facility) in the same currency as the outstanding Swingline Loan under such Facility being funded by such Revolving Loan (each such Borrowing, a “Mandatory Borrowing”), shall be made on the immediately succeeding Business Day by all Lenders under such Facility pro rata based on each such Lender’s U.S. Facility RL Percentage or Canadian Facility RL Percentage, as the case may be (determined before giving effect to any termination of the Commitments under such Facility pursuant to the last paragraph of Section 11.01) and the proceeds thereof shall be applied directly by the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans under such Facility. Each Lender under a Facility hereby irrevocably agrees to make Revolving Loans under such Facility to the applicable Borrower upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and currency and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender notwithstanding (i) the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Borrowing, and (v) the amount of any Borrowing Base or the Total U.S. Facility Commitment or Total Canadian Facility Commitment, as applicable, at such time. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding, corporate action or other step taken under any Insolvency Law with respect to any Borrower, then each Lender under a Facility hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from any Borrower under such Facility on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans under such Facility as shall be necessary to cause such Lenders to share in such Swingline Loans ratably based upon their respective U.S. Facility RL Percentages or Canadian Facility RL Percentages, as the case may be (determined before giving effect to any termination of the Commitments under such Facility pursuant to the last paragraph of Section 11.01), provided that (x) all interest payable on the Swingline Loans under such Facility shall be for the account of the Swingline Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay the Swingline Lender interest on the principal amount of the participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, (A) in the case of a Mandatory Borrowing constituting Revolving Loans denominated in U.S. Dollars, at the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Revolving Loans denominated in U.S. Dollars, in each case maintained as Base Rate Loans hereunder for each day thereafter, and (B) in the case of a Mandatory Borrowing constituting Revolving Loans denominated in Canadian Dollars, at the cost to the Administrative Agent of acquiring the overnight funds in Canadian Dollars for the first three days and at the interest rate otherwise applicable to such Revolving Loans denominated in Canadian Dollars, in each case maintained as Canadian Prime Rate Loans hereunder for each day thereafter.

(d) Notwithstanding anything to the contrary in Section 2.01(a) or (b), Section 7.03 or elsewhere in this Agreement, the Collateral Agent shall have the right to establish Reserves in such amounts, and with respect to such matters, as the Collateral Agent in its Discretion shall deem necessary or appropriate, against any Borrowing Base (with any establishment of or increase in Reserves to reduce such then existing Borrowing Base, as applicable, in an amount equal to such Reserves and any elimination of or reduction in any Reserves to increase such then existing Borrowing Base, as applicable, in an amount equal to such Reserves). The Collateral Agent shall promptly notify AbitibiBowater of the establishment of any new Reserve or any increase or decrease to an existing Reserve; provided that no increase in any Reserve shall be effective until three Business Days following notice thereof to AbitibiBowater.

(e) In the event that the Borrowers are unable to comply with the conditions precedent to the making of Revolving Loans set forth in Section 7 (including, without limitation, the Borrowing Base limitations set forth in Section 7.03), the Lenders under any Facility, subject to the immediately succeeding proviso, hereby authorize the Administrative Agent, for the account of the Lenders under a Facility, to make U.S. Facility Revolving Loans to any U.S. Borrower (on a joint and several basis with the other U.S. Borrowers), U.S. Borrower Canadian Facility Revolving Loans to any U.S. Borrower (on a joint and several basis with the other U.S. Borrowers) and/or Canadian Borrower Revolving Loans to any Canadian Borrower (on a joint and several basis with the other Canadian Borrowers) solely in the event that the Administrative Agent in its Discretion deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of repayment of the Obligations, or (C) to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement, including, without limitation, documented Expenses and Fees which are invoiced in reasonable detail; provided that such Revolving Loans may only be made as Base Rate Loans or Canadian Prime Rate Loans, respectively, as determined by the Administrative Agent (each, an “Agent Advance”), for a period commencing on the date the Administrative Agent receives a Notice of Borrowing requesting an Agent Advance (so long as the Administrative Agent shall have determined in its Discretion that the circumstances described in the preceding clauses (A), (B) or (C) exist) until the earliest of (x) the twentieth Business Day after such date, (y) the date the respective Borrowers are again able to comply with the applicable Borrowing Base limitations and the conditions precedent to the making of Revolving Loans, or obtain an amendment or waiver with respect thereto and (z) the date the Required Lenders instruct the Administrative Agent to cease making Agent Advances (in each case, the

“Agent Advance Period”; provided, that an Agent Advance Period may not commence (i) on any date occurring during the continuance of another Agent Advance Period or (ii) earlier than the second Business Day following the termination of any previous Agent Advance Period); provided further that the Administrative Agent shall not make any Agent Advance to the extent that at the time of the making of such Agent Advance, (I) the amount of such Agent Advance when added to the aggregate outstanding amount of all other Agent Advances (w) made to, if such Agent Advance is a U.S. Borrower Revolving Loan, the U.S. Borrowers at such time (for this purpose, using the U.S. Dollar Equivalent of amounts not denominated in U.S. Dollars), would exceed 5% of the U.S. Borrowing Base at such time, (x) made to, if such Agent Advance is a Canadian Borrower Revolving Loan, the Canadian Borrowers at such time (for this purpose, using the U.S. Dollar Equivalent of amounts not denominated in U.S. Dollars), would exceed 5% of the Canadian Borrowing Base at such time, (y) if such Agent Advance is a U.S. Facility Revolving Loan, that are U.S. Facility Revolving Loans (for this purpose, using the U.S. Dollar Equivalent of amounts not denominated in U.S. Dollars), would exceed 5% of the Total U.S. Facility Commitment at such time or (z) if such Agent Advance is a Canadian Facility Revolving Loan, that are Canadian Facility Revolving Loans (for this purpose, using the U.S. Dollar Equivalent of amounts not denominated in U.S. Dollars), would exceed 5% of the Total Canadian Facility Commitment at such time (each, an “Agent Advance Amount”) or (II) the amount of such Agent Advance (after giving effect thereto) would cause (x) if such Agent Advance is a U.S. Facility Revolving Loan, (A) the Individual U.S. Facility Exposure of any U.S. Facility Lender to exceed the amount of such U.S. Facility Lender’s U.S. Facility Commitment at such time or (B) the Aggregate U.S. Facility Exposure to exceed the Total U.S. Facility Commitment at such time or (y) if such Agent Advance is a Canadian Facility Revolving Loan, (A) the Individual Canadian Facility Exposure of any Canadian Facility Lender to exceed the amount of such Canadian Facility Lender’s Canadian Facility Commitment at such time or (B) the Aggregate Canadian Facility Exposure to exceed the Total Canadian Facility Commitment at such time. Agent Advances may be made by the Administrative Agent in its sole discretion and no Borrower shall have any right whatsoever to require that any Agent Advances be made, provided that the Administrative Agent shall promptly notify AbitibiBowater following the occurrence of an Agent Advance. Agent Advances will be subject to periodic settlement with the applicable Lenders pursuant to Section 2.04(b).

2.02. Minimum Amount of Each Borrowing. The aggregate principal amount of each Borrowing of Revolving Loans of a specific Type shall not be less than the Minimum Borrowing Amount applicable to such Type of Loans. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than (x) 10 Borrowings of Eurodollar Loans (or such greater number of Borrowings of Eurodollar Loans as may be agreed to from time to time by the Administrative Agent) in the aggregate for all Loans or (y) 10 different maturity dates in the aggregate for all outstanding Bankers’ Acceptance Loans (or such greater number of maturity dates as may be agreed to from time to time by the Administrative Agent).

2.03. Notice of Borrowing. (a) Whenever a Borrower desires to incur (i) Eurodollar Loans or Bankers’ Acceptance Loans hereunder, such Borrower shall give the Administrative Agent at the Notice Office at least three Business Days’ prior notice of each Eurodollar Loan or Bankers’ Acceptance Loan to be incurred hereunder and (ii) Base Rate Loans (including Agent Advances, but excluding Swingline Loans and Revolving Loans made pursuant to a Mandatory Borrowing) or Canadian Prime Rate Loans (including Agent Advances, but excluding Swingline Loans and Revolving Loans made pursuant to a Mandatory Borrowing or to the extent resulting from automatic conversions of Bankers’ Acceptance Loans as provided in Schedule 1.01(b)) hereunder, such Borrower shall give the Administrative Agent at the Notice Office prior notice not later than on the Business Day of the proposed Borrowing (or such shorter period as agreed to by the Administrative Agent in its sole discretion) of each Base Rate Loan or Canadian Prime Rate Loan to be incurred hereunder; provided that any such notice shall be deemed to have been given on a certain day only if given before 12:00 Noon (New York City time) on such day, in the case of Revolving Loans. Each such notice (each, a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, in the form of Exhibit A-1, appropriately completed to specify: (i) the aggregate principal amount or Face Amount, as the case may be, of the Loans to be incurred pursuant to such Borrowing (stated in the Available Currency), (ii) the date of such Borrowing (which shall be a Business Day), (iii) in the case of a Borrowing of Revolving Loans, whether the Revolving Loans made pursuant to such Borrowing constitute Agent Advances (it being understood that the Administrative Agent shall be under no obligation to make such Agent Advance), (iv) in the case of U.S. Dollar Denominated Revolving Loans, whether the Revolving Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, Eurodollar Loans, (v) in the case of Canadian Dollar Denominated Revolving Loans, whether the Revolving Loans being incurred pursuant to such Borrowing shall consist of Canadian Prime Rate Loans or Bankers’ Acceptance Loans and, if Bankers’ Acceptance Loans, the term thereof (which shall comply with the requirements of Schedule 1.01(b)) and (vi) whether the Loans being incurred pursuant to such Borrowing shall constitute U.S. Facility Revolving Loans or Canadian Facility Revolving Loans. Except in the case of Agent Advances, the Administrative Agent shall promptly give each Lender under a Facility notice of such proposed Borrowing under such Facility, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b) Whenever a Borrower desires to incur Swingline Loans hereunder, such Borrower shall give the Swingline Lender no later than 1:00 P.M. (New York City time) on the date that a Swingline Loan is to be incurred, written notice or telephonic notice promptly confirmed in writing of each Swingline Loan to be incurred hereunder. Each such notice shall be irrevocable and specify in each case (A) the date of Borrowing (which shall be a Business Day), (B) the principal amount of the Swingline Loan to be incurred pursuant to such Borrowing (stated in the Available Currency) and (C) whether the Swingline Loan being incurred pursuant to such Borrowing shall constitute a U.S. Facility Swingline Loan or a Canadian Facility Swingline Loan.

(c) Mandatory Borrowings shall be made upon the notice specified in Section 2.01(c), with each Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of the Mandatory Borrowings as set forth in Section 2.01(a).

(d) Without in any way limiting the obligation of any Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent or the Swingline Lender, as the case may be, may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent or the Swingline Lender, as the case may be, in good faith to be from a Responsible Officer of such Borrower, prior to receipt of written confirmation. In each such case, the Administrative Agent’s or the Swingline Lender’s record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, shall be conclusive absent manifest error.

2.04. Disbursement of Funds. (a) No later than 1:00 P.M. (New York City time) on the date specified in each Notice of Borrowing (or (x) in the case of U.S. Dollar Denominated Swingline Loans, no later than 4:00 P.M. (New York City time) on the date specified pursuant to Section 2.03(b), (y) in the case of Canadian Dollar Denominated Swingline Loans, no later than 2:00 P.M. (New York City time) on the date specified pursuant to Section 2.03(b) or (z) in the case of Mandatory Borrowings, no later than 1:00 P.M. (New York City time) on the date specified in Section 2.01(a)), each Lender under the respective Facility, will make available its pro rata portion (determined in accordance with Section 2.07) of each such Borrowing under such Facility requested to be made on such date. All such amounts will be made available in U.S. Dollars (in the case of U.S. Dollar Denominated Loans) or in Canadian Dollars (in the case of Canadian Dollar Denominated Loans), as the case may be, and in immediately available funds at the Payment Office, and the Administrative Agent will make available to the relevant Borrower or Borrowers at the Payment Office the aggregate of the amounts so made available by the Lenders under the respective Facility (or in the case of Swingline Loans, the Swingline Lender will make available the full amount thereof). Unless the Administrative Agent shall have been notified by any Lender under the respective Facility prior to the date of Borrowing under such Facility that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing under such Facility to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the relevant Borrower or Borrowers a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the relevant Borrower or Borrowers, and the relevant Borrower or Borrowers shall promptly (but no later than one Business Day following such notice) pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Lender or the relevant Borrower or Borrowers, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the relevant Borrower or Borrowers until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate (or, in the case of Canadian Dollar Denominated Loans, the cost to the Administrative Agent of acquiring overnight funds in Canadian Dollars) for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter and (ii) if recovered from the relevant Borrower or Borrowers, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.08. Nothing in this Section 2.04(a) shall be deemed to relieve any Lender under a Facility from its obligation to make Loans hereunder under such Facility or to prejudice any rights which any Borrower may have against any Lender under a Facility as a result of any failure by such Lender to make Loans hereunder under such Facility.

(b) Agent Advances made pursuant to Section 2.01(e) shall be subject to periodic settlement as follows:

(i) The amount of each Lender’s U.S. Facility RL Percentage or Canadian Facility RL Percentage, as the case may be, of Revolving Loans shall be computed weekly (or more frequently in the Administrative Agent’s sole discretion) and shall be adjusted upward or downward on the basis of the amount of outstanding Revolving Loans under such Facility as of 5:00 P.M. (New York City time) on the last Business Day of each week, or such other period specified by the Administrative Agent (each such date, a “Settlement Date”). The applicable Lenders under a Facility shall transfer to the Administrative Agent, or the Administrative Agent shall transfer to the applicable Lenders under a Facility, such amounts as are necessary so that (after giving effect to all such transfers) the amount of Revolving Loans under a Facility made by each Lender under such Facility shall be equal to such Lender’s U.S. Facility RL Percentage or Canadian Facility RL Percentage, as the case may be, of the aggregate amount of Revolving Loans under such Facility outstanding as of such Settlement Date. If a notice from the Administrative Agent of any such necessary transfer is received by a Lender on or prior to 12:00 Noon (New York City time) on any Business Day, then such Lender shall make transfers described above in immediately available funds no later than 3:00 P.M. (New York City time) on the day such notice was received; and if such notice is received by a Lender after 12:00 Noon (New York City time) on any Business Day, such Lender shall make such transfers no later than 1:00 P.M. (New York City time) on the next succeeding Business Day. The obligation of each of the Lenders to transfer such funds shall be irrevocable and unconditional and without recourse to, or without representation or warranty by, the Administrative Agent. Each of the Administrative Agent and each Lender agrees and the Lenders agree to mark their respective books and records on each Settlement Date to show at all times the dollar amount of their respective U.S. Facility RL Percentage or Canadian Facility RL Percentage, as the case may be, of the outstanding Revolving Loans under such Facility on such date.

(ii) To the extent that the settlement described in preceding clause (i) shall not yet have occurred with respect to any particular Settlement Date, upon any repayment of Revolving Loans under a Facility by any Borrower prior to such settlement, the Administrative Agent may apply such amounts repaid directly to the amounts that would otherwise be made available by the Administrative Agent pursuant to this Section 2.04(b) under such Facility.

(iii) Because the Administrative Agent on behalf of the Lenders under a Facility may be advancing and/or may be repaid Revolving Loans under such Facility prior to the time when such Lenders will actually advance and/or be repaid such Revolving Loans, interest with respect to such Revolving Loans shall be allocated by the Administrative Agent to each such Lender and the Administrative Agent in accordance with the amount of such Revolving Loans actually advanced by and repaid to each such Lender and the Administrative Agent and shall accrue from and including the date such Revolving Loans are so advanced to but excluding the date such Revolving Loans are either repaid by the U.S. Borrowers or the Canadian Borrowers, as the case may be, in accordance with the terms of this Agreement or actually settled by the Administrative Agent or the applicable Lender as described in this Section 2.04(b).

2.05. Notes. (a) Each U.S. Borrower’s joint and several obligation under a Facility and each Canadian Borrower’s joint and several obligation under a Facility, as the case may be, to pay the principal of, and interest on, the Loans under such Facility made by each Lender under such Facility shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.15 and shall, if requested by such Lender, also be evidenced (i) in the case of U.S. Facility Revolving Loans, by a promissory note duly executed and delivered by each U.S. Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each, a “U.S. Facility Revolving Note” and, collectively, the “U.S. Facility Revolving Notes”), (ii) in the case of U.S. Borrower Canadian Facility Revolving Loans, by a promissory note duly executed and delivered by each U.S. Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each, a “U.S. Borrower Canadian Facility Revolving Note” and, collectively, the “U.S. Borrower Canadian Facility Revolving Notes”), (iii) in the case of Canadian Borrower Revolving Loans, by a promissory note duly executed and delivered by each Canadian Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each, a “Canadian Borrower Revolving Note” and, collectively, the “Canadian Borrower Revolving Notes” and, together with the U.S. Borrower Canadian Facility Revolving Notes, the “Canadian Facility Revolving Notes” and, together with the U.S. Facility Revolving Notes, the “Revolving Notes”), (iv) in the case of U.S. Facility Swingline Loans, by a promissory note duly executed and delivered by each U.S. Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (each, a “U.S. Facility Swingline Note” and, collectively, the “U.S. Facility Swingline Notes”), (v) in the case of U.S. Borrower Canadian Facility Swingline Loans, by a promissory note duly executed and delivered by each U.S. Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (each, a “U.S. Borrower Canadian Facility Swingline Note” and, collectively, the “U.S. Borrower Canadian Facility Swingline Notes”), and (vi) in the case of Canadian Borrower Swingline Loans, by a promissory note duly executed and delivered by each Canadian Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (each, a “Canadian Borrower Canadian Facility Swingline Note” and, collectively, the “Canadian Borrower Canadian Facility Swingline Notes” and, together with the U.S. Borrower Canadian Facility Swingline Notes, the “Canadian Facility Swingline Notes” and, together with the U.S. Facility Swingline Notes, the “Swingline Notes”).

(b) Each Lender under a Facility will note on its internal records the amount of each Loan under such Facility made by it and each payment in respect thereof and prior to any transfer of any of its Notes under such Facility will endorse on the reverse side thereof the outstanding principal amount of Loans under such Facility evidenced thereby. Failure to make any such notation or any error in such notation shall not affect any Borrower’s obligations in respect of such Loans.

(c) Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes in respect of a Facility shall only be delivered to Lenders under such Facility which at any time specifically request the delivery of such Notes. No failure of any Lender to request, obtain, maintain or produce a Note evidencing its Loans to any Borrower shall affect, or in any manner impair, the obligations of any Borrower to pay the Loans (and all related Obligations) incurred by such Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to any Loan Document. Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (b). At any time when any Lender under a Facility requests the delivery of a Note under such Facility to evidence any of its Loans under such Facility, each of the respective Borrowers shall promptly execute and deliver to the respective Lender, at such Borrowers’ expense, the requested Note in the appropriate amount or amounts to evidence such Loans.

2.06. Conversions. (a) Each Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of U.S. Dollar Denominated Loans made to it pursuant to one or more Borrowings (so long as of the same Facility) of one or more Types of U.S. Dollar Denominated Revolving Loans into a Borrowing (of the same Facility) of another Type of U.S. Dollar Denominated Revolving Loan; provided that, (i) no such partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of such Eurodollar Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) following notice by the Administrative Agent or the Required Lenders to AbitibiBowater during the continuation of any Default or Event of Default (although no such notice shall be required following an Event of Default under Section 11.01(g) or (h)), Base Rate Loans may not be converted into Eurodollar Loans, and (iii) no conversion pursuant to this Section 2.06 shall result in a greater number of Borrowings of Eurodollar Loans than is permitted under Section 2.02. Each such conversion shall be effected by the relevant Borrower (of U.S. Dollar Denominated Revolving Loan being converted) by giving the Administrative Agent at the Notice Office prior to 12:00 Noon (New York City time) at least three Business Days’ prior notice (each, a “Notice of Conversion/Continuation”), in each case in the form of Exhibit A-2, appropriately completed to specify the U.S. Dollar Denominated Revolving Loans to be so converted, and the Borrowing or Borrowings pursuant to which such U.S. Dollar Denominated Loans were incurred. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its U.S. Dollar Denominated Revolving Loans.

(b) Conversions of Bankers’ Acceptance Loans into Canadian Prime Rate Loans shall be made in the circumstances, and to the extent, provided in Schedule 1.01(b). Except as provided in Schedule 1.01(b), Bankers’ Acceptance Loans shall not be permitted to be converted into Canadian Prime Rate Loans prior to the maturity date of the respective Bankers’ Acceptance or B/A Equivalent Note, as the case may be.

(c) Each Borrower shall have the option to convert on any Business Day occurring on or after the Effective Date, all or a portion at least equal to the Minimum Borrowing Amount of the outstanding principal amount of Canadian Prime Rate Loans made to such Borrower pursuant to one or more Borrowings (so long as of the same Facility) of Canadian Dollar Denominated Revolving Loans into a Borrowing or Borrowings (of the same Facility) of Bankers’ Acceptance Loans; provided that (i) following notice by the Administrative Agent or the Required Lenders to AbitibiBowater during the continuation of any Default or Event of Default (although no such notice shall be required following an Event of Default under Section 11.01(g) or (h)), Canadian Prime Rate Loans may not be converted into Bankers’ Acceptance Loans and (ii) Borrowings of Bankers’ Acceptance Loans resulting from this Section 2.06 shall be limited as provided in Section 2.02. Each such conversion shall be effected by the relevant Borrower (of Canadian Dollar Denominated Revolving Loan being converted), by giving the Administrative Agent at the Notice Office, prior to 12:00 Noon (New York City time), at least three Business Days prior to the date of the proposed conversion, a Notice of Conversion/Continuation specifying the Canadian Dollar Denominated Revolving Loans maintained as Canadian Prime Rate Loans to be so converted into Bankers’ Acceptance

Loans, the Borrowing or Borrowings pursuant to which such Canadian Dollar Denominated Revolving Loans were made and the term of the proposed Borrowing of Bankers’ Acceptance Loans (which, in each case, shall comply with the requirements of Schedule 1.01(b)). The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Canadian Dollar Denominated Revolving Loans maintained as Canadian Prime Rate Loans.

2.07. Pro Rata Borrowings. All Borrowings of U.S. Facility Revolving Loans and Canadian Facility Revolving Loans (including U.S. Borrower Revolving Loans and Canadian Borrower Revolving Loans) under this Agreement shall be incurred from the Lenders under such Facility pro rata on the basis of their U.S. Facility Commitments and Canadian Facility Commitments, as the case may be, provided that all Mandatory Borrowings under a Facility shall be incurred from the Lenders under such Facility pro rata on the basis of their U.S. Facility RL Percentages or Canadian Facility RL Percentages, as the case may be. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender under such Facility shall be obligated to make the Loans under such Facility provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

2.08. Interest. (a) (x) The U.S. Borrowers jointly and severally agree to pay interest in respect of the unpaid principal amount of each U.S. Facility Loan, (y) the U.S. Borrowers jointly and severally agree to pay interest in respect of the unpaid principal amount of each U.S. Borrower Canadian Facility Revolving Loan and U.S. Borrower Canadian Facility Swingline Loan and (y) the Canadian Borrowers jointly and severally agree to pay interest in respect of the unpaid principal amount of each Canadian Borrower Revolving Loan and Canadian Borrower Swingline Loan, in each case:

(A) Maintained as a Base Rate Loan, in each case, accruing from the date of Borrowing thereof until but excluding the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall be equal to the sum of the relevant Applicable Margin plus the Base Rate, each as in effect from time to time.

(B) Maintained as a Eurodollar Loan, in each case, accruing from the date of Borrowing thereof until but excluding the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 2.06, 2.09 or 2.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin as in effect from time to time during such Interest Period plus the Eurodollar Rate for such Interest Period.

(C) Maintained as a Canadian Prime Rate Loan (including with respect to any Bankers’ Acceptance Loan converted into a Canadian Prime Rate Loan pursuant to Schedule 1.01(b)), in each case, accruing from the date of Borrowing thereof (or, in the circumstances described in the immediately preceding parenthetical, from the date of conversion of such respective Bankers’ Acceptance Loan into a Canadian Prime Rate Loan) until but excluding the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Canadian Prime Rate Loan to a Bankers’ Acceptance Loan pursuant to Schedule 1.01(b), at a rate per annum which shall be equal to the sum of the relevant Applicable Margin plus the Canadian Prime Rate, each as in effect from time to time.

(b) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan and any other overdue amount payable hereunder and under any other Loan Document, by acceleration or otherwise, shall, in each case, bear interest at a rate per annum equal to the rate which is two percent (2.0%) in excess of the otherwise applicable rate of interest then borne by the applicable borrowing (or, if any such amount does not relate to a borrowing under this Agreement, the rate which is 2% in excess of the rate otherwise applicable to Base Rate Loans from time to time). Interest that accrues under this Section 2.08(b) shall be payable on demand.

(c) Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on each Quarterly Payment Date, (ii) in respect of each Canadian Prime Rate Loan, quarterly in arrears on each Quarterly Payment Date, (iii) in respect of each Eurodollar Rate Loan, on the last day of each Interest Period applicable thereto and (iv) in respect of each Loan (other than Bankers’ Acceptance Loans), (x) on the date of any repayment or prepayment thereof (on the amount prepaid or repaid) (except that repayments and prepayments of Base Rate Loans or Canadian Prime Rate Loans, in each case, under a Facility shall not be required to be accompanied by a payment of accrued, and theretofore unpaid, interest thereon, unless either all outstanding Loans of such Type under such Facility are being repaid or prepaid or the Total Commitment under such Facility has terminated or will be terminated concurrently with such repayment or prepayment), (y) at maturity (whether by acceleration or otherwise) and (z) after such maturity, on demand.

(d) Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for each Interest Period applicable to the respective Eurodollar Loans and shall promptly notify the respective Borrowers and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.09. Interest Periods. Subject to the provisions of Sections 2.06 and 2.10, each Eurodollar Loan shall have successive interest periods (each, an “Interest Period”) each of a one-month duration; provided that:

(a) all Eurodollar Loans comprising a Borrowing shall at all times have the same Interest Period;

(b) the initial Interest Period for any Eurodollar Loan shall commence on the date of Borrowing of such Eurodollar Loan (including, the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such Eurodollar Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(c) if any Interest Period for a Eurodollar Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(d) if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(e) if the Required Lenders so elect, no Interest Period may commence at any time when a Default or an Event of Default is then in existence; and

(f) no Interest Period in respect of any Borrowing of Revolving Loans shall be selected which extends beyond the Revolving Loan Maturity Date.

2.10. Increased Costs, Illegality, etc. (a) In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clauses (i) and (iv) below, may be made only by the Administrative Agent):

(i) on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the applicable interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of the Eurodollar Rate; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder (and deemed by such Lender to be material) with respect to any Eurodollar Loan because of (x) any change since the Closing Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or any change since the Closing Date in the interpretation or administration thereof and including the introduction after the Closing Date of any new law or governmental rule, regulation, order, guideline or request (other than with respect to any Tax, which shall be governed solely by Section 5.04), such as, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D of the Board to the extent included in the computation of the Eurodollar Rate, and/or (y) other circumstances arising since the Closing Date affecting such Lender, the interbank eurodollar market or the position of such Lender in such market; or

(iii) at any time, that the making or continuance of any Eurodollar Loan has been made unlawful by any law or governmental rule, regulation or order adopted or changed after the Closing Date; or

(iv) at any time, that there is no market for Bankers’ Acceptances by reason of circumstances affecting the Canadian money market generally or that Canadian Dollars are not available in sufficient amounts, in either case as determined in good faith by the Administrative Agent, acting reasonably;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clauses (i) and (iv) above) shall promptly give notice (by telephone promptly confirmed in writing) to the affected Borrowers and, except in the case of clauses (i) and (iv) above, to the Administrative Agent, of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders or in the case of clauses (ii) and (iii) each other affected Lender). Thereafter (w) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies AbitibiBowater and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by any Borrower with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by such Borrower, (x) in the case of clause (ii) above, the U.S. Borrowers (jointly and severally) and/or the Canadian Borrowers (jointly and severally) agree to pay to such Lender, within 15 days following such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the respective Borrowers by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto), (y) in the case of clause (iii) above, the respective Borrower or Borrowers shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law and (z) in the case of clause (iv) above, and as provided in Schedule 1.01(b), Bankers’ Acceptance Loans or other Revolving Loans in Canadian Dollars (exclusive of any such Revolving Loans which have theretofore been funded) shall no longer be available until such time as the Administrative Agent notifies the affected Borrowers and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation with respect to Bankers’ Acceptance Loans or such other Revolving Loans in Canadian Dollars given by the respective Borrowers which have not been incurred (including by way of conversion) shall be deemed rescinded by such Borrowers.

Without limiting the foregoing, if any Lender determines, acting reasonably, that any applicable law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make or maintain any Loan (or to maintain its obligation to make any Loan), or to participate in, issue or maintain any Letter of Credit (or to maintain its obligation to participate in or to issue any Letter of Credit), then, on notice thereof by such Lender to Abitibi through the Administrative Agent, any obligation of such Lender with respect to the activity that is unlawful shall be suspended until such Lender notifies the Administrative Agent and Abitibi that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, each Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if conversion would avoid the activity that is unlawful, convert any Loans, or take any necessary steps with respect to any Letter of Credit in order to avoid the activity that is unlawful. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

If any Lender determines, acting reasonably, that any applicable law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender to hold or benefit from a Lien over real property pursuant to any law of the United States or any State thereof, such Lender may notify the Administrative Agent and disclaim any benefit of such security interest to the extent of such illegality; provided, that such determination or disclaimer shall not invalidate or render unenforceable such Lien for the benefit of any other Lender.

(b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 2.10(a)(ii), the affected Borrower may, and in the case of a Eurodollar Loan affected by the circumstances described in Section 2.10(a)(iii), the affected Borrower shall, either (i) if the affected Eurodollar Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that such Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.10(a)(ii) or (iii), or (ii) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, require the affected Borrower to convert such Eurodollar Loan into a Base Rate Loan (which conversion, in the case of the circumstance described in Section 2.10(a)(iii), shall occur no later than the last day of the Interest Period then applicable to such Eurodollar Loan or such earlier day as shall be required by applicable law); provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.10(b).

(c) If any Lender determines that after the Closing Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitment hereunder or its obligations hereunder, by an amount deemed by such Lender to be material, then AbitibiBowater agrees to pay to such Lender, within 15 days following its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation on an after-tax basis for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable; provided that such Lender’s determination of compensation owing under this Section 2.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to AbitibiBowater, which notice shall show in reasonable detail the basis for calculation of such additional amounts, although the failure to give any such notice shall not release or diminish AbitibiBowater’ obligations to pay additional amounts pursuant to this Section 2.10(c) upon the subsequent receipt of such notice.

(d) Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation, as the case may be; provided that the Borrowers shall not be required to compensate a Lender or Issuing Lender pursuant to this Section 2.10 for any increased costs or reductions incurred more than 120 days prior to the date that such Lender, Issuing Lender or the Administrative Agent, as the case may be, notifies AbitibiBowater of such Lender’s or such Issuing Lender’s intention to claim compensation therefor; provided, further, that if the introduction or change referred to in Section 2.10(a)(ii) and 2.10(c) above giving rise to such increased costs, reductions or additional amounts is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Notwithstanding anything herein to the contrary, the Dodd Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directives promulgated thereunder, shall be deemed to have been adopted after the date hereof, regardless of the date enacted or adopted.

2.11. Compensation. The applicable Loan Parties (grouped by Borrowing Base), jointly and severally agree to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation and shall, absent manifest error, be conclusive and binding on all the parties hereto), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans or Bankers’ Acceptance Loans but excluding loss of anticipated profits) which such Lender may sustain: (a) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, Eurodollar Loans or Bankers’ Acceptance Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the respective Borrower or Borrowers or deemed withdrawn pursuant to Section 2.10(a)); (b) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 5.01, Section 5.02 or as a result of an acceleration of the Loans pursuant to Section 11.01) or conversion of any of its Eurodollar Loans or Bankers’ Acceptance Loans occurs on a date which is not the last day of an Interest Period or maturity date, as applicable, with respect thereto; (c) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the respective Borrowers; or (d) as a consequence of (i) any other default by the respective Borrowers to repay Eurodollar Loans or Bankers’ Acceptance Loans when required by the terms of this Agreement or any Note held by such Lender or (ii) any election made pursuant to Section 2.10(b).

2.12. Lending Offices and Affiliate Lenders for Loans in Available Currency. (a) Each Lender may at any time or from time to time designate, by written notice to the Administrative Agent to the extent not already reflected on Schedule 13.03, one or more lending offices (which, for this purpose, may include Affiliates of the respective Lender) for the various Loans in the Available Currency made, and Letters of Credit participated in, by such Lender (including, without limitation, by designating a separate lending office (or Affiliate) to act as such with respect to such Loans and Letter of Credit Outstandings); provided that, for designations made after the Closing Date, to the extent such designation shall result in increased costs under Section 2.10, 3.06 or 5.04 in excess of those which would be charged in the absence of the designation of a different lending office (including a different Affiliate of the respective Lender), then the Borrowers shall not be obligated to pay such excess increased costs (although if such designation results in increased costs, the Borrowers shall be obligated to pay the costs which would have applied in the absence of such designation and any subsequent increased costs of the type described above resulting from changes after the date of the respective designation). Except as provided in the immediately preceding sentence, each lending office and Affiliate of any Lender designated as provided above shall, for all purposes of this Agreement and the other Loan Documents, be treated in the same manner as the respective designating Lender (and shall be entitled to all indemnities and similar provisions in respect of its acting as such hereunder).

(b) Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c), Section 3.06 or Section 5.04 with respect to such Lender, it will, if requested by AbitibiBowater, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.12(b) shall affect or postpone any of the obligations of any Borrower or the right of any Lender provided in Sections 2.10, 3.06 and 5.04.

2.13. Replacement of Lenders. (a) If any Lender becomes a Defaulting Lender, (b) upon the occurrence of any event giving rise to the operation of Section 2.10(a) (other than clause (i) or (iv)), Section 2.10(c), Section 3.06 or Section 5.04 with respect to any Lender which results in such Lender charging to any Borrower increased costs in excess of those being generally charged by the other Lenders, or (c) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), AbitibiBowater shall have the right, in accordance with Section 13.04(b), if no Default or Event of Default then exists or would exist after giving effect to such replacement, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of which shall be reasonably acceptable to the Administrative Agent, Swingline Lender and any Issuing Lender; provided that:

(i) at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Borrowers or, if otherwise agreed, the Replacement

Lender) pursuant to which the Replacement Lender shall acquire the entire Commitment of and all outstanding Revolving Loans (other than Bankers’ Acceptance Loans) and all participations in Letters of Credit by, the Replaced Lender and, in connection therewith, shall pay to (i) the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans (other than Bankers’ Acceptance Loans) of the respective Replaced Lender with respect to which such Replaced Lender is being replaced, (B) an amount equal to the Face Amount of any outstanding B/A Instrument of the respective Replaced Lender in satisfaction of the obligations of the Borrower to repay the B/A Instrument on the maturity thereof, (C) an amount equal to all Unpaid Drawings (if any) that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time and (D) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 4.01, (ii) each Issuing Lender an amount equal to such Replaced Lender’s U.S. Facility RL Percentage or Canadian Facility RL Percentage, as the case may be, of any Unpaid Drawing relating to Letters of Credit issued by such Issuing Lender under such Facility (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Lender and (iii) the Swingline Lender an amount equal to such Replaced Lender’s U.S. Facility RL Percentage or Canadian Facility RL Percentage, as the case may be, of any Mandatory Borrowing under such Facility to the extent such amount was not theretofore funded by such Replaced Lender to the Swingline Lender; and

(ii) all obligations of the Borrowers then owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 2.11 which shall be paid in full to such Replaced Lender concurrently with such replacement) shall be paid in full to such Replaced Lender concurrently with such replacement.

(b) Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.13, the Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption Agreement so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.13 and Section 13.04. Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 13.15 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the relevant Borrowers, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06, 5.04, 12.06, 13.01 and 13.06), which shall survive as to such Replaced Lender.

2.14. Incremental Commitments. (a) AbitibiBowater shall have the right, in consultation and coordination with the Administrative Agent as to all of the matters set forth below in this Section 2.14, but without requiring the consent of the Administrative Agent (except as otherwise provided in this Section 2.14) or the Lenders, to request at any time and from time to time after the Effective Date and prior to the Revolving Loan Maturity Date that one or more Lenders (and/or one or more other Persons which are Eligible Transferees and which will become Lenders) provide U.S. Facility Incremental Commitments or Canadian Facility Incremental Commitments (as specified by AbitibiBowater) and, subject to the applicable terms and conditions contained in this Agreement and the relevant Incremental Commitment Agreement, make Revolving Loans and participate in Letters of Credit and Swingline Loans pursuant thereto; provided that (i) no Lender shall be obligated to provide an Incremental Commitment, and until such time, if any, as such Lender has agreed in its sole discretion to provide an Incremental Commitment and executed and delivered to the Administrative Agent, AbitibiBowater and the other Borrowers an Incremental Commitment Agreement as provided in clause (b) of this Section 2.14, such Lender shall not be obligated to fund any Revolving Loans in excess of its U.S. Facility Commitment or Canadian Facility Commitment, as applicable, (if any) or participate in any Letters of Credit or Swingline Loans in excess of its U.S. Facility RL Percentage or Canadian Facility RL Percentage, as applicable, in each case, as in effect prior to giving effect to such Incremental Commitment provided pursuant to this Section 2.14, (ii) any Lender (including any Person which is an Eligible Transferee who will become a Lender) may so provide an Incremental Commitment without the consent of the Administrative Agent or any other Lender; provided that any Person that is not a Lender prior to the effectiveness of its Incremental Commitment shall require the consent of the Administrative Agent, each Issuing Lender and the Swingline Lender (which consents shall not be unreasonably withheld or delayed) to provide an Incremental Commitment pursuant to this Section 2.14, (iii) the aggregate amount of each request (and provision therefor) for U.S. Facility Incremental Commitments or Canadian Facility Incremental Commitments, or any combination thereof, shall be in a minimum aggregate amount for all Lenders which provide such Incremental Commitments pursuant to a given Incremental Commitment Agreement pursuant to this Section 2.14 (including Persons who are Eligible Transferees and will become Lenders) of at least $25,000,000 (or such lesser amount that is acceptable to the Administrative Agent), (iv) the aggregate amount of all Incremental Commitments permitted to be provided pursuant to this Section 2.14 shall not exceed in the aggregate $100,000,000, (v) if the Applicable Commitment Fee Percentage and/or Applicable Margins with respect to Commitments to be provided or Loans to be incurred pursuant to an Incremental Commitment shall be higher in any respect than those applicable to any other Commitments or Loans, the Applicable Commitment Fee Percentage and/or Applicable Margins, as the case may be, for the other Commitments and Loans shall be automatically increased as and to the extent needed to eliminate any deficiencies in accordance with the definition of “Applicable Commitment Fee Percentage” or “Applicable Margin” contained herein (such increase, the “Additional Commitment Fee” or “Additional Margin”, as the case may be), (vi) each Incremental Commitment Agreement shall specifically designate whether such Incremental Commitments are U.S. Facility Incremental Commitments or Canadian Facility Incremental Commitments, (vii) all Revolving Loans of a Borrower incurred pursuant to an Incremental Commitment (and all interest, fees and other amounts payable thereon) shall be Obligations under this Agreement and the other applicable Loan Documents and shall be secured by the relevant Security Documents, and guaranteed under the Guarantee and Collateral Agreement and/or Canadian Guarantee and Collateral Agreement, on a pari passu basis with all other Loans of such Borrower secured by each relevant Security Document and guaranteed under the Guarantee and Collateral Agreement and/or Canadian Guarantee and

Collateral Agreement, and (ix) each Lender (including any Person which is an Eligible Transferee who will become a Lender) agreeing to provide an Incremental Commitment pursuant to an Incremental Commitment Agreement shall, subject to the satisfaction of the relevant conditions set forth in this Agreement, participate in Swingline Loans and Letters of Credit pursuant to Sections 2.01(b) and 3.04, respectively, and make Revolving Loans as provided in Section 2.01(a), in each case, under the U.S. Facility Commitment or Canadian Facility Commitment, as applicable, and such Revolving Loans shall constitute U.S. Facility Revolving Loans or Canadian Facility Revolving Loans, as the case may be, for all purposes of this Agreement and the other applicable Loan Documents.

(b) At the time of the provision of Incremental Commitments pursuant to this Section 2.14, (I) AbitibiBowater, each other Borrower, each Guarantor, the Administrative Agent and each such Lender or other Eligible Transferee which agrees to provide an Incremental Commitment (each, an “Incremental Lender”) shall execute and deliver to AbitibiBowater and the Administrative Agent an Incremental Commitment Agreement, appropriately completed (with the effectiveness of the Incremental Commitment provided therein to occur on the date set forth in such Incremental Commitment Agreement, which date in any event shall be no earlier than the date on which (i) all fees required to be paid in connection therewith at the time of such effectiveness shall have been paid, (ii) all Incremental Commitment Requirements have been satisfied, (iii) all conditions set forth in this Section 2.14 shall have been satisfied and (iv) all other conditions precedent that may be set forth in such Incremental Commitment Agreement shall have been satisfied) and (II) AbitibiBowater, each other Borrower, each Guarantor, the Collateral Agent and each Incremental Lender (as applicable) shall execute and deliver to the Administrative Agent and the Collateral Agent such additional Security Documents and/or amendments to the Security Documents as the Administrative Agent may reasonably request which are necessary to ensure that all Loans incurred pursuant to the Incremental Commitments and any Additional Commitment Fee and/or Additional Margin are secured by each relevant Security Document (the “Incremental Security Documents”). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Commitment Agreement and, at such time, Schedule 1.01(a) shall be deemed modified to reflect the Incremental Commitments of such Incremental Lenders.

(c) It is understood and agreed that the Incremental Commitments provided by an Incremental Lender or Incremental Lenders, as the case may be, pursuant to each Incremental Commitment Agreement shall constitute part of, and be added to, the U.S. Facility Commitment and/or the Canadian Facility Commitment, as the case may be, and each Incremental Lender shall constitute a U.S. Facility Lender and/or Canadian Facility Lender, as applicable, for all purposes of this Agreement and each other applicable Loan Document.

(d) At the time of any provision of Incremental Commitments pursuant to this Section 2.14, each Borrower shall, in coordination with the Administrative Agent, repay outstanding Revolving Loans of certain of the Lenders, and incur additional Revolving Loans from certain other Lenders (including the Incremental Lenders), in each case to the extent necessary so that all of the U.S. Facility Lenders and/or Canadian Lenders, as applicable, participate in each outstanding Borrowing of each Facility of Revolving Loans pro rata on the basis of their respective Commitments (after giving effect to any increase in the Total Commitment pursuant to this Section 2.14) and with the Borrowers being obligated to pay to the respective Lenders any costs of the type referred to in Section 2.11 in connection with any such repayment and/or Borrowing.

2.15. Interest Act (Canada); Criminal Rate of Interest; Nominal Rate of Interest. (a) Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, solely to the extent that a court of competent jurisdiction finally determines that the calculation or determination of interest or any fee payable by the Canadian Borrowers in respect of the Canadian Borrower Obligations pursuant to this Agreement and the other Loan Documents shall be governed by or subject to the laws of any jurisdiction of Canada or the federal laws of Canada, in no event shall the aggregate “interest” (as defined in Section 347 of the Criminal Code, R.S.C. 1985, c. C-46, as the same shall be amended, replaced or re-enacted from time to time) payable by the Canadian Borrowers to the Administrative Agent or any Lender Creditor under this Agreement or any other Loan Document exceed the effective annual rate of interest on the “credit advanced” (as defined in that section) under this Agreement or such other Loan Document lawfully permitted under that section and, if any payment, collection or demand pursuant to this Agreement or any other Loan Document in respect of “interest” (as defined in that section) is determined to be contrary to the provisions of that section, such payment, collection or demand shall be deemed to have been made by mutual mistake of the Administrative Agent, the applicable Lenders and the Canadian Borrowers and the amount of such payment or collection shall be refunded by the Administrative Agent and such Lenders to the Canadian Borrowers. For the purposes of this Agreement and each other Loan Document to which any Canadian Borrowers are a party, the effective annual rate of interest payable by the Canadian Borrowers shall be determined in accordance with generally accepted actuarial practices and principles over the term of the Loans on the basis of annual compounding for the lawfully permitted rate of interest and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by and for the account of the Canadian Borrowers will be conclusive for the purpose of such determination in the absence of evidence to the contrary.

(b) For the purposes of the Interest Act (Canada) and with respect to Canadian Borrowers only:

(i) whenever any interest or fee payable by the Canadian Borrowers is calculated using a rate based on a year of 360 days or 365 days, as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days or 365 days, as the case may be, (y) multiplied by the actual number of days in the calendar year in which such rate is to be ascertained and (z) divided by 360 or 365, as the case may be; and

(ii) all calculations of interest payable by the Canadian Borrowers under this Agreement or any other Loan Document are to be made on the basis of the nominal interest rate described herein and therein and not on the basis of effective yearly rates or on any other basis which gives effect to the principle of deemed reinvestment of interest. The parties hereto acknowledge that there is a material difference between the stated nominal interest rates and the effective yearly rates of interest and that they are capable of making the calculations required to determine such effective yearly rates of interest.

(c) The parties hereto acknowledge and agree that clauses (a) and (b) of this Section 2.15 only apply to the Canadian Borrowers and shall not otherwise reduce or effect the obligations of the U.S. Borrowers under this Agreement to pay the full amount of the Obligations of such U.S. Borrowers in accordance with the terms of this Agreement (including to reimburse the Administrative Agent and the applicable Lenders for any amounts refunded by the Administrative Agent or any Lender to the Canadian Borrowers pursuant to clause (a) of this Section 2.15).

2.16. Provisions Regarding Bankers’ Acceptances, Drafts, etc.

The parties hereto agree that the provisions of Schedule 1.01(b) shall apply to all Bankers’ Acceptances, Bankers’ Acceptance Loans, Drafts and B/A Equivalent Notes created hereunder, and that the provisions of Schedule 1.01(b) shall be deemed incorporated by reference into this Agreement as if such provisions were set forth in their entirety herein.

2.17. AbitibiBowater as Agent for Borrowers. Each Borrower hereby irrevocably appoints AbitibiBowater as its agent and attorney-in-fact for all purposes under this Agreement and each other Loan Document, which appointment shall remain in full force and effect unless and until the Administrative Agent shall have received prior written notice signed by the respective appointing Borrower that such appointment has been revoked. Each Borrower hereby irrevocably appoints and authorizes AbitibiBowater (i) to provide the Administrative Agent with all notices with respect to Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement or any other Loan Document and (ii) to take such action as AbitibiBowater deems appropriate on its behalf to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement and the other Loan Documents. It is understood that the handling of the Credit Account and the Collateral of the respective Borrowers in a combined fashion (i.e., the U.S. Borrowers in a combined fashion and the Canadian Borrowers in a combined fashion), as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that the Lenders shall not incur liability to any Borrower as a result thereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Credit Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the consolidated group. To induce the Agents and the Lenders to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each Agent and each Lender and hold each Agent and each Lender harmless against any and all liability, expense, loss or claim of damage or injury, made against any Agent or any Lender by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Credit Account and Collateral of the Borrowers as provided in this Agreement or (b) the Agents’ and the Lenders’ relying on any instructions of AbitibiBowater, or (c) any other action taken by the Agents or the Lenders hereunder or under the other Loan Documents, except that the Borrowers will have no liability to any Lender or any Agent with respect to any such liability, expense, loss or claim of damage or injury to the extent the same has been finally determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Lender or such Agent, as the case may be.

2.18. Defaulting Lenders. If any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) if any U.S. Facility Swingline Exposure or U.S. Facility Letter of Credit Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such U.S. Facility Swingline Exposure and U.S. Facility Letter of Credit Exposure shall be reallocated among the U.S. Facility Lenders that are Non-Defaulting Lenders in accordance with their respective U.S. Facility RL Percentages but only to the extent (x) the sum of all U.S. Facility Lenders’ that are Non-Defaulting Lenders Individual U.S. Facility Exposures plus such Defaulting Lender’s U.S. Facility Swingline Exposure and U.S. Facility Letter of Credit Exposure does not exceed the total of all Non-Defaulting Lenders’ U.S. Facility Commitments, (y) immediately following the reallocation to a U.S. Facility Lender that is a Non-Defaulting Lender, the Individual U.S. Facility Exposure of such U.S. Facility Lender does not exceed its U.S. Facility Commitment at such time and (z) the conditions set forth in Section 7 are satisfied at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the applicable Borrowers shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such U.S. Facility Swingline Exposure and (y) second, cash collateralize in a manner reasonably satisfactory to the applicable Issuing Lender such Defaulting Lender’s U.S. Facility Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in aggregate amount equal to 100% of such Defaulting Lender’s U.S. Facility Letter of Credit Exposure for so long as such U.S. Facility Letter of Credit Exposure is outstanding (such arrangements, together with the arrangements set forth in Section 2.18(b)(ii) (the “Letter of Credit Back-Stop Arrangements”);

(iii) the applicable Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 4.01(b) with respect to such Defaulting Lender’s U.S. Facility Letter of Credit Exposure during the period that such Lender is a Defaulting Lender;

(iv) if the U.S. Facility Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.18(a), then the fees payable to the Lenders pursuant to Section 4.01(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ U.S. Facility RL Percentages during the period that such Lender is a Defaulting Lender; and

(v) if any Defaulting Lender’s U.S. Facility Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.18(a), then, without prejudice to any rights or remedies of any Issuing Lender or any Lender hereunder, all letter of credit fees payable under Section 4.01(b) with respect to such Defaulting Lender’s U.S. Facility Letter of Credit Exposure shall be payable to each Issuing Lender until such U.S. Facility Letter of Credit Exposure is cash collateralized and/or reallocated;

(b) if any Canadian Facility Swingline Exposure or Canadian Facility Letter of Credit Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such Canadian Facility Swingline Exposure and Canadian Facility Letter of Credit Exposure shall be reallocated among the Canadian Facility Lenders that are Non-Defaulting Lenders in accordance with their respective Canadian Facility RL Percentages but only to the extent (x) the sum of all Canadian Facility Lenders’ that are Non-Defaulting Lenders Individual Canadian Facility Exposures plus such Defaulting Lender’s Canadian Facility Swingline Exposure and Canadian Facility Letter of Credit Exposure does not exceed the total of all Non-Defaulting Lenders’ Canadian Facility Commitments, (y) immediately following the reallocation to a Canadian Facility Lender that is a Non-Defaulting Lender, the Individual Canadian Facility Exposure of such Canadian Facility Lender does not exceed its Canadian Facility Commitment at such time and (z) the conditions set forth in Section 7 are satisfied at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the applicable Borrowers shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Canadian Facility Swingline Exposure and (y) second, cash collateralize in a manner reasonably satisfactory to the applicable Issuing Lender such Defaulting Lender’s Canadian Facility Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in aggregate amount equal to 100% of such Defaulting Lender’s Canadian Facility Letter of Credit Exposure for so long as such Canadian Facility Letter of Credit Exposure is outstanding;

(iii) the applicable Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 4.01(b) with respect to such Defaulting Lender’s Canadian Facility Letter of Credit Exposure during the period that such Lender is a Defaulting Lender;

(iv) if the Canadian Facility Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.18(b), then the fees payable to the Lenders pursuant to Section 4.01(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Canadian Facility RL Percentages during the period that such Lender is a Defaulting Lender; and

(v) if any Defaulting Lender’s Canadian Facility Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.18(b), then, without prejudice to any rights or remedies of any Issuing Lender or any Lender hereunder, all letter of credit fees payable under Section 4.01(b) with respect to such Defaulting Lender’s Canadian Facility Letter of Credit Exposure shall be payable to each Issuing Lender until such Canadian Facility Letter of Credit Exposure is cash collateralized and/or reallocated;

(c) so long as any U.S. Facility Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any U.S. Facility Swingline Loan and no Issuing Lender shall be required to issue, amend or increase any U.S. Facility Letter of Credit, unless it is reasonably satisfied that the related exposure will be 100% covered by the U.S. Facility Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the applicable Borrowers in accordance with Section 2.18(a), and participating interests in any such newly issued or increased U.S. Facility Letter of Credit or newly made U.S. Facility Swingline Loan shall be allocated among U.S. Facility Lenders that are Non-Defaulting Lenders in a manner consistent with Section 2.18(a)(i) (and Defaulting Lenders shall not participate therein); and

(d) so long as any Canadian Facility Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Canadian Facility Swingline Loan and no Issuing Lender shall be required to issue, amend or increase any Canadian Facility Letter of Credit, unless it is reasonably satisfied that the related exposure will be 100% covered by the Canadian Facility Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the applicable Borrowers in accordance with Section 2.18(b), and participating interests in any such newly issued or increased Canadian Facility Letter of Credit or newly made Canadian Facility Swingline Loan shall be allocated among Canadian Facility Lenders that are Non-Defaulting Lenders in a manner consistent with Section 2.18(b)(i) (and Defaulting Lenders shall not participate therein).

In the event that the Administrative Agent, each Issuing Lender and the Swingline Lender, and, provided that no Event of Default has occurred or is continuing, each Borrower agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and Letter of Credit Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitments and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its U.S. Facility RL Percentage or Canadian Facility RL Percentage, as the case may be.

SECTION 3. Letters of Credit

3.01. Letters of Credit. (a) (A) Subject to and upon the terms and conditions set forth herein (including, without limitation, the conditions set forth in Section 7), a Borrower may request that an Issuing Lender issue, at any time and from time to time on and after the Effective Date and prior to the 30th day prior to the Revolving Loan Maturity Date, (i) in the case of a request for a Letter of Credit in respect of the U.S. Facility Commitments, for the joint and several account of the U.S. Borrowers (each such letter of credit, a “U.S. Facility Letter of Credit” and, collectively, the

“U.S. Facility Letters of Credit”), (ii) in the case of a request for a Letter of Credit by a U.S. Borrower in respect of the Canadian Facility Commitments, for the joint and several account of the U.S. Borrowers (each such letter of credit, a “U.S. Borrower Canadian Facility Letter of Credit” and, collectively, the “U.S. Borrower Canadian Facility Letters of Credit”) and (iii) in the case of a request for a Letter of Credit by a Canadian Borrower in respect of the Canadian Facility Commitments, for the joint and several account of the Canadian Borrowers (each such letter of credit, a “Canadian Borrower Letter of Credit” and, collectively, the “Canadian Borrower Letters of Credit” and, together with the U.S. Borrower Canadian Facility Letters of Credit, the “Canadian Facility Letters of Credit” and, together with the U.S. Facility Letters of Credit, the “Letters of Credit”), and, in each case, for the benefit of (x) any holder (or any trustee, agent or other similar representative for any such holders) of L/C Supportable Obligations, an irrevocable standby letter of credit, in a form customarily used by such Issuing Lender or in such other form as is reasonably acceptable to such Issuing Lender, and (y) sellers of goods to AbitibiBowater or any of its Subsidiaries, an irrevocable trade letter of credit, in a form customarily used by such Issuing Lender or in such other form as has been approved by such Issuing Lender (although without limiting the joint and several nature of the U.S. Borrowers’ or the Canadian Borrowers’ obligations, as the case may be, in respect of the Letters of Credit, any particular Letter of Credit may name only one or more of the U.S. Borrowers or the Canadian Borrowers, as the case may be, as the applicant or obligor therein and, at the direction of such respective Borrower(s), may be issued for the benefit of one or more Subsidiaries of AbitibiBowater). Unless agreed to by an Issuing Lender in respect of a Letter of Credit issued by such Issuing Lender, each Letters of Credit shall only provide for payment at sight.

(B) Schedule 3.01 contains a description of letters of credit that were originally issued for the account of AbitibiBowater or any of its Subsidiaries prior to the Closing Date and which remain outstanding on the Closing Date (and setting forth, with respect to each such letter of credit, (i) the name of the issuing lender, (ii) the letter of credit number, (iii) the name(s) of the account party or account parties, (iv) the stated amount, (v) the currency in which the letter of credit is denominated, (vi) the name of the beneficiary, (vii) the expiry date and (viii) whether such letter of credit constitutes a standby letter of credit or a trade letter of credit). Each such letter of credit which remains outstanding on the Effective Date, including any extension or renewal thereof in accordance with the terms thereof and hereof (each, as amended from time to time in accordance with the terms thereof and hereof, an “Existing Letter of Credit”) shall constitute a “U.S. Facility Letter of Credit” or “Canadian Facility Letter of Credit” as specified on Schedule 3.01 for all purposes of this Agreement and shall be deemed issued on the Effective Date. Each Existing Letter of Credit shall be deemed to have been issued for the account of the respective Borrowers as specified on Schedule 3.01.

(b) Subject to and upon the terms and conditions set forth herein (including, without limitation, the conditions set forth in Section 7), each Issuing Lender agrees that it will, at any time and from time to time on and after the Effective Date and prior to the 30th day prior to the Revolving Loan Maturity Date, following its receipt of the respective Letter of Credit Request, issue for (i) in the case of a request for a U.S. Facility Letter of Credit, for the joint and several account of the U.S. Borrowers, (ii) in the case of a request for a Canadian Facility Letter of Credit by a U.S. Borrower, for the joint and several account of the U.S. Borrowers and (iii) in the case of a request for a Canadian Facility Letter of Credit by a Canadian Borrower,

for the joint and several account of the Canadian Borrowers, and one or more Letters of Credit, in each case as are permitted to remain outstanding hereunder without giving rise to a Default or an Event of Default; provided that no Issuing Lender shall be under any obligation to issue any Letter of Credit of the types described above if at the time of such issuance:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit or any requirement of law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect with respect to such Issuing Lender on the date hereof, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to such Issuing Lender as of the date hereof and which such Issuing Lender reasonably and in good faith deems material to it and for which such Issuing Lender is not otherwise entitled to reimbursement or indemnification hereunder and has not received assurances satisfactory to such Issuing Lender that it will be paid; or

(ii) such Issuing Lender shall have received from any Borrower, any other Loan Party or the Required Lenders prior to the issuance of such Letter of Credit notice of the type described in the second sentence of Section 3.03(b); or

(iii) the aggregate Letter of Credit Exposure in respect of all Letters of Credit issued by such Issuing Lender would exceed such Issuing Lender’s Fronting Sublimit.

3.02. Maximum Letter of Credit Outstandings; Currencies; Tenor. (a) No Letter of Credit shall be issued (or required to be issued) if the Stated Amount of such Letter of Credit, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed the Maximum Letter of Credit Amount, (b) no U.S. Facility Letter of Credit shall be issued (or required to be issued) at any time when the Aggregate U.S. Facility Exposure exceeds (or would after giving effect to such issuance exceed) the Total U.S. Facility Commitment at such time, (c) no Canadian Facility Letter of Credit shall be issued (or required to be issued) at any time when the Aggregate Canadian Facility Exposure exceeds (or would after giving effect to such issuance exceed) the Total Canadian Facility Commitment at such time, (d) the issuance of any Letter of Credit shall be subject to the conditions set forth in this Agreement (including, without limitation, the conditions set forth in Section 7), (e) each U.S. Facility Letter of Credit shall be denominated in U.S. Dollars, Euros or Pounds Sterling and each Canadian Facility Letter of Credit shall be denominated in U.S. Dollars, Canadian Dollars, Euros or Pounds Sterling, (g) each standby Letter of Credit shall by its terms terminate on or before the earlier of (1) the date which occurs 12 months after the date of the issuance thereof (although any such standby Letter of Credit may be extendible (if and to the extent so provided in such Letter of Credit) for successive periods of up to 12 months, but, in each case, not beyond the fifth Business Day prior to the Revolving Loan Maturity Date) and (2) five Business Days prior to the Revolving Loan Maturity Date and (h) each trade Letter of Credit shall by its terms terminate on or before the earlier of (i) the date which occurs 180 days after the date of issuance thereof and (ii) five Business Days prior to the Revolving Loan Maturity Date.

3.03. Letter of Credit Requests; Minimum Stated Amount. (a) Whenever a Borrower desires that a Letter of Credit be issued (i) in the case of a request for a U.S. Facility Letter of Credit, for the joint and several account of the U.S. Borrowers, (ii) in the case of a request for a Canadian Facility Letter of Credit by a U.S. Borrower, for the joint and several account of the U.S. Borrowers and (iii) in the case of a request for a Canadian Facility Letter of Credit by a Canadian Borrower, for the joint and several account of the Canadian Borrowers, and shall give the Administrative Agent and the applicable Issuing Lender at least five Business Days’ (or such shorter period as is acceptable to such Issuing Lender) written notice thereof (including by way of facsimile). Each notice shall be in the form of Exhibit C, appropriately completed (each, a “Letter of Credit Request”) and shall specify whether the Letter of Credit being issued shall constitute a U.S. Facility Letter of Credit or Canadian Facility Letter of Credit.

(b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by such requesting Borrower to the Lenders of the applicable Facility that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.02. Unless the applicable Issuing Lender has received notice from any Borrower, any other Loan Party or the Required Lenders before it issues a Letter of Credit that one or more of the conditions specified in Section 6 or 7 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 3.02, then such Issuing Lender shall, subject to the terms and conditions of this Agreement, issue the requested Letter of Credit for the account of such Borrower (and the U.S. Borrowers in a combined fashion, or the Canadian Borrowers in a combined fashion, as the case may be) in accordance with such Issuing Lender’s usual and customary practices. Upon the issuance of or modification or amendment to any standby Letter of Credit, each Issuing Lender shall promptly notify the Borrower to be named as account party therein and the Administrative Agent, in writing of such issuance, modification or amendment and such notice shall be accompanied by a copy of such Letter of Credit or the respective modification or amendment thereto, as the case may be. Promptly after receipt of such notice the Administrative Agent shall notify the Participants, in writing, of such issuance, modification or amendment. On the first Business Day of each week, each Issuing Lender shall furnish the Administrative Agent with a written (including via facsimile) report of the daily aggregate outstandings of Letters of Credit issued by such Issuing Lender for the immediately preceding week.

(c) The initial Stated Amount of each Letter of Credit shall not be less than $10,000 (or, in the case of a Letter of Credit issued in a currency other than U.S. Dollars, the U.S. Dollar Equivalent thereof) or such lesser amount as is acceptable to the respective Issuing Lender.

3.04. Letter of Credit Participations. (a) Immediately upon the issuance by an Issuing Lender of any Letter of Credit under a Facility, such Issuing Lender shall be deemed to have sold and transferred to each Lender under such Facility, and each such Lender (in its capacity under this Section 3.04 with respect to any Letter of Credit, a “Participant” therein) shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s U.S. Facility RL Percentage or Canadian Facility RL Percentage, as the case may be, in such Letter of Credit, each drawing or payment made thereunder and the obligations of the U.S. Borrowers or the Canadian Borrowers, as the case may be, under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Commitments under a Facility or U.S. Facility RL Percentages or Canadian Facility RL Percentages of the Lenders pursuant to Section 2.13, Section 2.14 or Section 13.04(b), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings under such Facility relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 3.04 to reflect the new U.S. Facility RL Percentages or Canadian Facility RL Percentages of the assignor and assignee Lender under such Facility, as the case may be.

(b) In determining whether to pay under any Letter of Credit under a Facility, no Issuing Lender shall have any obligation other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit issued by it shall not create for such Issuing Lender any resulting liability to any Borrower, any other Loan Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c) In the event that an Issuing Lender makes any payment under any Letter of Credit issued by it and the U.S. Borrowers or the Canadian Borrowers, as applicable, shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 3.05(a), such Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each Participant of such failure, and each such Participant shall promptly and unconditionally pay to such Issuing Lender the amount of such Participant’s U.S. Facility RL Percentage or Canadian Facility RL Percentage, as the case may be, of such unreimbursed payment in the applicable Available Currency (or, in the case of any unreimbursed payment made in a currency other than an Available Currency under the applicable Facility, the U.S. Dollar Equivalent of such unreimbursed payment, as determined by the Issuing Lender on the date on which such unreimbursed payment was made by such Issuing Lender) in immediately available funds. If the Administrative Agent so notifies, prior to 12:00 Noon (New York City time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available in the applicable Available Currency (or, in the case of any unreimbursed payment made in a currency other than an Available Currency under the applicable Facility, the U.S. Dollar Equivalent thereof) to the respective Issuing Lender such Participant’s U.S. Facility RL Percentage or Canadian Facility RL Percentage, as the case may be, of the amount of such payment on such Business Day in immediately available funds. If and to the extent such Participant shall not have so made its U.S. Facility RL Percentage or

Canadian Facility RL Percentage, as the case may be, of the amount of such payment available to the respective Issuing Lender, such Participant agrees to pay to such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Lender at the overnight Federal Funds Rate (or, in the case of any unreimbursed payment denominated in Canadian Dollars, at a rate equivalent to the cost to such Issuing Lender of acquiring overnight funds in Canadian Dollars) for the first three days and thereafter at the interest rate applicable to U.S. Dollar Denominated Revolving Loans that are maintained as Base Rate Loans (or, in the case of any unreimbursed payment denominated in Canadian Dollars, the interest rate applicable to Canadian Prime Rate Loans). The failure of any Participant to make available to an Issuing Lender its U.S. Facility RL Percentage or Canadian Facility RL Percentage, as the case may be, of any payment under any Letter of Credit issued by such Issuing Lender shall not relieve any other Participant of its obligation hereunder to make available to such Issuing Lender its U.S. Facility RL Percentage or Canadian Facility RL Percentage, as the case may be, of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to such Issuing Lender such other Participant’s U.S. Facility RL Percentage or Canadian Facility RL Percentage, as the case may be, of any such payment.

(d) Whenever an Issuing Lender receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to clause (c) above, such Issuing Lender shall pay to each such Participant which has paid its applicable U.S. Facility RL Percentage or Canadian Facility RL Percentage thereof, in the applicable Available Currency (or, in the case of any unreimbursed payment made in a currency other than an Available Currency under the applicable Facility, the U.S. Dollar Equivalent thereof) in immediately available funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants in respect of such participation) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(e) The obligations of the Participants to make payments to each Issuing Lender with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(ii) the existence of any claim, setoff, defense or other right which AbitibiBowater or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between AbitibiBowater or any Subsidiary of AbitibiBowater and the beneficiary named in any such Letter of Credit);

(iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

(v) the occurrence of any Default or Event of Default.

3.05. Agreement to Repay Letter of Credit Drawings. (a) (i) Each U.S. Borrower, in the case of a U.S. Facility Letter of Credit, hereby jointly and severally agrees, (ii) each U.S. Borrower, in the case of a Canadian Facility Letter of Credit issued for the account of a U.S. Borrower, hereby jointly and severally agrees and (iii) each Canadian Borrower, in the case of a Canadian Facility Letter of Credit issued for the account of a Canadian Borrower, hereby jointly and severally agrees, in each case, to reimburse each Issuing Lender, by making payment to the Administrative Agent in the applicable Available Currency (or, in the case of any unreimbursed payment made in a currency other than an Available Currency under the applicable Facility, the U.S. Dollar Equivalent of such payment or disbursement as determined by the respective Issuing Lender on the date of such payment or disbursement) in immediately available funds at the Payment Office, for any payment or disbursement made by such Issuing Lender under any Letter of Credit issued by it for the account of such U.S. Borrower or Canadian Borrower, as applicable (each such amount (or the U.S. Dollar Equivalent thereof, as the case may be) so paid until reimbursed by the U.S. Borrowers or the Canadian Borrowers, as applicable, an “Unpaid Drawing”), not later than one Business Day following receipt by any such U.S. Borrower or any such Canadian Borrower, as the case may be, of notice of such payment or disbursement (provided that no such notice shall be required to be given if a Default or an Event of Default under Section 11.01(g) or (h) shall have occurred and be continuing, in which case the Unpaid Drawing shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by the Borrowers)), with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to 12:00 Noon (New York City time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Lender was reimbursed by such U.S. Borrower or such Canadian Borrower, as applicable, at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin as in effect from time to time for U.S. Dollar Denominated Revolving Loans that are maintained as Base Rate Loans; (or, in the case of any unreimbursed payment denominated in Canadian Dollars, the interest rate applicable to Canadian Prime Rate Loans) provided, however, to the extent such amounts are not reimbursed prior to 12:00 Noon (New York City time) on the third Business Day following the receipt by any such U.S. Borrower or any such Canadian Borrower, as applicable, of notice of such payment or disbursement or following the occurrence of a Default or an Event of Default under Section 11.01(g) or (h), interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Lender (until reimbursed by the U.S. Borrowers or the Canadian Borrowers, as applicable, at the applicable rate per annum specified above plus 2%, with such interest to be payable on demand. Each Issuing Lender shall give the U.S. Borrowers or the Canadian Borrowers, as the case may be, prompt written notice of each Drawing under any Letter of Credit issued by it for the account of such Borrowers; provided that the failure to give any such notice shall in no way affect, impair or diminish the obligations of any such Borrower hereunder.

(b) The joint and several obligations of the U.S. Borrowers or the Canadian Borrowers, as the case may be, under this Section 3.05 to reimburse each Issuing Lender with respect to drafts, demands and other presentations for payment under Letters of Credit issued by it (each, a “Drawing”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which AbitibiBowater, any Borrower or any other Subsidiary of AbitibiBowater may have or have had against any Lender under the respective Facility (including in its capacity as an Issuing Lender or as a Participant), including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing; provided, however, that the foregoing shall not be construed to excuse the applicable Issuing Lender from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

3.06. Increased Costs. If at any time after the Closing Date, the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by the NAIC or any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Issuing Lender or any Participant with any request or directive by the NAIC or by any such Governmental Authority (whether or not having the force of law), shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Issuing Lender or participated in by any Participant, or (b) impose on any Issuing Lender or any Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Issuing Lender or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Lender or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit (except with respect to any Tax, which shall be governed solely by Section 5.04), then, upon the delivery of the certificate referred to below to the Borrowers by any Issuing Lender or any Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), the applicable Loan Parties whose Revolving Loans are subject to such increased costs jointly and severally agree to pay to such Issuing Lender or such Participant such additional amount or amounts as will compensate such Issuing Lender or such Participant for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. Any Issuing Lender or any Participant, upon determining that any additional amounts will be payable to it pursuant to this Section 3.06, will give prompt written notice thereof to the Borrowers, which notice shall include a certificate submitted to the Borrowers by such Issuing Lender or such Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Issuing Lender or such Participant. The certificate required to be delivered pursuant to this Section 3.06 shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Failure or delay on the part of any Issuing Lender or Participant to demand compensation pursuant to this Section shall not constitute a waiver of such Issuing Lender’s or Participant’s right to demand such compensation, as the case may be; provided that the Borrowers shall not be required to compensate an Issuing Lender or Participant pursuant to this Section 3.06 for any increased costs or reductions incurred more than 120 days prior to the date that such Issuing Lender or Participant, as the case may be, notifies AbitibiBowater of such Issuing Lender’s or such Participant’s intention to claim compensation therefor; provided, further, that if the change referred to above giving rise to such increased costs is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 4. Commitment Fees; Reductions of Commitment

4.01. Fees. (a) AbitibiBowater agrees to pay to the Administrative Agent for distribution to each Non-Defaulting Lender a commitment fee (the “Commitment Fees”) for the period from and including the Closing Date to and including the Revolving Loan Maturity Date (or such earlier date on which the Total Commitment has been terminated) computed at a rate per annum equal to the Applicable Commitment Fee Percentage of the Unutilized Commitment of such Non-Defaulting Lender as in effect from time to time. Accrued Commitment Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the date upon which the Total Commitment is terminated.

(b) (i) Each U.S. Borrower, in the case of a U.S. Facility Letter of Credit, hereby jointly and severally agrees, (ii) each U.S. Borrower, in the case of a Canadian Facility Letter of Credit issued for the account of a U.S. Borrower, hereby jointly and severally agrees and (iii) each Canadian Borrower, in the case of a Canadian Facility Letter of Credit issued for the account of a Canadian Borrower, hereby jointly and severally agrees, in each case, to pay to the Administrative Agent for distribution to each Non-Defaulting Lender under the respective Facility (based on each such Lender’s respective U.S. Facility RL Percentage or Canadian Facility RL Percentage, as the case may be) a fee in respect of each Letter of Credit issued for the account of such U.S. Borrower or such Canadian Borrower, as applicable (the “Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin as in effect from time to time during such period with respect to Revolving Loans that are maintained as Eurodollar Loans on the daily Stated Amount of each such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the first day on or after the termination of the Total U.S. Facility Commitment or Total Canadian Facility Commitment, as the case may be, upon which no Letters of Credit under the respective Facility remain outstanding.

(c) (i) Each U.S. Borrower, in the case of a U.S. Facility Letter of Credit, hereby jointly and severally agrees, (ii) each U.S. Borrower, in the case of a Canadian Facility Letter of Credit issued for the account of a U.S. Borrower, hereby jointly and severally agrees and (iii) each Canadian Borrower, in the case of a Canadian Facility Letter of Credit issued for the account of a Canadian Borrower, hereby jointly and severally agrees, in each case, to pay to each Issuing Lender, for its own account, a facing fee in respect of each Letter of Credit issued by it for the account of such U.S. Borrower or such Canadian Borrower, as applicable (the “Facing Fee”) as may have been, or are hereafter, agreed to in writing from time to time by AbitibiBowater and such Issuing Lender.

(d) (i) Each U.S. Borrower, in the case of a U.S. Facility Letter of Credit, hereby jointly and severally agrees, (ii) each U.S. Borrower, in the case of a Canadian Facility Letter of Credit issued for the account of a U.S. Borrower, hereby jointly and severally agrees and (iii) each Canadian Borrower, in the case of a Canadian Facility Letter of Credit issued for the account of a Canadian Borrower, hereby jointly and severally agrees, in each case, to pay to each Issuing Lender, for its own account, upon each payment under, issuance of, or amendment to, any Letter of Credit issued by it for the account of such U.S. Borrower or such Canadian Borrower, as applicable, such amount as shall at the time of such event be the administrative charge and the reasonable expenses which such Issuing Lender is generally imposing in connection with such occurrence with respect to letters of credit.

(e) Each Canadian Borrower, in the case of Bankers’ Acceptance Loans made to a Canadian Borrower, hereby jointly and severally agrees to pay Drawing Fees at the time of the incurrence (by way of acceptance, purchase or otherwise) of each such Bankers’ Acceptance Loan.

(f) The applicable Borrowers agree to pay to each Agent such fees as may have been, or are hereafter, agreed to in writing from time to time by AbitibiBowater or any of its Subsidiaries and such Agent on the basis and to the extent set forth therein.

4.02. Voluntary Termination of Unutilized Commitments. Upon at least three Business Day’s prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders under the applicable Facility), the Borrowers shall have the right, at any time or from time to time, without premium or penalty to terminate the Total Unutilized U.S. Facility Commitment or Total Unutilized Canadian Facility Commitment, in each case, in whole, or reduce it in part, pursuant to this Section 4.02, in an integral multiple of $1,000,000 in the case of partial reductions to the Total Unutilized U.S. Facility Commitment or Total Unutilized Canadian Facility Commitment, as the case may be, provided that each such reduction shall apply proportionately to permanently reduce the Commitments under the applicable Facility of each Lender under such Facility; provided further, that a notice of termination of the Total Unutilized Commitment in whole delivered by a Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by such Borrower (by notice to the Administrative Agent on or prior to the specified effective date).

4.03. Mandatory Reduction of Commitments. (a) The Total Commitment (and the Commitments of each Lender) shall terminate in its entirety on December 31, 2010, unless the Effective Date has occurred on or prior to such date.

(b) The Total Commitment (and the Commitments of each Lender) shall terminate in its entirety upon the Revolving Loan Maturity Date.

SECTION 5. Prepayments; Payments; Taxes

5.01. Voluntary Prepayments. Each Borrower shall have the right to prepay the Loans, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions: (i) such Borrower shall give the Administrative Agent prior to 12:00 Noon (New York City time) at the Notice Office (A) at least one Business Day’s (or such shorter period as agreed to by the Administrative Agent in its sole discretion) prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Base Rate Loans (or same day notice in the case of a prepayment of U.S. Dollar Denominated Swingline Loans) or Canadian Prime Rate Loans (or same day notice in the case of a prepayment of Canadian Dollar Denominated Swingline Loans) and (B) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Eurodollars Loans, which notice (in each case) shall specify whether U.S. Facility Revolving Loans, U.S. Facility Swingline Loans, Canadian Facility Revolving Loans or Canadian Facility Swingline Loans shall be prepaid, the amount of such prepayment and the Types of Loans to be prepaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which such Eurodollar Loans were made, and which notice the Administrative Agent shall, except in the case of Swingline Loans, promptly transmit to each of the Lenders under the applicable Facility, provided that if a notice of optional prepayment is given in connection with a conditional notice of termination of the Total Unutilized Commitment in whole as contemplated by Section 4.02, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 4.02; (ii) each partial prepayment of Revolving Loans pursuant to this Section 5.01 shall be in an aggregate principal amount of at least $1,000,000 (or such lesser amount as is acceptable to the Administrative Agent in any given case); provided that if any partial prepayment of Eurodollar Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of Eurodollar Loans (and same shall automatically be converted into a Borrowing of Base Rate Loans); (iii) each prepayment pursuant to this Section 5.01 in respect of any Revolving Loans made pursuant to a Borrowing shall be applied pro rata among such Revolving Loans, provided that at the applicable Borrower’s election in connection with any prepayment of Revolving Loans pursuant to this Section 5.01, such prepayment shall not, so long as no Default or Event of Default then exists, be applied to any Revolving Loan of a Defaulting Lender, and (iv) prepayments of Bankers’ Acceptance Loans may not be made prior to the maturity date of the underlying Bankers’ Acceptances or B/A Equivalent Notes, as the case may be.

5.02. Mandatory Repayments; Cash Collateralization. (a) (i) On any day on which any one or more of the following conditions shall exist, the Borrowers shall repay the Loans (other than Bankers’ Acceptance Loans where the underlying B/A Instrument has not matured) and/or cash collateralize outstanding Letters of Credit and Bankers’ Acceptance Loans pursuant to clause (iii) below in such amount as may be required to cause such conditions to cease to exist on such day:

(v) the Aggregate U.S. Borrower Exposure at such time exceeds 100% (or, during an Agent Advance Period, 105%) of the U.S. Borrowing Base at such time;

(w) the Aggregate Canadian Borrower Exposure at such time exceeds 100% (or, during an Agent Advance Period, 105%) of the Canadian Borrowing Base at such time;

(x) the Aggregate U.S. Facility Exposure at such time exceeds the Total U.S. Facility Commitment at such time;

(y) the Aggregate Canadian Facility Exposure at such time exceeds the Total Canadian Facility Commitment at such time; and/or

(z) the aggregate Letter of Credit Outstandings at such time exceed the Maximum Letter of Credit Amount.

(ii) In connection with any repayment and/or cash collateralization required pursuant to Section 5.02(a)(i) on any day, the Borrowers shall prepay the Loans in the following order:

(A) in the case of a repayment and/or cash collateralization required pursuant to Section 5.02(a)(i)(v) on any day, the U.S. Borrowers shall repay on such day the principal of outstanding U.S. Borrower Swingline Loans and, after all U.S. Borrower Swingline Loans have been repaid in full or if no U.S. Borrower Swingline Loans are outstanding, U.S. Borrower Revolving Loans (each such repayment shall be applied to the U.S. Facility Revolving Loans and the U.S. Borrower Canadian Facility Revolving Loans on a pro rata basis), in each case in such amount as may be required to cause the conditions giving rise to such mandatory repayment requirement to cease to exist on such day,

(B) in the case of a repayment and/or cash collateralization required pursuant to Section 5.02(a)(i)(w) on any day, the Canadian Borrowers shall repay on such day the principal of outstanding Canadian Borrower Swingline Loans and, after all Canadian Borrower Swingline Loans have been repaid in full or if no Canadian Borrower Swingline Loans are outstanding, Canadian Borrower

Revolving Loans (other than Bankers’ Acceptance Loans where the underlying B/A Instrument has not matured), in each case in such amount as may be required to cause the conditions giving rise to such mandatory repayment requirement to cease to exist on such day,

(C) in the case of a repayment and/or cash collateralization required pursuant to Section 5.02(a)(i)(x) on any day, the U.S. Borrowers shall repay on such day the principal of outstanding U.S. Facility Swingline Loans and, after all U.S. Facility Swingline Loans have been repaid in full or if no U.S. Facility Swingline Loans are outstanding, U.S. Facility Revolving Loans, in each case in such amount as may be required to cause the conditions giving rise to such mandatory repayment requirement to cease to exist on such day, and

(D) in the case of a repayment and/or cash collateralization required pursuant to Section 5.02(a)(i)(y) on any day, the Borrowers shall repay on such day the principal of their respective outstanding Canadian Facility Swingline Loans and, after all Canadian Facility Swingline Loans have been repaid in full or if no Canadian Facility Swingline Loans are outstanding, Canadian Facility Revolving Loans (other than Bankers’ Acceptance Loans where the underlying B/A Instrument has not matured), in each case in such amount as may be required to cause the conditions giving rise to such mandatory repayment requirement to cease to exist on such day.

(iii) If the conditions set forth in Section 5.02(a)(i)(x) or (y) exist or, after giving effect to the prepayment of all Loans under a Facility (other than Bankers’ Acceptance Loans where the underlying B/A Instrument has not matured), the conditions set forth in Section 5.02(a)(i) continue to exist, the respective Borrowers shall pay to the Administrative Agent at the Payment Office on such day an amount of cash and/or Permitted Investments equal to 105% of the amount of such excess, such cash and/or Permitted Investments to be held as security for all Obligations of the Borrowers to the Issuing Lenders and the Lenders, in each case, under such Facility hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent (and which cash and/or Permitted Investments may, without limiting the Borrowers’ obligations in respect thereof, be paid to and applied by such Issuing Lenders in satisfaction of the Obligations of the Borrowers to such Issuing Lenders and/or Lenders in respect of any Drawings made under any Letter of Credit under such Facility issued for the account of a Borrower or such Bankers’ Acceptance Loans under such Facility on the respective maturity dates thereof).

(b) In addition to any other mandatory repayments pursuant to this Section 5.02 the U.S. Facility Revolving Loans or the Canadian Facility Revolving Loans, as the case may be, shall be prepaid within one Business Day following the date of receipt of any Net Cash Proceeds from any Significant Asset Sale by an amount equal to such Net Cash Proceeds from ABL Priority Collateral of such Significant Asset Sale; provided that (x) Net Cash Proceeds from any Significant Asset Sale made by a Canadian Subsidiary shall only be applied to Loans borrowed by the Canadian Borrowers and (y) Net Cash Proceeds from any Significant Asset Sale made by a AbitibiBowater or a U.S. Subsidiary shall only be applied to Loans borrowed by the U.S. Borrowers.

(c) In addition to any other mandatory repayments pursuant to this Section 5.02, on the Revolving Loan Maturity Date, (i) all then outstanding Loans shall be repaid in full and the respective Borrowers shall pay to the Administrative Agent at the Payment Office on such day an amount of cash and/or Permitted Investments, or provide backup letters of credit to the Administrative Agent in a face amount equal to 103% of the amount of such excess, such cash and/or Permitted Investments to be held as security for all Obligations of the applicable Borrower to the applicable Issuing Lenders and Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent (and which cash and/or Permitted Investments may, without limiting the Borrowers’ obligations in respect thereof, be paid to and applied by such Issuing Lenders and/or Lenders in satisfaction of the Obligations of the Borrowers to such Issuing Lenders and/or Lenders in respect of any Drawings made under any Letter of Credit issued for the account of a Borrower or such Bankers’ Acceptance Loan on the respective maturity dates thereof).

(d) In addition to any other mandatory repayments pursuant to this Section 5.02, each Swingline Loan under a Facility will be repaid (for the avoidance of doubt, such repayment may be made with proceeds from Revolving Loans under such Facility incurred by the same Borrower), no later than the seventh day following the incurrence thereof; provided that, if the seventh day is not a Business Day, such repayment shall be made on the next succeeding Business Day.

5.03. Method and Place of Payment; Deposits and Accounts. (a) Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 1:00 p.m. (New York City time) on the date when due and shall be made in (x) U.S. Dollars in immediately available funds at the Payment Office in respect of any obligation of the Borrowers under this Agreement except as otherwise provided in the immediately following clause (y) or (y) Canadian Dollars in immediately available funds at the Payment Office, if such payment is made in respect of (i) principal of, or Face Amount of, or interest on Canadian Dollar Denominated Loans or (ii) any Unpaid Drawings denominated in Canadian Dollars or (iii) any increased costs, indemnities or other amounts owing with respect to Canadian Dollar Denominated Loans (including, without limitation, pursuant to Sections 2.10, 2.11, 3.06, 5.04, 12.06, 13.01 and 13.06). Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

(b) Each U.S. Loan Party shall, along with the Collateral Agent, certain financial institutions selected by AbitibiBowater and reasonably acceptable to the Administrative Agent (the “U.S. Collection Banks”), and each of those banks in which each Core U.S. Concentration Account, U.S. Collection Account and other Deposit Account (other than Excluded Accounts and other than the Note Collateral Account) are maintained by each such U.S. Loan Party, enter into, and thereafter maintain, separate Control Agreements in respect of each such Core U.S. Concentration Account, U.S. Collection Account and Deposit Account (other than Excluded Accounts and other than the Note Collateral Account) in compliance with the Collateral and Guarantee Requirements. Each U.S. Loan Party shall instruct all Account Debtors of the U.S. Loan Parties to remit all payments to the applicable “P.O. Boxes” or “Lockbox Addresses” of the applicable U.S. Collection Bank (or to remit such payments to the applicable U.S. Collection Bank by electronic settlement) with respect to all Accounts of such Account Debtor, which remittances shall be collected by the applicable U.S. Collection Bank and deposited in the applicable U.S. Collection Account. All amounts received by any U.S. Loan Party and any U.S. Collection Bank in respect of any Account of an Account Debtor of any U.S. Loan Party, in addition to all other cash received by any U.S. Loan Party from any other source, shall upon receipt be deposited into a U.S. Collection Account or a Core U.S. Concentration Account or, to the extent permitted hereunder in the case of amounts not constituting payments in respect of Accounts of any U.S. Loan Party, an Excluded Account or the Note Collateral Account.

(c) Each Canadian Loan Party shall, along with the Collateral Agent, certain financial institutions selected by AbitibiBowater and reasonably acceptable to the Administrative Agent (the “Canadian Collection Banks”), and each of those banks in which each Core Canadian Concentration Account, Canadian Collection Account and Deposit Account (other than Excluded Accounts and other than the Note Collateral Account and the CIBC Cash Collateral Account) are maintained by each such Canadian Loan Party, enter into, and thereafter maintain, separate Control Agreements in respect of each such Core Canadian Concentration Account, Canadian Collection Account and Deposit Account (other than Excluded Accounts and other than the Note Collateral Account and the CIBC Cash Collateral Account) in compliance with the Collateral and Guarantee Requirements. Each Canadian Loan Party shall instruct all Account Debtors of the Canadian Loan Parties to remit all payments to the applicable “P.O. Boxes” or “Lockbox Addresses” of the applicable Canadian Collection Bank (or to remit such payments to the applicable Canadian Collection Bank by electronic settlement) with respect to all Accounts of such Account Debtor, which remittances shall be collected by the applicable Canadian Collection Bank and deposited in the applicable Canadian Collection Account. All amounts received by any Canadian Loan Party and any Canadian Collection Bank in respect of any Account of an Account Debtor of any Canadian Loan Party, in addition to all other cash received by any Canadian Loan Party from any other source, shall upon receipt be deposited into a Canadian Collection Account, a Core Canadian Concentration Account or, to the extent permitted hereunder in the case of amounts not constituting payments in respect of Accounts of any Canadian Loan Party, an Excluded Account or the Note Collateral Account or the CIBC Cash Collateral Account.

(d) (i) All amounts deposited or held in all of the U.S. Collection Accounts with respect to each U.S. Loan Party and available for transfer (other than amounts which are payable to Subsidiaries or Affiliates of AbitibiBowater that are not Loan Parties and which were sent or deposited to the incorrect lockbox or deposit account by the account debtor) shall be transferred by the close of business on each Business Day (or, solely in the case of amounts held in the U.S. Collection Accounts set forth on Schedule 5.03(d), not less frequently than weekly) into one or more accounts with the Administrative Agent or a financial institution reasonably acceptable to the Administrative Agent (each a “Core U.S. Concentration Account” and collectively, the “Core U.S. Concentration Accounts”) unless such amounts are otherwise (A) required or permitted to be applied pursuant to Section 5.02 or (B) so long as no Dominion Period then exists, required to be retained in any U.S. Collection Account, in each case to satisfy the payment of outstanding obligations owing in respect of checks or similar obligations issued by any U.S. Loan Party, provided that the aggregate amount retained in all such U.S. Collection Accounts pursuant to this clause (B) shall not exceed that amount (as reasonably determined by AbitibiBowater) required to cover all such outstanding obligations and (ii) all amounts deposited or held in all of the Canadian Collection Accounts with respect to each Canadian Loan Party and available for transfer shall be transferred by the close of business on each Business Day (or, solely in the case of amounts held in the Canadian Collection Accounts set forth on Schedule 5.03(d), not less frequently than weekly) into one or more accounts with the Administrative Agent or a financial institution reasonably acceptable to the Administrative Agent (each, a “Core Canadian Concentration Account” and, collectively, the “Core Canadian Concentration Accounts”) unless such amounts are otherwise (A) required or permitted to be applied pursuant to Section 5.02 or (B) so long as no Dominion Period then exists, required to be retained in any Canadian Collection Account, in each case to satisfy the payment of outstanding obligations owing in respect of checks or similar obligations issued by any Canadian Loan Party, provided that the aggregate amount retained in all such Canadian Collection Accounts pursuant to this clause (B) shall not exceed that amount (as reasonably determined by AbitibiBowater) required to cover all such outstanding obligations. Except as, and to the extent, permitted by this Section 5.03(d), and Section 10 each Collection Account shall have a zero balance immediately following the transfer of funds pursuant to the immediately preceding sentences. So long as no Dominion Period then exists, the Borrowers and the other Loan Parties shall be permitted to transfer cash from the Core Concentration Accounts to other Deposit Accounts to be used for working capital and general corporate purposes all subject to the requirements of this Agreement (including this Section 5.03(d)). If a Dominion Period exists, all collected amounts held in the Core Concentration Accounts shall be applied as provided in Section 5.03(e) or (f), as applicable.

(e) Each Control Agreement relating to a Core U.S. Concentration Account shall (unless otherwise agreed by the Administrative Agent in its sole discretion) include provisions that allow, during any Dominion Period, for all collected amounts held in such Core U.S. Concentration Account from and after the date requested by the Administrative Agent, to be sent by ACH or wire transfer or similar electronic transfer no less frequently than once per Business Day to one or more accounts maintained by the Administrative Agent at Citibank (or if Citibank is not the Administrative Agent, at the institution designated by such successor Administrative Agent) or an affiliate thereof (each a “Citibank U.S. Account”). Subject to the terms of the respective Security Document and to Section 11.02(a), all amounts received in a Citibank U.S. Account during the existence of a Dominion Period shall be applied (and allocated) by the Administrative Agent on a daily basis in the following order (in each case to the extent the Administrative Agent has actual knowledge of the amounts owing or outstanding as described below, and after giving effect to the application of any such amounts constituting proceeds from any Collateral otherwise required to be applied pursuant to the terms of the respective Security Document during the existence of an Event of Default), subject to the provisions of the immediately succeeding sentence (to the extent applicable): (1) first, to the payment (on a ratable basis) of any outstanding Expenses actually due and payable by any U.S.

Borrower to the Administrative Agent and the Collateral Agent under any of the Loan Documents; (2) second, to the extent all amounts referred to in preceding clause (1) have been paid in full, to pay (on a ratable basis) all outstanding Expenses actually due and payable by any U.S. Borrower to each Issuing Lender under any of the Loan Documents; (3) third, to the extent all amounts referred to in preceding clauses (1) and (2) have been paid in full, to pay (on a ratable basis) all accrued and unpaid interest actually due and payable on the U.S. Borrower Loans and then all accrued and unpaid Fees actually due and payable by any U.S. Borrower to the Administrative Agent, the Issuing Lenders and the Lenders under any of the Loan Documents; (4) fourth, to the extent all amounts referred to in preceding clauses (1) through (3), inclusive, have been paid in full, to pay (on a ratable basis) any and all unpaid principal of U.S. Borrower Loans and Unpaid Drawings in respect of Letters of Credit issued for the account of a U.S. Borrower in each case which are then actually due and payable; (5) fifth, to the extent all amounts referred to in preceding clauses (1) through (4), inclusive, have been paid in full, to repay or prepay outstanding U.S. Borrower Swingline Loans and to repay or prepay all outstanding U.S. Borrower Revolving Loans advanced by the Administrative Agent on behalf of the Lenders pursuant to Section 2.01(e); (6) sixth, to the extent all amounts referred to in preceding clauses (1) through (5), inclusive, have been paid in full, to repay (on a ratable basis) the outstanding principal of U.S. Borrower Revolving Loans (whether or not then due and payable), provided that, with respect to each repayment of U.S. Borrower Revolving Loans required by this Section 5.03(e)(6), so long as no Event of Default then exists and less than all outstanding U.S. Borrower Revolving Loans would otherwise be required to be repaid pursuant hereto, the U.S. Borrowers may designate the Types of U.S. Borrower Revolving Loans which are to be repaid and, in the case of Eurodollar Loans which are U.S. Borrower Revolving Loans, the specific Borrowing or Borrowings pursuant to which such Eurodollar Loans were made, provided that payments in respect of Eurodollar Loans may with the consent of the Administrative Agent be held as cash collateral until the conclusion of the applicable Interest Period, if so requested by AbitibiBowater; (7) seventh, to the extent all amounts referred to in preceding clauses (1) through (6), inclusive, have been paid in full, but only if an Event of Default has occurred and is continuing and unless otherwise elected by the Required Lenders, to cash collateralize (on a ratable basis) all outstanding Letters of Credit issued for the account of a U.S. Borrower (such cash collateral to be held by the Administrative Agent while an Event of Default exists in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent and applied to the Obligations of the U.S. Borrowers to the Issuing Lenders and/or Lenders in respect of any Drawings made under any such Letters of Credit or any such Bankers’ Acceptance Loans); (8) eighth, to the extent all amounts referred to in preceding clauses (1) through (7), inclusive, have been paid in full, to pay (on a ratable basis) all other outstanding Obligations of any U.S. Borrower then due and payable to the Administrative Agent, the Collateral Agent and the Lenders under any of the Loan Documents; and (9) ninth, to the U.S. Borrowers; provided that, with respect to any payments or cash collateralization required to be applied (or allocated) pursuant to preceding clauses (1) through (8), in each case, to the extent the outstanding Obligations under any such clause constitutes outstanding Obligations under more than one Facility, any such payments or cash collateralization shall be applied (or allocated) under such clause to the outstanding Obligations under each Facility on a pro rata basis based upon the outstanding Obligations with respect to such Facility under such clause. Each U.S. Loan Party agrees that it will not cause any proceeds of any Core Concentration Account to be otherwise redirected.

(f) Each Control Agreement relating to a Core Canadian Concentration Account shall (unless otherwise agreed by the Administrative Agent in its sole discretion) include provisions that allow, during any Dominion Period, for all collected amounts held in such Core Canadian Concentration Account from and after the date requested by the Administrative Agent, to be sent by ACH or wire transfer or similar electronic transfer no less frequently than once per Business Day to one or more accounts maintained by the Administrative Agent at Citibank, N.A., Canadian Branch (or if Citibank is not the Administrative Agent, at a Canadian institution designated by such successor Administrative Agent) or an affiliate thereof (each a “Citibank Canadian Account”). Subject to the terms of the respective Security Document and to Section 11.02(a), all amounts received in a Citibank Canadian Account during the existence of a Dominion Period shall be applied (and allocated) by the Administrative Agent on a daily basis in the following order (in each case to the extent the Administrative Agent has actual knowledge of the amounts owing or outstanding as described below, and after giving effect to the application of any such amounts constituting proceeds from any Collateral otherwise required to be applied pursuant to the terms of the respective Security Document during the existence of an Event of Default), subject to the provisions of the immediately succeeding sentence (to the extent applicable): (1) first, to the payment (on a ratable basis) of any outstanding Expenses actually due and payable by any Canadian Borrower to the Administrative Agent and the Collateral Agent under any of the Loan Documents; (2) second, to the extent all amounts referred to in preceding clause (1) have been paid in full, to pay (on a ratable basis) all outstanding Expenses actually due and payable by any Canadian Borrower to each Issuing Lender under any of the Loan Documents; (3) third, to the extent all amounts referred to in preceding clauses (1) and (2) have been paid in full, to pay (on a ratable basis) all accrued and unpaid interest actually due and payable on the Canadian Borrower Loans and then all accrued and unpaid Fees actually due and payable by any Canadian Borrower to the Administrative Agent, the Issuing Lenders and the Lenders under any of the Loan Documents; (4) fourth, to the extent all amounts referred to in preceding clauses (1) through (3), inclusive, have been paid in full, to pay (on a ratable basis) any and all unpaid principal of Canadian Borrower Loans and Unpaid Drawings in respect of Letters of Credit issued for the account of a Canadian Borrower in each case which are then actually due and payable; (5) fifth, to the extent all amounts referred to in preceding clauses (1) through (4), inclusive, have been paid in full, to repay or prepay outstanding Canadian Borrower Swingline Loans and to repay or prepay all outstanding Canadian Borrower Revolving Loans advanced by the Administrative Agent on behalf of the Lenders pursuant to Section 2.01(e); (6) sixth, to the extent all amounts referred to in preceding clauses (1) through (5), inclusive, have been paid in full, to repay (on a ratable basis) the outstanding principal of Canadian Borrower Revolving Loans (whether or not then due and payable, but excluding any outstanding Bankers’ Acceptance Loans where the underlying B/A Instrument has not matured), provided that, with respect to each repayment of Canadian Borrower Revolving Loans required by this Section 5.03(f)(6), so long as no Event of Default then exists and less than all outstanding Canadian Borrower Revolving Loans would otherwise be required to be repaid pursuant hereto, the Canadian Borrowers may designate the Types of Canadian Borrower Revolving Loans which are to be repaid and, in the case of Eurodollar Loans which are Canadian Borrower Revolving Loans, the specific Borrowing or Borrowings pursuant to which such Eurodollar Loans were made, provided that payments in respect of Eurodollar Loans may with the consent of the Administrative Agent be held as cash collateral until the conclusion of the applicable

Interest Period, if so requested by AbitibiBowater; (7) seventh, to the extent all amounts referred to in preceding clauses (1) through (6), inclusive, have been paid in full, but only if an Event of Default has occurred and is continuing and unless otherwise elected by the Required Lenders, to cash collateralize (on a ratable basis) all outstanding Letters of Credit issued for the account of a Canadian Borrower and Bankers’ Acceptance Loans which are Canadian Borrower Revolving Loans where the underlying B/A Instrument has not matured (such cash collateral to be held by the Administrative Agent while an Event of Default exists in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent and applied to the Obligations of the Canadian Borrowers to the Issuing Lenders and/or Lenders in respect of any Drawings made under any such Letters of Credit or Bankers’ Acceptance Loans); (8) eighth, to the extent all amounts referred to in preceding clauses (1) through (7), inclusive, have been paid in full, to pay (on a ratable basis) all other outstanding Obligations of any Canadian Borrower then due and payable to the Administrative Agent, the Collateral Agent and the Lenders under any of the Loan Documents; and (9) ninth, to the Canadian Loan Parties. Each Canadian Loan Party agrees that it will not cause any proceeds of any Core Canadian Concentration Account to be otherwise redirected.

(g) Without limiting the provisions set forth in Section 13.15, the Administrative Agent shall maintain accounts on its books in the name of each Borrower (collectively, the “Credit Account”) in which each Borrower will be charged with all loans and advances under each Facility made by the Lenders to the respective Borrower for the respective Borrower’s account, including the Loans, the Letter of Credit Outstandings, and the Fees, Expenses and any other Obligations relating thereto. Each Borrower will be credited, in accordance with this Section 5.03, with all amounts received by the Lenders from such Borrower or from others for its account, including, as set forth above, all amounts received by the Administrative Agent and applied to the Obligations. In no event shall prior recourse to any Accounts or other Collateral be a prerequisite to the Administrative Agent’s right to demand payment of any Obligation upon its maturity. Further, the Administrative Agent shall have no obligation whatsoever to perform in any respect any of the Borrowers’ or other Loan Parties’ contracts or obligations relating to the Accounts.

5.04. Net Payments; Taxes. (a) (i) All payments made by the Borrowers and the other Loan Parties hereunder and under any other Loan Document will be made without setoff, counterclaim or other defense.

(ii) Except as provided in Section 5.04(b), all payments made by or on account of any obligation of the Loan Parties hereunder and under any other Loan Document will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments, including all interest, penalties or similar liabilities with respect thereto but excluding (u) those certain taxes described in Section 13.01(a)(ii), which shall be governed solely by the provisions of such Section, and, except as provided in the second succeeding sentence, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (v) taxes imposed on or measured by its net income (however denominated), taxes imposed on or measured by its capital and franchise taxes imposed on or measured by its gross or net income or receipts and backup withholding taxes, in each case by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized, is resident for tax purposes or is doing business (otherwise than by reason of the transactions contemplated by this Agreement), or in which its principal office or applicable lending office is located, (w) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction, (x) in the case of a Foreign Lender (other than an assignee pursuant to a request by a Borrower under Section 2.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Lender becomes a party hereto (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from a Borrower with respect to such withholding pursuant to Section 5.04(a), (y) any withholding tax that is attributable to a Foreign Lender’s failure to comply with Section 5.04(b) or (c) or willfully providing incorrect, false or misleading statements with respect thereto and (z) any withholding tax imposed pursuant to FATCA, and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the respective Borrower and any other Loan Party making the respective payment or which has guaranteed the obligations of the relevant Borrower jointly or severally agree to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any other Loan Document, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such other Loan Documents. If, pursuant to the preceding sentence, any additional amounts are payable in respect of Taxes, the respective Borrower and any other Loan Party making the respective payment or which has guaranteed the obligations of the relevant Borrower jointly and severally agree to reimburse each affected Lender, upon the written request of such Lender, for any taxes imposed on such Lender as a result of the payment of such additional amounts and which are measured by the net income of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located and for any withholding of taxes as such Lender shall determine are payable by, or withheld from, such Lender, in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence. The respective Borrower (or other Loan Party) will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by such Borrower (or other Loan Party) or other evidence of such payment reasonably acceptable to the Administrative Agent. Subject to Section 14.07, (i) the U.S. Borrowers (jointly and severally) agree (and the applicable U.S. Subsidiary Guarantors agree), to indemnify and hold harmless each

U.S. Facility Lender and (ii) the U.S. Borrowers (jointly and severally) or the Canadian Borrowers (jointly and severally), as applicable, agree (and the applicable Subsidiary Guarantors agree) to indemnify and hold harmless each Canadian Facility Lender, and, in each case, reimburse such Lender upon its written request (which written request shall show in reasonable detail the basis for calculation of any such additional amount), for the amount of any Taxes so levied or imposed and paid by such Lender.

(b) Each Lender as of the date hereof that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes agrees to deliver to AbitibiBowater and the Administrative Agent, to the extent it is legally entitled to do so, on or prior to the Closing Date (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8IMY, Form W-8ECI or Form W-8BEN (with respect to a partial or complete exemption under an income tax treaty) (or successor forms) certifying to such Lender’s entitlement as of such date to a partial or complete exemption from United States withholding tax with respect to payments to be made by the U.S. Borrowers under this Agreement and under any Note, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8IMY, Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit K (any such certificate, a “Section 5.04(b)(ii) Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made by the U.S. Borrowers under this Agreement and under any Note. In addition, each Lender agrees that from time to time after the Closing Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any respect, such Lender will deliver to AbitibiBowater and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8IMY, Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 5.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments by the U.S. Borrowers under this Agreement and any Note, or such Lender shall promptly notify AbitibiBowater and the Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 5.04(b). Notwithstanding anything to the contrary contained in to Section 13.04(b) and the immediately succeeding sentence, (x) each U.S. Borrower and the Administrative Agent shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, Fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to AbitibiBowater and the Administrative Agent U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) each U.S. Borrower shall not be obligated pursuant to Section 5.04(a) to gross-up payments to be made to a Lender in respect of income or similar taxes imposed by the United States if (I)

such Lender has not provided to AbitibiBowater and the Administrative Agent the Internal Revenue Service Forms required to be provided to AbitibiBowater and the Administrative Agent pursuant to this Section 5.04(b) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 5.04 and except as set forth in Section 13.04(b) and subject to Section 14.07, (i) the U.S. Borrowers (jointly and severally) agree (and the applicable U.S. Subsidiary Guarantors agree), to indemnify and hold harmless each U.S. Facility Lender and (ii) the U.S. Borrowers (jointly and severally) or the Canadian Borrowers (jointly and severally), as applicable, agree (and the applicable Subsidiary Guarantors agree) to pay any additional amounts and to indemnify each Lender in the manner set forth in Section 5.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Closing Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar taxes.

(c) Each Canadian Facility Lender agrees to use reasonable efforts (consistent with legal and regulatory restrictions and subject to overall policy considerations of such Canadian Facility Lender) to file any certificate or document or to furnish to the relevant Canadian Borrower any information, in each case, as reasonably requested by such Canadian Borrower that may be necessary to establish any available exemption from, or reduction in the amount of, any Taxes; provided, however, that nothing in this Section 5.04(c) shall require a Canadian Facility Lender to disclose any confidential information (including, without limitation, its tax returns or its calculations).

(d) If an Agent, Lender or Issuing Lender determines, in good faith and in its sole discretion, that it has received a refund of any taxes in respect of or calculated with reference to Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 5.04, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 5.04 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of such Agent, Lender or Issuing Lender (including any Taxes imposed with respect to such refund) as is determined by the Agent, Lender or Issuing Lender in good faith and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of such Agent, Lender or Issuing Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent, Lender or Issuing Lender in the event such Agent, Lender or Issuing Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require any Agent, Lender or Issuing Bank to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other Person.

(e) Each Agent and each Lender that is a U.S. person within the meaning of Section 7701(a)(30) of the Code (other than any such person that is treated as a corporation for United States federal income tax purposes) shall deliver to AbitibiBowater and the Administrative Agent on or before the date such Person becomes a party to this Agreement a duly completed United States Internal Revenue Service form W-9 (or successor form) establishing that such Person is not subject to U.S. federal backup withholding.

(f) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to AbitibiBowater and the Administrative Agent, at the time or times reasonably requested by AbitibiBowater or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.04(b), (c), (e) and (g)) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify AbitibiBowater and the Administrative Agent in writing of its legal inability to do so.

(g) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to AbitibiBowater and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by AbitibiBowater or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by AbitibiBowater or the Administrative Agent as may be necessary for AbitibiBowater and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

SECTION 6. Conditions Precedent to the Effective Date. The obligations of the Lenders hereunder to make Loans, and the obligation of each Issuing Lender to issue Letters of Credit, on (or after) the Effective Date are subject to the satisfaction (or waiver in accordance with Section 13.12) of the following conditions:

(a) The Administrative Agent shall have received a favorable written opinion of each of (i) Troutman Sanders LLP, U.S. counsel for the Loan Parties, and Stikeman Elliott LLP, Canadian counsel for the Loan Parties and (ii) such local counsel reasonably acceptable to the Administrative Agent, in each case (A) dated the Effective Date, (B) addressed to the Administrative Agent, the Collateral Agent and the Lenders, and (C) covering such customary legal matters relating to the Loan Documents as the Administrative Agent shall reasonably request and in form and substance reasonably satisfactory to the Administrative Agent. AbitibiBowater and the other Loan Parties hereby instruct their counsel to deliver such opinions.

(b) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation (or equivalent organizational documents), including all amendments thereto, of each Loan Party, and a certificate as to the good standing (or the equivalent thereof) of each Loan Party as of a recent date from such Secretary of State or other Governmental Authority; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Effective Date and certifying (A) that attached thereto is a true and complete copy of the by-laws (or equivalent organizational documents) of such Loan Party as in effect on the Effective Date; (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or comparable authority of such Loan Party authorizing the Transactions, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation (or equivalent organizational documents) of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document on behalf of such Loan Party (and each of the foregoing in sub-clauses (i) and (ii) shall be in form and substance reasonably acceptable to the Administrative Agent); (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; (iv) a certificate of a Responsible Officer of AbitibiBowater dated the Effective Date and certifying that attached thereto is a true and complete copy of the Senior Secured Notes Documents, which shall contain terms that conform to the Plan of Reorganization and are otherwise in form and substance reasonably satisfactory to the Administrative Agent; and (v) such other documents as the Administrative Agent may reasonably request.

(c) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer of and on behalf of AbitibiBowater, confirming compliance with the conditions precedent set forth in Section 7.01.

(d) The Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, payment or reimbursement of all Fees and expenses (including the reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document or in respect of the execution and delivery of this Agreement.

(e) The Collateral and Guarantee Requirement shall have been satisfied, and the requirements of the covenant set forth in Section 10.14 shall have been satisfied, in each case, based on the most recently available consolidated financial statements of AbitibiBowater. The Administrative Agent shall have received a completed Perfection Certificate, dated the Effective Date and duly executed by a Responsible Officer of AbitibiBowater, together with all attachments contemplated thereby.

(f) None of the Mortgaged Properties shall be subject to any Lien other than those expressly permitted under Section 10.02 and other encumbrances permitted by the relevant Mortgage.

(g) The Administrative Agent shall have received copies of, or an insurance broker’s or agent’s certificate as to coverage under, the insurance policies required by Section 9.02 and the applicable provisions of the Security Documents, each of which policies shall be endorsed or otherwise amended to include a loss payable endorsement with respect to the Collateral and to name the Collateral Agent as additional insured, in form and substance reasonably satisfactory to the Administrative Agent.

(h) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer of AbitibiBowater, certifying that as of the Effective Date, AbitibiBowater and its Subsidiaries have not incurred any material liabilities not reflected in the pro forma consolidated balance sheet included in the Disclosure Statement, other than liabilities incurred in the ordinary course of business.

(i) The Administrative Agent shall have received a solvency certificate from a Financial Officer of AbitibiBowater in the form of Exhibit F hereto dated the Effective Date.

(j) The Disclosure Statement shall be reasonably satisfactory to each of the Lead Arrangers (it being understood that the Disclosure Statement filed with the U.S. Bankruptcy Court on August 2, 2010 is satisfactory to the Lead Arrangers) and shall have been approved by the U.S. Bankruptcy Court.

(k) The Plan of Reorganization and all other related documentation shall be satisfactory to the Lead Arrangers with respect to any portions of the Plan of Reorganization or any other related documents that directly relate to this Agreement, and reasonably satisfactory to the Lead Arrangers in all other respects (it being understood that the Plan filed with the U.S. Bankruptcy Court on August 2, 2010 is satisfactory to the Lead Arrangers).

(l) The U.S. Bankruptcy Court shall have entered an order confirming the Plan of Reorganization, which order (the “Confirmation Order”) shall be in form and substance satisfactory to the Lead Arrangers with respect to any portions of such order that directly relate to this Agreement, and reasonably satisfactory to the Lead Arrangers in all other respects, which order shall be in full force and effect, unstayed, final and non-appealable (except with respect to those appeals and other filings by Peter I. Shah), and shall not have been modified or amended without the written consent of the Lead Arrangers, reversed or vacated. The effective date of the Plan of Reorganization shall have occurred (and all conditions precedent thereto as set forth therein shall have been satisfied (or shall be concurrently satisfied) or waived pursuant to the terms of the Plan of Reorganization (the waiver thereof (except for a waiver of the requirement in Section 7.2(b) of the Plan of Reorganization that the Confirmation Order be a Final Order (as defined in the Plan of Reorganization)) having been approved by the Lead Arrangers), and the substantial consummation (as defined in Section 1101 of the Bankruptcy Code) of the Plan of Reorganization in accordance with its terms shall have occurred.

(m) The CCAA Plan and all other related documentation, including all material documents and vesting and other orders of the Canadian Bankruptcy Court required to implement the Restructuring Transactions, (i) shall be satisfactory to the Lead Arrangers with respect to any portions of the CCAA Plan that directly relate to this Agreement, and reasonably satisfactory to the Lead Arrangers in all other respects (it being understood that the second amended and restated CCAA Plan dated November 1, 2010 and filed with the Canadian Bankruptcy Court is satisfactory to the Lead Arrangers), and (ii) all conditions precedent to the effectiveness of the CCAA Plan as set forth therein shall have been satisfied or waived (the waiver thereof having been approved by the Lead Arrangers), and the implementation of the CCAA Plan in accordance with its terms shall have occurred.

(n) The Sanction Order shall be in full force and effect, unstayed, final and non-appealable and shall not have been modified or amended without the written consent of the Lead Arrangers (not to be unreasonably withheld with respect to any portions of the Sanction Order that do not directly relate to this Agreement), reversed or vacated.

(o) Except as disclosed in the Disclosure Statement, since December 31, 2009 there shall not have been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(p) The repayment in cash in full or satisfaction in full of all amounts outstanding under the DIP Facilities (as expressly contemplated by the CCAA Plan with respect to the DIP Facilities) and the termination of the DIP Facilities and the release of all liens and security interests securing the same.

(q) The Administrative Agent shall have received evidence satisfactory to it of the termination and/or release of all Liens and security interests securing the Prepetition Secured Facilities.

(r) Consolidated EBITDA shall be not less than (i) in the event the Effective Date occurs prior to October 20, 2010, $72,000,000 and (ii) if the Effective Date occurs thereafter, $90,000,000, in each case for the most recent three-month period ended not less than 20 days prior to the Effective Date.

(s) The Administrative Agent shall have received reasonably satisfactory evidence that the conditions to the release from escrow of the proceeds of the Senior Secured Notes shall have been (or will be), substantially simultaneously with the Effective Date, satisfied or waived in accordance with their terms and, on the Effective Date, AbitibiBowater shall have received cash proceeds of (i) not less than $600,000,000 (calculated before underwriting and original issue discounts, commissions, fees and expenses) from the issuance of the Senior Secured Notes and (ii) not less than $900,000,000 from the issuance of Senior Secured Notes, term loans, asset sales, the settlement of AbitibiBowater’s NAFTA claim against the Government of Canada, or other third party debt financing, in each case, on terms and conditions set forth in the Plans and the Disclosure Statement or otherwise reasonably satisfactory to the Lead Arrangers; provided that if any amounts owing in respect of the settlement of AbitibiBowater’s NAFTA claim have not been paid to AbitibiBowater, then the amount owing to AbitibiBowater in respect of such settlement, in addition to amounts paid to AbitibiBowater in respect of such settlement, shall be used to determine compliance with this condition.

(t) Prior to the fifth day preceding the Effective Date (or such shorter period as may be agreed to by the Administrative Agent in its sole discretion), the Administrative Agent and the Collateral Agent shall have received (i) a Borrowing Base Certificate as at a date not earlier than the date occurring on the 55th day preceding the Effective Date (the “Effective Date Borrowing Base Certificate”) and (ii) (x) an appraisal of the Inventory of the Borrowers from Hilco Appraisal Services, LLC and (y) a collateral examination of the Accounts and related assets and liabilities of the Borrowers from Protiviti Inc. and, in each case, the results of such appraisal and collateral examination shall be in form and substance reasonably satisfactory to the Collateral Agent.

(u) On the Effective Date and after giving effect to the incurrence of Loans, the issuance of Letters of Credit and occurrence of all payments and transfers to be effected on or as of the Effective Date, including all such payments and transfers contemplated by the Plan of Reorganization, the sum of (i) Excess Availability and (ii) the Loan Parties’ unrestricted cash, unrestricted cash equivalents and the unpaid amount owing to AbitibiBowater in respect of the settlement of its NAFTA claim shall be not less than $350,000,000.

(v) The Closing Date shall have occurred.

(w) On or prior to the Effective Date, there shall have been delivered to the Administrative Agent for the account of each of the Lenders that has requested same the appropriate Revolving Notes executed by the appropriate Borrowers and if requested by the Swingline Lender, the appropriate Swingline Note executed by the appropriate Borrowers, in each case, in the applicable amount, maturity and as otherwise provided herein.

(x) Prior to the fifth Business Day preceding the Effective Date, the Agents shall have received from the Loan Parties, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(y) The Insurance Policy shall be in full force and effect.

SECTION 7. Conditions Precedent to All Credit Events. The obligation of each Lender to make Loans (including Loans made on the Effective Date), and the obligation of each Issuing Lender to issue Letters of Credit (including Letters of Credit issued on the Effective Date), is subject, at the time of the Effective Date and at the time of each such Credit Event (except as hereinafter indicated), to the satisfaction of the following conditions:

7.01. No Default; Representations and Warranties. At the time of each such Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default; (ii) all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects on such date); and (iii) such Credit Event shall not violate any applicable law or regulation and no order, judgment or decree of any Governmental Authority shall purport to enjoin or restrain such Credit Event.

7.02. Notice of Borrowing; Letter of Credit Request. (a) Prior to the making of each Loan (other than a Swingline Loan or a Revolving Loan made pursuant to a Mandatory Borrowing), the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03(a). Prior to the making of each Swingline Loan, the Swingline Lender shall have received the notice referred to in Section 2.03(b)(i).

(b) Prior to the issuance of each Letter of Credit, the Administrative Agent and the respective Issuing Lender shall have received a Letter of Credit Request meeting the requirements of Section 3.03(a).

7.03. Borrowing Base and Commitment Limitations. Notwithstanding anything to the contrary set forth herein (but subject to Section 2.01(e)), it shall be a condition precedent to each Credit Event that after giving effect thereto (and the use of the proceeds thereof):

(i) the Aggregate U.S. Borrower Exposure would not exceed the U.S. Borrowing Base at such time;

(ii) the Aggregate Canadian Borrower Exposure would not exceed the Canadian Borrowing Base at such time;

(iii) the Aggregate U.S. Facility Exposure at such time would not exceed the Total U.S. Facility Commitment at such time;

(iv) the Aggregate Canadian Facility Exposure at such time would not exceed the Total Canadian Facility Commitment at such time; and

(v) the aggregate Letter of Credit Outstandings would not exceed the Maximum Letter of Credit Amount.

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by AbitibiBowater and the other Borrowers to the Administrative Agent and each of the Lenders that all the conditions specified in Section 6 (with respect to Credit Events on the Effective Date) and in this Section 7 (with respect to Credit Events on or after the Effective Date) and applicable to such Credit Event are satisfied as of that time.

SECTION 8. Representations and Warranties. In order to induce the Lenders to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, each of AbitibiBowater and the other Borrowers makes the following representations and warranties, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and the issuance of the Letters of Credit, with the occurrence of the Closing Date, the Effective Date and each Credit Event on or after the Effective Date being deemed to constitute a representation and warranty that the matters specified in this Section 8 are true and correct in all material respects on and as of the Closing Date, the Effective Date and on the date of each such other Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

8.01. Organization; Powers. Each of the Loan Parties (a) is duly organized, validly existing and in good standing (or its equivalent, to the extent that such concept is applicable in the respective jurisdiction) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in every jurisdiction where such qualification is required by the nature of its business, the character and location of its property, business or customers, or the ownership or leasing of its properties, except for such jurisdictions in which the failure so to qualify, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (d) has the requisite power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of each Borrower, to borrow hereunder.

8.02. Authorization; Absence of Conflicts. The execution, delivery and performance by each of the Loan Parties of each of the Loan Documents to which it is a party, the Borrowings hereunder, the use of the proceeds of the Loans, the creation of the security interests contemplated by the Security Documents and the other transactions contemplated by the Loan Documents (collectively, the “Transactions”) (a) have been duly authorized by all requisite corporate or other organizational and, if required, stockholder action and (b) will not (i) violate (A) any provision of applicable law, statute, rule or regulation, other than any law, statute, rule or regulation the violation of which could not reasonably be expected to result in a Material Adverse Effect, or of the certificate of incorporation or other constitutive documents or by-laws (or equivalent organizational documents) of any Loan Party or any of its Subsidiaries, (B) any applicable and material order of any Governmental Authority or (C) any provision of any material indenture or other material agreement or other material instrument to which any Loan Party or any of its Subsidiaries is a party or by which any of them or any of their property is or may be bound, (ii) constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument or give rise to any rights thereunder to require any payment, repurchase or redemption to be made by any Loan Party, or give rise to a right of, or result in, any termination, cancellation, acceleration or right of renegotiation of any obligation thereunder, or (iii) result in the creation or imposition of any Lien (other than any Lien created hereunder or under the Security Documents) upon or with respect to any property or assets now owned or hereafter acquired by any Loan Party or any of its Subsidiaries.

8.03. Enforceability. This Agreement has been duly executed and delivered by AbitibiBowater and each other Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of AbitibiBowater, each other Borrower and the other Loan Parties, as applicable, enforceable against each of them in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, insolvency reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (whether enforcement is sought by proceeding in equity or at law)).

8.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with (i) the Transactions or (ii) the execution, delivery and performance of any Loan Document, except for (a) the filing of UCC and PPSA financing statements and similar security or collateral filings and registrations under applicable laws in other jurisdictions, (b) recordation of the Mortgages, (c) filings with the United States Patent and Trademark Office and the United States Copyright Office, (d) the entry by the Bankruptcy Court and the Canadian Bankruptcy Court of the orders referred to in Section 6, (e) periodic reports under the Securities and Exchange Act of 1934, as amended, and (f) such actions, consents, approvals, registrations and filings as have been made or obtained and are in full force and effect.

8.05. Financial Statements (a) AbitibiBowater has delivered to the Lenders its audited financial statements for the fiscal year ended December 31, 2009, together with its annual report on Form 10-K, if any, filed with the Securities and Exchange Commission with respect to such fiscal year. All financial statements set forth or referred to in the materials specified in the preceding sentence were prepared in conformity with GAAP, except, in the case of unaudited financial statements, for the absence of footnote disclosure and for year-end audit adjustments. All such financial statements fairly present in all material respects the consolidated financial position of AbitibiBowater and its Subsidiaries as at the date thereof and the consolidated results of operations and cash flows of such Persons for each of the periods covered thereby. Except as disclosed in such financial statements, neither AbitibiBowater nor any of its Subsidiaries had at the date of such financial statements any material contingent obligation, material contingent liability or material liability for taxes, long-term lease or unusual forward or long-term commitment or obligations to retired employees for medical or other employee benefits that is not reflected in the foregoing financial statements or the notes thereto.

(b) As of the Closing Date, the Projections delivered to the Administrative Agent and the Lenders prior to the Closing Date have been prepared in good faith and are based on assumptions that were reasonable as of the date such Projections were prepared.

8.06. No Material Adverse Effect. Since December 31, 2009, other than the Bankruptcy Proceedings and those events and conditions in connection with such Bankruptcy Proceedings which customarily occur as a result of events following the commencement of a proceeding under Chapter 11 of the Bankruptcy Code and the CCAA, there has been no event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.

8.07. Title to Properties; Possession Under Leases. Except as set forth on Schedule 8.07, each of AbitibiBowater and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets, except for minor defects in title that do not interfere in any material respect with its ability to conduct its business as currently conducted. All such title to, or leasehold interest in, material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 10.02 and Liens with respect to which the Administrative Agent will receive on or prior to the Effective Date duly executed releases and termination statements in connection therewith.

8.08. Subsidiaries. Schedule 8.08 sets forth as of the Closing Date a list of all the Subsidiaries of AbitibiBowater, their jurisdiction of organization and the percentage ownership interest in each Subsidiary held by AbitibiBowater or any other Subsidiary of AbitibiBowater and also identifies which Subsidiaries (i) will be U.S. Borrowers or Canadian Borrowers on the Effective Date or (ii) are Material Subsidiaries of AbitibiBowater as of the Closing Date.

8.09. Litigation; Compliance with Laws . (a) Except as set forth in Schedule 8.09, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of any Responsible Officer of AbitibiBowater or any Borrower, threatened in writing against or affecting AbitibiBowater, any Borrower or any of their respective Subsidiaries or any business or property of any such Person that (i) purports to affect the legality, validity or enforceability of any Loan Document or the Transactions or (ii) could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) None of AbitibiBowater, any Borrower and any of their respective Subsidiaries nor any of their respective properties or assets is (i) in violation of, nor will the continued operation of their properties and assets as currently conducted violate, any law, rule, regulation, statute (including any zoning, building, Environmental Laws, ordinance, code or approval or any building permits) in respect of the conduct of its business, the relationship with its employees and the ownership of its property or any restrictions of record or agreements affecting the Mortgaged Properties, where such violations could reasonably be expected to have a Material Adverse Effect or (ii) in default with respect to any judgment, writ, injunction, decree or order of, any Governmental Authority, where such defaults, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

8.10. Federal Reserve Regulations. (a) None of AbitibiBowater, any Borrower and their respective Subsidiaries is engaged or will engage, principally, or as one of its important activities, in the business of purchasing or carrying Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose or (ii) for any purpose that violates the provisions of the Regulations of the Board, including Regulations T, U or X.

(c) All proceeds of the Loans will be used by the Borrowers to fund amounts payable under the Plans and for working capital, capital expenditures, Permitted Acquisitions and general corporate purposes of AbitibiBowater and its Subsidiaries. All Letters of Credit will be used for the purposes described in Section 3.01(a).

8.11. Investment Company Act. None of AbitibiBowater, any Borrower and their respective Subsidiaries is an “investment company” as defined in, or is subject to regulation under, the Investment Company Act of 1940, as amended.

8.12. Tax Returns. Each of AbitibiBowater, any Borrower and their respective Subsidiaries has filed or caused to be filed all federal, foreign, state, provincial, regional and local income and other tax returns (the “Returns”) required to have been filed by it or with respect to it, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and has paid or caused to be paid all taxes due and payable, except taxes that are being contested in good faith by appropriate proceedings and for which it has set aside on its books adequate reserves in accordance with GAAP, or except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The Returns accurately reflect in all respects all liability for taxes of AbitibiBowater and its Subsidiaries, as applicable, for the periods covered thereby, except where the failure so to reflect could not reasonably be expected to have a Material Adverse Effect.

8.13. No Material Misstatements. The information provided by or on behalf of AbitibiBowater and each other Borrower and contained in the Confidential Information Memorandum (including all attachments and exhibits thereto), as supplemented, and other information furnished in writing by or on behalf of AbitibiBowater or any Borrower to any Lead Arranger, any Agent or any Lender in connection with the transactions contemplated in this Agreement and the other Loan Documents, when taken as a whole, as of the date such information was so furnished, does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, taken as a whole, not materially misleading, provided that to the extent any such information therein was based upon or constitutes a forecast or projection or pro forma financial information, each of AbitibiBowater and each Borrower represents only that it acted in good faith and utilized reasonable assumptions, due and careful consideration and the information actually known to Responsible Officers of such Person at the time in the preparation of such information.

8.14. Employee Benefit Plans. (a) Each Benefit Plan is in compliance with the applicable provisions of ERISA and the Code and all other applicable laws and regulations, except for instances of non-compliance that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred or could reasonably be expected to occur that, when taken together with all the other ERISA Events that have occurred or could reasonably be expected to occur, could reasonably be expected to have a Material Adverse Effect. For purposes of determining whether an ERISA Event, by itself or together with other ERISA Events, could reasonably be expected to have a Material Adverse Effect, the amounts to be considered relating to a Plan’s or Multiemployer Plan’s funded status or with respect to Withdrawal Liability are changes in or resulting from the following:

(i) a Benefit Plan’s or Multiemployer Plan’s funded status since the most recent valuation or other statement of financial condition prior to the Closing Date; or

(ii) Withdrawal Liability with respect to a Multiemployer Plan that exceeds the most recent estimate of Withdrawal Liability for such Multiemployer Plan received before the Closing Date; provided, however, that the Borrowers will, and will cause each of their respective ERISA Affiliates to, make a request with respect to the Multiemployer Plan to which it contributes (or has an obligation to contribute) from the administrator or sponsor of such Multiemployer Plan for the notices described in Section 101(l)(1) of ERISA at least annually not later than the anniversary date of the date hereon.

(b) As of the Closing Date, Schedule 8.14 lists all Canadian Pension Plans currently maintained or contributed to by the Canadian Subsidiaries of AbitibiBowater. None of the Canadian Pension Plans is a “multi-employer pension plan”, as defined in the Pension Benefits Act (Ontario) or an equivalent plan under the pension standards legislation of any other applicable jurisdiction in Canada. The Canadian Pension Plans which require registration are duly registered under the ITA and all other applicable laws and no event has occurred which is reasonably likely to cause the loss of such registered status. Each Canadian Pension Plan and each Canadian Benefit Plan has been administered, funded and invested, as applicable, in compliance with its terms, the terms of any related funding agreement, any applicable collective bargaining agreement and all laws (including the Canadian Pension Regulations). All employer and employee payments, contributions (“normal cost”, “special payments” and any other payments in respect of any funding deficiencies or shortfalls) or premiums to be remitted, paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan and all other amounts that are due to the pension fund of a Canadian Pension Plan from the Canadian Subsidiaries of AbitibiBowater, have been paid or remitted in a timely fashion in accordance with the terms thereof, any funding agreement, any applicable collective bargaining agreement and all laws (including the Canadian Pension Regulations). There have been no improper withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans. No promises of benefit improvements under the Canadian Pension Plans or the Canadian Benefit

Plans have been made except where such improvement could not reasonably be expected to result in a material liability of any Canadian Subsidiary of AbitibiBowater. Except as set forth on Schedule 8.14, no events have occurred which could give rise to a partial or full termination of any Canadian Pension Plan and there are no outstanding disputes concerning the assets of the Canadian Pension Plans or the Canadian Benefit Plans which could reasonably be expected to result in a material liability of any Canadian Subsidiary of AbitibiBowater. AbitibiBowater has delivered to the Lender copies of the most recent actuarial valuation reports and annual certified financial statements filed with any applicable Governmental Authority in respect of each of the registered Canadian Pension Plans, as well as the most recent valuation reports prepared in connection with any non-registered Canadian Pension Plans. There is no non-registered Canadian Pension Plan in respect of which an event has occurred that could require immediate or accelerated funding in respect of unfunded liabilities or other deficit amounts.

8.15. Environmental and Safety Matters.

(a) Except as set forth on Schedule 8.15:

(i) Each of AbitibiBowater, any Borrower and their respective Subsidiaries has obtained all permits, licenses and other authorizations that are required and material with respect to the operation of the business of AbitibiBowater and the Subsidiaries, taken as a whole, under any applicable Environmental Law, and each such permit, license and authorization is in full force and effect, except where the failure thereof could not reasonably be expected to have a Material Adverse Effect.

(ii) Each of AbitibiBowater, any Borrower and their respective Subsidiaries is in compliance with all material terms and conditions of the permits, licenses and authorizations specified in paragraph (i) above, and also is in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in or pursuant to any Environmental Law applicable to it and its business, assets, operations and properties, except for any noncompliance that could not reasonably be expected to have a Material Adverse Effect.

(iii) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter or request for information pending or, to the knowledge of AbitibiBowater or any Borrower, threatened in writing against AbitibiBowater, any Borrower or any of their respective Subsidiaries under any Environmental Law that could reasonably be expected to have a Material Adverse Effect.

(iv) None of AbitibiBowater, any Borrower and their respective Subsidiaries has received notice (A) that it has been identified as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) or any comparable state law or Canadian federal or provincial law that any hazardous substances, as defined in CERCLA and its implementing regulations, or any pollutant, contaminant, toxic substance, hazardous waste, hazardous constituents, hazardous materials, asbestos or asbestos containing material, polychlorinated biphenyls, petroleum, including crude oil and any fractions thereof, or other wastes, chemicals, substances or materials regulated by any Environmental Laws (collectively, “Hazardous Materials”) that it or any of their respective predecessors in interest has used, generated, stored, tested, handled, transported or disposed of, has been found at any site at which any Governmental Authority or private party is conducting a remedial investigation or other action pursuant to any Environmental Law or (B) otherwise alleging that it has any liability, obligation or cost pursuant to any Environmental Law, except in the cases of (A) and (B) for any such notices that could not reasonably be expected to have a Material Adverse Effect.

(v) There have been no Releases of Hazardous Materials at, in, on, under or from any of the Real Properties or any other property or facility currently or formerly owned, leased, used or operated by AbitibiBowater, any Borrower or any of their respective Subsidiaries, and neither AbitibiBowater, any Borrower nor any of their respective Subsidiaries has otherwise become subject to any liability or obligation, whether contingent or otherwise, relating to any Environmental Law, that could reasonably be expected to have a Material Adverse Effect.

(vi) To the knowledge of AbitibiBowater and any Borrower, there is no asbestos or asbestos-containing material in, on, or at any Real Properties or any facility or equipment of AbitibiBowater, any Borrower or any of their respective Subsidiaries present in a condition that would result in violation of Environmental Law; except to the extent that the presence of, or exposure to, such material could not reasonably be expected to have a Material Adverse Effect.

(vii) As of the Closing Date, to the knowledge of AbitibiBowater and any Borrower, none of the Real Properties are (i) listed or proposed for listing on the National Priorities List under CERCLA or (ii) listed in the Comprehensive Environmental Response, Compensation, Liability Information System List promulgated pursuant to CERCLA.

(viii) To the knowledge of AbitibiBowater and any Borrower, there are no events, conditions, circumstances, activities, practices, incidents, actions or plans that could reasonably be anticipated to interfere with or prevent compliance with any Environmental Law, or which may give rise to liability under any Environmental Law, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing or notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport, shipping or handling, the emission, discharge, release or threatened release into the environment of, or exposure to, any Hazardous Material that could reasonably be expected to have a Material Adverse Effect.

(b) Since the date of this Agreement, there has been no change in the status of the matters disclosed on Schedule 8.15 that, individually or in the aggregate, could reasonably be expected to have, a Material Adverse Effect.

8.16. Solvency. Immediately after giving effect to the Transactions to occur on the Effective Date, (a) the present fair saleable value of the assets of AbitibiBowater and its Subsidiaries, on a consolidated basis, will exceed the amount that will be required to be paid on or in respect of the existing debts and other liabilities (including contingent liabilities) of AbitibiBowater and its Subsidiaries, on a consolidated basis, as they become absolute and mature, (b) AbitibiBowater and its Subsidiaries, on a consolidated basis, will not have unreasonably small capital to carry out their businesses as conducted or as proposed to be conducted, and (c) AbitibiBowater and its Subsidiaries, on a consolidated basis, do not intend to incur debts beyond their ability to pay such debts as they become absolute and mature (taking into account the timing and amounts of cash to be received by them and the amounts to be payable on or in respect of their obligations).

8.17. Security Documents. (a) The Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined therein) and proceeds thereof and (i) when the Pledged Collateral (as defined therein) is delivered to the Notes Agent, together with instruments of transfer duly endorsed in blank, and after giving effect to Section 5.4 of the Intercreditor Agreement, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the U.S. Loan Parties in such Pledged Collateral, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens and other than as provided in the Intercreditor Agreement with respect to Notes Priority Collateral, and (ii) when financing statements in appropriate form have been duly filed in the offices specified on Schedule 8.17, the Lien created under the Guarantee and Collateral Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the U.S. Loan Parties in such Collateral, and the proceeds thereof, to the extent perfection can be obtained by filing UCC financing statements, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens and other than as provided in the Intercreditor Agreement with respect to the Notes Priority Collateral.

(b) When the IP Security Agreements are duly filed with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, and when financing statements in appropriate form have been duly filed in the offices specified on Schedule 8.17, the security interest created thereunder shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the U.S. Loan Parties in the registered intellectual property described therein and owned by the applicable U.S. Loan Parties and in which a security interest may be perfected by filing a security agreement in the United States, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens and other than as provided in the Intercreditor Agreement (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications, designs, patents, patent applications and copyrights acquired by a Loan Party after the Effective Date).

(c) When executed and delivered, each Canadian Security Document will be effective to create in favor of the Collateral Agent for the ratable benefit of the Secured Parties referred to therein a legal, valid and enforceable security interest (or, in the case of Quebec, hypothec) in all right, title and interest of the Canadian Loan Parties in the Collateral described in each such Canadian Security Document and when financing statements (or, in the case of Quebec, registration statements) in appropriate form are filed in the offices specified in Schedule 8.17, each such Canadian Security Document will constitute a fully perfected (or, in the case of Quebec, opposable) security interest (or, in the case of Quebec, hypothec) in all right, title and interest in all of the Collateral described in such Security Document to the extent perfection (or, in the case of Quebec, opposability) can be obtained by filing PPSA financing statements (or, in the case of Quebec, registration statements), prior and superior to the rights of any other Person, other than with respect to Permitted Liens.

(d) The Mortgages, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the ratable benefit of the beneficiaries named therein, a legal, valid and enforceable Lien on all of the U.S. Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, and when the Mortgages are duly filed or registered in the appropriate recording offices where such Mortgaged Properties are located or as otherwise reasonably requested by the Administrative Agent, the Mortgages will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the U.S. Loan Parties in such Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens or other encumbrances permitted by the relevant Mortgage.

(e) Each Security Document, other than any Security Document referred to in the preceding paragraphs of this Section, upon execution and delivery thereof by the parties thereto and the making of the filings and taking of the other actions provided for therein, will be effective under applicable law to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties referred to therein, a valid and enforceable security interest in all rights, title and interest of the Loan Parties in the Collateral subject thereto, prior and superior in right to any other Person, other than with respect to Permitted Liens and other than as provided in the Intercreditor Agreement with respect to the Notes Priority Collateral.

8.18. Labor Matters. As of the Closing Date, there are no strikes or other material labor disputes against AbitibiBowater, any Borrower or any of their respective Subsidiaries pending or, to the knowledge of any Responsible Officer of AbitibiBowater or any Borrower, threatened, except as set forth on Schedule 8.18. The hours worked by and payment made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, provincial, local or foreign law dealing with minimum employment standards, where such violations could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which AbitibiBowater, any Borrower or any of their respective Subsidiaries is a party or by which AbitibiBowater, any Borrower or any of their respective Subsidiaries is bound on the Closing Date, which in any such case could reasonably be expected to result in a Material Adverse Effect.

8.19. Location of Real Property. Schedule 8.19 sets forth as of the Closing Date all real property owned by AbitibiBowater, any Borrower or any of their respective Subsidiaries in the United States and pledged as security for the Senior Notes.

8.20. Patents, Trademarks, etc. Each of AbitibiBowater, any Borrower or their respective Subsidiaries owns, or is licensed or otherwise authorized to use, all patents, patent applications, designs, trademarks, trade names, copyrights, technology, trade secrets, know-how and processes, service marks and rights with respect to the foregoing that are used in or necessary for the conduct of its business as currently conducted, except where the lack thereof could not reasonably be expected to have a Material Adverse Effect. The use of such patents, patent applications, designs, trademarks, trade names, copyrights, technology, trade secrets, know-how, processes and rights with respect to the foregoing by AbitibiBowater, any Borrower or their respective Subsidiaries does not infringe on, misappropriate or otherwise violate the rights of any Person, subject to such claims, infringements, misappropriations and violations as do not, in the aggregate, give rise to any liability on the part of AbitibiBowater, any Borrower or their respective Subsidiaries that is material to AbitibiBowater, any Borrower or their respective Subsidiaries, taken as a whole.

8.21. Borrowing Base Calculation. The calculation of the Total Borrowing Base and each Borrowing Base (in each case, including the valuations thereunder) pursuant to the most recent Borrowing Base Certificate delivered pursuant to Sections 6(t) or 9.04(h) is complete and accurate in all material respects.

8.22. Accounts. The Administrative Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by the Loan Parties with respect thereto. AbitibiBowater and each other Borrower hereby warrant, on their own behalf and on behalf of the other Loan Parties, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that such Account is an Eligible Account.

8.23. Inventory. The Administrative Agent may rely, in determining which Inventory is Eligible Inventory, on all statements and representations made by the Loan Parties with respect thereto. AbitibiBowater and each other Borrower hereby warrant, on their own behalf and on behalf of the other Loan Parties, with respect to any Inventory at the time it is shown as being Eligible Inventory in a Borrowing Base Certificate, that such Inventory is Eligible Inventory.

8.24. Anti-Terrorism Law. (a) Neither AbitibiBowater nor any of its Subsidiaries is in violation in any material respect of any legal requirement relating to any laws with respect to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”), the Patriot Act and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada). Neither AbitibiBowater nor any of its Subsidiaries and, to the knowledge of AbitibiBowater and each Borrower, no agent of AbitibiBowater or any of its Subsidiaries acting on behalf of AbitibiBowater or any of its Subsidiaries, as the case may be, is any of the following:

(i) a Person that is listed in the annex to, or it otherwise subject to the provisions of, the Executive Order;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list.

(b) Neither AbitibiBowater nor any of its Subsidiaries and, to the knowledge of AbitibiBowater and each Borrower, no agent of AbitibiBowater or any of its Subsidiaries acting on behalf of AbitibiBowater or any of its Subsidiaries, as the case may be, (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of a Person described in Section 8.24(a), (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

8.25. Own Enquiries. The Loan Parties have relied on their own investigations and enquiries regarding the transactions contemplated by the Loan Documents and have not relied on any information, advice or opinion (including information, advice or opinions regarding interest rates, hedging arrangements or exchange rates) given or offered by or on behalf of the Administrative Agent, any other Agent or any Lender even if in answer to any enquiry by or for it.

SECTION 9. Affirmative Covenants. Each of AbitibiBowater and each Borrower covenants and agrees with the Administrative Agent, each other Agent and each Lender that, from and after the Effective Date (subject to the condition precedent to the Effective Date set forth in Section 6), and for so long as this Agreement shall remain in effect, or the Total Commitments or Letters of Credit remain outstanding or the principal of or interest on any Loan, Fees or any other expenses or amounts payable under any Loan Document shall remain unpaid, unless the Required Lenders shall otherwise consent in writing, it will, and will cause each of their respective Subsidiaries (other than Excluded Subsidiaries) to:

9.01. Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise permitted under Section 10.04.

(b) Except where the failure to do so could not be reasonably expected to have a Material Adverse Effect, (i) do or cause to be done all things necessary to preserve, renew and keep in full force and effect the rights, licenses, permits, patents, trademarks, trade names, copyrights, privileges and franchises necessary or desirable in the normal conduct of its business, and (ii) at all times keep and maintain all property useful and necessary in its business in good working order and condition.

9.02. Insurance. Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is usually maintained in the same general area by companies engaged in the same or similar businesses, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it or the use of any products sold by it; and maintain such other insurance as may be required by law. Each such policy of liability or casualty insurance maintained by or on behalf of Loan Parties shall (i) in the case of each liability insurance policy, name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder, (ii) in the case of each casualty insurance policy relating to Collateral, contain a loss payable clause or endorsement that names the Collateral Agent, on behalf of the Secured Parties, as the loss payee thereunder and (iii) provide for at least 30 days’ prior written notice to the Collateral Agent of any cancellation of such policy (or, in the case of nonpayment of premiums 10 days’ prior written notice to the Collateral Agent). With respect to each Mortgaged Property that is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, the applicable Loan Party has obtained, and will maintain, with financially sound and reputable insurance companies, such flood insurance as is required under applicable law, including Regulation H.

9.03. Payment of Taxes. Pay and discharge promptly prior to becoming delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon or in respect of its property or asset, except where the failure to pay the same could not reasonably be expected to result in a Material Adverse Effect; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge or levy so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and it shall have set aside on its books, in accordance with GAAP, adequate reserves with respect thereto and such contest operates to suspend enforcement of a Lien and, in the case of a Mortgaged Property or other material property or asset, there is no material risk of forfeiture of such property.

9.04. Financial Statements, Reports, etc.

Furnish to the Administrative Agent and each Lender:

(a) within 90 days after the end of each fiscal year (or, if the deadline for the filing of the related annual report with the Securities and Exchange Commission shall have been similarly extended, within 105 days after the end of such fiscal year, provided that during the term of this Agreement no more than three such extensions in total under this clause (a) and under clause (b) below shall be permitted) its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows, showing the financial condition of AbitibiBowater and its Subsidiaries on a consolidated basis as of the close of such fiscal year and their results of operations during such fiscal year, all audited by PricewaterhouseCoopers LLP or other independent auditors of recognized national standing and accompanied by an opinion of such accountants (which shall not contain any qualification or exception as to scope or going concern) to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of AbitibiBowater and its Subsidiaries on a consolidated basis in accordance with GAAP;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or, if the deadline for the filing of the related quarterly report with the Securities and Exchange Commission shall have been similarly extended, within 50 days after the end of such fiscal year, provided that during the term of this Agreement no more than three such extensions in total under this clause (b) and under clause (a) above shall be permitted), its unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows, showing the financial condition of AbitibiBowater and its Subsidiaries on a consolidated basis as of the close of such fiscal quarter and their results of operations during such fiscal quarter and the then-elapsed portion of the fiscal year (it being understood that such information shall be in reasonable detail and certified by a Financial Officer of AbitibiBowater as fairly presenting in all material respects the financial condition and results of operations of AbitibiBowater and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of notes);

(c) within 30 days after the end of each of the first two months of each fiscal quarter, and within 45 or 50 days (determined in accordance with paragraph (b) above) after the end of the third month of each fiscal quarter, in each case ending during a Compliance Period, the monthly unaudited consolidated balance sheet and related consolidated statement of income of AbitibiBowater and its Subsidiaries on a consolidated basis in accordance with GAAP for such period, subject to normal year-end audit adjustments, normal quarterly adjustments and allocations and the absence of notes, in each case, certified by a Financial Officer of AbitibiBowater as being prepared on a consistent basis with its monthly accounting and bookkeeping practices;

(d) (i) concurrently with any delivery of financial statements under paragraph (a), (b) or (c) above, a compliance certificate in the form of Exhibit G signed by a Financial Officer of AbitibiBowater and on behalf of AbitibiBowater (A) certifying that, after reasonable inquiry, to the knowledge of such Financial Officer no Default or Event of Default has occurred or, if a Default or an Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (B) when applicable, demonstrating compliance with the covenant contained in Section 10.15 (setting forth, for the purposes of such certificate, calculations of the Consolidated Fixed Charge Coverage Ratio for such period irrespective of whether a Compliance Period exists at such time) and (C) certifying that no Material Subsidiary exists (other than the Loan Parties) or if a Material Subsidiary (other than a Loan Party) does exist, a description of such Material Subsidiary, in each case at the end of such fiscal quarter or year, as the case may be;

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials (other than (i) the exhibits to registration statements and (ii) any registration statements on Form S-8 or its equivalent) filed by AbitibiBowater or any of its Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any of or all the functions of such Commission, or distributed to AbitibiBowater’s shareholders (other than to AbitibiBowater or any of its Subsidiaries), as the case may be;

(f) in the case of AbitibiBowater, as soon as available, and in any event no later than 60 days after the end of each fiscal year, a consolidated annual plan, prepared in accordance with AbitibiBowater’ normal accounting procedures applied on a consistent basis, for the next fiscal year of AbitibiBowater containing quarterly detail, including projected quarterly borrowing base levels for such fiscal year;

(g) promptly after AbitibiBowater’ or any of its Subsidiaries’ receipt thereof, a copy of any “management letter” received from its certified public accountants and management’s response thereto;

(h) not later than 5:00 P.M. (New York time) on or before (x) during the three-month period following the Effective Date, the 25th day and (y) thereafter, the 20th day of each month (or no later than the third Business Day following the end of each week during any period in which a Weekly Borrowing Base Period is in effect), a Borrowing Base Certificate setting forth each Borrowing Base (in each case with supporting calculations in reasonable detail), which shall be prepared as of the last Business Day of the preceding month (or, if any such Borrowing Base Certificate is delivered weekly, as of the last Business Day of the week immediately preceding such delivery, in which case the calculation therein with respect to Inventory shall be based on the information in the then most recent monthly Borrowing Base Certificate). Each such Borrowing Base Certificate shall include such supporting information as may be reasonably requested from time to time by the Collateral Agent;

(i) at the time of delivery of any monthly Borrowing Base Certificate delivered pursuant to clause (h) of this Section 9.04, (w) a summary aged trial balance of Accounts by customer, (x) upon the request of the Collateral Agent, a summary of accounts payable (including detail for the top 15 vendors) indicating which accounts payable are more than thirty days past due and (y) a summary inventory listing by category (in form and scope consistent with the form reviewed by the Collateral Agent prior to the Closing Date, or otherwise reasonably satisfactory in form and scope to the Collateral Agent);

(j) promptly following the Administrative Agent’s request therefor, all documentation and other information that the Administrative Agent reasonably requests on its behalf or on behalf of any Lender in order to comply with its on-going obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; and

(k) promptly from time to time, such other information regarding the operations, business affairs, collateral and financial condition of AbitibiBowater and its Subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

Information required to be delivered pursuant to this Section shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information (including, in the case of certifications required pursuant to clause (b) above, the certifications accompanying any such quarterly report pursuant to Section 302 of the Sarbanes-Oxley Act of 2002), shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent (such approval not to be unreasonably withheld).

9.05. Litigation and Other Notices. Furnish to the Administrative Agent, each other Agent and each Lender written notice of the following promptly (and in any event within five Business Days) upon a Responsible Officer of AbitibiBowater or any of its Subsidiaries obtaining knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of, or any notice to AbitibiBowater, any Borrower or any of their Subsidiaries of the intention of any Person to file or commence, any action, suit or proceeding (whether at law or in equity or by or before any Governmental Authority or any arbitrator) against AbitibiBowater, any Borrower or any Affiliate thereof (i) could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document;

(c) any development that has resulted in, or could reasonably be anticipated to result in, a Material Adverse Effect;

(d) the occurrence of any ERISA Event that, alone or together with other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect.

(e) any material casualty or other insured damage to any material portion of any Collateral (including Mortgaged Property) or the commencement of any action or proceeding for the taking or expropriation of any Collateral (including Mortgaged Property) or any material part thereof or material interest therein under power of eminent domain or by condemnation or similar proceeding; and

(f) the commencement of a Dominion Period, a Compliance Period or a Weekly Borrowing Base Period.

9.06. Maintaining Records; Access to Properties and Inspections. (a) Maintain all financial records in accordance with GAAP and applicable law and permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the properties and financial records of AbitibiBowater, any Borrower and any of their respective Subsidiaries during normal business hours and upon reasonable notice and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss at such reasonable times and at such reasonable intervals as may be reasonably requested the affairs, finances and condition of AbitibiBowater, any Borrower or any of their respective Subsidiaries or any properties of AbitibiBowater, any Borrower and any of their respective Subsidiaries with any officers thereof and (in the presence of AbitibiBowater, any Borrower or a Subsidiary of AbitibiBowater, unless a Default or Event of Default shall have occurred and be continuing) independent accountants therefor; provided, however, that all such visits, inspections and inquiries shall be coordinated through the Administrative Agent.

(b) AbitibiBowater will, and will cause each of its Subsidiaries to, permit a third-party appraiser and a third-party consultant selected by the Collateral Agent (and, to the extent such third-party appraiser is not Hilco Appraisal Services, LLC and/or such third-party consultant is not Protiviti Inc., reasonably satisfactory to AbitibiBowater) to, upon the request of the Collateral Agent, conduct (at the reasonable cost of the Borrowers), (x) an appraisal of the Inventory of the Loan Parties and (y) a collateral examination of the Accounts of the Loan Parties, in each case, in scope reasonably satisfactory to the Collateral Agent; provided, however, so long as no Event of Default exists, the Collateral Agent may only make up to two requests in respect of each of clause (x) and (y) above during each fiscal year (or, during any period (A) commencing on the date on which the Excess Availability is less than 17.5% of the Total Commitment as then in effect and (B) ending on the first date thereafter on which the Excess Availability has been equal to or greater than 17.5% of the Total Commitment as then in effect for 40 consecutive days, up to three requests in respect of each of clause (x) and (y) above during each fiscal year), in each case at the reasonable cost of the Borrowers.

9.07. Use of Proceeds. The Borrowers will use the proceeds of the Loans and the issuances of Letters of Credit only as provided in Section 8.10. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose in a violation of any of the Regulations of the Board, including Regulations T, U and X.

9.08. Compliance with Law. Comply with the requirements of all applicable laws (including Environmental Laws), rules, regulations and decrees, directives and orders of any Governmental Authority that are applicable to it or to any of its properties, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.09. Further Assurances. (a) Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing UCC, PPSA and other financing statements, registrations, mortgages and deeds of trust), that may be required under applicable law or which the Required Lenders or the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and priority or rank of the security interests created or intended to be created by the Security Documents except with respect to Collateral which the Administrative Agent determines does not have sufficient value to justify the cost and expense of perfection. AbitibiBowater will provide to the Administrative Agent, from time to time upon its reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents, except for Liens not required to be perfected and except for Liens on Collateral which the Administrative Agent has determined does not have sufficient value to justify the cost and expense of perfection.

(b) Cause (i) each Domestic Subsidiary and Canadian Subsidiary of AbitibiBowater that is or becomes a Material Subsidiary (other than an Excluded Subsidiary), (ii) each Domestic Subsidiary and Canadian Subsidiary of AbitibiBowater that is or becomes a direct parent of any such Material Subsidiary (other than an Excluded Subsidiary) and (iii) each other Domestic Subsidiary of AbitibiBowater that guarantees the obligations under the Senior Secured Notes, to, as promptly as practicable, and in any event within 30 days after the occurrence of such event or status, notify the Administrative Agent thereof and cause the Collateral and Guarantee Requirements (excluding, for the avoidance of doubt, paragraph (i) thereof) to be satisfied with respect to such Domestic Subsidiary or Canadian Subsidiary of AbitibiBowater, as the case may be, and direct parent thereof as, subject to the proviso in this paragraph (b), a U.S. Subsidiary Guarantor or Canadian Subsidiary Guarantor, as the case may be, and with respect to any Equity Interests in or Indebtedness of such Domestic Subsidiary or Canadian Subsidiary of AbitibiBowater, as the case may be, owned by any Loan Party.

(c) From time to time, each Borrower will, at its cost and expense, promptly secure the applicable Secured Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of the assets and properties of the Loan Parties as either the Administrative Agent or the Required Lenders shall reasonably request (it being understood that, subject to the limitations set forth in this paragraph (c), it is the intent of the parties that the applicable Secured Obligations shall be secured by substantially all of ABL Priority Collateral of the Loan Parties and all other property of the U.S. Loan Parties securing the Senior Secured Notes; provided, however that notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, (i) no leasehold mortgages or deeds of trust or fixture filings shall be required with respect to any leasehold interest of any Loan Party and (ii) no security interests shall be required to be pledged or created with respect to (A) properties set forth on Schedule 9.09, and (B) any assets located outside of the United States and Canada other than Inventory held in the United Kingdom, Netherlands and Ireland which is included in the Borrowing Base. Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance reasonably satisfactory to the Administrative Agent, and, in the case of Notes Priority Collateral, consistent with, and no more restrictive than, the security agreements, mortgages, deeds of trust and other instruments and documents securing the Senior Secured Notes and each Borrower shall deliver or cause to be delivered to the Lenders all such instruments and documents (including customary legal opinions, title insurance policies (which policies may be issued as part of a “pro tanto” title package that would minimize the amount of title premiums that Borrower is required to pay to provide title insurance in respect of the Liens securing the Secured Obligations and the Senior Secured Notes) or title opinions and lien searches) as the Administrative Agent shall reasonably request to evidence compliance with this paragraph (c).

9.10. Information Regarding Collateral; Deposit Accounts. (a) Furnish to the Administrative Agent prompt written notice of any change in (i) the legal name of any Loan Party, as set forth in its organizational documents, (ii) the jurisdiction of organization or the form of organization of any Loan Party (including as a result of any merger or consolidation), (iii) the location of the chief executive office of any Loan Party and, in the case of Canadian Loan Parties, the location of such Canadian Loan Party’s principal place of business, chief executive office, registered office, any office in which it maintains books or records relating to Collateral (other than de-minimis portions of Collateral) owned by it or any office or facility at which Collateral (other than de-minimis portions of Collateral) owned by it is located (including the establishment of any such new office or facility) or (iv) the organizational identification number, if any, or, with respect to any Loan Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a UCC financing statement, the Federal Taxpayer Identification Number of any such U.S. Loan Party. Each Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC, the PPSA or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral owned by such Loan Party, as and to the extent required under, and subject to the exceptions set forth in, the terms of this Agreement and the other Loan Documents.

(b) Furnish to the Administrative Agent prompt written notice of the acquisition by any U.S. Loan Party of, or any real property otherwise becoming, a property that is required to become a Mortgaged Property after the Effective Date.

(c) Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 9.04(a), AbitibiBowater shall deliver to the Administrative Agent a certificate executed by a Responsible Officer of AbitibiBowater setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this paragraph 9.09(c).

(d) Cause all cash owned by each Borrower and the other Loan Parties at any time (other than cash held in Excluded Accounts) to be held in deposit accounts, securities accounts or commodities accounts maintained with a Domestic or Canadian office of any depositary institution, securities intermediary or commodity intermediary, as the case may be, in the name of one or more Loan Parties and will, in each case as promptly as practicable, notify the Administrative Agent of the existence of any deposit account, securities account or commodities account maintained by a Loan Party in respect of which a Control Agreement is required to be in effect pursuant to clause (h) of the definition of the term “Collateral and Guarantee Requirement” but is not yet in effect.

9.11. Environmental Matters. (a) Promptly give notice to the Administrative Agent upon becoming aware of (i) any violation of any Environmental Law, (ii) any material claim, inquiry, proceeding, investigation or other action, including a request for information or a notice of potential liability under any Environmental Law, by or from any Governmental Authority or any third party claimant or (iii) the discovery of the Release of any Hazardous Material at, on, to, under or from any of the real properties of AbitibiBowater, any Borrower or any of their respective Subsidiaries, or any facility or equipment thereat in excess of reportable or allowable standards or levels under any Environmental Law or under conditions not allowed under any applicable permit, license, authorization or approval by a Governmental Authority, or in a manner or amount that could reasonably be expected to result in liability under any Environmental Law, in each case that could reasonably be expected to have a Material Adverse Effect.

(b) Upon discovery of the presence on any of the Real Properties of any Hazardous Material that is in violation of, or that could reasonably be expected to result in liability under, any Environmental Law, in each case that could reasonably be expected to have a Material Adverse Effect, take or cause to be taken all necessary steps to initiate and expeditiously complete all remedial, corrective and other responsive action to the extent required pursuant to Environmental Law, except where the failure to take or cause to be taken such steps could not reasonably be expected to result in a Material Adverse Effect, and keep the Administrative Agent reasonably informed of such actions and the results thereof.

9.12. Certain Post-Effective Date Obligations. (a) As promptly as practicable after the Effective Date, and in any event within the applicable time period set forth in the definition of “Collateral and Guarantee Requirement”, deliver all Mortgages and Control Agreements that would have been required to be delivered on the Effective Date.

(b) Furnish to the Administrative Agent, not later than 60 days following the Effective Date (or such later date as is agreed by the Administrative Agent in its reasonable discretion) a supplement to Part D of Schedule 10.16 setting forth all Excluded Accounts as of the date of delivery thereof.

9.13. Canadian Pension and Benefit Plans. (a) For each existing, or hereafter adopted, Canadian Pension Plan and Canadian Benefit Plan, comply in a timely fashion with and perform in all material respects all of its obligations (including fiduciary, funding, investment and administration obligations) under and in respect of such Canadian Pension Plan or Canadian Benefit Plan, including under any funding agreements, any applicable collective bargaining agreement and all laws (including the Canadian Pension Regulations).

(b) For each existing, or hereafter adopted, registered Canadian Pension Plan, ensure that such plan retains its registered status under applicable laws.

(c) Remit or pay all employer and employee payments, contributions (“normal cost”, “special payments” and any other payments in respect of any funding deficiencies or shortfalls) or premiums required to be remitted, paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan and ensure all other amounts that are due to the pension fund of a Canadian Pension Plan from the Canadian Subsidiaries of AbitibiBowater have been paid or remitted in a timely fashion in accordance with the terms thereof, any funding agreements, any applicable collective bargaining agreement and all laws (including the Canadian Pension Regulations).

(d) Furnish to the Administrative Agent (i) upon request by the Administrative Agent, copies of each annual information return, actuarial and other reports (including applicable schedules), pension plan financial statements and any applications for regulatory approval of asset withdrawals or commuted value transfers with respect to each registered Canadian Pension Plan or any fund maintained in respect thereof, unless such requirement is waived by the Administrative Agent; (ii) promptly after becoming aware of any failure to withhold, make, remit or pay any employee or employer payments, contributions (including “normal cost”, “special payments” and any other payments in respect of any funding deficiencies or shortfalls) or premiums to a Canadian Pension Plan or Canadian Benefit Plan on a timely basis or the occurrence of or forthcoming occurrence of any event which could reasonably be expected to result in the partial or full termination of any Canadian Pension Plan, written notice thereof, together with an explanation of the actions taken or proposed to be taken by the applicable Canadian Subsidiary of AbitibiBowater relating thereto; and (iii) upon request by the Administrative Agent, copies of any notifications or remittances or similar documents prepared and delivered to the trustee or custodian of any registered Canadian Pension Plan pursuant to section 56.1 of the Pension Benefits Act (Ontario) or similar legislation in another applicable jurisdiction in Canada.

(e) Comply in all material respects with all covenants, responsibilities and other obligations imposed on AbitibiBowater and each of its Subsidiaries under the Government Pension Agreements.

SECTION 10. Negative Covenants. Each Borrower covenants and agrees with the Administrative Agent, each other Agent and each Lender that, from and after the Effective Date and for so long as this Agreement shall remain in effect, or the Total Commitments or Letters of Credit remain outstanding or the principal of or interest on any Loan, Fees or any other expenses or amounts payable under any Loan Document shall remain unpaid, unless the Required Lenders shall otherwise consent in writing, it will not, and will not cause or permit any of their respective Subsidiaries (other than Excluded Subsidiaries) to:

10.01. Indebtedness. Create, incur, assume or permit to exist any Indebtedness or Attributable Indebtedness; provided that AbitibiBowater and its Subsidiaries may incur Indebtedness if, after giving effect to the incurrence thereof and any substantially simultaneous application of proceeds thereof, the pro forma Interest Coverage Ratio would be greater than 2:00 to 1.00 (such test, the “Incurrence Test”). Notwithstanding the foregoing, AbitibiBowater and its Subsidiaries may, without duplication, create, incur, assume or permit to exist:

(a) the Indebtedness created hereunder and under the other Loan Documents;

(b) the Indebtedness (other than Indebtedness under the Senior Secured Notes) existing on the Effective Date after giving effect to the consummation of the Plan of Reorganization and which is contemplated by the Plan of Reorganization or the CCAA Plan on such date, including any Guarantees thereof and any Permitted Refinancing Indebtedness in respect thereof;

(c) intercompany loans and advances permitted by Section 10.03 and which, if owed by a Loan Party, are subordinated to the Loan Document Obligations on terms reasonably satisfactory to the Administrative Agent;

(d) Indebtedness of any Foreign Subsidiary of AbitibiBowater and any Guarantees thereof, provided that such Indebtedness shall not be Guaranteed by or otherwise be recourse to any Loan Party, except as permitted by Section 10.03(c) or (l); provided further that the aggregate principal amount of such Indebtedness at any time outstanding shall not exceed $50,000,000;

(e) Indebtedness under the Senior Secured Notes, together with any Permitted Refinancing Indebtedness with respect thereto, including Guarantees thereof;

(f) Indebtedness (including Guarantees) in respect of (i) performance, surety, bid, appeal or similar bonds, completion guarantees or similar instruments, including letters of credit and bankers acceptances (not incurred for the purpose of borrowing money), in each case provided in the ordinary course of business, (ii) Hedging Agreements entered into in the ordinary course of business as a risk management strategy and (iii) agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations pursuant to such agreement, incurred in connection with the disposition of any business, assets or Subsidiary of AbitibiBowater;

(g) (i) Capital Lease Obligations and Attributable Indebtedness, (ii) Indebtedness created, incurred or assumed in respect of the purchase, improvement, repair or construction of property, and Permitted Refinancing Indebtedness in respect thereof, provided that such Indebtedness (excluding Permitted Refinancing Indebtedness) is created, incurred or assumed within 180 days after the earlier of (x) the placement in service of such property or (y) the final payment on such property, and (iii) Indebtedness consisting of industrial revenue, environmental control and other similar bonds, and Guarantees of and letters of credit supporting such Indebtedness, provided that the aggregate amount of the Indebtedness and Attributable Indebtedness created, incurred or assumed pursuant to this paragraph (g) at any time outstanding shall not exceed $125,000,000;

(h) Indebtedness incurred to pay premiums for insurance policies maintained by AbitibiBowater or any of its Subsidiaries in the ordinary course of business not exceeding in aggregate the amount of such unpaid premiums;

(i) Indebtedness of any Person acquired by AbitibiBowater or any of its Subsidiaries in a Permitted Acquisition (“Acquisition Indebtedness”) and assumed by AbitibiBowater or such Subsidiary pursuant to such acquisition (including any Permitted Refinancing Indebtedness incurred in respect thereof at the time of assumption thereof or from time to time thereafter), provided that (i) such Indebtedness was not incurred in contemplation of such acquisition, (ii) the aggregate principal amount of such Indebtedness and any Permitted Refinancing Indebtedness in respect thereof at any time outstanding shall not exceed $100,000,000, (iii) such Indebtedness and any Permitted Refinancing Indebtedness in respect thereof shall not be secured by any assets other than some or all of the assets securing the acquired Indebtedness prior to such acquisition and (iv) immediately after the incurrence thereof and giving pro forma effect thereto, the Interest Coverage Ratio shall not be less than the Interest Coverage Ratio immediately prior to such incurrence;

(j) Guarantees with respect to bonds issued to support workers’ compensation, unemployment or other insurance or self-insurance obligations, and similar obligations, in each case, incurred by AbitibiBowater or any of its Subsidiaries in the ordinary course of business;

(k) Indebtedness in the form of any earnout or other similar contingent payment obligation incurred in connection with an acquisition permitted hereunder;

(l) Indebtedness of a Joint Venture Subsidiary which is not Guaranteed by or otherwise recourse to any Loan Party or any Wholly-Owned Subsidiary of any Loan Party or any assets of the foregoing (other than Equity Interests in such obligor Subsidiary) in an aggregate amount of all such Indebtedness at any time outstanding shall not exceed $50,000,000;

(m) Indebtedness under a Tax Incentive Transaction;

(n) Indebtedness arising in the ordinary course of business of any Loan Party or any of its Subsidiaries as an account party in respect of trade letters of credit; provided that no such trade letter of credit shall be secured by any assets of a Loan Party or any of its Subsidiaries other than the assets being acquired or shipped pursuant to such letter of credit;

(o) Indebtedness arising in the ordinary course of business in respect of netting services, overdraft protections, Cash Management Services and otherwise in connection with deposit accounts;

(p) Guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of AbitibiBowater or any of its Subsidiaries in an aggregate principal amount at any time outstanding not in excess of $5,000,000;

(q) other Indebtedness of AbitibiBowater or any of its Subsidiaries in an aggregate face and/or principal amount at any time outstanding not in excess of $100,000,000;

(r) unsecured Indebtedness in respect of letters of credit issued pursuant to the 2007 CIBC Letter of Credit Facility and reimbursement obligations with respect to amounts drawn under such letters of credit, in an aggregate face and/or principal amount at any time outstanding not in excess of Cdn.$20,000,000; and

(s) Indebtedness in respect of letters of credit issued pursuant to the 2008 CIBC Letter of Credit Facility and reimbursement obligations with respect to amounts drawn under such letters of credit, in an aggregate principal amount at any time outstanding not in excess of Cdn.$50,000,000; provided, that (A) such Indebtedness may be secured only by Liens permitted under Section 10.02(a)(xx) and (B) no such Indebtedness may be incurred during a Dominion Period.

Notwithstanding clauses (a) – (q) above, (i) Indebtedness in respect of letters of credit issued pursuant to the 2007 CIBC Letter of Credit Facility and reimbursement obligations with respect to amounts drawn under such letters of credit may only be incurred pursuant to Section 10.01(r) and (ii) Indebtedness in respect of letters of credit issued pursuant to the 2008 CIBC Letter of Credit Facility and reimbursement obligations with respect to amounts drawn under such letters of credit may only be incurred pursuant to Section 10.01(s).

10.02. Liens. (a) Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any Person) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(i) Permitted Liens;

(ii) Liens created under the Loan Documents;

(iii) Liens created under or pursuant to the Senior Secured Notes Documents securing Indebtedness permitted under Section 10.01(e), provided that any such Liens on the Collateral and rights and remedies with respect thereto are at all times subject to the Intercreditor Agreement (or a successor intercreditor agreement having the same terms as the Intercreditor Agreement or such other terms as may be reasonably acceptable to the Administrative Agent);

(iv) Liens existing as of the Closing Date that are not discharged on the Effective Date and that are listed on Schedule 10.02, and replacement Liens on the same assets; provided that (A) such Liens shall apply only to the property or assets to which they apply on the Closing Date and (B) such Liens shall secure only (x) those obligations that they secured on the Closing Date and (y) refinancings of such secured obligations permitted hereunder so long as the principal amount of obligations secured under this clause (iv) does not exceed the sum of the principal amount of such secured obligations being refinanced plus the amount of any premium required to be paid thereon as a result of, and any interest, fees and costs incurred in, such refinancing;

(v) Liens securing Indebtedness permitted by Section 10.01(g), provided that any such Lien shall apply only to the property that is the subject of such Indebtedness;

(vi) Liens securing Indebtedness permitted by Section 10.01(h), provided that such Liens attach only to insurance policies and proceeds thereof;

(vii) Liens securing Indebtedness constituting mortgage or purchase money financings, Capital Lease Obligations, industrial revenue bonds or similar financings assumed or incurred pursuant to Section 10.01(i) in connection with any acquisition permitted hereunder, provided that (A) such Liens attach only to property or assets acquired in connection with such acquisition, (B) such Liens were not created in contemplation of such acquisition and (C) such Liens shall secure only those obligations that they secure at the time of such acquisition and Permitted Refinancing Indebtedness in respect thereof;

(viii) Liens on property or assets owned by Foreign Subsidiaries of AbitibiBowater securing Indebtedness permitted under Section 10.01(d), provided that no such Liens shall apply to any assets constituting ABL Priority Collateral or any Equity Interests of a Canadian Loan Party directly held by a Canadian Loan Party;

(ix) Liens created under any agreement relating to the sale, transfer or other disposition of assets permitted hereunder, provided that such Liens relate solely to the assets to be sold, transferred or otherwise disposed;

(x) any Lien consisting of a lease of personal property of such Person to customers of such Person, if such lease constitutes an Investment permitted under Section 10.03(i);

(xi) extensions, renewals or replacements of any Lien referred to in clause (v), (vi) or (vii) above, provided that such extension, renewal or replacement is limited to the Indebtedness and property originally secured and encumbered thereby;

(xii) (i) Liens on assets of or Equity Interests issued by a Joint Venture Subsidiary of AbitibiBowater securing Indebtedness of such Joint Venture Subsidiary permitted by Section 10.01(l); or (ii) Liens on Equity Interests issued by Augusta Newsprint, for so long as it is an Excluded Subsidiary, or a joint venture that is not a Subsidiary of AbitibiBowater or any Subsidiary securing Indebtedness of Augusta Newsprint or such joint venture, as applicable, so long as, in the case of each of clause (i) and clause (ii), such Indebtedness is recourse to AbitibiBowater or its Subsidiaries only to the extent of such Equity Interest;

(xiii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xiv) Liens securing obligations under a Tax Incentive Transaction on the property subject thereto, so long as the related Indebtedness is permitted by Section 10.01(m);

(xv) Liens on assets other than ABL Priority Collateral securing Hedging Obligations and other Indebtedness permitted under Section 10.01(f);

(xvi) Liens securing judgments for the payment of money not constituting an Event of Default under Section 11.01(i) or securing appeal or other surety bonds relating to such judgments;

(xvii) Movable hypothecs granted to landlords in the Province of Quebec to secure the payment of rent and the performance of other obligations arising under a lease of real or immovable property provided that such movable hypothec affects only the tangible assets of the tenant situated in the premises leased under such lease and that such movable hypothec is subordinated to, and ranks after, the hypothec(s) created pursuant to the Canadian Security Documents affecting such assets;

(xviii) Any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(xix) Liens not otherwise permitted by the foregoing clauses of this paragraph (a) or the succeeding clause of this paragraph (a) securing obligations in an aggregate amount outstanding at any time not in excess of $25,000,000, provided that no such Liens shall apply to any assets constituting ABL Priority Collateral or any Equity Interests of a Canadian Loan Party directly held by a Canadian Loan Party; and

(xx) Liens on not more than Cdn.$52,500,000 of cash collateral of Canadian Subsidiaries securing Indebtedness permitted under Section 10.01(s); provided, that no such Liens may be incurred during a Dominion Period.

(b) Enter into any agreement prohibiting the creation or assumption of any Lien upon properties or assets, whether now owned or hereafter acquired, except any such restriction that exists under (i) this Agreement and the Senior Secured Notes Documents, (ii) agreements governing any Indebtedness of Foreign Subsidiaries of AbitibiBowater permitted hereunder, (iii) any documents governing secured Indebtedness permitted hereunder, provided that such restrictions only relate to the assets securing such Indebtedness, (iv) any documents governing Indebtedness permitted under Section 10.01(i) or (q), provided that such restrictions are customary market terms for similar credits and do not restrict the granting of Liens to secure Indebtedness incurred under this Agreement or the Senior Secured Notes, (v) restrictions by reason of customary restrictions on assignment contained in leases, licenses, permits and other contracts and agreements entered into in the ordinary course of business, provided that such restrictions are limited to the property or assets subject to such leases, licenses, contracts or agreements), (vi) any agreement with respect to a permitted sale or disposition of any assets, provided such restrictions are limited to the assets to be sold or disposed of, and (vii) any agreement restricting properties or assets of an Excluded Subsidiary.

(c) Notwithstanding clauses (i) – (xix) of Section 10.02(a), Liens securing Indebtedness permitted under Section 10.01(s) may only be incurred pursuant to Section 10.02(a)(xx).

10.03. Investments, Loans and Advances. Have outstanding or make any Investment in, any other Person or suffer to exist any Investment, or any obligation to make such Investment, except as set forth on Schedule 10.03 and except:

(a) Permitted Investments;

(b) loans, advances or other Investments made by (i) AbitibiBowater or any Subsidiary of AbitibiBowater to or in any Loan Party or any Wholly Owned Domestic Subsidiary or any Wholly Owned Canadian Subsidiary of AbitibiBowater, provided that any such Investments by a Loan Party to or in any such Subsidiary that is not a Loan Party (x) complies with the requirements of Section 10.12 and (y) are in an aggregate amount not to exceed $10,000,000 outstanding at any time and (ii) any Overseas Subsidiary of AbitibiBowater to or in AbitibiBowater or any other Subsidiary of AbitibiBowater;

(c) (i) loans, advances or other Investments made to or in any Subsidiary of AbitibiBowater (other than a Loan Party, a Wholly-Owned Domestic Subsidiary or a Wholly-Owned Canadian Subsidiary of AbitibiBowater), and Guarantees of obligations of any such Subsidiary, in an aggregate amount not to exceed $25,000,000 outstanding at any time and (ii) additional loans and advances made to or in such Subsidiaries as part of AbitibiBowater’s consolidated cash management operations in the ordinary course of business in an aggregate amount not to exceed $50,000,000 outstanding at any time, provided that each cash management account between any Loan Party and any Joint Venture Subsidiary shall be settled at least quarterly;

(d) Investments by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party;

(e) Investments consisting of non-cash consideration received in connection with a sale of assets permitted under Section 10.12;

(f) Investments in existence on the Closing Date by AbitibiBowater, each other Borrower and their respective Subsidiaries in the Equity Interests of their respective Subsidiaries;

(g) Investments consisting of Equity Interests, securities or notes received in settlement of accounts receivable incurred in the ordinary course of business from a customer that AbitibiBowater or any Subsidiary of AbitibiBowater has reasonably determined is unable to make cash payments in accordance with the terms of such account receivable;

(h) accounts receivable created or acquired, and deposits, prepayments and other credits to suppliers made, in the ordinary course of business;

(i) any Investments consisting of (i) any contract pursuant to which AbitibiBowater or any Subsidiary of AbitibiBowater obtains the right to cut, harvest or otherwise acquire timber on property owned by any other Person, whether or not the Borrower’s or such Subsidiary’s obligations under such contract are evidenced by a note or other instrument, or (ii) loans or advances to customers of AbitibiBowater or any Subsidiary of AbitibiBowater, including leases of personal property of AbitibiBowater or such Subsidiary to such customers, provided that the contracts, loans and advances constituting permitted Investments pursuant to this paragraph (i) shall not exceed $20,000,000 at any time outstanding;

(j) prepaid expenses and lease, utility, workers’ compensation, performance and other similar deposits made in the ordinary course of business;

(k) loans to officers, directors and employees not to exceed $10,000,000 at any time outstanding;

(l) so long as the Payment Conditions are satisfied both before and after giving effect to such Investments, AbitibiBowater and its Subsidiaries may make additional Investments not otherwise permitted under this Section 10.03;

(m) Investments constituting Guarantees permitted under Section 10.01 and Investments permitted under Section 10.04(e);

(n) Investments described on Schedule 10.03;

(o) Investments consisting of Hedging Agreements permitted hereunder;

(p) Investments consisting of the acquisition or redemption of Equity Interests of Augusta Newsprint not owned on the Closing Date by AbitibiBowater or any of its Subsidiaries; provided that the consideration payable by any Loan Party for such acquisition shall consist exclusively of (i) Equity Interests of AbitibiBowater, (ii) cash generated by Augusta Newsprint and distributed to such Loan Party either (x) prior to the payment of such consideration or (y) within two Business Days following such acquisition of redemption (in the case of this clause (y) in an amount not greater than the amount of cash held by Augusta at the time of such acquisition or redemption) and/or (iii) promissory notes made by Augusta Newsprint that are non-recourse to any Loan Party or to any Subsidiary of any Loan Party (other than Augusta Newsprint) or to any of their respective assets (other than the assets or Equity Interests of Augusta Newsprint); and

(q) other Investments in an aggregate amount not to exceed $25,000,000 during the term of the Agreement.

10.04. Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into or amalgamate or consolidate with any other Person, or permit any other Person to merge into or amalgamate or consolidate with it, or sell, transfer, assign, lease, sublease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (when taken as a whole in combination with the other assets and properties of AbitibiBowater, each Borrower and their respective Subsidiaries), or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other Person or of a division or other business unit of any other Person (an “Acquisition”), except:

(a) (i) any Domestic Subsidiary of AbitibiBowater may merge into or consolidate with, liquidate or dissolve into, or sell, transfer, assign, lease, sublease or otherwise dispose of all or substantially all of its assets to, AbitibiBowater or any other Domestic Subsidiary of AbitibiBowater, (ii) any Canadian Subsidiary of AbitibiBowater may merge into or consolidate or amalgamate with, liquidate or dissolve into, or sell, transfer, assign, lease, sublease or otherwise dispose of all or substantially all of its assets to, any other Canadian Subsidiary of AbitibiBowater; and (iii) any Overseas Subsidiary of AbitibiBowater may merge into or consolidate or amalgamate with, liquidate or dissolve into, or sell, transfer, assign, lease, sublease or otherwise dispose of all or substantially all of its assets to, AbitibiBowater or any other Subsidiary of AbitibiBowater; provided that, in each case, (1) if such transaction is between AbitibiBowater and a Subsidiary, then AbitibiBowater must be the Person surviving such transaction, (2) if such transaction is between a Borrower and a Subsidiary that is not a Borrower, then the Person surviving such transaction must be a Borrower, (3) if such transaction is between a Guarantor and a Subsidiary that is neither a Borrower nor a Guarantor, then the Person surviving such transaction must be a Guarantor, (4) if AbitibiBowater is not a party to such transaction, the Person surviving such a transaction must be a Wholly-Owned Subsidiary of AbitibiBowater, (5) if any Person other than a Wholly-Owned Domestic Subsidiary of AbitibiBowater or Wholly-Owned Canadian Subsidiary of AbitibiBowater, as the case may be, receives any consideration, such transaction is also permitted by Section 10.03 and (6) the Person surviving such transaction shall, at the time of such merger or consolidation, to the extent required , be in compliance with the requirements of Section 9.09;

(b) purchases of inventory, equipment, real property and other assets in the ordinary course of business;

(c) Investments permitted by Section 10.03;

(d) Sales of assets permitted under Sections 10.10 or 10.12; and

(e) any Loan Party may acquire all or substantially all of the assets of a Person or line of business, unit or division of such Person, or not less than 100% of the Equity Interests of such a Person (other than directors’ qualifying shares) (in each case referred to herein as the “Acquired Entity”), provided that (x) the aggregate acquisition amount is less than $50,000,000 or, (y) if the aggregate acquisition amount is $50,000,000 or more, (i) all of the assets of the Acquired Entity, or line of business, unit or division of such Acquired Entity shall be primarily located in the United States or Canada, (ii) the Acquired Entity shall be in a similar line of business as that of AbitibiBowater and its Subsidiaries, (iii) the acquisition shall not be preceded by, or effected pursuant to, an unsolicited tender offer or proxy solicitation, (iv) at the time of such transaction both before and immediately after giving effect thereto, no Event of Default or Default shall have occurred and be continuing, (v) the Payment Conditions are satisfied at the time of such acquisition and after giving pro forma effect thereto and (vi) upon consummation of such acquisition, the Acquired Entity and each Domestic Subsidiary and Canadian Subsidiary of AbitibiBowater thereof shall become a Loan Party if such Acquired Entity or Subsidiary would be a Material Subsidiary based on a pro forma calculation for the most recent period of four consecutive fiscal quarters in respect of which financial statements have been delivered; and AbitibiBowater and each Borrower shall comply, and shall cause their respective Subsidiaries to comply, with the other provisions of Section 9.09 applicable to such Acquired Entity or Subsidiary, or to its Equity Interests, substantially concurrently with the consummation of such acquisition or by such later date reasonably agreed by the Administrative Agent with respect to specific compliance items (any acquisition of an Acquired Entity meeting all of the criteria set forth in this paragraph (e) being referred to herein as a “Permitted Acquisition”).

10.05. Restricted Payments. (a) Declare or make, directly or indirectly, any Restricted Payment or set aside any amount for any such purpose.

(b) Notwithstanding the provisions of paragraph (a) above:

(i) the transactions contemplated by the Plan of Reorganization and/or the CCAA Plan to occur on or prior to the Effective Date may be consummated on or prior to the Effective Date;

(ii) so long as no Default or Event of Default shall have occurred and be continuing, AbitibiBowater may make Restricted Payments for the repurchase, retirement or other acquisition for value of Equity Interests of AbitibiBowater held by any future, present or former employee or director of AbitibiBowater or any of its Subsidiaries pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan of AbitibiBowater or its Subsidiaries, provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5,000,000 in any twelve-month period;

provided, further, that such amount in any twelve-month period may be increased by an amount not to exceed: (a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of AbitibiBowater and, to the extent contributed to AbitibiBowater as common equity capital, the cash proceeds from the sale of Equity Interests of any of AbitibiBowater’s direct or indirect parent companies, in each case to members of management, directors or consultants of AbitibiBowater, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the date hereof; plus (b) the cash proceeds of key man life insurance policies received by AbitibiBowater or any other Loan Party after the date hereof; and

(iii) AbitibiBowater or its Subsidiaries may acquire the minority interest of any Subsidiary of AbitibiBowater held by Persons not Affiliates of AbitibiBowater, to the extent permitted by Section 10.03 and

(iv) AbitibiBowater or any Subsidiary may make payments of dividends on Disqualified Equity Interests issued in accordance with Section 10.01.

10.06. Transactions with Stockholders and Affiliates. Except to the extent specifically permitted by the terms of this Agreement, directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 10% or more of any class of the Equity Interests of such Person or with any Affiliate of such Person or of any such holder, on terms that are less favorable to such Person than those that could be obtained at the time from Persons that are not such a holder or Affiliate, provided that the foregoing restriction shall not apply to (a) any transaction between or among the Loan Parties or any transaction between or among Overseas Subsidiaries of AbitibiBowater or any transaction between or among Canadian Subsidiaries (other than Loan Parties), (b) transactions with any Person that is an Affiliate by reason of the ownership by AbitibiBowater or any of its Subsidiaries of Equity Interests of such Person, (c) customary fees paid, and reimbursement of reasonable expenses, to members of the board of directors of AbitibiBowater or any of its Subsidiaries, (d) customary compensation (including salaries and bonuses) paid, and reimbursement of reasonable expenses, to officers and employees of AbitibiBowater or any Subsidiary of AbitibiBowater, and (e) the transactions effected on the Effective Date in connection with the effectiveness of, and pursuant to the terms of, the Plan of Reorganization.

10.07. Business. Engage at any time in any business other than the forest products, paper products, energy and recycling industries (including, without limitation, the manufacturing and production of paper, packaging products and wood pulp) and any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, such businesses.

10.08. Limitations on Debt Prepayments. Optionally prepay, repurchase or redeem or otherwise optionally defease or segregate funds with respect to (collectively, “prepay”) any Senior Secured Notes or other Indebtedness; provided, however, that the foregoing will not prohibit (i) any refinancing of such Indebtedness pursuant to the issuance of Permitted Refinancing Indebtedness with respect thereto that is otherwise permitted by this Agreement, (ii) the transactions effected on the Effective Date in connection with the effectiveness of, and pursuant to the terms of, the Plan of Reorganization or the CCAA Plan, (iii) prepayments of Indebtedness owed between AbitibiBowater and its Subsidiaries, (iv) prepayments, repurchases, redemptions or defeasances of Indebtedness with shares of common stock of AbitibiBowater or out of the Net Proceeds from the sale of common stock of AbitibiBowater or (v) any other prepayment, repurchase, redemption or defeasance of Indebtedness so long as the Payment Conditions are satisfied both before and after giving effect to such prepayment, repurchase, redemption or defeasance, as the case may be.

10.09. Amendment of Certain Documents. (a) Amend, modify or solicit any waiver with respect to any indenture, note or any other instrument evidencing Indebtedness of AbitibiBowater or any Subsidiary of AbitibiBowater in an aggregate principal amount in excess of $50,000,000 (other than any such Indebtedness owed to AbitibiBowater or any Subsidiary of AbitibiBowater), if such amendment, modification, or waiver has the effect of (i) increasing the amounts due in respect of any such indenture, note or other instrument or, other than with respect to the Senior Secured Notes, any interest rate thereunder, unless any such increase in amount would be permitted under Section 10.01 and except that any increase in any interest rate resulting from such amendment or modification will be permitted if, after giving pro forma effect thereto, AbitibiBowater could incur at least $1.00 of additional indebtedness under the Incurrence Test, (ii) subjecting any property of AbitibiBowater or any Subsidiary of AbitibiBowater to any Lien, other than Liens permitted under Section 10.02, (iii) shortening the maturity or weighted average life of any such Indebtedness or (iv) creating or changing covenants, events of default and other terms and conditions such that the covenants, events of default and other terms and conditions become materially more adverse, when taken as a whole, to the Lenders.

(b) Cause or suffer to exist any amendment, restatement, supplement or other modification to the certificate of incorporation (including any certificate of designation with respect to any preferred stock) or by-laws of (or, in each case an equivalent organizational document) AbitibiBowater or any Subsidiary of AbitibiBowater without the prior written consent of the Required Lenders, unless such amendment, restatement, supplement or modification is not materially adverse to the interests of the Lenders hereunder or under the other Loan Documents.

10.10. Limitation on Dispositions of Stock of Subsidiaries. Directly or indirectly sell or otherwise dispose of, or permit any Subsidiary of AbitibiBowater to issue to any other Person (other than to any other Loan Party or a Wholly-Owned Subsidiary of AbitibiBowater), any Equity Interests of any Subsidiary of AbitibiBowater, except issuances to qualified directors if and to the extent required by applicable law, provided that nothing in this Section 10.10 shall prohibit (i) any disposition or issuance permitted by Sections 10.04 and 10.12 if such disposition or issuance is structured as the disposition or issuance of stock or other Equity Interests, (ii) the issuance of Disqualified Equity Interests permitted by Section 10.01 or (iii) the issuance of Equity Interests on a pro rata basis to its equity holders by any Non-Wholly-Owned Subsidiary of AbitibiBowater.

10.11. Restrictions on Ability of Subsidiaries to Pay Dividends. Permit any Subsidiary of AbitibiBowater to, directly or indirectly, voluntarily create or otherwise voluntarily cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of AbitibiBowater to (a) pay dividends or make any other distributions on its capital stock or any other interest or (b) make or repay loans or advances to any Loan Party, except for (i) encumbrances or restrictions under this Agreement and the other Loan Documents, (ii) encumbrances or restrictions under the Senior Secured Notes Documents as in effect on the Effective Date (and under the Senior Secured Notes Documents as amended from time to time or any Permitted Refinancing Indebtedness in respect thereof, in each case, so long as the encumbrances and restrictions thereunder are no more onerous, when taken as a whole, to any Subsidiary of AbitibiBowater than those contained in the Senior Secured Notes Documents as in effect on the Effective Date), (iii) customary encumbrances or restrictions in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which restrictions relate solely to the activities of such joint venture or are otherwise applicable only to the assets that are the subject to such agreement or, (iv) customary encumbrances or restrictions contained in sales of, or in agreements relating to the sale of Equity Interests or assets of any Subsidiary of AbitibiBowater pending such sale, provided that such encumbrances and restrictions apply only to the Subsidiary of AbitibiBowater to be sold and such sale is permitted hereunder, (v) any such agreement imposed in connection with consignment agreements entered into in the ordinary course of business; (vi) any such restriction contained in agreements pertaining to Indebtedness of Excluded Subsidiaries permitted hereunder, (vii) customary anti-assignment provisions contained in agreements entered into in the ordinary course of business; (viii) customary subordination of subrogation, contribution and similar claims contained in guaranties permitted hereunder; (ix) encumbrances described on Schedule 10.12, (x) on cash deposits or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xi) on the transfer, lease, or license of any property or asset of any Loan Party in effect on the Closing Date that were entered into in the ordinary course of business, and (xii) encumbrances or restrictions in documents governing Indebtedness assumed or incurred under Section 10.01(i) or existing with respect to any Person or the property or assets of such Person acquired by AbitibiBowater or any Subsidiary of AbitibiBowater in an acquisition permitted hereunder, provided that such encumbrances and restrictions are not applicable to any Person or the property or assets of any Person other than such acquired Person or the property or assets of such acquired Person.

10.12. Disposition of Collateral and Other Assets. (a) Except for any transfer or disposition permitted by paragraph (b) below, sell, lease, assign, transfer or otherwise dispose of any asset or assets, in a single transaction or a series of related transactions, having a fair market value in excess of $15,000,000, unless (i) fair market value is received for such asset (such fair market value to be determined by the board of directors of AbitibiBowater or any applicable Subsidiary of AbitibiBowater in the exercise of its reasonable judgment in the case of any asset or assets with a fair market value in excess of $20,000,000), (ii) except in the case of any Asset Exchange, if the fair market value of such asset or assets is in excess of $15,000,000, at least 75% of the consideration received by AbitibiBowater and the Subsidiaries of AbitibiBowater for such asset or assets shall be in cash, cash equivalents and readily marketable securities and (iii) except in the case of any Asset Exchange, any non-cash consideration shall consist of debt obligations of the purchaser, provided that the foregoing shall not restrict AbitibiBowater or any Subsidiary of AbitibiBowater from receiving debt obligations of the purchaser in an aggregate principal amount not in excess of $10,000,000 in connection with any single transaction or series of related transactions.

(b) Notwithstanding anything to the contrary in this Agreement, AbitibiBowater shall not transfer any of its assets to any Subsidiary of AbitibiBowater and none of the Subsidiaries of AbitibiBowater shall transfer any of its assets to any other Subsidiary of AbitibiBowater unless (i) in the case of any asset or assets constituting Collateral, such asset or assets is transferred to a Loan Party and the Administrative Agent is satisfied that the Liens created under the Security Documents on such asset or assets shall be in full force and effect, or (ii) such transfer is permitted as an Investment under Section 10.03, is permitted under Section 10.04 or is a sale in the ordinary course of business on terms that are not less favorable to the seller than those that could be obtained at the time from Persons that are not such a Subsidiary of AbitibiBowater.

10.13. Accounting Changes; Fiscal Year. Make any change in (i) accounting policies or reporting practices, except as permitted or required by GAAP or (ii) the fiscal year or fiscal quarters of AbitibiBowater.

10.14. Material Subsidiaries. (a) Permit, as of the date on which financial statements with respect to the fiscal quarter of AbitibiBowater most-recently ended are delivered (or, if not delivered by such date, on the date required to have been delivered) pursuant to Section 9.04(a) or (b) hereof, the sum of (i) the individual revenues and assets of AbitibiBowater and each Subsidiary of AbitibiBowater that is a Loan Party and (ii) the revenues and assets of each Foreign Subsidiary of AbitibiBowater at least 65% of the voting stock and all of the non-voting Equity Interests of which has been pledged by a U.S. Loan Party as Collateral to secure the U.S. Secured Obligations and of such Foreign Subsidiary’s Subsidiaries, calculated on a consolidated basis, in each case for or as of the end of the most recent period of four consecutive fiscal quarters in respect of which financial statements have been (or were required to have been) delivered, when taken together, to account for less than 90% of AbitibiBowater’s consolidated revenues (excluding revenues of Excluded Subsidiaries and Joint Venture Subsidiaries) for, or less than 90% of AbitibiBowater’s consolidated assets (excluding assets of Excluded Subsidiaries and Joint Venture Subsidiaries) at the close of, such period of four consecutive fiscal quarters.

(b) Permit on any day in any fiscal quarter of AbitibiBowater, the aggregate amount of cash held by U.S. and Canadian Subsidiaries of AbitibiBowater (other than Excluded Subsidiaries) in deposit accounts (other than Excluded Accounts and other than the Note Collateral Account) that are not subject to Control Agreements to exceed $10,000,000, unless, during the 30-day period after the last day of such fiscal quarter, one or more of such U.S. and Canadian Subsidiaries of AbitibiBowater are designated by AbitibiBowater as a Material Subsidiary pursuant to clause (c) of the definition thereof and enter into Control Agreements, with respect to their deposit accounts referred to above, so that, if such Control Agreement has been in effect at all times during such fiscal quarter, such $10,000,000 threshold would not have been exceeded on any day.

10.15. Consolidated Fixed Charge Coverage Ratio. During each Compliance Period, AbitibiBowater shall not permit the Consolidated Fixed Charge Coverage Ratio for any Test Period to be less than 1.10:1.00.

10.16. No Additional Deposit Accounts; etc. Each of AbitibiBowater and each other Borrower will not, and will not permit any other Loan Party to, directly or indirectly, open, maintain or otherwise have any checking, savings, deposit, securities or other accounts at any bank or other financial institution where cash or Permitted Investments are or may be deposited or maintained with any Person, other than (a) the Core Concentration Accounts set forth on Part A of Schedule 10.16, (b) the Collection Accounts set forth on Part B of Schedule 10.16, (c) the other Deposit Accounts set forth on Part C of Schedule 10.16, (d) the Excluded Accounts (which, in accordance with Section 9.12(b), shall be set forth on Part D of Schedule 10.16) and (e) the securities accounts or commodities accounts set forth in Part E of Schedule 10.16; provided that any such Loan Party may open a new Core Concentration Account, Collection Account, other Deposit Account, securities account or commodities account not set forth in such Schedule 10.16, so long as prior to opening any such account (i) AbitibiBowater has delivered an updated Schedule 10.16 to the Administrative Agent listing such new account (other than an Excluded Account) and (ii) in the case of any new Core Concentration Account, Collection Account, other Deposit Account, securities account or commodities account (other than an Excluded Account and other than the Note Collateral Account), the financial institution with which such account is opened, together with the applicable Loan Party which has opened such account and the applicable Loan Party shall have executed and delivered to the Administrative Agent a Control Agreement reasonably acceptable to the Administrative Agent (or in the case of a securities account, such other control agreement as may be reasonably satisfactory to the Administrative (which agreement may also be for the benefit of the Notes Agent).

10.17. Canadian Pension Plans and Canadian Benefit Plans. (a) Make any amendment to the defined benefit provisions of a Canadian Pension Plan of any Loan Party (including, without limitation, by changing the benefits under any such Canadian Pension Plan) in a manner which (i) increases the quantum of contributions or other funding to be made thereunder, or (ii) increases or could result in an increase in the amount of any solvency deficiency or going concern unfunded liability thereunder; in each case, in an aggregate amount in excess of $50,000,000 or which, in the sole discretion of the Collateral Agent, compromises the priority of the security granted to it, except where such amendment is required by applicable law.

(b) Except as contemplated by the Plans, establish a new pension plan (whether a defined benefit pension plan or otherwise) without the prior written consent of the Administrative Agent.

(c) Commence participation in any “multi-employer pension plan”, as defined in the Pension Benefits Act (Ontario) or an equivalent plan under the pension standards legislation of any other applicable jurisdiction in Canada, without the prior written consent of the Administrative Agent.

(d) Terminate a Canadian Pension Plan in a manner, or take any other action with respect to any Canadian Pension Plan or any Canadian Benefit Plan, which would reasonably be expected to have a Material Adverse Effect.

(e) Fail to make full payment when due of all amounts which, under the provisions of any Canadian Pension Plan, any funding agreement relating thereto, any applicable collective bargaining agreement or applicable law (including the Canadian Pension Regulations), the Canadian Subsidiaries of AbitibiBowater are required to pay or remit thereto (whether as contributions or otherwise).

(f) Except for purposes of permitting commuted value transfers under applicable pension standards legislation in circumstances other than a partial plan termination, the Canadian Subsidiaries of AbitibiBowater shall not make any contribution or other payment to the Canadian Pension Plans in excess of the minimum amount thereof required to be made under applicable law (including the Canadian Pension Regulations).

10.18. ERISA. No Borrower shall, nor shall it permit any ERISA Affiliate to, directly or indirectly, at any time permit any ERISA Event to occur which could, individually or in the aggregate with any other ERISA Event that has occurred, reasonably be expected to result in a Material Adverse Effect.

10.19. Minimum Liquidity. Beginning on April 30, 2011 (if the Canadian Pension Interim Period shall not have terminated prior to such date), AbitibiBowater shall not permit the sum of (i) Excess Availability and (ii) the Loan Parties’ unrestricted cash and cash equivalents to be less than $200,000,000 at any time prior to the termination of the Canadian Pension Interim Period.

SECTION 11. Events of Default

11.01. Events of Default. From and after the Effective Date (and, for the avoidance of doubt, including for the purpose of determining the occurrence of the Effective Date), upon the occurrence of any of the following specified events (each, an “Event of Default”):

(a) any representation or warranty made or deemed made in any Loan Document, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished pursuant to any Loan Document, shall prove to have been false or misleading in any material respect, or in the case of any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language, shall prove to have been false or misleading in any respect, when so made, deemed made or furnished;

(b) default shall be made in the payment of any principal of (or Face Amount of in the case of any B/A Instrument) any Loan, Note or Unpaid Drawing when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan, Note or Unpaid Drawing or any Fee or any other amount (other than an amount referred to in paragraph (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(d) default shall be made in the due observance or performance by AbitibiBowater or any other Borrower of any covenant, condition or agreement contained in Section 9.01 (with respect to AbitibiBowater or any other Borrower), 9.02, 9.04(h), 9.04(i), 9.05(a), 9.05(f), 9.07, 9.12, 9.13(b) or in Section 10;

(e) default shall be made in the due observance or performance by any Loan Party or any of their respective Subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those defaults specified in paragraph (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days (or 15 days solely in the case of Section 9.04(a), 9.04(b), 9.04(c), 9.04(d) or 9.13(a), 9.13(c) or 9.13(d)) after the earlier of (i) actual knowledge thereof on the part of a Responsible Officer of a Loan Party or (ii) written notice thereof from the Administrative Agent at the request of any Lender to AbitibiBowater;

(f) AbitibiBowater, any other Borrower or any Subsidiary of AbitibiBowater (other than a Joint Venture Subsidiary or an Excluded Subsidiary) shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace or notice and cure period), or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Material Indebtedness (after giving effect to any applicable grace or notice and cure period), if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf to cause, such Material Indebtedness to become due prior to its stated maturity, provided that this paragraph (f) shall not apply to secured Material Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or asset securing such Indebtedness;

(g) at any time after the Effective Date, an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of AbitibiBowater, any other Borrower, any other Loan Party or any Material Subsidiary of AbitibiBowater (other than a Joint Venture Subsidiary or an Excluded Subsidiary), or of a substantial part of the property or assets of any such Person, under any Insolvency Law, (ii) the appointment of a receiver, interim receiver, receiver and manager, trustee, custodian, sequestrator, conservator or similar official for any such Person or for a substantial part of the property or assets of any such Person or (iii) the winding-up or liquidation of any such Person; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) AbitibiBowater, any other Borrower, any other Loan Party or any Material Subsidiary of AbitibiBowater (other than a Joint Venture Subsidiary or an Excluded Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking relief under any Insolvency Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (g) above, (iii) apply for or consent to the appointment of a receiver, interim receiver, receiver and manager, trustee, custodian, sequestrator, conservator or similar official for any such Person or for a substantial part of the property or assets of any such Person, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i) one or more judgments for the payment of money, individually or in the aggregate, in an amount in excess of $25,000,000 (in each case to the extent not adequately covered by insurance proceeds as to which the insurance company has acknowledged coverage pursuant to a writing reasonably satisfactory to the Administrative Agent), shall be rendered against AbitibiBowater, any other Borrower (other than a Joint Venture Subsidiary or an Excluded Subsidiary) or any of their respective Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, vacated, discharged or satisfied;

(j) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(k) the termination, in whole or in part, of any Canadian Pension Plan or any other event with respect to any Canadian Pension Plan which, when taken together with all other terminations of Canadian Pension Plans and other events with respect to Canadian Pension Plans that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l) there shall have occurred a Change in Control;

(m) any Lien purported to be created by any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid, perfected first priority (or, in the case of the Notes Priority Collateral, second priority, but second in priority only in respect of the obligations under the Senior Secured Notes) Lien on (i) any Collateral (except as otherwise expressly provided in this Agreement or such Security Document) with a fair market value or book value (whichever is greater) in excess, individually or in the aggregate, of $10,000,000, or (ii) any ABL Priority Collateral (except as otherwise expressly provided in this Agreement or such Security Document) with a fair market value or book value (whichever is greater) in excess, individually or in the aggregate, of $5,000,000, in each case, except to the extent that any such loss of perfection, priority or rank results from the failure of the Collateral Agent to maintain possession of certificates representing securities pledged under the Security Documents or otherwise take any action within its control (including the filing of UCC continuation statements or similar filings or registrations under the applicable laws of any other jurisdiction); provided that in the case of the failure of any such Lien to be a valid, perfected first (or second) priority Lien, which failure is susceptible of cure, such failure shall have continued without cure for a period of 10 days after the earlier of (x) actual knowledge thereof on the part of a Responsible Officer of a Loan Party or (y) written notice thereof from the Administrative Agent at the request of any Lender to AbitibiBowater;

(n) any Loan Document shall not be for any reason (other than by reason and in respect of provisions thereof which are not permitted by applicable law), or shall be asserted by the Loan Party (except as otherwise expressly provided in this Agreement or such Loan Document) not to be, in full force and effect and enforceable in all material respects in accordance with its terms;

(o) the Loan Document Obligations shall cease to constitute, or shall be asserted by any Loan Party (except as otherwise expressly provided in this Agreement or such Loan Document) not to constitute, senior indebtedness under the subordination provisions of any subordinated Indebtedness of any Loan Party, or any such subordination provisions shall be invalidated or otherwise cease to be a legal, valid and binding obligation of the parties thereto, enforceable in accordance with its terms; or

(p) there shall have occurred any Insurance Policy Event; then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrowers, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Loan Party (provided that, if an Event of Default specified in Section 11.01(g) or (h) shall occur with respect to any Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below, shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon all the Commitments of each Lender shall forthwith terminate immediately and any Commitment Fees shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal (and Face Amounts in the case of any B/A Instrument) of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Loan Party; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; (iv) (x) direct the U.S. Borrowers to pay (and the U.S. Borrowers jointly and severally agree that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.01(g) or (h) with respect to any U.S. Borrower, they will pay) to the Collateral Agent at the Payment Office such additional amount of cash or Permitted Investments, to be held as security by the Collateral Agent, as is equal to the aggregate stated amounts of all Letters of Credit issued for the account of any U.S. Borrower and then outstanding and (y) direct the Canadian Borrowers to pay (and the Canadian Borrowers jointly and severally agree that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.01(g) or (h) with respect to any Canadian Borrower, they will pay) to the Collateral Agent at the Payment Office such additional amount of cash or Permitted Investments, to be held as security by the Collateral Agent, as is equal to the aggregate stated amounts of all Letters of Credit issued for the account of any Canadian Borrower and then outstanding; (v) subject to the terms of the Intercreditor Agreement, enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; (vi) enforce the guarantee under the Guarantee and Collateral Agreement or Canadian Guarantee and Collateral Agreement; and (vii) apply any cash collateral held by the Administrative Agent pursuant to Section 5.02 to the repayment of the Obligations.

11.02. Application of Proceeds. (a) Subject to the terms of the Intercreditor Agreement, upon the exercise of any of the remedies provided in the last paragraph of Section 11.01, all moneys collected by the Administrative Agent or the Collateral Agent (or, to the extent any Security Document executed by a Loan Party requires proceeds of collateral thereunder to be applied in accordance with the provisions of this Agreement, the pledgee, assignee, mortgagee or other corresponding party under such Security Document) upon any sale or other disposition of the Collateral, together with all other moneys received by the Administrative Agent or the Collateral Agent hereunder (or, to the extent any Security Document executed by a Loan Party requires proceeds of collateral thereunder to be applied in accordance with the provisions of this Agreement, the pledgee, assignee, mortgagee or other corresponding party under such Security Document) upon any exercise of remedies hereunder, shall be applied, notwithstanding anything to the contrary in Sections 5.03(e) and 5.03(f), as follows:

(i) first, to all amounts owing to the Collateral Agent pursuant to any of the Loan Documents in its capacity as such in respect of (x) the preservation of Collateral or its security interest in the Collateral or (y) the exercise of any remedies provided in the last paragraph of Section 11.01;

(ii) second, to the extent proceeds remain after the application pursuant to preceding clause (i), to all amounts owing to any Agent pursuant to any of the Loan Documents in its capacity as such;

(iii) third, to the extent proceeds remain after the application pursuant to preceding clauses (i) and (ii), to an amount equal to the outstanding Primary U.S. Loan Party Obligations shall be paid to the Secured Parties as provided in Section 11.02(e), with each Secured Party receiving an amount equal to its outstanding Primary U.S. Loan Party Obligations or, if the proceeds are insufficient to pay in full all such Primary U.S. Loan Party Obligations, its Pro Rata Share of the amount remaining to be distributed;

(iv) fourth, to the extent proceeds remain after the application pursuant to preceding clauses (i) through (iii), inclusive, to an amount equal to the outstanding Primary Obligations (including Primary Obligations which are also Canadian Loan Party Obligations) shall be paid to the Secured Parties as provided in Section 11.02(e), with each Secured Party receiving an amount equal to its outstanding Primary Obligations (including Primary Obligations which are also Canadian Loan Party Obligations) or, if the proceeds are insufficient to pay in full all such Primary Obligations (including Primary Obligations which are also Canadian Loan Party Obligations), its Pro Rata Share of the amount remaining to be distributed;

(v) fifth, to the extent proceeds remain after the application pursuant to preceding clauses (i) through (iv), inclusive, to an amount equal to the outstanding Secondary U.S. Loan Party Obligations shall be paid to the Secured Parties as provided in Section 11.02(e), with each Secured Party receiving an amount equal to its outstanding Secondary U.S. Loan Party Obligations or, if the proceeds are insufficient to pay in full all such Secondary U.S. Loan Party Obligations, its Pro Rata Share of the amount remaining to be distributed;

(vi) sixth, to the extent proceeds remain after the application pursuant to preceding clauses (i) through (v), inclusive, to an amount equal to the outstanding Secondary Obligations (including Secondary Obligations which are also Canadian Loan Party Obligations) shall be paid to the Secured Parties as provided in Section 11.02(e), with each Secured Party receiving an amount equal to its outstanding Secondary Obligations (including Secondary Obligations which are also Canadian Loan Party Obligations) or, if the proceeds are insufficient to pay in full all such Secondary Obligations (including Secondary Obligations which are also Canadian Loan Party Obligations), its Pro Rata Share of the amount remaining to be distributed;

(vii) seventh, to the extent proceeds remain after the application pursuant to preceding clauses (i) through (vi), inclusive, to an amount equal to the outstanding Tertiary Obligations shall be paid to the Secured Parties as provided in Section 11.02(e), with each Secured Party receiving an amount equal to its outstanding Tertiary Obligations or, if the proceeds are insufficient to pay in full all such Tertiary Obligations, its Pro Rata Share of the amount remaining to be distributed; and

(viii) eighth, to the extent proceeds remain after the application pursuant to preceding clauses (i) through (vii), inclusive, and following the Discharge of ABL Obligations, to the extent that the Notes Agent shall have notified the Administrative Agent that the Discharge of Notes Obligations (as defined in the Intercreditor Agreement) has occurred, to the relevant Loan Party, their successors or assigns, or as a court of competent jurisdiction may otherwise direct or as otherwise required by the Intercreditor Agreement.

For purposes of this Agreement: (i) “Pro Rata Share” shall mean, when calculating a Secured Party’s portion of any distribution or amount, that amount (expressed as a percentage) equal to a fraction the numerator of which is the then unpaid amount of such Secured Party’s Primary U.S. Loan Party Obligations, Primary Obligations (including Primary

Obligations which are also Canadian Loan Party Obligations), Secondary U.S. Loan Party Obligations, Secondary Obligations (including Secondary Obligations which are also Canadian Loan Party Obligations) or Tertiary Obligations, as the case may be, and the denominator of which is the then outstanding amount of all Primary U.S. Loan Party Obligations, Primary Obligations (including Primary Obligations which are also Canadian Loan Party Obligations), Secondary U.S. Loan Party Obligations, Secondary Obligations (including Secondary Obligations which are also Canadian Loan Party Obligations) or Tertiary Obligations, as the case may be, (ii) “Primary Obligations” shall mean (x) all Loan Document Obligations with respect to principal (or Face Amount, as applicable) of, premium, fees and interest on, Loans, Unpaid Drawings, the Stated Amount of outstanding Letters of Credit and Fees, (y) all Qualified Secured Hedging Obligations other than obligations with respect to indemnities, fees (including, without limitation, attorneys’ fees) and similar obligations and liabilities, and (z) all Qualified Secured Cash Management Services Obligations other than obligations with respect to indemnities, fees (including, without limitation, attorneys’ fees) and similar obligations and liabilities, (iii) “Secondary Obligations” shall mean all Loan Document Obligations, all Qualified Secured Hedging Obligations and all Qualified Secured Cash Management Services Obligations, in each case other than Primary Obligations, (iv) “Tertiary Obligations” shall mean (x) all Hedging Obligations under Secured Hedging Agreements and (y) all Cash Management Services Obligations under Secured Cash Management Agreements, in each case other than Primary Obligations and Secondary Obligations, (v) “Primary U.S. Loan Party Obligations” shall mean all Primary Obligations which are also U.S. Loan Party Obligations, (vi) “Secondary U.S. Loan Party Obligations” shall mean all Secondary Obligations which are also U.S. Loan Party Obligations. The obligations of the Loan Parties in respect of the Guarantees made by them pursuant to the Guarantee and Collateral Agreement or the Canadian Guarantee and Collateral Agreement, as applicable, shall constitute Primary Obligations, Secondary Obligations or Tertiary Obligations to the extent the obligations so guaranteed constitute Primary Obligations, Secondary Obligations or Tertiary Obligations, respectively; provided however, that, notwithstanding the foregoing, the obligations of the U.S. Loan Parties in respect of such Guarantees of Canadian Secured Obligations shall in no event constitute Primary Obligations (and any such obligations that, but for this proviso, would constitute Primary Obligations shall instead constitute Secondary Obligations).

(b) When payments to Secured Parties are based upon their respective Pro Rata Shares (other than in respect of Tertiary Obligations), the amounts received by such Secured Parties hereunder shall be applied (for purposes of making determinations under this Section 11.02 only) (i) first, to their Primary Obligations and (ii) second, to their Secondary Obligations. If any payment to any Secured Party of its Pro Rata Share of any distribution would result in overpayment to such Secured Party, such excess amount shall instead be distributed in respect of the unpaid Primary Obligations or Secondary Obligations, as the case may be, of the other Secured Parties, with each Secured Party whose Primary Obligations or Secondary Obligations, as the case may be, have not been paid in full to receive an amount equal to such excess amount multiplied by a fraction the numerator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of such Secured Party and the denominator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of all Secured Parties entitled to such distribution.

(c) Each of the Secured Parties, by their acceptance of the benefits hereof and of the Security Documents executed by a Loan Party, agrees and acknowledges that if the Secured Parties receive a distribution on account of undrawn amounts with respect to Letters of Credit issued under this Agreement (which shall only occur after all Unpaid Drawings have been paid in full), such amounts shall be paid to the Administrative Agent and held by it, for the equal and ratable benefit of the Secured Parties, as cash security for the repayment of Secured Obligations owing by the Loan Parties to the Secured Parties as such. If any amounts are held as cash security pursuant to the immediately preceding sentence, then upon the termination of all outstanding Letters of Credit under this Agreement, and after the application of all such cash security to the repayment of all other Secured Obligations owing by the Loan Parties to the Secured Parties after giving effect to the termination of all such Letters of Credit, if there remains any excess cash, such excess cash shall be returned by the Administrative Agent to the Collateral Agent for distribution in accordance with Section 11.02(a).

(d) Subject to the terms of the Intercreditor Agreement, all payments required to be made hereunder shall be made (x) if to the Lender Creditors, to the Administrative Agent for the account of the Lender Creditors, (y) if to the Hedging Creditors, to the trustee, paying agent or other similar representative (each, a “Representative”) for the Hedging Creditors or, in the absence of such a Representative, directly to the Hedging Creditors and (z) if to the Cash Management Creditors, directly to the Cash Management Creditors.

(e) For purposes of applying payments received in accordance with this Section 11.02, the Collateral Agent shall be entitled to rely upon (i) the Administrative Agent, (ii) the Representative or, in the absence of such a Representative, upon the Hedging Creditors and (iii) the Cash Management Creditors for a determination (which the Administrative Agent and each other Secured Party agrees (or shall agree) to provide upon request of the Collateral Agent) of the outstanding Secured Obligations of the Loan Parties owed to the Secured Parties. Unless it has received written notice from a Secured Party to the contrary, the Administrative Agent, in furnishing information pursuant to the preceding sentence, and the Collateral Agent, in acting hereunder, shall be entitled to assume that no Secondary Obligations are outstanding. Unless it has written notice from a Hedging Creditor or a Cash Management Creditor to the contrary, the Collateral Agent, in acting hereunder, shall be entitled to assume that no Secured Hedging Agreements or Secured Cash Management Agreements are in existence.

(f) Subject to the other limitations (if any) set forth herein and in the other Loan Documents, it is understood that the Loan Parties shall remain liable (as and to the extent set forth in the Loan Documents) to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Secured Obligations of the Loan Parties.

(g) It is understood and agreed by each Loan Party and each Secured Party that the Collateral Agent shall have no liability for any determinations made by it in this Section 11.02 (including, without limitation, as to whether given Collateral constitutes Notes Priority Collateral or ABL Priority Collateral), in each case except to the extent resulting from the gross negligence or willful misconduct of the Collateral Agent (as determined by a court of competent jurisdiction in a final and non-appealable decision). Each Loan Party and each Secured Party also agrees that the Collateral Agent may (but shall not be required to), at any time and in its sole discretion, and with no liability resulting therefrom, petition a court of competent jurisdiction regarding any application of Collateral in accordance with the requirements hereof and of the Intercreditor Agreement, and the Collateral Agent shall be entitled to wait for, and may conclusively rely on, any such determination.

(h) Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the Canadian Loan Parties shall not be required to repay or prepay, or to guarantee, nor shall any proceeds in respect of Collateral of the Canadian Loan Parties and payments by the Canadian Loan Parties be applied to, direct obligations (excluding obligations as guarantor of the Canadian Loan Parties) of the U.S. Loan Parties.

SECTION 12. The Agents.

12.01. Appointment. The Lenders (including in their capacity as a Swingline Lender, Issuing Lender, Agent and/or Lead Arranger, as the case may be) hereby irrevocably designate and appoint the Agents to act as specified herein and in the other Loan Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize the Agents to take such action on its behalf under the provisions of this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agents by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Agents may perform any of their respective duties hereunder by or through their officers, directors, agents, employees or affiliates.

12.02. Nature of Duties. (a) The Agents shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents. No Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Loan Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of the Agents shall be mechanical and administrative in nature; the Agents shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon the Agents any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein.

(b) Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, the Syndication Agent, the Documentation Agent, the Lead Arrangers and the Senior Managing Agents are named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities, obligations or liabilities with respect to this Agreement or the other Loan Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Syndication Agent, the Documentation Agent, the Lead Arrangers and the Senior Managing Agents shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under Sections 12.06 and 13.01. Without limitation of the foregoing, the Syndication Agent, the Documentation Agent, the Lead Arrangers and the Senior Managing Agents shall not, solely by reason of this Agreement or any other Loan Documents, have any fiduciary relationship in respect of any Lender or any other Person.

(c) In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees that: (i)(A) the arranging and other services regarding this Agreement provided by the Agents and the Lead Arrangers are arm’s-length commercial transactions between AbitibiBowater and the other Borrowers and their respective Affiliates, on the one hand, and the Administrative Agent and the Lead Arrangers, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) each Agent and Lead Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for AbitibiBowater and the other Borrowers or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Lead Arranger has any obligation to AbitibiBowater and the other Borrowers or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of each Loan Party and their respective Affiliates, and no Agent or Lead Arranger has any obligation to disclose any of such interests to the Loan Parties or their respective Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Agents and the Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

12.03. Lack of Reliance on the Agents. Independently and without reliance upon the Agents, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (a) its own independent investigation of the financial condition and affairs of AbitibiBowater and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (b) its own appraisal of the creditworthiness of AbitibiBowater and its Subsidiaries and, except as expressly provided in this Agreement, no Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. No Agent shall be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the due execution, effectiveness, legality, genuineness, validity, enforceability, perfection, collectability, priority, sufficiency or value of this Agreement, any other Loan Document, any other agreements or certificates, requests, notices or opinions of counsel or for any recitals, statements, warranties or representations contained in the Loan Documents or in any such instrument, or the financial statements of AbitibiBowater or any of its Subsidiaries or be required to ascertain or make any inquiry concerning either the performance or observance of any of the terms, provisions, covenants, conditions, agreements or obligations of this Agreement or any other Loan Document, or the creditworthiness or financial condition of AbitibiBowater or any of its Subsidiaries, or the existence or possible existence of any Default or Event of Default.

12.04. Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders. The Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or applicable law, regulation or contract. The Lenders hereby acknowledge that none of the Agents shall be under any duty to take any discretionary action permitted to be taken by it pursuant to this Agreement unless it shall be requested in writing to do so by the Required Lenders or, where required, all the Lenders.

12.05. Reliance. Each Agent shall, in the absence of actual knowledge to the contrary, be entitled to accept any certificate furnished pursuant to any Loan Document as conclusive evidence of the facts stated therein and shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, affidavit, letter, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that such Agent believed to have been signed or sent by the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Loan Document and its duties hereunder and thereunder, upon advice of counsel selected by such Agent. Each Agent may consult with legal counsel selected by it in connection with matters arising under the Loan Documents and any action taken or suffered in good faith by it in accordance with the opinion of such counsel shall be full justification and protection to it. Each Agent may exercise any of its powers and rights and perform any duty under the Loan Documents through agents or attorneys.

12.06. Indemnification. To the extent any Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrowers (and without limiting the obligations of the Borrowers to do so), the Lenders will reimburse and indemnify such Agent (and any affiliate thereof) in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses (including reasonable counsel fees and disbursements) or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Agent (or any affiliate thereof) in performing its respective duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s (or such affiliates’ thereof) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

12.07. Agents in their Individual Capacities. With respect to its obligation to make Loans, or issue or participate in Letters of Credit, under this Agreement, each Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender”, “Required Lenders”, “Majority Facility Lenders”, “Super-Majority Facility Lenders”, “holders of Notes” or any similar terms shall, unless the context clearly indicates otherwise, include such Agent in its respective individual capacities. Each Agent and its respective affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Loan Party or any Affiliate of any Loan Party (or any Person engaged in a similar business with any Loan Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party or any Affiliate of any Loan Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

12.08. Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

12.09. Resignation and Removal of Agents. (a) The Administrative Agent (for purposes of this Section 12.09(a) through (f), the term “Administrative Agent” also shall include Citibank, in its capacity as Collateral Agent hereunder and pursuant to the Security Documents) may resign from the performance of all its respective functions and duties hereunder and/or under the other Loan Documents at any time by giving 30 days’ prior written notice to the Lenders and, unless an Event of Default under Section 11.01(g) or (h) then exists, AbitibiBowater. Any such resignation by an Administrative Agent hereunder shall also constitute its resignation as an Issuing Lender and the Swingline Lender, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (y) shall maintain all of its rights as Issuing Lender or Swingline Lender, as the case may be, with respect to any Letters of Credit issued by it or Swingline Loans made by it prior to the date of such resignation. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder and under the other Loan Documents who shall be a commercial bank or trust company reasonably acceptable to AbitibiBowater, which acceptance shall not be unreasonably withheld or delayed (provided that AbitibiBowater’s approval shall not be required if an Event of Default then exists).

(c) If a successor Administrative Agent shall not have been so appointed within such 30 day period, the Administrative Agent, with the consent of AbitibiBowater (which consent shall not be unreasonably withheld or delayed, provided that AbitibiBowater’s consent shall not be required if an Event of Default then exists) may then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d) In the event that (i) no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above and (ii) the Administrative Agent elects by notice to the Lenders that the provisions of this sentence shall apply, the Administrative Agent’s resignation shall nonetheless become effective in accordance with the notice of resignation and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security as nominee until such time as a successor Administrative Agent is appointed), (2) the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above and (3) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph).

(e) The Required Lenders may at any time when the Administrative Agent has become the subject of a proceeding under Insolvency Law, or had a receiver, conservator, trustee or custodian appointed for it, upon no less than thirty (30) days’ prior notice, replace the Administrative Agent. The successor Administrative Agent shall not be the subject of a proceeding under the Insolvency Law, or had a receiver, conservator, trustee or custodian appointed for it and shall succeed to and become vested with all of the rights, powers, privileges and duties of the replaced Administrative Agent, and the replaced Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. The provisions of this Section 12 and Section 13.01 shall continue in effect for the benefit of such replaced Administrative Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while the replaced Administrative Agent was acting as Administrative Agent. Any such replacement of an Administrative Agent hereunder shall automatically, and with no further action required on the part of the Administrative Agent, constitute the resignation of the Administrative Agent in its capacity as an Issuing Lender and the Swingline Lender, in which case the replaced Administrative Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (y) shall maintain all of its rights as Issuing Lender or Swingline Lender, as the case may be, with respect to any Letters of Credit issued by it and Swingline Loans made by it prior to the date of such replacement.

(f) Upon a resignation, replacement or removal of the Administrative Agent pursuant to this Section 12.09, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Loan Documents and the provisions of this Section 12 (and the analogous provisions of the other Loan Documents) shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent hereunder and under the other Loan Documents.

12.10. Collateral Matters. (a) Each Lender (including in their capacity as a Swingline Lender, Issuing Lender, Agent and/or Lead Arranger, as the case may be) authorizes and directs the Collateral Agent to enter into the Security Documents, the Intercreditor Agreement and the 2008 CIBC Letter of Credit Facility Intercreditor Agreement for the benefit of the Lenders and the other Secured Parties. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b) The Lenders hereby authorize and direct the Collateral Agent, at its option and in its discretion, to release or subordinate (as the case may be) any Lien granted to or held by the Collateral Agent upon any Collateral and the Guarantees under the Guarantee and Collateral Agreement and/or Canadian Guarantee and Collateral Agreement (i) upon termination of the Total Commitment (and all Letters of Credit and Bankers’ Acceptances (or the obligations in an amount of 103% of outstanding stated amounts are cash collateralized), and payment and satisfaction of all of the Obligations (other than inchoate indemnification obligations and other contingent obligations not due and payable) at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than Loan Parties) upon the sale or other disposition thereof in compliance with Section 10.12, or consummation of any transaction permitted hereunder as a result of which any Guarantor ceases to be a Subsidiary of AbitibiBowater, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 13.12) or (iv) as otherwise may be expressly provided in the relevant Security Documents or in the Intercreditor Agreement. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.10.

(c) The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 12.10, in any of the Security Documents or in the Intercreditor Agreement, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(d) The Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents, trustees or third parties appointed by the Collateral Agent. The Collateral Agent (and any such sub-agent, trustee or third party) may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory and indemnification provisions of this Section 12 and Section 13.01 shall apply to any such sub-agent, trustee or third party and to their respective Affiliates to the same extent that such provisions apply to the Collateral Agent.

12.11. Delivery of Information. The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Loan Party, any Subsidiary thereof, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Loan Document except (a) as specifically provided in this Agreement or any other Loan Document and (b) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

12.12. Quebec Security. Without limiting the powers of the Collateral Agent hereunder or under any of the other Loan Documents, each Secured Party hereby acknowledges and agrees that the Collateral Agent shall, for purposes of holding any security granted by any Loan Party or by any Affiliate or Subsidiary of any Loan Party on property pursuant to the laws of the Province of Quebec to secure obligations of such Loan Party or such Affiliate or Subsidiary under any bond or debenture (the “Quebec Secured Obligations”), be the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of the Civil Code of Québec) for all present and future Secured Parties and holders of any bond or debenture. Each of the Secured Parties, for itself and for all present and future Affiliates that are or may become Secured Parties hereby irrevocably constitutes, to the extent necessary, the Collateral Agent as the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of Article 2692 of the Civil Code of Québec) in order to hold security granted by any of the Loan Parties or by any of their Affiliates or Subsidiaries to secure the Quebec Secured Obligations. Furthermore, each of the Secured Parties hereby appoints the Collateral Agent to act in the capacity of the holder and depositary of such bond or debenture on its own behalf as Collateral Agent and for and on behalf and for the benefit of all present and future Secured Parties. Each assignee (for itself and for all present and future Affiliates) of a Secured Party shall be deemed to have confirmed and ratified the constitution of the Collateral Agent as the holder of such irrevocable power of attorney (fondé de pouvoir) by execution of the relevant Assignment and Assumption Agreement or other relevant documentation relating to such assignment. Each Secured Party that is not an assignee of a Secured Party that executes this Agreement shall be deemed to have confirmed and ratified the constitution of the Collateral Agent as fondé de pouvoir by the execution of the Loan Documents to which it is a party. Notwithstanding the provisions of Section 32 of the An Act respecting the special powers of legal persons (Quebec), the Collateral Agent may acquire and be the holder of any bond or debenture. The Loan Parties hereby ratify and confirm such appointment and acknowledge that such bond or debenture constitutes a title of indebtedness, as such term is used in Article 2692 of the Civil Code of Québec. The Secured Parties also hereby ratify any deed of hypothec executed by the Collateral Agent as fondé de pouvoir prior to the execution of this Agreement.

SECTION 13. Miscellaneous

13.01. Payment of Expenses, etc. (a) The Borrowers hereby jointly and severally agree to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable and documented, in the case of expenses not related to enforcement, out-of-pocket costs and expenses (including Expenses) of the Agents (including, without limitation, the reasonable fees and disbursements of counsel to the Agents and any local counsel retained by the Agents, and the reasonable and documented fees and expenses in connection with the appraisals and collateral examinations required pursuant to Sections 6(t) and 9.06(b)) in connection with the preparation, negotiation, execution, delivery, consummation and administration of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein and any actual or proposed amendment, waiver or consent relating hereto or thereto, of the Agents and their respective Affiliates in connection with their syndication efforts with respect to this Agreement and of the Agents, the Issuing Lenders in connection with the Letter of Credit Back-Stop Arrangements entered into by such Persons, and of each of the Agents and Lenders in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any rights and remedies under this Agreement and the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Insolvency Law) and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable fees and disbursements of counsel); (ii) pay and hold the Administrative Agent, the Collateral Agent, the Swingline Lender, each of the Issuing Lenders and each of the Lenders harmless from and against any and all present and future stamp, excise and other similar documentary taxes with respect to the foregoing matters and save the Administrative Agent, the Collateral Agent, the Swingline Lender, each of the Issuing Lenders and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent, the Collateral Agent, the Swingline Lender, such Issuing Lender or such Lender) to pay such taxes; and (iii) indemnify the Administrative Agent (including without limitation in its capacity as agent for the Borrowers pursuant to Section 13.05), the Collateral Agent, the Swingline Lender, each Issuing Lender and each Lender, and each of their respective officers, directors, employees, representatives, agents, Affiliates, trustees, attorneys and investment advisors (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions (including removal or remedial actions), judgments, suits, costs, expenses and disbursements (including attorneys’ and consultants’ fees and disbursements) (collectively, “Indemnified Costs”) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (A) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (B) any Commitment, Loan or Letter of Credit or the use or proposed use thereof or of the proceeds therefrom, (C) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any real property or facility at any time owned, leased, used or operated by AbitibiBowater or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by AbitibiBowater or any of its Subsidiaries at any location, whether or not owned, leased or operated by AbitibiBowater or any of its Subsidiaries, the non

compliance by AbitibiBowater or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any current or former real property, or any environmental claim asserted against AbitibiBowater, any of its Subsidiaries or any real property at any time owned, leased or operated by AbitibiBowater or any of its Subsidiaries, including, in each case, without limitation, the fees and disbursements of counsel and other consultant incurred in connection with any such investigation, litigation or other proceeding or (D) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnified Person is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnified Person; provided that such indemnity shall not, as to any Indemnified Person, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from the gross negligence, or willful misconduct of such Indemnified Person or of any affiliate, director, officer, partner, employee, agent or attorney-in-fact of such Indemnified Person, as determined by the final judgment of a court of competent jurisdiction. No Indemnified Person shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnified Person or the Borrowers or any Subsidiary have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 13.01 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, any Subsidiary of any Loan Party, any Loan Party’s directors, stockholders or creditors or an Indemnified Person or any other Person, whether or not any Indemnified Person is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated. To the extent that the undertaking to indemnify, pay or hold harmless any Indemnified Person set forth in this Section 13.01 may be unenforceable because it is violative of any law or public policy, the Borrowers jointly and severally shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law. In addition, the Borrowers jointly and severally agree to reimburse the Administrative Agent, the Collateral Agent and the Collateral Agent for all reasonable third party administrative, audit and monitoring expenses incurred in connection with the Borrowing Base and determinations thereunder.

(b) To the full extent permitted by applicable law, each of the parties hereto shall not assert, and hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such Indemnified Person results from such Indemnified Person’s (or its related parties’) gross negligence or willful misconduct or material breach of its express contractual obligations under the Loan Documents (as determined by a court of competent jurisdiction in a final and non appealable decision).

(c) The provisions of this Section 13.01 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, termination of any Commitments, the resignation of any Agent, the replacement of any Lender, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this Section 13.01 shall be payable promptly after written demand therefor.

13.02. Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, the Collateral Agent, each Issuing Lender and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Loan Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply to the fullest extent permitted by law, any and all deposits (general or special, time or demand, provisional or final) and any other Indebtedness at any time held or owing by the Administrative Agent, Collateral Agent, such Issuing Lender or such Lender (including, without limitation, by branches and agencies of the Administrative Agent, the Collateral Agent, such Issuing Lender or such Lender wherever located) to or for the credit or the account of AbitibiBowater or any of its Subsidiaries against and on account of the Obligations and liabilities of the Loan Parties to the Administrative Agent, the Collateral Agent, such Issuing Lender or such Lender under this Agreement or under any of the other Loan Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.04(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not the Administrative Agent, such Issuing Lender or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured or denominated in a different currency from that of the applicable deposit or Indebtedness; provided that, the provisions of this Section 13.02 shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement. The rights of the Administrative Agent, the Collateral Agent, each Issuing Lender and each Lender under this Section 13.02 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, the Collateral Agent, each Issuing Lender and each Lender may have.

13.03. Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telecopier communication, facsimile transmission or electronic mail) and mailed, telecopied, transmitted or delivered: if to any Lender, at its address, facsimile number or electronic mail address specified on Schedule 13.03; if to the Administrative Agent or the Collateral Agent, at the Notice Office; or, if to any

Loan Party, at 1155 Metcalfe Street, Suite 800, Montréal, Québec, H3B 5H2 Canada, Attention: Chief Financial Officer (Fax No. (514) 394-2241) with copies to 1155 Metcalfe Street, Suite 800, Montréal, Québec, H3B 5H2 Canada, Attention: General Counsel (Fax No. (514) 394-3644) and Troutman Sanders LLP, 600 Peachtree St., N.E., Suite 5200, Atlanta, GA 30308-2216, Attention: Hazen H. Dempster (Fax No. (404) 962-6544); or in each case (other than with respect to a Lender), at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address, facsimile number or electronic mail address as shall be designated by such Lender in a written notice to AbitibiBowater and the Administrative Agent. All such notices and communications shall, when mailed, telecopied, faxed, mailed electronically or sent by overnight courier, be effective when deposited in the mails or overnight courier, as the case may be, or sent by telecopier or electronic mail, except that notices and communications to the Administrative Agent, the Collateral Agent, AbitibiBowater and the other Loan Parties shall not be effective until received by the Administrative Agent, the Collateral Agent, AbitibiBowater or the other Loan Parties, as the case may be.

13.04. Benefit of Agreement; Assignments; Participations. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto (including any affiliate of any Issuing Lender that issues any Letter of Credit); provided, however, that neither AbitibiBowater nor any Borrower may assign or transfer any of their rights, obligations or interest hereunder without the prior written consent of the Lenders which consent will not be given unless the assignee or transferee is a member of the same “wholly-owned group” as each of the Borrowers; and, provided further, that a Lender may transfer, assign or grant participations in its rights hereunder as provided in Section 2.13 and this Section) and, provided further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Loan Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Loan Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07 shall not constitute a reduction in the rate of interest or Fees payable hereunder), or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by AbitibiBowater or any other Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under any or all of the Security Documents (except as expressly provided in the Loan Documents) supporting the Loans or Letters of Credit hereunder in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Loan Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such

Lender in favor of the participant relating thereto) and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The Borrowers agree that any purchaser of a participation in such Loans so acquired may exercise any and all rights of banker’s lien, setoff, counterclaim or otherwise with respect to any and all moneys owing by the Borrowers to such purchaser as fully as if such purchaser were a Lender acquiring such Loans hereunder in the amount of such participation so long as such participant complies with Section 13.16 as if it were a Lender prior to such exercise.

(b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitments under a Facility and related outstanding Obligations (or, if the Commitments with respect to the relevant Facility have terminated, outstanding Obligations) hereunder to (i) (A) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) one or more other Lenders or any affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund (which fund, together with its Affiliates, has a combined capital and surplus in excess of $500,000,000) that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an affiliate of such other Lender for the purposes of this sub clause (x)(i)(B)); provided that no such assignment may be made to any such Person that is, or would at such time constitute, a Defaulting Lender or (ii) in the case of any Lender that is a fund that invests in loans, any other fund (which fund, together with its Affiliates, has a combined capital and surplus in excess of $500,000,000) that invests in loans managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $2,500,000, in each case in the aggregate for the assigning Lender or assigning Lenders, of such Commitments and related outstanding Obligations (or, if the Commitments with respect to the relevant Facility have terminated, outstanding Obligations) hereunder to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (t) at such time, Schedule 1.01(a) shall be deemed modified to reflect the Commitments and/or outstanding Revolving Loans, as the case may be, of such new Lender and of the existing Lenders, (u) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying the applicable Borrowers for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrowers’ joint and several expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new

Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments and/or outstanding Revolving Loans, as the case may be, (v) the consents (not to be unreasonably withheld, delayed or conditioned) of each Issuing Lender and the Swingline Lender, shall be required in connection with any such assignment, (w) the consent of the Administrative Agent and AbitibiBowater shall be required in connection with any such assignment pursuant to clause (y) above (such consents, in any case, not to be unreasonably withheld, delayed or conditioned); provided that no consent of AbitibiBowater shall be required (i) for an assignment in respect of the primary syndication of the Commitments or (ii) if a Default or Event of Default has occurred and is continuing and provided further, that AbitibiBowater shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof, (x) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 and (y) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 13.15. To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and outstanding Revolving Loans. At the time of each assignment pursuant to this Section 13.04(b) or Section 2.13 or 2.14 to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall, to the extent legally entitled to do so, provide to AbitibiBowater and the Administrative Agent the appropriate Internal Revenue Service Forms (and, if applicable, a Section 5.04(b)(ii) Certificate) described in Section 5.04(b). In addition, at the time of each assignment pursuant to this Section 13.04(b) or Section 2.13 or 2.14 to a Person which is not already a Lender hereunder, the respective assignee Lender shall, to the extent legally entitled to do so and at the reasonable request of AbitibiBowater, file any certificate or document or furnish to the relevant Borrower and the Administrative Agent, such certificate or document that may be necessary to establish any available exemption from, or reduction of, any Taxes, as described in Section 5.04(c), (f) or (g). To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to Section 2.13 or this Section 13.04(b) would, at the time of such assignment, result in increased costs under Section 2.10 or 3.06 from those being charged by the respective assigning Lender prior to such assignment, then the Borrowers shall not be obligated to pay such increased costs (although the Borrowers, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment). A Lender may only assign all or a portion of its Commitments hereunder if that assignment would result in at least two Lenders under this Agreement.
(c) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or AbitibiBowater), any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.

(d) Any Lender which assigns all of its Commitments and/or Revolving Loans hereunder in accordance with Section 13.04(b) shall cease to constitute a “Lender” hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06, 5.04, 12.06, 13.01 and 13.06), which shall survive as to such assigning Lender.

13.05. No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent, the Swingline Lender, any Issuing Lender or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between AbitibiBowater, any other Borrower or any other Loan Party and the Administrative Agent, the Collateral Agent, the Swingline Lender, any Issuing Lender or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Loan Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent, the Swingline Lender, any Issuing Lender or any Lender would otherwise have. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent or Lender may have had notice or knowledge of such Default at the time of such funding or issuance. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent, the Swingline Lender, any Issuing Lender or any Lender to any other or further action in any circumstances without notice or demand.

13.06. Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of any Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings, Commitment Fees or Letter of Credit Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Loan Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest; provided further, the provisions of this Section 13.06(b) shall not be construed to apply to (x) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or participations in Letter of Credit Outstandings or Swingline Loans to any assignee or participant other than a Borrower or any Affiliate thereof or (y) any payment pursuant to the penultimate paragraph of Section 2.10(a).

(c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

13.07. Computations. All computations of interest (except as provided in Section 2.15), Commitment Fees and other Fees (other than Drawing Fees) hereunder shall be made on the basis of a year of 360 days (except for interest calculated by reference to clause (i) of the definition of Base Rate or clause (i) of the definition of Canadian Prime Rate, which shall be based on a year of 365 or 366 days, as applicable) for the actual number of days (including the first day but excluding the last day; except that in the case of Letter of Credit Fees and Facing Fees, the last day shall be included) occurring in the period for which such interest, Commitment Fees or Fees are payable.

13.08. GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN THE OTHER LOAN DOCUMENTS) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTIONS 5 1401 AND 5 1402 OF TITLE 14 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAWS RULES THEREOF. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS.

EACH OF ABITIBIBOWATER AND EACH BORROWER HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS ABITIBIBOWATER AS ITS AUTHORIZED DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING; PROVIDED THAT DURING THE PERIOD PRIOR TO THE EFFECTIVE DATE OF THE PLAN OF REORGANIZATION EACH OF THE PARTIES HERETO SUBMITS TO THE JURISDICTION OF THE U.S. BANKRUPTCY COURT WITH RESPECT TO MATTERS RELATING HERETO. IF FOR ANY REASON SUCH AUTHORIZED DESIGNEE, APPOINTEE AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, EACH OF ABITIBIBOWATER AND EACH BORROWER AGREES TO DESIGNATE A NEW AUTHORIZED DESIGNEE, APPOINTEE AND AGENT IN NEW YORK CITY ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION REASONABLY SATISFACTORY TO THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT. EACH OF ABITIBIBOWATER AND EACH BORROWER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH LOAN PARTY, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH LOAN PARTY. EACH OF THE PARTIES TO THIS AGREEMENT FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH LOAN PARTY AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ABITIBIBOWATER AND EACH BORROWER IN ANY OTHER JURISDICTION.

(b) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.09. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with AbitibiBowater and the Administrative Agent. Delivery of an executed counterpart hereof by facsimile or electronic transmission shall be as effective as delivery of an original executed counterpart hereof.

13.10. Effectiveness. (a) This Agreement shall become binding on the parties hereto when:

(i) the Administrative Agent shall have received from each party hereto either (x) a counterpart of this Agreement signed on behalf of such party or (y) evidence satisfactory to the Administrative Agent (which may include a facsimile or other electronic transmission) that such party has signed a counterpart of this Agreement;

(ii) The U.S. Bankruptcy Court shall have entered an order in form and substance satisfactory to the Lead Arrangers approving AbitibiBowater’s and the other U.S. Borrowers’ execution, delivery and performance of this Agreement, including the payment of fees, expenses, indemnities and other amounts contemplated hereby, and approving as an administrative expense claim against AbitibiBowater and the other U.S. Borrowers the indemnification, cost reimbursement obligations and fee obligations accruing or payable in respect of periods or events occurring on or prior to the Effective Date, which order shall be in full force and effect, unstayed, final and non-appealable (except with respect to those appeals and other filings by Peter I. Shah), and shall not have been amended, supplemented or otherwise modified without the written consent of the Lead Arrangers, reversed or vacated; and

(iii) The Sanction Order shall be in full force and effect, unstayed, final and non-appealable, and shall not have been amended, supplemented or otherwise modified without the written consent of the Lead Arrangers, reversed or vacated.

(b) The obligation of each Lender to make Loans, and the obligation of each Issuing Lender to issue Letters of Credit shall arise on the date (the “Effective Date”) which occurs after the Closing Date on which the conditions contained in Section 6 and 7 are met to the satisfaction of the Administrative Agent and the Required Lenders. Unless the Administrative Agent has received actual notice from any Lender that the conditions described in the preceding sentence have not been met to its satisfaction, upon the Administrative Agent’s good faith determination that the conditions described in the immediately preceding sentence have been met, then the Effective Date shall be deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto had not been met (although the occurrence of the Effective Date shall not release AbitibiBowater, any Borrower or any other Loan Party from any liability for failure to satisfy one or more of the applicable conditions contained in Section 6 or 7). The Administrative Agent will give AbitibiBowater, the other Borrowers and each Lender prompt written notice of the occurrence of the Effective Date.

13.11. Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.12. Amendment or Waiver; etc. (a) Neither this Agreement nor any other Loan Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Loan Parties party hereto or thereto and the Required Lenders (although (x) additional parties may be added hereto or thereto (and annexes may be modified to reflect such additions) in accordance with the terms hereof or thereof without the consent of the Required Lenders and (y) Subsidiaries of AbitibiBowater (other than the Borrowers) may be released from, the guarantee under the Guarantee and Collateral Agreement or Canadian Guarantee and Collateral Agreement, as the case may be, and the relevant Security Documents pursuant to the terms thereof); provided that no such change, waiver, discharge or termination shall (i) without the consent of each Lender directly affected thereby, extend the final scheduled maturity of any Loan or Note or extend the stated expiration date of any Letter of Credit beyond the Revolving Loan Maturity Date, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce (or forgive) the principal amount thereof or (ii) without the consent of each Lender (A) release all or substantially all of the Collateral (except in connection with the Discharge of ABL Obligations as expressly provided in the Loan Documents) under all Security Documents, all or substantially all of the Loan Parties (except in connection with the Discharge of ABL Obligations as expressly provided in the Loan Documents) under the guarantee under the Guarantee and Collateral Agreement or Canadian Guarantee and Collateral Agreement or any Borrower (except (x) in connection with the Discharge of ABL Obligations as expressly provided in the Loan Documents or (y) following the payment in full in cash of the Canadian Facility Obligations (other than unasserted contingent and indemnification obligations), termination of all Canadian Facility Commitments and reduction of all exposure under any Canadian Facility Letters of Credit issued and any Bankers’ Acceptances to zero (or the making of other arrangements satisfactory to the issuers thereof), any Canadian Borrower) from this Agreement or under the guarantee under the Guarantee and Collateral Agreement or Canadian Guarantee and Collateral Agreement, as the case may be, (B) subordinate the Liens granted to or held by the Collateral Agent upon all or substantially all of the Collateral or subordinate in right of payment all or substantially all of the Guarantees under the Guarantee and Collateral Agreement and Canadian Guarantee and Collateral Agreement (it being understood that lien subordinations provided for in the Intercreditor Agreement shall not require any consent pursuant to this clause (B)), (C) amend, modify or waive any provision of this Section 13.12(a) or Section 13.06 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Commitments on the Effective Date), (D) reduce the “majority” voting threshold specified in the definition of Required Lenders, (E) consent to the assignment or transfer by AbitibiBowater or any other Borrower of any of their rights and obligations under this Agreement or any other Loan Document to which it is a party or (F) amend the priority of payments set forth in Section 5.03(e), 5.03(f) or 11.02 or any priority of payments in provisions in the Security Documents setting forth the application of proceeds; provided further, that no such change, waiver, discharge or termination shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment shall not constitute an increase of the Commitments of any Lender, and that an increase in the available portion of the Commitments of any Lender shall not constitute an increase of the Commitments of such Lender), (2) without the consent of each Issuing Lender, amend, modify or waive any provision of Section 3 or alter its rights or obligations with respect to Letters of Credit, (3) without the consent of the Swingline Lender, alter the Swingline Lender’s rights or obligations with respect to Swingline Loans, (4) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 12 or any other provision of this Agreement or any other Loan Document as same relates to the rights or obligations of the Administrative Agent, (5) without the consent of the Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent, (6) without the consent of the Super-Majority Facility Lenders, (x) amend or expand any of the following definitions, in each case the effect of which would be to increase the amounts available for borrowing hereunder: Canadian Borrowing Base, U.S. Borrowing Base, Borrowing Base, Eligible Accounts, Eligible Inventory (including, in each case, the defined terms used therein) (it being understood that the establishment, modification or elimination of Reserves, in each case by the Collateral Agent in accordance with the terms hereof, will not be deemed to require a Super-Majority Facility Lender consent), (y) decrease the frequency of Borrowing Base Certificate deliveries required pursuant to Section 9.04(h) or (z) increase the percentage of any Borrowing Base for which Agent Advances may be made pursuant to Section 2.01(e) or (7) without the consent of Non-Defaulting Lenders the sum of whose Commitments (or, after the termination of all Commitments, outstanding Individual Exposures) at such time represents at least 75% of the Total Commitment in effect at such time less the Commitments of all Defaulting Lenders (or, after the termination of all Commitments, the sum of then total outstanding Individual Exposures of all Non-Defaulting Lenders at such time), amend the definition of Super-Majority Facility Lenders.

(b) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrowers shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described below, to replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 2.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination.

(c) Notwithstanding anything to the contrary contained in clause (a) above of this Section 13.12, the Borrowers, the Administrative Agent, the Collateral Agent and each Incremental Lender may, in accordance with the provisions of Section 2.14 enter into an Incremental Commitment Agreement, provided that after the execution and delivery by the Borrowers, the Administrative Agent, the Collateral Agent and each such Incremental Lender of such Incremental Commitment Agreement, such Incremental Commitment Agreement may thereafter only be modified in accordance with the requirements of clause (a) above of this Section 13.12.

(d) If a fee is to be paid by any Borrower in connection with any waiver or amendment hereunder, the agreement evidencing such amendment or waiver may (but shall not be required to), at the discretion of Administrative Agent, provide that only Lenders executing such agreement by a specified date may share in such fee (and in such case may (but shall not be required to), at the discretion of Administrative Agent, be divided among the applicable Lenders on a pro rata basis without including the interests of any Lenders which have not timely executed such agreement).

13.13. Survival; Continuing Obligation. (i) All indemnities set forth herein including, without limitation, in Sections 2.10, 2.11, 3.06, 5.04, 12.06 and 13.01, and in each other Loan Document, are a continuing obligation of each Loan Party, separate from each of their other respective obligations, and shall survive the execution, delivery and termination of this Agreement, any other Loan Document and the Notes and the making and repayment of the Obligations and (ii) any settlement or discharge of any claim under any indemnity in a Loan Document will be conditional on no payment made under that indemnity being avoided or set aside or ordered to be refunded by virtue of any provision of any enactment relating to bankruptcy, insolvency or liquidation.

13.14. Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 2.10, 2.11, 3.06 or 5.04 from those being charged by the respective Lender prior to such transfer, then the Borrowers shall not be obligated to pay such increased costs (although the Borrowers shall be jointly and severally obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

13.15. Register. The Borrowers hereby designate the Administrative Agent to serve as their non-fiduciary agent, solely for purposes of this Section 13.15, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. The entries in the Register shall be conclusive in the absence of manifest error.

Failure to make any such recordation, or any error in such recordation, shall not affect the Borrowers’ obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b) (including as contemplated by Section 2.13). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender. Any provision of Incremental Commitments pursuant to Section 2.14 shall be recorded by the Administrative Agent on the Register only upon the acceptance of the Administrative Agent of a properly executed and delivered Incremental Commitment Agreement.

13.16. Confidentiality. (a) Subject to the provisions of clause (b) of this Section 13.16, each Agent, each Lender and each Issuing Lender agrees that it will not disclose any Confidential Information to any Person without the prior consent of AbitibiBowater; provided that nothing herein shall prevent any Agent, Issuing Lender or any Lender from disclosing any such information (a) to the extent required pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the respective Agent, Issuing Lender or Lender, to the extent permitted by law, agrees to inform AbitibiBowater promptly thereof), (b) to the extent required upon the request or demand of any regulatory authority having jurisdiction over such Agent, Issuing Lender or Lender or any of their respective Affiliates (in which case, the respective Agent, Issuing Lender or Lender to the extent permitted, agrees to inform AbitibiBowater promptly thereof; although no such notice to AbitibiBowater shall be required in connection with ordinary course reviews by any such regulatory authority), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the respective Agent, Issuing Lender or Lender or any of its Affiliates, (d) to the extent that such information is received by the respective Agent, Issuing Lender or Lender on a non-confidential basis from a third party that is not to its knowledge subject to confidentiality obligations to any Loan Party, (e) to the Agents’, any Issuing Lender’s or any Lender’s respective Affiliates and their respective directors, officers, employees, trustees, investment advisors and agents including legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transaction and are informed of the confidential nature of such information, (f) to potential Lenders, participants or assignees or any potential counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower or any of its Affiliates or any of their respective obligations, in each case who are instructed that they shall be bound by terms no less restrictive than this paragraph (or language substantially similar to this paragraph), (g) with the prior written consent of AbitibiBowater, (h) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to Loan Parties and their Subsidiaries received by it from such Lender), (i) in connection with the exercise of any remedies hereunder, under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement or rights hereunder or thereunder or (j) for purposes of establishing a “due diligence” defense, provided that the respective Agent, Issuing Lender or Lender will, to the extent permitted, promptly provide AbitibiBowater with the opportunity to seek a protective order or other measure ensuring confidential treatment of the Confidential Information used to establish such defense. In addition, each Agent, each Lender and each Issuing Lender may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Loans and Letters of Credit.

(b) AbitibiBowater and the other Borrowers hereby acknowledge and agree that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to AbitibiBowater or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of AbitibiBowater and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender.

13.17. Patriot Act. Each Lender subject to the USA PATRIOT ACT (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies AbitibiBowater and the other Borrowers that pursuant to the requirements of the Patriot Act, they are required to obtain, verify and record information that identifies AbitibiBowater, the other Borrowers and the other Loan Parties and other information that will allow such Lender to identify AbitibiBowater, the other Borrowers and the other Loan Parties in accordance with the Patriot Act. This notice is given in accordance with the requirements of the USA PATRIOT Act and is effective as to the Lenders and the Administrative Agent.

13.18. OTHER LIENS ON COLLATERAL; TERMS OF INTERCREDITOR AGREEMENT; ETC. (a) THE LENDERS ACKNOWLEDGE THAT THE SENIOR SECURED NOTES ARE SECURED BY LIENS ON THE NOTES PRIORITY COLLATERAL AND THE ABL PRIORITY COLLATERAL OF THE U.S. LOAN PARTIES. IN CONNECTION WITH ABITIBIBOWATER’S ISSUANCE OF THE SENIOR SECURED NOTES, THE ADMINISTRATIVE AGENT SHALL ENTER INTO THE INTERCREDITOR AGREEMENT, ESTABLISHING THE RELATIVE RIGHTS OF THE SECURED PARTIES AND THE SECURED PARTIES UNDER THE SENIOR SECURED NOTES. EACH LENDER HEREBY IRREVOCABLY (I) CONSENTS TO THE TREATMENT OF LIENS TO BE PROVIDED FOR UNDER THE INTERCREDITOR AGREEMENT, (II) AUTHORIZES AND DIRECTS THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT TO EXECUTE AND

DELIVER THE INTERCREDITOR AGREEMENT AND ANY DOCUMENTS RELATING THERETO, IN EACH CASE, ON BEHALF OF SUCH LENDER AND WITHOUT ANY FURTHER CONSENT, AUTHORIZATION OR OTHER ACTION BY SUCH LENDER, (III) AGREES THAT, UPON EXECUTION AND DELIVERY THEREOF, SUCH LENDER SHALL BE BOUND BY THE TERMS OF THE INTERCREDITOR AGREEMENT AS IF IT WERE A SIGNATORY THERETO AND WILL TAKE NO ACTION CONTRARY TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND (IV) AGREES THAT NO LENDER SHALL HAVE ANY RIGHT OF ACTION WHATSOEVER AGAINST THE ADMINISTRATIVE AGENT OR THE COLLATERAL AGENT AS A RESULT OF ANY ACTION TAKEN BY THE ADMINISTRATIVE AGENT OR THE COLLATERAL AGENT PURSUANT TO THIS SECTION OR IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENT. EACH LENDER HEREBY FURTHER IRREVOCABLY AUTHORIZES AND DIRECTS THE ADMINISTRATIVE AGENT TO ENTER INTO SUCH AMENDMENTS, SUPPLEMENTS OR OTHER MODIFICATIONS TO THE INTERCREDITOR AGREEMENT IN CONNECTION WITH ANY EXTENSION, RENEWAL OR REFINANCING OF ANY SENIOR SECURED NOTES AS ARE REASONABLY ACCEPTABLE TO THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT TO GIVE EFFECT THERETO, IN EACH CASE ON BEHALF OF SUCH LENDER AND WITHOUT ANY FURTHER CONSENT, AUTHORIZATION OR OTHER ACTION BY SUCH LENDER. THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT SHALL HAVE THE BENEFIT OF THE PROVISIONS OF SECTION 12 WITH RESPECT TO ALL ACTIONS TAKEN BY IT PURSUANT TO THIS SECTION TO THE FULL EXTENT THEREOF.

(b) THE PROVISIONS OF THIS SECTION 13.18 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE INTERCREDITOR AGREEMENT, THE FORM OF WHICH IS ATTACHED AS AN EXHIBIT TO THIS AGREEMENT. REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT.

13.19. Waiver of Sovereign Immunity. Each of the Loan Parties, in respect of itself, its Subsidiaries, its process agents, and its properties and revenues, hereby irrevocably agrees that, to the extent that such Loan Party, its Subsidiaries or any of its properties has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States and Canada or elsewhere, to enforce or collect upon the Loans or any Loan Document or any other liability or obligation of such Loan Party or any of its Subsidiaries related to or arising from the transactions contemplated by any of the Loan Documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, such Loan Party, for itself and on behalf of its Subsidiaries, hereby expressly waives, to the fullest extent permissible under applicable law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the United States and Canada or elsewhere. Without limiting the generality of the foregoing, each Loan Party further agrees that the waivers set forth in this Section 13.19 shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

13.20. Judgment Currency. (a) The Loan Parties’ obligations hereunder and under the other Loan Documents to make payments in the respective Available Currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent, the Collateral Agent, the respective Issuing Lender or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent, the Collateral Agent, such Issuing Lender or such Lender under this Agreement or the other Loan Documents. If for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the day on which the judgment is given (such day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, each Borrower covenants and agrees, as a separate obligation and notwithstanding such judgment, to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate or exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining any rate of exchange for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

13.21. Qualified Secured Hedging Agreements and Qualified Secured Cash Management Agreements. (a) At any time prior to or within 15 days after any Loan Party enters into any Hedging Agreement or Cash Management Agreement, or in the case of Hedging Agreements or Cash Management Agreements in effect on the Effective Date, within 15 days of the Effective Date, if the applicable Loan Party and counterparty desire that the monetary obligations in respect of such Hedging Agreement or the monetary obligations in respect of such Cash Management Agreement be treated as “Hedging Obligations” or “Cash Management Services Obligations”, as applicable, hereunder with rights in respect of payment of proceeds of the Collateral in accordance with the waterfall provisions set forth in Section 11.02, AbitibiBowater may notify the Administrative Agent in writing (which notice the Administrative Agent shall promptly provide to the Collateral Agent) (to be acknowledged by the Administrative Agent and the Collateral Agent) that (x) such Hedging Agreement is to be a “Secured Hedging Agreement” and, if it wishes that the monetary obligations in respect of the respective Secured Hedging Agreement be treated as pari passu with the Loan Document Obligations with respect to the priority of payment of proceeds of the Collateral in accordance with the waterfall provisions set forth in Section 11.02, a “Qualified Secured Hedging Agreement” or (y) such Cash Management Agreement is to be a “Secured Cash Management Agreement” and, if it wishes that the monetary obligations in respect of the respective Secured Cash Management Agreement be treated as pari passu with the Loan Document Obligations with respect to the priority of payment of proceeds of the Collateral in accordance with the waterfall provisions set forth in Section 11.02, a “Qualified Secured Cash Management Agreement”, so long as the following conditions are satisfied:

(i) in the case of a Hedging Agreement, such Hedging Agreement is either (x) in effect on the Effective Date with a counterparty that is a Hedging Creditor or (y) entered into after the Effective Date with any counterparty that is a Hedging Creditor at the time such Hedging Agreement is entered into; and

(ii) in the case of a Cash Management Agreement, such Cash Management Agreement is either (x) in effect on the Effective Date with a Cash Management Creditor or (y) entered into after the Effective Date with a Cash Management Creditor at the time such Cash Management Agreement is entered into;

provided that no such Secured Hedging Agreement or Secured Cash Management Agreement can be secured on a first lien basis by the Notes Priority Collateral (and any request under this Section 13.21 will be deemed to be a representation by AbitibiBowater to such effect); and provided further, that no monetary obligations in respect of any Secured Hedging Agreement or Secured Cash Management Agreement shall be treated as “Hedging Obligations” or “Cash Management Services Obligations”, as applicable, hereunder or receive any benefit of the designation under this Section 13.21 after the Discharge of ABL Obligations. If, in any written notification by AbitibiBowater as set forth above, AbitibiBowater shall fail to include in such written notice that a Secured Hedging Agreement or Secured Cash Management Agreement shall constitute a Qualified Secured Hedging Agreement or Qualified Secured Cash Management Agreement, as the case may be, then such Secured Hedging Agreement or Secured Cash Management Agreement shall not constitute a Qualified Secured Hedging Agreement or Qualified Secured Cash Management Agreement, as the case may be.

(b) Until such time as AbitibiBowater delivers (and the Administrative Agent and Collateral Agent acknowledge) such notice as described above, such Hedging Agreement or Cash Management Agreement shall not constitute a Secured Hedging Agreement or Secured Cash Management Agreement, as the case may be. The parties hereto understand and agree that the provisions of this Section 13.21 are made for the benefit of the Lenders and their Affiliates which become parties to Hedging Agreements or Cash Management Agreements, as applicable, and agree that any amendments or modifications to the provisions of this Section 13.21 shall not be effective with respect to any Secured Hedging Agreement or Secured Cash Management Agreement, as the case may be, entered into prior to the date of the respective amendment or modification of this Section 13.21 (without the written consent of the relevant parties thereto). Notwithstanding any such designation of a Hedging Agreement as a Secured Hedging Agreement or a Cash Management Agreement as a Secured Cash Management Agreement, no provider or holder of any such Secured Hedging Agreement or Secured Cash Management Agreement shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider of such agreements or the Secured Obligations owing thereunder, nor shall their consent be required (other than in their capacities as a Lender to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including, without limitation, as to any matter relating to the Collateral or the release of Collateral or Guarantors. The Administrative Agent and the Collateral Agent accept no responsibility and shall have no liability for the calculation of the exposure owing by the Loan Parties under any such Secured Hedging Agreement and/or Secured Cash Management Agreement, and shall be entitled in all cases to rely on the applicable counterparty and the applicable Loan Party party to such agreement for the calculation thereof. Such counterparty and the applicable Loan Party party to any such agreement each agrees to provide the Administrative Agent and the Collateral Agent with the calculations of all such exposures and reserves, if any, at such times as the Administrative Agent or the Collateral Agent shall reasonably request, and in any event, not less than monthly (unless otherwise agreed to by the Administrative Agent and the Collateral Agent).

13.22. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

13.23. Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter except for any such prior agreements which by the express terms thereof survive the execution of this Agreement. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control unless, in the case of such other Loan

Documents governed by any law other than a state of the United States, such control would result, such other Loan Document being invalid or unenforceable, in which case, the relevant provision of the Loan Document will prevail; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

13.24. Severability. If any provision of this Agreement or any other Loan Document is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and such other Loan Document shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.25. Power of Attorney and Other Matters in Respect of B/A Instruments. To enable the Lenders to create Bankers’ Acceptances or complete Drafts in the manner specified in Schedule 1.01(b) and this Agreement, each Borrower (i) shall supply each Lender with such number of Drafts as it may reasonably request, either in blank or duly endorsed and executed on behalf of such Borrower and (ii) hereby appoints each Lender as its attorney to complete, sign, endorse and issue on its behalf (in accordance with a Notice of Borrowing relating to a Bankers’ Acceptance Loan), in handwriting or by facsimile or mechanical signature as and when deemed necessary by such Lender, B/A Instruments in the form reasonably requested by such Lender. Each Borrower recognizes and agrees that all such forms signed and/or endorsed by a Lender on behalf of such Borrower shall bind such Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of such Borrower. Each Lender is hereby authorized (in accordance with a Notice of Borrowing relating to a Bankers’ Acceptance Loan) to issue B/A Instruments endorsed in blank in such face amounts as may be determined by such Lender; provided that the aggregate amount thereof is equal to the aggregate amount of B/A Instruments required to be accepted and purchased by such Lender. No Lender shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such B/A Instruments except the gross negligence or wilful misconduct of the Lender or its officers, employees, agents or representatives. Each Lender will exercise such care in the custody and safekeeping of Drafts as it would exercise in the custody and safekeeping of similar property owned by it and will, upon request by any Borrower, promptly advise such Borrower of the number and designations, if any, of uncompleted Drafts held by it for such Borrower. The signature of any officer of any Borrower on a Draft may be mechanically reproduced and B/A Instruments bearing facsimile or electronic signature shall be binding upon such Borrower as if they had been manually signed. Even if the individuals whose manual, facsimile signature appears on any B/A Instrument no longer hold office on the date of signature, at the date of its acceptance by the Lender or at any time after such date, any B/A Instrument so signed shall be valid and binding upon each Borrower. On request by or on behalf of a Borrower, a Lender shall cancel all forms of B/A Instruments which have been pre-signed or pre-endorsed on behalf of such Borrower and which are held by such Lender and are not required to be issued in accordance with such Borrower’s irrevocable notice.

At the request of any Lender in connection with any Bankers’ Acceptance, each Borrower shall deliver to such lender a “depository bill” which complies with the requirements of the Depository Bills and Notes Act (Canada), and hereby consents to the deposit of any Bankers’ Acceptance in the form of a depository bill in the book-based debt clearance systems maintained by the Canadian Depository for Securities Limited or other recognized clearing house. In such circumstances, the delivery of Bankers’ Acceptances shall be governed by the clearance procedures established thereunder.

SECTION 14. Nature of Obligations

14.01. Nature of Obligations. Notwithstanding anything to the contrary contained elsewhere in this Agreement, it is understood and agreed by the various parties to this Agreement that:

(a) all U.S. Facility Obligations to repay principal of, interest on, and all other amounts with respect to, all U.S. Facility Revolving Loans, U.S. Facility Swingline Loans, U.S. Facility Letters of Credit and all other U.S. Facility Obligations pursuant to this Agreement and each other Loan Document (including, without limitation, all fees, indemnities, taxes and other U.S. Facility Obligations in connection therewith or in connection with the related Commitments) shall constitute the joint and several obligations of each of the U.S. Borrowers. In addition to the direct (and joint and several) obligations of the U.S. Borrowers with respect to U.S. Facility Obligations as described above, all such U.S. Facility Obligations shall be guaranteed pursuant to, and in accordance with the terms of, the Guarantee and Collateral Agreement, provided that the obligations of a U.S. Borrower with respect to the U.S. Facility Obligations as described above shall not be limited by any provision of the Guarantee and Collateral Agreement entered into by such U.S. Borrower;

(b) all Canadian Facility Obligations owing by any U.S. Borrower to repay principal of, interest on, and all other amounts with respect to, all Canadian Facility Revolving Loans and Canadian Facility Swingline Loans borrowed by any U.S. Borrower, all Canadian Facility Letters of Credit issued for the account of any U.S. Borrower and all other Canadian Facility Obligations owing by any U.S. Borrower pursuant to this Agreement and each other Loan Document (including, without limitation, all fees, indemnities, taxes and other Canadian Facility Obligations in connection therewith or in connection with the related Canadian Facility Commitments) shall constitute the joint and several obligations of each of the U.S. Borrowers. In addition to the direct (and joint and several) obligations of the U.S. Borrowers with respect to Canadian Facility Obligations as described above, all such Canadian Facility Obligations owing by any U.S. Borrower shall be guaranteed pursuant to, and in accordance with the terms of, the Guarantee and Collateral Agreement, provided that the obligations of a U.S. Borrower with respect to the Canadian Facility Obligations as described above shall not be limited by any provision of the Guarantee and Collateral Agreement entered into by such U.S. Borrower; and

(c) all Canadian Facility Obligations owing by any Canadian Borrower to repay principal of, interest on, and all other amounts with respect to, all Canadian Facility Revolving Loans and Canadian Facility Swingline Loans borrowed by any Canadian Borrower, all Canadian Facility Letters of Credit issued for the account of any Canadian Borrower and all other Canadian Facility Obligations owing by any Canadian Borrower pursuant to this Agreement and each other Loan Document (including, without limitation, all fees, indemnities, taxes and other Canadian Facility Obligations in connection therewith or in connection with the related Canadian Facility Commitments) shall constitute the joint and several obligations of each of the Canadian Borrowers. In addition to the direct (and joint and several) obligations of the Canadian Borrowers with respect to Canadian Facility Obligations as described above, all such Canadian Facility Obligations owing by any Canadian Borrower shall be guaranteed pursuant to, and in accordance with the terms of, the Guarantee and Collateral Agreement and Canadian Guarantee and Collateral Agreement, provided that the obligations of a Canadian Borrower with respect to the Canadian Facility Obligations as described above shall not be limited by any provision of the Canadian Guarantee and Collateral Agreement entered into by such Canadian Borrower.

14.02. Independent Obligation. The obligations of each Borrower with respect to its Borrower Obligations are independent of the Loan Document Obligations of each other Borrower or any Guarantor under its Guarantee of such Borrower Obligations, and a separate action or actions may be brought and prosecuted against each Borrower, whether or not any other Borrower or any Guarantor is joined in any such action or actions. Each Borrower waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by any Borrower or other circumstance which operates to toll any statute of limitations as to any Borrower shall, to the fullest extent permitted by law, operate to toll the statute of limitations as to each Borrower.

14.03. Authorization. Each of the Borrowers authorizes the Administrative Agent, the Collateral Agent, the Swingline Lender, the Collateral Agent, the Issuing Lenders and the Lenders without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to, to the maximum extent permitted by applicable law and the Loan Documents to:

(a) exercise or refrain from exercising any rights against any other Borrower or any Guarantor or others or otherwise act or refrain from acting;

(b) release or substitute any other Borrower, endorsers, Guarantors or other obligors;

(c) settle or compromise any of the Borrower Obligations of any other Borrower or any other Loan Party, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Borrower to its creditors other than the Lenders;

(d) apply any sums paid by any other Borrower or any other Person, howsoever realized to any liability or liabilities of such other Borrower or other Person regardless of what liability or liabilities of such other Borrower or other Person remain unpaid; and/or

(e) consent to or waive any breach of, or act, omission or default under, this Agreement or any of the instruments or agreements referred to herein, or otherwise, by any other Borrower or any other Person.

14.04. Reliance. It is not necessary for the Administrative Agent, the Collateral Agent, the Swingline Lender, any Issuing Lender or any Lender to inquire into the capacity or powers of any Borrower, AbitibiBowater or any of its other Subsidiaries or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Borrower Obligations made or created in reliance upon the professed exercise of such powers shall constitute the joint and several obligations of the respective Borrowers hereunder.

14.05. Contribution; Subrogation. No Borrower shall exercise any rights of contribution or subrogation with respect to any other Borrower as a result of payments made by it hereunder, in each case unless and until (i) the Total Commitment and all Letters of Credit have been terminated and (ii) all of the Loan Document Obligations have been paid in full in cash. To the extent that any Canadian Loan Party or U.S. Loan Party shall be required to pay a portion of the Loan Document Obligations which shall exceed the amount of loans, advances or other extensions of credit received by such Loan Party and all interest, costs, fees and expenses attributable to such loans, advances or other extensions of credit, then such Loan Party shall be reimbursed by the other Loan Parties within its group (Canadian or U.S.) for the amount of such excess, subject to the restrictions of the previous sentence. This Section 14.05 is intended only to define the relative rights of Loan Parties, and nothing set forth in this Section 14.05 is intended or shall impair the obligations of each Loan Party to pay the Loan Document Obligations as and when the same shall become due and payable in accordance with the terms hereof.

14.06. Waiver. Each Borrower waives any right to require the Administrative Agent, the Collateral Agent, the Swingline Lender, the Collateral Agent, the Issuing Lenders or the Lenders to (i) proceed against any other Borrower, any Guarantor or any other party, (ii) proceed against or exhaust any security held from any Borrower, any Guarantor or any other party or (iii) pursue any other remedy in the Administrative Agent’s, the Collateral Agent’s, the Swingline Lender’s, the Fronting Lender’s, any Issuing Lender’s or Lenders’ power whatsoever. Each Borrower waives any defense based on or arising out of suretyship or any impairment of security held from any Borrower, any Guarantor or any other party or on or arising out of any defense of any other Borrower, any Guarantor or any other party other than payment in full in cash of its Borrower Obligations, including, without limitation, any defense based on or arising out of the disability of any other Borrower, any Guarantor or any other party, or the unenforceability of its Borrower Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Borrower, in each case other than as a result of the payment in full in cash of its Borrower Obligations.

14.07. Limitation on Canadian Borrower Obligations. Notwithstanding anything to the contrary herein or in any other Loan Document (including provisions that may override any other provision), in no event shall the Canadian Borrowers or any other Canadian Loan Party guarantee or be deemed to have guaranteed or become liable or obligated on a joint and several basis or otherwise for, or to have pledged any of its assets to secure, any Obligation owing by any U.S. Borrower or Domestic Subsidiary of AbitibiBowater under this Agreement, any of the other Loan Documents, any Secured Hedging Agreement or any Secured Cash Management Agreement. All provisions contained in any Loan Document, any Secured Hedging Agreement or any Secured Cash Management Agreement shall be interpreted consistently with this Section 14.07 to the extent possible, and where such other provisions conflict with the provisions of this Section 14.07, the provisions of this Section 14.07 shall govern.

14.08. Rights and Obligations. The obligations of the Swingline Lender, each Issuing Lender and each Lender under this Agreement bind each of them severally. Failure by the Swingline Lender, any Issuing Lender or any Lender, as the case may be, to perform its obligations under this Agreement does not affect the obligations of any other party under this Agreement. The Swingline Lender, each Issuing Lender or each Lender is not responsible for the obligations of any other Swingline Lender, Fronting Lender, Issuing Lender or Lender, as the case may be, under this Agreement. The rights, powers and remedies of the Swingline Lender, each Issuing Lender and each Lender in connection with this Agreement are separate and independent rights, powers and remedies and any debt arising under this Agreement to or for the account of the Swingline Lender, any Issuing Lender or any Lender from a Loan Party is a separate and independent debt.

SECTION 15. Lender Loss Sharing Agreement

15.01. Definitions. As used in this Section 15, the following terms shall have the following meanings:

(a) CAM: the mechanism for the allocation and exchange of interests in the Loans, participations in Letters of Credit and collections thereunder established under Section 15.02.

(b) CAM Exchange: the exchange of the U.S. Facility Lenders’ interests and the Canadian Facility Lenders’ interests provided for in Section 15.02.

(c) CAM Exchange Date: the first date after the Closing Date on which there shall occur (i) any event described in Section 11.01(g) or (h) with respect to any Borrower, (ii) an acceleration of Loans and termination of the Total Commitment pursuant to Section 11.01 or (iii) the failure by any Borrower to repay any amounts due under any Facility of Loans on the Revolving Loan Maturity Date.

(d) CAM Percentage: as to each Lender, such Lender’s RL Percentage of the Total Commitment immediately prior to the CAM Exchange Date and the termination of the Total Commitment.

(e) Designated Obligations: all Obligations of the Borrowers with respect to (i) principal and interest under the Loans, (ii) Unpaid Drawings under Letters of Credit and interest thereon and (iii) all Fees.

(f) Revolver Facilities: the facilities established under the U.S. Facility Commitments and the Canadian Facility Commitments, and “Revolver Facility” means any one of such Revolver Facilities.

15.02. CAM Exchange. (a) On the CAM Exchange Date:

(i) the U.S. Facility Commitments and the Canadian Facility Commitments shall have terminated in accordance with Section 11.01,

(ii) each U.S. Facility Lender shall fund its participation in any outstanding Swingline Loans and Agent Advances in accordance with Sections 2.01(b) and (e), and each Canadian Facility Lender shall fund its participation in any outstanding Swingline Loans and Agent Advances in accordance with Section 2.01(b) and Section 2.01(e), respectively,

(iii) each U.S. Facility Lender shall fund its participation in any Unpaid Drawings made under the applicable U.S. Facility Letters of Credit pursuant to Section 3.04, and each Canadian Facility Lender shall fund its participation in any Unpaid Drawings made under the applicable Canadian Facility Letters of Credit pursuant to Section 3.04, and

(iv) the Lenders shall purchase, at the U.S. Dollar Equivalent of par, interests in the Designated Obligations under each Revolver Facility (and shall make payments in U.S. Dollars to the Administrative Agent for reallocation to other Lenders to the extent necessary to give effect to such purchases) and shall assume the obligations to reimburse each Issuing Lender for unreimbursed drawings under outstanding Letters of Credit under such Revolver Facility such that, in lieu of the interests of each Lender in the Designated Obligations under the U.S. Facility Commitments and the Canadian Facility Commitments in which it shall participate immediately prior to the CAM Exchange Date, such Lender shall own an interest equal to such Lender’s CAM Percentage in each component of the Designated Obligations immediately following the CAM Exchange.

(b) Each Lender and each Person acquiring a participation from any Lender as contemplated by Section 13.04 hereby consents and agrees to the CAM Exchange. Each Borrower agrees from time to time to execute and deliver to the Lenders all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans under this Agreement to the Administrative Agent against delivery of any promissory notes so executed and delivered; provided that the failure of any Lender to deliver or accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(c) As a result of the CAM Exchange, from and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of any of the Designated Obligations shall be distributed to Lenders, pro rata in accordance with their respective CAM Percentages.

(d) In the event that on or after the CAM Exchange Date, the aggregate amount of the Designated Obligations shall change as a result of the making of a disbursement under a Letter of Credit by an Issuing Lender that is not reimbursed by the applicable Borrowers, then each Lender shall promptly reimburse such Issuing Lender for its CAM Percentage of such unreimbursed payment.

15.03. Miscellaneous. Notwithstanding any other provision of this Section 15, the Administrative Agent and each Lender agree that if the Administrative Agent or a Lender is required under applicable law to withhold or deduct any Taxes or other amounts from payments made by it hereunder or as a result hereof to the Administrative Agent or any Lender, such Person shall be entitled to withhold or deduct such amounts and pay over such Taxes or other amounts to the applicable Governmental Authority imposing such Tax without any obligation to indemnify the Administrative Agent or any Lender with respect to such amounts and without any other obligation of gross up or offset with respect thereto and there shall be no recourse whatsoever by Agent or any Lender subject to such withholding to the Administrative Agent or any other Lender making such withholding and paying over such amounts, but without diminution of the rights of the Administrative Agent or such Lender subject to such withholding as against Borrowers and the other Loan Parties to the extent (if any) provided in this Agreement and the other Loan Documents. Any amounts so withheld or deducted shall be treated as, for the purpose of this Section 15, having been paid to the Administrative Agent or such Lender with respect to which such withholding or deduction was made.

*         *         *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

U.S. BORROWERS:

ABITIBIBOWATER INC.

By:	/s/ William G. Harvey
	Name:	William G. Harvey
	Title:	Executive Vice President and Chief Financial Officer

BOWATER INCORPORATED as a U.S. Borrower

By:	/s/ William G. Harvey
	Name:	William G. Harvey
	Title:	Senior Vice President and Treasurer

ABITIBI-CONSOLIDATED CORP. as a U.S. Borrower

By:	/s/ William G. Harvey
	Name:	William G. Harvey
	Title:	Vice President and Chief Financial Officer

[Signature Page to Credit Agreement]

CANADIAN BORROWERS:

ABITIBI-CONSOLIDATED INC. as a Canadian Borrower

By:	/s/ Allen Dea
	Name:	Allen Dea
	Title:	Vice President and Secretary

[Signature Page to Credit Agreement]

CITIBANK, N.A., Individually and as Administrative Agent and Collateral Agent

By:	/s/ Thomas Halsch
	Name:	Thomas Halsch
	Title:	Vice President

[Signature Page to Credit Agreement]

CITIBANK, N.A., CANADIAN BRANCH, as Lender

By:	/s/ John Hastings
	Name:	John Hastings
	Title:	Principal Officer Citibank, N.A. Canadian Branch

[Signature Page to Credit Agreement]

BARCLAYS BANK PLC, as Lender

By:	/s/ Kevin Cullen
	Name:	Kevin Cullen
	Title:	Director

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Lender

By:	/s/ Peter S. Predun
	Name:	Peter S. Predun
	Title:	Executive Director

[Signature Page to Credit Agreement]

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA, as Lender

By:	/s/ Sanat Amladi
	Name:	Sanat Amladi
	Title:	Vice President

[Signature Page to Credit Agreement]

WELLS FARGO CAPITAL FINANCE, LLC, as Lender

By:	/s/ Sanat Amladi
	Name:	Sanat Amladi
	Title:	Senior Vice President

[Signature Page to Credit Agreement]

EXPORT DEVELOPMENT CANADA, as Lender

By:	/s/ David Kneebone
	Name:	David Kneebone
	Title:	Financing Manager

By:	/s/ Deepak Dave
	Name:	Deepak Dave
	Title:	Principal

[Signature Page to Credit Agreement]

CALIFORNIA PUBLIC EMPLOYEES’ RETIREMENT SYSTEM, as Lender, a U.S. Facility Lender

By:	/s/ Mike Claybar
	Name:	Mike Claybar
	Title:	Portfolio Manager

[Signature Page to Credit Agreement]

BANK OF MONTREAL, as a U.S. Lender

By:	/s/ William J. Kennedy
	Name:	William J. Kennedy
	Title:	Vice President

BANK OF MONTREAL, as a Canadian Lender

By:	/s/ Sean P. Gallaway
	Name:	Sean P. Gallaway
	Title:	Vice President

[Signature Page to Credit Agreement]

CIBC Inc., as Lender

By:	/s/ Dominic J. Sorresso
	Name:	Dominic J. Sorresso
	Title:	Executive Director

By:	/s/ Eoin Roche
	Name:	Eoin Roch
	Title:	Executive Director

CIBC World Markets Corp. Authorized Signatory

[Signature Page to Credit Agreement]

CANADIAN IMPERIAL BANK OF COMMERCE, as Lender

By:	/s/ Peter Rawlins
	Name:	Peter Rawlins
	Title:	Executive Director

By:	/s/ Raj Khanna
	Name:	Raj Khanna
	Title:	Director

[Signature Page to Credit Agreement]

THE BANK OF NOVA SCOTIA, as Lender

By:	/s/ David Angel
	Name:	David Angel
	Title:	Director

By:	David Loewen
	Name:	David Loewen
	Title:	Director

[Signature Page to Credit Agreement]

TD Bank, N.A., as Lender

By:	/s/ Virginia Riverton
	Name:	Virginia Riverton
	Title:	Vice President

[Signature Page to Credit Agreement]

THE TORONTO-DOMINION BANK, as Lender

By:	/s/ David Carson
	Name:	David Carson
	Title:	Vice President

By:	/s/ Dan Flaro
	Name:	Dan Flaro
	Title:	Vice-President

[Signature Page to Credit Agreement]

CIT BANK, as Lender

By:	/s/ Benjamin Haslam
	Name:	Benjamin Haslam
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

SIEMENS FINANCIAL SERVICES, INC., as Lender

By:	/s/ Matthias Grossmann
	Name:	Matthias Grossmann
	Title:	Sr. VP & CFO

By:	/s/ David Kontes
	Name:	David Kontes
	Title:	SVP & CRO

[Signature Page to Credit Agreement]

Schedule 1.01(a)

Commitments

Lender	Total Commitment	US Facility Commitment	Canadian Facility Commitment
Citibank, N.A., Canadian Branch	$60,000,000.00	$13,170,731.71	$46,829,268.29
Barclays Bank PLC	$60,000,000.00	$13,170,731.71	$46,829,268.29
JPMorgan Chase Bank, N.A.	$60,000,000.00	$13,170,731.71	$46,829,268.29
Wells Fargo Capital Finance, LLC	$13,170,731.71	$13,170,731.71	$0.00
Wells Fargo Capital Finance Corporation Canada	$46,829,268.29	$0.00	$46,829,268.29
Export Development Canada	$52,500,000.00	$11,524,390.24	$40,975,609.76
California Public Employees’ Retirement System	$52,500,000.00	$52,500,000.00	$0.00
BMO	$52,500,000.00	$11,524,390.24	$40,975,609.76
CIBC Inc.	$11,524,390.24	$11,524,390.24	$0.00
Canadian Imperial Bank of Commerce	$40,975,609.76	$0.00	$40,975,609.76
The Bank of Nova Scotia	$50,000,000.00	$10,975,609.76	$39,024,390.24
TD Bank, N.A.	$7,682,926.83	$7,682,926.83	$0.00
The Toronto-Dominion Bank	$27,317,073.17	$0.00	$27,317,073.17
CIT Bank	$35,000,000.00	$35,000,000.00	$0.00
Siemens Financial Services, Inc.	$30,000,000.00	$6,585,365.85	$23,414,634.15

GRAND TOTAL	$600,000,000.00	$200,000,000.00	$400,000,000.00

Schedule 1.01(b)

Provisions Relating to Bankers’ Acceptances,

Bankers’ Acceptance Loans and B/A Discount Notes

BANKERS’ ACCEPTANCES

Acceptances and Drafts.

1. Each Canadian Facility Lender severally agrees, on the terms and conditions of the Agreement and this Schedule 1.01(b) and from time to time on any Business Day prior to the Revolving Loan Maturity Date to make Bankers’ Acceptance Loans under the Canadian Facility by (i) in the case of a B/A Lender, accepting Drafts and purchasing such Bankers’ Acceptances in accordance with Section 6 of this Schedule 1.01(b) and the Agreement and (ii) in the case of a Non-B/A Lender, purchasing completed Drafts (which have not and will not be accepted by such Lender) in accordance with Section 6 of this Schedule 1.01(b) and the Agreement; provided that no Loan shall be made as a Bankers’ Acceptance Loan if any Default or Event of Default has occurred and is continuing.

2. Each Bankers’ Acceptance and Draft shall be in a minimum Face Amount of $500,000 and in integral multiples of $100,000, and each Bankers’ Acceptance Loan shall consist of the acceptance and purchase of Bankers’ Acceptances or the purchase of Drafts on the same day, in each case for the B/A Discount Proceeds, effected or arranged by the Canadian Facility Lenders in accordance with Section 6 of this Schedule 1.01(b) and the Agreement and their respective Commitments.

3. If the Administrative Agent determines that the Bankers’ Acceptances to be created and purchased or Drafts to be purchased on the making of any Bankers’ Acceptance Loan (upon a conversion or otherwise) will not be created and purchased ratably by the Canadian Facility Lenders in accordance with this Schedule 1.01(b) and the Agreement, then (i) the requested Face Amount of such Bankers’ Acceptances and Drafts shall be reduced to such lesser amount as the Administrative Agent determines will permit ratable sharing and (x) the amount by which the requested Face Amount shall have been so reduced shall be converted or continued, as the case may be, as a Canadian Prime Rate Loan to be made contemporaneously with the making of such Bankers’ Acceptance Loan or (y) the Borrowers may cancel part of, or withdraw in its entirety, the related Notice of Borrowing, or (ii) the Administrative Agent may, acting reasonably at the request of any Borrower, deem any Notice of Borrowing delivered in such circumstances of a Bankers’ Acceptance Loan to be, in its entirety, a Notice of Borrowing for Canadian Prime Rate Loans, and make a Canadian Prime Rate Loan to such Borrower in the full amount as originally requested as a Bankers’ Acceptance Loan in such Notice of Borrowing.

Form of Drafts.

4. Each Draft presented by a Borrower shall (i) be in a minimum Face Amount of $500,000 and in an integral multiple of $100,000, (ii) be dated the date of the making of such Bankers’ Acceptance Loan, and (iii) mature and be payable by such Borrower (in common with all other Drafts presented in connection with such Bankers’ Acceptance Loan) on a Business Day which occurs approximately 30 days at the election of such Borrower after the Drawing Date and on or prior to the Revolving Loan Maturity Date.

Procedure for Drawing.

5. Each Bankers’ Acceptance Loan shall be made in accordance with the notice provisions given by the relevant Borrower by way of a Notice of Borrowing to the Administrative Agent as set forth in Section 2.03 of the Agreement.

6. Not later than 2:00 p.m. (Toronto time) on an applicable Drawing Date, each Canadian Facility Lender shall complete one or more Drafts in accordance with the Notice of Borrowing and either (i) accept the Drafts and purchase the Bankers’ Acceptances so created for the B/A Discount Proceeds, or (ii) purchase the Drafts for the B/A Discount Proceeds. In each case, upon receipt of the B/A Discount Proceeds and upon fulfillment of the applicable conditions set forth in Sections 6 and 7 of the Agreement, the Administrative Agent shall apply the B/A Discount Proceeds in accordance with the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, as follows: (i) remit to the relevant Borrower (in the case of the making of a Canadian Revolving Loan), (ii) prepay Canadian Prime Rate Loans (which shall constitute a conversion of the Canadian Facility Revolving Loans from Canadian Prime Rate Loans to Bankers’ Acceptance Loans) or (iii) pay B/A Instruments maturing on such date (which shall constitute a continuation of Bankers’ Acceptance Loans to new Bankers’ Acceptance Loans), provided that in the case of any such conversion or continuation of Loans, the relevant Borrower shall pay to the Administrative Agent for account of the Canadian Facility Lenders such additional amounts, if any, as shall be necessary to effect the prepayment in full of the respective Canadian Prime Rate Loans being prepaid, or the B/A Instruments maturing, on such date.

7. Each Borrower shall, at the request of any Lender, issue one or more non-interest bearing promissory notes (each, a “B/A Equivalent Note”) payable on the date of maturity of the unaccepted Draft referred to below in this section, in such form as such Lender may specify and in a principal amount equal to the Face Amount of, and in exchange for, any unaccepted Drafts which the Lender has purchased in accordance with Section 6 of this Schedule 1.01(b) and the Agreement.

8. Bankers’ Acceptances purchased by a Lender may be held by it for its own account until the contract maturity date or sold by it at any time prior to that date in any relevant Canadian market in such Lender’s sole discretion. Each Borrower hereby renounces, and shall not claim or request or require any Lender to claim, any days of grace for the payment of any Bankers’ Acceptance.

Payment, Conversion or Renewal of B/A Instruments.

9. Upon the maturity of a B/A Instrument, each Borrower may (i) elect to issue a replacement B/A Instrument by giving a Notice of Borrowing in accordance with Section 2.03 of the Agreement (provided that such Borrower shall pay to the Administrative Agent for the account of the Canadian Facility such additional amounts, if any, as shall be necessary to effect payment in full of the Face Amount of the B/A Instrument maturing on such day), (ii) elect to have all or a portion of the Face Amount of the B/A Instrument converted to a Canadian Prime Rate Loan by giving a Notice of Borrowing in accordance with Section 2.03 of the Agreement, or (iii) pay, on or before 12:00 Noon (Toronto time) on the maturity date for the B/A Instrument, an amount in Canadian Dollars equal to the Face Amount of the B/A Instrument (notwithstanding that the Canadian Facility Lender may be the holder of it at maturity). Any such payment shall satisfy the relevant Borrower’s obligations under the B/A Instrument to which it relates and the relevant Lender shall then be solely responsible for the payment of the B/A Instrument.

10. If any Borrower (i) fails to pay any B/A Instrument when due or issue a replacement for B/A Discount Proceeds which together with additional amounts then paid to the Administrative Agent for the account of the Canadian Facility Lender in respect of such maturing B/A Instrument equals the Face Amount of such B/A Instrument pursuant to Section 11 of this Schedule 1.01(b) or (ii) fails to elect to convert all or a portion of the Face Amount of such B/A Instrument to a Canadian Prime Rate Loan pursuant to clause (ii) of Section 11 of this Schedule 1.01(b), then the unpaid amount due and payable shall be converted to a Canadian Prime Rate Loan made by the Canadian Facility Lenders ratably under the Canadian Facility and shall bear interest calculated and payable as provided in Section 2.08 of the Agreement. This conversion shall occur as of the due date and without any necessity for such Borrower to give any notice thereof.

11. On any date on which a Bankers’ Acceptance Loan is created, purchased, or converted, the Administrative Agent shall be entitled to net all amounts payable on such date by the Administrative Agent to a Canadian Facility Lender against all amounts payable on such date by such Lender to the Administrative Agent. Similarly, on any such date each Borrower hereby authorizes each Lender to net all amounts payable on such date by such Lender to the Administrative Agent for the account of the relevant Borrower, against all amounts payable on such date by such Borrower to such Lender in accordance with the Administrative Agent’s calculations.

12. Except for the requirement to pay immediately upon acceleration of the Revolving Loans pursuant to Section 11.01 of the Agreement, each Borrower shall pay to the Administrative Agent an amount in Canadian Dollars equal to the Face Amount of each Bankers’ Acceptance Loan requested by such Borrower on the maturity date thereof (notwithstanding that the Lender may be the holder of it at maturity).

Circumstances Making Bankers’ Acceptances Unavailable.

13. If, for any reason a market for bankers’ acceptances does not exist at any time or the Lenders cannot for other reasons, after reasonable efforts, readily sell bankers’ acceptances or perform their other obligations under the Agreement with respect to bankers’ acceptances, in each case, as determined in good faith by the Administrative Agent acting reasonably and in respect of which the Administrative Agent shall have given notice to the Borrowers of the occurrence and particulars thereof, (i) the right of each Borrower to request a Bankers’ Acceptance Loan shall be suspended until the circumstances causing a suspension no longer exist, (ii) any applicable Notice of Borrowing which is outstanding shall either: (x) be cancelled and the requested Bankers’ Acceptance Loan shall not be made or (y) the Administrative Agent may, acting reasonably and taking into account any circumstances then affecting the Lenders and the availability of Revolving Loans denominated in Canadian Dollars, at the direction of such Borrower, deem the aforementioned Notice of Borrowing a Notice of Borrowing for Canadian Prime Rate Loans.

14. The Administrative Agent shall promptly notify each Borrower of the suspension of such Borrower’s right to request a Bankers’ Acceptance Loan and of the termination of any suspension.

Schedule 1.01(c)

Material Subsidiaries

Entity	Type of Entity	Jurisdiction	Emergence Plans[1]
Bowater Incorporated (name to be changed to AbiBow US Inc. on the Effective Date)	Corporation	Delaware	Name to be changed to AbiBow US Inc. on the Effective Date

Bowater Newsprint South LLC	LLC	Delaware

Bowater Newsprint South Operations LLC	LLC	Delaware	To be merged into AbiBow US Inc. (Effective December 31, 2010)

Bowater Alabama LLC	LLC	Alabama	To be merged into AbiBow US Inc. (Effective December 31, 2010)

Bowater America Inc.	Corporation	Delaware	To be merged into AbiBow US Inc. (Effective December 31, 2010)

Lake Superior Forest Products Inc.	Corporation	Delaware

Abitibi Consolidated Sales Corporation	Corporation	Delaware	To be transferred to ABH and converted to an LLC[2] and name to be changed to Abitibi Consolidated Sales LLC (Effective December 31, 2010)

Abitibi-Consolidated Alabama Corporation	Corporation	Alabama	To be merged into AbiBow US Inc.[3] (Effective January 2, 2011)

[1]	No change is currently contemplated for an entity unless otherwise indicated.
[2]	Subject to a favorable Private Letter Ruling from the IRS.
[3]	Subject to a favorable Private Letter Ruling from the IRS.

Entity	Type of Entity	Jurisdiction	Emergence Plans[1]
Donohue Corp.	Corporation	Delaware

Abitibi-Consolidated Corp.	Corporation	Delaware	To be transferred to ABH and converted to an LLC[4] and name to be changed to AbiBow Recycling LLC (Effective December 31, 2010)

Alabama River Newsprint Company	General Partnership	Alabama	To be liquidated into AbiBow US Inc. (Effective January 2, 2011)

Bowater Canadian Limited	Corporation	Canada

AbitibiBowater Canada Inc.	Corporation	Canada

Abitibi-Consolidated Inc.	Corporation	British Columbia/ Canada

As of closing, it will
be a company
organized pursuant
to the laws of British
Columbia, but it will
be continued as a
federal corporation
in the following
hours or on the next
day. The name of
the company will be
Abitibi-Consolidated
Inc. at closing, and
it will subsequently
change its name to
AbiBow Canada Inc.

Bowater LaHave Corporation	Unlimited liability company	Nova Scotia

Bowater-Korea Ltd.	Limited liability company	Korea

[4]	Subject to a favorable Private Letter Ruling from the IRS.

Entity	Type of Entity	Jurisdiction	Emergence Plans[1]
Joint Venture Subsidiaries[5]

Augusta Newsprint Company (52.5%)[6]	General Partnership	Georgia

Calhoun Newsprint Company (53.13% of the shares, but 51.13% of the economic interest is owned)	Corporation	Delaware

Bowater Mersey Paper Company Limited (51%)	Limited company	Nova Scotia

Donohue Malbaie Inc. (51%)	Company	Quebec

Abitibi-Consolidated Hydro Inc. (75%)	Corporation	Canada

ACH Limited Partnership (75%)	Limited partnership	Manitoba

ACH Kenora Inc. (100% owned by ACH Limited Partnership, a 75% JV)	Corporation	Canada

ACH Norman Inc. (100% owned by ACH Limited Partnership, a 75% JV)	Corporation	Canada

ACH Fort Frances Inc. (100% owned by ACH Limited Partnership, a 75% JV)	Corporation	Canada

ACH Sturgeon Falls Inc. (100% owned by ACH Limited Partnership, a 75% JV)	Corporation	Canada

ACH Calm Lake Inc. (100% owned by ACH Limited Partnership, a 75% JV)	Corporation	Canada

ACH Twin Falls Inc. (100% owned by ACH Limited Partnership, a 75% JV)	Corporation	Canada

ACH Iroquois Falls Inc. (100% owned by ACH Limited Partnership, a 75% JV)	Corporation	Canada

[5]	Joint Venture Subsidiaries also constitute Material Subsidiaries.
[6]	Augusta Newsprint shall not be deemed a Material Subsidiary for so long as it is an Excluded Subsidiary. As of the Effective Date, Augusta Newsprint is an Excluded Subsidiary.

Entity	Type of Entity	Jurisdiction	Emergence Plans[1]
ACH Island Falls Inc. (100% owned by ACH Limited Partnership, a 75% JV)	Corporation	Canada

Schedule 1.01(d)

Mortgaged Properties

Entity of Record	Common Name and Address	Purpose/Use
Bowater Alabama LLC	Coosa Pines Newsprint Mill 17589 Plant Road, Coosa Pines, AL 35044	Paper Mill

Bowater Newsprint South Operations LLC	Grenada Newsprint Mill 1000 Papermill Road, Grenada, MS 38901	Paper Mill

Bowater Incorporated (name to be changed to AbiBow US Inc. on the Effective Date)	Calhoun Newsprint Mill 5020 Highway 11 South, Calhoun, TN	Paper Mill

Bowater Incorporated (name to be changed to AbiBow US Inc. on the Effective Date) Catawba Property Holdings, LLC	Catawba Newsprint Mill 5300 Cureton Ferry Road, Catawba, SC 29704	Paper Mill

Schedule 3.01

Letters of Credit

Canadian Facility

Amount	L/C Number	Issuing Lender	Date of Issue	Expiration Date	Beneficiary	Standby/ Trade	Account Party
C$8,504,945.00	S18572/174752	The Bank of Nova Scotia	4/19/2002	4/16/2011	IESO	Standby	Abitibi-Consolidated Inc. (as successor to Bowater Canadian Forest Products Inc.)

C$50,000.00	S18572/221592	The Bank of Nova Scotia	3/9/2005	3/9/2011	Trans Canada Pipeline	Standby	Abitibi-Consolidated Inc. (as successor to Bowater Canadian Forest Products Inc.)

C$143,641.43	S51151/283567	The Bank of Nova Scotia	1/21/2009	12/31/2010	Imperial Oil	Standby	Abitibi-Consolidated Inc. (as successor to Bowater Canadian Forest Products Inc.)

$700,000.00	S51151/282571	The Bank of Nova Scotia	12/19/2008	12/17/2010	Amex Bank of Canada	Standby	Abitibi-Consolidated Inc. (as successor to Bowater Canadian Forest Products Inc.)

U.S. Facility

Amount	L/C Number	Issuing Lender	Date of Issue	Expiration Date	Beneficiary	Standby/ Trade	Account Party
$3,500,000.00	SM222084W	Wells Fargo Bank N.A. (as successor by merger with Wachovia Bank, N.A.)	9/25/2006	9/25/2011	Washington International Insurance Co.	Standby	Bowater Incorporated (name to be changed to AbiBow US Inc. on the Effective Date)

$750,000.00	SM228334W	Wells Fargo Bank N.A. (as successor by merger with Wachovia Bank, N.A.)	10/19/2007	4/30/2011	Tennessee Valley Authority	Standby	Bowater Incorporated (name to be changed to AbiBow US Inc. on the Effective Date)

$1,600,000.00	SM231138W	Wells Fargo Bank N.A. (as successor by merger with Wachovia Bank, N.A.)	5/5/2008	4/30/2011	Tennessee Valley Authority	Standby	Bowater Incorporated (name to be changed to AbiBow US Inc. on the Effective Date)

$12,968,500.00	SM221950W	Wells Fargo Bank N.A. (as successor by merger with Wachovia Bank, N.A.)	10/3/2006	9/20/2011	Treasurer of State, State of Maine	Standby	Bowater Incorporated (name to be changed to AbiBow US Inc. on the Effective Date)

$654,624.00	SM236755W	Wells Fargo Bank N.A. (as successor by merger with Wachovia Bank, N.A.)	03/09/2010	11/1/2011	Liberty Mutual Insurance Company	Standby	Bowater Incorporated (name to be changed to AbiBow US Inc. on the Effective Date)

$836,905.00	SM236781W	Wells Fargo Bank N.A. (as successor by merger with Wachovia Bank, N.A.)	3/24/2010	3/24/2011	State of Alabama, Department of Environmental Management	Standby	Bowater Incorporated (name to be changed to AbiBow US Inc. on the Effective Date)

$4,545,083.00	SM236756	Wells Fargo Bank N.A. (as successor by merger with Wachovia Bank, N.A.)	3/12/2010	3/12/2011	State of Tennessee	Standby	Bowater Incorporated (name to be changed to AbiBow US Inc. on the Effective Date)

$8,150,000.00	SM235618W	Wells Fargo Bank N.A. (as successor by merger with Wachovia Bank, N.A.)	9/10/2009	8/31/2011	The Travelers Indemnity Company	Standby	Bowater Incorporated (name to be changed to AbiBow US Inc. on the Effective Date)

Schedule 5.03(d)

Certain Collection Accounts

Loan Party	Bank Name	Account Description	ABA (or equivalent)	Account Number
AbiBow Canada Inc.	Citibank N.A.	European Lockbox	021000089	•5327
AbiBow Canada Inc.	Citibank N.A.	European Lockbox	021000089	•5335
AbiBow Canada Inc.	Citibank N.A.	European Lockbox	021000089	•5343
AbiBow Canada Inc.	Citibank N.A.	European Lockbox	021000089	•5351
AbiBow Canada Inc.	Citibank N.A.	European Lockbox	021000089	•5378
AbiBow Canada Inc.	Citibank N.A.	European Lockbox	021000089	•5386
AbiBow Canada Inc.	Citibank N.A.	European Lockbox	021000089	•5394
AbiBow Canada Inc.	Citibank N.A.	European Lockbox	021000089	•3003
AbiBow Canada Inc.	Citibank N.A.	European Lockbox	021000089	•2004
AbiBow Canada Inc.	Citibank N.A.	European Lockbox	021000089	•8004
AbiBow Canada Inc.	Citibank N.A.	European Lockbox	021000089	•7011
AbiBow Canada Inc.	Citibank N.A.	European Lockbox	021000089	•1009
AbiBow Canada Inc.	Citibank N.A.	European Lockbox	021000089	•9463
AbiBow Canada Inc.	Citibank N.A.	European Lockbox	021000089	•5548
AbiBow Canada Inc.	Citibank N.A.	European Lockbox	021000089	•7002
AbiBow Canada Inc.	Citibank N.A.	European Lockbox	021000089	•2249
Bowater Incorporated (name to be changed to AbiBow US Inc. on the Effective Date)	Wachovia - London	EUR Lockbox	40-51-33	•8166

Schedule 8.07

Title to Properties

None.

Schedule 8.08

Subsidiaries

Subsidiary[7]	Jurisdiction of Organization	Loan Party	Material Subsidiary	Emergence Plans[8]
Bowater Incorporated (name to be changed to AbiBow US Inc. on the Effective Date)	Delaware	U.S. Borrower	Yes	Name to be changed to AbiBow US Inc. on the Effective Date

Bowater Newsprint South LLC	Delaware	Guarantor	Yes

Bowater Alabama LLC	Alabama	Guarantor	Yes	To be merged into AbiBow US Inc. (Effective December 31, 2010)

Bowater Newsprint South Operations LLC	Delaware	Guarantor	Yes	To be merged into AbiBow US Inc. (Effective December 31, 2010)

Bowater America Inc.	Delaware	Guarantor	Yes	To be merged into AbiBow US Inc. (Effective December 31, 2010)

Bowater Nuway Mid-States Inc.	Delaware	Guarantor	No

Lake Superior Forest Products Inc.	Delaware	Guarantor	Yes

Bowater South American Holdings Incorporated	Delaware	No	No

[7]	Wholly-owned unless otherwise indicated.
[8]	Unless otherwise indicated, no change is currently contemplated.

Subsidiary[7]	Jurisdiction of Organization	Loan Party	Material Subsidiary	Emergence Plans[8]
Abitibi-Consolidated Corp.	Delaware	U.S. Borrower	Yes	To be transferred to ABH and converted to an LLC[9] and name to be changed to AbiBow Recycling LLC (Effective December 31, 2010)

Abitibi Consolidated Sales Corporation	Delaware	Guarantor	Yes	To be transferred to ABH and converted to an LLC[10] (Effective December 31, 2010)

Donohue Corp.	Delaware	Guarantor	Yes

Alabama River Newsprint Company	Alabama	Guarantor	Yes	To be liquidated into AbiBow US Inc. (Effective January 2, 2011)

Abitibi-Consolidated Alabama Corporation	Alabama	Guarantor	Yes	To be merged into AbiBow US Inc.[11] (Effective January 2, 2011)

Abitibi-Consolidated U.S. Funding Corp.	Delaware	No	No	To be merged into Abitibi Consolidated Sales Corporation (Effective December 31, 2010)

Augusta Newsprint Company (52.5%)	Georgia	No	Yes[12]

[9]	Subject to a favorable Private Letter Ruling from the IRS.
`10	Subject to a favorable Private Letter Ruling from the IRS.
[11]	Subject to a favorable Private Letter Ruling from the IRS.
[12]	Augusta Newsprint shall not be deemed a Material Subsidiary for so long as it is an Excluded Subsidiary. As of the Effective Date, Augusta Newsprint is an Excluded Subsidiary.

Subsidiary[7]	Jurisdiction of Organization	Loan Party	Material Subsidiary	Emergence Plans[8]
Calhoun Newsprint Company (53.13% of the shares, but 51.13% of the economic interest)	Delaware	No	Yes

Calhoun Note Holdings AT LLC (100% owned by Calhoun Newsprint Company)	Delaware	No	No

Calhoun Note Holdings TI LLC (100% owned by Calhoun Newsprint Company)	Delaware	No	No

4513541 Canada Inc.	Canada	No	No

4513550 Canada Inc.	Canada	No	No

3239432 Nova Scotia Company	Nova Scotia	No	No

Bowater Canada Finance Corporation	Nova Scotia	No	No

Bowater Canadian Holdings Incorporated	Nova Scotia	No	No

Bowater Canadian Limited	Canada	Guarantor	Yes

Subsidiary[7]	Jurisdiction of Organization	Loan Party	Material Subsidiary	Emergence Plans[8]
Abitibi-Consolidated Inc.	British Columbia/Canada	Canadian Borrower	Yes

As of closing, it will be
a company organized
pursuant to the laws
of British Columbia,
but it will be
continued as a federal
corporation in the
following hours or on
the next day. The
name of the company
will be Abitibi-
Consolidated Inc. at
closing, and it will
subsequently change
its name to AbiBow
Canada Inc.

AbitibiBowater Canada Inc.	Canada	Yes	Yes

Bowater LaHave Corporation	Nova Scotia	Guarantor	Yes

Manicouagan Power Company	Quebec	No	No

Bowater Mersey Paper Company Limited (51%)	Nova Scotia	No	Yes

Brooklyn Power Corporation (51%)	Canada	No	No

Donohue Malbaie Inc. (51%)	Quebec	No	Yes

Star Lake Hydro Partnership (51%)	Newfoundland	No	No

Abitibi-Consolidated Hydro Inc. (75%)	Canada	No	Yes

9192-8515 Quebec Inc. (93.18%)	Quebec	No	No

Subsidiary[7]	Jurisdiction of Organization	Loan Party	Material Subsidiary	Emergence Plans[8]
Produits Forestiers Mauricie S.E.C. (93.18%)	Quebec	No	No

ACH Limited Partnership (75%)	Manitoba	No	Yes

ACH Kenora Inc. (100% owned by ACH Limited Partnership, a 75% JV)	Canada	No	Yes

ACH Norman Inc. (100% owned by ACH Limited Partnership, a 75% JV)	Canada	No	Yes

ACH Fort Frances Inc. (100% owned by ACH Limited Partnership, a 75% JV)	Canada	No	Yes

ACH Sturgeon Falls Inc. (100% owned by ACH Limited Partnership, a 75% JV)	Canada	No	Yes

ACH Calm Lake Inc. (100% owned by ACH Limited Partnership, a 75% JV)	Canada	No	Yes

ACH Twin Falls Inc. (100% owned by ACH Limited Partnership, a 75% JV)	Canada	No	Yes

ACH Iroquois Falls Inc. (100% owned by ACH Limited Partnership, a 75% JV)	Canada	No	Yes

Subsidiary[7]	Jurisdiction of Organization	Loan Party	Material Subsidiary	Emergence Plans[8]
ACH Island Falls Inc. (100% owned by ACH Limited Partnership, a 75% JV)	Canada	No	Yes

Abitibi-Consolidated Europe	Belgium	No	No

Bridgewater Paper Leasing Ltd.	United Kingdom	No	No

Bridgewater Paper Company Limited	United Kingdom	No	No	Note: under administration in the UK

Bowater-Korea Ltd.	Korea	No	Yes

Bowater Europe Limited	United Kingdom	No	No

Bowater S. America Ltda.	Brazil	No	No

Bowater Asia Pte Ltd.	Singapore	No	Yes

The following Subsidiaries will exist as of funding on the Effective Date but will be merged out of existence later that day:

Subsidiary[13]	Jurisdiction of Organization	Emergence Plans
U.S. ENTITIES

ABH Holding Company LLC	Delaware	To be merged into ABH (on the Effective Date)

ABH LLC 1	Delaware	To be merged into ABH (on the Effective Date)

Bowater Nuway Inc.	Delaware	To be merged into Bowater Incorporated (on the Effective Date)

Bowater Finance II LLC	Delaware	To be liquidated and dissolved into Bowater Alabama LLC and Bowater Newsprint South Operations LLC (on the Effective Date)

Catawba Property Holdings LLC	Georgia	To be merged into Bowater Incorporated (on the Effective Date)

Coosa Pines Golf Club Holdings LLC	Alabama	To be merged into Bowater Alabama LLC (on the Effective Date)

Bowater Finance Company Inc.	Delaware	To be merged into Bowater Incorporated (on the Effective Date)

Rich Timber Holdings, LLC	Delaware	To be merged into Bowater Incorporated (on the Effective Date)

Timber Note Holding, LLC	Delaware	To be merged into Bowater Incorporated (on the Effective Date)

Bowater Timber A, LLC	Delaware	To be merged into Bowater Incorporated (on the Effective Date)

Bowater Timber B, LLC	Delaware	To be merged into Bowater Incorporated (on the Effective Date)

Bowater Timber C, LLC	Delaware	To be merged into Bowater Incorporated (on the Effective Date)

[13]	Wholly-owned unless otherwise indicated.

Subsidiary[13]	Jurisdiction of Organization	Emergence Plans
Bowater Timber D, LLC	Delaware	To be merged into Bowater Incorporated (on the Effective Date)

Bowater Timber E, LLC	Delaware	To be merged into Bowater Incorporated (on the Effective Date)

Bowater Timber F, LLC	Delaware	To be merged into Bowater Incorporated (on the Effective Date)

Bowater Timber G, LLC	Delaware	To be merged into Bowater Incorporated (on the Effective Date)

Augusta Woodlands, LLC	Delaware	To be merged into Abitibi-Consolidated Corp. (on the Effective Date)

AbitibiBowater US Holding LLC	Delaware	To be merged into ABH (on the Effective Date)

AbitibiBowater US Holding 1 Corp.	Delaware	To be merged into ABH (on the Effective Date)

Abitibi-Consolidated Finance LP	Delaware	To be liquidated into Abitibi-Consolidated Inc. and Abitibi-Consolidated Nova Scotia Incorporated (on the Effective Date)

CANADIAN ENTITIES

Donohue Recycling Inc.	Ontario	To be continued under the Business Corporations Act (British Columbia) (prior to the Effective Date), then liquidated into Abitibi-Consolidated Inc. (on the Effective Date)

Abitibi-Consolidated Nova Scotia Incorporated	Nova Scotia	To be liquidated into Abitibi-Consolidated Inc. (on the Effective Date)

Schedule 8.09

Litigation

1. Innus of Pessamit First Nation et al v. Attorney General of Quebec et al., Kruger, ACCC et al. and Attorney General of Canada et al. – Application for a declaratory judgment against the Government of Quebec with respect to the Crown’s duty to consult and accommodate the Innus of Pessamit in the issuance to ACCC and other forest companies of forest management permits and other decisions under the Forest Act. The application also seeks a declaration of nullity of these permits and other decisions. No monetary claim, exposure for ACCC is potential declaration of nullity of certain permits and other decisions under the Forest Act (such permits expired before the hearing of this matter) and potential declaratory orders against the Quebec government that could affect ACCC’s future operations.

2. Innus of Pessamit First Nation v. Attorney General of Quebec et al., Attorney General of Canada et al. and ACCCC et al. – Application for a declaratory judgment with respect to the aboriginal rights and title claimed by the Innus of Pessamit, orders to declare a breach of constitutional obligations by the Provincial and Federal governments vis-à-vis the Innus of Pessamit in the context of forestry operations in the Quebec North Shore region. The applications also seek a declaration that the Forest Act is constitutionally inapplicable to a territory which is subject to Aboriginal title, as well as a declaration of nullity of CAAFs and related decisions issued pursuant to the Forest Act authorizing forest harvesting activities on the territory claimed by the Innus of Pessamit. A claim in damages is also made against the Governments and against Kruger. There is no monetary claim against ACCC, exposure for ACCC is potential declaration of nullity of certain CAAFs and permits and potential declaratory orders against the Quebec government that could affect ACCC’s future operations.

3. The Levin Group v. Bowater (NY) –Proceedings began in Aug. 2007 in a breach of contract, quantum meruit and unjust enrichment claim brought against Bowater in an amount in excess of $70 million.

4. Asbestos matters (currently approximately 767 plaintiffs). The company has up to approximately $700 million in aggregate insurance policies (specific individual limits and conditions apply on a case by case basis).

5. Workers’ Compensation Cases at GNP – Currently about 81 claims for workers’ compensation accidents from 1982 to 10/17/99. GNP was purchased in January 1992 by Bowater from Georgia Pacific and resold in 1999. Estimated claimed amounts: $22 million, but all cases are currently expected to settle within a reserve.

6. Appeal of Proposed Decision of Ontario Superintendent of Financial Services in Abitibi-Price and Rainy River 1998 salaried pension plan merger. If decision not reversed, potential impact on company could amount to approximately $16.4 million in additional pension plan contribution and costs, which amount could increase if this claim is not resolved in 2010.

7. Newfoundland and Labrador Environmental Order. On March 31, 2010, the Canadian Court dismissed a motion for declaratory judgment brought by the province of Newfoundland and Labrador, awarding costs in our favor, and thus confirmed our position that the five orders the province issued under section 99 of its Environmental Protection Act on November 12, 2009 are subject to the stay of proceedings pursuant to the Creditor Protection Proceedings. The province of Newfoundland and Labrador’s orders could have required us to proceed immediately with the environmental remediation of various sites we formerly owned or operated, some of which the province expropriated in December 2008 with Bill 75. If the province requests an extension to the applicable court-imposed deadline by which its claim had to be filed in order to receive any distribution in the Creditor Protection Proceedings, a request we can contest, and if the Canadian Court grants the request, the province’s claim based on the environmental orders would be subject to the existing claims process and would be subject to compromise. The province sought leave to appeal the Canadian Court’s judgment to the Quebec Court of Appeal, which was denied on May 18, 2010. The Canadian Court also dismissed, without costs, the province of British Columbia’s intervention in those proceedings. The province of Newfoundland and Labrador filed notice of application for leave to appeal the Quebec Court of Appeal’s judgment to the Supreme Court of Canada on August 16, 2010. The Supreme Court granted leave for appeal from the order of the Quebec Court of Appeal refusing leave to appeal the decision of Gascon J. denying their environmental claims.

Schedule 8.14

Canadian Pension Plans

Subsidiary	Name of Pension Plan	Registration Jurisdiction
Abitibi-Consolidated Inc.	Employees’ Retirement Plan (ILA) of Bowater Canadian Forest Products Inc. (DB RPP)	Federal

	Retirement Plan for Non-Union Employees of the Abitibi-Consolidated Company of Canada - Pulp and Paper Division - Mackenzie Sector	British Columbia

	Pension Plan for Certain Woodland Employees of Abitibi-Consolidated Inc.	Ontario

	Employees’ Retirement Plan (1972) of Bowater Canadian Forest Products Inc. (DB RPP)	Ontario

	Supervisory Employees’ Retirement Plan (1976) of Bowater Canadian Forest Products Inc. (DB RPP)	Ontario

	Executive Staff Retirement Plan (1976) of Bowater Canadian Forest Products Inc. (DB RPP)	Ontario

	Pension Plan for Thunder Bay Woodlands and Ignace Sawmill members of Local 1-2693	Ontario

	Retirement Plan for Unionized Employees of Abitibi-Consolidated Company of Canada – Pulp and Paper Division – Thorold Sector	Ontario

	Pension Plan for Ontario Hourly Employees of Abitibi-Consolidated Company of Canada	Ontario

	Pension Plan for Executive Employees of Abitibi-Consolidated Inc.	Québec

	Defined Benefit Pension Plan for Non-Unionized Employees of Abitibi-Consolidated Inc.	Québec

	Defined Contribution Pension Plan for Non-Unionized Employees of Abitibi-Consolidated Inc	Québec

Pension plan applicable to Saguenay Forest Products Inc. forestry and sawmill workers /
Régime de retraite applicable aux travailleurs forestiers et employés de scieries de Produits
Forestiers Saguenay Inc.

Québec

	Pension Plan for non-unionized employees of Saguenay Forest Products Inc. / Régime de retraite des employés non syndiqués de Produits Forestiers Saguenay Inc.	Québec

Subsidiary	Name of Pension Plan	Registration Jurisdiction
	Pension Plan for non-unionized employees (1995) of Bowater Canadian Forest Products Inc. / Régime de retraite des salariés non-syndiqués (1995) de Bowater Produits forestiers du Canada inc. (DB RPP)	Québec

	Pension Plan for unionized employees (1994) of Bowater Canadian Forest Products Inc. / Régime de retraite des salariés syndiqués (1994) de Bowater Produits forestiers du Canada inc. (DB RPP)	Québec

	Hybrid pension plan for unionized employees (2006) of Bowater / Régime de retraite hybride des employés syndiqués (2006) de Bowater (Hybrid RPP)	Québec

	Pension Plan for Unionized Employees of Abitibi-Consolidated Company of Canada	Québec

Pension plan applicable to Abitibi-Consolidated Company of Canada forestry and sawmill workers - Régime de retraite applicable aux travailleurs forestiers et employés de scierie de la Compagnie Abitibi-Consolidated du Canada

Québec

Sun Life simplified pension plan for Abitibi Consolidated Company of Canada unionized workers – St-Raymond sector / Régime de retraite simplifié de la Sun Life du Canada pour
Abitibi-Consolidated du Canada couvrant le personnel syndiqué du Secteur St-Raymond

Québec

	RRS des membres du syndicat des travailleuses et travailleurs de Bois d’œuvre St-Hilarion (CSN)	Québec

	DC Retirement Plan (2003) for Non-Unionized Employees of Bowater (DC RPP)	Québec

	Employees’ Retirement Plan (1988) of Bowater Canadian Forest Products Inc. (DB RPP)	Québec

	Employees’ Retirement Plan (1946) of Bowater Canadian Forest Products Inc. (DB RPP)	Québec

Supplemental retirement plan for unionized employees of Abitibi-Consolidated Company of Canada – Pulp and Paper Division – Amos Sector / Régime complémentaire de retraite des employés syndiqués de la Compagnie Abitibi-Consolidated du Canada – Division Pâtes
et Papier – Secteur Amos

Québec

Supplemental retirement plan for unionized employees of Abitibi-Consolidated Company of
Canada – Pulp and Paper Division – Baie-Comeau Sector / Régime complémentaire de retraite des employés syndiqués de la Compagnie Abitibi-Consolidated du Canada - Division
Pâtes et Papier – Secteur Baie-Comeau

Québec

Subsidiary	Name of Pension Plan	Registration Jurisdiction

Supplemental retirement plan for unionized employees of Abitibi-Consolidated Company of
Canada – Pulp and Paper Division – Clermont Sector / Régime complémentaire de retraite des employés syndiqués de la Compagnie Abitibi-Consolidated du Canada - Division Pâtes
et Papier – Secteur Clermont

Québec

Supplemental hybrid retirement plan for Abitibi-Consolidated Company of Canada forestry and sawmill workers / Régime complémentaire de retraite hybride des employés syndiqués de la Compagnie Abitibi-Consolidated du Canada - Divisions Forêt et Scieries

Québec

Supplemental hybrid retirement plan for unionized Abitibi-Consolidated Company of Canada forestry and sawmill workers - Petit Saguenay Sector / Régime complémentaire de retraite
(Hybride) des employés syndiqués de la Compagnie Abitibi-Consolidated du Canada -
Secteur Petit Saguenay

Québec

Group retirement savings plan for participants of the Defined Contribution Pension Plan for
Non-Unionized Employees of Abitibi-Consolidated Inc - Régime d’épargne retraite collectif des participants au régime de retraite à cotisations déterminées des employés non syndiqués
d’Abitibi-Consolidated Inc.

N/A

Group retirement savings plan for Manseau sector employees of Abitibi-Consolidated
Company of Canada / Régime d’épargne-retraite collectif des employés du Secteur Manseau de la Compagnie Abitibi-Consolidated du Canada

N/A

	Supplemental Plan for Expatriate Employees of Abitibi-Consolidated Inc.	N/A

	Senior Executive Retirement Plan (SERP) of Bowater Canadian Forest Products Inc.	N/A

	Supplemental Retirement Benefit Plan for Grade 28 and over Employees of Bowater Canadian Forest Products Inc.	N/A

	Supplemental Retirement Benefit Plan for Grade 27 and under Employees of Bowater Canadian Forest Products Inc.	N/A

	Supplemental Defined Benefit Plan (2003) for Employees of Bowater Canadian Forest Products Inc.	N/A

Subsidiary	Name of Pension Plan	Registration Jurisdiction

Supplemental pension plan for participants of the Pension Plan for non-unionized employees
(1995) of Bowater Canadian Forest Products Inc. / Régime complémentaire de retraite relatif aux participants du Régime de retraite des salariés non syndiqués (1995) de Bowater Produits forestiers du Canada Inc.

N/A

	Supplemental Defined Contribution Benefit Plan (2003) for Employees of Bowater Canadian Forest Products Inc.	N/A

	Supplemental Retirement Plan for Senior Executives of Finlay Forest Industries Inc.	N/A

	Management Supplementary Benefit Agreements	N/A

	Senior Management Retirement Plan of Stone-Consolidated	N/A

	ACI Former Directors	N/A

	Unfunded Survivor Income Benefits	N/A

	Excess Flexible Contributions Payable by BCFPI	N/A

	Régime de conversion industriel prévu à la convention collective (Donnaconna, CSN Conventions collectives de 1984 à 2005) (ERIP)	N/A

	Régime de conversion industriel de Domtar (Dolbeau, SCEP Local 85 et 252) (ERIP)	N/A

	Bridging Supplement (Thunder Bay Woods, Collective Agreement Local 1-2693, September 1, 2005 to November 30, 2009) (ERIP)	N/A

	Pension bridging provisions and Trigger Bonus (Mackenzie, Collective Bargaining Agreement and the Codification of Local Agreements SCEP Local 402, 2003 to 2008) (ERIP)	N/A

	Letter of Understanding between ACCC and Local 1-2995 (Iroquois Falls Woods, USW, December 1, 2009 to November 30, 2012) (ERIP)	N/A

	Redundancy Measures Program regarding Displaced Employees at IF Division (C.P.U. Locals 90 and 109, Effective June 1, 1982) (ERIP)	N/A

	Other unfunded arrangements of ACCC (union and non-union ad hoc benefits and union and non union special pensions)	N/A

	Other unfunded arrangements of BCFPI (union and non-union special pensions)	N/A

Abitibi-Consolidated Inc./ AbitibiBowater Inc.	Canadian Supplemental Executive Retirement Plan (SERP) for Executive Employees of Abitibi-Consolidated Inc.	N/A

Subsidiary	Name of Pension Plan	Registration Jurisdiction
	Canadian Defined Contribution Retirement Program for Executive Employees of AbitibiBowater	N/A

	Canadian Supplemental Executive Retirement Plan (SERP) for Executive Employees of Donohue Inc.	N/A

Abitibi- Consolidated Inc./ AbitibiBowater Inc./ All Subsidiaries	Abitibi Consolidated US Supplemental Executive Retirement Plan	N/A

Bowater Canadian Limited	Nil.

Bowater LaHave Corporation	Nil.

List of Termination Events or Outstanding Disputes

Pension Plan	Category	Termination event / Outstanding Disputes
Employees’ Retirement Plan (1972) of Bowater Canadian Forest Products Inc.	Declared partial wind-up	Closure of “A” Kraft Mill at Thunder Bay

Employees’ Retirement Plan (1972) of Bowater Canadian Forest Products Inc.	Declared partial wind-up	Renewal Plan at Thunder Bay

Employees’ Retirement Plan (1988) of Bowater Canadian Forest Products Inc.	Declared partial wind-up for employees who terminated their employment on or before 31 December, 2008.	Closure of Dalhousie Mill

Pension Plan for Ontario Hourly Employees of Abitibi-Consolidated Company of Canada	Declared partial wind-up	Closure of Kenora Mill

Employees’ Retirement Plan (ILA) of Bowater Canadian Forest Products Inc.	Plan termination (declared by the Company)

Pension Plan	Category	Termination event / Outstanding Disputes
Employees’ Retirement Plan (1988) of Bowater Canadian Forest Products Inc.	Potential partial wind-up for employees who terminated their employment after December 31, 2008.	Closure of Dalhousie Mill

Employees’ Retirement Plan (1946) of Bowater Canadian Forest Products Inc.	Potential partial wind-up	Closure of Dalhousie Mill

Pension Plan for Unionized Employees of Abitibi-Consolidated Company of Canada	Potential partial wind-up	Closure of Fort William

Pension Plan for Unionized Employees of Abitibi-Consolidated Company of Canada	Potential partial wind-up	Closure of Grand Falls

Defined Benefit Pension Plan for Non-Unionized Employees of Abitibi-Consolidated Inc.	Potential partial wind-up	Closure of Fort William

Defined Benefit Pension Plan for Non-Unionized Employees of Abitibi-Consolidated Inc.	Potential partial wind-up	Closure of Grand Falls

Pension Plan for Ontario Hourly Employees of Abitibi-Consolidated Company of Canada	Potential partial wind-up	Idling of Fort Frances paper machine #6

Employees’ Retirement Plan (1972) of Bowater Canadian Forest Products Inc.	Potential partial wind-up	Idling of Thunder Bay paper machine #6

Retirement Plan for Unionized Employees of Abitibi-Consolidated Company of Canada – Pulp and Paper Division – Thorold Sector	Potential partial wind-up	Idling of one paper machine at Thorold

Schedule 8.15

Environmental Safety Matters

8.15(a)(i)

None.

8.15(a)(ii)

None.

8.15(a)(iii)

None.

8.15(a)(iv)

None.

8.15(a)(v)

None.

8.15(a)(vi)

None.

8.15(a)(vii)

The Calhoun facility is listed in Comprehensive Environmental Response, Compensation, Liability Information System (“CERCLIS”) as the ABITIBIBOWATER BLACK LIQUOR site (TND003329539).

The Coosa Pines facility is listed on the National Priorities List under CERCLA and is listed in CERCLIS as the ALABAMA ARMY AMMUNITION PLANT site (AL6210020008).

8.15(a)(viii)

On April 29, 2010, the U.S. Environmental Protection Agency issued a proposed regulation proposing a new Maximum Achievable Control Technology (MACT) standard for industrial boilers. A final regulation may impose stringent emission limits and monitoring requirements at each of the Mortgaged Properties and the Ponderay and Augusta mills owned by certain of our Existing Joint Venture Subsidiaries. The U.S Environmental Protection Agency Administrator, Lisa Jackson, has recently indicated in a letter to U.S. Senator Mary L. Landrieu that based on comments and information received during the rule making the final MACT standards will “most assuredly differ from the proposed ones.” See Letter from Administrator Jackson to Senator Landrieu (Sept. 28, 2010). Based on this letter, AbitibiBowater anticipates that the final regulation will be less stringent than the proposed regulation.

Schedule 8.17

Filing Offices

U.S. Filing Offices

Uniform Commercial Code Filing Offices

Loan Party	Jurisdiction
AbitibiBowater Inc.	Delaware Secretary of State

Bowater Incorporated (name to be changed to AbiBow US Inc. on the Effective Date)	Delaware Secretary of State

Bowater Newsprint South LLC	Delaware Secretary of State

Bowater Newsprint South Operations LLC	Delaware Secretary of State

Bowater Alabama LLC	Alabama Secretary of State

Bowater America Inc.	Delaware Secretary of State

Bowater Nuway Mid-States Inc.	Delaware Secretary of State

Lake Superior Forest Products Inc.	Delaware Secretary of State

Abitibi Consolidated Sales Corporation	Delaware Secretary of State

Abitibi-Consolidated Alabama Corporation	Alabama Secretary of State

Donohue Corp.	Delaware Secretary of State

Abitibi-Consolidated Corp.	Delaware Secretary of State

Alabama River Newsprint Company	Alabama Secretary of State

Mortgage Filing Offices

Loan Party	Filing Office
Bowater Incorporated (name to be changed to AbiBow US Inc. on the Effective Date)	Bradley County Register of Deeds 155 North Ocoee Courthouse, Room 102 Cleveland, TN 37311 and McMinn County Register of Deeds 6 East Madison Ave. Athens, TN 37303

Loan Party	Filing Office
Bowater Incorporated (name to be changed to AbiBow US Inc. on the Effective Date) Catawba Property Holdings, LLC	York Clerk of Court 2 South Congress York, SC 29745

Bowater Newsprint South Operations LLC	Grenada County Clerk of the Chancery Court Courthouse 59 Greem St.; Room 1 Grenada, MS 38901

Bowater Alabama LLC	Talladega County Judge of Probate Courthouse Talladega, AL 3161 and Shelby County Judge of Probate 112 North Main Street Columbiana, AL 35051

IP Filing Offices

Loan Party	Filing Office
All U.S. Borrowers and Guarantors	U.S. Patent and Trademark Office

All U.S. Borrowers and Guarantors	U.S. Copyright Office

Canadian Filing Offices

All Canadian Loan Parties

Jurisdiction
Alberta

British Columbia

Manitoba

Nova Scotia

Jurisdiction
Ontario

Quebec

Schedule 8.18

Labor Matters

There is a potential strike at the Thunder Bay Mill affecting approximately 42 employees.

Schedule 8.19

Real Properties in the United States

All are to be pledged to the Senior Notes as of the Effective Date

Entity of Record	Common Name and Address	Purpose/Use
Bowater Alabama LLC	Coosa Pines Newsprint Mill 17589 Plant Road, Coosa Pines, AL 35044	Paper Mill

Bowater Newsprint South Operations LLC	Grenada Newsprint Mill 1000 Papermill Road, Grenada, MS 38901	Paper Mill

Bowater Incorporated (name to be changed to AbiBow US Inc. on the Effective Date)	Calhoun Newsprint Mill 5020 Highway 11 South, Calhoun, TN	Paper Mill

Bowater Incorporated (name to be changed to AbiBow US Inc. on the Effective Date) Catawba Property Holdings, LLC	Catawba Newsprint Mill 5300 Cureton Ferry Road, Catawba, SC 29704	Paper Mill

Schedule 9.09

Exempt Properties

None.

Schedule 10.02

Existing Liens

Prior to January 1, 2011, Liens on up to $36,499,925.70 of cash collateral securing Letter of Credit No. SM202956W, issued by Wells Fargo and dated June 3, 2003, in the amount of $34,761,834 securing $33,500,000 The Industrial Development Board of the County of McMinn Tax-Exempt Adjustable Mode Solid Waste Disposal Facilities Revenue Banks (Bowater Incorporated Project) Series 1999.

ABITIBIBOWATER INC.

Delaware Department of State

Debtor:	AbitibiBowater Inc.
Secured Party:	Caterpillar Financial Services Corporation
File No.:	2008 2266037 7/2/2008
Collateral:	Leased Caterpillar Skid Steer Loader

Debtor:	ABITITIBOWATER INC.
Secured Party:	J&L Fiber Services Inc.
File No.:	2009 0317070 1/30/2009
Collateral:	All inventory delivered pursuant to Supply Plan- Refiner Plate Supply Agreement dated May 5, 2006 and Consignment Agreements

Debtor:	ABITIBOWATER, INC.
Secured Party:	Mayer Electric Supply Co., Inc.
File No.:	2009 0411972 2/6/2009
Collateral:	Mayer Electric Supply Co., Inc., inventory stored on site per agreement and perpetual inventory record maintained by Mayer Electric Supply Co.

Debtor:	ABITIBIBOWATER, INC.
Bowater Inc.
Abitibi Consolidated
August Newsprint
Secured Party:	J&L Fiber Services Inc.
File No.:	2009 0654266 3/2/2009
Collateral:	All inventory delivered pursuant to Supply Plan- Refiner Plate Supply Agreement dated May 5, 2006 and Consignment Agreements

Debtor:	ABITIBIBOWATER INC.
Secured Party:	Andritz Inc.
File No.:	2009 0839842 3/17/2009
Collateral:	All parts and other goods purchased by Debtor from Secured Party pursuant to purchase orders and any and all proceeds from the foregoing in whatever form.

Debtor:	ABITIBIBOWATER INC.
Secured Party:	Andritz Inc.
File No.:	2009 1434098 5/6/2009
Collateral:	Purchase Order with specific equipment

Debtor:	ABITIBIBOWATER INC.
Secured Party:	Buckman Laboratories, Inc.
File No.:	2010 1386493 4/21/2010
Collateral:	Specific equipment

ABITIBI CONSOLIDATED SALES CORPORATION

Delaware Department of State

Debtor:	Catalyst Paper (Snowflake) Inc.
Amended from: Abitibi Consolidated Sales
Secured Party:	IOS Capital
File No.:	5088790 2 3/15/2005
Collateral:	Leased equipment

Debtor:	Catalyst Paper (Snowflake) Inc.
Amended from: Abitibi Consolidated Sales Corporation
Secured Party:	Smurfit-Stone Container Enterprises, Inc.
File No.:	2007 2343258 6/20/2007
Collateral:	Beloit equipment together with accessories, parts, upgrades renewals and replacements and proceeds

Debtor:	Abitibi-Consolidated Sales Corporation
Secured Party:	Nalco Company
File No.:	2007 4191739 11/2/2007
Collateral:	Consigned products and proprietary equipment

Debtor:	Abitibi Consolidated Sale Corporation
Secured Party:	Motion Industries, Inc.
File No.:	2008 0516920 2/12/2008
Collateral:	Consigned maintenance, repair and operational Assets

Debtor:	Abitibi Consolidated Sales Corporation
Secured Party:	Kemira Chemicals, Inc.
File No.:	2009 0397601 2/5/2009
Collateral:

All chemicals, chemical products and other consigned goods delivered for consignment by Secured Party to
Debtor and any tanks trailers or other equipment owned by Secured Party and used for the storage of such goods

ABITIBI-CONSOLIDATED CORP.

Delaware Department of State

Debtor:	Abitibi-Consolidated Corporation
Amended from: Donohue Industries, Inc.
Secured Party:	Lease Plan
Amended from: General Electric Capital Corporation
File No.:	3112339 0 4/17/2003
(continued 12/29/2007)
Collateral:	Various trucks, substitutions, accessions, accessories warehouse receipts, insurance and other proceeds

Debtor:	Abitibi-Consolidated Corp.
Secured Party:	Lease Plan U.S.A., Inc.
File No.:	3205350 5 8/7/2003
(cont’d 5/5/2008)
Collateral:	Leased vehicles and equipment handling vehicles

Debtor:	Abitibi-Consolidated Corp.
Secured Party:	Lease Plan U.S.A., Inc.
File No.:	3283815 2 10/29/2003
(cont’d 5/23/2008)
Collateral:	Various vehicles and equipment handling vehicles

Debtor:	Abitibi-Consolidated Corp.
Secured Party:	Lease Plan U.S.A., Inc.
File No.:	3283820 2 10/29/2003
(cont’d 5/23/2008)
Collateral:	Various vehicles and equipment handling vehicles

Debtor:	Abitibi-Consolidated Corp.
Secured Party:	NMHG Financial Services, Inc.
File No.:	41973074 7/14/2004
(continued 1/26/2009)
Collateral:	Leased equipment

Debtor:	Abitibi-Consolidated Corp.
Secured Party:	American Express Business Finance
File No.:	4355537 4 12/16/2004
(continued 9/11/2009)
Collateral:	Equipment, personal property and Other property covered by lease agreement, Finance agreement or other agreement

Debtor:	Abitibi-Consolidated Corp.
Secured Party:	VFS Leasing Co.
File No.:	4358912 6 12/20/2004
(continued 12/10/2009)
Collateral:	Leased Volvo Wheel Loader

Debtor:	Abitibi-Consolidated Corp.
Secured Party:	General Electric Capital Corporation
Amended from: Lease Plan U.S.A. Inc.
File No.:	5019838 3 1/14/2005
(continued 9/24/2009)
Collateral:	Leased vehicles and equipment

Debtor:	Abitibi-Consolidated Corp.
Secured Party:	Toyota Motor Credit Corporation
File No.:	5145322 5 4/28/2005
Collateral:	Four Toyota Forklifts

Debtor:	Abitibi-Consolidated Corp.
Secured Party:	VFS Leasing Co.
File No.:	5205220 8 7/5/2005
Collateral:	Leased Volvo Wheel Loader and accessories, attachments Substitutions, repairs, improvements and replacements and any and all cash and non-cash proceeds thereof

Debtor:	Abitibi-Consolidated Corp.
Secured Party:	VFS Leasing Co.
File No.:	5246058 3 8/9/2005
Collateral:	Leased Volvo Skidstreet Loaders

Debtor:	Abitibi-Consolidated Corporation
Secured Party:	Lease Plan U.S.A., Inc.
File No.:	5321519 2 10/11/2005
Collateral:	Leased vehicles and handling equipment

Debtor:	Abitibi-Consolidated Corp.
Secured Party:	VGS US LCC
File No.:	2007 2580529 7/9/2007
Collateral:	2007 Volvo L170F

Debtor:	Abitibi-Consolidated Corp.
Secured Party:	VGS US LLC
File No.:	2007 2682242 7/17/2007
Collateral:	2007 Volvo L17OF

Debtor:	Abitibi-Consolidated Corp.
Secured Party:	Caterpillar Financial Services Corporation
File No.:	2008 1144094 4/2/2008
Collateral:	Caterpillar 906 Wheel Loader

Debtor:	Abitibi-Consolidated Corp.
Secured Party:	General Electric Capital Corporation
File No.:	2008 1436532 4/24/2008
Collateral:	Autocar Trucks and frontloader

Debtor:	Abitibi-Consolidated Corp.
Secured Party:	General Electric Capital Corporation
File No.:	2008 2824850 8/19/2008
Collateral:	2008 Hino 338 Truck and attachments, accessories, Replacement parts, repairs and proceeds

Debtor:	Abitibi-Consolidated Corp.
Secured Party:	General Electric Capital Corporation
File No.:	2008 2824868 8/19/2008
Collateral:	2009 Autocar Truck

Debtor:	Abitibi-Consolidated Corp.
Secured Party:	General Electric Capital Corporation
File No.:	2008 3275904 9/26/2008
Collateral:	2009 Autocar Truck and attachments, accessories, Replacement parts, repairs and proceeds

Debtor:	Abitibi-Consolidated Corp.
Secured Party:	General Electric Capital Corporation
File No.:	2008 3360946 9/26/2008
Collateral:	Autocar Tractors and loaders

Debtor:	Abitibi-Consolidated Corp.
Secured Party:	General Electric Capital Corporation
File No.:	2008 3398565 10/7/2008
Collateral:	2009 Autocar Truck and attachments, accessories, Replacement parts, repairs, and proceeds

Debtor:	Abitibi-Consolidated Corp.
Secured Party:	General Electric Capital Corporation
File No.:	2008 3572581 10/23/2008
Collateral:	2008 Autocar Truck and other related equipment together with all present and future attachments, accessories, replacement parts, repairs, and additions thereto and all proceeds thereof

Debtor:	Abitibi-Consolidated Corp.
Secured Party:	General Electric Capital Corporation
File No.:	2009 0356581 2/3/2009
Collateral:	2009 Auto ACX64 Truck and other related equipment together with all present and future attachments, accessories, replacement parts, repairs, and additions thereto and all proceeds thereof

Debtor:	Abitibi-Consolidated Corp.
Secured Party:	General Electric Capital Corporation
File No.:	2009 0356615 2/3/2009
Collateral:	2009 Autocar with Heil Refuse Front Loader together with all present and future attachments, accessories, replacement parts, repairs, and additions thereto and all proceeds thereof

Debtor:	ABITIBIBOWATER, INC.
Bowater Inc.
Abitibi Consolidated
Augusta Newsprint

Secured Party:	J&L Fiber Services Inc.
File No.:	2009 0654266 3/2/2009
Collateral:	All inventory delivered pursuant to Supply Plan- Refiner Plate Supply Agreement dated May 5, 2006 and Consignment Agreements

ABITIBI-CONSOLIDATED ALABAMA CORPORATION

Alabama Secretary of State

Debtor:	Abitibi-Consolidated Alabama Corporation
Secured Party:	Motion Industries, Inc.
File No.:	B 08-0104428 2/14/2008
Collateral:	Maintenance, repair and operation assets, including Without limitation, materials, parts, equipment, supplies And other tangible personal property pursuant to Consignment agreement

BOWATER ALABAMA LLC

Alabama Secretary of State

Debtor:	Bowater Alabama LLC
Secured Party:	VFS Leasing Co.
Amended From: VFS US LLC
File No.:	B 08-0531497 6/1/2008
Collateral:	2008 Volvo Wheel Loader

Debtor:	Bowater Alabama Inc.
Secured Party:	Toyota Motor Credit Corporation
File No.:	B 06-1035446 12/7/2006
Collateral:	New Toyota Forklift

Debtor:	Bowater Alabama LLC
Secured Party:	American Colloid Company
File No.:	B 09-0143506 3/30/2009
Collateral:	All of ACC’s Equipment now or hereafter located at any of the Bowater facilities.

BOWATER INCORPORATED

Delaware Department of State

Debtor:	Bowater Incorporated
Secured Party:	OMNOVA Solutions, Inc.
File No.:	1129808 7 9/27/2001
(continued 5/11/2006)
Collateral:	Consigned inventory

Debtor:	Bowater Incorporated
Secured Party:	Applied Industrial Technologies-Dixie, Inc.

File No.:	2274810 5 10/31/2002
(continued 10/30/2007)
Collateral:	Consigned inventory

Debtor:	Bowater Incorporated
Secured Party:	Winthrop Resources Corporation
File No.:	3093493 8 4/2/2003
(continued 12/10/2007)
Collateral:	Leased equipment

Debtor:	Bowater Incorporated
Secured Party:	Applied Industrial Technologies-Dixie, Inc.
File No.:	3131004 7 5/22/2003
(continued 5/19/2008)
Collateral:	Purchase Money Security Interest in and to all consigned equipment

Debtor:	Bowater Incorporated
Debtor:	Applied Industrial Technologies-Dixie, Inc.
File No.:	3323038 3 12/9/2003
(continued 12/5/2008)
Collateral:	Consigned equipment

Debtor:	Bowater Incorporated
Secured Party:	De Lage Landen Financial Services, Inc.
File No.:	4302860 4 10/27/2004
Collateral:	Leased equipment

Debtor:	Bowater Incorporated
Secured Party:	Barloworld Fleet Leasing, Inc.
File No.:	4312848 7 11/5/2004
Collateral:	Leased equipment

Debtor:	Bowater Incorporated
Secured Party:	NTFC Capital Corporation
File No.:	4364293 3 12/27/2004
Collateral:	Leased equipment

Debtor:	Bowater Incorporated
Secured Party:	Relational, LLC
Assignee:	MB Financial Bank, N.A.
File No.:	5085058 7 3/17/2005
(continued 3/1/2010)
Collateral:	Leased equipment

Debtor:	Bowater Incorporated
Secured Party:	FCC Equipment Financing, Inc.
Assignee:	Caterpillar Financial Services Corp.
File No.:	5131653 9 4/28/2005
(continued 3/8/2010)
Collateral:	Taylor Industrial Lift Truck

Debtor:	Bowater Incorporated
Secured Party:	De Lage Landen Financial Services, Inc.
File No.:	5136254 1 5/3/2005
Collateral:	Leased equipment

Debtor:	Bowater Incorporated
Secured Party:	Caterpillar Financial Services Corporation
File No.:	5152186 4 5/17/2005
Collateral:	Leased Caterpillar equipment

Debtor:	Bowater Incorporated
Secured Party:	FCC Equipment Financing, Inc.
File No.:	5154911 3 5/19/2005
Collateral:	Taylor Industrial Lift Truck and proceeds

Debtor:	Bowater Incorporated
Secured Party:	General Electric Capital Corporation
File No.:	5318075 0 10/14/2005
(continued 7/26/2010)
Collateral:	All equipment leased to or financed for the Debtor by the Secured Party under the Total Image Management Agreement

Debtor:	Bowater Incorporated
Secured Party:	AstenJohnson, Inc.
File No.:	6193124 5 6/7/2006
Collateral:	Consigned goods and inventory

Debtor:	Bowater Incorporated
Secured Party:	CSI Leasing, Inc.
File No.:	6341639 3 10/3/2006
Collateral:	Leased computer equipment

Debtor:	Bowater Incorporated
Secured Party:	General Electric Capital Corp.
File No.:	6435636 6 12/13/2006
Collateral:	Leased equipment

Debtor:	Bowater Incorporated
Secured Party:	Caterpillar Financial Services Corporation
File No.:	2007 0571025 2/13/2007
Collateral:	Leased Caterpillar Excavator

Debtor;	Bowater Incorporated
Secured Party:	Caterpillar Financial Services Corporation
File No.:	2007 0571066 2/13/2007
Collateral:	Leased Caterpillar Excavator

Debtor:	Bowater Incorporated
Secured Party:	CSI Leasing, Inc.
File No.:	2007 2820966 7/26/2007
Collateral:	Leased computer equipment

Debtor:	Bowater Incorporated
Secured Party:	Buckman Laboratories, Inc.
File No.:	2007 2847084 7/27/2007
Collateral:	Buckman-owned equipment located at 1000 Paper Mill Road, Grenada MS 38901

Debtor:	Bowater Incorporated
Secured Party:	Buckman Laboratories, Inc.
File No.:	2007 2848769 7/27/2007
Collateral:	Buckman-owned equipment located at 1000 Paper Mill Road, Grenada MS 38901

Debtor:	Bowater Incorporated
Secured Party:	Caterpillar Financial Services Corporation
File No.:	2007 3697694 10/1/2007
Collateral:	Leased Caterpillar Wheel Tractor

Debtor:	Bowater Incorporated
Secured Party:	Winthrop Resources Corporation
File No.:	2007 4003793 10/1/2007
Collateral:	Leased equipment

Debtor:	Bowater Incorporated
Secured Party:	Signode Packaging Systems
File No.:	2007 4513098 11/29/2007
Collateral:	Debtor’s inventory of Signode packaging material

Debtor:	Bowater Incorporated
Secured Party:	Air Liquide Industrial U.S. LP
File No.:	2009 0418050 2/9/2009
Collateral:	Oxygen Vessels and Nitrogen vessels

Debtor:	Bowater Incorporated
Secured Party:	Air Liquide Industrial U.S. LP
File No.:	2009 0223641 1/22/2009
Collateral:	Oxygen Vessels and Nitrogen vessels

Debtor:	AbitibiBowater Inc.
Bowater Inc.
Abitibi Consolidated
Augusta Newsprint
Secured Party:	J&L Fiber Services
File No.:	2009 0654266 3/2/1009
Collateral:	All inventory delivered to Debtor under Supply Plan Refiner Plate Supply Agreement

Debtor:	Bowater Incorporated
Secured Party:	Andritz Inc.
File No.:	2009 0840311 3/17/2009
Collateral:	All parts and other good purchased by Debtor from Secured Party pursuant to Debtor’s Purchase Order No. 277890 and Secured Party’s Sales Order No. 90650 and any and all proceeds

Debtor:	Bowater Incorporated
Secured Party:	Relational, LLC
Assignee:	MB Financial Bank, N.A.
File No.:	5085058 7 3/17/2005
(continued 3/17/2010)
Collateral:

All of the Equipment and personal property and all modifications and additions thereto and replacements and substitutions therefore, in whole or in part, including insurance proceeds thereof under Lease Schedule No.
007

Debtor:	Bowater Incorporated
Secured Party:	FCC Equipment Financing, Inc.
Assignee:	Caterpillar Financial Services Corp.
File No.:	5131653 9 4/28/2005
(continued 3/8/2010)
Collateral:	One Taylor THD-160 Industrial Lift Truck

Debtor:	Bowater Incorporated
Secured Party:	James Brinkley Co., Inc.
File No.:	2009 1093159 3/30/2009
Collateral:	Purchase Money Security Interest in a conveyor system To convey paper rolls & bales to the reel pulper on PM3

Debtor:	Bowater Incorporated
Secured Party:	Andritz Inc.
File No.:	2009 1370045 4/30/2009
Collateral:	All parts and other goods purchased by Debtor from Secured Party pursuant to Purchase Order

Debtor:	Bowater Incorporated
Secured Party:	Andritz Inc.
File No.:	2009 1372199 4/30/2009
Collateral:	All parts and other goods purchased by Debtor from Secured Party pursuant to Purchase Order

Debtor:	Bowater Incorporated
Secured Party:	Andritz Inc.
File No.:	2009 1387361 5/1/2009
Collateral:	All parts and other goods purchased by Debtor from Secured Party pursuant to Purchase Order

Debtor:	Bowater Incorporated
Secured Party:	Andritz Inc.
File No.:	2009 1387973 5/1/2009
Collateral:	All parts and other goods purchased by Debtor from Secured Party pursuant to Purchase Order

Debtor:	Bowater Incorporated
Secured Party:	Andritz Inc.
File No.:	2009 1388237 5/1/2009
Collateral:	All parts and other goods purchased by Debtor from Secured Party pursuant to Purchase Order

Debtor:	Bowater Incorporated
Secured Party:	Buckman Laboratories, Inc.
File No.:	2010 1137359 4/2/2010
Collateral:	Buckman equipment maintained at Grenada Mill, Grenada, Mississippi

Debtor:	Bowater Incorporated
Secured Party:	CSI Leasing, Inc.
File No.:	2010 1230261 4/9/2010
Collateral:	Leased equipment, software and personal property

Debtor:	Bowater Incorporated
Secured Party:	Andritz Inc.
File No.:	2010 1495518 4/29/2010
Collateral:	Rotars, stators, refiner plates and associated parts delivered to Debtor as a “sale on approval”

NEWSPRINT SOUTH, INC.

Delaware Secretary of State

Debtor:	Newsprint South, Inc.
Secured Party:	Caterpillar Financial Services Corporation
File No.:	3337416 5 12/22/2003
Collateral:	One Caterpillar GP30LP Lift Truck S/N 74M04293 and substitutions, replacement, additions and accessions thereto

Debtor:	Newsprint South LLC
Secured Party:	AstenJohnson, Inc.
File No.:	2008 3604814 10/27/2006
Collateral:

All of Consignee’s right, title and interest in and to all Goods and inventory (including without limitation any
And all paper machine clothing) consigned to Consignee by Consignor from time to time; and all proceeds of the foregoing, including without limitation chattel paper, accounts and insurance proceeds

BOWATER NEWSPRINT SOUTH LLC

Delaware Department of State

Debtor:	Bowater Newsprint South Inc.
Secured Party:	Caterpillar Financial Services Corporation
File No.:	2007 0211408 1/17/2007
Collateral:	Caterpillar 966H Wheel Loader and related equipment

Debtor:	Bowater Newsprint South Inc.
Secured Party:	Caterpillar Financial Services Corporation
File No.:	2007 0427947 2/2/2007
Collateral:	Caterpillar 345CMH Excavator and related equipment

Debtor:	Bowater Newsprint South Inc.
Secured Party:	Caterpillar Financial Services Corporation
File No.:	2008 1603016 5/8/2008
Collateral:	Caterpillar 365CL Excavator

Debtor:	Bowater Newsprint South LLC
Secured Party:	Astenjohnson, Inc.
File No.:	2008 3681283 11/3/2008
Collateral:	Consigned goods

BOWATER NEWSPRINT SOUTH OPERATIONS LLC

Delaware Department of State

Debtor:	Bowater Newsprint South Operations LLC
Secured Party:	Komatsu Financial L.P.
Lyle Machinery
File No.:	2008 2482832 7/18/2008
Collateral:	Komatsu WA380-5L Wheel Loader and accessories

BOWATER NEWSPRINT SOUTH INC.

Delaware Department of State

Debtor:	Bowater Newsprint South Inc.
Secured Party:	Caterpillar Financial Services Corporation
File No.:	2007 0211408 1/17/2007
Collateral:	Caterpillar 966H Wheel Loader and related equipment

Debtor:	Bowater Newsprint South Inc.
Secured Party:	Caterpillar Financial Services Corporation
File No.:	2007 0427947 2/2/2007
Collateral:	Caterpillar 345CMH Excavator and related equipment

Debtor:	Bowater Newsprint South Inc.
Secured Party:	Caterpillar Financial Services Corporation
File No.:	2008 1603016 5/8/2008
Collateral:	Caterpillar 365CL Excavator

Debtor:	Bowater Newsprint South LLC

Secured Party:	Astenjohnson, Inc.
File No.:	2008 3681283 11/3/2008
Collateral:	Consigned goods

AUGUSTA NEWSPRINT COMPANY

Georgia Superior Court Clerk’s Cooperative Authority

Debtor:	Augusta Newsprint Company
Secured Party:	IBM Credit LLC
File No.:	007-2008-12805 6/10/2008
Collateral:	IBM equipment

Debtor:	Augusta Newsprint Company
Secured Party:	Andritz, Inc.
File No.:	121-2009-000712 5/7/2009
Collateral:	Purchase money security interest in miscellaneous equipment

Debtor:	Augusta Newsprint Company
Secured Party:	Andritz, Inc.
File No.:	121-2009-001349 8/21/2009
Collateral:

Notice of goods to be delivered by the Secured Party to Debtor as a “sale on approval” and any and all replacements thereof delivered in replenishment of any or all of such goods following acceptance and purchase by Debtor

Debtor:	Augusta Newsprint Company
Secured Party:	Hagemeyer North America, Inc.
File No.:	121-2010-000374 3/11/2010
Collateral:

All parts, items and products held by Augusta Newsprint Company on consignment from Hagemeyer North
America, Inc. as well as any and all acquired parts, items and products that Augusta Newsprint Company may consign from Hagemeyer North America, Inc., going forward

QUÉBEC

1.	Bowater Canadian Forest Products Inc.

Bowater Produits Forestiers du Canada Inc.

Secured Party:	Export Development Canada
File No. :	06-0626682-0002
Registration date:	October 27, 2006
Registration type:	Assignment of a Universality of Claims
Collateral:

Absolute assignment of all the present and future claims, accounts and other intangibles representing the refund of all cash deposits together with all accrued interest on such deposits to which the United States
Customs and Border Protection has determined the debtor is entitled under the Softwood Lumber
Agreement.

Schedule 10.03

Investments, Loans, Advances

Equity Interests held in Non-Subsidiary Joint Ventures:

Loan Party or Subsidiary	Investment	Percentage Ownership
Lake Superior Forest Products Inc.	Ponderay Newsprint Company	40%

Abitibi-Consolidated Inc. (as successor to Abitibi-Consolidated Company of Canada)	Societe en Commandite Scierie Opitciwan	45%

Abitibi-Consolidated Inc. (as successor to Abitibi-Consolidated Company of Canada)	3436900 Canada Inc.	45%

Abitibi-Consolidated Inc. (as successor to Abitibi-Consolidated Company of Canada)	Timiskaming Forest Alliance Inc.	11.3%

Abitibi-Consolidated Inc. (as successor to Abitibi-Consolidated Company of Canada)	Tsay Tay Forestry Limited	25%

Abitibi-Consolidated Inc. (as successor to Abitibi-Consolidated Company of Canada)	Produits Forestiers Petit-Paris Inc.	50%

Abitibi-Consolidated Inc. (as successor to Abitibi-Consolidated Company of Canada)	Reboisement Mauricie Inc.	14.3%

Abitibi-Consolidated Inc. (as successor to Abitibi-Consolidated Company of Canada)	Pepiniere Cote-de-Beaupre Inc.	45%

Abitibi-Consolidated Inc. (as successor to Abitibi-Consolidated Company of Canada)	Exploits River Hydro Partnership	49%

Abitibi-Consolidated Inc. (as successor to Abitibi-Consolidated Company of Canada)	Tradepak International S.A. de C.V.	36.75%

Abitibi-Consolidated Inc. (as successor to Abitibi-Consolidated Company of Canada)	Bois d’ingenierie Abitibi-LP Inc.	50%

Loan Party or Subsidiary	Investment	Percentage Ownership

Abitibi-Consolidated Inc. (as successor to Abitibi-Consolidated Company of Canada)	3436900 Canada Inc.	45%

Abitibi-Consolidated Inc. (as successor to Bowater Canadian Forest Products Inc.)	ICO Inc.	15%

Abitibi-Consolidated Inc. (as successor to Bowater Canadian Forest Products Inc.)	Produits Forestiers Canbo Inc.	20%

Abitibi-Consolidated Inc. (as successor to Bowater Canadian Forest Products Inc.)	Planfor Inc.	15%

Abitibi-Consolidated Inc. (as successor to Bowater Canadian Forest Products Inc. and Bowater Maritimes Inc.)	Casapedia Booming Company	50%

Abitibi-Consolidated Inc. (as successor to Bowater Maritimes Inc.)	The Restigouche Log Driving and Boom Company	40%

Schedule 10.16

After giving effect to the reorganization transactions which will occur on or about the Effective Date pursuant to the Reorganization:

Accounts

Part A – Core Concentration Accounts

Loan Party	Bank Name	Account Description	ABA (or equivalent)	Account Number
AbiBow Canada Inc.	Bank of Montreal	BPPC CAD Concentration Account; Main Canadian A/C	000101531	•2-181

AbiBow Canada Inc.	Bank of Montreal	BPPC USD Concentration Account	000101531	•0-135

Bowater Incorporated (name to be changed to AbiBow US Inc. on the Effective Date)	Wells Fargo/Wachovia	Cash Concentration & BI Primary USD A/C	061103593	•9066

AbiBow Canada Inc.	Royal Bank of Canada	Treasury	0003-00001	•476-7

AbiBow Canada Inc.	Royal Bank of Canada	Treasury		•743-2

Part B – Collection Accounts

Loan Party	Bank Name	Account Description	ABA (or equivalent)	Account Number
Bowater Incorporated (name to be changed to AbiBow US Inc. on the Effective Date)	Bank of America	Lockbox concentration for #100207, #503362, #503393	122203248	•2618

AbiBow Canada Inc.	Bank of America	Atlanta Lockbox #402208 - Lumber (AFPI)	122203248	•0364

Abitibi Consolidated Sales Corp	Bank of America	Lockbox - Newsprint	122203248	•1568

Abitibi Consolidated Sales Corp	Bank of America	Lockbox - Woodland	122203248	•1576

Abitibi Consolidated Corp	Bank of America	Recycling Lockbox	122203248	•6482

AbiBow Canada Inc.	Bank of Montreal	Montreal Lumber A/R	0001-01531	•7-609

AbiBow Canada Inc.	Bank of Montreal	Montreal Lumber A/R	0001-01531	•2-392

AbiBow Canada Inc.	Citibank N.A.	European Lockbox	021000089	•5327

AbiBow Canada Inc.	Citibank N.A.	European Lockbox	021000089	•5335

AbiBow Canada Inc.	Citibank N.A.	European Lockbox	021000089	•5343

AbiBow Canada Inc.	Citibank N.A.	European Lockbox	021000089	•5351

AbiBow Canada Inc.	Citibank N.A.	European Lockbox	021000089	•5378

Loan Party	Bank Name	Account Description	ABA (or equivalent)	Account Number
AbiBow Canada Inc.	Citibank N.A.	European Lockbox	021000089	•5386

AbiBow Canada Inc.	Citibank N.A.	European Lockbox	021000089	•5394

AbiBow Canada Inc.	Citibank N.A.	European Lockbox	021000089	•3003

AbiBow Canada Inc.	Citibank N.A.	European Lockbox	021000089	•2004

AbiBow Canada Inc.	Citibank N.A.	European Lockbox	021000089	•8004

AbiBow Canada Inc.	Citibank N.A.	European Lockbox	021000089	•7011

AbiBow Canada Inc.	Citibank N.A.	European Lockbox	021000089	•1009

AbiBow Canada Inc.	Citibank N.A.	European Lockbox	021000089	•9463

AbiBow Canada Inc.	Citibank N.A.	European Lockbox	021000089	•5548

AbiBow Canada Inc.	Citibank N.A.	European Lockbox	021000089	•7002

AbiBow Canada Inc.	Citibank N.A.	European Lockbox	021000089	•2249

Bowater Incorporated (name to be changed to AbiBow US Inc. on the Effective Date)	JPMorgan Chase	International Lockbox - wire receipts	021000238	•4478

AbiBow Canada Inc.	Royal Bank of Canada	Lockbox - Wood Product	0003-00001	•277-8

AbiBow Canada Inc.	Royal Bank of Canada	Lockbox - Newsprint	0003-00001	•202-0

AbiBow Canada Inc.	Wachovia - London	GBP Lockbox	40-51-33	•8036

Bowater Incorporated (name to be changed to AbiBow US Inc. on the Effective Date)	Wachovia - London	EUR Lockbox	40-51-33	•8166

AbiBow Canada Inc.	Bank of America	Main Funding		•1866

AbiBow Canada Inc.	Citibank N.A.	Treasury		•7095

AbiBow Canada Inc.	Royal Bank of Canada	Fort Frances		•987-3

Part C – Other Deposit Accounts

Loan Party	Bank Name	Account Description	Account Number
Bowater Incorporated (name to be changed to AbiBow US Inc. on the Effective Date)	Arrowpoint FCU	Catawba Mill Operating Account	•2195

Abitibi Consolidated Sales Corp	Bank of America	Chicago General A/P	•2316

AbiBow Canada Inc.	Bank of America	Fort Frances	•2340

Abitibi Consolidated Corp	Bank of America	Recycling Primary A/P	•9128

AbiBow Canada Inc.	Bank of America	Abitibi Consolidated Inc. - Mtl. AP	•4066

AbiBow Canada Inc.	Bank of America	Treasury	•4026

Loan Party	Bank Name	Account Description	Account Number
Abitibi Consolidated Sales Corp	Bank of America	Treasury	•2696

Abitibi Consolidated Corp	Bank of America	Treasury	•8511

Abitibi Consolidated Sales Corp	Bank of America	Main Account	•6171

Donohue Corp.	Bank of America	Donohue Corporation	•6296

AbiBow Canada Inc.	Bank of Montreal	Head Office A/P	•5945

AbiBow Canada Inc.	Bank of Montreal	Head Office A/P	•1-445

Bowater Incorporated (name to be changed to AbiBow US Inc. on the Effective Date)	Bank of New York	Dividend Account	•5-229

AbiBow Canada Inc.	Bank of Nova Scotia	Maniwaki Ops	•4114

AbiBow Canada Inc.	Bank of Nova Scotia	Maniwaki Ops	•5412

AbiBow Canada Inc.	Caisse Populaire	Chateau Richer	•0073

AbiBow Canada Inc.	Canadian Imperial Bank	Treasury US	•8915

AbiBow Canada Inc.	Canadian Imperial Bank	Treasury US	•2811

Bowater Canadian Ltd	Canadian Imperial Bank	Stand Alone Account	•5917

Bowater Canadian Ltd	Canadian Imperial Bank	Deposit	•6918

AbiBow Canada Inc.	Canadian Imperial Bank	Baie Comeau general	•1214

AbiBow Canada Inc.	Canadian Imperial Bank	Treasury CAD	•5010

Bowater Alabama LLC	Coosa Pines FCU	Miscellaneous Mill Deposits	•2022

Bowater Alabama LLC	Regions Bank	Miscellaneous Mill Deposits	•9429

AbiBow Canada Inc.	National Bank of Canada	Regular Daily Cash Activity	•00-27

AbiBow Canada Inc.	Royal Bank of Canada	Treasury ACCC	•314-5

AbiBow Canada Inc.	Royal Bank of Canada	Int B&T	•989-9

AbiBow Canada Inc.	Royal Bank of Canada	St. Maurice	•990-7

AbiBow Canada Inc.	Royal Bank of Canada	Laurentide	•780-8

AbiBow Canada Inc.	Royal Bank of Canada	Amos - General	•821-5

AbiBow Canada Inc.	Royal Bank of Canada	St. Felicien - General	•836-3

AbiBow Canada Inc.	Royal Bank of Canada	Alma - EO Project “Gov’t Acct”	•226-5

AbiBow Canada Inc.	Royal Bank of Canada	H.O. Account Payable	•731-3

AbiBow Canada Inc.	Royal Bank of Canada	Amos - Electronic Payments	•749-5

AbiBow Canada Inc.	Royal Bank of Canada	Clearing Account and Direct Dep. Account	•852-3

AbiBow Canada Inc.	Royal Bank of Canada	Trade Payables Prefunding	•885-3

AbiBow Canada Inc.	Royal Bank of Canada	ACI - US Treasury	•196-2

AbiBow Canada Inc.	Royal Bank of Canada	Fort Frances	•196-1

AbiBow Canada Inc.	Royal Bank of Canada	Int B&T US	•197-9

Loan Party	Bank Name	Account Description	Account Number
AbiBow Canada Inc.	Royal Bank of Canada	Treasury - Main	•409-7

AbiBow Canada Inc.	Royal Bank of Canada	Iroquois Falls - Disbursement	•010-9

AbiBow Canada Inc.	Royal Bank of Canada	Edwise	•145-6

AbiBow Canada Inc.	Royal Bank of Canada	Edwise	•169-9

AbiBow Canada Inc.	Royal Bank of Canada	Kenogami	•004-2

AbiBow Canada Inc.	Royal Bank of Canada	Current Account	•154-4

AbiBow Canada Inc.	Toronto Dominion Bank	BCFPI Concentration	•6782

AbiBow Canada Inc.	Toronto Dominion Bank	BCFPI Concentration	•4845

AbiBow Canada Inc.	Toronto Dominion Bank	Mistassini and St. Felicien disbursement	•7762

AbiBow Canada Inc.	Toronto Dominion Bank	EMPAC A/P	•8039

AbiBow Canada Inc.	Toronto Dominion Bank	Thunder Bay Mill	•9428

AbiBow Canada Inc.	Toronto Dominion Bank	Ontario Sawmill	•9444

AbiBow Canada Inc.	Toronto Dominion Bank	Thunder Bay Woodlands	•9460

Bowater Incorporated (name to be changed to AbiBow US Inc. on the Effective Date)	Wells Fargo/Wachovia	Billing Account	•8026

Bowater Incorporated (name to be changed to AbiBow US Inc. on the Effective Date)	Wells Fargo/Wachovia	Master A/C for controlled disbursement accts	•0687

Bowater Incorporated (name to be changed to AbiBow US Inc. on the Effective Date)	Wells Fargo/Wachovia	EMPAC	•3255

Bowater Incorporated (name to be changed to AbiBow US Inc. on the Effective Date)	Wells Fargo/Wachovia	A/P	•3274

Bowater Incorporated (name to be changed to AbiBow US Inc. on the Effective Date)	Wells Fargo/Wachovia	USD for MTL A/P processed ABUS payments	•3293

Bowater Incorporated (name to be changed to AbiBow US Inc. on the Effective Date)	Wells Fargo/Wachovia	Newsprint South Finance Structure	•7062

Bowater Incorporated (name to be changed to AbiBow US Inc. on the Effective Date)	Wells Fargo/Wachovia	Interest Payments	•5365

Bowater LaHave Corp.	Wells Fargo/Wachovia	Stand Alone	•6638

AbiBow Canada Inc.	Royal Bank of Canada	Thorold - Deposit	•811-6

Bowater Incorporated (name to be changed to AbiBow US Inc. on the Effective Date)	Wells Fargo/Wachovia	Utility Deposit	•9438

AbiBow Canada Inc.	Bank of Montreal	Canada H.O. Payroll	•0-811

Loan Party	Bank Name	Account Description	Account Number
AbiBow Canada Inc.	Canadian Imperial Bank	Thunder Bay Woods Payroll	•8218

AbiBow Canada Inc.	Royal Bank of Canada	Payroll	•227-9

AbiBow Canada Inc.	Royal Bank of Canada	Clermont - Payroll	•826-4

AbiBow Canada Inc.	Royal Bank of Canada	Payroll Prefunding	•910-7

AbiBow Canada Inc.	Royal Bank of Canada	Iroquois Falls - Payroll Mill	•007-5

AbiBow Canada Inc.	Toronto Dominion Bank	Payroll - QC milIs - opened Apr 2004	•3089

Bowater Incorporated (name to be changed to AbiBow US Inc. on the Effective Date)	Wells Fargo/Wachovia	Payroll	•3289

Bowater Incorporated (name to be changed to AbiBow US Inc. on the Effective Date)	Wells Fargo/Wachovia	Catawba Payroll, daily ZBA with 260046743	•0783

Bowater Incorporated (name to be changed to AbiBow US Inc. on the Effective Date)	Bank of New York	VEBA Trust; Main VEBA Funding	•6153

Bowater Incorporated (name to be changed to AbiBow US Inc. on the Effective Date)	Bank of New York	VEBA Health Design Plus	•3-950

Bowater Incorporated (name to be changed to AbiBow US Inc. on the Effective Date)	Bank of New York	VEBA ACH Account	•5-679

AbiBow Canada Inc.	Toronto Dominion Bank	Concentration Mirror Account	•9418

Bowater Incorporated (name to be changed to AbiBow US Inc. on the Effective Date)	Wells Fargo/Wachovia	EMPAC ZBA to 2079900429066	•3394

Part D – Excluded Accounts

To be furnished to the Administrative Agent in accordance with Section 9.12(b).

Part E – Securities Accounts or Commodities Accounts

Loan Party	Bank Name	Account Number	Account Description
AbiBow Canada Inc.	Bank of America	•1866	Automatic Investment Sweep Account

Bowater Incorporated (name to be changed to AbiBow US Inc. on the Effective Date)	Bank of New York	•3002	Investment Account

Schedule 13.03

Notices

Lender	Address
Barclays Bank PLC	Name: Address: Phone: Fax:	Kevin Cullen 745 7th Avenue, 26th Floor New York, NY 10119 212 526 4979 212 526 5115

BMO	Name: Address: Phone: Fax:	William Kennedy 111 Monroe Floor 20E Chicago, IL 60603 312 461 2251 312 765 1641

California Public Employees’ Retirement System	Contact Name: Address: Phone: Fax:	Mike Claybar/ Paul Gee 400 Q Street, Suite E4800 Sacramento, CA 95811 916 795 3396 / 916 795 2317 916 795 2875

Canadian Imperial Bank of Commerce	Name: Address: Phone: Fax:	Peter Rawlins 161 Bay Street, 8th Floor Toronto, Ontario, Canada M5J2S8 416 594 7313 416 594 8347

CIBC Inc.	Name: Address: Phone: Fax:	Sue Zhang 425 Lexington Avenue, 4th Floor New York, NY 10017 416 542 4357 905 948 1934

CIT Bank	Name: Address: Phone: Fax:	Kirk Wolverton Two Lincoln Centre, Suite 200 5420 LBJ Freeway Dallas, TX 75240 972 455 1642 972 455 1619

Citibank, N.A., Canadian Branch	Name: Address: Phone: Fax:	Mary Vlahos 123 Front Street, West, Suite 1100 Toronto, Ontario M5J 2M3 416 947 5529 416 915 6290

Export Development Canada	Name: Address: Phone: Fax: E-Mail:	Loans Services Manager 151 O’Connor Street Ottawa Canada K1A 1K3 613 598 3282 613 598 2514 Loans.Services@edc.ca

JPMorgan Chase Bank, N.A.	Name: Address: Phone: Fax:	Robert Diaz JPM-Delaware Loan Operations 500 Stanton Christiana Road Ops 2/3 Newark DE 19713-2107 212 526 4979 212 526 5115

Lender	Address
Siemens Financial Services, Inc.	Name: Address: Phone: Fax:	Michael Kunst 170 Wood Avenue South Iselin, NJ 08830 732 590 6629 732 476 3567

TD Bank, N.A.	Name: Address: Phone: Fax:	Al Forzano 317 Madison Avenue, 3rd Floor New York, NY 10017 212 220 2021 856 533 7124

The Bank of Nova Scotia	Name: Address: Phone: Fax:	Mr. David Angel 1002 Sherbrooke St. W, Suite 900 Montreal, Que, Canada H3A 3L6 514 499 5661 514 499 5504

The Toronto-Dominion Bank	Name: Address: Phone: Fax:	David Carson 66 Wellington St. W., 39th Floor Toronto, Ont M5K 1A2 416 983 6486 416 983 6522

Wells Fargo Capital Finance, LLC	Name: Address: Phone: Fax:	Peter Aziz 2450 Colorado Avenue Suite 3000 West Santa Monica, CA 90404 310 453 7494 866 615 7803

Wells Fargo Capital Finance Corporation Canada	Name: Address: Phone: Fax:	Peter Aziz 2450 Colorado Avenue Suite 3000 West Santa Monica, CA 90404 310 453 7494 866 615 7803

EXHIBIT A-1

FORM OF NOTICE OF BORROWING

[Date]

Citibank, N.A., as Administrative Agent (the

        “Administrative Agent”) for the Lenders party

        to the Credit Agreement referred to below

[    ]

Ladies and Gentlemen:

The undersigned, [Name of Borrower]1 (the “Borrower”), refers to the ABL Credit Agreement, dated as of [            ], 2010 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”, the capitalized terms defined therein being used herein as therein defined), among AbitibiBowater Inc., certain Domestic Subsidiaries and Canadian Subsidiaries of AbitibiBowater from time to time party thereto, the lenders from time to time party thereto (each, a “Lender” and collectively, the “Lenders”) and Citibank, N.A., as Administrative Agent and Collateral Agent for such Lenders, and hereby gives you notice, irrevocably, pursuant to Section [2.03(a)][2.03(b)] of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section [2.03(a)][2.03(b)] of the Credit Agreement:

(i) The Business Day of the Proposed Borrowing is             ,             .2

(ii) The aggregate [principal amount] [Face Amount] of the Proposed Borrowing is [$            ] [Cdn.$            ].

(iii) The Loans to be made pursuant to the Proposed Borrowing shall consist of [U.S. Facility Revolving Loans] [U.S. Borrower Canadian Facility Revolving Loans] [Canadian Borrower Revolving Loans] [U.S. Facility Swingline Loans] [U.S. Borrower Canadian Facility Swingline Loans] [Canadian Borrower Swingline Loans].

(iv) The Loans [will] [will not] constitute Agent Advances.

[1]	Insert the name of the applicable Borrower.
[2]

Shall be a Business Day at least three Business Days after the date hereof in the case of Eurodollar Loans or Bankers’ Acceptance Loans (or same day notice in the case of Base Rate Loans, Canadian Prime Rate Loans or Swingline Loans) and, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 12:00 Noon (New York City time) (or 1:00 P.M. (New York City time) in the case of Swingline Loans) on such day.

Exhibit A-1

(v) The Loans to be made pursuant to the Proposed Borrowing shall be initially maintained as [Base Rate Loans] [Eurodollar Loans] [Canadian Prime Rate Loans] [Bankers’ Acceptance Loans].3

[(vi) The term of the Proposed Borrowing shall be [            ].]4

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) the representations and warranties contained in the Credit Agreement and in the other Loan Documents are and will be true and correct in all material respects, before and after giving effect to the Proposed Borrowing and to the application of the proceeds thereof, as though made on such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (provided, that any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language is and will be true and correct in all respects as of the applicable date);

(B) no Default or Event of Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds thereof;

(C) the Proposed Borrowing and the application of proceeds thereof does not violate any applicable law or regulation and no order, judgment or decree of any Governmental Authority purports to enjoin or restrain such Proposed Borrowing; and

(D) the applicable conditions set forth in Section 7.03 of the Credit Agreement will be met on the date of the Proposed Borrowing and immediately after giving effect thereto.

Very truly yours,

[NAME OF BORROWER]

By:
Name:
Title:

[3]

Swingline Loans denominated in U.S. Dollars may only be incurred and maintained as Base Rate Loans. Swingline Loans denominated in Canadian Dollars may only be incurred and maintained as Canadian Prime Rate Loans.

[4]	To be included for a Proposed Borrowing of Bankers’ Acceptance Loans in compliance with the requirements of Schedule 1.01(b).

EXHIBIT A-2

FORM OF NOTICE OF CONVERSION/CONTINUATION

[Date]

Citibank, N.A., as Administrative Agent (the

        “Administrative Agent”) for the Lenders party

        to the Credit Agreement referred to below

[    ]

Ladies and Gentlemen:

The undersigned, [Name of Borrower] (the “Borrower”), refers to the ABL Credit Agreement, dated as of [            ], 2010 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”; the capitalized terms defined therein being used herein as therein defined), among AbitibiBowater Inc., certain Domestic Subsidiaries and Canadian Subsidiaries of AbitibiBowater from time to time party thereto, the lenders from time to time party thereto (each, a “Lender” and collectively, the “Lenders”), and Citibank, N.A., as Administrative Agent and Collateral Agent for such Lenders, and hereby gives you notice, irrevocably, pursuant to Section [2.06][2.09] of the Credit Agreement, that the undersigned hereby requests to [convert] [continue] the Borrowing of [U.S. Facility Revolving Loans] [U.S. Borrower Canadian Facility Revolving Loans] [Canadian Borrower Revolving Loans] referred to below, and in that connection sets forth below the information relating to such [conversion] [continuation] (the “Proposed [Conversion] [Continuation]”) as required by Sections 2.06 and 2.09 of the Credit Agreement:

(i) The Proposed [Conversion] [Continuation] relates to the Borrowing of [U.S. Facility Revolving Loans] [U.S. Borrower Canadian Facility Revolving Loans] [Canadian Borrower Revolving Loans] denominated in [$] [Cdn.$] originally made on             , 20            (the “Outstanding Borrowing”) in the principal amount of [$            ][Cdn$            ] and currently maintained as a Borrowing of [Base Rate Loans] [Canadian Prime Rate Loans][Bankers’ Acceptance Loans with a term of [            ], with the maturity date for the related Drafts being [            ]][Eurodollar Loans with an Interest Period ending on             ,             ].

(ii) The Business Day of the Proposed [Conversion] [Continuation] is             ,             .1

(iii) The Outstanding Borrowing shall be [continued as a Borrowing of [Eurodollar Loans with an Interest Period of [            ]] [Bankers’ Acceptance Loans with a term of [            ], with the maturity date for the related Drafts being [            ]][converted into a Borrowing of [Base Rate Loans][Eurodollar Loans][Canadian Prime Rate Loans][Bankers’ Acceptance Loans with a term of [            ], with the maturity date for the related Drafts being [            ]].2

[1]

This date shall be a Business Day, at least three Business Days after the date hereof. Notice shall be deemed to have been given on a certain day only if given before 12:00 Noon (New York City time) on such day.

[2]

In the event that either only a portion of the Outstanding Borrowing is to be so converted or continued, the Borrower should make appropriate modifications to this clause to reflect same. The duration of Interest Periods is subject to Section 2.09 of the Credit Agreement. The term of a Proposed Borrowing of Bankers’ Acceptance Loans shall comply with the relevant requirements of Schedule 1.01(b) to the Credit Agreement. The Type of Loans into which an Outstanding Borrowing may be continued or converted, and the duration of any Interest Period selected, shall be subject to Sections 2.06 and 2.09 of the Credit Agreement, and otherwise in accordance with the terms of the Credit Agreement

Exhibit A-2

[The undersigned hereby certifies that [no Default or Event of Default][describe any Default or Event of Default] has occurred and will be continuing on the date of the Proposed [Conversion] [Continuation] or will have occurred and be continuing on the date of the Proposed [Conversion] [Continuation]].3

Very truly yours,

[NAME OF BORROWER]

By:
Name:
Title:

[3]

In the case of a Proposed Conversion or Continuation, insert this sentence only (i) in the event that the conversion is from a Base Rate Loan to a Eurodollar Loan or a Canadian Prime Rate Loan to a Bankers’ Acceptance Loan or (ii) in the case of a continuation of a Eurodollar Loan or Bankers’ Acceptance Loans.

EXHIBIT B-1

FORM OF [U.S. FACILITY][U.S. BORROWER CANADIAN FACILITY][CANADIAN

BORROWER] REVOLVING NOTE

U.S.$[ ]	New York, New York
[ , ]

FOR VALUE RECEIVED, each of the undersigned (together with any entity that becomes a [U.S.][Canadian] Borrower under the Credit Agreement referred to below, each a [“U.S. Borrower”]/[“Canadian Borrower”] and, collectively, the [“U.S. Borrowers”]/[“Canadian Borrowers”]), hereby jointly and severally promises to pay to [            ] or its registered assigns (the “Lender”), in the relevant Available Currency in immediately available funds, at the applicable Payment Office initially located at (i) in the case of [U.S. Facility][U.S. Borrower Canadian Facility][Canadian Borrower] Revolving Loans denominated in U.S. Dollars, [insert applicable Payment Office] and (ii) in the case of [U.S. Borrower Canadian Facility][Canadian Borrower] Revolving Loans denominated in Canadian Dollars, [insert applicable Payment Office] on the Revolving Loan Maturity Date the principal sum of [            ] U.S. DOLLARS (U.S.$[            ]) or, if less, the unpaid principal amount of all [U.S. Borrower Canadian Facility][Canadian Borrower] Revolving Loans made by the Lender pursuant to the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement; provided that, notwithstanding the fact that the principal amount of this Note is denominated in U.S. Dollars, to the extent provided in the Credit Agreement, all payments hereunder with respect to [U.S. Borrower Canadian Facility][Canadian Borrower] Revolving Loans denominated in Canadian Dollars, shall be made in Canadian Dollars, whether or not the U.S. Dollar Equivalent of such amounts would exceed the stated principal amount of this Note.

Each [U.S.][Canadian] Borrower also jointly and severally promises to pay interest on the unpaid principal amount of each [U.S. Facility][U.S. Borrower Canadian Facility][Canadian Borrower] Revolving Loan made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.08 of the Credit Agreement.

This Note is one of the [U.S. Facility][U.S. Borrower Canadian Facility][Canadian Borrower] Revolving Notes referred to in the ABL Credit Agreement, dated as of [            ], 2010, among AbitibiBowater Inc., certain Domestic Subsidiaries and Canadian Subsidiaries of AbitibiBowater from time to time party thereto, the lenders from time to time party thereto (each, a “Lender” and collectively, the “Lenders”), and Citibank, N.A., as Administrative Agent and Collateral Agent for such Lenders (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”), and is entitled to the benefits thereof and of the other Loan Documents. Except as otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement shall be used herein as therein defined. This Note is secured by each Security Document that is executed by a [U.S. Loan Party]/[Loan Party] and is entitled to the benefits of the guarantee under the Guarantee and Collateral Agreement[and Canadian Guarantee and Collateral Agreement]. As provided in the Credit Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Revolving Loan Maturity Date, in whole or in part, and [U.S. Facility][U.S. Borrower Canadian

Exhibit B-1

Facility][Canadian Borrower] Revolving Loans may be converted from one Type of [U.S. Facility][U.S. Borrower Canadian Facility][Canadian Borrower] Revolving Loan into another Type of [U.S. Facility][U.S. Borrower Canadian Facility][Canadian Borrower] Revolving Loan to the extent provided in the Credit Agreement.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The [U.S.][Canadian] Borrowers hereby waive presentment, demand, protest or notice of any kind in connection with this Note.

*     *     *

Exhibit B-1

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTIONS 5-1401 AND 5-1402 OF TITLE 14 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAWS RULES THEREOF.

[NAME OF BORROWER][1]

By:
Name:
Title:

[1]	Include a signature block for each [U.S.][Canadian] Borrower party to the Note.

EXHIBIT B-2

FORM OF [U.S. FACILITY][U.S. BORROWER CANADIAN FACILITY][CANADIAN

BORROWER] SWINGLINE NOTE

U.S.$	New York, New York
[ , ]

FOR VALUE RECEIVED, each of the undersigned (together with any entity that becomes a [U.S.][Canadian] Borrower under the Credit Agreement referred to below, each a [“U.S. Borrower”]/[“Canadian Borrower”] and, collectively, the [“U.S. Borrowers”]/[“Canadian Borrowers”]), hereby jointly and severally promises to pay to [            ] or its registered assigns (the “Swingline Lender”), in the relevant Available Currency in immediately available funds, at the applicable Payment Office, initially located at (i) in the case of [U.S. Facility][U.S. Borrower Canadian Facility][Canadian Borrower] Swingline Loans denominated in U.S. Dollars, [insert applicable Payment Office], and (ii) in the case of [U.S. Borrower Canadian Facility][Canadian Borrower] Swingline Loans denominated in Canadian Dollars, [insert applicable Payment Office] on the Swingline Expiry Date the principal sum of [            ] U.S. DOLLARS (U.S.$[            ]) or, if less, the unpaid principal amount of all [U.S. Facility][U.S. Borrower Canadian Facility][Canadian Borrower] Swingline Loans made by the Swingline Lender pursuant to the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement; provided that, notwithstanding the fact that the principal amount of this Note is denominated in U.S. Dollars, to the extent provided in the Credit Agreement, all payments hereunder with respect to the [U.S. Borrower Canadian Facility][Canadian Borrower] Swingline Loans denominated in Canadian Dollars shall be made in Canadian Dollars, whether or not the U.S. Dollar Equivalent of such amounts would exceed the stated principal amount of this Note.

Each [U.S.][Canadian] Borrower also jointly and severally promises to pay interest on the unpaid principal amount of each [U.S. Facility][U.S. Borrower Canadian Facility][Canadian Borrower] Swingline Loan made by the Swingline Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.08 of the Credit Agreement.

This Note is the [U.S. Facility][U.S. Borrower Canadian Facility][Canadian Borrower] Swingline Note referred to in the ABL Credit Agreement, dated as of [            ], 2010, among AbitibiBowater Inc., certain Domestic Subsidiaries and Canadian Subsidiaries of AbitibiBowater from time to time party thereto, the lenders from time to time party thereto (each, a “Lender” and collectively, the “Lenders”), and Citibank, N.A., as Administrative Agent and Collateral Agent for such Lenders (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”), and is entitled to the benefits thereof and of the other Loan Documents. Except as otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement shall be used herein as therein defined. This Note is secured by each Security Document that is executed by a [U.S. Loan Party]/[Loan Party] and is entitled to the benefits of the guarantee under the Guarantee and Collateral Agreement [and Canadian Guarantee and Collateral Agreement]. As provided in the Credit Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Swingline Expiry Date, in whole or in part.

Exhibit B-2

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The [U.S.][Canadian] Borrowers hereby waive presentment, demand, protest or notice of any kind in connection with this Note.

Exhibit B-2

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTIONS 5-1401 AND 5-1402 OF TITLE 14 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAWS RULES THEREOF.

[NAME OF BORROWER][1]

By:
Name:
Title:

[1]	Include a signature block for each [U.S.][Canadian] Borrower party to the Note.

EXHIBIT C

FORM OF LETTER OF CREDIT REQUEST

Dated ________1

Citibank, N.A., as Administrative Agent, under the ABL Credit Agreement, dated as of [            ], 2010 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”), among AbitibiBowater Inc., certain Domestic Subsidiaries and Canadian Subsidiaries of AbitibiBowater from time to time party thereto, the lenders from time to time party thereto (each, a “Lender” and collectively, the “Lenders”), and Citibank, N.A., as Administrative Agent and Collateral Agent for such Lenders.

__________________________

__________________________

__________________________]

Attention: [                                             ]

[[                     ]2, as Issuing Lender

under the Credit Agreement

__________________________

__________________________

__________________________]

Attention: [                                             ]

Ladies and Gentlemen:

Pursuant to Section 3.03 of the Credit Agreement, the undersigned hereby requests that the Issuing Lender referred to above issue a [trade] [standby] Letter of Credit for the account of the undersigned on _______3 (the “Date of Issuance”) which Letter of Credit shall be denominated in ________4 and shall be in the aggregate Stated Amount of _______5. The requested Letter of Credit shall be a [U.S. Facility] [Canadian Facility] Letter of Credit.

[1]	Date of Letter of Credit Request.
[2]	Insert name and address of Issuing Lender.
[3]	Date of Issuance which shall be a Business Day that is at least five Business Days after the date hereof (or such earlier date as is acceptable to the respective Issuing Lender in any given case).
[4]	Insert applicable currency in which the Letter of Credit is to be denominated (i.e., U.S. Dollars, Canadian Dollars, Euros or Pounds Sterling).
[5]

Aggregate initial Stated Amount of the Letter of Credit which should not be less than $10,000 (or in the case of a Letter of Credit issued in a currency other than U.S. Dollars, the U.S. Dollar Equivalent thereof) or such lesser amount as is acceptable to the respective Issuing Lender.

Exhibit C

For purposes of this Letter of Credit Request, unless otherwise defined herein, all capitalized terms used herein which are defined in the Credit Agreement shall have the respective meaning provided therein.

The beneficiary of the requested Letter of Credit will be             6, and such Letter of Credit will be in support of             7 and will have a stated expiration date of            8 .

We hereby certify that:

(A)

the representations and warranties contained in the Credit Agreement and in the other Loan Documents are and will be true and correct in all material respects on the Date of Issuance, both before and after giving effect to the issuance of the Letter of Credit requested hereby, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (provided, that any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language is and will be true and correct in all respects as of the applicable date);

(B)	no Default or Event of Default has occurred and is continuing nor, after giving effect to the issuance of the Letter of Credit requested hereby, would such a Default or Event of Default occur;

(C)

the issuance of the Letter of Credit requested hereby does not violate any applicable law or regulation and no order, judgment or decree of any Governmental Authority purports to enjoin or restrain such issuance; and

(D)	the applicable conditions set forth in Section 7.03 of the Credit Agreement will be met on the Date of Issuance and immediately after giving effect thereto.

[6]	Insert name and address of beneficiary.
[7]

Insert a description of L/C Supportable Obligations (in the case of standby Letters of Credit) and insert description of permitted trade obligations of the Company or any of its Subsidiaries (in the case of trade Letters of Credit).

[8]

Insert the last date upon which drafts may be presented which may not be later than (i) in the case of standby Letters of Credit, the earlier of (x) twelve months after the Date of Issuance (subject to extension for successive 12 month periods to the extent such extension is not beyond five (5) Business Days prior to the Revolving Loan Maturity Date and (y) five (5) Business Days prior to the Revolving Loan Maturity Date and (ii) in the case of trade Letters of Credit, the earlier of (x) 180 days after the Date of Issuance and (y) five (5) Business Days prior to the Revolving Loan Maturity Date.

Exhibit C

Copies of all material documentation with respect to the supported transaction are attached hereto.

[NAME OF APPLICABLE BORROWER]

By:
Name:
Title:

Exhibit D-1

FORM OF U.S. PERFECTION CERTIFICATE

Dated: December [    ], 2010

Reference is hereby made to (i) that certain Guarantee and Collateral Agreement dated as of December [    ], 2010 (the “ABL Security Agreement”), between AbitibiBowater Inc., a Delaware corporation (“AbitibiBowater”) and certain of its Subsidiaries party thereto (collectively, the “Guarantors”) and Citibank, N.A., as collateral agent (the “ABL Collateral Agent”), (ii) that certain ABL Credit Agreement dated as of December [ ], 2010 (the “ABL Credit Agreement”) among AbitibiBowater, certain of its Subsidiaries party thereto, the Lenders party thereto, the ABL Collateral Agent and the other Agents party thereto, (iii) that certain Security Agreement dated as of December [ ], 2010 (the “Notes Security Agreement” and, together with the ABL Security Agreement, the “Security Agreements”), between AbitibiBowater, the other Guarantors party thereto and Wells Fargo Bank, National Association, as collateral agent (the “Notes Collateral Agent” and, together with the ABL Collateral Agent, the “Collateral Agents”) and (iv) that certain Indenture dated as of October 4, 2010 (the “Indenture”) among AbitibiBowater, certain of its Subsidiaries party thereto and the Notes Collateral Agent. Capitalized terms used but not defined herein have the meanings assigned in the ABL Credit Agreement or the Indenture, as applicable.

As used herein, the term “Grantors” means AbitibiBowater and the other Guarantors that are Domestic Subsidiaries. As used herein, the term “Collateral Documents” means collectively (i) Security Documents as defined in the ABL Credit Agreement and (ii) Security Documents as defined in the Indenture.

The undersigned hereby certify to the Collateral Agents as follows:

1. Names.

(a) The exact legal name of each Grantor, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a). Each Grantor is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Grantor that is a registered organization, the Federal Taxpayer Identification Number of each Grantor and the jurisdiction of formation of each Grantor.

(b) Set forth in Schedule 1(b) hereto is a list of any other corporate or organizational names each Grantor has had in the past five years, together with the date of the relevant change.

(c) Set forth in Schedule 1(b) is a list of all other names used by each Grantor, or any other business or organization to which each Grantor became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, on any filings with the Internal Revenue Service at any time in the past five years. Except as set forth in Schedule 1(b), no Grantor has changed its jurisdiction of organization at any time during the past four months.

2. Current Locations. The chief executive office of each Grantor is located at the address set forth in Schedule 2 hereto.

Exhibit D-1

3. Extraordinary Transactions. Within the last five years, except for those purchases, acquisitions and other transactions described in Schedule 3 attached hereto and other purchases and acquisitions of assets not in excess of $25,000,000, all of the Collateral has been originated by each Grantor in the ordinary course of business.

4. File Search Reports. Attached hereto as Schedule 4 are the file search reports from the Uniform Commercial Code filing offices (i) in each jurisdiction identified in Section 1(a) or Section 2 with respect to each legal name set forth in Section 1 and (ii) in each jurisdiction described in Schedule 1(b) or Schedule 3 relating to any of the transactions described in Schedule 1(b) or Schedule 3 with respect to each legal name of the person or entity from which each Grantor purchased or otherwise acquired any of the Collateral. A copy of each financing statement, including judgment and tax liens, bankruptcy and pending lawsuits or other filing identified in such file search reports has been delivered to the Collateral Agents.

5. UCC Filings. The financing statements (duly authorized by each Grantor constituting the debtor therein), including the indications of the collateral, attached as Schedule 5 relating to the Security Agreements or the applicable Mortgage, have been prepared in the appropriate form for filing in the filing offices in the jurisdictions identified in Schedule 6 hereof.

6. Schedule of Filings. Attached hereto as Schedule 6 is a schedule of (i) the appropriate filing offices for the financing statements attached hereto as Schedule 5, (ii) the appropriate filing offices for the filings described in Schedule 11(c), (iii) the appropriate filing offices for the Mortgages and fixture filings relating to the Mortgaged Properties set forth in Schedule 7(a) and (iv) any other actions required to create, preserve, protect and perfect the security interests in the Collateral granted to the Collateral Agents pursuant to the Collateral Documents.

7. Real Property. (a) Attached hereto as Schedule 7(a) is a list of all (i) real property to be encumbered by a Mortgage and fixture filing (such real property, the “Mortgaged Property”) as of the Effective Date and (ii) common names, addresses and uses of each Mortgaged Property. Except as described in Schedule 7(b) attached hereto: (i) no Grantor has entered into any leases, subleases, tenancies, franchise agreements, licenses or other occupancy arrangements as owner, lessor, sublessor, licensor, franchisor or grantor with respect to any of the Mortgaged Property and (ii) no Grantor has any Leases which require the consent of the landlord, tenant or other party thereto to the Transactions with respect to any of the Mortgaged Property.

8. Termination Statements. Attached hereto as Schedule 8(a) are the form of termination statements (which shall be duly authorized by the secured party named therein upon receipt of payoff funds and completion of such other actions required by the respective payoff letter executed by each such secured party) in the appropriate form for filing in each applicable jurisdiction identified in Schedule 8(b) hereto with respect to each Lien described therein.

9. Stock Ownership and Other Equity Interests. Attached hereto as Schedule 9 is a true and correct list of all of the stock, partnership interests, limited liability company membership interests or other equity interest owned directly by each Grantor, after giving effect

Exhibit D-1

to the transactions contemplated by the Plans of Reorganization on the date hereof, of each other Grantor and each other Subsidiary that is a Material Subsidiary (other than any Unrestricted Subsidiary or any Existing Restricted Subsidiary JV, each as defined in the Indenture), setting forth the percentage of such equity interests required to be pledged pursuant to the Collateral Documents.

10. Instruments and Tangible Chattel Paper. Attached hereto as Schedule 10 is a true and correct list of all (i) promissory notes (including all intercompany notes between or among any two or more Grantors or any of their Subsidiaries) and (ii) instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by each Grantor as of the date hereof.

11. Intellectual Property.

(a) Attached hereto as Schedule 11 is a schedule setting forth all of each Grantor’s Patents and Trademarks (each as defined in the Security Agreements) applied for or registered with the United States Patent and Trademark Office, including the name of the registered owner or applicant and the registration, application, or publication number, as applicable, of each Patent or Trademark owned by each Grantor.

(b) Attached hereto as Schedule 11 is a schedule setting forth all of each Grantor’s Copyrights (each as defined in the Security Agreements), including the name of the registered owner and the registration number of each such Copyright owned by each Grantor.

(c) Attached hereto as Schedule 11 in proper form for filing with the United States Patent and Trademark Office (the “USPTO”) and United States Copyright Office (the “USCO”) are the filings necessary to preserve, protect and perfect the security interests in the United States Trademarks, Patents and Copyrights set forth in Schedule 11.

12. Commercial Tort Claims. Attached hereto as Schedule 12 is a true and correct list of all commercial tort claims (as such term is defined in Article 9 of the UCC) valued in excess of $10,000,000 held by each Grantor, including a brief description thereof.

13. Deposit Accounts, Securities Accounts and Commodity Accounts. Attached hereto as Schedule 13 is a true and complete list of all Core U.S. Concentration Accounts, U.S. Collection Accounts, Deposit Accounts, securities accounts (as such term is defined in Article 9 of the UCC) and commodity accounts (as such term is defined in Article 9 of the UCC) maintained by each Grantor, after giving effect to the transactions contemplated by the Plans of Reorganization on the date hereof, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account.

14. Letter-of-Credit Rights. Attached hereto as Schedule 14 is a true and correct list of all Letters of Credit that are not supporting obligations issued in favor of each Grantor, as beneficiary thereunder.

Exhibit D-1

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of the day and year first above written.

ABITIBIBOWATER INC.

By:
	Name:	William G. Harvey
	Title:	Executive Vice President and Chief

BOWATER INCORPORATED

By:
	Name:	William G. Harvey
	Title:	Senior Vice President and Treasurer

ABITIBI-CONSOLIDATED CORP.

By:
	Name:	William G. Harvey
	Title:	Vice President and Chief Financial Officer

BOWATER NEWSPRINT SOUTH LLC

By:
	Name:	William G. Harvey
	Title:	Manager

BOWATER NEWSPRINT SOUTH OPERATIONS LLC

By:	Bowater Newsprint South LLC, its Sole Member and Manager

By:
	Name:	William G. Harvey
	Title:	Manager

[Signature Page to U.S. Perfection Certificate]

Exhibit D-1

BOWATER ALABAMA LLC

By:	Bowater Newsprint South LLC, its Sole Member

By:
	Name:	William G. Harvey
	Title:	Manager

BOWATER AMERICA INC.

By:
	Name:	William G. Harvey
	Title:	President and Treasurer

BOWATER NUWAY MID-STATES INC.

By:
	Name:	William G. Harvey
	Title:	President

LAKE SUPERIOR FOREST PRODUCTS INC.

By:
	Name:	William G. Harvey
	Title:	Vice President and Chief Financial Officer

ABITIBI CONSOLIDATED SALES CORPORATION

By:
	Name:	William G. Harvey
	Title:	Vice President and Chief Financial Officer

[Signature Page to U.S. Perfection Certificate]

Exhibit D-1

DONOHUE CORP.

By:
	Name:	William G. Harvey
	Title:	Vice President and Chief Financial Officer

ABITIBI-CONSOLIDATED ALABAMACORPORATION

By:
	Name:	Jacques P. Vachon
	Title:	Secretary

ALABAMA RIVER NEWSPRINT COMPANY

By:	Abitibi-Consolidated Sales Corporation, its Managing Partner

By:
	Name:	Jacques P. Vachon
	Title:	Secretary

[Signature Page to U.S. Perfection Certificate]

Exhibit D-1

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number	Federal Taxpayer Identification Number	Jurisdiction of Formation

Exhibit D-1

Schedule 1(b)

Prior Organizational Names

Grantor	Prior Name	Date of Change

Grantor	Action	Date of Action	Jurisdiction of Formation	List of All Other Names Used on Any Filings with the Internal Revenue Service During Past Five Years

Exhibit D-1

Schedule 2

Chief Executive Offices

Grantor	Address	County	State	Country

Exhibit D-1

Schedule 3

Transactions Other Than in the Ordinary Course of Business In Excess of $25,000,000

Grantor	Description of Transaction Including Parties Thereto	Date of Transaction

Exhibit D-1

Schedule 4

File Search Reports

See Attached.

Exhibit D-1

Schedule 5

Copies of UCC Financing Statements to be Filed

See Attached.

Exhibit D-1

Schedule 6

Filings/Filing Offices

Type of Filing[1]	Entity	Applicable Collateral Document Mortgage, Security Agreement or Other	Jurisdictions

[1]	UCC-1 financing statement, fixture filing, mortgage, intellectual property filing or other necessary filing.

Exhibit D-1

Schedule 7(a)

I. Owned Real Property

Entity of Record	Common Name and Address	Purpose/Use	To be Encumbered by Mortgage and Fixture Filing
[ ]	[ ] [COUNTY, STATE]	[ ]	[YES/NO]

II. Leased or Other Interests in Real Property

Entity of Record	Common Name and Address	Landlord / Owner	Description of Lease or Other Documents Evidencing Interest	Purpose/Use	To be Encumbered by Mortgage	To be Encumbered by Fixture Filing
[ ]	[ ] [COUNTY, STATE]	[ ]	[ ]	[ ]	[YES/NO]	[YES/NO]

Exhibit D-1

Schedule 7(b)

Required Consents; Grantor Held Landlord’s/ Grantor’s Interests

I. Landlord’s / Grantor’s Consent Required

1. [LIST EACH LEASE OR OTHER INSTRUMENT WHERE LANDLORD’S / GRANTOR’S CONSENT IS REQUIRED].

II. Leases, Subleases, Tenancies, Franchise Agreements, Licenses or Other Occupancy Agreements Pursuant to which any Grantor holds Landlord’s / Grantor’s Interest

1. [LIST EACH LEASE OR OTHER INSTRUMENT WHERE GRANTOR HOLDS LANDLORD’S / GRANTOR’S INTEREST]

Exhibit D-1

Schedule 8(a)

Termination Statements

See Attached.

Exhibit D-1

Schedule 8(b)

Termination Statement Filing Jurisdictions

See Attached.

Exhibit D-1

Schedule 9

Equity Interests

Issuer	Number of Certificate	Record Owner	Number and Class of Equity Interest	Percentage of Equity Interest Being Pledged

Exhibit D-1

Schedule 10

Instruments and Tangible Chattel Paper

1.	Promissory Notes:

Entity	Principal Amount	Date of Issuance

2.	Chattel Paper:

Description

Exhibit D-1

Schedule 11(a)

Patents and Trademarks

Schedule 11(a), Part 1A – United States Trademarks

U.S. TRADEMARK REGISTRATIONS

TRADEMARK	REG. NO.	REG. DATE	RECORD OWNER

U.S. TRADEMARK APPLICATIONS

TRADEMARK	REG. NO.	REG. DATE	RECORD OWNER

TRADEMARK LICENSES

Name of Agreement	Parties Licensor/Licensee	Date of Agreement	Subject Matter	Record Owner

Exhibit D-1

Schedule 11(a), Part 1B – United States Patents

PATENTS AND DESIGN PATENTS

Patent No.	Issued	Expiration	Country	Title	Record Owner

PATENT APPLICATIONS

Case No.	Serial No.	Country	Date	Filing Title	Record Owner

PATENT LICENSES

Name of Agreement	Parties Licensor/Licensee	Date of Agreement	Subject Matter	Record Owner

Exhibit D-1

Schedule 11(b)

Copyrights

COPYRIGHT REGISTRATIONS

Registration No.	Registration Date	Title	Expiration Date	Record Owner

COPYRIGHT APPLICATIONS

Case No.	Serial No.	Country	Date	Filing Title	Record Owner

COPYRIGHT LICENSES

Name of Agreement	Parties Licensor/Licensee	Date of Agreement	Subject Matter	Record Owner

Exhibit D-1

Schedule 12

Commercial Tort Claims

Exhibit D-1

Schedule 13

Core U.S. Concentration Accounts

Account Name	Account Number	Account Description	Bank Name

U.S. Collection Accounts

Account Name	Account Number	Account Description	Bank Name

Deposit Accounts

Account Name	Account Number	Account Description	Bank Name

Commodities Accounts

Bank Name	Account Name	Account Number	Account Description

Exhibit D-1

Securities Accounts

Bank Name	Account Name	Account Number	Account Description

Exhibit D-1

Schedule 15

Letter of Credit Rights

Exhibit D-2

FORM OF PERFECTION CERTIFICATE

Reference is hereby made to (i) that certain Canadian Guarantee and Collateral Agreement dated as of [                     ], 2010 (the “ABL Security Agreement”), between the Canadian Guarantors party thereto (collectively, the “Guarantors”) and Citibank, N.A., as collateral agent (the “ABL Collateral Agent”), (ii) that certain ABL Credit Agreement dated as of December 9, 2010 (the “ABL Credit Agreement”) among AbitiBowater Inc., certain of its Subsidiaries party thereto, the Lenders party thereto, the ABL Collateral Agent and the other Agents party thereto. Capitalized terms used but not defined herein have the meanings assigned in the ABL Credit Agreement.

As used herein, the term “Grantors” means the Canadian Guarantors.

The undersigned hereby certify to the Collateral Agent as follows:

1. Names.

(a) The exact legal name of each Grantor, as such name appears in its respective certificate or articles of incorporation or any other organizational document, is set forth in Schedule 1(a). Each Grantor is (i) the type of entity disclosed next to its name in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number of each Grantor, the Canada Revenue Agency Business Number of each Grantor and the jurisdiction of formation of each Grantor.

(b) Set forth in Schedule 1(b) hereto is a list of all former names of each Grantor, together with the date of the relevant change.

2. Current Locations.

(a) The chief executive office, head office and domicile of each Grantor are located at the addresses set forth in Schedule 2(a) hereto.

(b) The addresses of all locations in which each Grantor maintains any books or records relating to the Collateral are set forth in Schedule 2(b) hereto.

(c) The addresses of all locations, including the name and address of each third party location (including any bailee, consignee customs broker or other similar Person), in which each Grantor maintains any of the Collateral are set forth in Schedule 2(c) hereto.

3. Extraordinary Transactions. Within the last five years, except for those purchases, acquisitions and other transactions described in Schedule 3 attached hereto and other purchases and acquisitions of assets not in excess of $25,000,000, all of the Collateral has been originated by each Grantor in the ordinary course of business.

4. File Search Reports. Attached hereto as Schedule 4 are copies of search reports summarizing all searches made against each Grantor (including all of the former names of such Grantor) under the Bank Act (Canada) and in the Personal Property Security Register in each province of Canada (or, if applicable, in the Quebec Register of Personal and Movable Real

Exhibit D-2

Rights) and in the analogous registry in each other jurisdiction in which tangible (corporeal) personal (movable) property of such Grantor is located or in which the chief executive office (and domicile, if applicable) of such Grantor is located, including the relevant Uniform Comercial Code filing offices.

5. Schedule of Filings. PPSA (and, if required, UCC) financing statements or registration statements, as applicable, have been prepared for filing in the Personal Property Security Register in each applicable province and territory of Canada, in the Quebec Register of Personal and Movable Real Rights and in the analogous registry in each other jurisdiction in which tangible (corporeal) personal (movable) property of each Grantor is located or in which the chief executive office (and domicile, if applicable) of each Grantor is located. Attached hereto as Schedule 5 is a true and correct list of all jurisdictions in which such filings are to be made.

6. Financing Change or Discharge Statements. Attached hereto as Schedule 6 is a list of all Liens to be discharged pursuant to financing change or discharge statements on or immediately after the Closing Date, which discharges shall be duly authorized by the relevant secured party upon receipt of payoff funds and completion of such other actions required by the respective payoff letter executed by each such secured party.

7. Instruments and Chattel Paper. Attached hereto as Schedule 7 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible or electronic chattel paper and other evidence of indebtedness held by each Grantor as of the Closing Date.

8. Intellectual Property.

(a) Attached hereto as Schedule 8 (a) is a schedule setting forth all of each Grantor’s Patents (as defined in the Security Documents) in Canada applied for or registered with the Canadian Intellectual Property Office or any other similar authority in any other jurisdiction, and all other Patents, including the name of the registered owner or applicant and the registration, application, or publication number, as applicable, of each Patent owned, applied for or licensed by each Grantor.

(b) Attached hereto as Schedule 8 (b) is a schedule setting forth all of each Grantor’s Trademarks (as defined in the Security Documents) in Canada applied for or registered with the Canadian Intellectual Property Office or any other similar authority in any other jurisdiction, and all other Trademarks, including the name of the registered owner or applicant and the registration, application, or publication number, as applicable, of each Patent owned, applied for or licensed by each Grantor.

(c) Attached hereto as Schedule 8(c) is a schedule setting forth all of each Grantor’s Copyrights (as defined in the Security Documents) in Canada, including the name of the registered owner and the registration number of each Copyright owned, applied for or licensed by each Grantor.

Exhibit D-2

9. Deposit Accounts, Securities Accounts and Futures Accounts. Attached hereto as Schedule 9 is a true and complete list of all Core Canadian Concentration Accounts, Canadian Collection Accounts, Deposit Accounts, securities accounts (as such term is defined in the PPSA) and futures accounts (as such term is defined in the PPSA) in each case other than Excluded Accounts, maintained by each Grantor, including the name of each institution where each such account is held and the name of each entity that holds each account.

10. Letter-of-Credit Rights. Attached hereto as Schedule 10 is a true and correct list of all letters of credit that are not supporting obligations issued in favor of each Grantor, as beneficiary thereunder.

[The remainder of this page has been intentionally left blank]

Exhibit D-2

IN WITNESS WHEREOF, we have signed this Canadian Perfection Certificate as of this              day of                      2010.

BOWATER CANADIAN LIMITED

By:

Name:
Title:

ABITIBIBOWATER CANADA INC.

By:

Name:
Title:

ABITIBI-CONSOLIDATED INC.

By:

Name:
Title:

BOWATER LAHAVE CORPORATION

By:

Name:
Title:

Exhibit E

FORM OF INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT (this “Agreement”) is dated as of December 9, 2010, and entered into by and between Citibank, N.A., in its capacity as agent under the Initial ABL Credit Agreement, including its successors and assigns from time to time (the “Initial ABL Agent”), and Wells Fargo Bank, National Association, as Collateral Agent and Trustee (the “Trustee”), not in its individual capacity, but solely in its capacity as trustee and collateral agent under the Indenture and (as the case may be) as collateral agent for and representative hereunder of the holders of the Additional Pari Passu Note Obligations, including in each case its successors and assigns from time to time (in such capacities, the “Notes Agent”) and is acknowledged by AbitibiBowater Inc., a Delaware corporation (the “Company”), and the subsidiaries of the Company listed on the signature pages hereof (together with any subsidiary that becomes a party hereto after the date hereof, each a “Company Subsidiary,” and, collectively, the “Company Subsidiaries”). Capitalized terms used in this Agreement have the meanings assigned to them in Article 1.

RECITALS

The Company, the Company Subsidiaries, the ABL Lenders, and the Initial ABL Agent have entered into that certain senior secured asset based revolving credit facility, dated as of December 9, 2010 (as amended, restated, supplemented, extended, modified, replaced, refunded or refinanced from time to time, the “Initial ABL Credit Agreement”);

ABI Escrow Corporation has issued 10.25% senior secured notes due 2018 in a principal amount of $850,000,000 (the “Initial Notes”) under an indenture, dated as of October 4, 2010 (as amended, restated, supplemented, extended modified, replaced, refunded or refinanced from time to time, including pursuant to the supplemental indenture, dated as of the date hereof, among the Trustee, the Company and the Company Subsidiaries pursuant to which, subject to the satisfaction of certain conditions, the Company will assume all obligations of ABI Escrow Corporation under the Initial Notes and the Indenture and the Company Subsidiaries shall provide guarantees of such obligations, the “Indenture”) among ABI Escrow Corporation and the Notes Agent;

The Company may from time to time following the date hereof incur Additional Pari Passu Note Obligations to the extent permitted by the ABL Credit Agreement, the Indenture and any then extant Additional Pari Passu Note Agreement and

In order to induce the ABL Agent and the ABL Lenders to consent to the Grantors incurring the Note Obligations and granting the Liens to the Notes Agent and in order to induce the Notes Agent and the Noteholders to consent to the Grantors incurring the ABL Obligations and granting the Liens to the ABL Agent, the ABL Agent, on behalf of itself and the other ABL Claimholders, and the Notes Agent, on behalf of itself and the other Note Claimholders, have agreed to the relative priority of their respective Liens on the Collateral and certain other rights, priorities and interests as set forth in this Agreement.

Exhibit E

AGREEMENT

In consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

I.

DEFINITIONS.

1.1. Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“ABL Agent” means the Initial ABL Agent and any successor or other agent under any ABL Credit Agreement. The Initial ABL Agent shall exercise the rights and have the duties of the ABL Agent under this Agreement for so long as there is an Initial ABL Agent.

“ABL Claimholders” means, at any relevant time, the holders of ABL Obligations at that time, including, without limitation, the ABL Lenders and the ABL Agent under the ABL Credit Agreement and the Bank Product Providers.

“ABL Collateral” means (subject to Section 2.5) all of the assets and property of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted or purported to be granted as security for any ABL Obligations.

“ABL Credit Agreement” means collectively, (a) the Initial ABL Credit Agreement and (b) any related Permitted Refinancing Agreement. Any reference to the ABL Credit Agreement hereunder shall be deemed a reference to any ABL Credit Agreement then in existence.

“ABL Default” means an “Event of Default” (as defined in the ABL Credit Agreement).

“ABL Lenders” means the “Lenders” under and as defined in the ABL Credit Agreement.

“ABL Loan Documents” means the ABL Credit Agreement and the “Loan Documents” (as defined in the ABL Credit Agreement), including the documents governing Bank Products, and each of the other agreements, documents and instruments executed pursuant thereto, and any other document or instrument executed or delivered at any time in connection with the ABL Credit Agreement or any Bank Products, including any intercreditor or joinder agreement among holders of ABL Obligations, to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed, extended, refunded or Refinanced from time to time in accordance with the provisions of this Agreement.

“ABL Mortgages” means a collective reference to each mortgage, deed of trust and other document or instrument under which any Lien on real property owned or leased by any Grantor is granted to secure any ABL Obligations or under which rights or remedies with respect to any such Liens are governed.

Exhibit E

“ABL Obligations” means all Obligations outstanding under the ABL Credit Agreement and the other ABL Loan Documents, including any Bank Products. “ABL Obligations” shall include all interest, fees and expenses accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding, accrue) after commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant ABL Loan Document whether or not the claim for such interest is allowed or allowable as a claim in such Insolvency or Liquidation Proceeding.

“ABL Priority Collateral” means all now-owned or hereafter acquired ABL Collateral that constitutes:

(a) Accounts, other than Accounts which constitute identifiable Proceeds which arise from the sale, license, assignment or other disposition of Notes Priority Collateral;

(b) Chattel Paper, other than Chattel Paper which constitutes identifiable Proceeds of Notes Priority Collateral;

(c) (x) Deposit Accounts (other than the Note Collateral Account and Notes Trust Monies) and money and all cash, checks, other negotiable instruments, funds and other evidences of payments held therein (other than the Note Collateral Account and Notes Trust Monies), and (y) Securities Accounts and Security Entitlements and securities credited thereto (other than the Note Collateral Account and Notes Trust Monies), and, in each case, all cash, checks and other property held therein or credited thereto;

(d) Inventory;

(e) to the extent relating to, evidencing or governing any of the items referred to in the preceding clauses (a) through (d) of this definition as constituting ABL Priority Collateral, Documents, General Intangibles (other than Intellectual Property), Instruments (including promissory notes) and Commercial Tort Claims;

(f) to the extent relating to any of the items referred to in the preceding clauses (a) through (e) above as constituting ABL Priority Collateral, Supporting Obligations and Letter of Credit Rights;

(g) books and records relating to the items referred to in the preceding clauses (a) through (f) above as constituting ABL Priority Collateral (including all books, databases, customer lists, and records, whether tangible or electronic, which contain any information relating to any of the items referred to in the preceding clauses (a) through (f)); and

(h) subject to Section 3.5, Proceeds of any of the foregoing, including collateral security and guarantees with respect to any of the foregoing and all cash, Money, insurance proceeds, Instruments, Securities, Financial Assets and Deposit Accounts constituting Proceeds of the foregoing.

Exhibit E

“ABL Security Documents” means any agreement, document or instrument pursuant to which a Lien is granted securing any ABL Obligations or under which rights or remedies with respect to such Liens are governed.

“ABL Standstill Period” has the meaning set forth in Section 3.2(a)(i).

“Access Period” means for each parcel of Mortgaged Premises, the period, after the commencement of an Enforcement Period by the ABL Agent, which begins on the earlier of (a) the day on which the ABL Agent provides the Notes Agent with the written notice of its election to request access pursuant to Section 3.3(b) and (b) the third Business Day after the Notes Agent provides the ABL Agent with notice that the Notes Agent (or its agent) has obtained possession or control of such parcel and ends on the earliest of (i) the 180th day after the date (the “Initial Access Date”) on which the ABL Agent, or its designee, initially obtains the ability to take physical possession of, remove, or otherwise control physical access to, or actually uses, the ABL Collateral located on such Mortgaged Premises plus such number of days, if any, after the Initial Access Date that it is stayed or otherwise prohibited by law or court order from exercising remedies with respect to Collateral located on such Mortgaged Premises, and (ii) the termination of such Enforcement Period.

“Account Agreements” means any lockbox account agreement, pledged account agreement, blocked account agreement, deposit account control agreement, securities account control agreement, or any similar deposit or securities account agreements among the Notes Agent and/or the ABL Agent, one or more Grantors and the relevant financial institution depository or securities intermediary.

“Accounts” means “accounts” (as defined in Article 9 of the UCC).

“Additional Notes” has the meaning set forth in the Indenture but only to the extent that at the time such Additional Notes are issued such Additional Notes are permitted by the terms of the ABL Credit Agreement, the Indenture and each then extant Additional Pari Passu Note Agreement to be incurred and to be secured by Liens on the Collateral ranking pari passu with the Liens securing the Note Obligations

“Additional Pari Passu Note Agent” means the Person appointed to act as trustee, agent or representative for the holders of Additional Pari Passu Note Obligations pursuant to any Additional Pari Passu Note Agreement.

“Additional Pari Passu Note Agreement” means the indenture, credit agreement or other agreement under which any Additional Pari Passu Note Obligations are incurred.

“Additional Pari Passu Note Obligations” means Indebtedness of the Grantors incurred following the date of this Agreement to the extent that (a) at the time such Indebtedness in incurred, such Indebtedness is permitted to be incurred by the terms of the ABL Credit Agreement, the Indenture and each then extant Additional Pari Passu Note Agreement secured by Liens on the Collateral ranking pari passu with the Liens securing the Note Obligations, (b) the Grantors have granted Liens on the Collateral to secure the obligations in respect of such Indebtedness,

Exhibit E

and (c) the Additional Pari Passu Note Agent, for the holders of such Indebtedness has executed a joinder agreement to the Note Security Agreement in the form attached thereto (or other form reasonably satisfactory to the Notes Agent) agreeing on behalf of itself and such holders to (i) be bound by the terms of this Agreement applicable to them, (ii) appoint the Notes Agent to act as their collateral agent and representative hereunder and (iii) agree to be bound by the intercreditor provisions contained in the Note Security Agreement (which provisions are binding on the Note Claimholders only).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, a Person shall be deemed to “control” or be “controlled by” a Person if such Person possesses, directly or indirectly, power to direct or cause the direction of the management or policies of such Person whether through ownership of equity interests, by contract or otherwise.

“Agents” means the ABL Agent and the Notes Agent.

“Agreement” means this Intercreditor Agreement, as amended, restated, renewed, extended, supplemented or otherwise modified from time to time.

“Bank Product Debt” means Indebtedness and other Obligations relating to Bank Products.

“Bank Product Provider” shall mean any Person that provides any Bank Products to any Grantor at a time when such Person is an ABL Lender or an Affiliate of an ABL Lender (even if such Person subsequently ceases to be an ABL Lender or an Affiliate of an ABL Lender).

“Bank Products” means “Hedging Obligations” and “Cash Management Services Obligations” as each such term is defined in the Initial ABL Credit Agreement and any substantially equivalent terms under any other ABL Credit Agreement.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Business Day” means a day that is a “Business Day” under both the Indenture and the ABL Credit Agreement.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and all rights, warrants or options exchangeable for or convertible into any of the items described in clauses (a) through (e) above; provided that with respect to the foregoing, Capital Stock shall exclude any debt securities convertible into Capital Stock, whether or not such debt securities include any right of vote or participation with Capital Stock.

Exhibit E

“Chattel Paper” means “chattel paper” (as defined in Article 9 of the UCC).

“Claimholder” means any Note Claimholder or ABL Claimholder, as applicable.

“Collateral” means any and all of the assets and property of any Grantor, whether real, personal or mixed, which constitute ABL Collateral or Note Collateral.

“Commercial Tort Claims” means “commercial tort claims” (as defined in Article 9 of the UCC).

“Company” has the meaning assigned to that term in the Preamble to this Agreement.

“Company Subsidiary” has the meaning assigned to that term in the Preamble to this Agreement.

“Conforming Plan of Reorganization” means any Plan of Reorganization whose provisions are consistent with the provisions of this Agreement.

“Deposit Accounts” means “deposit accounts” (as defined in Article 9 of the UCC).

“DIP Financing” has the meaning assigned to that term in Section 6.1.

“Discharge of ABL Obligations” means:

(a) payment in full in cash of all ABL Obligations (other than contingent obligations or contingent indemnification obligations except as provided in clause (e) below and other than ABL Obligations constituting Bank Product Debt except as provided in clause (d) below);

(b) termination or expiration of all commitments, if any, to extend credit under the ABL Loan Documents;

(c) termination, cash collateralization or backstop of all letters of credit issued under the ABL Credit Agreement in compliance with the terms of the ABL Credit Agreement;

(d) the provision of credit support (which may include cash collateralization or support by a letter of credit therefor) for any ABL Obligations constituting Bank Product Debt (in an amount and manner and, if other than pursuant to cash collateralization, of a kind reasonably satisfactory to the providers of such Bank Product Debt); and

Exhibit E

(e) the provision of credit support (which may include cash collateralization or support by a letter of credit) for any costs, expenses and contingent indemnification obligations consisting of ABL Obligations not yet due and payable but with respect to which a claim has been threatened or asserted under any ABL Loan Documents (in an amount and manner and, if other than pursuant to cash collateralization, of a kind reasonably satisfactory to the ABL Agent).

It is understood that no Discharge of ABL Obligations shall be deemed to have occurred to the extent that the conditions specified in (a) through (e) above occur in connection with a Permitted Refinancing of the ABL Credit Agreement.

“Discharge of Note Obligations” means payment in full in cash of all Note Obligations, satisfaction and discharge of the Indenture and any Additional Pari Passu Note Agreement or legal or covenant defeasance of the Indenture and any Additional Pari Passu Note Agreement (other than obligations that expressly survive such satisfaction and discharge or legal or covenant defeasance). It is understood that no Discharge of Note Obligations shall be deemed to have occurred in the event the foregoing conditions occur in connection with a Permitted Refinancing of the Notes and Additional Pari Passu Note Obligations.

“Disposition” means any sale, lease, exchange, transfer or other disposition of any Collateral.

“Documents” means “documents” (as defined in Article 9 of the UCC).

“Enforcement” means, collectively or individually for one or both of the ABL Agent and the Notes Agent, when an ABL Default or Note Default, as applicable, has occurred and is continuing, to enforce or attempt to enforce any right or power to repossess, replevy, attach, garnish, levy upon, collect the Proceeds of, foreclose or realize in any manner whatsoever its Lien upon, sell, liquidate or otherwise dispose of, or otherwise restrict or interfere with the use of, or exercise any remedies with respect to, or conduct any Going Out of Business Sale with respect to, any material amount of Collateral, whether by judicial enforcement of any of the rights and remedies under the ABL Loan Documents, the Note Documents and/or under any applicable law, by self-help repossession, by non-judicial foreclosure sale, lease, or other disposition, by set-off, by notification to account obligors of any Grantor, by any sale, lease, or other disposition implemented by any Grantor following an ABL Default or a Note Default, as applicable, in connection with which the ABL Agent or the Notes Agent, as applicable, has agreed to release its Liens on the subject property, or otherwise, but in all cases excluding (i) the establishment of borrowing base reserves, collateral ineligibles, or other conditions for advances, (ii) the changing of advance rates or advance sublimits, (iii) the imposition of a default rate or late fee, (iv) the collection and application of Accounts or other monies deposited from time to time in Deposit Accounts or Securities Accounts, in each case, to the extent constituting ABL Priority Collateral, against the ABL Obligations pursuant to the provisions of the ABL Loan Documents (including, without limitation, the notification of account debtors, depositary institutions or any other Person to deliver proceeds of Collateral to the ABL Agent or any “cash dominion event” or mandatory prepayment event under the ABL Loan Documents), (v) the cessation of lending pursuant to the provisions of the ABL Loan Documents, including upon the occurrence of a default on the existence of an over-advance, (vi) the filing of a proof of claim in any Insolvency or Liquidation Proceeding, (vii) the consent by the ABL Agent to disposition by any Grantor of any of the ABL Priority Collateral, and (viii) the acceleration of the Note Obligations or the ABL Obligations.

Exhibit E

“Enforcement Notice” means a written notice delivered, at a time when an ABL Default or Note Default has occurred and is continuing, by either the ABL Agent or the Notes Agent to the other announcing that an Enforcement Period has commenced, specifying the relevant event of default, stating the current balance of the ABL Obligations or the Note Obligations, as applicable, and requesting the current balance of the ABL Obligations or Note Obligations, as applicable, owing to the noticed party.

“Enforcement Period” means the period of time following the receipt by either the ABL Agent or the Notes Agent of an Enforcement Notice from the other until the earliest of (a) in the case of an Enforcement Period commenced by the Notes Agent, the Discharge of Note Obligations, (b) in the case of an Enforcement Period commenced by the ABL Agent, the Discharge of ABL Obligations, (c) the ABL Agent or the Notes Agent (as applicable) agreeing in writing to terminate the Enforcement Period, or (d) the date on which the ABL Default or the Note Default that was the subject of the Enforcement Notice relating to such Enforcement Period has been cured to the satisfaction of the ABL Agent or the Notes Agent, as applicable, or waived in writing.

“Equipment” means “equipment” (as defined in Article 9 of the UCC).

“Financial Assets” means “financial assets” (as defined in Article 9 of the UCC).

“General Intangibles” means “general intangibles” (as defined in Article 9 of the UCC).

“Going Out of Business Sale” means, following the occurrence and during the continuance of any ABL Default, any sale or liquidation of the ABL Priority Collateral consented to by the ABL Agent for purposes of permitting the Grantors to obtain funds to permanently repay the ABL Obligations in whole or in part.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Grantors” means (subject to Section 2.5) the Company, each Company Subsidiary and each other Person that is organized under the laws of the United States or any State thereof (including the District of Columbia) and that has or may from time to time hereafter execute and deliver an ABL Security Document or a Note Security Document as a grantor of a security interest (or the equivalent thereof).

“Indebtedness” means and includes all Obligations that constitute “Debt,” “Indebtedness,” “Obligations,” “Liabilities” or any similar term within the meaning of the ABL Credit Agreement or the Indenture, as applicable.

Exhibit E

“Indenture” has the meaning assigned to that term in the Recitals to this Agreement.

“Initial ABL Agent” has the meaning assigned to that term in the Preamble of this Agreement.

“Initial ABL Credit Agreement” has the meaning assigned to that term in the Recitals to this Agreement.

“Initial Access Date” has the meaning assigned to that term in the definition of the term “Access Period.”

“Initial Notes” has the meaning assigned to that term in the Recitals and shall include any Notes issued in exchange for all or any of such Initial Notes pursuant to any Exchange Offer (as defined in the Indenture).

“Initial Use Date” has the meaning assigned to that term in the definition of the term “Use Period.”

“Insolvency or Liquidation Proceeding” means:

(a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Grantor;

(b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to a material portion of their respective assets, in each case, except as permitted under the ABL Credit Agreement, the Indenture and any Additional Pari Passu Note Agreement;

(c) any composition of liabilities or similar arrangement relating to any Grantor, whether or not under a court’s jurisdiction or supervision;

(d) any liquidation, dissolution, reorganization or winding up of any Grantor, whether voluntary or involuntary, whether or not under a court’s jurisdiction or supervision, and whether or not involving insolvency or bankruptcy; or

(e) any general assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Grantor.

“Instruments” means “instruments” (as defined in Article 9 of the UCC).

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) patents, patent applications and inventions, including all renewals, extensions, combinations, divisions, or reissues thereof (“Patents”); (b) trademarks, service marks, trade names, trade dress, logos, internet domain names and other business identifiers, together with the goodwill symbolized by any of the foregoing, and all applications, registrations, renewals and extensions thereof (“Trademarks”); (c) copyrights and all works of authorship including all registrations,

Exhibit E

applications, renewals, extensions and reversions thereof (“Copyrights”); (d) all computer software, source code, executable code, data, databases and documentation thereof; (e) all trade secret rights in information, including trade secret rights in any formula, pattern, compilation, program, device, method, technique, or process, that (1) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use, and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; (f) all other intellectual property or proprietary rights in any discoveries, concepts, ideas, research and development, know-how, formulae, patterns, inventions, compilations, compositions, manufacturing and production processes and techniques, program, device, method, technique, technical data, procedures, designs, recordings, graphs, drawings, reports, analyses, specifications, databases, and other proprietary or confidential information, including customer lists, supplier lists, pricing and cost information, business and marketing plans and proposals and advertising and promotional materials; and (g) all rights to sue at law or in equity for any infringement or other impairment or violation thereof and all products and proceeds of the foregoing.

“Inventory” means “inventory” (as defined in Article 9 of the UCC).

“Investment Property” means “investment property” (as defined in Article 9 of the UCC), including, without limitation, all Capital Stock held by each of the Grantors.

“Letter of Credit Rights” means “letter of credit rights” (as defined in Article 9 of the UCC).

“Lien” means any mortgage, pledge, hypothec, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement (including, without limitation, any conditional sale or other title retention agreement and any capitalized lease having substantially the same economic effect as any of the foregoing).

“Money” means all present and future “money” (as defined in Article 1 of the UCC).

“Mortgaged Premises” means any real property which shall now or hereafter be subject to a Note Mortgage and/or an ABL Mortgage.

“Non-Conforming Plan of Reorganization” means any Plan of Reorganization whose provisions are inconsistent with the provisions of this Agreement, including any plan of reorganization that purports to re-order (whether by subordination, invalidation, or otherwise) or otherwise disregard, in whole or part, the provisions of Article II (including the Lien priorities of Section 2.1), the provisions of Article IV, or the provisions of Article VI, unless such Plan of Reorganization has been accepted by the voluntary required vote of each class of ABL Claimholders and Note Claimholders.

“Note Claimholders” means, at any relevant time, the holders of Note Obligations at that time, including the Noteholders, each Additional Pari Passu Note Agent and the Notes Agent.

Exhibit E

“Note Collateral” means any and all of the assets and property of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any Note Obligations.

“Note Collateral Account” means each deposit account or securities account required to be established pursuant to the Note Documents for purposes of holding Notes Priority Collateral pending application in accordance with the Note Documents (it being understood that ABL Priority Collateral deposited in the Note Collateral Account shall continue to be ABL Priority Collateral).

“Note Default” means an “Event of Default” as defined in the Indenture or in any Additional Pari Passu Note Agreement.

“Note Documents” means the Indenture, the Notes, each Additional Pari Passu Note Agreement, the Note Security Documents and each of the other agreements, documents and instruments executed pursuant thereto, and any other document or instrument executed or delivered at any time in connection with any Note Obligations, including any intercreditor or joinder agreement among holders of Note Obligations to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed, extended or Refinanced from time to time in accordance with the provisions of this Agreement.

“Noteholders” means the “Holders” as defined in the Indenture and any holders of Additional Pari Passu Note Obligations.

“Note Mortgages” means a collective reference to each mortgage, deed of trust and any other document or instrument under which any Lien on real property owned or leased by any Grantor is granted to secure any Note Obligations or under which rights or remedies with respect to any such Liens are governed.

“Note Obligations” means all Obligations outstanding under the Notes and the other Note Documents, and all Additional Pari Passu Note Obligations. “Note Obligations” shall include all interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding, accrue) after commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant Note Document or Additional Pari Passu Note Agreement, whether or not the claim for such interest is allowed or allowable as a claim in such Insolvency or Liquidation Proceeding.

“Note Security Agreement” means the Security Agreement, dated as of the date hereof, by and among the Company, the Company Subsidiaries, the Trustee and the Notes Agent, as the same may be amended, modified, restated, supplemented or replaced from time to time in accordance with its terms.

“Note Security Documents” means any agreement, document or instrument pursuant to which a Lien is granted securing any Note Obligations or under which rights or remedies with respect to such Liens are governed.

“Note Standstill Period” has the meaning set forth in Section 3.1(a)(i).

Exhibit E

“Notes” means, collectively, (a) the Initial Notes, (b) any Additional Notes and (c) any related Permitted Refinancing Agreement. Any reference to the Notes hereunder shall be deemed a reference to any Notes then in existence.

“Notes Agent” has the meaning assigned to that term in the Preamble of this Agreement.

“Notes Priority Collateral” means all now owned or hereafter acquired Note Collateral that constitutes:

(a) Real Estate Assets;

(b) Intellectual Property;

(c) Notes Trust Monies;

(d) the Note Collateral Account;

(e) Investment Property (except as set forth in clauses (c), (e) and (h) of the definition of ABL Priority Collateral);

(f) Equipment and Fixtures;

(g) General Intangibles (other than General Intangibles described in clauses (e), (f) and (h) of the definition of ABL Priority Collateral);

(h) Supporting Obligations to the extent arising out of, or related to, or derivative of, the property or interests described in this definition;

(i) contracts, contract rights and other General Intangibles, Commercial Tort Claims, Documents, Chattel Paper, and Instruments (including promissory notes), in each case, to the extent arising out of, or related to, or derivative of the property or interests in property described in this definition;

(j) books and records relating to the items referred to in the preceding clauses (a) though (i) (including books, databases, data processing software, customer lists, engineer drawings, and Records, whether tangible or electronic, which contain any information relating to any of the items referred to in the preceding clauses (a) through (i));

(k) Accounts which constitute identifiable Proceeds from the sale, license, assignment or other disposition of any of the property described in the foregoing clauses (a) through (j);
(l) subject to Section 3.5, all other Collateral for the Note Obligations other than ABL Priority Collateral; and

(m) subject to Section 3.5, all Proceeds of any of the foregoing, including collateral security and guarantees with respect to any of the foregoing and all cash, Money, insurance proceeds, Instruments, Securities, Financial Assets and Deposit Accounts constituting Proceeds of the foregoing.

Exhibit E

“Notes Trust Monies” means Notes Priority Collateral required pursuant to the Note Documents to be deposited into the Note Collateral Account.

“Obligations” means all present and future loans, advances, liabilities, obligations, covenants, duties, and debts from time to time owing by any Grantor to any agent or trustee (including either Agent), the ABL Claimholders, the Note Claimholders or any of them or their respective Affiliates, arising from or in connection with the ABL Loan Documents, the Note Documents or Bank Products, whether for principal, interest or payments for early termination, whether or not evidenced by any note, or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, as principal or guarantor, and including all principal, interest, charges, expenses, fees, attorneys’ fees, filing fees and any other sums chargeable to the Grantors, including, without limitation, the “Secured Obligations,” as defined in the ABL Credit Agreement, and the “Obligations,” as defined in the Indenture, under the Notes and any Additional Pari Passu Note Agreement.

“Permitted Refinancing” means any Refinancing the governing documentation of which constitutes Permitted Refinancing Agreements.

“Permitted Refinancing Agreements” means, with respect to either the ABL Credit Agreement, the Notes, any Additional Pari Passu Note Agreement or any previously established Permitted Refinancing Agreement, as applicable, any credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to increase, replace (whether upon or after termination or otherwise), refinance or refund in whole or in part the ABL Credit Agreement, the Notes, any Additional Pari Passu Note Agreement or any previously established Permitted Refinancing Agreement, whether or not such increase, replacement, refinancing or refunding occurs (i) with the original parties thereto, (ii) on one or more separate occasions or (iii) simultaneously or not with the termination or repayment of the ABL Credit Agreement, the Notes, any Additional Pari Passu Note Agreement, any Permitted Refinancing Agreement or any other agreement or instrument referred to in this clause, as such financing documentation may be amended, restated, supplemented or otherwise modified from time to time and that would not be prohibited by Section 5.3(c) or Section 5.3(d), as applicable; provided, that except in the case of an amendment, restatement, supplement or modification of the Initial ABL Credit Agreement, the Indenture or an Additional Pari Passu Note Agreement (or any previously designated Permitted Refinancing Agreement), the Company shall have delivered a notice to the ABL Agent and the Notes Agent (x) designating such loan agreement, note agreement, promissory note, indenture or other agreement or instrument as a “Permitted Refinancing Agreement” for purposes of this Agreement and (y) specifying whether such Permitted Refinancing Agreement shall constitute (A) an “ABL Credit Agreement,” “Notes” or a “Permitted Additional Pari Passu Note Agreement” for purposes of this Agreement.

Exhibit E

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan of Reorganization” means any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed in or in connection with any Insolvency or Liquidation Proceeding.

“Pledged Collateral” has the meaning set forth in Section 5.4(a).

“Proceeds” means all “proceeds” (as defined in Article 9 of the UCC), including any payment or property received on account of any claim secured by Collateral in any Insolvency or Liquidation Proceeding.

“Real Estate Asset” means any interest (fee, leasehold or otherwise) then held any Grantor in any real property or fixtures.

“Recovery” has the meaning set forth in Section 6.4.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, restate, modify, supplement, restructure, replace, refund or repay, or to issue other indebtedness, in exchange or replacement for, such Indebtedness, in any case in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Secured Parties” means the ABL Claimholders and the Note Claimholders.

“Security” means all present and future “Securities” (as defined in Article 9 of the UCC).

“Security Entitlements” means all present and future “security entitlements” (as defined in Article 9 of the UCC).

“Securities Accounts” means all present and future “securities accounts” (as defined in Article 8 of the UCC), including all monies and “securities entitlements” (as defined in Article 8 of the UCC) contained therein.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Supporting Obligations” means all present and future “supporting obligations” (as defined in Article 9 of the UCC).

Exhibit E

“UCC” means the Uniform Commercial Code (or any similar equivalent legislation) as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Agents’ security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other that the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Use Period” means, with respect to the Notes Priority Collateral, the period, after the commencement of an Enforcement Period by the ABL Agent, which begins on the earlier of (a) the day on which the ABL Agent provides the Notes Agent with an Enforcement Notice and (b) the third Business Day after the Notes Agent provides the ABL Agent with notice that the Notes Agent (or its agent) has obtained possession or control of such Collateral and ends on the earliest of (i) the 180th day after the date (the “Initial Use Date”) on which the ABL Agent, or its designee, initially obtains the ability to take physical possession of, remove, or otherwise control physical access to, or actually uses, such Notes Priority Collateral plus such number of days, if any, after the Initial Use Date that it is stayed or otherwise prohibited by law or court order from exercising remedies with respect to such Notes Priority Collateral and (ii) the termination of such Enforcement Period.

1.2. Terms Generally. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise:

(a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, modified, renewed or extended;

(b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns;

(c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(d) all references herein to Sections or Articles shall be construed to refer to Sections or Articles of this Agreement;

(e) all uncapitalized terms have the meanings, if any, given to them in the UCC, as now or hereafter enacted in the State of New York (unless otherwise specifically defined herein);

Exhibit E

(f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights;

(g) any reference herein to a Person in a particular capacity or capacities excludes such Person in any other capacity or individually;

(h) any reference herein to any law shall be construed to refer to such law as amended, modified, codified, replaced, or re-enacted, in whole or in part, and in effect on the pertinent date; and

(i) in the compilation of periods of time hereunder from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to, but not through or including.”

II.

LIEN PRIORITIES.

2.1. Relative Priorities. Irrespective of the date, time, method, manner or order of grant, attachment or perfection of any Liens securing the Note Obligations granted on the Collateral or of any Liens securing the ABL Obligations granted on the Collateral (including, in each case, irrespective of whether any such Lien is granted (or secures Obligations relating to the period) before or after the commencement of any Insolvency or Liquidation Proceeding) and notwithstanding any provision of any UCC, or any other applicable law, or the ABL Loan Documents or the Note Documents, the ABL Agent, on behalf of the ABL Claimholders, and the Notes Agent, on behalf of the Note Claimholders, hereby agree that:

(a) any Lien of the ABL Agent on the ABL Priority Collateral securing the ABL Obligations, whether such Lien is now or hereafter held by or on behalf of the ABL Agent or any other ABL Claimholder or any other agent or trustee therefor, regardless of how or when acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the ABL Priority Collateral securing any Note Obligations; and

(b) any Lien of the Notes Agent on the Notes Priority Collateral securing the Note Obligations, whether such Lien is now or hereafter held by or on behalf of the Notes Agent, any other Note Claimholder or any other agent or trustee therefor, regardless of how or when acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects to all Liens on the Notes Priority Collateral securing any ABL Obligations.

2.2. Prohibition on Contesting Liens. Each of the Notes Agent, on behalf of each Note Claimholder, and the ABL Agent, on behalf of each ABL Claimholder, consents to the granting of Liens in favor of the other to secure the ABL Obligations and the Note Obligations, as applicable, and agrees that no Claimholder will be entitled to, and it will not (and shall be deemed to have irrevocably, absolutely, and unconditionally waived any right to), contest (directly or indirectly)

Exhibit E

or support (directly or indirectly) any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding): (a) the attachment, perfection, priority, validity or enforceability of any Lien in the Collateral held by or on behalf of any of the ABL Claimholders to secure the payment of the ABL Obligations or any of the Note Claimholders to secure the payment of the Note Obligations, (b) the priority, validity or enforceability of the ABL Obligations or the Note Obligations, including the allowability or priority of the Note Obligations or the ABL Obligations, as applicable, in any Insolvency or Liquidation Proceeding, or (c) the validity or enforceability of the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of the ABL Agent, on behalf of the ABL Claimholders, or the Notes Agent, on behalf of the Note Claimholders, to enforce this Agreement, including the provisions of this Agreement relating to the priority of the Liens securing the Obligations as provided in Sections 2.1, 3.1, 3.2 and 6.1.

2.3. No New Liens. So long as neither the Discharge of ABL Obligations nor the Discharge of Note Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, the parties hereto agree, subject to Article VI, that no Grantor shall:

(a) grant or permit any additional Liens on any asset or property of any Grantor to secure any Note Obligations unless it has granted or concurrently grants a Lien on such asset or property to secure the ABL Obligations; or

(b) grant or permit any additional Liens on any asset or property of any Grantor to secure any ABL Obligations unless it has granted or concurrently grants a Lien on such asset or property to secure the Note Obligations.

To the extent any additional Liens are granted on any asset or property (except as contemplated by Section 2.4) pursuant to this Section 2.3, the priority of such additional Liens shall be determined in accordance with Section 2.1. In addition, to the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights or remedies available hereunder, the ABL Agent, on behalf of the ABL Claimholders, and the Notes Agent, on behalf of Note Claimholders, agree that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.3 shall be subject to Section 4.2.

2.4. Similar Liens and Agreements. The parties hereto agree that it is their intention that the ABL Collateral of the Grantors and the Note Collateral of the Grantors be identical except as provided in Article VI and as otherwise provided herein. In furtherance of the foregoing and of Section 8.8, the parties hereto agree, subject to the other provisions of this Agreement, upon request by the ABL Agent or the Notes Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the ABL Collateral and the Note Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the ABL Loan Documents and the Note Documents.

2.5. Separate Collateral. It is understood and agreed that (i) the obligations of certain Subsidiaries of the Company under the ABL Credit Agreement, which Subsidiaries are organized

Exhibit E

under the laws of Canada or another jurisdiction outside the United States and are not Grantors, are or may be secured from time to time by liens on their assets and (ii) certain letters of credit and Bank Products constituting ABL Obligations may be cash collateralized (including cash collateral held in Deposit Accounts or Securities Accounts or invested in Investment Property) and/or subject to set-off or netting arrangements that are solely for the benefit of the issuer of such letter of credit or the provider of such Bank Product and not for the benefit of all ABL Claimholders generally. Collateral held pursuant to the foregoing arrangements is not Collateral subject to the provisions of this Agreement, and this Agreement shall neither restrict the rights of any Claimholder as to such separate collateral nor give the any Claimholder any rights with respect thereto.

III.

EXERCISE OF REMEDIES; ENFORCEMENT.

3.1. Restrictions on the Notes Agent and the Note Claimholders.

(a) Until the Discharge of ABL Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, the Notes Agent and the other Note Claimholders:

(i) will not exercise or seek to exercise (but instead shall be deemed to have hereby irrevocably, absolutely and unconditionally waived for the duration of the Note Standstill Period), any rights, powers, or remedies with respect to any ABL Priority Collateral (including (A) any right of set-off or any right under any Account Agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which the Notes Agent or any Note Claimholder is a party, (B) any right to undertake self-help re-possession or non-judicial disposition of any ABL Priority Collateral (including any partial or complete strict foreclosure), and/or (C) any right to institute, prosecute, or otherwise maintain any action or proceeding with respect to such rights, powers or remedies (including any action of foreclosure)) provided, however, that the Notes Agent may exercise any or all of such rights, powers, or remedies after a period of at least 180 days has elapsed since the later of: (i) the date on which the Notes Agent declared the existence of a Note Default, accelerated (to the extent such amount was not already due and owing) the payment of the principal amount of all Note Obligations, and demanded payment thereof and (ii) the date on which the ABL Agent received the Enforcement Notice from the Notes Agent; provided, further, however, that neither the Notes Agent nor any other Note Claimholder shall exercise any rights or remedies with respect to the ABL Priority Collateral if, notwithstanding the expiration of such 180-day period, the ABL Agent or the other ABL Claimholders (A) shall have commenced, whether before or after the expiration of such 180-day period, and be diligently pursuing the exercise of their rights, powers, or remedies with respect to all or any material portion of such Collateral (prompt written notice of such exercise to be given to the Notes Agent), or (B) shall have been stayed by operation of law or any court order from pursuing any such exercise of remedies (the period during which the Notes Agent and the other Note Claimholders may not pursuant to this Section 3.1(a)(i) exercise any rights, powers, or remedies with respect to the ABL Priority Collateral, the “Note Standstill Period”);

Exhibit E

(ii) will not, directly or indirectly, contest, protest or object to or hinder any judicial or non-judicial foreclosure proceeding or action (including any partial or complete strict foreclosure) brought by the ABL Agent or any other ABL Claimholder relating to the ABL Priority Collateral or any other exercise by the ABL Agent or any other ABL Claimholder of any other rights, powers and remedies relating to the ABL Priority Collateral, including any sale, lease, exchange, transfer, or other disposition of the ABL Priority Collateral, whether under the ABL Loan Documents, applicable law, or otherwise;

(iii) subject to their rights under clause (a)(i) above (and under clause (vi) of Section 3.1(c)), will not object to the forbearance by the ABL Agent or the ABL Claimholders from bringing or pursuing any Enforcement with respect to the ABL Priority Collateral;

(iv) subject to Section 3.1(a)(i) and (c), irrevocably, absolutely, and unconditionally waive any and all rights the Notes Agent or the Note Claimholders may have as a junior lien creditor or otherwise to object (and seek or be awarded any relief of any nature whatsoever based on any such objection) to the manner in which the ABL Agent or the ABL Claimholders (A) enforce or collect (or attempt to collect) the ABL Obligations or (B) realize or seek to realize upon or otherwise enforce the Liens in and to the ABL Priority Collateral securing the ABL Obligations, regardless of whether any action or failure to act by or on behalf of the ABL Agent or ABL Claimholders is adverse to the interest of the Notes Agent or the Note Claimholders. Without limiting the generality of the foregoing, the Note Claimholders shall be deemed to have hereby irrevocably, absolutely, and unconditionally waived any right to object (and seek or be awarded any relief of any nature whatsoever based on any such objection), at any time prior or subsequent to any disposition of any of the ABL Priority Collateral, on the ground(s) that any such disposition of ABL Priority Collateral (x) would not be or was not “commercially reasonable” within the meaning of any applicable UCC and/or (y) would not or did not comply with any other requirement under any applicable UCC or under any other applicable law governing the manner in which a secured creditor (including one with a Lien on real property) is to realize on its collateral; and

(v) subject to Sections 3.1(a)(i) and (c), acknowledge and agree that no covenant, agreement or restriction contained in the Note Security Documents or any other Note Document (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of the ABL Agent or the ABL Claimholders with respect to the ABL Priority Collateral as set forth in this Agreement and the ABL Loan Documents;

provided, however, that, in the case of (i), (ii) and (iv) above, the Liens granted to secure the Note Obligations of the Note Claimholders shall attach to any Proceeds resulting from actions taken by the ABL Agent or any ABL Claimholder with respect to the ABL Priority Collateral in accordance with this Agreement after application of such Proceeds to the extent necessary to meet the requirements of a Discharge of ABL Obligations.

Exhibit E

(b) Until the Discharge of ABL Obligations, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, the ABL Agent and the other ABL Claimholders shall have the right to enforce rights, exercise remedies (including set-off and the right to credit bid their debt) and, in connection therewith (including voluntary Dispositions of ABL Priority Collateral by the respective Grantors after an ABL Default) make determinations regarding the release, disposition, or restrictions with respect to the ABL Priority Collateral without any consultation with or the consent of the Notes Agent or any Note Claimholder; provided, however, that the Lien securing the Note Obligations shall remain on the Proceeds (other than those properly applied to the ABL Obligations in accordance with Section 4.1) of such Collateral released or disposed of subject to the relative priorities described in Section 2.1. In exercising rights, powers, and remedies with respect to the ABL Priority Collateral, the ABL Agent and the ABL Claimholders may enforce the provisions of the ABL Loan Documents and exercise rights, powers, and/or remedies thereunder and/or under applicable law or otherwise, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of the ABL Priority Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC and of a secured creditor under the Bankruptcy Laws of any applicable jurisdiction.

(c) Notwithstanding anything to the contrary contained herein, the Notes Agent and any Note Claimholder may:

(i) file a claim or statement of interest with respect to the Note Obligations; provided that an Insolvency or Liquidation Proceeding has been commenced by or against any Grantor;

(ii) take any action (not adverse to the Liens on the ABL Priority Collateral securing the ABL Obligations, the priority status thereof, or the rights of the ABL Agent or any of the ABL Claimholders to exercise rights, powers, and/or remedies in respect thereof, including those under Article VI) in order to create, perfect, preserve or protect (but not enforce) its Lien on any of the ABL Priority Collateral;

(iii) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Note Claimholders, including any claims secured by the ABL Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv) file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency or Liquidation Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the Notes Priority Collateral;

Exhibit E

(v) vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments, obligations, and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement. Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and the ABL Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn (and the Notes Agent and the Note Claimholders hereby agree that under Bankruptcy Rule 9010(c), (i) the ABL Agent may represent the Notes Agent and the Note Claimholders and (ii) the ABL Agent is hereby granted power of attorney for the purpose of effectuating the foregoing);

(vi) exercise any of the rights, powers and/or remedies with respect to any of the ABL Priority Collateral after the termination of the Note Standstill Period to the extent permitted by Section 3.1(a)(i); and

(vii) take any action described in clauses (iii), (vi) and (viii) of the definition of “Enforcement.”

No Note Claimholder will take or receive any ABL Priority Collateral (including Proceeds) in connection with the exercise of any right or remedy (including set-off) with respect to ABL Priority Collateral in its capacity as a creditor in violation of this Agreement. Without limiting the generality of the foregoing, unless and until the Discharge of ABL Obligations has occurred, except as expressly provided in Sections 3.1(a)(i) and clause (vi) of this Section 3.1(c), the sole right of the Notes Agent and the Note Claimholders with respect to the ABL Priority Collateral is to hold a Lien on such Collateral pursuant to the Note Security Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, in accordance with Section 4.1.

(d) Except as otherwise specifically set forth in Sections 3.1(a), 3.3, 3.4 and 3.5 and Article VI, the Notes Agent and the Note Claimholders may exercise rights and remedies as unsecured creditors against any Grantor and may exercise rights and remedies with respect to the Notes Priority Collateral, in each case, in accordance with the terms of the Note Documents and applicable law; provided, however, that in the event that the Notes Agent or any Note Claimholder becomes a judgment Lien creditor in respect of ABL Priority Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Note Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the ABL Obligations) as the other Liens securing the Note Obligations are subject to this Agreement.

(e) Except as provided in Section 4.2, nothing in this Agreement shall prohibit the receipt by the Notes Agent or any other Note Claimholders of the required payments of interest, principal and other amounts owed in respect of the Note Obligations so long as such receipt is not the direct or indirect result of the exercise by the Notes Agent or any Note Claimholders of

Exhibit E

rights or remedies as a secured creditor (including set-off) with respect to ABL Priority Collateral or enforcement in contravention of this Agreement of any Lien held by any of them. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the ABL Agent or the ABL Claimholders may have against the Grantors under the ABL Loan Documents.

3.2. Restrictions on the ABL Agent and ABL Claimholders.

(a) Until the Discharge of Note Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, the ABL Agent and the other ABL Claimholders:

(i) will not exercise or seek to exercise (but instead shall be deemed to have hereby irrevocably, absolutely and unconditionally waived for the duration of the ABL Standstill Period) any rights, powers, or remedies with respect to any Notes Priority Collateral (including (A) any right of set-off or any right under any Account Agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which the ABL Agent or any ABL Claimholder is a party, (B) any right to undertake self-help repossession or nonjudicial disposition of any Notes Priority Collateral (including any partial or complete strict foreclosure), or (C) any right to institute, prosecute or otherwise maintain any action or proceeding with respect to such rights, powers, or remedies (including any action of foreclosure)); provided, however, that the ABL Agent may exercise any or all of such rights, powers, or remedies after a period of at least 180 days has elapsed since the later of: (i) the date on which the ABL Agent declared the existence of an ABL Default, accelerated (to the extent such amount was not already due and owing) the payment of the principal amount of all ABL Obligations, and demanded payment thereof and (ii) the date on which the Notes Agent received the Enforcement Notice from the ABL Agent relating to such action; provided, further, however, that neither the ABL Agent nor the other ABL Claimholders shall exercise any remedies with respect to the Notes Priority Collateral if, notwithstanding the expiration of such 180-day period, the Notes Agent or the Note Claimholders (A) shall have commenced, whether before or after the expiration of such 180-day period, and be diligently pursuing the exercise of their rights or remedies with respect to all or any material portion of such Collateral (prompt written notice of such exercise to be given to the ABL Agent) or (B) shall have been stayed by operation of law or by any court order from pursuing any such exercise of remedies (the period during which the ABL Agent and the other ABL Claimholders may not pursuant to this Section 3.2(a)(i) exercise any rights or remedies with respect to the Notes Priority Collateral, the “ABL Standstill Period”); provided, finally, however, that the ABL Agent, independent in all respects of the preceding provisos, may exercise the rights provided for in Section 3.3 (with respect to any Access Period) and Section 3.4 (with respect to any Access Period or Use Period);

(ii) will not, directly or indirectly, contest, protest or object to or hinder any judicial or non-judicial foreclosure proceeding or action (including any partial or complete strict foreclosure) brought by the Notes Agent or any other Note Claimholder relating to the Notes Priority Collateral or any other exercise by the Notes Agent or any other Note Claimholder of any rights, powers and remedies relating to the Notes Priority Collateral,

Exhibit E

including any sale, lease, exchange, transfer, or other disposition of the Notes Priority Collateral, whether under the Note Documents, applicable law, or otherwise, subject to the Notes Agent’s and the other Note Claimholders’ obligations under Sections 3.3 and 3.4;

(iii) subject to their rights under Section 3.2(a)(i) and under clause (vi) of Section 3.2(c), will not object to the forbearance by the Notes Agent or the Note Claimholders from bringing or pursuing any Enforcement with respect to the Notes Priority Collateral;

(iv) subject to Sections 3.2(a)(i) and (c) and Sections 3.3 and 3.4, irrevocably, absolutely and unconditionally waive any and all rights the ABL Agent and ABL Claimholders may have as a junior lien creditor or otherwise to object (and seek or be awarded any relief of any nature whatsoever based on any such objection) to the manner in which the Notes Agent or the Note Claimholders (a) enforce or collect (or attempt to collect) the Note Obligations or (b) realize or seek to realize upon or otherwise enforce the Liens in and to the Notes Priority Collateral securing the Note Obligations, regardless of whether any action or failure to act by or on behalf of the Notes Agent or Note Claimholders is adverse to the interest of the ABL Claimholders. Without limiting the generality of the foregoing, the ABL Claimholders shall be deemed to have hereby irrevocably, absolutely and unconditionally waived any right to object (and seek or be awarded any relief of any nature whatsoever based on any such objection), at any time prior to or subsequent to any disposition of any Notes Priority Collateral, on the ground(s) that any such disposition of Notes Priority Collateral (a) would not be or was not “commercially reasonable” within the meaning of any applicable UCC and/or (b) would not or did not comply with any other requirement under any applicable UCC or under any other applicable law governing the manner in which a secured creditor (including one with a Lien on real property) is to realize on its collateral; and

(v) subject to Sections 3.2(a)(i) and (c) and Sections 3.3 and 3.4, acknowledge and agree that no covenant, agreement or restriction contained in the ABL Security Documents or any other ABL Loan Document (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of the Notes Agent or the Note Claimholders with respect to the Notes Priority Collateral as set forth in this Agreement and the Note Documents;

provided, however, that in the case of (i), (ii) and (iv) above, the Liens granted to secure the ABL Obligations of the ABL Claimholders shall attach to any Proceeds resulting from actions taken by the Notes Agent or any Note Claimholder with respect to the Notes Priority Collateral in accordance with this Agreement after application of such Proceeds to the extent necessary to meet the requirements of a Discharge of Note Obligations.

(b) Until the Discharge of Note Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, the Notes Agent and the Note Claimholders shall have the right to enforce rights, exercise remedies (including set-off and the right to credit bid their debt) and make, in connection therewith (including

Exhibit E

voluntary Dispositions of Notes Priority Collateral by the respective Grantors after a Note Default) determinations regarding the release, disposition, or restrictions with respect to the Notes Priority Collateral without any consultation with or the consent of the ABL Agent or any ABL Claimholder subject to the Notes Agent’s and the Note Claimholders’ obligations under Sections 3.3 and 3.4; provided, however, that the Lien securing the ABL Obligations shall remain on the Proceeds (other than those properly applied to the Note Obligations in accordance with the Section 4.1) of such Collateral released or disposed of subject to the relative priorities described in Section 2.1. In exercising rights and remedies with respect to the Notes Priority Collateral, the Notes Agent and the Note Claimholders may enforce the provisions of the Note Documents and exercise rights, powers and/or remedies thereunder and/or under applicable law or otherwise, all in such order and in such manner as they may determine in the exercise of their sole discretion, subject to the Notes Agent’s and the Note Claimholders’ obligations under Sections 3.3 and 3.4. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of the Notes Priority Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC and of a secured creditor under the Bankruptcy Laws of any applicable jurisdiction.

(c) Notwithstanding anything to the contrary contained herein, the ABL Agent and any ABL Claimholder may:

(i) file a claim or statement of interest with respect to the ABL Obligations; provided that an Insolvency or Liquidation Proceeding has been commenced by or against any Grantor;

(ii) take any action (not adverse to the Liens on the Notes Priority Collateral securing the Note Obligations, the priority status thereof, or the rights of the Notes Agent or any of the Note Claimholders to exercise rights, powers and/or remedies in respect thereof, including those under Article VI) in order to create, perfect, preserve or protect (but, except as provided in Sections 3.3 and 3.4, not enforce) its Lien on any of the Notes Priority Collateral;

(iii) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the ABL Claimholders, including any claims secured by the Notes Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv) file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency or Liquidation Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the ABL Priority Collateral;

Exhibit E

(v) vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement. Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and, accordingly, a violation of the terms of this Agreement, and the Notes Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn (and the ABL Agent and the ABL Claimholders hereby agree that under Bankruptcy Rule 9010(c), (i) the Notes Agent may represent the ABL Agent and the ABL Claimholders and (ii) the Notes Agent is hereby granted power of attorney for the purpose of effectuating the foregoing);

(vi) exercise any of its rights, powers, and/or remedies with respect to any of the Notes Priority Collateral to the extent permitted by Sections 3.2(a)(i), 3.3, and 3.4; and

(vii) take any action described in clauses (i) through (viii) of the definition of “Enforcement.”

No ABL Claimholder will take or receive any Notes Priority Collateral (including Proceeds) in connection with the exercise of any right or remedy (including set-off) with respect to any Notes Priority Collateral in its capacity as a creditor in violation of this Agreement. Without limiting the generality of the foregoing, unless and until the Discharge of Note Obligations has occurred, except as expressly provided in Sections 3.2(a)(i), 3.3, 3.4 and 3.5 and clause (vi) of this Section 3.2(c), the sole right of the ABL Agent and the ABL Claimholders with respect to the Notes Priority Collateral is to hold a Lien on such Collateral pursuant to the ABL Security Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, in accordance with Section 4.1.

(d) Except as otherwise specifically set forth in Sections 3.2(a) and 3.5 and Article VI, the ABL Agent and the ABL Claimholders may exercise rights and remedies as unsecured creditors against any Grantor and may exercise rights and remedies with respect to the ABL Priority Collateral, in each case, in accordance with the terms of the ABL Loan Documents and applicable law; provided, however, that in the event that any the ABL Agent or ABL Claimholder becomes a judgment Lien creditor in respect of Notes Priority Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the ABL Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the Note Obligations) as the other Liens securing the ABL Obligations are subject to this Agreement.

(e) Except as provided in Section 4.2, nothing in this Agreement shall prohibit the receipt by the ABL Agent or any ABL Claimholders of the required payments of interest, principal and other amounts owed in respect of the ABL Obligations so long as such receipt is not the direct or indirect result of the exercise by the ABL Agent or any ABL Claimholders of

Exhibit E

rights or remedies as a secured creditor (including set-off) with respect to Notes Priority Collateral or enforcement in contravention of this Agreement of any Lien held by any of them. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the Notes Agent or the Note Claimholders may have against the Grantors under the Note Documents.

3.3. Collateral Access Rights.

(a) The ABL Agent and the Notes Agent agree not to commence Enforcement or Going Out of Business Sale until an Enforcement Notice has been given to the other Agent. Subject to the provisions of Sections 3.1 and 3.2, either Agent may join in any judicial proceedings commenced by the other Agent to enforce Liens on the Collateral, provided that neither Agent, nor the other ABL Claimholders or the other Note Claimholders, as applicable, shall interfere with the Enforcement actions of the other with respect to Collateral in which such other party has the priority Lien in accordance with Section 2.1 and Section 2.2.

(b) If the Notes Agent, or any agent or representative of the Notes Agent, or any receiver, shall, after any Note Default, obtain possession or physical control of any of the Mortgaged Premises, the Notes Agent shall promptly notify the ABL Agent in writing of that fact, and the ABL Agent shall, within ten (10) Business Days thereafter, notify the Notes Agent in writing as to whether the ABL Agent desires to exercise access rights under this Agreement. In addition, if the ABL Agent, or any agent or representative or the ABL Agent, or any receiver, shall obtain possession or physical control of any of the Mortgaged Premises or any of the tangible Notes Priority Collateral located on any premises other than a Mortgaged Premises or control over any intangible Notes Priority Collateral, following the delivery to the Notes Agent of an Enforcement Notice, then the ABL Agent shall promptly notify the Notes Agent in writing that the ABL Agent is exercising its access rights under this Agreement and its rights under Section 3.4 under either circumstance. Upon delivery of such notice by the ABL Agent to the Notes Agent, the parties shall confer in good faith to coordinate with respect to the ABL Agent’s exercise of such access rights. Consistent with the definition of “Access Period,” access rights will apply to differing parcels of Mortgaged Premises at differing times, in which case, a differing Access Period will apply to each such property.

(c) During any pertinent Access Period, the ABL Agent and the Company and its Subsidiaries, with the consent of the ABL Agent in connection with a Going Out of Business Sale, and their agents, representatives and designees shall have an irrevocable, non-exclusive right to have access to, and a rent-free right to use, the Notes Priority Collateral for the purpose of (i) arranging for and effecting the sale or disposition of ABL Priority Collateral located on such parcel, including the production, completion, packaging and other preparation of such ABL Priority Collateral for sale or disposition, (ii) selling (by public auction, private sale or a “store closing”, Going Out of Business Sale or similar sale, whether in bulk, in lots or to customers in the ordinary course of business or otherwise and which sale may include augmented Inventory of the same type sold in any Grantor’s business) and (iii) storing or otherwise dealing with the ABL Priority

Exhibit E

Collateral, in each case without notice to, the involvement of or interference by the Notes Agent or any Note Claimholder or liability to the Notes Agent or any Note Claimholder. During any such Access Period, the ABL Agent and its representatives (and persons employed on their behalf), may continue to operate, service, maintain, process and sell the ABL Priority Collateral, as well as to engage in bulk sales of ABL Priority Collateral. The ABL Agent shall take proper and reasonable care under the circumstances of any Notes Priority Collateral that is used by the ABL Agent during the Access Period and repair any damage (ordinary wear-and-tear excepted) caused by the ABL Agent or its agents, representatives or designees and the ABL Agent shall comply with all applicable laws in all material respects in connection with its use or occupancy of the Notes Priority Collateral. The ABL Agent and the ABL Claimholders shall reimburse the Notes Agent and the Note Claimholders for any injury or damage to Persons or property (ordinary wear-and-tear excepted) caused by the acts or omissions of Persons under its control; provided, however, that the ABL Agent and the ABL Claimholders will not be liable for any diminution in the value of the Mortgaged Premises caused by the absence of the ABL Priority Collateral therefrom. In no event shall the ABL Claimholders or the ABL Agent have any liability to the Note Claimholders and/or to the Notes Agent hereunder as a result of any condition (including any environmental condition, claim or liability) on or with respect to the Notes Priority Collateral existing prior to the date of the exercise by the ABL Agent of its rights under this Agreement. The ABL Agent and the Notes Agent shall cooperate and use reasonable efforts to ensure that their activities during the Access Period as described above do not interfere materially with the activities of the other as described above, including the right of Notes Agent to show the Notes Priority Collateral to prospective purchasers and to ready the Notes Priority Collateral for sale.

(d) Consistent with the definition of the term “Access Period,” if any order or injunction is issued or stay is granted or is otherwise effective by operation of law that prohibits the ABL Agent from exercising any of its rights hereunder, then the Access Period granted to the ABL Agent under this Section 3.3 shall be stayed during the period of such prohibition and shall continue thereafter for the number of days remaining in the applicable Access Period or Use Period, as the case may be. The Notes Agent shall not foreclose or otherwise sell or dispose of any of the Notes Priority Collateral during the Access Period or Use Period, as applicable, unless the buyer agrees in writing to acquire the Notes Priority Collateral subject to the terms of Section 3.3 and Section 3.4 of this Agreement and agrees therein to comply with the terms of this Section 3.3. The rights of ABL Agent and the ABL Claimholders under this Section 3.3 and Section 3.4 during the Access Period or Use Period shall continue notwithstanding such foreclosure, sale or other disposition by the Notes Agent.

(e) The ABL Agent and the ABL Claimholders shall have the right to bring an action to enforce their rights under this Section 3.3 and Section 3.4, including, without limitation, an action seeking possession or use of the applicable Collateral and/or specific performance of this Section 3.3 and Section 3.4.

3.4. Notes Priority Collateral Rights/Access to Information. For the purposes of enabling the ABL Agent to exercise rights and remedies under this Agreement during the Enforcement Period, the Notes Agent and each Grantor hereby grants (to the full extent of their respective rights and interests) the ABL Agent and its agents, representatives and designees an irrevocable, non-exclusive, royalty-free, rent-free license and lease (which will be binding on any successor or assignee of any Notes Priority Collateral) to use all of the Notes Priority Collateral to collect all Accounts included in ABL Priority Collateral, to copy, use, or preserve any and all information relating to any of the ABL Priority Collateral, and to complete the manufacture,

Exhibit E

packaging, advertising for sale and sale of (i) work-in-process, (ii) raw materials and (iii) complete inventory; provided, however, the royalty-free, rent-free license and lease with respect to the applicable Notes Priority Collateral, shall immediately expire upon the end of (1) the Access Period applicable to such Notes Priority Collateral located on any Mortgaged Premises and (2) the applicable Use Period with respect to any Notes Priority Collateral not located on any Mortgaged Premises; provided, further, that such expiration shall be without prejudice to the sale or other disposition of the ABL Priority Collateral in accordance with applicable law.

3.5. Set-Off and Tracing of and Priorities in Proceeds. The Notes Agent, on behalf of the Note Claimholders, acknowledges and agrees that, to the extent the Notes Agent or any Note Claimholder exercises its rights of set-off against any ABL Priority Collateral, the amount of such set-off shall be held and distributed pursuant to Section 4.1. The ABL Agent, on behalf of the ABL Claimholders, acknowledges and agrees that, to the extent the ABL Agent or any ABL Claimholder exercises its rights of set-off against any Notes Priority Collateral, the amount of such set-off shall be held and distributed pursuant to Section 4.1. The ABL Agent, for itself and on behalf of the ABL Claimholders, and the Notes Agent, for itself and on behalf of the Note Claimholders, further agree that prior to an issuance of an Enforcement Notice or the commencement of any Insolvency or Liquidation Proceeding, any Proceeds of Collateral, whether or not deposited under Account Agreements, which are used by any Grantor to acquire other property which is Collateral shall not (solely as between the Agents, the ABL Claimholders and the Note Claimholders) be treated as Proceeds of Collateral for purposes of determining the relative priorities in the Collateral which was so acquired. In addition, unless and until the Discharge of ABL Obligations occurs, subject to Section 4.2, the Notes Agent and the Note Claimholders each hereby consents to the application, prior to the receipt by the ABL Agent of an Enforcement Notice issued by the Notes Agent, of cash or other Proceeds of Collateral, deposited under Account Agreements to the repayment of ABL Obligations pursuant to the ABL Loan Documents.

IV.

PAYMENTS.

4.1. Application of Proceeds.

(a) So long as the Discharge of ABL Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, all ABL Priority Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such ABL Priority Collateral as a result of the exercise of remedies or other Enforcement or Going Out of Business Sale by either Agent or any ABL Claimholders or Note Claimholders, shall be delivered to the ABL Agent and shall be applied or further distributed by the ABL Agent to or on account of the ABL Obligations in such order, if any, as specified in the relevant ABL Loan Documents or as a court of competent jurisdiction may otherwise direct. Upon the Discharge of ABL Obligations, the ABL Agent shall deliver to the Notes Agent any Collateral and Proceeds of Collateral received or delivered to it pursuant to the preceding sentence, in the same form as received, with any necessary endorsements, to be applied by the Notes Agent to the Note Obligations in such order as specified in the Note Security Documents or as a court of competent jurisdiction may otherwise direct.

Exhibit E

(b) So long as the Discharge of Note Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, all Notes Priority Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Notes Priority Collateral as a result of the exercise of remedies or other Enforcement by either Agent or any Note Claimholders or ABL Claimholders, shall be delivered to the Notes Agent and shall be applied by the Notes Agent to the Note Obligations in such order as specified in the relevant Note Documents or as a court of competent jurisdiction may otherwise direct. Upon the Discharge of Note Obligations, the Notes Agent shall deliver to the ABL Agent any Collateral and Proceeds of Collateral received or delivered to it pursuant to the preceding sentence, in the same form as received, with any necessary endorsements to be applied by the ABL Agent to the ABL Obligations in such order as specified in the ABL Security Documents or as a court of competent jurisdiction may otherwise direct.

4.2. Payments Over in Violation of Agreement. So long as neither the Discharge of ABL Obligations nor the Discharge of Note Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, any Collateral (including assets or Proceeds subject to Liens referred to in the final sentence of Section 2.3) received by either Agent or any Note Claimholders or ABL Claimholders in connection with the exercise of any right, power, or remedy (including set-off) relating to the Collateral in contravention of this Agreement shall be segregated and held in trust and forthwith paid over to the appropriate Agent for the benefit of the Note Claimholders or the ABL Claimholders, as applicable, in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. Each Agent is hereby authorized by the other Agent to make any such endorsements as agent for the other Agent or any Note Claimholders or ABL Claimholders, as applicable. This authorization is coupled with an interest and is irrevocable until the Discharge of ABL Obligations and Discharge of Note Obligations.

4.3. Application of Payments. Subject to the other terms of this Agreement, all payments received by (a) the ABL Agent or the ABL Claimholders may be applied, reversed and reapplied, in whole or in part, to the ABL Obligations to the extent provided for in the ABL Loan Documents and (b) the Notes Agent or the Note Claimholders may be applied, reversed and reapplied, in whole or in part, to the Note Obligations to the extent provided for in the Note Documents.

4.4. Revolving Nature of ABL Obligations. The Notes Agent, on behalf of the Note Claimholders, acknowledges and agrees that the ABL Credit Agreement includes a revolving commitment and that the amount of the ABL Obligations that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed.

Exhibit E

V.

OTHER AGREEMENTS.

5.1. Releases.

(a) (i) If, in connection with (A) any exercise of remedies or Enforcement (including as provided for in Section 3.1(b) or Section 6.8(a)) or any Going Out of Business Sale, or (B) any sale, transfer or other disposition of all or any portion of the ABL Priority Collateral, so long as (in the case of clause (B)) such sale, transfer or other disposition is then not prohibited by the Note Documents (or consented to by the requisite Noteholders), irrespective of whether an ABL Default has occurred and is continuing, the ABL Agent, on behalf of any of the ABL Claimholders, releases any of its Liens on any part of the ABL Priority Collateral, then the Liens, if any, of the Notes Agent, for the benefit of the Note Claimholders, on the Collateral sold or disposed of in connection therewith, shall be automatically, unconditionally and simultaneously released; provided that, to the extent the Proceeds of such ABL Priority Collateral are not applied to reduce ABL Obligations, the Notes Agent shall retain a Lien on such Proceeds in accordance with the terms of this Agreement. The Notes Agent, on behalf of the Note Claimholders, promptly shall execute and deliver to the ABL Agent or such Grantor such termination statements, releases and other documents as the ABL Agent or such Grantor may request in writing to effectively confirm such release.

(ii) If, in connection with (A) any exercise of remedies or Enforcement (including as provided for in Section 3.2(b) or Section 6.8(b)), or (B) any sale, transfer or other disposition of all or any portion of the Notes Priority Collateral, so long as (in the case of clause (B)) such sale, transfer or other disposition is then not prohibited by the ABL Documents (or consented to by the requisite ABL Lenders), irrespective of whether a Note Default has occurred and is continuing, the Notes Agent, on behalf of any of the Note Claimholders, releases any of its Liens on any part of the Notes Priority Collateral, then the Liens, if any, of the ABL Agent, for the benefit of the ABL Claimholders, on the Collateral sold or disposed of in connection therewith, shall be automatically, unconditionally and simultaneously released; provided that the provisions of Sections 3.3 and 3.4 shall continue, to the extent such Sections are applicable at the time of such sale, transfer or other disposition; provided, further that, to the extent the Proceeds of such Notes Priority Collateral are not applied to reduce Note Obligations, the ABL Agent shall retain a Lien on such Proceeds in accordance with the terms of this Agreement. The ABL Agent, on behalf of the ABL Claimholders, promptly shall execute and deliver to the Notes Agent or such Grantor such termination statements, releases and other documents as the Notes Agent or such Grantor may request to effectively confirm such release.

(b) Until the Discharge of ABL Obligations and Discharge of Note Obligations shall occur, the ABL Agent, on behalf of the ABL Claimholders, and the Notes Agent, on behalf of the Note Claimholders, as applicable, hereby irrevocably constitutes and appoints the other Agent and any officer or agent of the other Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the other Agent or such holder or in the Agent’s own name, from time to time in such Agent’s discretion exercised in good faith, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 5.1, including any endorsements or other instruments of transfer or release.

(c) Until the Discharge of ABL Obligations and Discharge of Note Obligations shall occur, to the extent that the Agents or the ABL Claimholders or the Note Claimholders (i) have released any Lien on Collateral and such Lien is later reinstated or (ii) obtain any new Liens from any Grantor, then, in accordance with Section 2.3, the Grantors shall grant a Lien on any such Collateral, subject to the Lien priority provisions of this Agreement, to the other Agent, for the benefit of the ABL Claimholders or Note Claimholders, as applicable.

Exhibit E

5.2. Insurance.

(a) Unless and until the Discharge of ABL Obligations and subject to the terms of, and the rights of the Grantors under, the ABL Loan Documents, the ABL Agent, on behalf of the ABL Claimholders, shall have the sole and exclusive right to adjust settlement for any insurance policy covering the ABL Priority Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting such Collateral. Until the Discharge of ABL Obligations has occurred, (i) all Proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) if in respect of the ABL Priority Collateral and to the extent required by the ABL Loan Documents shall be paid to the ABL Agent for the benefit of the ABL Claimholders pursuant to the terms of the ABL Loan Documents (including, without limitation, for purposes of cash collateralization of letters of credit) and thereafter, if the Discharge of ABL Obligations has occurred, and subject to the rights of the Grantors under the Note Security Documents, to the Notes Agent for the benefit of the Note Claimholders to the extent required under the Note Security Documents and then, to the extent no Note Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct, and (ii) if the Notes Agent or any Note Claimholders shall, at any time, receive any Proceeds of any such insurance policy or any such award or payment with respect to ABL Priority Collateral in contravention of this Agreement, it shall segregate and hold in trust and forthwith pay such Proceeds over to the ABL Agent in accordance with the terms of Section 4.2.

(b) Unless and until the Discharge of Note Obligations has occurred, subject to the terms of, and the rights of the Grantors under, the Note Documents, (i) the Notes Agent, on behalf of the Note Claimholders, shall have the sole and exclusive right to adjust settlement for any insurance policy covering the Notes Priority Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting such Collateral; (ii) all Proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) if in respect of the Notes Priority Collateral and to the extent required by the Note Documents shall be paid to the Notes Agent for the benefit of the Note Claimholders pursuant to the terms of the Note Documents and thereafter, if the Discharge of Note Obligations has occurred, and subject to the rights of the Grantors under the ABL Loan Documents, to the ABL Agent for the benefit of the ABL Claimholders to the extent required under the ABL Security Documents and then, to the extent no ABL Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct; and (iii) if the ABL Agent or any ABL Claimholders shall, at any time, receive any Proceeds of any such insurance policy or any such award or payment with respect to Notes Priority Collateral in contravention of this Agreement, it shall segregate and hold in trust and forthwith pay such Proceeds over to the Notes Agent in accordance with the terms of Section 4.2.

Exhibit E

(c) To effectuate the foregoing, and to the extent that the pertinent insurance company agrees to issue such endorsements, the Agents shall each receive separate lender’s loss payable endorsements naming themselves as loss payee and additional insured, as their interests may appear, with respect to any policies which insure Collateral hereunder.

5.3. Amendments to ABL Loan Documents and Note Documents; Refinancing.

(a) Subject to Sections 5.3(c) and 5.3(d), the ABL Loan Documents and Note Documents may be amended, restated, supplemented or otherwise modified (each, an “Amendment”) in accordance with their terms, all without affecting the Lien subordination or other provisions of this Agreement. The ABL Obligations may be Refinanced without notice to, or the consent of, the Notes Agent or the Note Claimholders and without affecting the Lien subordination or other provisions of this Agreement, and the Note Obligations may be Refinanced without notice to, or consent of, the ABL Agent or the ABL Claimholders and without affecting the Lien subordination and other provisions of this Agreement so long as such Refinancing is on terms and conditions that would not violate the Note Documents or the ABL Loan Documents, each as in effect on the date hereof (or, if less restrictive to the Company, as in effect on the date of such Refinancing); provided, however, that, in each case, the lenders or holders of such Refinancing debt (to the extent secured by a Lien on the Collateral) bind themselves in a writing addressed to the Notes Agent and the Note Claimholders or the ABL Agent and the ABL Claimholders, as applicable, to the terms of this Agreement; provided further, however, that, if such Refinancing debt is secured by a Lien on any Collateral, the holders of such Refinancing debt shall be deemed bound by the terms hereof regardless of whether or not such writing is provided. For the avoidance of doubt, the sale or other transfer of Indebtedness is not restricted by this Agreement, but the provisions of this Agreement shall be binding on all holders of ABL Obligations and Note Obligations.

(b) So long as the Discharge of Note Obligations has not occurred, without the consent of the Notes Agent, the ABL Claimholders will not be entitled to agree (and will not agree) to any Amendment to the ABL Loan Documents, whether in a Refinancing or otherwise, that is not permitted by the Indenture as in effect on the date hereof (or, if less restrictive to the ABL Claimholders, on the date of such Amendment).

(c) So long as the Discharge of ABL Obligations has not occurred, without the consent of the ABL Agent, the Notes Agent and the Note Claimholders will not be entitled to agree (and will not agree) to any Amendment to the Note Documents, whether in a Refinancing or otherwise, that is not permitted by the ABL Credit Agreement as in effect on the date hereof (or, if less restrictive to the Note Claimholders, on the date of such Amendment).

(d) So long as the Discharge of ABL Obligations has not occurred, the Notes Agent agrees that each applicable Note Security Document that grants a Lien on any material Collateral shall include the following language (or similar language acceptable to the ABL Agent): “Notwithstanding anything herein to the contrary, the liens and security interests granted to Wells Fargo Bank, National Association, as Trustee, pursuant to this Agreement and the exercise of any right or remedy by Wells Fargo Bank, National Association, as Trustee hereunder, are subject to the provisions of the Intercreditor Agreement dated as of December 9,

Exhibit E

2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among Citibank, N.A., as the ABL Agent, Wells Fargo Bank, National Association, as Trustee and as Notes Agent and the Grantors (as defined in the Intercreditor Agreement) from time to time party thereto. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern and control.”

(e) So long as the Discharge of Note Obligations has not occurred, the ABL Agent agrees that each applicable ABL Security Document executed on or after the date hereof that grants a Lien on any material Collateral that is Note Collateral shall include the following language (or similar language acceptable to the Notes Agent): “Notwithstanding anything herein to the contrary, the liens and security interests granted to the Agent pursuant to this Agreement and the exercise of any right or remedy by the Agent hereunder, are subject to the provisions of the Intercreditor Agreement dated as of December 9, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among the Administrative Agent, as ABL Agent, Wells Fargo Bank, National Association, as Trustee and as Notes Agent and the Grantors (as defined in the Intercreditor Agreement) from time to time party thereto. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern and control.”

5.4. Bailees for Perfection.

(a) Each Agent agrees to hold that part of the Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon (such Collateral, which shall include, without limitation, Deposit Accounts, Securities Accounts and Capital Stock, being the “Pledged Collateral”) as (i) in the case of the ABL Agent, the collateral agent for the ABL Claimholders under the ABL Loan Documents or, in the case of the Notes Agent, the collateral agent for the Note Claimholders under the Note Documents and (ii) gratuitous bailee for the benefit of the other Agent (such bailment being intended, among other things, to satisfy the requirements of Sections 8-301(a)(2) and 9-313(c) of the UCC) and any assignee solely for the purpose of perfecting the security interest granted under the ABL Loan Documents and the Note Documents, respectively, subject to the terms and conditions of this Section 5.4. The Notes Agent and the Note Claimholders hereby appoint the ABL Agent as their agent for the purposes of perfecting their security interest in all Deposit Accounts and Securities Accounts of the Grantors (other than the Note Collateral Account). The ABL Agent hereby accepts such appointment and acknowledges and agrees that it shall act for the benefit of the Notes Agent and the other Note Claimholders under each Account Agreement and that any Proceeds received by the ABL Agent under any Account Agreement shall be applied in accordance with Article IV. In furtherance of the foregoing, each Grantor hereby grants (x) a security interest in the Pledged Collateral to the Notes Agent for the benefit of the ABL Claimholders and (y) a security interest in the Pledged Collateral to the ABL Agent for the benefit of the Note Claimholders.

(b) Neither Agent shall have any obligation whatsoever to the other Agent, to any other ABL Claimholder, or to any other Note Claimholder to ensure that the Pledged Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person

Exhibit E

except as expressly set forth in this Section 5.4. The duties or responsibilities of the respective Agents under this Section 5.4 shall be limited solely to holding the Pledged Collateral as gratuitous bailee in accordance with this Section 5.4 and delivering the Pledged Collateral or Proceeds thereof upon a Discharge of ABL Obligations or Discharge of Note Obligations, as applicable, as provided in paragraph (d) below.

(c) Neither Agent acting pursuant to this Section 5.4 shall have by reason of the ABL Loan Documents, the Note Documents, this Agreement or any other document a fiduciary relationship in respect of the other Agent, any other ABL Claimholder or any other Note Claimholder.

(d) Upon the Discharge of ABL Obligations or the Discharge of Note Obligations, as applicable, the ABL Agent or the Notes Agent, as applicable, shall deliver the remaining Pledged Collateral (if any) together with any necessary endorsements, first, to the other Agent to the extent the other Obligations remain outstanding, and second, to the applicable Grantor to the extent the Discharge of ABL Obligations and the Discharge of Note Obligations have occurred (in each case, so as to allow such Person to obtain possession or control of such Pledged Collateral) or as otherwise required by law. Each Agent further agrees that upon the Discharge of the ABL Obligations or the Discharge of the Note Obligations, as applicable, it shall take all other action reasonably requested by the other Agent in connection with the other Agent obtaining a first-priority interest in the Collateral or as a court of competent jurisdiction may otherwise direct. Notwithstanding anything to the contrary contained in this Agreement, any obligation of the Agent which has been discharged to make any delivery to the other Agent under this Section 5.4(d) is subject to (i) the order of any court of competent jurisdiction, or (ii) any automatic stay imposed in connection with any Insolvency or Liquidation Proceeding.

(e) Subject to the terms of this Agreement, (i) so long as the Discharge of ABL Obligations has not occurred, the ABL Agent shall be entitled to deal with the Pledged Collateral or Collateral within its “control” in accordance with the terms of this Agreement and other ABL Loan Documents, but only to the extent that such Collateral constitutes ABL Priority Collateral, as if the Liens of the Notes Agent on behalf of the Note Claimholders did not exist, and (ii) so long as the Discharge of Note Obligations has not occurred, the Notes Agent shall be entitled to deal with the Pledged Collateral or Collateral within its “control” in accordance with the terms of this Agreement and other Note Documents, but only to the extent that such Collateral constitutes Notes Priority Collateral, as if the Liens of the ABL Agent on behalf of the ABL Claimholders did not exist.

VI.

INSOLVENCY OR LIQUIDATION PROCEEDINGS.

6.1. Finance and Sale Issues. The Notes Agent, on behalf of the Note Claimholders, hereby agrees that, until the Discharge of ABL Obligations has occurred, if any Grantor shall be subject to any Insolvency or Liquidation Proceeding and the ABL Agent shall desire to permit the use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code) constituting ABL Priority Collateral or to permit any Grantor to obtain financing, whether from the ABL Claimholders or any other Person under Section 364 of the Bankruptcy Code or any

Exhibit E

similar Bankruptcy Law (“DIP Financing”) secured by a Lien on ABL Priority Collateral, then any Note Claimholder will not be entitled to raise (and will not raise or support any Person in raising), but instead shall be deemed to have hereby irrevocably and absolutely waived, any objection to, and shall not otherwise in any manner be entitled to oppose or will oppose or support any Person in opposing, such Cash Collateral use or DIP Financing (including, except as expressly provided below, on the grounds that the Note Claimholders are entitled to adequate protection of their interest in the Collateral as a condition thereto) so long as such Cash Collateral use or DIP Financing meets the following requirements: (i) the Notes Agent and the other Note Claimholders retain a Lien on the Collateral and, with respect to the Notes Priority Collateral, with the same priority as existed prior to the commencement of the Insolvency or Liquidation Proceeding, (ii) to the extent that the ABL Agent is granted adequate protection in the form of a Lien, the Notes Agent is permitted to seek a Lien (without objection from the ABL Agent or any ABL Claimholder) on Collateral arising after the commencement of the Insolvency or Liquidation Proceeding (so long as, with respect to ABL Priority Collateral, such Lien is junior to the Liens securing such DIP Financing and any other Liens in favor of the ABL Agent), (iii) the terms of the Cash Collateral use or the DIP Financing require that any Lien on the Notes Priority Collateral to secure such DIP Financing is subordinate to the Lien of the Notes Agent securing the Note Obligations with respect thereto and (iv) the terms of such DIP Financing or use of Cash Collateral do not require any Grantor to seek approval for any Plan of Reorganization that is inconsistent with this Agreement. The Notes Agent shall be required to subordinate and will subordinate its Liens in the ABL Priority Collateral to the Liens securing such DIP Financing (and all obligations relating thereto, including any “carve-out” granting administrative priority status or Lien priority to secure repayment of fees and expenses of professionals retained by any debtor or creditors’ committee) and, consistent with the preceding provisions of this Section 6.1, will not request adequate protection or any other relief in connection therewith (except as expressly provided in clause (ii) above); provided, however, if the Liens securing the DIP Financing rank junior to the Liens securing the ABL Obligations, the Notes Agent shall be required to subordinate its Liens in the ABL Priority Collateral to the Liens securing such DIP Financing. The Notes Agent, on behalf of itself and the Note Claimholders, agrees that no such Person shall provide to such Grantor any DIP Financing to the extent that the Notes Agent or any Note Claimholder would, in connection with such financing, be granted a Lien on the ABL Priority Collateral senior to or pari passu with the Liens of the ABL Agent, in each case over the objection of the ABL Agent. The ABL Agent, on behalf of itself and the ABL Claimholders, agrees that no such Persons shall provide to such Grantor any DIP Financing to the extent that the ABL Agent or any ABL Claimholder would, in connection with such financing, be granted a Lien on the Notes Priority Collateral senior to or pari passu with the Liens of the Notes Agent, in each case over the objection of the Notes Agent.

6.2. Relief from the Automatic Stay.

(a) Until the Discharge of ABL Obligations, the Notes Agent, on behalf of the other Note Claimholders, agrees that none of them shall seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the ABL Priority Collateral, without the prior written consent of the ABL Agent (given or not given in its sole and absolute discretion), unless (i) the ABL Agent already has filed a motion (which remains pending) for such relief with respect to its interest in such ABL Priority

Exhibit E

Collateral and (ii) a corresponding motion, in the reasonable judgment of the Notes Agent, must be filed for the purpose of preserving the Notes Agent’s ability to receive residual distributions pursuant to Section 4.1, although the Note Claimholders shall otherwise remain subject to the restrictions in Section 3.1 following the granting of any such relief from the automatic stay.

(b) Until the Discharge of Note Obligations has occurred, the ABL Agent, on behalf of the other ABL Claimholders, agrees that none of them shall seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Notes Priority Collateral (other than to the extent such relief is required to exercise its rights under Sections 3.3 and 3.4), without the prior written consent of the Notes Agent (given or not given in its sole and absolute discretion), unless (i) the Notes Agent already has filed a motion (which remains pending) for such relief with respect to its interest in the Notes Priority Collateral and (ii) a corresponding motion, in the reasonable judgment of the ABL Agent, must be filed for the purpose of preserving the ABL Agent’s ability to receive residual distributions pursuant to Section 4.1, although the ABL Agent shall otherwise remain subject to the restrictions in Section 3.2 following the granting of any such relief from the automatic stay.

6.3. Adequate Protection.

(a) The Notes Agent, on behalf of itself and the Note Claimholders, agrees that none of them shall be entitled to contest (or support any other Person contesting) (but instead shall be deemed to have hereby irrevocably, absolutely, and unconditionally waived any right to contest):

(i) any request by the ABL Agent or the other ABL Claimholders for relief from the automatic stay with respect to the ABL Priority Collateral; or

(ii) any request by the ABL Agent or the other ABL Claimholders for adequate protection with respect to the ABL Priority Collateral (except to the extent any such adequate protection is a payment from Notes Priority Collateral); or

(iii) any objection by the ABL Agent or the other ABL Claimholders to any motion, relief, action or proceeding based on the ABL Agent or the other ABL Claimholders claiming a lack of adequate protection with respect to the ABL Priority Collateral.

(b) The ABL Agent, on behalf of itself and the ABL Claimholders, agrees that none of them shall be entitled to contest (or support any other Person contesting) (but instead shall be deemed to have hereby irrevocably, absolutely, and unconditionally waived any right to contest):

(i) any request by the Notes Agent or the other Note Claimholders for relief from the automatic stay with respect to the Notes Priority Collateral; or

Exhibit E

(ii) any request by the Notes Agent or the Note Claimholders for adequate protection with respect to the Notes Priority Collateral (except to the extent any such adequate protection is a payment from ABL Priority Collateral); or

(iii) any objection by the Notes Agent or the Note Claimholders to any motion, relief, action or proceeding based on the Notes Agent or the Note Claimholders claiming a lack of adequate protection with respect to the Notes Priority Collateral.

(c) Consistent with the foregoing provisions in this Section 6.3, and except as provided in Sections 6.1 and 6.6, in any Insolvency or Liquidation Proceeding:

(i) no Note Claimholder shall be entitled (and each Note Claimholder shall be deemed to have hereby irrevocably, absolutely, and unconditionally waived any right):

(1) to seek or otherwise be granted any type of adequate protection with respect to its interests in the ABL Priority Collateral (except as expressly set forth in Section 6.1 or as may otherwise be consented to in writing by the ABL Agent in its sole and absolute discretion); provided, however, subject to Section 6.1, Note Claimholders may seek and obtain adequate protection in the form of an additional or replacement Lien on Collateral so long as (i) the ABL Claimholders have been granted adequate protection in the form of a replacement lien on such Collateral, and (ii) any such Lien on ABL Priority Collateral (and on any Collateral granted as adequate protection for the ABL Claimholders in respect of their interest in such ABL Priority Collateral) is subordinated to the Liens of the ABL Agent in such Collateral on the same basis as the other Liens of the Notes Agent on ABL Priority Collateral; and

(2) to seek or otherwise be granted any adequate protection payments with respect to its interests in the Collateral from Proceeds of ABL Priority Collateral (except as may be consented to in writing by the ABL Agent in its sole and absolute discretion)

(ii) no ABL Claimholder shall be entitled (and each ABL Claimholder shall be deemed to have hereby irrevocably, absolutely, and unconditionally waived any right):

(1) to seek or otherwise be granted any type of adequate protection in respect of Notes Priority Collateral except as may be consented to in writing by the Notes Agent in its sole and absolute discretion; provided, however, ABL Claimholders may seek and obtain adequate protection in the form of an additional or replacement Lien on Collateral so long as (i) the Note Claimholders have been granted adequate protection in the form of a replacement lien on such Collateral, and (ii) any such Lien on Notes Priority Collateral (and on any Collateral granted as adequate protection for the Note Claimholders in respect of their interest in such Notes Priority Collateral) is subordinated to the Liens of the Notes Agent in such Collateral on the same basis as the other Liens of the ABL Agent on Notes Priority Collateral; and

Exhibit E

(2) to seek or otherwise be granted any adequate protection payments with respect to its interests in the Collateral from Proceeds of Notes Priority Collateral (except as may be consented to in writing by the Notes Agent in its sole and absolute discretion)

(d) Nothing herein shall limit (i) the rights of the Notes Agent or the Note Claimholders to seek adequate protection with respect to their rights in the Notes Priority Collateral in any Insolvency or Liquidation Proceeding (including adequate protection in the form of a cash payment, periodic cash payments or otherwise, other than from Proceeds of ABL Priority Collateral) so long as such request is not otherwise inconsistent with this Agreement or (ii) the rights of the ABL Agent or the ABL Claimholders to seek adequate protection with respect to their rights in the ABL Priority Collateral in any Insolvency or Liquidation Proceeding (including adequate protection in the form of a cash payment, periodic cash payments or otherwise, other than from Proceeds of Notes Priority Collateral) so long as such request is not otherwise inconsistent with this Agreement.

6.4. Avoidance Issues. If any ABL Claimholder or Note Claimholder is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the applicable Grantor any amount paid in respect of ABL Obligations or the Note Obligations, as applicable (a “Recovery”), then such ABL Claimholders or Note Claimholders shall be entitled to a reinstatement of ABL Obligations or the Note Obligations, as applicable, with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.

6.5. Reorganization Securities. Subject to the ability of the ABL Claimholders and the Note Claimholders, as applicable, to support or oppose confirmation or approval of any Conforming Plan of Reorganization or to oppose confirmation or approval of any Non-Conforming Plan of Reorganization, as provided herein, if, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a Plan of Reorganization, both on account of ABL Obligations and on account of Note Obligations, then, to the extent the debt obligations distributed on account of the ABL Obligations and on account of the Note Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the debt obligations so distributed, to the Liens securing such debt obligations and the distribution of Proceeds thereof.

6.6. Post-Petition Interest.

(a) Neither the Notes Agent nor any Note Claimholder shall oppose or seek to challenge:

(i) any claim by the ABL Agent or any ABL Claimholder for allowance in any Insolvency or Liquidation Proceeding of ABL Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Lien on the ABL Priority Collateral securing any ABL Claimholder’s claim, without regard to the existence of the Lien of the Notes Agent on behalf of the Note Claimholders on such Collateral;

Exhibit E

(ii) the payment of such expenses allowed in accordance with Section 6.6(a)(i); or

(iii) the payment of such interest and fees allowed in accordance with Section 6.6(a)(i) solely from Proceeds of ABL Priority Collateral;

provided that nothing contained in this Section 6.6(a) prohibits the Notes Agent on behalf of the Note Claimholders from seeking adequate protection (to the extent it has not already done so under other provisions of this Agreement) with respect to their rights in the Notes Priority Collateral in any Insolvency or Liquidation Proceeding if such Notes Priority Collateral is the source of payment of post-petition expenses payable to the ABL Agent or any ABL Claimholder.

(b) Neither the ABL Agent nor any other ABL Claimholder shall oppose or seek to challenge:

(i) any claim by the Notes Agent or any Note Claimholder for allowance in any Insolvency or Liquidation Proceeding of Note Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Lien on the Notes Priority Collateral securing any Note Claimholder’s claim, without regard to the existence of the Lien of the ABL Agent on behalf of the ABL Claimholders on such Collateral;

(ii) the payment of such expenses allowed in accordance with Section 6.6(b)(i); or

(iii) the payment of such interest and fees allowed in accordance with Section 6.6(b)(i) solely from Proceeds of Notes Priority Collateral;

provided that nothing contained in this Section 6.6(b) prohibits the ABL Agent on behalf of the ABL Claimholders from seeking adequate protection (to the extent it has not already done so under other provisions of this Agreement) with respect to their rights in the ABL Priority Collateral in any Insolvency or Liquidation Proceeding if such ABL Priority Collateral is the source of payment of post-petition expenses payable to the Notes Agent or any Note Claimholder.

6.7. Separate Grants of Security and Separate Classification. The Notes Agent, on behalf of the Note Claimholders, and the ABL Agent on behalf of the ABL Claimholders, acknowledge and intend that: the grants of Liens pursuant to the ABL Security Documents and the Note Security Documents constitute two separate and distinct grants of Liens, and because of, among other things, their differing rights in the Collateral, the Note Obligations are fundamentally different from the ABL Obligations and must be separately classified in any Plan of Reorganization proposed or confirmed (or approved) in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the ABL Claimholders and the Note Claimholders in respect of the Collateral constitute claims in the same class (rather than separate classes of senior and junior secured claims), then the ABL Claimholders and the Note Claimholders hereby acknowledge and agree

Exhibit E

that all distributions shall be made as if there were separate classes of ABL Obligations and Note Obligations against the Grantors (with the effect being that, to the extent that the aggregate value of the ABL Priority Collateral or Notes Priority Collateral is sufficient (for this purpose ignoring all claims held by the other Secured Parties for whom such Collateral is non-priority in accordance with Section 2.1 and Section 2.2), the ABL Claimholders or the Note Claimholders, respectively, shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees or expenses that is available from each pool of priority Collateral for each of the ABL Claimholders and the Note Claimholders, respectively, before any distribution is made in respect of the claims held by the other Secured Parties for whom such Collateral is non-priority, with such other Secured Parties hereby acknowledging and agreeing to turn over to the respective other Secured Parties amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries.

6.8. Asset Dispositions in an Insolvency or Liquidation Proceeding.

(a) Without limiting the ABL Agent’s and the ABL Claimholders’ rights under Section 3.1(b), neither the Notes Agent nor any other Note Claimholder shall, in any Insolvency or Liquidation Proceeding or otherwise, oppose any sale or disposition of any ABL Priority Collateral that is supported by the ABL Claimholders, and the Notes Agent and each other Note Claimholder will be deemed to have irrevocably, absolutely, and unconditionally consented under Section 363 of the Bankruptcy Code (and otherwise) to any sale of any ABL Priority Collateral supported by the ABL Claimholders and to have released their Liens on such assets; provided that to the extent the Proceeds of such Collateral are not applied to reduce ABL Obligations the Notes Agent shall retain a Lien on such Proceeds in accordance with the terms of this Agreement.

(b) Without limiting the Notes Agent’s and the Note Claimholders’ rights under Section 3.2(b), neither the ABL Agent nor any other ABL Claimholder shall, in any Insolvency Proceeding or otherwise, oppose any sale or disposition of any Notes Priority Collateral that is supported by the Note Claimholders and made subject to Section 3.3(d), and the ABL Agent and each other ABL Claimholder will be deemed to have consented under Section 363 of the Bankruptcy Code (and otherwise) to any sale of any Notes Priority Collateral supported by the Note Claimholders and made subject to Section 3.3(d) and to have released their Liens on such assets; provided that to the extent the Proceeds of such Collateral are not applied to reduce Note Obligations, the ABL Agent shall retain a Lien on such Proceeds in accordance with the terms of this Agreement; provided further that the ABL Agent’s and the ABL Claimholders’ rights under Sections 3.3 and 3.4 shall survive any such sale or disposition.

VII.

RELIANCE; WAIVERS; ETC.

7.1. Reliance. Other than any reliance on the terms of this Agreement, the ABL Agent, on behalf of the ABL Claimholders, acknowledges that it and, to its knowledge, each of the other ABL Claimholders has, independently and without reliance on the Notes Agent or any

Exhibit E

Note Claimholder, and based on documents and information deemed by it appropriate, made its own credit analysis and decision to enter into ABL Loan Documents and be bound by the terms of this Agreement, and each of them will continue to make its own credit decision in taking or not taking any action under the ABL Loan Documents or this Agreement. Other than any reliance on the terms of this Agreement, the Notes Agent, on behalf of the Note Claimholders, acknowledges that it and, to its knowledge, each of the other Note Claimholders has, independently and without reliance on the ABL Agent or any other ABL Claimholder, and based on documents and information deemed by it appropriate, made its own credit analysis and decision to enter into each of the other Note Documents and be bound by the terms of this Agreement, and each of them will continue to make its own credit decision in taking or not taking any action under the Note Documents or this Agreement.

7.2. No Warranties or Liability. The ABL Agent, on behalf of the ABL Claimholders, acknowledges and agrees that each of the Notes Agent and the Note Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the other Note Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. Except as otherwise provided in this Agreement, the Notes Agent and the Note Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under the Note Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. The Notes Agent, on behalf the Note Claimholders, acknowledges and agrees that the ABL Agent and the other ABL Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the other ABL Loan Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. Except as otherwise provided herein, the ABL Agent and the other ABL Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under their respective ABL Loan Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. The Notes Agent and the Note Claimholders shall have no duty to the ABL Agent or any of the ABL Claimholders, and the ABL Agent and the other ABL Claimholders shall have no duty to the Notes Agent or any of the other Note Claimholders, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with any Grantor (including the ABL Loan Documents and the Note Documents), regardless of any knowledge thereof which they may have or be charged with.

7.3. No Waiver of Lien Priorities.

(a) No right of the Agents, the other ABL Claimholders or the other Note Claimholders to enforce any provision of this Agreement or any ABL Loan Document or Note Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Grantor or by any act or failure to act by such Agents, ABL Claimholders or Note Claimholders or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the ABL Loan Documents or any of the Note Documents, regardless of any knowledge thereof which the Agents or the ABL Claimholders or Note Claimholders, or any of them, may have or be otherwise charged with.

Exhibit E

(b) Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Grantors under the ABL Loan Documents and Note Documents and subject to the provisions of Sections 5.3(a), 5.3(c), and, as applicable, 5.3(d)), the Agents, the other ABL Claimholders and the other Note Claimholders may, at any time and from time to time in accordance with the ABL Loan Documents and Note Documents and/or applicable law, without the consent of, or notice to, the other Agent or the ABL Claimholder or the Note Claimholders (as applicable), without incurring any liabilities to such Persons and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy is affected, impaired or extinguished thereby) do any one or more of the following:

(i) change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the Obligations or any Lien or guaranty thereof or any liability of any Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the Obligations, without any restriction as to the tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by the Agents or any rights or remedies under any of the ABL Loan Documents or the Note Documents;

(ii) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the Collateral (except to the extent provided in this Agreement) or any liability of any Grantor or any liability incurred directly or indirectly in respect thereof;

(iii) settle or compromise any Obligation or any other liability of any Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability in any manner or order that is not inconsistent with the terms of this Agreement; and

(iv) exercise or delay in or refrain from exercising any right or remedy against any security or any Grantor or any other Person, elect any remedy and otherwise deal freely with any Grantor.

7.4. Obligations Unconditional. All rights, interests, agreements and obligations of the ABL Claimholders and the Note Claimholders, respectively, hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any ABL Loan Documents or any Note Documents;

(b) except, in each case, as otherwise expressly set forth in this Agreement, any change in the time, manner or place of payment of, or in any other terms of, all or any of the ABL Obligations or Note Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any ABL Loan Document or any Note Document;

Exhibit E

(c) except as otherwise expressly set forth in this Agreement, any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the ABL Obligations or Note Obligations or any guaranty thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of any Grantor; or

(e) any other circumstances which otherwise might constitute a defense available to, or a discharge of, any Grantor in respect of the ABL Agent, the ABL Obligations, any ABL Claimholder, the Notes Agent, the Note Obligations or any Note Claimholder in respect of this Agreement.

VIII.

MISCELLANEOUS.

8.1. Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any ABL Loan Document or any Note Document, the provisions of this Agreement shall govern and control.

8.2. Effectiveness; Continuing Nature of this Agreement; Severability. This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement of Lien subordination (as opposed to an agreement of debt or claim subordination), and the ABL Claimholders and Note Claimholders may continue, at any time and without notice to the other Agent, to extend credit and other financial accommodations and lend monies to or for the benefit of any Grantor in reliance hereon. Each of the Agents, on behalf the ABL Claimholders or the Note Claimholders, as applicable, hereby irrevocably, absolutely, and unconditionally waives any right any Claimholder may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Consistent with, but not in limitation of, the preceding sentence, each of the Agents, on behalf of the ABL Claimholders and the Note Claimholders, as applicable, irrevocably acknowledges that this Agreement constitutes a “subordination agreement” within the meaning of both New York law and Section 510(a) of the Bankruptcy Code. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All references to any Grantor shall include such Grantor as debtor and debtor-in-possession and any receiver or trustee for any Grantor (as applicable) in any Insolvency or Liquidation Proceeding. This Agreement shall terminate and be of no further force and effect:

(a) with respect to the ABL Agent, the ABL Claimholders and the ABL Obligations, the date of the Discharge of ABL Obligations, subject to the rights of the ABL Claimholders under Section 6.4;

Exhibit E

(b) with respect to the Notes Agent, the Note Claimholders and the Note Obligations, the date of the Discharge of Note Obligations, subject to the rights of the Note Claimholders under Section 6.4; and

(c) with respect to any Grantor, when such Grantor is irrevocably released and discharged from its obligations under the ABL Credit Agreement, the Indenture, each Additional Pari Passu Note Agreement and each Permitted Refinancing Agreement.

8.3. Amendments; Waivers. No amendment, modification or waiver of any of the provisions of this Agreement by the Notes Agent or the ABL Agent shall be deemed to be made unless the same shall be in writing signed on behalf of each party hereto or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. Notwithstanding the foregoing, no Grantor shall have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent its rights are directly affected.

8.4. Information Concerning Financial Condition of the Company and Its Subsidiaries. The ABL Agent and the ABL Claimholders, on the one hand, and the Notes Agent and the Note Claimholders, on the other hand, shall each be responsible for keeping themselves informed of (a) the financial condition of the Company and the Company Subsidiaries and all endorsers and/or guarantors and other Grantors of the ABL Obligations or the Note Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the ABL Obligations or the Note Obligations. Neither the ABL Claimholders, on the one hand, nor the Note Claimholders, on the other hand, shall have any duty to advise the other of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that either the ABL Agent or any of the other ABL Claimholders, on the one hand, or the Notes Agent or any of the other Note Claimholders, on the other hand, undertakes at any time or from time to time to provide any such information to any of the others, it or they shall be under no obligation, (i) to make, and shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) to provide any additional information or to provide any such information on any subsequent occasion, (iii) to undertake any investigation, or (iv) to disclose any information, which pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

8.5. Subrogation.

(a) With respect to the value of any payments or distributions in cash, property or other assets that any of the Note Claimholders actually pays over to the ABL Agent or the ABL Claimholders under the terms of this Agreement, the Note Claimholders shall be subrogated to the rights of the ABL Claimholders; provided, however, that the Notes Agent, on behalf of the Note Claimholders, hereby agrees not to assert or enforce all such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of ABL Obligations has occurred. The Grantors acknowledge and agree that, to the extent permitted by applicable law, the value of any payments or distributions in cash, property or other assets received by the Note

Exhibit E

Claimholders that are paid over to the ABL Claimholders pursuant to this Agreement shall not reduce any of the Note Obligations. Notwithstanding the foregoing provisions of this Section 8.5(a), none of the Note Claimholders shall have any claim against any of the ABL Claimholders for any impairment of any subrogation rights herein granted to the Note Claimholders.

(b) With respect to the value of any payments or distributions in cash, property or other assets that any of the ABL Claimholders actually pays over to the Note Claimholders under the terms of this Agreement, the ABL Claimholders shall be subrogated to the rights of the Note Claimholders; provided, however, that the ABL Agent, on behalf of the ABL Claimholders, hereby agrees not to assert or enforce all such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Note Obligations has occurred. The Grantors acknowledge and agree that, to the extent permitted by applicable law, the value of any payments or distributions in cash, property or other assets received by the ABL Claimholders that are paid over to the Note Claimholders pursuant to this Agreement shall not reduce any of the ABL Obligations. Notwithstanding the foregoing provisions of this Section 8.5(b), none of the ABL Claimholders shall have any claim against any of the Note Claimholders for any impairment of any subrogation rights herein granted to the ABL Claimholders.

8.6. SUBMISSION TO JURISDICTION; WAIVERS.

(a) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PERSON ARISING OUT OF OR RELATING HERETO MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY, FOR ITSELF AND ON BEHALF OF THE NOTE CLAIMHOLDERS (IN THE CASE OF THE NOTES AGENT) AND THE ABL CLAIMHOLDERS (IN THE CASE OF THE ABL AGENT), IRREVOCABLY:

(1) AGREES THAT THE ONLY NECESSARY PARTIES TO ANY AND ALL JUDICIAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE THE PARTIES HERETO, EXCEPT WHERE IN ANY SUCH JUDICIAL PROCEEDING RELIEF (INCLUDING INJUNCTIVE RELIEF OR THE RECOVERY OF MONEY) IS BEING SOUGHT DIRECTLY AGAINST OR FROM A PERSON THAT IS NOT A PARTY AND EXCEPT THAT, IN ANY SUCH JUDICIAL PROCEEDINGS BETWEEN THE NOTES AGENT AND THE ABL AGENT THAT DOES NOT SEEK ANY RELIEF AGAINST OR FROM THE COMPANY OR ANY OF THE COMPANY SUBSIDIARIES, THE COMPANY AND THE COMPANY SUBSIDIARIES SHALL NOT BE NECESSARY PARTIES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AND CONSISTENT WITH THE PROVISIONS OF SECTIONS 8.14 AND 8.17, NONE OF THE ABL CLAIMHOLDERS (OTHER THAN THE ABL AGENT) OR THE NOTE CLAIMHOLDERS (OTHER THAN THE NOTES AGENT) SHALL BE NECESSARY OR OTHERWISE APPROPRIATE PARTIES TO ANY SUCH JUDICIAL PROCEEDINGS, UNLESS IN SUCH JUDICIAL PROCEEDING SUMS ARE BEING SOUGHT TO BE RECOVERED DIRECTLY FROM SUCH PERSONS, INCLUDING PURSUANT TO SECTION 4.2;

Exhibit E

(2) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(3) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(4) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PERSON (AND IN THE CASE OF A PARTY, AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 8.7); AND

(5) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (3) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PERSON IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.

(b) WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OF THE ABL LOAN DOCUMENTS OR ANY OF THE NOTE DOCUMENTS. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE ABL LOAN DOCUMENTS AND THE NOTE DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6.

8.7. Notices. All notices permitted or required under this Agreement need be sent only to the Notes Agent and the ABL Agent, as applicable, in order to be effective and otherwise binding on any applicable Claimholder. If any notice is sent for whatever reason to the other Note Claimholders or the ABL Claimholders, such notice shall also be sent to the applicable Agent. Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by overnight courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex during normal business hours, or three Business Days after depositing it in the United States certified mails (return receipt requested) with postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

Exhibit E

8.8. Further Assurances. The ABL Agent, on behalf of the ABL Claimholders, and the Notes Agent, on behalf of the Note Claimholders, and the Grantors, agree that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the ABL Agent or the Notes Agent may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement. If any Subsidiary of the Company shall become a Grantor after the date of this Agreement, such Grantor shall deliver a counterpart of this Agreement duly executed by such Grantor to the ABL Agent and the Notes Agent whereupon such Subsidiary shall become a party hereto without any further action by any other party hereto (it being understood that any failure by a Grantor to deliver a counterpart to this Agreement shall not affect the relative rights and obligations of the ABL Claimholders and the Note Claimholders with respect to the Collateral of such Grantor).

8.9. APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8.10. Specific Performance. Each of the ABL Agent and the Notes Agent may demand specific performance of this Agreement. The ABL Agent, on behalf of itself and the ABL Claimholders, and the Notes Agent, on behalf of itself and the Note Claimholders, hereby irrevocably waive any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the ABL Agent or the other ABL Claimholders or the Notes Agent or the other Note Claimholders, as applicable. Without limiting the generality of the foregoing or of the other provisions of this Agreement, in seeking specific performance in any Insolvency or Liquidation Proceeding, an Agent may seek such relief as if it were the “holder” of the claims of the other Agent’s Claimholders under Section 1126(a) of the Bankruptcy Code or otherwise had been granted an irrevocable power of attorney by the other Agent’s Claimholders.

8.11. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

8.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument. In proving this Agreement in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signatures delivered by a party by facsimile transmission or by e-mail transmission shall be deemed an original signature hereto.

8.13. Authorization. By its signature, each party hereto represents and warrants to the other parties hereto that the individual signing this Agreement on its behalf is duly authorized to execute this Agreement. The Notes Agent hereby represents that pursuant to the terms of the Indenture, the Holders (as defined in the Indenture) have agreed to comply with the terms applicable to them under this Agreement applicable to them in their capacities as such to the same extent as if they were parties to this Agreement. The ABL Agent hereby represents that pursuant to the terms of the Initial ABL Credit Agreement, the Lenders (as defined in the Initial ABL Credit Agreement) have authorized the ABL Agent to enter into this Agreement and to bind such Lenders by the terms of this Agreement.

Exhibit E

8.14. No Third Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of (and shall be binding upon) each of the Agents, the other ABL Claimholders and the other Note Claimholders and their respective successors and assigns. Without limiting the generality of the foregoing, each of the Indenture, each Additional Pari Passu Note Agreement and the amendments to ABL Security Documents shall expressly refer to this Agreement and acknowledge that its provisions shall be binding on the Notes Agent, and the other Note Claimholders (and their respective successors and assigns) and on the ABL Agent and the other ABL Claimholders (and their respective successors and assigns), as applicable, and, in any event, this Agreement shall be binding on the Agents, the other ABL Claimholders, and the other Note Claimholders and their respective successors and assigns as if its provisions were set forth in their entirety in the ABL Credit Agreement, the Indenture and each Additional Pari Passu Note Agreement.

8.15. Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the ABL Claimholders on the one hand and the Note Claimholders on the other hand. No Grantor or any other creditor thereof shall have any rights hereunder, and no Grantor may rely on the terms hereof. Nothing in this Agreement is intended to or shall impair as between the Grantors and the ABL Agent and the other ABL Claimholders, or as between the Grantors and the Notes Agent and the other Note Claimholders, the obligations of any Grantor, which are absolute and unconditional, to pay principal, interest, fees and other amounts as provided in the other ABL Loan Documents and the other Note Documents, respectively, including as and when the same shall become due and payable in accordance with their terms.

8.16. Marshalling of Assets. The Notes Agent, on behalf of the Note Claimholders, hereby irrevocably, absolutely, and unconditionally waives any and all rights or powers any Note Claimholder may have at any time under applicable law or otherwise to have the ABL Priority Collateral, or any part thereof, marshaled upon any foreclosure or other enforcement of the ABL Agent’s Liens. The ABL Agent, on behalf of the ABL Claimholders, hereby waives irrevocably, absolutely, and unconditionally any and all rights any ABL Claimholder may have at any time under applicable law or otherwise to have the Notes Priority Collateral, or any part thereof, marshaled upon any foreclosure or other enforcement of the Notes Agent’s Liens.

8.17. Exclusive Means of Exercising Rights under This Agreement. The Note Claimholders shall be deemed to have irrevocably appointed the Notes Agent, and the ABL Claimholders shall be deemed to have irrevocably appointed the ABL Agent, as their respective and exclusive agents hereunder. Consistent with such appointment, the Note Claimholders and the ABL Claimholders further shall be deemed to have agreed that only their respective Agent (and not any individual Claimholder or group of Claimholders) shall have the exclusive right to exercise any rights, powers, and/or remedies under this Agreement (including bringing any action to interpret or otherwise enforce the provisions of this Agreement) or the Collateral. Specifically, but without limiting the generality of the foregoing, each Note Claimholder or group of Note Claimholders, and each ABL Claimholder or group of ABL Claimholders, shall not be entitled to take or file, but instead shall be precluded from taking or filing (whether in any Insolvency or Liquidation Proceeding or otherwise), any action, judicial or otherwise, to enforce any right or power or pursue any remedy under this Agreement (including any declaratory judgment or other action to interpret or otherwise enforce the provisions of this Agreement), except solely as provided in the proviso in the preceding sentence.

Exhibit E

8.18. Interpretation. This Agreement is a product of negotiations among representatives of, and has been reviewed by counsel to, the Notes Agent, the ABL Agent and the Grantors and is the product of those Persons on behalf of themselves and the Note Claimholders (in the case of the Notes Agent) and the ABL Claimholders (in the case of the ABL Claimholders). Accordingly, this Agreement’s provisions shall not be construed against, or in favor of, any party or other Person merely by virtue of that party or other Person’s involvement, or lack of involvement, in the preparation of this Agreement and of any of its specific provisions.

8.19. Capacity of Notes Agent. Wells Fargo Bank, National Association is entering into this Agreement solely in its capacity as Trustee and Collateral Agent under the Indenture and the rights, powers, privileges and protections afforded to the Trustee and Collateral Agent under the Indenture shall also apply to Wells Fargo Bank, National Association as the Notes Agent hereunder. The Notes Agent has been expressly authorized and directed to execute and deliver this Agreement under the terms of the Indenture.

8.20. Termination. This Agreement shall terminate and be of no further force and effect upon the Discharge of the ABL Obligations or upon the Discharge of the Note Obligations, subject to the rights of the ABL Lenders and the Noteholders, as applicable, under Section 6.4.

[Signature Pages Follow]

Exhibit E

IN WITNESS WHEREOF, the parties hereto have executed this Intercreditor Agreement as of the date first written above.

ABL Agent:

CITIBANK, N.A., as ABL Agent

By:
Name:
Title:

Notice Address:

Citibank, N.A.
[ ]
[ ]
[ ]
[ ]

INTERCREDITOR AGREEMENT

Exhibit E

Notes Agent:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
not in its individual capacity, but solely in its
capacity as Trustee and Collateral Agent under the
Indenture and Collateral Agent under the Note
Documents, as Notes Agent

By:
Name:
Title:

Notice Address:

Wells Fargo Bank, National Association Corporate Trust Services 7000 Central Parkway NE Suite 550 Atlanta, GA 30328 Attention: Stefan Victory

INTERCREDITOR AGREEMENT

Exhibit E

Acknowledged and Agreed to by:

The Company

By:
Name:
Title:

ABITIBIBOWATER INC.

By:
Name:
Title:

Notice Address:

AbitibiBowater Inc. 1155 Metcalfe Street, Suite 800 Montreal, Québec Canada H3B 5H2 Facsimile No.: (514) 394-3644 Attention: Chief Financial Officer

INTERCREDITOR AGREEMENT

Exhibit E

Company Subsidiaries:

[TO BE ADDED].

INTERCREDITOR AGREEMENT

EXHIBIT F

FORM OF SOLVENCY CERTIFICATE

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned, a Financial Officer of AbitibiBowater Inc. (“AbitibiBowater”), a Delaware corporation, in that capacity only and not in my individual capacity, do hereby certify as of the date hereof that:

1. This Certificate is furnished to the Administrative Agent and the Lenders pursuant to Section 6(i) of the ABL Credit Agreement, dated as of [            ], 2010, among AbitibiBowater, certain Domestic Subsidiaries and Canadian Subsidiaries of AbitibiBowater from time to time party thereto, the lenders from time to time party thereto (each, a “Lender” and collectively, the “Lenders”) and Citibank, N.A., as Administrative Agent and Collateral Agent for such Lenders (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

2. Immediately after giving effect to the Transactions to occur on the Effective Date, (a) the present fair saleable value of the assets of AbitibiBowater and its Subsidiaries, on a consolidated basis, will exceed the amount that will be required to be paid on or in respect of the existing debts and other liabilities (including contingent liabilities) of AbitibiBowater and its Subsidiaries, on a consolidated basis, as they become absolute and mature, (b) AbitibiBowater and its Subsidiaries, on a consolidated basis, will not have unreasonably small capital to carry out their businesses as conducted or as proposed to be conducted, and (c) AbitibitBowater and its Subsidiaries, on a consolidated basis, do not intend to incur debts beyond their ability to pay such debts as they become absolute and mature (taking into account the timing and amounts of cash to be received by them and the amounts to be payable on or in respect of their obligations).

Exhibit F

IN WITNESS WHEREOF, the undersigned has set his hand this         day of             , 2010.

ABITIBIBOWATER INC.

By:
William H. Harvey Executive Vice President and Chief Financial Officer

EXHIBIT G

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered to you pursuant to Section 9.04(d) of the ABL Credit Agreement, dated as of [            ], 2010 (as amended, restated, supplemented or modified from time to time, the “Credit Agreement”), among AbitibiBowater Inc., certain Domestic Subsidiaries and Canadian Subsidiaries of AbitibiBowater from time to time party thereto, the lenders from time to time party thereto (each, a “Lender” and collectively, the “Lenders”), and Citibank, N.A., as Administrative Agent and Collateral Agent for such Lenders. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

1. I am the duly elected, qualified and acting                                      of AbitibiBowater.

2. I have reviewed and am familiar with the contents of this Compliance Certificate. I am providing this Compliance Certificate solely in my capacity as a Financial Officer of AbitibiBowater. The matters set forth herein are true to the best of my knowledge after due inquiry.

3. I have reviewed the terms of the Credit Agreement and the other Loan Documents and have made or caused to be made under my supervision a review in reasonable detail of the transactions and condition of AbitibiBowater and its Subsidiaries during the accounting period covered by the financial statements attached hereto as ANNEX 1 (the “Financial Statements”).

4. After reasonable inquiry, to my knowledge no Default or Event of Default has occurred and is continuing as of the date of this Compliance Certificate[, except for             ].

[[5.][6.] Attached hereto as ANNEX 2 are the computations showing (in reasonable detail) the calculation of, and, compliance with, the Consolidated Fixed Charge Coverage Ratio.]1

[6.]/[7.] No Material Subsidiary exists (other than the Loan Parities), except as described on Annex 3.

[1]	If compliance is required pursuant to Section 10.15

Exhibit G

IN WITNESS WHEREOF, in my capacity as a Financial Officer of AbitibiBowater and not in my individual capacity, I have executed this Compliance Certificate this          day of             , 2010.

ABITIBIBOWATER INC.

By:
Name:
Title:

ANNEX 1

[Applicable Financial Statements To Be Attached]

ANNEX 2

[Applicable Calculations of Consolidated Fixed Charge Coverage Ratio To Be Attached]

Consolidated Fixed Charge Coverage Ratio for each relevant Test Period referred to in Section 10.15

(i)	:1.00

ANNEX 3

[Description of any additional Material Subsidiary]

EXHIBIT H

FORM OF ASSIGNMENT

AND

ASSUMPTION AGREEMENT1

This Assignment and Assumption Agreement (this “Assignment”), is dated as of the Assignment Date set forth below and is entered into by and between [the][each] Assignor identified in item [1][2] below ([the] [each, an] “Assignor”) and [the] [each] Assignee identified in item 2 below ([the] [each, an] “Assignee”). [It is understood and agreed that the rights and obligations of such [Assignees][and Assignors] hereunder are several and not joint.] Capitalized terms used herein but not defined herein shall have the meanings given to them in the ABL Credit Agreement identified below (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”). The Standard Terms and Conditions for Assignment and Assumption Agreement set forth in Annex 1 hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the] [each] Assignee, and [the] [each] Assignee hereby irrevocably purchases and assumes from [the][each] Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Assignment Date inserted by the Administrative Agent as contemplated below, the interest in and to all of [the][each] Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the [respective] Assignor’s outstanding rights and obligations identified below (including Revolving Loans, Letters of Credit and Swingline Loans) ([the] [each, an] “Assigned Interest”). [Each] [Such] sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment, without representation or warranty by [the][any] Assignor.

[1. Assignor:	_______________

2. Assignee:	_______________][2]

[1][3]. Credit Agreement:

ABL Credit Agreement, dated as of [                ], 2010, among AbitibiBowater, certain Domestic Subsidiaries and Canadian Subsidiaries of AbitibiBowater from time to time party thereto, the lenders from time to time party thereto (each, a “Lender” and collectively, the “Lenders”), and Citibank, N.A., as Administrative Agent and Collateral Agent for such Lenders.

[1]	This Form of Assignment and Assumption Agreement should be used by Lenders for an assignment to a single Assignee or to funds managed by the same or related investment managers.
[2]

If the form is used for a single Assignor and Assignee, items 1 and 2 should list the Assignor and the Assignee, respectively. In the case of an assignment to funds managed by the same or related investment managers, or an assignment by multiple Assignors, the Assignors and the Assignee(s) should be listed in the table under bracketed item 2 below.

Exhibit H

[2.     Assigned Interest:3

Assignor	Assignee	Facility Assigned	Aggregate Amount of Commitment/Loans under Relevant Facility for all Lenders	Amount of Commitment/Loans under Relevant Facility Assigned
[Name of Assignor]	[Name of Assignee]		________________	________________

[Name of Assignor]	[Name of Assignee]		________________	________________

[3.     Assigned Interest:4

Facility Assigned	Aggregate Amount of Commitment/Loans under Relevant Facility for all Lenders	Amount of Commitment/Loans under Relevant Facility Assigned

	[$]______________	[$]______________

Assignment Date                     ,         ,         .

Assignor[s] Information		Assignee[s] Information

Payment Instructions:	________________	Payment Instructions:	________________

	________________		________________

	________________		________________

[3]

Insert this chart if this Form of Assignment and Assumption Agreement is being used for assignments to funds managed by the same or related investment managers or for an assignment by multiple Assignors. Insert additional rows as needed.

[4]	Insert this chart if this Form of Assignment and Assumption Agreement is being used by a single Assignor for an assignment to a single Assignee.

Exhibit H

	________________		________________
	Reference:_______		Reference:_______

Notice Instructions:	________________	Notice Instructions:	________________
	________________		________________
	________________		________________
	________________		________________
	Reference:_______		Reference:_______

Exhibit H

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]		ASSIGNEE [NAME OF ASSIGNEE][5]

By:		By:
	Name:		Name:
	Title:		Title:

[5]	Add additional signature blocks, as needed, if this Form of Assignment and Assumption Agreement is being used by funds managed by the same or related investment managers.

Exhibit H

[Consented to and][6] Accepted: CITIBANK, N.A., as Administrative Agent and as Swingline Lender

By:
Name:
Title:

[ABITIBIBOWATER INC.

By:
Name:
Title:][7]

[[NAME OF ISSUING LENDER], as Issuing Lender

By:
Name:
Title:][8]

[6]

Insert only if assignment is being made to an Eligible Transferee pursuant to Section 13.04(b)(y) of the Credit Agreement. Consent of the Administrative Agent shall not be unreasonably withheld, delayed or conditioned.

[7]

Insert only if (i) no Default or Event of Default is then in existence and (ii) the assignment is being made to an Eligible Transferee pursuant to 13.04(b)(y) of the Credit Agreement. Consent of AbitibiBowater shall not be unreasonably withheld, delayed or conditioned and shall not be required for an assignment in respect of the primary syndication of the Commitments.

[8]	Consent of each Issuing Lender shall not be unreasonably withheld, delayed or conditioned.

ANNEX I

TO

EXHIBIT H

ABITIBIBOWATER INC.

ABL CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1. Representations and Warranties.

1.1. Assignor. [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [its] Assigned Interest, (ii) [the] [its] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document delivered pursuant thereto (other than this Assignment) or any collateral thereunder, (iii) the financial condition of AbitibiBowater, any of its Subsidiaries or affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by AbitibiBowater, any of its Subsidiaries or affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) confirms that it is (A) a Lender, (B) a parent company and/or an affiliate of [the][each] Assignor which is at least 50% owned by [the][each] Assignor or its parent company, (C) a fund that invests in bank loans and is managed by the same investment advisor as a Lender, by an affiliate of such investment advisor or by a Lender or (D) an Eligible Transferee under Section 13.04(b) of the Credit Agreement; (iii) confirms that it is not, or would not constitute upon the effectiveness of this Assignment, a Defaulting Lender, (iv) from and after the Assignment Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of [the][its] Assigned Interest, shall have the obligations of a Lender thereunder, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 9.04 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase [the][its] Assigned Interest on the basis of which it has made such analysis and decision and (vi) if it is organized under the laws of a jurisdiction outside the United States, it has attached to this Assignment any tax documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by it; (b) agrees that it will, independently and without reliance upon the Administrative Agent, [the][each] Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to or otherwise conferred upon the Administrative Agent or the Collateral Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Annex I

to Exhibit H

2. Payment. From and after the Assignment Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees, commissions and other amounts) to [the][each] Assignor for amounts which have accrued to but excluding the Assignment Date and to [the] [each] Assignee for amounts which have accrued from and after the Assignment Date.

3. Effect of Assignment. Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Assignment Date, (i) [the][each] Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender thereunder and under the other Loan Documents and (ii) [the][each] Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents.

4. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of the Assignment. THIS ASSIGNMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5.1401 OF THE GENERAL OBLIGATIONS LAW).

*    *    *

EXHIBIT I

BORROWING BASE CERTIFICATE

This Certificate is being delivered pursuant to Section [6(t)][9.04(h)] of the ABL Credit Agreement, dated as of [                    ], 2010, among AbitibiBowater Inc., certain Domestic Subsidiaries and Canadian Subsidiaries of AbitibiBowater from time to time party thereto, the lenders from time to time party thereto (each, a “Lender” and collectively, the “Lenders”), and Citibank, N.A., as Administrative Agent and Collateral Agent for such Lenders (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”). Unless otherwise defined herein, all terms used herein shall have the meanings ascribed to them in the Credit Agreement.

The undersigned represents and warrants on behalf of AbitibiBowater in his or her capacity as a Financial Officer of AbitibiBowater and not in an individual capacity, that the information set forth on the attached Borrowing Base Certificate is, to the best of his or her knowledge, (i) accurate and complete in all material respects, (ii) calculated in accordance with the Credit Agreement and (iii) separately sets forth the U.S. Borrowing Base and the Canadian Borrowing Base as of the close of business on [                     ,             ].

IN WITNESS WHEREOF, the undersigned, in his or her capacity as a Financial Officer of AbitibiBowater and not in an individual capacity, has executed this Certificate as of this [    ] day of [                                ].

ABITIBIBOWATER INC.,

By:
Name:
Title:

EXHIBIT I

BORROWING BASE CERTIFICATE FOR THE PERIOD ENDING [DATE]

ISSUED BY ABITIBIBOWATER INC.

Category	TOTAL AVAILABLE US and Canada			TOTAL AVAILABLE US			TOTAL AVAILABLE Canada
Accounts Receivable	$	[ ]		$	[ ]		$	[ ]
Inventory	$	[ ]		$	[ ]		$	[ ]

Total Availability	$	[ ]		$	[ ]		$	[ ]

Less Availability Reserves
Temporary exclusion (UK, NL & IE Inventory)		($[ ]	)		($[ ]	)		($[ ]	)
Canadian Pension and Other Priority Payables(1)		($[ ]	)		($[ ]	)		($[ ]	)
Stumpage Fees		($[ ]	)		($[ ]	)		($[ ]	)
Warehouse Fees and Rents		($[ ]	)		($[ ]	)		($[ ]	)
C$ FX reserve		($[ ]	)		($[ ]	)		($[ ]	)

Total Availabilty Reserves		($[ ]	)		($[ ]	)		($[ ]	)
Total	$	[ ]		$	[ ]		$	[ ]

MAX 600M	$	[ ]		$	[ ]		$	[ ]

Total Availability After Availability Reserves	$	[ ]		$	[ ]		$	[ ]

LESS:
Borrowings
Direct Borrowings as of :	$	[ ]		$	[ ]		$	[ ]
L/Cs
US		($[ ]	)		($[ ]	)		($[ ]	)
Can		($[ ]	)		($[ ]	)		($[ ]	)

Total L/C’s		($[ ]	)		($[ ]	)		($[ ]	)
Total Borrowings		($[ ]	)		($[ ]	)		($[ ]	)

Availability	$	[ ]		$	[ ]		$	[ ]

(1)

“Canadian priority payables that rank senior to or pari passu with the liens under the borrowing base have been determined; however, such reserve will only be implemented should it be determined the company has not properly maintained such as current. These include wages, employee income taxes, pension contributions, etc.”

(2)	Maximum that we can apply based on current availability (Actual amount is $[ ])

EXHIBIT I

ABITIBI RECEIVABLES AVAILABILITY CALCULATION

[DATE]	Total AR US and Canada		Total AR US		Total AR Canada
Gross Receivables Balance	[	]	[	]	[	]
Receivables (+90 days US Canada/+60 Days Past Due Intl)	[	]	[	]	[	]
Credits in Past Due	[	]	[	]	[	]
Cross-Aged Receivables (>50% US Canada/>10% Intl Defaulted)	[	]	[	]	[	]
Receivables Subject to Potential Set-Off (contra accounts)	[	]	[	]	[	]
Non-Approved Countries	[	]	[	]	[	]
Early Pay Discounts	[	]	[	]	[	]
Bankrupt Obligors	[	]	[	]	[	]
Allowed DIP Obligors < 45 Days Past Due	[	]	[	]	[	]
Government Receivables	[	]	[	]	[	]
Affiliate / Intercompany Receivables	[	]	[	]	[	]
Allowances	[	]	[	]	[	]
Extended Pymt Term Receivables > EDC Limit	[	]	[	]	[	]
Intl Excess A/R < 60 days > Approved Insurance Credit Limit or Non Approved Country with $0 Credit Limit	[	]	[	]	[	]
Chargebacks (<90 days US an Canada and < 60days Intl)	[	]	[	]	[	]
Other Ineligible Receivables	[	]	[	]	[	]
Unapplied Cash	[	]	[	]	[	]
Unapplied Credits	[	]	[	]	[	]
Other Taxes	[	]	[	]	[	]
Provincial Sales Taxes	[	]	[	]	[	]
Total Ineligible A/R Before Obligor and Country Concentrations	[	]	[	]	[	]
	[	]%	[	]%	[	]%
Total Eligible A/R Before Obligor and Country Concentrations	[	]	[	]	[	]
Dilution Reserve	[	]	[	]	[	]
	[	]%	[	]%	[	]%
Excess Obligor Concentrations	[	]	[	]	[	]
Excess Country Concentrations	[	]	[	]	[	]
Total Obligor and Country Concentrations	[	]	[	]	[	]
	[	]%	[	]%	[	]%
Eligible A/R Before A/R Advance Rate	[	]	[	]	[	]
Advance Rate	[	]	[	]	[	]
Availability Before 10% A/R Insurance Deductible Reserve	[	]	[	]	[	]
10% of Eligible A/R Insurance Deductible Reserve	[	]	[	]	[	]
Total A/R Availability before FX and Availability Block Reserve	[	]	[	]	[	]
Foreign Currency Reserve (FX)	[	]	[	]	[	]
Total A/R Availability	[	]	[	]	[	]

Effective Advance Rate	[	]%	[	]%	[	]%

EXHIBIT I

ABITIBIBOWATER INVENTORY BBC as of [DATE]

in US$		Total Company			US Total			US Pulp and Paper			US Lumber			US Stores - Net			Canada Total			Canada Pulp and Paper			Canada Lumber			Canada Stores - Net			Foreign Total			Foreign Pulp and Paper			Foreign Stores - Net
Raw Material
(1)	Gross Total Per G/L	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
Ineligibles and Reserves
	Off-Site	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
(1)	Partnership and Closed Mills	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
	Intransit	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
(1)	Foreign	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
	Consigned	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
	LCM	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
	Aged and Obsolete	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
	Inventory Valuation Reserve	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
	Shrink	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
	Intercompany Profit	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
	Supplies	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
	Non Production Locations	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
	Other	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
	Total Ineligibles and Reserves	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
	Eligible RM Inventory	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
	Advance Rate RM		[	]%		[	]%		[	]%		[	]%		[	]%		[	]%		[	]%		[	]%		[	]%		[	]%		[	]%		[	]%
	Available Raw Material	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
	Effective Advance Rate RM		[	]%		[	]%		[	]%		[	]%		[	]%		[	]%		[	]%		[	]%		[	]%		[	]%		[	]%		[	]%

Work in Process

(1)	Gross Total Per G/L	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
Ineligibles and Reserves

in US$		Total Company			US Total			US Pulp and Paper			US Lumber			US Stores - Net			Canada Total			Canada Pulp and Paper			Canada Lumber			Canada Stores - Net			Foreign Total			Foreign Pulp and Paper			Foreign Stores - Net
(1)	WIP	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
	Off-Site	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
	Partnership and Closed Mills	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
	Intransit	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
	Foreign	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
	Consigned	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
(4)	LCM	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
	Aged and Obsolete	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
	Inventory Valuation Reserve	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
	Shrink	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
	Intercompany Profit	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
	Supplies	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
	Non Production Locations	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
(5)	Other	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
	Total Ineligibles and Reserves	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
	Eligible WIP Inventory	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
	Advance Rate WIP		[	]%		[	]%		[	]%		[	]%		[	]%		[	]%		[	]%		[	]%		[	]%		[	]%		[	]%		[	]%
	Available WIP	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
	Effective Advance Rate WIP		[	]%		[	]%		[	]%		[	]%		[	]%		[	]%		[	]%		[	]%		[	]%		[	]%		[	]%		[	]%

Finished Goods
(1)	Gross Total Per G/L	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
Ineligibles and Reserves
	Off-Site	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
(1)	Partnership and Closed Mills	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
	Intransit	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
(1/2)	Foreign	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
(3)	Consigned	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
(6)	LCM	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
	Aged and Obsolete	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
	Inventory Valuation Reserve	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]

in US$	Total Company			US Total			US Pulp and Paper			US Lumber			US Stores - Net			Canada Total			Canada Pulp and Paper			Canada Lumber			Canada Stores - Net			Foreign Total			Foreign Pulp and Paper			Foreign Stores - Net
Shrink	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
Intercompany Profit	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
Supplies	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
Non Production Locations	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
Returns	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
Damaged	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
Other	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
Total Ineligibles and Reserves	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
Eligible FG Inventory	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
Advance Rate FG		[	]%		[	]%		[	]%		[	]%		[	]%		[	]%		[	]%		[	]%		[	]%		[	]%		[	]%		[	]%
Available Finished Goods	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
Effective Advance Rate FG		[	]%		[	]%		[	]%		[	]%		[	]%		[	]%		[	]%		[	]%		[	]%		[	]%		[	]%		[	]%

Total Availability	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]		$0

Eligible Inventory @ 65%	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
Effective Advance Rate		[	]%
Total Inventory	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]

	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
Less: LIFO	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
LCM	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
Total Inventory Per Schedule	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
Total Inventory Per GL	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
Variance	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]

Information Sources

(1)	ABH Tab Attached.
(2)

Inelgible Foreign FG Inventory (Spain, Italy, Portugal) Tab Attached - Source for tab is the “Sales Inventory-The Month End” Non Customer Owned Inventory Only. Allocated to Canada/US based upon weighting of totla FG Inventory.

(3)	Consumption Warehouse Tab Attached - Source for the warehouse amounts is the “Sales Inventory - The Month End”
(4)	LCM WIP - ABH Tab Attached.
(5)	WIP Other - ABH Tab Attached.
(6)	LCM FG - ABH Tab Attached.

EXHIBIT J

FORM OF INCREMENTAL COMMITMENT AGREEMENT

[Name(s) of Lender(s)]

[Date]

[AbitibiBowater Inc.]

[                                 ]

[                                 ]

Attention: [                                ]

Phone: [                            ]

Fax: [                                ]

Citibank, N.A., as Administrative Agent for the Lenders party to the Credit Agreement referred to below

___________________

___________________

___________________]

Attention: [                            ]

Re:	Incremental Commitments

Ladies and Gentlemen:

Reference is hereby made to the ABL Credit Agreement, dated as of [            ], 2010 among AbitibiBowater Inc., certain Domestic Subsidiaries and Canadian Subsidiaries of AbitibiBowater from time to time party thereto, the lenders from time to time party thereto (each, a “Lender” and collectively, the “Lenders”), and Citibank, N.A., as Administrative Agent and Collateral Agent for such Lenders (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings set forth in the Credit Agreement.

Each lender (each an “Incremental Lender”) party to this letter agreement (this “Agreement”) hereby severally agrees to provide the Incremental Commitment set forth opposite its name on Annex I attached hereto (for each such Incremental Lender, its “Incremental Commitment”). Each Incremental Commitment provided pursuant to this Agreement shall be subject to all of the terms and conditions set forth in the Credit Agreement, including, without limitation, Sections 2.01(a) and 2.14 thereof.

Exhibit J

Each Incremental Lender, the Borrowers and the Administrative Agent acknowledge and agree that the Incremental Commitments provided pursuant to this Agreement shall constitute Incremental Commitments and, upon the Agreement Effective Date (as hereinafter defined), the Incremental Commitment of each Incremental Lender shall become, or in the case of an existing Lender, shall be added to (and thereafter become a part of), the [U.S. Facility Commitment][the Canadian Facility Commitment] of such Incremental Lender. Each Incremental Lender, the Borrowers and the Administrative Agent further agree that, with respect to the Incremental Commitment provided by each Incremental Lender pursuant to this Agreement, such Incremental Lender shall receive from the Borrowers under the applicable Facility such upfront fees and/or other fees, if any, as may be separately agreed to in writing with such Borrowers and acknowledged by the Administrative Agent, all of which fees shall be due and payable to such Incremental Lender on the terms and conditions set forth in each such separate agreement.

Furthermore, each of the parties to this Agreement hereby agrees to the terms and conditions set forth on Annex I hereto in respect of each Incremental Commitment provided pursuant to this Agreement.

Each Incremental Lender party to this Agreement, to the extent not already a party to the Credit Agreement as a Lender thereunder, (i) confirms that it is an Eligible Transferee and is not a Defaulting Lender, or would constitute a Defaulting Lender on the Agreement Effective Date, (ii) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and to become a Lender under the Credit Agreement, (iii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and the other Loan Documents, (iv) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent and the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto, (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as a Lender, and (vi) in the case of each Incremental Lender organized under the laws of a jurisdiction outside the United States, attaches the forms and/or Section 5.04(b)(ii) Certificate referred to in Section 5.04(b) of the Credit Agreement.

Upon the date of (i) the execution of a counterpart of this Agreement by each Incremental Lender, the Administrative Agent, the Borrowers and each Guarantor, (ii) the delivery to the Administrative Agent of a fully executed counterpart (including by way of facsimile or other electronic transmission) hereof, (iii) the payment of any fees then due and payable in connection herewith and (iv) the satisfaction of any other conditions precedent set forth in Section 3 of Annex I hereto (such date, the “Agreement Effective Date”), each Incremental Lender party hereto (i) shall be obligated to make the [U.S. Facility][Canadian Facility] Revolving Loans provided to be made by it as provided in this Agreement on the terms, and subject to the conditions, set forth in the Credit Agreement and in this Agreement and (ii) to the extent provided in this Agreement, shall have the rights and obligations of a [U.S. Facility][Canadian Facility] Lender thereunder and under the other applicable Loan Documents.

Exhibit J

Each [U.S.][Canadian] Borrower acknowledges and agrees that (i) they shall be jointly and severally liable for all [U.S. Facility Obligations][Canadian Facility Obligations] of any [U.S.][Canadian] Borrowers in the same with respect to the Incremental Commitments provided hereby as provided in the Credit Agreement including, without limitation, all [U.S. Facility][Canadian Facility] Revolving Loans made pursuant thereto, and (ii) all such [U.S. Facility Obligations][Canadian Facility Obligations] (including all such [U.S. Facility][Canadian Facility] Revolving Loans) shall be secured by each Security Document that is executed by a [U.S. Loan Party]/[Loan Party] and is entitled to the benefits of the guarantee under the Guarantee and Collateral Agreement [and Canadian Guarantee and Collateral Agreement] in accordance with the requirements of the Credit Agreement.

Each Guarantor acknowledges and agrees that all [U.S Facility Obligations][Canadian Facility Obligations] with respect to the Incremental Commitments provided hereby and all [U.S. Facility][Canadian Facility] Revolving Loans made pursuant thereto shall (i) be fully guaranteed pursuant to the Guarantee and Collateral Agreement [and Canadian Guarantee and Collateral Agreement] as, and to the extent, provided therein and in the Credit Agreement and (ii) be entitled to the benefits of the Loan Documents as, and to the extent, provided therein and in the Credit Agreement.

You may accept this Agreement by signing the enclosed copies in the space provided below, and returning one copy of same to us before the close of business on                  ,             . If you do not so accept this Agreement by such time, our Incremental Commitments set forth in this Agreement shall be deemed canceled.

After the execution and delivery to the Administrative Agent of a fully executed copy of this Agreement (including by way of counterparts and by facsimile or other electronic transmission) by the parties hereto, this Agreement may only be changed, modified or varied by written instrument in accordance with the requirements for the modification of Loan Documents pursuant to Section 13.12 of the Credit Agreement.

In the event of any conflict between the terms of this Agreement and those of the Credit Agreement, the terms of the Credit Agreement shall control.

*        *        *

Exhibit J

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTIONS 5-1401 AND 5-1402 OF TITLE 14 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAWS RULES THEREOF.

Very truly yours,

[NAME OF EACH INCREMENTAL LENDER]

By
Name:
Title

Agreed and Accepted

this [        ] day of [            ,         ]:

[ABITIBIBOWATER INC.]

By:
Name:
Title:

[NAME OF OTHER BORROWERS]

By:
Name:
Title:

CITIBANK, N.A., as Administrative Agent

By:
Name:
Title:

Exhibit J

Each Guarantor acknowledges and agrees to each the foregoing provisions of this Incremental Commitment Agreement and to the incurrence of the [U.S. Facility and] Canadian Facility Revolving Loans to be made pursuant thereto.

[EACH GUARANTOR], as a Guarantor

By:
Name:
Title:

ANNEX I

TERMS AND CONDITIONS FOR INCREMENTAL COMMITMENT AGREEMENT

Dated as of                     ,

1.	Names of the Borrowers:

2.	Incremental Commitment amounts (as of the Agreement Effective Date):

Names of Incremental Lenders	Amount of Incremental Commitment to be added to U.S. Facility Commitment	Amount of Incremental Commitment to be added to Canadian Facility Commitment
Total:[1]

3.	Applicable Margins and Adjustable Applicable Margins to be applicable to all Revolving Loans[2]

4.	Applicable Commitment Fee Percentage and Adjustable Applicable Commitment Fee Percentage to be applicable to all Revolving Loans[3]

[1]

The aggregate amount of Incremental Commitments must be at least $25,000,000 (or such lesser amount that is acceptable to the Administrative Agent in its sole discretion). The aggregate amount of all Incremental Commitments permitted to be provided pursuant to Section 2.14 of the Credit Agreement shall not exceed in the aggregate $100,000,000

[2]

Insert the Applicable Margins that shall apply to the Revolving Loans to be made pursuant to the Incremental Commitments being provided hereunder, provided if the Applicable Margins with respect to the Revolving Loans to be incurred pursuant to an Incremental Commitment shall be higher in any respect than those applicable to any other Loans, the Applicable Margins for the other Loans under the Credit Agreement shall be automatically increased as and to the extent needed to eliminate any deficiencies in accordance with the definition of “Applicable Margin” in the Credit Agreement.

[3]

Insert the Applicable Commitment Fee Percentage that shall apply to the Revolving Loans to be made pursuant to the Incremental Commitments being provided hereunder, provided if the Applicable Commitment Fee Percentage with respect to the Revolving Loans to be incurred pursuant to an Incremental Commitment shall be higher in any respect than those applicable to any other Loans, the Applicable Commitment Fee Percentage for the other Loans under the Credit Agreement shall be automatically increased as and to the extent needed to eliminate any deficiencies in accordance with the definition of “Applicable Commitment Fee Percentage” in the Credit Agreement.

Exhibit J

5.	Other Conditions Precedent:[4]

[4]	Insert any additional conditions precedent which may be required to be satisfied prior to the Agreement Effective Date.

EXHIBIT K

FORM OF SECTION 5.04(b)(ii) CERTIFICATE

Reference is hereby made to the ABL Credit Agreement, dated as of [                    ], 2010, among AbitibiBowater Inc., certain Domestic Subsidiaries and Canadian Subsidiaries of AbitibiBowater from time to time party thereto, the lenders from time to time party thereto (each, a “Lender” and collectively, the “Lenders”), and Citibank, N.A., as Administrative Agent and Collateral Agent for such Lenders (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”; the capitalized terms defined therein being used herein as therein defined). Pursuant to the provisions of Section 5.04(b)(ii) of the Credit Agreement, the undersigned hereby certifies that it is not a “bank” as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended.

[NAME OF LENDER]

By:
Name:
Title:

Date:                         ,

Exhibit L

FORM OF GUARANTEE AND COLLATERAL AGREEMENT

dated as of

December 9, 2010

among

ABITIBIBOWATER INC.

CERTAIN OF ITS SUBSIDIARIES PARTY HERETO

and

CITIBANK, N.A.,

as Collateral Agent

THIS GUARANTEE AND COLLATERAL AGREEMENT IS SUBJECT

TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT OF

EVEN DATE HEREWITH AMONG ABITIBIBOWATER INC., A

DELAWARE CORPORATION, CERTAIN OF ITS SUBSIDIARIES

PARTY THERETO, CITIBANK, N.A., IN ITS CAPACITY AS

COLLATERAL AGENT FOR, AND ACTING ON BEHALF OF, THE ABL

SECURED PARTIES REFERRED TO THEREIN, AND WELLS FARGO

BANK, NATIONAL ASSOCIATION, IN ITS CAPACITY AS

COLLATERAL AGENT FOR, AND ACTING ON BEHALF OF, THE

NOTES SECURED PARTIES REFERRED TO THEREIN.

Exhibit L

i

Exhibit L

ii

Exhibit L

Schedules

Schedule 1	Mortgaged Properties
Schedule 2	Pledged Equity Interests and Pledged Debt
Schedule 3	Commercial Tort Claims
Schedule 4	Corporate Name Changes, Etc.

Exhibits

Exhibit A	Form of Guarantee and Collateral Agreement Supplement
Exhibit B	Form of Copyright Security Agreement
Exhibit C	Form of Patent Security Agreement
Exhibit D	Form of Trademark Security Agreement

iii

Exhibit L

GUARANTEE AND COLLATERAL AGREEMENT (this “Agreement”) dated as of December 9, 2010, among AbitibiBowater Inc. (“AbitibiBowater”), each Domestic Subsidiary of AbitibiBowater set forth on the signature pages hereto, and Citibank, N.A. (“Citibank”), as Collateral Agent.

Reference is made to the ABL Credit Agreement dated as of December 9, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AbitibiBowater, certain of its Subsidiaries party thereto, the Lenders party thereto and Citibank, as Administrative Agent. The Lenders have agreed to extend credit to the Borrowers subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. Each Grantor is a Guarantor and/or a Borrower under the Credit Agreement and an affiliate of each other Borrowers, will derive substantial benefits from the extension of credit to itself and to the other Borrowers pursuant to the Credit Agreement and is willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Credit Agreement. (a) Capitalized terms used in this Agreement, including the preamble and introductory paragraph hereto, and not otherwise defined herein have the meanings specified in the Credit Agreement. All terms defined in the New York UCC (as defined herein) and not defined in this Agreement have the meanings specified therein.

(b) The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Agreement.

Section 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any Person who is or who may become obligated to any Grantor under, with respect to or on account of an Account.

“Article 9 Collateral” has the meaning assigned to such term in Section 4.01. For the avoidance of doubt, the Article 9 Collateral includes both Pledged Collateral and Excluded Investment Property.

“Borrowers” has the meaning assigned to such term in the Credit Agreement and includes any successor by merger or consolidation.

Exhibit L

“Cash Collateral Account” means a non-interest bearing cash collateral account maintained with, and in the sole dominion and control of, the Collateral Agent for the benefit of the Secured Parties.

“Claiming Party” has the meaning assigned to such term in Section 6.02.

“Collateral” means all property in which a security interest has been granted hereunder; provided that any reference to “Collateral” in Section 5.02 and Article 7 (other than Section 7.14) shall, unless the context plainly requires otherwise, also refer to Mortgaged Properties.

“Contract Rights” means all rights of any Grantor under each Contract, including, without limitation, (i) any and all rights to receive and demand payments under any or all Contracts, (ii) any and all rights to receive and compel performance under any or all Contracts and (iii) any and all other rights, interests and claims now existing or in the future arising in connection with any or all Contracts.

“Contracts” means all contracts between any Grantor and one or more additional parties (including, without limitation, any Hedging Agreements, licensing agreements and any partnership agreements, joint venture agreements and limited liability company agreements).

“Contributing Party” has the meaning assigned to such term in Section 6.02.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any third party under any Copyright now or hereafter owned by any Grantor or that such Grantor otherwise has the right to license, or granting any right to any Grantor under any copyright now or hereafter owned by any third party, and all rights of such Grantor under any such agreement.

“Copyright Security Agreement” means a Copyright Security Agreement, substantially in the form of Exhibit B, executed and delivered by one or more Grantors in favor of the Collateral Agent for the benefit of the Secured Parties.

“Copyrights” means all of the following now owned or hereafter acquired by any Grantor: (a) all copyright rights in any work subject to the copyright laws of the United States, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in the United States, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

2

Exhibit L

“Discharge of Notes Obligations” has the meaning assigned to such term in the Intercreditor Agreement.

“Excluded Assets” means (i) any assets subject to Liens permitted pursuant to clause (4), (7) or (13) (as it relates to any of the foregoing) of the definition of Permitted Liens set forth in the Indenture, but only to the extent (x) such assets are not assets of a type described in any clauses (a) through (h) of the definition of “ABL Priority Collateral” in the Intercreditor Agreement and (y) the documentation relating to such Liens prohibit such assets from being Collateral and only for so long as such Liens remain outstanding, (ii) any shares of voting capital stock or other voting Equity Interests of any Foreign Subsidiary in excess of 65% of the issued and outstanding shares of any class of voting capital stock or other voting Equity Interests of such Foreign Subsidiary, (iii) any shares of capital stock or other Equity Interests of any “Unrestricted Subsidiary” or “Existing Restricted Subsidiary JV” (each as defined in the Indenture), (iv), any right, title and interest of any Grantor in any leasehold interest in real property with respect to which such Grantor is lessee or other non-fee simple interest of such Grantor, as tenant, in any real property (other than the leaseholds referred to on Schedule 1 hereto), (v) any interest in any real property of any Grantor on the date of this Agreement except for Mortgaged Properties, (vi) aircraft, motor vehicles and other assets subject to certificates of title to the extent that a Lien therein cannot be perfected by the filing of UCC financing statements in the jurisdictions of organization of the Grantor with rights in such asset, (vii) any property to the extent that the grant of a security interest therein would violate applicable law, require a consent not obtained of any Governmental Authority, or constitute a breach of or default under, or result in the termination of or require a consent not obtained under, any contract, lease, license or other agreement evidencing or giving rise to such property, or result in the invalidation thereof or provide any party thereto with a right of termination (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the New York UCC or any other applicable law or principles of equity), (viii) Excluded Accounts, (ix) any Intellectual Property if the grant of a security interest therein would result in the invalidation of the Grantor’s interest therein, (x) the assets physically located on the date of this Agreement at the Grantors’ (x) Alabama River newsprint mill in Purdue, Alabama and (y) facility located in Covington, Tennessee, (xi) Timberlands, and (xii) proceeds and products of any and all of the foregoing excluded assets described in clauses (i) through (xi) above only to the extent such proceeds and products would constitute property or assets of the type described in clauses (i) through (xi) above; provided, however, that the security interest granted to the Collateral Agent hereunder shall attach immediately to any asset of any Grantor at such time as such asset ceases to meet any of the criteria for “Excluded Assets” described in any of the foregoing clauses (i) through (xii) above.

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Exhibit L

“Excluded Investment Property” means, at any time, investment property (other than that subject to Article 3 hereof) held by any Grantor in the form of Equity Interests or other securities, in each case, (a) that are not publicly traded, (b) with respect to which a grant of a security interest is not prohibited or does not constitute or result in a breach or termination under the terms of, or a default under, any contract or agreement relating to such investment property and (c) whose book value, together with the aggregate book value of all other Excluded Investment Property, does not exceed $40,000,000 in the aggregate at such time.

“Federal Securities Laws” has the meaning assigned to such term in Section 5.04.

“Fixtures” means all “Fixtures” as defined in the UCC, and shall include goods that have become so related to particular real property that an interest in them arises under real property law.

“General Intangibles” means all “General Intangibles” as defined in the UCC, and shall include any personal property, including things in action, other than accounts, chattel paper, commercial tort claims, deposit accounts, documents, goods, instruments, investment property, letter-of-credit rights, letters of credit, money, and oil, gas, or other minerals before extraction. The term includes payment intangibles and software.

“Grantors” means each of AbitibiBowater, each of the Subsidiaries of AbitibiBowater set forth on the signature pages hereto, and each Subsidiary of AbitibiBowater that becomes a Grantor pursuant to Section 7.14 hereof by executing a supplement to this Agreement.

“Guaranteed Party” shall mean the Borrowers, each other Guarantor and each Subsidiary party to any Secured Hedging Agreement or any Secured Cash Management Agreement.

“Guarantors” means each of the Grantors.

“Indenture” means that certain indenture dated as of October 4, 2010 among AbitibiBowater, certain of its Subsidiaries party thereto and the Notes Agent, as amended or supplemented from time to time.

“Intellectual Property” means all intellectual and similar property of every kind and nature now owned or hereafter acquired by any Grantor, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, confidential or proprietary technical and business information, know-how, show-how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

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Exhibit L

“IP Security Agreements” means the Patent Security Agreement, the Trademark Security Agreement and the Copyright Security Agreement.

“License” means any Patent License, Trademark License, Copyright License or other license or sublicense agreement relating to intellectual property to which any Grantor is a party.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Patent License” means any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a Patent, now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any right to make, use or sell any invention on which a patent, now or hereafter owned by any third party, is in existence, and all rights of any Grantor under any such agreement.

“Patents” means all of the following now owned or hereafter acquired by any Grantor: (a) all letters patent of the United States, all registrations and recordings thereof, and all applications for letters patent of the United States, including registrations, recordings and pending applications in the United States Patent and Trademark Office, and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Patent Security Agreement” means a Patent Security Agreement, substantially in the form of Exhibit C, executed and delivered by one or more Grantors in favor of the Collateral Agent for the benefit of the Secured Parties.

“Pledged Collateral” has the meaning assigned to such term in Section 3.01.

“Pledged Debt Securities” has the meaning assigned to such term in Section 3.01.

“Pledged Equity Interests” has the meaning assigned to such term in Section 3.01.

“Pledged Securities” means any promissory notes, stock certificates or other securities certificates or instruments now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

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Exhibit L

“Secured Obligations” means, collectively, the U.S. Secured Obligations and the Canadian Secured Obligations.

“Secured Parties” means (a) the Lenders, (b) the Administrative Agent, (c) the Collateral Agent, (d) each counterparty to any Secured Hedging Agreement, (e) each Person to whom any Cash Management Services Obligations in respect of any Secured Cash Management Agreement are owed, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (g) the successors and assigns of each of the foregoing.

“Security Interest” has the meaning assigned to such term in Section 4.01.

“Timberlands” means any real property of AbitibiBowater or any Subsidiary which contains standing timber which is (or upon completion of a growth cycle then in process is expected to become) of a commercial quantity and of merchantable quality, excluding, however, any such real property which at the time of determination is held primarily for development or sale, and not primarily for the production of any lumber or other timber products.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any third party any right to use any Trademark now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any trademark now or hereafter owned by any third party, and all rights of any Grantor under any such agreement.

“Trademarks” means all of the following now owned or hereafter acquired by any Grantor: (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and General Intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States, and all extensions or renewals thereof, (b) all goodwill associated therewith or symbolized thereby and (c) all other assets, rights and interests that uniquely reflect or embody such goodwill.

“Trademark Security Agreement” means a Trademark Security Agreement, substantially in the form of Exhibit D, executed and delivered by one or more Grantors in favor of the Collateral Agent for the benefit of the Secured Parties.

“ULC” means an issuer that is an unlimited company or unlimited liability company.

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Exhibit L

“ULC Laws” means the Companies Act (Nova Scotia), the Business Corporations Act (Alberta), the Business Corporations Act (British Columbia), and any other present or future Laws governing ULCs.

“ULC Shares” means shares or other equity interests in the capital stock of a ULC.

Section 1.03. References to “UCC”. To the extent required in the context of the pledge of Equity Interests in the Canadian entities referred to in Section 3.01(a)(ii) below, (i) any term defined herein by reference to the “UCC” shall also have any extended, alternative or analogous meaning given to such term in applicable Canadian personal property security, securities transfer and other laws, in all cases for the extension, preservation or betterment of the security and rights of the Collateral Agent, and (ii) all references herein to a financing statement, continuation statement, amendment or termination statement shall be deemed to refer also to the analogous documents used under applicable Canadian personal property security laws.

ARTICLE 2

GUARANTEE

Section 2.01. Guarantee. Each Guarantor unconditionally and irrevocably guarantees, jointly with the other Guarantors and severally, as the primary obligation and debt of each Guarantor and not merely as a surety, the due, prompt and complete payment and performance of the Secured Obligations. Each of the Guarantors further agrees that the Secured Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation. Each of the Guarantors waives presentment to, demand of payment from and protest to any Borrower or any other Guaranteed Party of any of the Secured Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

Section 2.02. Guarantee of Payment. Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Collateral Agent or any other Secured Party to any other Guarantor or any Guaranteed Party to any security held for the payment of the Secured Obligations or to any balance of any deposit account or credit on the books of the Collateral Agent or any other Secured Party in favor of any Borrower or any other Person.

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Exhibit L

Section 2.03. No Limitations. (a) Except for termination or release of a Guarantor’s obligations hereunder as expressly provided in Section 7.13, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense (other than defense of payment in full in cash) or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Secured Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Collateral Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document, Secured Hedging Agreement, Secured Cash Management Agreement or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document, Secured Hedging Agreement, Secured Cash Management Agreement or any other agreement, including with respect to any other Guarantor under this Agreement; (iii) the release of any security held by the Collateral Agent or any other Secured Party for the Secured Obligations or any of them; (iv) any default, failure or delay, wilful or otherwise, in the performance of the Secured Obligations; or (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than to the extent of the indefeasible payment in cash of all the Secured Obligations). Each Guarantor expressly authorizes the Secured Parties to take and hold security for the payment and performance of the Secured Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Secured Obligations, all without affecting the obligations of any Guarantor hereunder.

(b) To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of any Borrower or any other Guaranteed Party or the unenforceability of the Secured Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower or any other Guaranteed Party, other than to the extent of the indefeasible payment in cash of all the Secured Obligations. The Collateral Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Secured Obligations, make any other accommodation with any Borrower or any other Guaranteed Party or exercise any other right or remedy available to them against any Borrower or any other Guaranteed Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Secured Obligations have been fully and indefeasibly paid in full in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any Borrower or any other Guaranteed Party, as the case may be, or any security.

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Exhibit L

Section 2.04. Reinstatement. Each of the Guarantors agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Collateral Agent or any other Secured Party upon the bankruptcy or reorganization of any Borrower, any other Guaranteed Party or otherwise, as if such payment had been due but not made at such time.

Section 2.05. Agreement to Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Collateral Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of any Borrower or any other Guaranteed Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Collateral Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Obligation. Upon payment by or on behalf of any Guarantor of any sums to the Collateral Agent as provided above, all rights of such Guarantor against any Borrower or any other Guaranteed Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article 6.

Section 2.06. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of each Borrower’s and each other Guaranteed Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Secured Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Collateral Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

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Exhibit L

ARTICLE 3

PLEDGE OF SECURITIES

Section 3.01. Pledge. As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Grantor hereby collaterally assigns and pledges to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in, all of such Grantor’s right, title and interest in, to and under:

(a) the shares of capital stock and other Equity Interests owned directly by such Grantor of (i) each other Grantor, (ii) each other Subsidiary that is a Material Subsidiary and (iii) any other Equity Interests obtained in the future by such Grantor in any Material Subsidiary, and the certificates representing all such Equity Interests (all such Equity Interests referred to in clauses (i), (ii), and (iii), above being referred to as the “Pledged Equity Interests”); provided that the Pledged Equity Interests shall not include, to the extent that applicable law requires that a Subsidiary issue directors’ qualifying shares, any such qualifying shares;

(b) (i) the promissory notes owned by it on the date hereof and listed opposite the name of such Grantor on Schedule 2, (ii) each promissory note evidencing intercompany Indebtedness owed by any Borrower to such Grantor after the date hereof and (iii) each other promissory note evidencing Indebtedness on or after the date hereof owed to such Grantor other than Indebtedness in a principal amount of less than $10,000,000, so long as the aggregate principal amount of Indebtedness not so pledged under this exclusion does not exceed $30,000,000 (the promissory notes referenced in the preceding clauses (i), (ii) and (iii) being referred to as the “Pledged Debt Securities”);

(c) subject to Section 3.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (a) and (b) above; and

(d) all Proceeds of any of the foregoing (the items referred to in clauses (a), (b), (c) and (d) of this Section 3.01 above being collectively referred to as the “Pledged Collateral”).

Notwithstanding anything herein to the contrary, in no event shall the security interest granted hereunder attach to any Excluded Assets, and the terms “Pledged Equity Interests,” “Pledged Debt Securities,” and “Pledged Collateral,” shall, in each case, expressly exclude all Excluded Assets.

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, as security for the payment or performance, as the case may be, in full of the Secured Obligations; subject, however, to the terms, covenants and conditions hereinafter set forth.

Section 3.02. Delivery of the Pledged Collateral. (a) Each Grantor agrees promptly (and with respect to Pledged Securities owned on the date of this Agreement, in any event within 45 days after the date of this Agreement) to deliver or cause to be delivered to the Collateral Agent any and all Pledged Securities at any time owned by such Grantor.

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Exhibit L

(b) Upon delivery to the Collateral Agent, (i) any Pledged Securities shall be accompanied by undated stock powers duly executed in blank or other instruments of transfer reasonably satisfactory to the Collateral Agent and by such other instruments and documents as the Collateral Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by proper instruments of assignment duly executed by the applicable Grantor and such other instruments or documents as the Collateral Agent may reasonably request. Each delivery of Pledged Securities after the date of this Agreement shall be accompanied by a schedule describing the Pledged Securities so delivered, which schedule shall be attached hereto as a supplement to Schedule 2 and made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities.

(c) The assignment, pledges and security interests granted in Section 3.01 are granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Pledged Collateral.

Section 3.03. Representations, Warranties and Covenants. The Grantors jointly and severally represent, warrant and covenant to and with the Collateral Agent, for the benefit of the Secured Parties, that:

(a) Schedule 2 correctly sets forth, as of the Effective Date, with respect to each Grantor, (i) all of the Equity Interests owned by such Grantor and required to be pledged hereunder, the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof so represented by the Pledged Equity Interests and the number of each certificate representing the same and (ii) all promissory notes owned by each Grantor and required to be pledged hereunder on the Effective Date;

(b) The Pledged Equity Interests and, to each Grantor’s knowledge, Pledged Debt Securities pledged by such Grantor have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Equity Interests, are fully paid and nonassessable and (ii) in the case of Pledged Debt Securities, are legal, valid and binding obligations of the issuers thereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

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Exhibit L

(c) except for the security interests granted hereunder, each of the Grantors (i) is and, subject to any sales, transfers or other dispositions, and mergers, consolidations and amalgamations, made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule 2 as owned by such Grantor, (ii) holds the same free and clear of all Liens (other than Permitted Liens), (iii) except for Permitted Liens, will not pledge or hypothecate, or otherwise create a consensual Lien on, the Pledged Collateral, and (iv) will defend its title or interest thereto or therein against any and all Liens (other than Permitted Liens), however arising, of all Persons whomsoever;

(d) each of the Grantors has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(e) no consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary to the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect);

(f) by virtue of the execution and delivery by the Grantors of this Agreement, when any Pledged Securities are delivered to the Collateral Agent in accordance with this Agreement, the Collateral Agent will obtain a legal, valid and perfected lien upon and security interest in such Pledged Securities as security for the payment and performance of the Secured Obligations; and

(g) the pledge effected hereby is effective to vest in the Collateral Agent, for the benefit of the Secured Parties, the rights of the Collateral Agent in the Pledged Collateral as set forth herein.

Section 3.04. Certification of Limited Liability Company and Limited Partnership Interests. Each Grantor acknowledges and agrees that (i) to the extent any interest in any limited liability company or limited partnership controlled on or after the date hereof by such Grantor and pledged hereunder is a “security” within the meaning of Article 8 of the New York UCC and is governed by Article 8 of the New York UCC, such interest shall be certificated and (ii) each such interest shall at all times hereafter continue to be such a security and represented by such certificate. Each Grantor further acknowledges and agrees that with respect to any interest in any limited liability company or limited partnership controlled on or after the date hereof by such Grantor and pledged hereunder that is not a “security” within the meaning of Article 8 of the New York UCC, such Grantor shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the New York UCC, nor shall such interest be represented by a certificate, unless such election and such interest is thereafter represented by a certificate that is promptly delivered to the Collateral Agent pursuant to the terms hereof.

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Exhibit L

Section 3.05. Registration in Nominee Name; Denominations. The Collateral Agent, on behalf of the Secured Parties, shall have the right (subject to the Intercreditor Agreement) to hold the Pledged Securities in the name of the applicable Grantor, endorsed or assigned in blank. The Collateral Agent shall, at any time after the occurrence and during the continuance of an Event of Default, have the right (in its sole discretion) to require the Grantors to register the Pledged Securities in the name of the Collateral Agent or its nominee and to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

Section 3.06. Voting Rights; Dividends and Interest. (a) Unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent shall have notified the Grantors in writing that their rights under this Section 3.06 are being suspended to the extent not prohibited by the Intercreditor Agreement:

(i) Each Grantor shall be entitled to exercise any and all voting and/or other rights and powers inuring to an owner of Pledged Equity Interests or Pledged Debt Securities or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents.

(ii) The Collateral Agent shall execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting rights and powers it is entitled to exercise pursuant to paragraph (i) above and to receive the cash dividends, interest, principal and other distributions it is entitled to receive and retain pursuant to paragraph (iii) below.

(iii) Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal, cash, instruments and other property and all distributions from time to time received, receivable or otherwise paid on or distributed in respect of, in exchange for or upon conversion of, the Pledged Equity Interests or Pledged Debt Securities to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition

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Exhibit L

or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral (except for Excluded Assets), and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent and shall be forthwith delivered to the Collateral Agent in the same form as so received (with any necessary endorsement).

(b) Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified the Grantors in writing of the suspension of their rights under paragraph (a)(iii) above, all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) above, and the obligations of the Collateral Agent under paragraph (a)(ii) above, shall cease, and all such rights shall, subject to the interest of the Notes Agent under the Intercreditor Agreement, thereupon become vested in the Collateral Agent, which shall, subject to the interest of the Notes Agent under the Intercreditor Agreement, have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 3.06 shall be held in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of such Grantor and, subject to the rights of the Notes Agent under the Intercreditor Agreement, shall be forthwith delivered to the Collateral Agent upon demand in the same form as so received (with any necessary endorsement). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 5.02. After all Events of Default have been cured or waived and the AbitibiBowater has delivered to the Collateral Agent a certificate to that effect, the Collateral Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) above and that remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified the Grantors in writing of the suspension of their rights under paragraph (a)(i) above, all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) above, and the obligations of the Collateral Agent under paragraph (a)(ii) above, shall cease, and all such rights shall thereupon become, subject to the rights of the Notes Agent under the Intercreditor Agreement, vested in the Collateral Agent, which shall have the sole and

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Exhibit L

exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights.

(d) Any notice given by the Collateral Agent to the Grantors suspending their rights under paragraph (a) of this Section 3.06 (i) may be given by telephone to any Responsible Officer if promptly confirmed in writing, (ii) may be given to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under paragraph (a)(i) or paragraph (a)(iii) in part without suspending all such rights (as specified by the Collateral Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Collateral Agent’s right to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

Section 3.07. [Reserved].

Section 3.08. ULC Shares. Each Grantor acknowledges that certain Collateral may now or in the future consist of ULC Shares, and that it is the intention of the Collateral Agent and each Grantor that the Collateral Agent should not under any circumstances prior to realization thereon be held to be a “member” or a “shareholder”, as applicable, of a ULC for the purposes of any ULC Laws. Therefore, notwithstanding any provisions to the contrary contained in this Agreement, the Credit Agreement or any other Loan Document, where a Grantor is the registered owner of ULC Shares that are Collateral, such Grantor will remain the sole registered and beneficial owner of such ULC Shares until such time as such ULC Shares are effectively transferred into the name of the Collateral Agent or any other Person on the books and records of the applicable ULC. Accordingly, such Grantor shall be entitled to receive and retain for its own account any dividend on or other distribution, if any, in respect of such ULC Shares (other than any dividend or distribution comprised of additional ULC Shares of such issuer, which shall be delivered to the Collateral Agent to hold hereunder) and shall have the right to vote such ULC Shares and to control the direction, management and policies of the applicable ULC to the same extent as such Grantor would if such ULC Shares were not pledged to the Collateral Agent hereunder. Nothing in this Agreement, the Credit Agreement or any other Loan Document is intended to, and nothing in this Agreement, the Credit Agreement or any other Loan Document shall, constitute the Collateral Agent or any Person other than such Grantor as a member or shareholder of a ULC for the purposes of any ULC Laws until, upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have notified such Grantor in writing of its intention to exercise its rights under Section 3.06(a) (and such notice has not been revoked) and further steps are taken pursuant hereto or thereto to register the Collateral Agent or such other Person, as specified in such notice, as the holder of the ULC Shares for purposes of any ULC Laws. To the extent any provision

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hereof would have the effect of constituting the Collateral Agent as a member or a shareholder, as applicable, of any ULC prior to such time, such provision shall be severed herefrom and shall be ineffective with respect to ULC Shares that are Collateral without otherwise invalidating or rendering unenforceable this Agreement or invalidating or rendering unenforceable such provision insofar as it relates to Collateral that is not ULC Shares. Except upon the exercise of rights of the Collateral Agent to sell, transfer or otherwise dispose of ULC Shares in accordance with this Agreement, such Grantor shall not take any action to cause or permit, or enable an issuer that is a ULC to cause or permit, the Collateral Agent to: (a) be registered as a shareholder or member of such issuer; (b) have any notation entered in its favor in the share register of such issuer; (c) be held out as a shareholder or member of such issuer; (d) receive, directly or indirectly, any dividends, property or other distributions from such issuer by reason of the Collateral Agent holding a security interest in the ULC Shares; or (e) act as a shareholder of such issuer, or exercise any rights of a shareholder, including the right to attend a meeting of shareholders of such issuer or to vote the ULC Shares.

ARTICLE 4

SECURITY INTERESTS IN PERSONAL PROPERTY

Section 4.01. Security Interest. (a) As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Grantor hereby collaterally assigns and pledges to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in, all right, title and interest in, to or under any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i) all Accounts;

(ii) all chattel paper (including, without limitation, all tangible chattel paper and all electronic chattel paper);

(iii) all cash and all Deposit Accounts and all monies deposited therein;

(iv) all equipment (including all Fixtures);

(v) all documents;

(vi) all General Intangibles (including Intellectual Property);

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Exhibit L

(vii) all instruments;

(viii) all Inventory;

(ix) all investment property (including all commodities contracts, commodities accounts, securities and securities accounts and security entitlements or financial assets credited thereto);

(x) all letter of credit rights (whether or not the respective letter of credit is evidenced by a writing);

(xi) all commercial tort claims described on Schedule 3, as such Schedule may be supplemented from time to time;

(xii) all Contracts, together with all Contract Rights arising thereunder;

(xiii) all supporting obligations;

(xiv) all books and Records pertaining to the Article 9 Collateral; and

(xv) all products and Proceeds of the foregoing (including, without limitation, all insurance and claims for insurance effected or held for the benefit of the Grantors or the Secured Parties in respect thereof and all collateral security and guarantees given by any Person with respect to any of the foregoing).

Notwithstanding anything herein to the contrary, in no event shall the security interest granted hereunder attach to any Excluded Assets, and the term “Article 9 Collateral” shall expressly exclude all such Excluded Assets.

(b) Each Grantor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings with respect to Fixtures appurtenant to any Mortgaged Properties) with respect to the Article 9 Collateral or any part thereof and amendments thereto that (i) indicate the Collateral as “all assets now owned or hereafter acquired” of such Grantor, or the like, and (ii) contain the information required by Article 9 of the Uniform Commercial Code or other applicable law of each applicable jurisdiction for the filing of any financing statement or amendment, including (A) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor and (B) in the case of a financing statement filed as a fixture filing or covering Article 9 Collateral constituting minerals or the like to be extracted or timber to be cut, a sufficient description of the real property to which such Article 9 Collateral relates. Each Grantor agrees to provide such information to the Collateral Agent promptly upon request.

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Exhibit L

Each Grantor also ratifies its authorization for the Collateral Agent to file in any relevant jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

The Collateral Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Collateral Agent as secured party. Each Grantor will pay any applicable filing fees, recordation taxes and related expenses relating to its Collateral. To the extent that any financing statement or other filing includes any Excluded Assets, the Collateral Agent shall take such action from time to time as reasonably requested by any Grantor, at such Grantor’s expense, as necessary to evidence or reflect the exclusion thereof from the Security Interest, provided that such Grantor shall have delivered to the Collateral Agent such documentation and certification with respect thereto as the Collateral Agent may reasonably request.

(c) The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Article 9 Collateral.

Section 4.02. Representations and Warranties. The Grantors jointly and severally represent and warrant to the Collateral Agent and the Secured Parties that:

(a) Each Grantor has good and valid rights in the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Collateral Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained.

(b) The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, including the exact legal name of each Grantor, is correct and complete in all material respects as of the Effective Date. The Uniform Commercial Code financing statements (including fixture filings, as applicable) prepared by the Collateral Agent based upon the information provided to the Collateral Agent in the Perfection Certificate for

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Exhibit L

filing in each governmental, municipal or other office specified in Schedule 6 to the Perfection Certificate, are all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to perfect the Security Interest in Article 9 Collateral consisting of United States Patents, Trademarks and Copyrights and other than filings, recordings or registrations with respect to federally documented vessels, registered vehicles and railcars and other similar rolling stock) that are necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing a Uniform Commercial Code financing statement in the United States (or any political subdivision thereof). Each Grantor shall execute and deliver to the Collateral Agent on the date hereof each of the IP Security Agreements, containing (i) in the case of the Patent Security Agreement, a description of all Article 9 Collateral consisting of the United States Patents as of the date hereof, (ii) in the case of the Trademark Security Agreement, a description of all Article 9 Collateral consisting of United States registered Trademarks (and Trademarks for which United States registration applications are pending) as of the date hereof, and (iii) in the case of the Copyright Security Agreement, a description of all Article 9 Collateral consisting of United States registered Copyrights, for recording by the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder as of the date hereof, as applicable, to protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral consisting of United States Patents, United States registered Trademarks and United States registered Copyrights in which a security interest may be perfected by filing, recording or registration in the United States Patent and Trademark Office or the United State Copyright Office, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in the United States for any such United States Patents, Trademarks and Copyrights (other than such actions as are necessary to perfect, or to continue the perfection of, the Security Interest with respect to any Article 9 Collateral consisting of Patents, Trademarks and Copyrights (or registration or application for registration thereof) acquired or developed after the date hereof).

(c) The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Secured Obligations, (ii) subject to the filings described in Section 4.02(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing Uniform Commercial Code financing statements in the United States (or any political subdivision thereof) and (iii) a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of the IP Security Agreements with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, on or promptly after the Effective Date. The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, other than Permitted Liens.

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Exhibit L

(d) The Article 9 Collateral is owned by the Grantors free and clear of any Lien, except for Permitted Liens or other Liens contemplated in the Intercreditor Agreement. None of the Grantors has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Article 9 Collateral, or (ii) any assignment in which any Grantor assigns any Collateral as security or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office, except in each case of clauses (i) and (ii) for Permitted Liens, Liens that shall be discharged on or about the Effective Date or as otherwise contemplated in the Intercreditor Agreement.

(e) Schedule 3 hereto sets forth, as of the date hereof, each commercial tort claim in respect of which a compliant or a counterclaim has been filed by any Grantor seeking damages that exceed $10,000,000 in reasonable estimated value and which arose in the course of such Grantor’s business.

Section 4.03. Covenants. (a) Each Grantor agrees promptly to notify the Collateral Agent in writing of any change (i) in corporate name, (ii) in its identity or type of organization or corporate structure, (iii) in its organizational identification number or (iv) in its jurisdiction of organization in each case other than changes listed on Schedule 4. Each Grantor agrees to promptly provide the Collateral Agent with certified organizational documents reflecting any of the changes described in the first sentence of this paragraph (a). Each Grantor agrees to, promptly following any change referred to in the preceding sentence (and in any event within ten days), make all filings required under the Uniform Commercial Code or otherwise for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest, subject to Permitted Liens, in all the Article 9 Collateral. Each Grantor agrees promptly to notify the Collateral Agent if any material portion of the Article 9 Collateral owned or held by such Grantor is damaged or destroyed.

(b) Each Grantor agrees to maintain, at its own cost and expense, such complete and accurate records with respect to the Article 9 Collateral owned by it in accordance with such prudent and standard practices used in industries that are the same as or similar to those in which such Grantor is engaged.

(c) Each Grantor shall, at its own expense, take any and all actions reasonably necessary to defend title to the Article 9 Collateral against all Persons and to defend the Security Interest of the Collateral Agent in the Article 9 Collateral and the priority thereof against any Liens other than any Permitted Lien.

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Exhibit L

(d) Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith.

(e) The Collateral Agent and such Persons as the Collateral Agent may reasonably designate shall have the right, at the Grantors’ own cost and expense, to inspect the Article 9 Collateral, all records related thereto (and to make extracts and copies from such records) and the premises upon which any of the Article 9 Collateral is located, to discuss the Grantors’ affairs with the officers of the Grantors and their independent accountants, all in accordance with and subject to the terms and conditions relating to inspections as set forth in Section 9.06 of the Credit Agreement, and to verify under reasonable procedures the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Article 9 Collateral, including, in the case of Accounts or Article 9 Collateral in the possession of any third person, by contacting, with advance notice to and in coordination with the Grantors (unless an Event of Default has occurred and is continuing) Account Debtors or the third person possessing such Article 9 Collateral for the purpose of making such a verification. The Collateral Agent shall have the absolute right to share any information it gains from such inspection or verification with any Lender (it being understood that any such information shall be deemed to be “Information” subject to the provisions of Section 9.10 of the Credit Agreement).

(f) At its option (it being understood the Collateral Agent shall have no duty to any Grantor or Secured Party to exercise such option), the Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not permitted pursuant to the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Credit Agreement or this Agreement after written notice thereof is delivered to AbitibiBowater by the Collateral Agent, and each Grantor jointly and severally agrees to reimburse the Collateral Agent on demand for any payment made or any expense incurred by the Collateral Agent pursuant to the foregoing authorization; provided that nothing in this paragraph (f) shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

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Exhibit L

(g) Each Grantor shall remain liable to observe and perform all the conditions and obligations to be observed and performed by it under each contract, Agreement or instrument relating to the Article 9 Collateral, all in accordance with the terms and conditions thereof, and each Grantor jointly and severally agrees to indemnify and hold harmless the Collateral Agent and the Secured Parties from and against any and all liability for such performance.

(h) None of the Grantors shall make or permit to be made an assignment, pledge or hypothecation of the Article 9 Collateral or shall grant any other Lien in respect of the Article 9 Collateral, except as permitted by the Credit Agreement. None of the Grantors shall make or permit to be made any transfer of the Article 9 Collateral except that unless and until the Collateral Agent shall notify the Grantors in writing that an Event of Default shall have occurred and be continuing and that during the continuance thereof the Grantors shall not sell, convey, lease, assign, transfer or otherwise dispose of any Article 9 Collateral, the Grantors may use and dispose of the Article 9 Collateral in any lawful manner not inconsistent with the provisions of this Agreement, the Credit Agreement or any other Loan Document.

(i) The Grantors, at their own expense, shall maintain or cause to be maintained insurance covering physical loss or damage to the Inventory and equipment in accordance with the requirements set forth in 9.02 of the Credit Agreement. Each Grantor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Grantor’s true and lawful agent (and attorney in fact) for the purpose, during the continuance of an Event of Default and subject to the Intercreditor Agreement, of making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or part relating thereto, the Collateral Agent may (it being understood the Collateral Agent shall have no duty to any Grantor or Secured Party to exercise such option), without waiving or releasing any obligation or liability of the Grantors hereunder or any Event of Default, in its sole discretion, upon notice to AbitibiBowater obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent deems advisable. All sums disbursed by the Collateral Agent in connection with this paragraph, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Collateral Agent and shall be additional Secured Obligations secured hereby.

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Exhibit L

(j) Each Grantor shall maintain, in form and manner reasonably satisfactory to the Collateral Agent, records of its chattel paper and its books, records and documents evidencing or pertaining thereto.

(k) Each Grantor will keep and maintain at its own cost and expense materially accurate records of its Accounts and Contracts, including, but not limited to, originals or copies of all material documentation (including each Contract) with respect thereto, material records of all payments received, all credits granted thereon, all merchandise returned and all other dealings therewith, and such Grantor will make the same available, in accordance with and subject to the terms and conditions relating to inspections set forth in the Credit Agreement to the Collateral Agent for inspection at such Grantor’s own cost and expense. Upon the occurrence and during the continuance of an Event of Default and at the request of the Collateral Agent, such Grantor shall, at its own cost and expense, deliver (to the extent available) all tangible evidence of its Accounts and Contract Rights (including, without limitation, all documents evidencing the Accounts and all Contracts) and such books and records to the Collateral Agent or to its representatives (copies of which evidence and books and records may be retained by such Grantor). If the Collateral Agent so directs, upon the occurrence and during the continuance of an Event of Default, such Grantor shall legend, in form and manner satisfactory to the Collateral Agent, the Accounts and the Contracts, as well as books, records and documents (if any) of such Grantor evidencing or pertaining to such Accounts and Contracts with an appropriate reference to the fact that such Accounts and Contracts have been assigned to the Collateral Agent and that the Collateral Agent has a security interest therein.

(l) Upon the occurrence and during the continuance of an Event of Default, if the Collateral Agent so directs any Grantor in writing, such Grantor agrees (x) to cause all payments on account of the Accounts and Contracts to be made directly to a Cash Collateral Account, (y) that the Collateral Agent may, at its option, directly notify the obligors with respect to any Accounts and/or under any Contracts to make payments with respect thereto as provided in the preceding clause (x), and (z) that the Collateral Agent may enforce collection of any such Accounts and Contracts and may adjust, settle or compromise the amount of payment thereof, in the same manner and to the same extent as such Grantor. Without notice to or assent by any Grantor, the Collateral Agent may, upon the occurrence and during the continuance of an Event of Default, apply any or all amounts then in, or thereafter deposited in, a Cash Collateral Account toward the payment of the Secured Obligations in the manner provided in Section 5.02 of this Agreement. The reasonable costs and expenses of collection (including reasonable attorneys’ fees), whether incurred by a Grantor or the Collateral Agent, shall be borne by the relevant Grantor. The Collateral Agent shall deliver a copy

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Exhibit L

of each notice referred to in the preceding clause (y) to the relevant Grantor, provided that the failure by the Collateral Agent to so notify such Grantor shall not affect the effectiveness of such notice or the other rights of the Collateral Agent created by this clause (l).

(m) Each Grantor shall endeavor in accordance with reasonable business judgment to cause to be collected from the account debtor named in each of its Accounts or obligor under any Contract, as and when due (including, without limitation, amounts which are delinquent, such amounts to be collected in accordance with generally accepted lawful collection procedures) any and all amounts owing under or on account of such Account or Contract, and promptly apply upon receipt thereof all such amounts as are so collected to the outstanding balance of such Account or under such Contract.

(n) Anything herein to the contrary notwithstanding, the Grantors shall remain liable under each of the Accounts and Contracts to observe and perform all of the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise to such Accounts or such Contracts, as the case may be. Neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any Account (or any agreement giving rise thereto) or any Contract by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Party of any payment relating to such Account or Contract, as the case may be, pursuant hereto, nor shall the Collateral Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account (or any agreement giving rise thereto) or any Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by them or as to the sufficiency of any performance by any party under any Account (or any agreement giving rise thereto) or any Contract, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

Section 4.04. Other Actions. In order to further insure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Security Interest, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

(a) Instruments and Tangible Chattel Paper. In accordance with and in furtherance of Article 3, if any Grantor shall at any time hold or acquire any instruments (other than any instrument with a face amount of less than $20,000,000 so long as the aggregate principal amount of instruments under this exclusion does not exceed $40,000,000) or tangible chattel paper with a value of $10,000,000 or more, such Grantor shall forthwith endorse, assign and deliver the same to the Collateral Agent (or the Notes Agent or a designated bailee for

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Exhibit L

purposes of perfection, in accordance with the Intercreditor Agreement), accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request.

(b) Deposit Accounts. For each Deposit Account (or any other demand, time, savings, passbook or similar account whose jurisdiction (determined in accordance with Section 9-304 of the UCC) is within a State of the United States) that any Grantor at any time opens or maintains (other than any Excluded Account), not later than the date that is 60 days following the Effective Date (subject to extension in the reasonable discretion of the Administrative Agent) such Grantor shall cause the depositary bank to enter into a Control Agreement with such Grantor and the Collateral Agent (which Control Agreement may also be for the benefit of the Notes Agent). The Collateral Agent agrees with each Grantor that the Collateral Agent shall not exercise dominion and control over, or give any instructions or withhold any withdrawal rights from any Grantor, with respect to such accounts or any funds in such accounts, unless an Event of Default has occurred and is continuing.

(c) Investment Property. Except with respect to any Equity Interest issued by any Subsidiary, if any Grantor shall at any time hold or acquire any certificated securities included in the Collateral (other than any Excluded Investment Property) required to be pledged hereunder, such Grantor shall forthwith endorse, assign and deliver the same to the Collateral Agent (or the Notes Agent or a designated bailee for purposes of perfection, in accordance with the Intercreditor Agreement), accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time specify. Except with respect to any Equity Interest issued by any Subsidiary, if any securities (other than any Excluded Assets or Excluded Investment Property) now or hereafter acquired by any Grantor are uncertificated and are issued to such Grantor or its nominee directly by the issuer thereof, such Grantor shall promptly notify the Collateral Agent thereof and, at the Collateral Agent’s request and option, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, (i) cause such securities to be certificated and comply with the requirements of the foregoing sentence, (ii) cause the issuer to agree to comply with instructions from the Collateral Agent (or the Notes Agent or a designated bailee for purposes of perfection, in accordance with the Intercreditor Agreement) as to such securities, without further consent of any Grantor or such nominee, or (iii) arrange for the Collateral Agent (or the Notes Agent or a designated bailee for purposes of perfection, in accordance with the Intercreditor Agreement), to become the registered owner of such securities. If any Grantor holds any investment property (other than any Excluded Investment Property), whether certificated or uncertificated, or other investment property (other than any Excluded Investment Property) now or hereafter acquired by any Grantor are held by such Grantor or its nominee through a securities intermediary or commodity intermediary, except with respect to any Equity Interest issued by any

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Exhibit L

Subsidiary, Grantor shall promptly notify the Collateral Agent thereof and, at the Collateral Agent’s request and option, pursuant to a Control Agreement (which Control Agreement may also be for the benefit of the Notes Agent) in form and substance reasonably satisfactory to the Collateral Agent, cause such securities intermediary or commodity intermediary, as the case may be, to agree to comply with entitlement orders or other instructions from the Collateral Agent (or the Notes Agent or a designated bailee for purposes of perfection, in accordance with the Intercreditor Agreement) to such securities intermediary as to such security entitlements or to apply any value distributed on account of any commodity contract as directed by the Collateral Agent (or the Notes Agent or a designated bailee for purposes of perfection, in accordance with the Intercreditor Agreement) to such commodity intermediary, as the case may be, in each case without further consent of any Grantor, such nominee, or any other Person. The Collateral Agent agrees with each of the Grantors that the Collateral Agent (or the Notes Agent or a designated bailee for purposes of perfection, in accordance with the Intercreditor Agreement) shall not give any such entitlement orders or instructions or directions to any such issuer, securities intermediary or commodity intermediary, and shall not exercise dominion and control over withhold its consent to the exercise of any withdrawal or dealing rights by any Grantor, unless an Event of Default has occurred and is continuing, or, after giving effect to any such investment and withdrawal rights, would occur.

(d) Electronic Chattel Paper and Transferable Records. If any Grantor at any time holds or acquires an interest in any electronic chattel paper or any “transferable record”, as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, such Grantor shall promptly notify the Collateral Agent thereof and, at the request of the Collateral Agent, and subject to the rights of the Notes Agent under the Intercreditor Agreement, shall take such action as the Collateral Agent may reasonably request to vest in the Collateral Agent control under New York UCC Section 9 105 of such electronic chattel paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Collateral Agent agrees with such Grantor that the Collateral Agent will arrange, pursuant to procedures reasonably satisfactory to the Collateral Agent and so long as such procedures will not result in the Collateral Agent’s loss of control, for the Grantor to make alterations to the electronic chattel paper or transferable record permitted under UCC Section 9-105 or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to such electronic chattel paper or transferable record.

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Exhibit L

(e) Letter-of-Credit Rights. If any Grantor is at any time a beneficiary under a letter of credit now or hereafter issued in favor of such Grantor with a face amount greater than $5,000,000, such Grantor shall promptly notify the Collateral Agent thereof and, at the request and option of the Collateral Agent, and subject to the rights of the Notes Agent under the Intercreditor Agreement, such Grantor shall use commercially reasonable efforts to, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under the letter of credit or (ii) arrange for the Collateral Agent to become the transferee beneficiary of the letter of credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be paid to the applicable Grantor unless an Event of Default has occurred or is continuing.

(f) Commercial Tort Claims. If any Grantor shall at any time hold a commercial tort claim in which such Grantor is claimant that exceeds $20,000,000 in reasonable estimated value, the Grantor shall promptly notify the Collateral Agent thereof in a writing signed by such Grantor, including a summary description of such claim, and grant to the Collateral Agent, subject to the rights of the Notes Agent under the Intercreditor Agreement, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent. Each such summary description delivered after the date of this Agreement shall be attached hereto as a supplement to Schedule 3 and made a part hereof.

(g) Each Grantor will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, certificates, reports and other assurances or instruments and take such further steps, including any and all actions as may be necessary or required under the Federal Assignment of Claims Act, relating to its Accounts, Contracts, instruments and other property or rights covered by the security interest hereby granted, as the Collateral Agent may reasonably require and consistent with the other terms and conditions of this Agreement and the Credit Agreement.

Section 4.05. Covenants Regarding Patent, Trademark and Copyright Collateral. (a) Each Grantor agrees that it will not do any act or omit to do any act (and will exercise commercially reasonable efforts to prevent its licensees from doing any act or omitting to do any act) whereby any Patent may become invalidated or dedicated to the public, except where failure to comply with the foregoing could not reasonably be expected to materially and adversely affect the business of the Borrowers and their Subsidiaries, taken as a whole, and agrees that it shall continue to mark any products covered by a Patent that is material to the

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Exhibit L

conduct of such Grantor’s business with the relevant patent number as necessary and sufficient to establish and preserve its maximum rights under applicable patent laws except where the failure to comply with the foregoing could not reasonably be expected to materially and adversely affect the business of the Grantors, taken as a whole.

(b) Each Grantor (either itself or through its licensees or its sublicensees) will, for each Trademark material to the conduct of the business of the Borrowers and their Subsidiaries, taken as a whole, (i) maintain such Trademark in full force free from any claim of abandonment or invalidity for non use, (ii) maintain the quality of products and services offered under such Trademark, (iii) display such Trademark with notice of Federal or foreign registration to the extent necessary and sufficient to establish and preserve its maximum rights under applicable law and (iv) not knowingly use or knowingly permit the use of such Trademark in violation of any third party rights, except where the failure to comply with the foregoing could not reasonably be expected to materially and adversely affect the business of the Grantors, taken as a whole.

(c) Each Grantor (either itself or through its licensees or sublicensees) will, for each work covered by a Copyright material to the business of the Borrowers and their Subsidiaries, taken as a whole, continue to publish, reproduce, display, adopt and distribute the work with appropriate copyright notice as necessary and sufficient to establish and preserve its maximum rights under applicable copyright laws, except where the failure to comply with the foregoing could not reasonably be expected to materially and adversely affect the business of the Grantors, taken as a whole.

(d) Each Grantor shall notify the Collateral Agent promptly if it knows or has reason to know that any Patent, Trademark or Copyright material to the conduct of the business of the Borrowers and their Subsidiaries, taken as a whole, may become abandoned, lost or dedicated to the public, or of any materially adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, United States Copyright Office or any court or similar office of any country) regarding such Grantor’s ownership of any Patent, Trademark or Copyright material to the conduct of the business of the Borrowers, taken as a whole, its right to register the same, or its right to keep and maintain the same.

(e) Each Grantor agrees to promptly notify the Collateral Agent if such Grantor, either itself or through any agent, employee, licensee or designee, file an application for any Patent, Trademark or Copyright (or for the registration of any Trademark or Copyright) which is material to the business of the Borrowers and their Subsidiaries, taken as a whole, with the United States Patent and Trademark Office or the United States Copyright Office, and, upon request of the Collateral Agent, such Grantor agrees to execute and deliver IP Security Agreements (in a

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Exhibit L

form similar to the IP Security Agreements executed and delivered on the date hereof) as the Collateral Agent may reasonably request to evidence the Collateral Agent’s security interest in such Patent, Trademark or Copyright, and each Grantor hereby appoints the Collateral Agent as its attorney in fact to execute and file such agreements for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; such power, being coupled with an interest, is irrevocable.

(f) Each Grantor will take all reasonably necessary steps that are consistent with the practice in any proceeding before the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States, to maintain and pursue each material application relating to the Patents, Trademarks and/or Copyrights (and to obtain the relevant grant or registration) and to maintain each issued Patent and each registration of the Trademarks and Copyrights the failure of which to maintain would reasonably be expected to materially and adversely affect the business of the Borrowers and their Subsidiaries, taken as a whole, including timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if consistent with good business judgment, to initiate opposition, interference and cancellation proceedings against third parties; provided that, to the extent consistent with the Credit Agreement, no Grantor shall be obligated to pursue, preserve or maintain any Patent, Trademark or Copyright in the event such Grantor determines, in its reasonable business judgment, that the preservation of such Patent, Trademark or Copyright is no longer desirable in the conduct of its business.

(g) Upon and during the continuance of an Event of Default, each Grantor shall, if requested by the Collateral Agent, use its commercially reasonable efforts to obtain all requisite consents or approvals by the licensor of each Copyright License, Patent License or Trademark License to effect the assignment of all such Grantor’s right, title and interest thereunder to the Collateral Agent or its designee.

ARTICLE 5

REMEDIES

Section 5.01. Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, subject to the Intercreditor Agreement, it is agreed that the Collateral Agent shall have the right to take any of or all the following actions at the same or different times: (a) with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Grantors to the Collateral Agent, or to license or sublicense, whether general, special or otherwise, and whether on an

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Exhibit L

exclusive or nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Collateral Agent shall determine (other than in violation of any then existing licensing arrangements to the extent that waivers cannot be obtained), and (b) with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to enter any premises where the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party under this Agreement, the Uniform Commercial Code or other applicable law. Without limiting the generality of the foregoing, upon the occurrence and during the continuance of an Event of Default and subject to the terms of the Intercreditor Agreement, each Grantor agrees that the Collateral Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate. The Collateral Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Collateral Agent shall give the applicable Grantors 10 days’ prior written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9 611 of the New York UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any

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Exhibit L

public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court appointed receiver. Any sale pursuant to the provisions of this Section 5.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9 610(b) of the New York UCC or its equivalent in other jurisdictions.

Section 5.02. Application of Proceeds. The Collateral Agent shall, subject to the applicable provisions of the Intercreditor Agreement, apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, and the amounts paid or caused to be paid by any Guarantor in accordance with Article 2, as follows:

FIRST, to the payment of all reasonable costs and expenses incurred by the Collateral Agent in connection with such collection or sale or otherwise in connection with this Agreement, any other Loan Document or any of the Secured Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Collateral Agent hereunder or under any other Loan Document on behalf of any Grantor and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

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Exhibit L

SECOND, to the payment in full of the Secured Obligations (the amounts so applied to be distributed among the Secured Parties in accordance with Section 11.02 of the Credit Agreement;

THIRD, unless the Notes Agent shall have notified the Collateral Agent that the Discharge of Notes Obligations has occurred, to the Notes Agent; and

FOURTH, if the Notes Agent shall have notified the Collateral Agent that the Discharge of Notes Obligations has occurred, to the Grantors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct or as otherwise required by the Intercreditor Agreement.

The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt by the Collateral Agent of the proceeds of any sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof. It is understood that the Grantors shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Secured Obligations.

Section 5.03. Grant of License to Use Intellectual Property. For the purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors) to use, license or sublicense any of the Article 9 Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof. The use of such license by the Collateral Agent may only be exercised, at the option of the Collateral Agent, upon the occurrence and during the continuation of an Event of Default after written notice is given to AbitibiBowater of the Collateral Agent’s election to exercise such license; provided that any license, sublicense or other transaction entered into by the Collateral Agent in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent cure of an Event of Default. In operating under

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Exhibit L

the license granted by each Grantor pursuant to this Section 5.03, the Collateral Agent agrees that the goods sold and services rendered under any Trademarks shall be of a nature and quality substantially consistent with those theretofore offered under such Trademarks by such Grantor and such Grantor shall have the right to inspect during the term of such license, at any reasonable time or times upon reasonable notice to the Collateral Agent, and at such Grantor’s own cost and expense, representative samples of goods sold and services rendered under such Trademarks.

Section 5.04. Securities Act. In view of the position of the Grantors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. Each Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect. Each Grantor recognizes that in light of such restrictions and limitations the Collateral Agent may, with respect to any sale of the Pledged Collateral, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Collateral Agent, in its sole and absolute discretion (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Collateral Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 5.04 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells.

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Exhibit L

ARTICLE 6

INDEMNITY, SUBROGATION AND SUBORDINATION

Section 6.01. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 6.03), the Borrowers agree that (a) in the event a payment of an obligation shall be made by any Guarantor under this Agreement, each Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Grantor shall be sold pursuant to this Agreement or any other Security Document to satisfy in whole or in part an obligation owed to any Secured Party, each Borrower shall indemnify such Grantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

Section 6.02. Contribution and Subrogation. Each Guarantor and Grantor (a “Contributing Party”) agrees (subject to Section 6.03) that, in the event a payment shall be made by any other Grantor hereunder in respect of any Obligation or assets of any other Grantor shall be sold pursuant to any Security Document to satisfy any Obligation owed to any Secured Party and such other Guarantor or Grantor (the “Claiming Party”) shall not have been fully indemnified by the applicable Borrower as provided in Section 6.01, the Contributing Party shall indemnify the Claiming Party in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors and Grantors on the date hereof (or, in the case of any Guarantor or Grantor becoming a party hereto pursuant to Section 7.14, the date of the supplement hereto executed and delivered by such Guarantor or Grantor). Any Contributing Party making any payment to a Claiming Party pursuant to this Section 6.02 shall be subrogated to the rights of such Claiming Party under Section 6.01 to the extent of such payment.

Section 6.03. Subordination. (a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors and Grantors under Sections 6.01 and 6.02 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Secured Obligations. No failure on the part of any Borrower or any Guarantor or Grantor to make the payments required by Sections 6.01 and 6.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor or Grantor with respect to its obligations hereunder, and each Guarantor and Grantor shall remain liable for the full amount of the obligations of such Guarantor or Grantor hereunder.

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(b) Each Guarantor and Grantor hereby agrees that all Indebtedness and other monetary obligations owed to it by, or by it to, as the case may be, any other Guarantor, Grantor or any other Subsidiary shall be fully subordinated to the indefeasible payment in full in cash of the Secured Obligations.

ARTICLE 7

MISCELLANEOUS

Section 7.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 13.03 of the Credit Agreement. All communications and notices hereunder to any Guarantor (other than AbitibiBowater) shall be given to it in care of AbitibiBowater as provided in Section 13.03 of the Credit Agreement.

Section 7.02. Waivers; Amendment. (a) No failure or delay by the Collateral Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Collateral Agent or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 13.12 of the Credit Agreement.

Section 7.03. Collateral Agent’s Fees and Expenses; Indemnification. (a) The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its reasonable out-of-pocket expenses incurred hereunder as provided in Section 13.01 of the Credit Agreement.

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(b) Without limitation of its indemnification obligations under the other Loan Documents, each Grantor and each Guarantor jointly and severally agrees to indemnify the Collateral Agent against, and hold the Collateral Agent harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, disbursements and other charges, incurred by or asserted against the Collateral Agent arising out of, in connection with, or as a result of, the execution, delivery or performance of this Agreement or any claim, litigation, investigation or proceeding relating to any of the foregoing, or any agreement or instrument contemplated hereby, or to the Collateral, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses have resulted from the gross negligence or wilful misconduct of the Collateral Agent.

(c) Any such amounts payable as provided hereunder shall be additional Secured Obligations secured hereby and by the other Security Documents. The provisions of this Section 7.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Secured Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Collateral Agent or any other Secured Party. All amounts due under this Section 7.03 shall be payable on written demand therefor.

Section 7.04. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Guarantor, Grantor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

Section 7.05. Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any Lender or on its behalf and notwithstanding that the Collateral Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under any Loan Document is outstanding and unpaid and so long as the Commitments have not expired or terminated.

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Exhibit L

Section 7.06. Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or other electronic imaging shall be as effective as delivery of a manually signed counterpart of this Agreement. This Agreement shall become effective as to any Loan Party when a counterpart hereof executed on behalf of such Loan Party shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Loan Party and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Loan Party, the Collateral Agent and the other Secured Parties and their respective successors and assigns, except that no Loan Party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) except as expressly permitted by the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Loan Party and may be amended, modified, supplemented, waived or released with respect to any Loan Party without the approval of any other Loan Party and without affecting the obligations of any other Loan Party hereunder.

Section 7.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 7.08. Right of Set-Off. Each Loan Party expressly agrees to the provisions set forth in 13.02 of the Credit Agreement with the same force and effect as if such provisions were set forth in full herein.

Section 7.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, including Sections 5-1401 and 5-1402 of Title 14 of the New York General Obligations Law but excluding all other choice of law and conflicts of laws rules thereof.

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Exhibit L

(b) Each of the Loan Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Grantor or Guarantor, or its properties in the courts of any jurisdiction.

(c) Each of the Loan Parties hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 7.10. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.10.

Section 7.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

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Exhibit L

Section 7.12. Security Interest Absolute. All rights of the Collateral Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor and Guarantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Secured Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor or Guarantor in respect of the Secured Obligations or this Agreement.

Section 7.13. Termination or Release. (a) This Agreement, the Guarantees made herein, the Security Interest, the grant of a security interest in the Pledged Collateral and all other security interests granted hereby shall terminate upon the payment in full in cash of the Loans and all the other Loan Document Obligations (other than unasserted contingent and indemnification obligations), termination of all Commitments and Incremental Commitments and reduction of all exposure under any letters of credit issued under the Credit Agreement to zero (or the making of other arrangements satisfactory to the issuers thereof).

(b) A Guarantor shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Guarantor shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Guarantor ceases to be a Subsidiary; provided that the Required Lenders shall have consented to such transaction (to the extent required by the Credit Agreement) and the terms of such consent did not provide otherwise.

(c) Upon any sale or other transfer by any Grantor of any Collateral that is permitted under the Credit Agreement (other than a sale or other transfer to AbitibiBowater or any Subsidiary of AbitibiBowater), or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 12.10 of the Credit Agreement, the security interest in such Collateral shall be automatically released.

39

Exhibit L

(d) At any time that a Grantor desires that the Collateral Agent take any action to acknowledge or give effect to any release of a Grantor or Collateral pursuant to the foregoing Section 7.13(b) or (c), AbitibiBowater shall deliver to the Collateral Agent a certificate signed by a principal executive officer of the AbitibiBowater stating that the release of the respective Grantor or Collateral is permitted pursuant to such Section 7.13(b) or (c). In connection with any termination or release pursuant to paragraph (a), (b) or (c), the Collateral Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in its opinion, would expose it to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of the Grantors in respect of) all interests in Collateral retained by the Grantors. Any execution and delivery of documents pursuant to this Section 7.13 shall be without recourse to or warranty by the Collateral Agent.

(e) The Collateral Agent shall have no liability whatsoever to any other Secured Party as the result of any release of any Guarantor or Collateral by it in accordance with (or which the Collateral Agent in good faith believes to be in accordance with) this Section 7.13.

Section 7.14. Additional Subsidiaries. Pursuant to Sections 9.09, 10.05(e) and 10.15 of the Credit Agreement, certain Domestic Subsidiaries are required to enter into this Agreement as Grantors and Guarantors. Upon execution and delivery by the Collateral Agent and a Subsidiary of an instrument in the form of Exhibit A hereto, such Subsidiary shall become a Grantor and a Guarantor hereunder with the same force and effect as if originally named as a Grantor and a Guarantor herein. The execution and delivery of any such instrument shall not require the consent of any other Loan Party hereunder. The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Loan Party as a party to this Agreement.

Section 7.15. Collateral Agent Appointed Attorney-in-Fact. Each Grantor hereby appoints the Collateral Agent the attorney-in-fact of such Grantor, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Collateral Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of Accounts to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in

40

Exhibit L

equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to make, settle and adjust claims in respect of Article 9 Collateral under policies of insurance and to endorse the name of such Grantor on any check, draft, instrument or any other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto; (h) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Collateral Agent; and (i) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or wilful misconduct.

Section 7.16. Recourse. This Agreement is made with full recourse to each U.S. Loan Party and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such U.S. Loan Party contained herein, in the Loan Documents, Secured Hedging Agreements or Secured Cash Management Agreements and otherwise in writing in connection herewith or therewith.

Section 7.17. Intercreditor Agreement; Possession and Control of Notes Priority Collateral. Notwithstanding anything herein to the contrary, the Liens granted to the Collateral Agent under this Agreement and the exercise of the rights and remedies of the Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control. At any time prior to the Discharge of Notes Obligations, no Grantor shall be required to take or refrain from taking any action at the request of the Collateral Agent with respect to any Notes Priority Collateral if such action or inaction would be inconsistent with (i) any action or inaction affirmatively requested by the Notes Agent in accordance with the Notes Documents or (ii) any action or inaction affirmatively required by any of the provisions of the Notes Documents. Without limiting the foregoing, at any time

41

Exhibit L

prior to the Discharge of Notes Obligations, any provision hereof (a) requiring Grantors to deliver possession of any Notes Priority Collateral to the Collateral Agent or its representatives, or to cause the Collateral Agent or its representatives to control any Notes Priority Collateral, shall be deemed to have been complied with if and for so long as the Notes Agent shall have such possession or control for the benefit of the Secured Parties and as bailee or sub-agent of the Collateral Agent as provided in the Intercreditor Agreement or (b) requiring Grantors to name the Collateral Agent as an additional insured or a loss payee under any insurance policy or a beneficiary of any letter of credit, such requirement shall have been complied with if any such insurance policy or letter of credit also names the Notes Agent as an additional insured, loss payee or beneficiary, as the case may be, in each case pursuant to the terms of the Intercreditor Agreement. Notwithstanding anything to the contrary herein but subject to the Intercreditor Agreement, in the event the Notes Documents provide for the grant of a security interest or pledge over the assets of any Grantor and such assets do not otherwise constitute Collateral under this Agreement or any other Loan Document, such Grantor shall (a) promptly grant a security interest in or pledge such assets to secure the Secured Obligations (including by consenting to any control agreement with respect to investment property in any securities account), (b) promptly take any actions necessary to perfect such security interest or pledge that is required under the Notes Documents and (c) take all other steps reasonably requested by the Collateral Agent in connection with the foregoing.

[Signature Page Follows]

42

Exhibit L

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

ABITIBIBOWATER INC.

By:
Name:
Title:

CITIBANK, N.A., as Collateral Agent,

By:
Name:
Title:

[Names of other U.S. Borrowers]

By:
Name:
Title:

[Signature Page to the Guarantee and Collateral Agreement]

Exhibit L

Schedule 1 to

the Guarantee and

Collateral Agreement

MORTGAGED PROPERTIES

Exhibit L

Schedule 2 to

the Guarantee and

Collateral Agreement

PLEDGED EQUITY INTERESTS

Holder	Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interest	Percentage of Equity Interests

PLEDGED DEBT SECURITIES

Holder	Issuer	Principal Amount	Date of Note	Maturity Date

Exhibit L

Schedule 3 to

the Guarantee and

Collateral Agreement

COMMERCIAL TORT CLAIMS

Exhibit L

Schedule 4 to

the Guarantee and

Collateral Agreement

CORPORATE NAME CHANGES, ETC.

Exhibit L

Exhibit A to the

Guarantee and

Collateral Agreement

SUPPLEMENT NO.          dated as of [            ], to the Guarantee and Collateral Agreement dated as of [            ], 2010, by and among ABITIBIBOWATER INC. (“AbitibiBowater”), a Delaware corporation, certain of its Subsidiaries party thereto (each such subsidiary individually a “Subsidiary Grantor” and collectively, the “Subsidiary Grantors”; the Subsidiary Grantors and AbitibiBowater are referred to collectively herein as the “Grantors”) and CITIBANK, N.A. (“Citibank”), as Collateral Agent (in such capacity, the “Collateral Agent”).

A. Reference is made to the ABL Credit Agreement dated as of [            ], 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AbitibiBowater Inc., certain of its Subsidiaries party thereto, the lenders from time to time party thereto and Citibank, as Administrative Agent.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Guarantee and Collateral Agreement referred to therein.

C. The Grantors have entered into the Guarantee and Collateral Agreement in order to induce the Lenders to make Loans to the Borrowers. Section 7.14 of Guarantee and Collateral Agreement provides that additional Domestic Subsidiaries of AbitibiBowater may become Guarantors under the Guarantee and Collateral Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guarantee and Collateral Agreement in order to induce the Lenders to make additional Loans to the Borrowers and as consideration for Loans previously made to the Borrowers.

Accordingly, the Collateral Agent and the New Subsidiary agree as follows:

SECTION 1. In accordance with Section 7.14 of the Guarantee and Collateral Agreement, the New Subsidiary by its signature below becomes a Grantor and Guarantor under the Guarantee and Collateral Agreement with the same force and effect as if originally named therein as a Grantor and Guarantor and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Guarantee and Collateral Agreement applicable to it as a Grantor and Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor and Guarantor thereunder are true and correct on and as of

Exhibit L

the date hereof. In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Secured Obligations (as defined in the Collateral Agreement), does hereby create and grant to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the New Subsidiary’s right, title and interest in and to the Collateral (as defined in the Guarantee and Collateral Agreement) of the New Subsidiary. Each reference to a “Guarantor” or “Grantor” in the Guarantee and Collateral Agreement shall be deemed to include the New Subsidiary. The Guarantee and Collateral Agreement is hereby incorporated herein by reference.
SECTION 2. The New Subsidiary represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (whether enforcement is sought by a proceeding in equity or at law).

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary and the Collateral Agent has executed a counterpart hereof. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. The New Subsidiary hereby represents and warrants that (a) set forth on Schedule 1 attached hereto is a true and correct schedule as of the date hereof with the true and correct legal name of the New Subsidiary, its jurisdiction of formation and the location of its chief executive office, (b) set forth on Schedule 2 attached hereto is a true and correct schedule, as of the date hereof, of (i) all the Equity Interests owned by the New Subsidiary required to be pledged under Article 3, setting forth the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof so owned by the New Subsidiary and the number of each certificate representing the same, and (ii) all debt securities and promissory notes owned by the New Subsidiary required to be pledged under Article 3 or Section 4.04(c) and (c) set forth on Schedule 3 attached hereto is a true and correct schedule, as of the date hereof, of all commercial tort claims required to be disclosed under Section 4.04(f) of the Guarantee and Collateral Agreement. The New Subsidiary shall deliver to the Collateral Agent a certificate executed by a Responsible Officer of the New Subsidiary setting forth the information (other than that set forth on the Schedules described above) required pursuant to the Perfection Certificate.

Exhibit L

SECTION 5. Except as expressly supplemented hereby, the Guarantee and Collateral Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTIONS 5-1401 AND 5-1402 OF TITLE 14 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAWS RULES THEREOF.

SECTION 7. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guarantee and Collateral Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 7.01 of the Guarantee and Collateral Agreement.

SECTION 9. The New Subsidiary agrees to reimburse the Collateral Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Collateral Agent.

[Signature Page Follows]

Exhibit L

IN WITNESS WHEREOF, the New Subsidiary and the Collateral Agent have duly executed this Supplement to the Collateral Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY],

By:
Name:
Title:

CITIBANK, N.A., as Collateral Agent,

By:
Name:
Title:

Exhibit L

Schedule 1

to Supplement No.          to the

Guarantee and

Collateral Agreement

NEW SUBSIDIARY INFORMATION

Name	Jurisdiction of Formation	Chief Executive Office

Exhibit L

Schedule 2

to Supplement No.          to the

Guarantee and

Collateral Agreement

EQUITY INTERESTS

Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interests	Percentage of Equity Interests

DEBT SECURITIES

Issuer	Principal Amount	Date of Note	Maturity Date

Exhibit L

Schedule 3

to Supplement No.          to the

Guarantee and

Collateral Agreement

COMMERCIAL TORT CLAIMS

Exhibit L

Exhibit B to the

Guarantee and

Collateral Agreement

COPYRIGHT SECURITY AGREEMENT

(Copyrights, Copyright Registrations, Copyright

Applications and Copyright Licenses)

COPYRIGHT SECURITY AGREEMENT dated as of [    ], 20     (the “Copyright Security Agreement”) by and among [name of Lien Grantor] and Citibank, N.A., as Collateral Agent.

WHEREAS, [name of Lien Grantor], a                      corporation1 (herein referred to as the “Lien Grantor”) owns, or in the case of licenses is a party to, the Copyright Collateral (as defined below);

WHEREAS, AbitibiBowater Inc. (the “AbitibiBowater”), certain of its Subsidiaries party thereto, the Lenders party thereto, and Citibank, N.A., as Administrative Agent, are parties to an ABL Credit Agreement dated as of [            ], 2010 (as amended from time to time, the “Credit Agreement”); and

WHEREAS, pursuant to (i) a Guarantee and Collateral Agreement dated as of [            ], 2010 (as amended and/or supplemented from time to time, the “Collateral Agreement”) among AbitibiBowater, the other Guarantors party thereto and Citibank, N.A., as Collateral Agent for the Secured Parties referred to therein (in such capacity, together with its successors in such capacity, the “Grantee”), and (ii) certain other Security Documents (including this Copyright Security Agreement), the Lien Grantor has [secured certain of its obligations (the “Secured Obligations”)]2 [guaranteed certain obligations of the Borrowers and secured such guarantee (the “Lien Grantor’s Secured Guarantee”)]3 by granting to the Grantee for the benefit of such Secured Parties a continuing security interest in personal property of the Lien Grantor, including all right, title and interest of the Lien Grantor in, to and under the Copyright Collateral (as defined below);

[1]	Modify as needed if the Lien Grantor is not a corporation.
[2]	Delete these bracketed words if the Lien Grantor is a Guarantor.
[3]	Delete these bracketed words if the Lien Grantor is a Borrower.

Exhibit L

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Lien Grantor grants to the Grantee, to secure the [Secured Obligations] [Lien Grantor’s Secured Guarantee], a continuing security interest in all of the Lien Grantor’s right, title and interest in, to and under the following (all of the following items or types of property being herein collectively referred to as the “Copyright Collateral”), whether now owned or existing or hereafter acquired or arising:

(i) each Copyright (as defined in the Collateral Agreement) owned by the Lien Grantor, including, without limitation, each Copyright registration or application therefor referred to in Schedule 1 hereto;

(ii) each Copyright License (as defined in the Collateral Agreement) to which the Lien Grantor is a party, including, without limitation, each Copyright License identified in Schedule 1 hereto; and

(iii) all proceeds of, revenues from, and accounts and general intangibles arising out of, the foregoing, including, without limitation, all proceeds of and revenues from any claim by the Lien Grantor against third parties for past, present or future infringement of any Copyright (including, without limitation, any Copyright owned by the Lien Grantor and identified in Schedule 1), and all rights and benefits of the Lien Grantor under any Copyright License (including, without limitation, any Copyright License identified in Schedule 1).

Notwithstanding anything herein to the contrary, in no event shall the security interest granted hereunder attach to any Excluded Assets (as defined in the Collateral Agreement), and the term “Copyright Collateral” shall expressly exclude all Excluded Assets.

The Lien Grantor irrevocably constitutes and appoints the Grantee and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the name of the Lien Grantor or in the Grantee’s name, from time to time, in the Grantee’s discretion, so long as any Event of Default shall have occurred and be continuing, to take with respect to the Copyright Collateral any and all appropriate action which the Lien Grantor might take with respect to the Copyright Collateral and to execute any and all documents and instruments which may be necessary or desirable to carry out the terms of this Copyright Security Agreement and to accomplish the purposes hereof.

Exhibit L

Except to the extent expressly permitted in the Collateral Agreement or the Credit Agreement, the Lien Grantor agrees not to sell, license, exchange, assign or otherwise transfer or dispose of, or grant any rights with respect to, or mortgage or otherwise encumber, any of the Copyright Collateral.

The foregoing security interest is granted in conjunction with the security interests granted by the Lien Grantor to the Grantee pursuant to the Collateral Agreement. The Lien Grantor acknowledges and affirms that the rights and remedies of the Grantee with respect to the security interest in the Copyright Collateral granted hereby are more fully set forth in the Collateral Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

[Signature pages follow]

Exhibit L

IN WITNESS WHEREOF, the Lien Grantor has caused this Copyright Security Agreement to be duly executed by its officer thereunto duly authorized as of the day and year first above written.

[NAME OF LIEN GRANTOR]

By:
Name:
Title:

Acknowledged:
CITIBANK, N.A., as Collateral Agent

By:
Name:
Title:

Exhibit L

Schedule 1

to Copyright

Security Agreement

[NAME OF LIEN GRANTOR]

COPYRIGHT REGISTRATIONS

Registration No.	Registration Date	Title	Expiration Date

COPYRIGHT APPLICATIONS

Case No.	Serial No.	Country	Date	Filing Title

COPYRIGHT LICENSES

Name of Agreement	Parties Licensor/Licensee	Date of Agreement	Subject Matter

Exhibit L

EXHIBIT C

to Security Agreement

PATENT SECURITY AGREEMENT

(Patents, Patent Applications and Patent Licenses)

PATENT SECURITY AGREEMENT dated as of [        ], 20     (the “Patent Security Agreement”) by and among [name of Lien Grantor] and Citibank, N.A., as Collateral Agent.

WHEREAS, [name of Lien Grantor], a                          corporation1 (herein referred to as the “Lien Grantor”) owns, or in the case of licenses is a party to, the Patent Collateral (as defined below);

WHEREAS, AbitibiBowater Inc. (the “AbitibiBowater”), certain of its Subsidiaries party thereto, the Lenders party thereto, and Citibank, N.A., as Administrative Agent, are parties to an ABL Credit Agreement dated as of [    ], 2010 (as amended from time to time, the “Credit Agreement”); and

WHEREAS, pursuant to (i) a Guarantee and Collateral Agreement dated as of [    ], 2010 (as amended and/or supplemented from time to time, the “Collateral Agreement”) among AbitibiBowater, the other Guarantors party thereto and Citibank, N.A., as Collateral Agent for the Secured Parties referred to therein (in such capacity, together with its successors in such capacity, the “Grantee”), and (ii) certain other Security Documents (including this Patent Security Agreement), the Lien Grantor has [secured certain of its obligations (the “Secured Obligations”)]2 [guaranteed certain obligations of the Borrowers and secured such guarantee (the “Lien Grantor’s Secured Guarantee”)]3 by granting to the Grantee for the benefit of such Secured Parties a continuing security interest in personal property of the Lien Grantor, including all right, title and interest of the Lien Grantor in, to and under the Patent Collateral (as defined below);

[1]	Modify as needed if the Lien Grantor is not a corporation.
[2]	Delete these bracketed words if the Lien Grantor is a Guarantor.
[3]	Delete these bracketed words if the Lien Grantor is a Borrower.

Exhibit L

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Lien Grantor grants to the Grantee, to secure the [Secured Obligations] [Lien Grantor’s Secured Guarantee], a continuing security interest in all of the Lien Grantor’s right, title and interest in, to and under the following (all of the following items or types of property being herein collectively referred to as the “Patent Collateral”), whether now owned or existing or hereafter acquired or arising:

(i) each Patent (as defined in the Collateral Agreement) owned by the Lien Grantor, including, without limitation, each Patent referred to in Schedule 1 hereto;

(ii) each Patent License (as defined in the Collateral Agreement) to which the Lien Grantor is a party, including, without limitation, each Patent License identified in Schedule 1 hereto; and

(iii) all proceeds of and revenues from the foregoing, including, without limitation, all proceeds of and revenues from any claim by the Lien Grantor against third parties for past, present or future infringement of any Patent owned by the Lien Grantor (including, without limitation, any Patent identified in Schedule 1 hereto) and all rights and benefits of the Lien Grantor under any Patent License (including, without limitation, any Patent License identified in Schedule 1 hereto).

Notwithstanding anything herein to the contrary, in no event shall the security interest granted hereunder attach to any Excluded Assets (as defined in the Collateral Agreement), and the term “Patent Collateral” shall expressly exclude all Excluded Assets.

The Lien Grantor irrevocably constitutes and appoints the Grantee and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the name of the Lien Grantor or in the Grantee’s name, from time to time, in the Grantee’s discretion, so long as any Event of Default shall have occurred and be continuing, to take with respect to the Patent Collateral any and all appropriate action which the Lien Grantor might take with respect to the Patent Collateral and to execute any and all documents and instruments which may be necessary or desirable to carry out the terms of this Patent Security Agreement and to accomplish the purposes hereof.

Except to the extent expressly permitted in the Collateral Agreement or the Credit Agreement, the Lien Grantor agrees not to sell, license, exchange, assign or otherwise transfer or dispose of, or grant any rights with respect to, or mortgage or otherwise encumber, any of the Patent Collateral.

Exhibit L

The foregoing security interest is granted in conjunction with the security interests granted by the Lien Grantor to the Grantee pursuant to the Collateral Agreement. The Lien Grantor acknowledges and affirms that the rights and remedies of the Grantee with respect to the security interest in the Patent Collateral granted hereby are more fully set forth in the Collateral Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

[Signature pages follow]

IN WITNESS WHEREOF, the Lien Grantor has caused this Patent Security Agreement to be duly executed by its officer thereunto duly authorized as of the day and year first above written.

[NAME OF LIEN GRANTOR]

By:
Name:
Title:

Acknowledged:
CITIBANK, N.A., as Collateral Agent

By:
Name:
Title:

Exhibit L

Schedule 1

to Patent

Security Agreement

[NAME OF LIEN GRANTOR]

PATENTS AND DESIGN PATENTS

Patent No.	Issued	Expiration	Country	Title

PATENT APPLICATIONS

Case No.	Serial No.	Country	Date	Filing Title

PATENT LICENSES

Name of Agreement	Parties Licensor/Licensee	Date of Agreement	Subject Matter

Exhibit L

EXHIBIT D

to Security Agreement

TRADEMARK SECURITY AGREEMENT

(Trademarks, Trademark Registrations, Trademark

Applications and Trademark Licenses)

TRADEMARK SECURITY AGREEMENT dated as of [    ], 20     (the “Trademark Security Agreement”) by and among [name of Lien Grantor] and Citibank, N.A., as Collateral Agent.

WHEREAS, [name of Lien Grantor], a                          corporation1 (herein referred to as the “Lien Grantor”) owns, or in the case of licenses is a party to, the Trademark Collateral (as defined below);

WHEREAS, AbitibiBowater Inc. (the “AbitibiBowater”), certain of its Subsidiaries party thereto, the Lenders party thereto, and Citibank, N.A., as Administrative Agent, are parties to an ABL Credit Agreement dated as of [    ], 2010 (as amended from time to time, the “Credit Agreement”); and

WHEREAS, pursuant to (i) a Guarantee and Collateral Agreement dated as of [    ], 2010 (as amended and/or supplemented from time to time, the “Collateral Agreement”) among AbitibiBowater, the other Guarantors party thereto and Citibank, N.A., as Collateral Agent for the Secured Parties referred to therein (in such capacity, together with its successors in such capacity, the “Grantee”), and (ii) certain other Security Documents (including this Trademark Security Agreement), the Lien Grantor has [secured certain of its obligations (the “Secured Obligations”)]2 [guaranteed certain obligations of the Borrowers and secured such guarantee (the “Lien Grantor’s Secured Guarantee”)]3 by granting to the Grantee for the benefit of such Secured Parties a continuing security interest in personal property of the Lien Grantor, including all right, title and interest of the Lien Grantor in, to and under the Trademark Collateral (as defined below);

[1]	Modify as needed if the Lien Grantor is not a corporation.
[2]	Delete these bracketed words if the Lien Grantor is a Guarantor.
[3]	Delete these bracketed words if the Lien Grantor is a Borrower.

Exhibit L

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Lien Grantor grants to the Grantee, to secure the [Secured Obligations] [Lien Grantor’s Secured Guarantee], a continuing security interest in all of the Lien Grantor’s right, title and interest in, to and under the following (all of the following items or types of property being herein collectively referred to as the “Trademark Collateral”), whether now owned or existing or hereafter acquired or arising:

(i) each Trademark (as defined in the Collateral Agreement) owned by the Lien Grantor, including, without limitation, each Trademark registration and application referred to in Schedule 1 hereto, and all of the goodwill of the business connected with the use of, or symbolized by, each Trademark;

(ii) each Trademark License (as defined in the Collateral Agreement) to which the Lien Grantor is a party, including, without limitation, each Trademark License identified in Schedule 1 hereto, and all of the goodwill of the business connected with the use of, or symbolized by, each Trademark licensed pursuant thereto; and

(iii) all proceeds of and revenues from the foregoing, including, without limitation, all proceeds of and revenues from any claim by the Lien Grantor against third parties for past, present or future unfair competition with, or violation of intellectual property rights in connection with or injury to, or infringement or dilution of, any Trademark owned by the Lien Grantor (including, without limitation, any Trademark identified in Schedule 1 hereto), and all rights and benefits of the Lien Grantor under any Trademark License (including, without limitation, any Trademark License identified in Schedule 1 hereto), or for injury to the goodwill associated with any of the foregoing.

Notwithstanding anything herein to the contrary, in no event shall the security interest granted hereunder attach to any Excluded Assets (as defined in the Collateral Agreement), and the term “Trademark Collateral” shall expressly exclude all Excluded Assets.

The Lien Grantor irrevocably constitutes and appoints the Grantee and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the name of the Lien Grantor or in the Grantee’s name, from time to time, in the Grantee’s discretion, so long as any Event of Default shall have occurred and be continuing, to take with respect to the Trademark Collateral any and all appropriate action which the Lien Grantor

Exhibit L

might take with respect to the Trademark Collateral and to execute any and all documents and instruments which may be necessary or desirable to carry out the terms of this Trademark Security Agreement and to accomplish the purposes hereof.

Except to the extent expressly permitted in the Collateral Agreement or the Credit Agreement, the Lien Grantor agrees not to sell, license, exchange, assign or otherwise transfer or dispose of, or grant any rights with respect to, or mortgage or otherwise encumber, any of the Trademark Collateral.

The foregoing security interest is granted in conjunction with the security interests granted by the Lien Grantor to the Grantee pursuant to the Collateral Agreement. The Lien Grantor acknowledges and affirms that the rights and remedies of the Grantee with respect to the security interest in the Trademark Collateral granted hereby are more fully set forth in the Collateral Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

[Signature pages follow]

Exhibit L

IN WITNESS WHEREOF, the Lien Grantor has caused this Trademark Security Agreement to be duly executed by its officer thereunto duly authorized as of the day and year first above written.

[NAME OF LIEN GRANTOR]

By:
Name:
Title:

Acknowledged:
CITIBANK, N.A., as Collateral Agent

By:
Name:
Title:

Exhibit L

Schedule 1

to Trademark

Security Agreement

[NAME OF LIEN GRANTOR]

U.S. TRADEMARK REGISTRATIONS

TRADEMARK	REG. NO.	REG. DATE

U.S. TRADEMARK APPLICATIONS

TRADEMARK	REG. NO.	REG. DATE

Exhibit L

TRADEMARK LICENSES

Name of Agreement	Parties Licensor/Licensee	Date of Agreement	Subject Matter

Exhibit M

FORM OF CANADIAN GUARANTEE AND COLLATERAL AGREEMENT

dated as of

[                     ], 2010

among

THE CANADIAN GUARANTORS PARTY HERETO

and

CITIBANK, N.A.,

as Collateral Agent

Exhibit M

ARTICLE 1
DEFINITIONS
1

Section 1.01. Credit Agreement	1

Section 1.02. Other Defined Terms	1

ARTICLE 2
GUARANTEE
4

Section 2.01. Guarantee	5

Section 2.02. Guarantee of Payment	5

Section 2.03. No Limitations	5

Section 2.04. Reinstatement	6

Section 2.05. Agreement to Pay; Subrogation	6

Section 2.06. Information	6

Section 2.07. Financial Assistance Restrictions	7

ARTICLE 3
PLEDGE OF DEBT SECURITIES
7

Section 3.01. Pledge	7

Section 3.02. Delivery of the Pledged Collateral	8

Section 3.03. Representations, Warranties and Covenants	8

Section 3.04. [Reserved]	9

Section 3.05. Registration in Nominee Name; Denominations	9

Section 3.06. Interest	9

Section 3.07. [Reserved]	11

Section 3.08. [Reserved]	11

ARTICLE 4
SECURITY INTERESTS IN PERSONAL PROPERTY
10

Section 4.01. Security Interest	11

Section 4.02. Representations and Warranties	12

Section 4.03. Covenants	13

Section 4.04. Other Actions	17

Section 4.05. [Reserved]	18

Section 4.06. Amalgamation	18

Exhibit M

Exhibit M

Schedules

Schedule 1	Corporate Name Changes, Etc.
Schedule 2	Pledged Debt Securities

Exhibits

Exhibit A	Form of Canadian Guarantee and Collateral Agreement Supplement

Exhibit M

CANADIAN GUARANTEE AND COLLATERAL AGREEMENT (this “Agreement”) dated as of [                     ], 2010, among each Canadian Guarantor set forth on the signature pages hereto and Citibank, N.A. (“Citibank”), as Collateral Agent.

Reference is made to the ABL Credit Agreement dated as of December 9, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AbitibiBowater Inc. (“AbitibiBowater”), certain of its Subsidiaries party thereto, the Lenders party thereto and Citibank, as Administrative Agent. The Lenders have agreed to extend credit to the Canadian Borrowers subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. Each Grantor is a Canadian Subsidiary Guarantor and/or a Canadian Borrower under the Credit Agreement and an affiliate of each other Grantor, will derive substantial benefits from the extension of credit to the Canadian Borrowers pursuant to the Credit Agreement and is willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Credit Agreement. (a) Capitalized terms used in this Agreement, including the preamble and introductory paragraph hereto, and not otherwise defined herein have the meanings specified in the Credit Agreement. All terms defined in the PPSA and not defined in this Agreement have the meanings specified therein.

(b) The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Agreement.

Section 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any Person who is or who may become obligated to any Grantor under, with respect to or on account of an Account.

“Borrowers” has the meaning assigned to such term in the Credit Agreement and includes any successor by merger, consolidation or amalgamation.

“Canadian Borrowers” has the meaning assigned to such term in the Credit Agreement and includes any successor by merger, consolidation or amalgamation.

“Cash Collateral Account” means a non-interest bearing cash collateral account maintained with, and in the sole dominion and control of, the Collateral Agent for the benefit of the Secured Parties.

“Claiming Party” has the meaning assigned to such term in Section 6.02.

“Collateral” means all property in which a security interest has been granted hereunder.

Exhibit M

“Contract Rights” means all rights of any Grantor under each Contract, including, without limitation, (i) any and all rights to receive and demand payments under any or all Contracts, (ii) any and all rights to receive and compel performance under any or all Contracts and (iii) any and all other rights, interests and claims now existing or in the future arising in connection with any or all Contracts.

“Contracts” means all contracts between any Grantor and one or more additional parties (including, without limitation, any Hedging Agreements, licensing agreements and any partnership agreements, joint venture agreements and limited liability company agreements).

“Contributing Party” has the meaning assigned to such term in Section 6.02.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any third party under any Copyright now or hereafter owned by any Grantor or that such Grantor otherwise has the right to license, or granting any right to any Grantor under any copyright now or hereafter owned by any third party, and all rights of such Grantor under any such agreement.

“Copyrights” means all of the following now owned or hereafter acquired by any Grantor: (a) all copyright rights in any work subject to the copyright laws of Canada, the United States or any other jurisdiction, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in Canada, the United States or any other jurisdiction, including registrations, recordings, supplemental registrations and pending applications for registration in the Canadian Intellectual Property Office, the United States Copyright Office or similar office in any jurisdiction.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Excluded Assets” means (i) any shares of capital stock or other Equity Interests of any Subsidiary of a Grantor, (ii) any shares of capital stock or other Equity Interests of any Joint Venture Subsidiary, (iii) Excluded Accounts, (iv) Intellectual Property, and (v) any property to the extent that a grant of a security interest therein would violate applicable law, require a consent not obtained of any Governmental Authority, or constitute a breach of or default under, or result in the termination of or require a consent not obtained under, any contract, lease, license or other agreement evidencing or giving rise to such property, or result in the invalidation thereof or provide any party thereto with a right of termination; provided, however, that such security interest shall attach immediately at such time as the condition causing such prohibition, unenforceability, breach or termination shall be remedied or shall otherwise cease to exist.

“Excluded Investment Property” means, at any time, Investment Property held by any Grantor in the form of Equity Interests or other securities, in each case, (a) that are not publicly traded, (b) with respect to which a grant of a security interest is not prohibited or does not constitute or result in a breach or termination under the terms of, or a default under, any contract or agreement relating to such Investment Property and (c) whose book value, together with the aggregate book value of all other Excluded Investment Property, does not exceed $40,000,000 in the aggregate at such time.

Exhibit M

“Grantors” means each Canadian Subsidiary set forth on the signature pages hereto, and each other Canadian Subsidiary that becomes a Guarantor pursuant to Section 7.14 hereof by executing a supplement to this Agreement.

“Guaranteed Party” shall mean the Canadian Borrowers, each other Guarantor and each Canadian Subsidiary party to any Secured Hedging Agreement or any Secured Cash Management Agreement.

“Guarantors” means each of the Grantors.

“Intangibles” means all Intangibles as defined in the PPSA, and shall include any personal property, including choses in action, other than Accounts, Chattel Paper, bank accounts, Documents of Title, Goods, Instruments, Investment Property, Letter-of-Credit Rights, letters of credit and Money. The term includes payment intangibles and software.

“Intellectual Property” means all industrial, intellectual and similar property of every kind and nature now owned or hereafter acquired by any Grantor, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, industrial designs, integrated circuit topographies, trade secrets, confidential or proprietary technical and business information, know-how, show-how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“Letter-of-Credit Rights” shall mean a right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance, but does not include the right of a beneficiary to demand payment or performance under a letter of credit.

“License” means any Patent License, Trademark License, Copyright License or other license or sublicense agreement relating to intellectual property to which any Grantor is a party.

“Patent License” means any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a Patent, now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any right to make, use or sell any invention on which a patent, now or hereafter owned by any third party, is in existence, and all rights of any Grantor under any such agreement.

“Patents” means all of the following now owned or hereafter acquired by any Grantor: (a) all letters patent of Canada, the United States or any other jurisdiction, all registrations and recordings thereof, and all applications for letters patent of Canada, the United States or any other jurisdiction, including registrations, recordings and pending applications in the Canadian

Exhibit M

Intellectual Property Office, the United States Patent and Trademark Office or similar office in any other jurisdiction, and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Pledged Collateral” has the meaning assigned to such term in Section 3.01.

“Pledged Debt Securities” has the meaning assigned to such term in Section 3.01.

“Pledged Securities” means any promissory notes or instruments now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“PPSA Collateral” has the meaning assigned to such term in Section 4.01.

“Receiver” means a receiver, a manager or a receiver and manager.

“Secured Parties” means (a) the Lenders, (b) the Administrative Agent, (c) the Collateral Agent, (d) each counterparty to any Secured Hedging Agreement, (e) each Person to whom any Cash Management Services Obligations in respect of any Secured Cash Management Agreement are owed, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (g) the successors and assigns of each of the foregoing, in each case to the extent holding Canadian Secured Obligations.

“Securities Laws” has the meaning assigned to such term in Section 5.04.

“Security Interest” has the meaning assigned to such term in Section 4.01.

“Supporting Obligation” shall mean any Letter-of-Credit Right or secondary obligation that supports the payment or performance of an Account, Chattel Paper, Document of Title, Intangible, Instrument or Investment Property.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any third party any right to use any Trademark now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any trademark now or hereafter owned by any third party, and all rights of any Grantor under any such agreement.

“Trademarks” means all of the following now owned or hereafter acquired by any Grantor: (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and Intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the Canadian Intellectual Property Office, the United States Patent and Trademark Office or any similar office in any other jurisdiction, and all extensions or renewals thereof, (b) all goodwill associated therewith or symbolized thereby and (c) all other assets, rights and interests that uniquely reflect or embody such goodwill.

Exhibit M

ARTICLE 2

GUARANTEE

Section 2.01. Guarantee. Each Guarantor unconditionally and irrevocably guarantees, jointly with the other Guarantors and severally, as the primary obligation and debt of each Guarantor and not merely as a surety, the due, prompt and complete payment and performance of the Canadian Secured Obligations. Each of the Guarantors further agrees that the Canadian Secured Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Canadian Secured Obligation. Each of the Guarantors waives presentment to, demand of payment from and protest to any Canadian Borrower or any other Guaranteed Party of any of the Canadian Secured Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

Section 2.02. Guarantee of Payment. Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Collateral Agent or any other Secured Party to any other Guarantor or any Guaranteed Party to any security held for the payment of the Canadian Secured Obligations or to any balance of any deposit account or credit on the books of the Collateral Agent or any other Secured Party in favour of any Canadian Borrower or any other Person.

Section 2.03. No Limitations. (a) Except for termination or release of a Guarantor’s obligations hereunder as expressly provided in Section 7.13, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense (other than defense of payment in full in cash) or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Canadian Secured Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Collateral Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document, Secured Hedging Agreement, Secured Cash Management Agreement or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document, Secured Hedging Agreement, Secured Cash Management Agreement or any other agreement, including with respect to any other Guarantor under this Agreement; (iii) the release of any security held by the Collateral Agent or any other Secured Party for the Canadian Secured Obligations or any of them; (iv) any default, failure or delay, wilful or otherwise, in the performance of the Canadian Secured Obligations; or (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than to the extent of the indefeasible payment in cash of all the Canadian Secured Obligations). Each Guarantor expressly authorizes the Secured Parties to take and hold security for the payment and

Exhibit M

performance of the Canadian Secured Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Canadian Secured Obligations, all without affecting the obligations of any Guarantor hereunder.

(b) To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of any Canadian Borrower or any other Guaranteed Party or the unenforceability of the Canadian Secured Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Canadian Borrower or any other Guaranteed Party, other than to the extent of indefeasible payment in cash of all the Canadian Secured Obligations. The Collateral Agent and the other Secured Parties may, at their election, enforce any security held by one or more of them, compromise or adjust any part of the Canadian Secured Obligations, make any other accommodation with any Canadian Borrower or any other Guaranteed Party or exercise any other right or remedy available to them against any Canadian Borrower or any other Guaranteed Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Canadian Secured Obligations have been fully and indefeasibly paid in full in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such action even though such action operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any Canadian Borrower or any other Guaranteed Party, as the case may be, or any security.

Section 2.04. Reinstatement. Each of the Guarantors agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Canadian Secured Obligation is rescinded or must otherwise be restored by the Collateral Agent or any other Secured Party upon the bankruptcy or reorganization of any Canadian Borrower, any other Guaranteed Party or otherwise, as if such payment had been due but not made at such time.

Section 2.05. Agreement to Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Collateral Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of any Canadian Borrower or any other Guaranteed Party to pay any Canadian Secured Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Collateral Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Canadian Secured Obligation. Upon payment by or on behalf of any Guarantor of any sums to the Collateral Agent as provided above, all rights of such Guarantor against any Canadian Borrower or any other Guaranteed Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article 6.

Section 2.06. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of each Canadian Borrower’s and each other Guaranteed Party’s financial condition and assets, and of all other circumstances bearing upon the risk of

Exhibit M

nonpayment of the Canadian Secured Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Collateral Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks

Section 2.07. Financial Assistance Restrictions. Notwithstanding any provisions of this Article 2, the maximum aggregate amount for which any Guarantor governed by the Companies Act (Québec) shall be liable hereunder shall in no event exceed an amount equal to the largest amount that may be guaranteed by such Guarantor, without contravening Section 123.66 of the Companies Act (Québec), as same may be amended from time to time; such restriction shall apply only until such date on which such the relevant provisions in the Companies Act (Québec) have been repealed.

ARTICLE 3

PLEDGE OF DEBT SECURITIES

Section 3.01. Pledge. To the extent relating to, evidencing or governing all or any part of the PPSA Collateral, and as security for the payment or performance, as the case may be, in full of the Canadian Secured Obligations, each Grantor hereby collaterally assigns and pledges to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in, all of such Grantor’s right, title and interest in, to and under:

(a) (i) the promissory notes owned by it on the date hereof relating to, evidencing or governing PPSA Collateral and listed opposite the name of such Grantor on Schedule 2, and (ii) each other promissory note evidencing Indebtedness that relates to, evidences or governs PPSA Collateral on or after the date hereof owed to such Grantor other than, without limiting Section 4.01, Indebtedness in a principal amount of less than $10,000,000, so long as the aggregate principal amount of Indebtedness not so pledged under this exclusion does not exceed $30,000,000 (the promissory notes referenced in the preceding clauses (i) and (ii) being referred to as the “Pledged Debt Securities”);

(b) subject to Section 3.06, all payments of principal or interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clause (a) above; and

(c) all Proceeds of any of the foregoing (the items referred to in clauses (a), (b) and (c) of this Section 3.01 above being collectively referred to as the “Pledged Collateral”).

Notwithstanding anything herein to the contrary, in no event shall the security interest granted hereunder attach to any Excluded Assets, and the terms “Pledged Debt Securities,” and “Pledged Collateral,” shall, in each case, expressly exclude all Excluded Assets.

Exhibit M

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, as security for the payment or performance, as the case may be, in full of the Canadian Secured Obligations; subject, however, to the terms, covenants and conditions hereinafter set forth.

Section 3.02. Delivery of the Pledged Collateral. (a) Each Grantor agrees promptly (and with respect to Pledged Securities owned on the date of this Agreement, in any event within 45 days after the date of this Agreement) to deliver or cause to be delivered to the Collateral Agent any and all Pledged Securities at any time owned by such Grantor.

(b) Upon delivery to the Collateral Agent, (i) any Pledged Securities shall be accompanied by instruments of transfer reasonably satisfactory to the Collateral Agent and by such other instruments and documents as the Collateral Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by proper instruments of assignment duly executed by the applicable Grantor and such other instruments or documents as the Collateral Agent may reasonably request. Each delivery of Pledged Securities after the date of this Agreement shall be accompanied by a schedule describing the Pledged Securities so delivered, which schedule shall be attached hereto as a supplement to Schedule 2 and made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities.

(c) The assignment, pledges and security interests granted in Section 3.01 are granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Pledged Collateral.

Section 3.03. Representations, Warranties and Covenants. The Grantors jointly and severally represent, warrant and covenant to and with the Collateral Agent, for the benefit of the Secured Parties, that:

(a) Schedule 2 correctly sets forth, as of the Effective Date, with respect to each Grantor, all promissory notes owned by each Grantor and required to be pledged hereunder on the Effective Date;

(b) To each Grantor’s knowledge, the Pledged Debt Securities pledged by such Grantor have been duly and validly authorized and issued by the issuers thereof and are legal, valid and binding obligations of the issuers thereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(c) except for the security interests granted hereunder, each of the Grantors (i) is and, subject to any sales, transfers or other dispositions, and mergers, consolidations and amalgamations, made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule 2 as owned by such Grantor, (ii) holds the same free and clear of all Liens (other than Permitted Liens), (iii) except for Permitted Liens, will not pledge or hypothecate, or otherwise create a consensual Lien on, the Pledged Collateral, and (iv) will defend its title or interest thereto or therein against any and all Liens (other than Permitted Liens), however arising, of all Persons whomsoever;

Exhibit M

(d) each of the Grantors has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(e) no consent or approval of any Person was or is necessary to the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect);

(f) by virtue of the execution and delivery by the Grantors of this Agreement, when any Pledged Securities are delivered to the Collateral Agent in accordance with this Agreement, the Collateral Agent will obtain a legal, valid and perfected lien upon and security interest in such Pledged Securities as security for the payment and performance of the Canadian Secured Obligations; and

(g) the pledge effected hereby is effective to vest in the Collateral Agent, for the benefit of the Secured Parties, the rights of the Collateral Agent in the Pledged Collateral as set forth herein.

Section 3.04. [Reserved]

Section 3.05. Registration in Nominee Name; Denominations. The Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in the name of the applicable Grantor, endorsed or assigned in blank. The Collateral Agent shall, at any time after the occurrence and during the continuance of an Event of Default, have the right (in its sole discretion) to require the Grantors to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

Section 3.06. Interest. (a) Unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent shall have notified the Grantors in writing that their rights under this Section 3.06 are being suspended:

(i) Each Grantor shall be entitled to exercise any and all rights and powers inuring to an owner of the Pledged Securities or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents.

(ii) The Collateral Agent shall execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all such powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the powers it is entitled to exercise pursuant to paragraph (i) above and to receive the interest, principal and other distributions it is entitled to receive and retain pursuant to paragraph (iii) below.

Exhibit M

(iii) Each Grantor shall be entitled to receive and retain any and all interest, principal, cash, instruments and other property and all distributions from time to time received, receivable or otherwise paid on or distributed in respect of or in exchange for the Pledged Securities to the extent and only to the extent that such interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable laws; provided that any noncash interest, principal or other distributions that would constitute Pledged Securities received in exchange for Pledged Securities or any part thereof shall be and become part of the Pledged Collateral (except for Excluded Assets), and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent and shall be forthwith delivered to the Collateral Agent in the same form as so received (with any necessary endorsement).

(b) Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified the Grantors in writing of the suspension of their rights under paragraph (a)(iii) above, all rights of any Grantor to interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) above, and the obligations of the Collateral Agent under paragraph (a)(ii) above, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such interest, principal or other distributions. All interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 3.06 shall be held in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of such Grantor and shall be forthwith delivered to the Collateral Agent upon demand in the same form as so received (with any necessary endorsement). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 5.02. After all Events of Default have been cured or waived and AbitibiBowater has delivered to the Collateral Agent a certificate to that effect, the Collateral Agent shall promptly repay to each Grantor (without interest) all interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) above and that remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified the Grantors in writing of the suspension of their rights under paragraph (a)(i) above, all rights of any Grantor to exercise the rights and powers it is entitled to exercise pursuant to paragraph (a)(i) above, and the obligations of the Collateral Agent under paragraph (a)(ii) above, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such rights and powers; provided that, unless otherwise directed by the Required Lenders, the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights.

Exhibit M

(d) Any notice given by the Collateral Agent to the Grantors suspending their rights under paragraph (a) of this Section 3.06 (i) may be given by telephone to any Responsible Officer if promptly confirmed in writing, (ii) may be given to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under paragraph (a)(i) or paragraph (a)(iii) in part without suspending all such rights (as specified by the Collateral Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Collateral Agent’s right to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

Section 3.07. [Reserved].

Section 3.08. [Reserved].

ARTICLE 4

SECURITY INTERESTS IN PERSONAL PROPERTY

Section 4.01. Security Interest. (a) As security for the payment or performance, as the case may be, in full of the Canadian Secured Obligations, each Grantor hereby collaterally assigns and pledges to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in, all right, title and interest in, to or under any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “PPSA Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all Money and all bank accounts and all monies deposited therein;

(iv) all Investment Property (including all Future Contracts, Future Accounts, Securities and Securities Accounts and Security Entitlements or Financial Assets credited thereto);

(v) all Inventory;

(vi) to the extent relating to, evidencing or governing any of the items referred to in the preceding clauses (i) through (v), all Documents of Title, Intangibles (excluding Intellectual Property), Contracts, Contract Rights and Instruments;

(vii) to the extent relating to any of the items referred to in the preceding clauses (i) through (vi), all Supporting Obligations and Letter-of-Credit Rights;

(viii) all books and Records pertaining to the PPSA Collateral; and

Exhibit M

(ix) all products and Proceeds of the foregoing (including, without limitation, all insurance and claims for insurance effected or held for the benefit of the Grantors or the Secured Parties in respect thereof and all collateral security and guarantees given by any Person with respect to any of the foregoing).

Notwithstanding anything herein to the contrary, in no event shall the security interest granted hereunder attach to any Excluded Assets, and the term “PPSA Collateral” shall expressly exclude all such Excluded Assets.

(b) Each Grantor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any financing statements with respect to the PPSA Collateral or any part thereof and amendments thereto that (i) indicate the Collateral as “all assets now owned or hereafter acquired” of such Grantor, or the like, and (ii) contain the information required by the PPSA or other applicable law of each applicable jurisdiction for the filing of any financing statement or financing change statement. Each Grantor agrees to provide such information to the Collateral Agent promptly upon request.

Each Grantor also ratifies its authorization for the Collateral Agent to file in any relevant jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

To the extent that any financing statement or other filing includes any Excluded Assets, or any other property or assets that are not included in the PPSA Collateral, the Collateral Agent shall take such action from time to time as reasonably requested by any Grantor, at such Grantor’s expense, as necessary to evidence or reflect the exclusion thereof from the Security Interest, provided that such Grantor shall have delivered to the Collateral Agent such documentation and certification with respect thereto as the Collateral Agent may reasonably request.

(c) The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the PPSA Collateral.

(d) Each Grantor acknowledges that (i) value has been given, (ii) it has rights in the Collateral or the power to transfer rights in the Collateral to the Collateral Agent (other than after-acquired Collateral), (iii) it has not agreed to postpone the time of attachment of the Security Interest, and (iv) it has received an executed copy of this Agreement and, to the extent permitted by applicable law, waives the right to receive a copy of any financing statement or financing change statement registered in connection with this Agreement or any verification statement issued in respect of any such financing statement or financing change statement.

Section 4.02. Representations and Warranties. The Grantors jointly and severally represent and warrant to the Collateral Agent and the Secured Parties that:

(a) Each Grantor has good and valid rights in the PPSA Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Collateral Agent the Security Interest in such PPSA Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained.

Exhibit M

(b) The Canadian Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, including the exact legal name of each Grantor, is correct and complete in all material respects as of the Effective Date. The PPSA financing statements prepared by the Collateral Agent based upon the information provided to the Collateral Agent in the Canadian Perfection Certificate, are all the filings, recordings and registrations that are necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favour of the Collateral Agent (for the benefit of the Secured Parties) in respect of all PPSA Collateral in which the Security Interest may be perfected by filing a PPSA financing statement in any province of Canada (other than Quebec) (or any political subdivision thereof), and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in Canada or any other jurisdiction for any such PPSA Collateral, except as provided under applicable law with respect to the filing of financing change statements to effect a renewal of an existing PPSA registration.

(c) The Security Interest constitutes (i) a legal and valid security interest in all the PPSA Collateral securing the payment and performance of the Canadian Secured Obligations, (ii) subject to the registration of the financing statements described in Section 4.02(b), a perfected security interest in all PPSA Collateral in which a security interest may be perfected by filing PPSA financing statements (or analogous documents) in the applicable province of Canada or other applicable jurisdiction (other than Quebec). The Security Interest is and shall be prior to any other Lien on any of the PPSA Collateral, other than Permitted Liens.

(d) The PPSA Collateral is owned by the Grantors free and clear of any Lien, except for Permitted Liens. None of the Grantors has filed or consented to the filing of any financing statement or analogous document under the PPSA or any other applicable laws covering any PPSA Collateral except for Permitted Liens and Liens that shall be discharged on or about the Effective Date.

Section 4.03. Covenants. (a) Each Grantor agrees promptly to notify the Collateral Agent in writing of any change (1) in corporate name, (2) in the location of its chief executive office or its principal place of business, (3) in its identity or type of organization or corporate structure, or (4) in its jurisdiction of organization, in each case other than changes listed on Schedule 1. Each Grantor agrees to promptly provide the Collateral Agent with certified organizational documents reflecting any of the changes described in the first sentence of this paragraph (a). Each Grantor agrees to, promptly following any change referred to in the preceding sentence (and in any event within ten days), make all filings required under the PPSA or otherwise for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest, subject to Permitted Liens, in all the PPSA Collateral. Each Grantor agrees promptly to notify the Collateral Agent if any material portion of the PPSA Collateral owned or held by such Grantor is damaged or destroyed.

Exhibit M

(b) Each Grantor agrees to maintain, at its own cost and expense, such complete and accurate records with respect to the PPSA Collateral owned by it in accordance with such prudent and standard practices used in industries that are the same as or similar to those in which such Grantor is engaged.

(c) Each Grantor shall, at its own expense, take any and all actions reasonably necessary to defend title to the PPSA Collateral against all Persons and to defend the Security Interest of the Collateral Agent in the PPSA Collateral and the priority thereof against any Liens other than any Permitted Lien.

(d) Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements or other documents in connection herewith or therewith.

(e) The Collateral Agent and such Persons as the Collateral Agent may reasonably designate shall have the right, at the Grantors’ own cost and expense, to inspect the PPSA Collateral, all records related thereto (and to make extracts and copies from such records) and the premises upon which any of the PPSA Collateral is located, to discuss the Grantors’ affairs with the officers of the Grantors and their independent accountants, all in accordance with and subject to the terms and conditions relating to inspections as set forth in Section 9.06 of the Credit Agreement, and to verify under reasonable procedures the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the PPSA Collateral, including, in the case of Accounts or PPSA Collateral in the possession of any third person, by contacting, with advance notice to and in coordination with the Grantors (unless an Event of Default has occurred and is continuing) Account Debtors or the third person possessing such PPSA Collateral for the purpose of making such a verification. The Collateral Agent shall have the absolute right to share any information it gains from such inspection or verification with any Lender (it being understood that any such information shall be deemed to be “Information” subject to the provisions of Section 9.10 of the Credit Agreement).

(f) At its option (it being understood the Collateral Agent shall have no duty to any Grantor or Secured Party to exercise such option), the Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the PPSA Collateral and not permitted pursuant to the Credit Agreement, and may pay for the maintenance and preservation of the PPSA Collateral to the extent any Grantor fails to do so as required by the Credit Agreement or this Agreement after written notice thereof is delivered to AbitibiBowater by the Collateral Agent, and each Grantor jointly and severally agrees to reimburse the Collateral Agent on demand for any payment made or any expense incurred by the Collateral Agent pursuant to the foregoing authorization; provided that nothing in this paragraph (f) shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

Exhibit M

(g) Each Grantor shall remain liable to observe and perform all the conditions and obligations to be observed and performed by it under each Contract, agreement or instrument relating to the PPSA Collateral, all in accordance with the terms and conditions thereof, and each Grantor jointly and severally agrees to indemnify and hold harmless the Collateral Agent and the Secured Parties from and against any and all liability for such performance.

(h) None of the Grantors shall make or permit to be made an assignment, pledge or hypothecation of the PPSA Collateral or shall grant or suffer to exist any other Lien in respect of the PPSA Collateral, except as permitted by the Credit Agreement. None of the Grantors shall make or permit to be made any transfer of the PPSA Collateral except that unless and until the Collateral Agent shall notify the Grantors in writing that an Event of Default shall have occurred and be continuing and that during the continuance thereof the Grantors shall not sell, convey, lease, assign, transfer or otherwise dispose of any PPSA Collateral, the Grantors may use and dispose of the PPSA Collateral in any lawful manner not inconsistent with the provisions of this Agreement, the Credit Agreement or any other Loan Document.

(i) The Grantors, at their own expense, shall maintain or cause to be maintained insurance covering physical loss or damage to the Inventory in accordance with the requirements set forth in 9.02 of the Credit Agreement. Each Grantor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Grantor’s true and lawful agent (and attorney in fact) for the purpose, during the continuance of an Event of Default, of making, settling and adjusting claims in respect of PPSA Collateral under policies of insurance, endorsing the name of such Grantor on any cheque, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or part relating thereto, the Collateral Agent may (it being understood the Collateral Agent shall have no duty to any Grantor or Secured Party to exercise such option), without waiving or releasing any obligation or liability of the Grantors hereunder or any Event of Default, in its sole discretion, upon notice to AbitibiBowater obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent deems advisable. All sums disbursed by the Collateral Agent in connection with this paragraph, including reasonable legal fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Collateral Agent and shall be additional Canadian Secured Obligations secured hereby.

(j) Each Grantor shall maintain, in form and manner reasonably satisfactory to the Collateral Agent, records of its Chattel Paper and its books, records and documents evidencing or pertaining thereto.

(k) Each Grantor will keep and maintain at its own cost and expense materially accurate records of its Accounts and Contracts, including, but not limited to, originals or copies of all material documentation (including each Contract) with respect thereto, material records of

Exhibit M

all payments received, all credits granted thereon, all merchandise returned and all other dealings therewith, and such Grantor will make the same available, in accordance with and subject to the terms and conditions relating to inspections set forth in the Credit Agreement to the Collateral Agent for inspection at such Grantor’s own cost and expense. Upon the occurrence and during the continuance of an Event of Default and at the request of the Collateral Agent, such Grantor shall, at its own cost and expense, deliver (to the extent available) all tangible evidence of its Accounts and Contract Rights (including, without limitation, all documents evidencing the Accounts and all Contracts) and such books and records to the Collateral Agent or to its representatives (copies of which evidence and books and records may be retained by such Grantor). If the Collateral Agent so directs, upon the occurrence and during the continuance of an Event of Default, such Grantor shall legend, in form and manner satisfactory to the Collateral Agent, the Accounts and the Contracts, as well as books, records and documents (if any) of such Grantor evidencing or pertaining to such Accounts and Contracts with an appropriate reference to the fact that such Accounts and Contracts have been assigned to the Collateral Agent and that the Collateral Agent has a security interest therein.

(l) Upon the occurrence and during the continuance of an Event of Default, if the Collateral Agent so directs any Grantor in writing, such Grantor agrees (x) to cause all payments on account of the Accounts and Contracts to be made directly to a Cash Collateral Account, (y) that the Collateral Agent may, at its option, directly notify the obligors with respect to any Accounts and/or under any Contracts to make payments with respect thereto as provided in the preceding clause (x), and (z) that the Collateral Agent may enforce collection of any such Accounts and Contracts and may adjust, settle or compromise the amount of payment thereof, in the same manner and to the same extent as such Grantor. Without notice to or assent by any Grantor, the Collateral Agent may, upon the occurrence and during the continuance of an Event of Default, apply any or all amounts then in, or thereafter deposited in, a Cash Collateral Account toward the payment of the Canadian Secured Obligations in the manner provided in Section 5.02 of this Agreement. The reasonable costs and expenses of collection (including reasonable legal fees), whether incurred by a Grantor or the Collateral Agent, shall be borne by the relevant Grantor. The Collateral Agent shall deliver a copy of each notice referred to in the preceding clause (y) to the relevant Grantor, provided that the failure by the Collateral Agent to so notify such Grantor shall not affect the effectiveness of such notice or the other rights of the Collateral Agent created by this clause (l).

(m) Each Grantor shall endeavor in accordance with reasonable business judgment to cause to be collected from the account debtor named in each of its Accounts or obligor under any Contract, as and when due (including, without limitation, amounts which are delinquent, such amounts to be collected in accordance with generally accepted lawful collection procedures) any and all amounts owing under or on account of such Account or Contract, and promptly apply upon receipt thereof all such amounts as are so collected to the outstanding balance of such Account or under such Contract.

(n) Anything herein to the contrary notwithstanding, the Grantors shall remain liable under each of the Accounts and Contracts to observe and perform all of the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of

Exhibit M

any agreement giving rise to such Accounts or such Contracts, as the case may be. Neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any Account (or any agreement giving rise thereto) or any Contract by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Party of any payment relating to such Account or Contract, as the case may be, pursuant hereto, nor shall the Collateral Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account (or any agreement giving rise thereto) or any Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by them or as to the sufficiency of any performance by any party under any Account (or any agreement giving rise thereto) or any Contract, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

Section 4.04. Other Actions. In order to further insure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Security Interest, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following PPSA Collateral:

(a) Instruments and Chattel Paper. In accordance with and in furtherance of Article 3, if any Grantor shall at any time hold or acquire any Instruments (other than any Instrument with a face amount of less than $20,000,000 so long as the aggregate principal amount of Instruments under this exclusion does not exceed $40,000,000) or Chattel Paper with a value of $10,000,000 or more, such Grantor shall forthwith endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request.

(b) Bank Accounts. For each bank account that any Grantor at any time opens or maintains (other than any Excluded Account and the CIBC Cash Collateral Account), not later than the date that is 60 days following the Effective Date (subject to extension in the reasonable discretion of the Administrative Agent) such Grantor shall cause the bank to enter into a Control Agreement with such Grantor and the Collateral Agent. The Collateral Agent agrees with each Grantor that the Collateral Agent shall not exercise dominion and control over, or give any instructions or withhold any withdrawal rights from any Grantor, with respect to such accounts or any funds in such accounts, unless an Event of Default has occurred and is continuing.

(c) Investment Property. If any Grantor holds any Investment Property (other than any Excluded Investment Property), whether certificated or uncertificated, or other Investment Property (other than any Excluded Investment Property) now or hereafter acquired by any Grantor is held by such Grantor or its nominee through a Securities Intermediary or Futures Intermediary, except with respect to any Equity Interest issued by any Subsidiary, Grantor shall promptly notify the Collateral Agent thereof and, at the Collateral Agent’s request and option, pursuant to a Control Agreement in form and substance reasonably satisfactory to the Collateral Agent, cause such Securities Intermediary or Futures Intermediary, as the case may be, to agree to comply with Entitlement Orders or other instructions from the Collateral Agent to such Securities Intermediary as to such Security Entitlements or to apply any value distributed on account of any commodity contract as directed by the Collateral Agent to such Futures

Exhibit M

Intermediary, as the case may be, in each case without further consent of any Grantor, such nominee, or any other Person. The Collateral Agent agrees with each of the Grantors that the Collateral Agent shall not give any such Entitlement Orders or instructions or directions to any such issuer, Securities Intermediary or Futures Intermediary, and shall not exercise dominion and control over withhold its consent to the exercise of any withdrawal or dealing rights by any Grantor, unless an Event of Default has occurred and is continuing, or, after giving effect to any such investment and withdrawal rights, would occur.

(d) [Reserved].

(e) Letter-of-Credit Rights. If any Grantor is at any time a beneficiary under a letter of credit now or hereafter issued in favor of such Grantor with a face amount greater than $10,000,000, such Grantor shall promptly notify the Collateral Agent thereof and, at the request and option of the Collateral Agent, such Grantor shall use commercially reasonable efforts to, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under the letter of credit or (ii) arrange for the Collateral Agent to become the transferee beneficiary of the letter of credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be paid to the applicable Grantor unless an Event of Default has occurred or is continuing.

(f) [Reserved.]

(g) Each Grantor will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, certificates, reports and other assurances or instruments and take such further steps, relating to its Accounts, Contracts, instruments and other property or rights covered by the security interest hereby granted, as the Collateral Agent may reasonably require and consistent with the other terms and conditions of this Agreement and the Credit Agreement.

Section 4.05. [Reserved].

Section 4.06. Amalgamation. If any Grantor is a corporation, company or other body corporate, such Grantor acknowledges that if it amalgamates or merges with any other corporation or corporations, then (i) the Collateral and the Liens thereon will extend to and include all the property and assets of the amalgamated corporation that constitutes Collateral and to any property or assets of the amalgamated corporation thereafter that constitutes Collateral owned or acquired, (ii) the term “Grantor”, where used in this Agreement, will extend to and include the amalgamated corporation, company or body corporate and (iii) the term “Canadian Secured Obligations”, where used in this Agreement, will extend to and include the Canadian Secured Obligations of the amalgamated corporation.

Exhibit M

ARTICLE 5

REMEDIES

Section 5.01. Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, it is agreed that the Collateral Agent shall have the right to take any of or all the following actions at the same or different times, with or without legal process and with or without prior notice or demand for performance, take possession of the PPSA Collateral and without liability for trespass to enter any premises where the PPSA Collateral may be located for the purpose of taking possession of or removing the PPSA Collateral and, generally, to exercise any and all rights afforded to a secured party under this Agreement, the PPSA or other applicable law. Without limiting the generality of the foregoing, upon the occurrence and during the continuance of an Event of Default, each Grantor agrees that the Collateral Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate. The Collateral Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

In addition to any rights now or hereafter existing under applicable law, the Collateral Agent may, personally or by agent, at such time or times as the Collateral Agent in its discretion may determine following the occurrence of an Event of Default which is continuing, do any one or more of the following: (a) carry on, or concur in the carrying on of, any or all of the business or undertaking of any Grantor and enter on, occupy and use (without charge by any Grantor) any of the premises, buildings, plant and undertaking of, or occupied or used by, any Grantor, (b) obtain from any court of competent jurisdiction an order for the sale or foreclosure of any or all of the Collateral, (c) notify (whether in its own name or in the name of a Grantor) any Account Debtors of the assignment of such Accounts to the Collateral Agent and direct such Account Debtors to make payment of all amounts due or to become due to a Grantor in respect of such Accounts directly to the Collateral Agent and, upon such notification and at the expense of such Grantor, enforce collection of any such Accounts, and adjust, settle or compromise the amount or payment of such Accounts, in such manner and to such extent as the Collateral Agent deems appropriate in the circumstances, (d) appoint by instrument in writing one or more Receivers of any Grantor or any or all of the Collateral with such rights, powers and authority (including any or all of the rights, powers and authority of the Collateral Agent under this Agreement) as may be provided for in the instrument of appointment or any supplemental instrument, and remove and replace any such Receiver from time to time (to the extent permitted by applicable law, any Receiver appointed by the Collateral Agent will, for purposes relating to responsibility for the Receiver’s acts or omissions, be considered to be the agent of the applicable Grantors and not of the Collateral Agent or any of the other Secured Parties, or (e) obtain from any court of competent jurisdiction an order for the appointment of a Receiver of any Grantor or of any or all of the Collateral.

Exhibit M

The Collateral Agent shall give the applicable Grantors 10 days’ prior written notice (which each Grantor agrees is reasonable notice) or such longer period as may be required by applicable law of the Collateral Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Canadian Secured Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, and without limiting its other rights hereunder, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court appointed Receiver. Any sale pursuant to the provisions of this Section 5.01 shall be deemed to conform to commercially reasonable standards.

Exhibit M

The Collateral Agent may exercise any or all of the foregoing rights and remedies without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except as required by applicable law) to or on any Grantor or any other Person, and the Grantors hereby waive each such demand, presentment, protest, advertisement and notice to the extent permitted by applicable law. None of the above rights or remedies will be exclusive of or dependent on or merge in any other right or remedy, and one or more of such rights and remedies may be exercised independently or in combination from time to time. The Grantors acknowledge and agree that any action taken by the Collateral Agent hereunder following the occurrence and during the continuance of an Event of Default shall not be rendered invalid or ineffective as a result of the curing of the Event of Default on which such action was based.

Section 5.02. Application of Proceeds. The Collateral Agent shall apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, and the amounts paid or caused to be paid by any Guarantor in accordance with Article 2, as follows:

FIRST, to the payment of all reasonable costs and expenses incurred by the Collateral Agent in connection with such collection or sale or otherwise in connection with this Agreement, any other Loan Document or any of the Canadian Secured Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Collateral Agent hereunder or under any other Loan Document on behalf of any Grantor and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

SECOND, to the payment in full of the Canadian Secured Obligations (the amounts so applied to be distributed among the Secured Parties in accordance with Section 11.02 of the Credit Agreement);

THIRD, to the Grantors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt by the Collateral Agent of the proceeds of any sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof. It is understood that the Grantors shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Canadian Secured Obligations.

Section 5.03. Grant of License to Use Intellectual Property. For the purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors) to use, license or sublicense

Exhibit M

any Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof. The use of such license by the Collateral Agent may only be exercised, at the option of the Collateral Agent, upon the occurrence and during the continuation of an Event of Default after written notice is given to AbitibiBowater of the Collateral Agent’s election to exercise such license; provided that any license, sublicense or other transaction entered into by the Collateral Agent in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent cure of an Event of Default. In operating under the license granted by each Grantor pursuant to this Section 5.03, the Collateral Agent agrees that the goods sold and services rendered under any Trademarks shall be of a nature and quality substantially consistent with those theretofore offered under such Trademarks by such Grantor and such Grantor shall have the right to inspect during the term of such license, at any reasonable time or times upon reasonable notice to the Collateral Agent, and at such Grantor’s own cost and expense, representative samples of goods sold and services rendered under such Trademarks.

Section 5.04. Securities Laws. In view of the position of the Grantors in relation to the Investment Property charged hereunder, or because of other current or future circumstances, a question may arise under applicable securities laws (including, without limitation, the Securities Act (Ontario) (such Act and any similar statute as from time to time in effect being called the “Securities Laws”)) with respect to any disposition of the Investment Property permitted hereunder. Each Grantor understands that compliance with the Securities Laws might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to dispose of all or any part of the Investment Property charged hereunder, and might also limit the extent to which or the manner in which any subsequent transferee of any Investment Property could dispose of the same. Each Grantor recognizes that in light of such restrictions and limitations the Collateral Agent may, with respect to any sale of the Investment Property charged hereunder, limit the purchasers to those who will agree, among other things, to acquire such Investment Property for their own account, for investment, and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Collateral Agent, in its sole and absolute discretion (a) may proceed to make such a sale whether or not a prospectus shall have been filed under the Securities Laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favourable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part of the Investment Property at a price that the Collateral Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after a prospectus has been filed as aforesaid or if more than a single purchaser were approached. The provisions of this Section 5.04 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells.

Exhibit M

ARTICLE 6

INDEMNITY, SUBROGATION AND SUBORDINATION

Section 6.01. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 6.03), the Canadian Borrowers agree that (a) in the event a payment of an obligation shall be made by any Guarantor under this Agreement, each Canadian Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Grantor shall be sold pursuant to this Agreement or any other Security Document to satisfy in whole or in part an obligation owed to any Secured Party, each Canadian Borrower shall indemnify such Grantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

Section 6.02. Contribution and Subrogation. Each Guarantor and Grantor (a “Contributing Party”) agrees (subject to Section 6.03) that, in the event a payment shall be made by any other Grantor hereunder in respect of any Canadian Secured Obligation or assets of any other Grantor shall be sold pursuant to any Security Document to satisfy any Canadian Secured Obligation owed to any Secured Party and such other Guarantor or Grantor (the “Claiming Party”) shall not have been fully indemnified by the applicable Canadian Borrower as provided in Section 6.01, the Contributing Party shall indemnify the Claiming Party in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors and Grantors on the date hereof (or, in the case of any Guarantor or Grantor becoming a party hereto pursuant to Section 7.14, the date of the supplement hereto executed and delivered by such Guarantor or Grantor). Any Contributing Party making any payment to a Claiming Party pursuant to this Section 6.02 shall be subrogated to the rights of such Claiming Party under Section 6.01 to the extent of such payment.

Section 6.03. Subordination. (a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors and Grantors under Sections 6.01 and 6.02 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Canadian Secured Obligations. No failure on the part of any Canadian Borrower or any Guarantor or Grantor to make the payments required by Sections 6.01 and 6.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor or Grantor with respect to its obligations hereunder, and each Guarantor and Grantor shall remain liable for the full amount of the obligations of such Guarantor or Grantor hereunder.

(b) Each Guarantor and Grantor hereby agrees that all Indebtedness and other monetary obligations owed to it by, or by it to, as the case may be, any other Guarantor, Grantor or any other Canadian Subsidiary shall be fully subordinated to the indefeasible payment in full in cash of the Canadian Secured Obligations.

Exhibit M

ARTICLE 7

MISCELLANEOUS

Section 7.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 13.03 of the Credit Agreement. All communications and notices hereunder to any Guarantor (other than AbitibiBowater) shall be given to it in care of AbitibiBowater as provided in Section 13.03 of the Credit Agreement.

Section 7.02. Waivers; Amendment. (a) No failure or delay by the Collateral Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Canadian Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Collateral Agent or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on any Canadian Loan Party in any case shall entitle any Canadian Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Canadian Loan Party or Canadian Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 13.12 of the Credit Agreement.

Section 7.03. Collateral Agent’s Fees and Expenses; Indemnification. (a) The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its reasonable out-of-pocket expenses incurred hereunder as provided in Section 13.01 of the Credit Agreement.

(b) Without limitation of its indemnification obligations under the other Loan Documents, each Grantor and each Guarantor jointly and severally agrees to indemnify the Collateral Agent against, and hold the Collateral Agent harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, disbursements and other charges, incurred by or asserted against the Collateral Agent arising out of, in connection with, or as a result of, the execution, delivery or performance of this Agreement or any claim, litigation, investigation or proceeding relating to any of the foregoing, or any agreement or instrument contemplated hereby, or to the Collateral, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses have resulted from the gross negligence or wilful misconduct of the Collateral Agent.

Exhibit M

(c) Any such amounts payable as provided hereunder shall be additional Canadian Secured Obligations secured hereby and by the other Security Documents. The provisions of this Section 7.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Canadian Secured Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Collateral Agent or any other Secured Party. All amounts due under this Section 7.03 shall be payable on written demand therefor.

Section 7.04. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Guarantor, Grantor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

Section 7.05. Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any Lender or on its behalf and notwithstanding that the Collateral Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under any Loan Document is outstanding and unpaid and so long as the Commitments have not expired or terminated.

Section 7.06. Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or other electronic imaging shall be as effective as delivery of a manually signed counterpart of this Agreement. This Agreement shall become effective as to any Canadian Loan Party when a counterpart hereof executed on behalf of such Canadian Loan Party shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Canadian Loan Party and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Canadian Loan Party, the Collateral Agent and the other Secured Parties and their respective successors and assigns, except that no Canadian Loan Party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) except as expressly permitted by the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Canadian Loan Party and may be amended, modified, supplemented, waived or released with respect to any Canadian Loan Party without the approval of any other Canadian Loan Party and without affecting the obligations of any other Canadian Loan Party hereunder.

Exhibit M

Section 7.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 7.08. Right of Set-Off. (a) Each Canadian Loan Party expressly agrees to the provisions set forth in 13.02 of the Credit Agreement with the same force and effect as if such provisions were set forth in full herein.

Section 7.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be governed by, and construed in accordance with, (i) the laws of the State of New York (including Sections 5-1401 and 5-1402 of Title 14 of the New York General Obligations Law but excluding all other choice of law and conflicts of laws rules thereof) with respect to the guarantees and other matters contemplated by Articles II and VI hereof, and other provisions hereof as they relate to such guarantees and other matters, and (ii) the laws of the Province of Ontario, and the laws of Canada applicable therein, with respect to Articles III, IV and V, and other provisions hereof as they relate to Collateral.

(b) Each of the Canadian Loan Parties hereby irrevocably and unconditionally submits, for itself and its property, with respect to the guarantees and other matters contemplated by Articles II and VI hereof, and other provisions hereof as they relate to such guarantees and other matters, to the jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, exclusively, in any action or proceeding arising out of or relating to such matters and to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Furthermore, each of the Canadian Loan Parties hereby irrevocably and unconditionally submits, for itself and its property, with respect to Articles III, IV and V, and other provisions hereof as they relate to Collateral, to the jurisdiction of any court of the Province of Ontario, and any appellate court thereof, non-exclusively, in any action or proceeding arising out of or relating to such matters and to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Ontario court. Each of the parties hereto agrees that a final judgment in any such New York or Ontario, as applicable, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Grantor or Guarantor, or its properties in the courts of any jurisdiction.

Exhibit M

(c) Each of the Canadian Loan Parties hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 7.10. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.10.

Section 7.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 7.12. Security Interest Absolute. All rights of the Collateral Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor and Guarantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Canadian Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Canadian Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Canadian Secured Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor or Guarantor in respect of the Canadian Secured Obligations or this Agreement.

Exhibit M

Section 7.13. Termination or Release. (a) This Agreement, the Guarantees made herein, the Security Interest, the grant of security interest in the Pledged Collateral and all other security interests granted hereby shall terminate upon the payment in full in cash of the Loans and all the other Loan Document Obligations (other than unasserted contingent and indemnification obligations), termination of all Commitments and Incremental Commitments and reduction of all exposure under any letters of credit issued under the Credit Agreement to zero (or the making of other arrangements satisfactory to the issuers thereof).

(b) A Guarantor shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Guarantor shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Guarantor ceases to be a Subsidiary; provided that the Required Lenders shall have consented to such transaction (to the extent required by the Credit Agreement) and the terms of such consent did not provide otherwise.

(c) Upon any sale or other transfer by any Grantor of any Collateral that is permitted under the Credit Agreement (other than a sale or other transfer to AbitibiBowater or any Subsidiary of AbitibiBowater), or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 12.10 of the Credit Agreement, the security interest in such Collateral shall be automatically released.

(d) At any time that a Grantor desires that the Collateral Agent take any action to acknowledge or give effect to any release of a Grantor or Collateral pursuant to the foregoing Section 7.13 (b) or (c), AbitibiBowater shall deliver to the Collateral Agent a certificate signed by a principal executive officer of AbitibiBowater stating that the release of the respective Grantor or Collateral is permitted pursuant to such Section 7.13 (b) or (c). In connection with any termination or release pursuant to paragraph (a), (b) or (c), the Collateral Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in its opinion, would expose it to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Canadian Secured Obligations or any Liens upon (or obligations of the Grantors in respect of) all interests in Collateral retained by the Grantors. Any execution and delivery of documents pursuant to this Section 7.13 shall be without recourse to or warranty by the Collateral Agent.

(e) The Collateral Agent shall have no liability whatsoever to any other Secured Party as the result of any release of any Guarantor or Collateral by it in accordance with (or which the Collateral Agent in good faith believes to be in accordance with) this Section 7.13.

Exhibit M

Section 7.14. Additional Canadian Subsidiaries. Pursuant to Sections 9.09, 10.05(e) and 10.15 of the Credit Agreement, certain Canadian Subsidiaries are required to enter into this Agreement as Grantors and Guarantors. Upon execution and delivery by the Collateral Agent and a Canadian Subsidiary of an instrument in the form of Exhibit A hereto, such Canadian Subsidiary shall become a Grantor and a Guarantor hereunder with the same force and effect as if originally named as a Grantor and a Guarantor herein. The execution and delivery of any such instrument shall not require the consent of any other Canadian Loan Party hereunder. The rights and obligations of each Canadian Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Canadian Loan Party as a party to this Agreement.

Section 7.15. Collateral Agent Appointed Attorney-in-Fact. Each Grantor hereby appoints the Collateral Agent the attorney-in-fact of such Grantor upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Collateral Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, cheques, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of Accounts to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to make, settle and adjust claims in respect of PPSA Collateral under policies of insurance and to endorse the name of such Grantor on any cheque, draft, instrument or any other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto; (h) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Collateral Agent; and (i) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or wilful misconduct.

Section 7.16. Recourse. This Agreement is made with full recourse to each Canadian Loan Party and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such Canadian Loan Party contained herein, in the Loan Documents, Secured Hedging Agreements or Secured Cash Management Agreements and otherwise in writing in connection herewith or therewith.

Exhibit M

[Signature Page Follows]

Exhibit M

IN WITNESS WHEREOF, the parties hereto have duly executed this Canadian Guarantee and Collateral Agreement as of the day and year first above written.

ABITIBIBOWATER CANADA INC.

By:
Name:
Title:

ABITIBI-CONSOLIDATED INC.

By:
Name:
Title:

BOWATER CANADIAN LIMITED

By:
Name:
Title:

BOWATER LAHAVE CORPORATION

By:
Name:
Title:

CITIBANK, N.A., as Collateral Agent,

By:
Name:
Title:

Canadian Guarantee and Collateral Agreement

S-1

Exhibit M

Schedule 1 to

the Canadian Guarantee and

Collateral Agreement

CORPORATE NAME CHANGES, ETC.

1. On December 9, 2010, Abitibi-Consolidated Inc. will be continued as a corporation under the Canada Business Corporations Act.

2. On December 9, 2010, Abitibi-Consolidated Inc. will change its name to AbiBow Canada Inc.

S-1

Exhibit M

Schedule 2 to

the Canadian Guarantee and

Collateral Agreement

PLEDGED DEBT SECURITIES

Creditor	Debtor	Amount
Abitibi-Consolidated Inc.	4513541 Canada Inc.	$10.00, subject an adjustment as set forth in the promissory note

S-1

Exhibit M

Exhibit A to the

Canadian Guarantee and

Collateral Agreement

SUPPLEMENT NO.          dated as of [    ], to the Canadian Guarantee and Collateral Agreement dated as of December 9, 2010, by and among the Canadian Guarantors party thereto (the “Grantors”) and CITIBANK, N.A. (“Citibank”), as Collateral Agent (in such capacity, the “Collateral Agent”).

A. Reference is made to the ABL Credit Agreement dated as of December 9, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AbitibiBowater Inc., certain of its Subsidiaries party thereto, the lenders from time to time party thereto and Citibank, as Administrative Agent.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Canadian Guarantee and Collateral Agreement referred to therein.

C. The Grantors have entered into the Canadian Guarantee and Collateral Agreement in order to induce the Lenders to make Loans to the Borrowers. Section 7.14 of Canadian Guarantee and Collateral Agreement provides that additional Canadian Subsidiaries of AbitibiBowater may become Guarantors under the Canadian Guarantee and Collateral Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Canadian Subsidiary (the “New Canadian Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Canadian Guarantee and Collateral Agreement in order to induce the Lenders to make additional Loans to the Canadian Borrowers and as consideration for Loans previously made to the Canadian Borrowers.

Accordingly, the Collateral Agent and the New Canadian Subsidiary agree as follows:

SECTION 1. In accordance with Section 7.14 of the Canadian Guarantee and Collateral Agreement, the New Canadian Subsidiary by its signature below becomes a Grantor and Guarantor under the Canadian Guarantee and Collateral Agreement with the same force and effect as if originally named therein as a Grantor and Guarantor and the New Canadian Subsidiary hereby (a) agrees to all the terms and provisions of the Canadian Guarantee and Collateral Agreement applicable to it as a Grantor and Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor and Guarantor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the New Canadian Subsidiary, as security for the payment and performance in full of the Canadian Secured Obligations (as defined in the Credit Agreement), does hereby create and grant to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the New Canadian Subsidiary’s right, title and interest in and to the Collateral (as defined in the Canadian Guarantee and Collateral Agreement) of the New Canadian Subsidiary. Each reference to a “Guarantor” or “Grantor” in the Canadian Guarantee and Collateral Agreement shall be deemed to include the New Canadian Subsidiary. The Canadian Guarantee and Collateral Agreement is hereby incorporated herein by reference.

S-1

Exhibit M

SECTION 2. The New Canadian Subsidiary represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (whether enforcement is sought by a proceeding in equity or at law).

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral Agent shall have received a counterpart of this Supplement that bears the signature of the New Canadian Subsidiary and the Collateral Agent has executed a counterpart hereof. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. The New Canadian Subsidiary hereby represents and warrants that (a) set forth on Schedule 1 attached hereto is a true and correct schedule as of the date hereof with the true and correct legal name of the New Canadian Subsidiary, its jurisdiction of formation and the location of its chief executive office. The New Canadian Subsidiary shall deliver to the Collateral Agent a certificate executed by a Responsible Officer of the New Canadian Subsidiary setting forth the information (other than that set forth on the Schedule described above) required pursuant to the Canadian Perfection Certificate.

SECTION 5. Except as expressly supplemented hereby, the Canadian Guarantee and Collateral Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS SPECIFIED IN SECTION 7.09 OF THE CANADIAN GUARANTEE AND COLLATERAL AGREEMENT.

SECTION 7. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Canadian Guarantee and Collateral Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 7.01 of the Canadian Guarantee and Collateral Agreement.

Exhibit M

SECTION 9. The New Canadian Subsidiary agrees to reimburse the Collateral Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Collateral Agent.

[Signature page follows]

Exhibit M

IN WITNESS WHEREOF, the New Canadian Subsidiary and the Collateral Agent have duly executed this Supplement to the Canadian Guarantee and Collateral Agreement as of the day and year first above written.

[NAME OF NEW CANADIAN SUBSIDIARY],

By:
Name:
Title:

CITIBANK, N.A., as Collateral Agent,

By:
Name:
Title:

S-1

Exhibit M

Schedule 1

to Supplement No.          to the

Canadian Guarantee and

Collateral Agreement

NEW CANADIAN SUBSIDIARY INFORMATION

Name	Jurisdiction of Formation	Chief Executive Office

PLEDGED DEBT SECURITIES

Holder	Issuer	Principal Amount	Date of Note	Maturity Date

S-1

Exhibit N

FORM OF MORTGAGE

THIS MORTGAGE COVERS GOODS WHICH ARE OR ARE TO BECOME AFFIXED TO OR FIXTURES ON THE LAND DESCRIBED IN EXHIBIT A HERETO. THIS MORTGAGE IS ALSO A FINANCING STATEMENT FILED AS A FIXTURE FILING PURSUANT TO CODE OF ALABAMA (1975) SECTION 7-9A-502(c), AND IS TO BE INDEXED, AMONG OTHER PLACES, IN THE FINANCING STATEMENT RECORDS OF EACH COUNTY IN WHICH SAID LAND OR ANY PORTION THEREOF IS LOCATED.

SECOND LIEN FEE AND LEASEHOLD MORTGAGE, SECURITY AGREEMENT,

ASSIGNMENT OF RENTS

AND LEASES AND FIXTURE FILING (ALABAMA)

by and from

BOWATER ALABAMA LLC, “Mortgagor”

to

CITIBANK, N.A., in its capacity as Collateral Agent, “Mortgagee”

Dated as of [                     ], 2010

Location:	17589 Plant Road
Municipality:	Coosa Pines
County:	Talladega and Shelby
State:	Alabama

THE MAXIMUM PRINCIPAL INDEBTEDNESS WHICH IS SECURED BY OR WHICH BY

ANY CONTINGENCY MAY BE SECURED BY THIS MORTGAGE IS $700,000,000.00.

THIS INSTRUMENT IS EXEMPT FROM RECORDATION TAXES PURSUANT TO SECTION

105(a) AND 1146(a) OF THE UNITED STATES BANKRUPTCY CODE.

THIS INSTRUMENT WAS PREPARED (IN CONSULTATION WITH COUNSEL IN THE

STATE IN WHICH THE MORTGAGED PROPERTY IS LOCATED) BY, RECORDING

REQUESTED BY,

AND WHEN RECORDED MAIL TO:

Joshua Erez, Esq.

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Telephone: (212) 450-4621

Exhibit N

SECOND LIEN FEE AND LEASEHOLD MORTGAGE, SECURITY AGREEMENT,

ASSIGNMENT OF RENTS

AND LEASES AND FIXTURE FILING (ALABAMA)

THIS SECOND LIEN FEE AND LEASEHOLD MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING (ALABAMA) (this “Mortgage”) is dated as of [                     ], 2010 by and from BOWATER ALABAMA LLC, an Alabama limited liability company, (“Mortgagor”), whose address is c/o AbitibiBowater Inc., 1155 Metcalfe Street, Suite 800, Montréal, Québec H3B 5H2, Canada to CITIBANK, N.A., as collateral agent (in such capacity, “Agent”) for the Secured Parties (defined below), having an address at 390 Greenwich Street, 1st Floor, New York, NY 10013 (Agent, together with its successors and assigns, “Mortgagee”).

RECITALS

A. AbitibiBowater Inc., a Delaware corporation (“AbitibiBowater”), and certain of its Subsidiaries are currently debtors in reorganization proceedings (the “U.S. Proceedings”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (AbitibiBowater and such Subsidiaries, the “U.S. Debtor Entities”). The U.S. Debtor Entities have filed a Second Amended Joint Chapter 11 Plan of Reorganization with the U.S. Bankruptcy Court on August 2, 2010, as the same may be amended, supplemented or otherwise modified from time to time (the “Plan of Reorganization”), pursuant to which certain U.S. Debtor Entities expect to be reorganized and emerge from the U.S. Proceedings. The Plan of Reorganization is described in, and included as an exhibit to, the U.S. Debtor Entities’ Disclosure Statement approved by the U.S. Bankruptcy Court on August 3, 2010 and is expected to be confirmed by the U.S. Bankruptcy Court.

B. In order to secure obligations of it in respect of certain promissory notes due 2018 issued by ABI Escrow Corporation, a Delaware corporation, under the Indenture dated as of October 4, 2010, Mortgagor executed and delivered a First Lien Fee and Leasehold Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing (Alabama) in favor of Wells Fargo Bank, National Association, as collateral agent (the “First Mortagee”).

C. Reference is made to the ABL Credit Agreement dated as of December 9, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AbitibiBowater, certain of its Subsidiaries (as defined therein) party thereto, the Lenders (as defined therein) party thereto and Citibank, N.A., as administrative agent (in such capacity and not in its individual capacity, the “Administrative Agent”) and collateral agent (in such capacity and not in its individual capacity, the “Collateral Agent”). In order to induce the Lenders to extend credit to the Borrowers (as defined in the Credit Agreement), Mortgagor, has agreed to grant a continuing lien and security interest in and to the Mortgaged Property (as defined herein) in order to secure the prompt and complete payment, observance and performance of, the Secured Obligations (as defined herein). The Mortgagor will receive substantial benefits from the execution, delivery and performance of the obligations under the Credit Agreement, and is, therefore, willing to enter into this Mortgage. This Mortgage is given by the Mortgagor in favor of the Mortgagee for its benefit and the benefit of the other Secured Parties to secure the payment and performance in full when due of the Secured Obligations, subject to the maximum amount of the Secured Obligations secured hereby.

D. Pursuant to the Guarantee and Collateral Agreement (as defined herein), Mortgagor has unconditionally and irrevocably guaranteed, as primary obligor and not merely as surety, to the Administrative Agent, for the benefit of the Secured Parties the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations.

Exhibit N

E. The Administrative Agent has been appointed to serve as Collateral Agent under the Credit Agreement and, in such capacity, to enter into this Mortgage.

F. Mortgagor is the legal and/or beneficial owner of the Mortgaged Property pledged by it hereunder.

A G R E E M E N T:

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mortgagor and the Mortgagee hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used in this Mortgage, including the preamble and introductory paragraph hereto, and not otherwise defined herein have the meanings specified in the Credit Agreement. The rules of construction specified in Section 1.03 and Section 1.05 of the Credit Agreement also apply to this Mortgage. As used herein, the following terms shall have the following meanings:

(a) “Canadian Secured Obligations”: means (a) all Loan Document Obligations owing by any Canadian Loan Party, (b) all Hedging Obligations owing by any Canadian Loan Party, (c) all Cash Management Services Obligations owing by any Canadian Loan Party, and (d) all amounts paid (or incurred) by any Indemnified Person as to which such Indemnified Person has the right to reimbursement by a Canadian Loan Party under Section 13.01 of the Credit Agreement or any indemnity contained in any Canadian Security Document; it being acknowledged and agreed that the “Canadian Secured Obligations” shall include extensions of credit to any Canadian Loan Party of the types described above, whether outstanding on the date of the Credit Agreement or any Security Document or extended from time to time after the date of the Credit Agreement or any Security Document.

(b) “CERCLA”: means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder.

(c) “Contaminant”: means, to the extent regulated under any Environmental Law, any waste, chemical, contaminant or pollutant and any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance or material, including, without limitation, (1) petroleum, any petroleum derived substance or material, and any constituent of such substance or material and any other substance or material regulated under any Environmental Law, (2) greenhouse gases, and (3) toxic mold.

(d) “Environmental Disclosure Letter”: means that certain letter dated as of the date hereof prepared by Mortgagor and delivered to Mortgagee.

(e) “Environmental Law”: means any applicable federal, state or local law, rule, regulation, order, decree or other determination of any domestic Governmental Authority or the common law, or any environmental permit or governmental request, in each case, relating to public health, the

Exhibit N

environment or any waste, chemical, contaminant, pollutant or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance or material, including, without limitation, CERCLA, the Resource Conservation and Recovery Act (42 U.S.C. ss. 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. ss. 1251 et seq.), the Clean Air Act (42 U.S.C. ss. 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. ss. 2601 et seq.), and the Occupational Safety and Health Act (29 U.S.C. ss. 651 et seq.).

(f) “Environmental Liabilities”: means any and all liabilities, legally required obligations or responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees, and costs of investigation and feasibility studies), fines, penalties, sanctions and interest, in each case, arising out of or relating to any Environmental Law or any Contaminant, whether based in agreement, tort, implied or express warranty, strict liability, any criminal or civil statute, Environmental Law or otherwise.

(g) “Environmental Lien”: means any Lien in favor of any Governmental Authority for Environmental Liabilities.

(h) “Environmental Permit”: means any permit, approval, identification number, license or other authorization required under any Environmental Law.

(i) “Event of Default”: An “Event of Default” under and as defined in the Credit Agreement.

(j) “Guarantee and Collateral Agreement”: that certain Guarantee and Collateral Agreement, among AbitibiBowater, Inc., certain of its Subsidiaries party thereto and the Collateral Agent, for the benefit of the Secured Parties, as the same may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time.

(k) “Intercreditor Agreement”: shall mean the Intercreditor Agreement dated as of December 9, 2010 among AbitibiBowater, the other U.S. Loan Parties party thereto, the Administrative Agent and the Notes Agent, as the same may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time.

(l) “Loan Document Obligations”: means, as to any Loan Party, all Obligations of such Loan Party to the Lender Creditors, whether now existing or hereafter incurred under, arising out of, or in connection with, each Loan Document to which such Loan Party is a party (including, without limitation, in the event such Loan Party is a Guarantor, all such obligations, liabilities and indebtedness of such Loan Party in its capacity as a Guarantor under the Guarantee and Collateral Agreement or Canadian Guarantee and Collateral Agreement to which it is a party) (except to the extent consisting of Hedging Obligations or Cash Management Services Obligations).

(m) “Loan Documents”: the Credit Agreement, the Guarantee and Collateral Agreement, each Canadian Security Document, each Foreign Pledge Agreement, each Mortgage, the Intercreditor Agreement, and, after the execution and delivery thereof pursuant to the terms of the Credit Agreement, each Incremental Commitment Agreement, each Note, each Joinder Agreement and each other Security Document, but shall not include any Secured Cash Management Agreement or Secured Hedging Agreement.

Exhibit N

(n) “Material Adverse Effect”: means, individually or in the aggregate, a material adverse effect on the business, properties, management, financial position or results of operations of Mortgagor taken as a whole or on the performance by Mortgagor under the Loan Documents.

(o) “Mortgaged Property”: The fee and leasehold interest in the real property described in Exhibit A attached hereto and incorporated herein by this reference, together with any greater estate therein as hereafter may be acquired by Mortgagor (the “Land”), and all of Mortgagor’s right, title and interest now or hereafter acquired in and to (1) all improvements now owned or hereafter acquired by Mortgagor, now or at any time situated, placed or constructed upon the Land (the “Improvements”; the Land and Improvements are collectively referred to as the “Premises”), (2) all materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by Mortgagor and now or hereafter attached to, installed in or used in connection with any of the Improvements or the Land, and water, gas, electrical, telephone, storm and sanitary sewer facilities and all other utilities whether or not situated in easements, and all equipment, inventory and other goods in which Mortgagor now has or hereafter acquires any rights or any power to transfer rights and that are or are to become fixtures (as defined in the UCC, defined below) related to the Land (the “Fixtures”), (3) all goods, accounts, inventory, general intangibles, instruments, documents, contract rights and chattel paper, including all such items as defined in the UCC, now owned or hereafter acquired by Mortgagor and now or hereafter affixed to, placed upon, used in connection with, arising from or otherwise related to the Premises (the “Personalty”), (4) all reserves, escrows or impounds required under the Credit Agreement, any of the other Loan Documents and all deposit accounts maintained by Mortgagor with respect to the Mortgaged Property (the “Deposit Accounts”), (5) all leases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) which grant to any Person a possessory interest in, or the right to use, all or any part of the Mortgaged Property, together with all related security and other deposits (the “Leases”), (6) all of the rents, revenues, royalties, income, proceeds, profits, accounts receivable, security and other types of deposits, and other benefits paid or payable by parties to the Leases for using, leasing, licensing, possessing, operating from, residing in, selling or otherwise enjoying the Mortgaged Property (the “Rents”), (7) all other agreements, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, warranties, permits, licenses, certificates and entitlements in any way relating to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of the Mortgaged Property (the “Property Agreements”), (8) all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing, (9) all property tax refunds payable with respect to the Mortgaged Property (the “Tax Refunds”), (10) all accessions, renewals, replacements and substitutions for any of the foregoing and all proceeds thereof (the “Proceeds”), (11) all insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by Mortgagor (the “Insurance”), and (12) all awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made by any Governmental Authority pertaining to any condemnation or other taking (or any purchase in lieu thereof) of all or any portion of the Land, Improvements, Fixtures or Personalty (the “Condemnation Awards”). As used in this Mortgage, the term “Mortgaged Property” shall mean all or, where the context permits or requires, any portion of the above or any interest therein. Notwithstanding anything to the contrary set forth herein, none of the Premises, the Fixtures, the Leases, the Rents, the Property Agreements, the Tax Refunds, the Proceeds, the Insurance, the Condemnation Awards or any other Mortgaged Property includes or shall include, and no Lien or security interest created by this Mortgage shall extend to, the Excluded Assets described in the Guarantee and Collateral Agreement.

(p) “Obligations”: means all amounts owing to the Administrative Agent, the Collateral Agent, any Issuing Lender, the Swingline Lender or any Lender pursuant to the terms of the Credit Agreement or any other Loan Document (other than the Intercreditor Agreement), including, without

Exhibit N

limitation, all amounts in respect of any principal (or Face Amount, as applicable), premium (if any), interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the Credit Agreement, whether or not such interest is an allowed claim under any such proceeding or under applicable state, federal, provincial or foreign law), penalties, fees, expenses (including Expenses), indemnifications, reimbursements (including Unpaid Drawings with respect to Letters of Credit), damages and other liabilities, and guarantees in each case of the foregoing amounts.

(q) “Permitted Liens”: Liens described in clauses (a), (b), (e), (g), (h) and (l) of the definition of “Permitted Liens” set forth in the Credit Agreement and Section 10.02(a) of the Credit Agreement.

(r) “Release”: means, any releasing, spilling, emitting, leaking, pumping, injecting, depositing, disposing, discharging, disbursing, leaching or migrating into, onto, on, at, under, through or in the indoor or outdoor environment, including the air, soil, surface water and ground water.

(s) “Remedial Action”: means any and all actions required under Environmental Law to (a) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment, or (b) prevent or minimize the further Release of Contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

(t) “Secured Obligations” : Shall mean the Canadian Secured Obligations or the U.S. Secured Obligations or both, as the context requires. The total amount secured by this Mortgage will not exceed Seven Hundred Million Dollars ($700,000,000.00).

(u) “Secured Parties”: Shall have the meaning set forth in the Guarantee and Collateral Agreement.

(v) “Transition Date”: means the earlier of the following two dates: (a) the date on which the indebtedness and obligations secured by the Mortgage have been paid, performed and finally discharged in full (without possibility for disgorgement), and the Mortgage has been canceled and satisfied; or (b) the date on which the lien and security title of the Mortgage is fully and finally foreclosed or a conveyance by deed in lieu of such foreclosure is fully and finally effective and possession of the Mortgaged Property has been given to and accepted by Mortgagee or any other purchaser or grantee free of occupancy and claims to occupancy by Mortgagor and its heirs, devisees, representatives, sucessors and assigns; provided that, if such payment, performance, release, foreclosure or conveyance is challenged, in bankruptcy proceedings or otherwise, the Transition Date shall be deemed not to have occurred until such challenge is validly released, dismissed with prejudice or otherwise barred by law from further assertion.

(w) “UCC”: The Uniform Commercial Code of Alabama, or, if the creation, perfection and enforcement of any security interest herein granted is governed by the laws of a state other than State of Alabama, then, as to the matter in question, the Uniform Commercial Code in effect in that state.

(x) “U.S. Secured Obligations”: means (a) all Loan Document Obligations owing by any U.S. Loan Party, (b) all Hedging Obligations owing by any U.S. Loan Party, (c) all Cash Management Services Obligations owing by any U.S. Loan Party, and (d) all amounts paid (or incurred) by any Indemnified Party as to which such Indemnified Party has the right to reimbursement under Section 13.01 of the Credit Agreement or any indemnity contained in any Security Document; it being acknowledged

Exhibit N

and agreed that the “U.S. Secured Obligations” shall include extensions of credit of the types described above, whether outstanding on the date of the Credit Agreement or any Security Document or extended from time to time after the date of the Credit Agreement or any Security Document.

ARTICLE 2

GRANT

Section 2.1 Grant. To secure the full and timely payment and performance of the Secured Obligations, Mortgagor MORTGAGES, GRANTS, BARGAINS, ASSIGNS, SELLS, CONVEYS, GRANTS A SECURITY INTEREST IN and CONFIRMS, to Mortgagee, its successors and assigns, for the benefit of the Secured Parties, the Mortgaged Property, subject, however, only to the matters that are set forth on Exhibit B attached hereto (the “Permitted Encumbrances”), to the maximum amount of Secured Obligations secured hereby and to Permitted Liens, TO HAVE AND TO HOLD the Mortgaged Property to Mortgagee, its successors and assigns, for the benefit of the Secured Parties, and Mortgagor does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to the Mortgaged Property, except with respect to any Permitted Encumbrances and Permitted Liens, unto Mortgagee, its successors and assigns, for the benefit of the Secured Parties.

ARTICLE 3

WARRANTIES, REPRESENTATIONS AND COVENANTS

Mortgagor warrants, represents and covenants to Mortgagee as follows:

Section 3.1 Title to Mortgaged Property and Lien of this Instrument. Mortgagor owns the Mortgaged Property and leases the Mortgaged Property subject to the Mortgaged Lease (as hereinafter defined), free and clear of any liens, claims or interests, except the Permitted Encumbrances and the Permitted Liens. This Mortgage creates valid, enforceable liens and security interests against the Mortgaged Property.

Section 3.2 Second Lien Status. Subject to all Permitted Encumbrances and Permitted Liens, Mortgagor shall preserve and protect the second lien and security interest status of this Mortgage and the other Security Documents. If any lien or security interest other than a Permitted Encumbrance or a Permitted Lien is asserted against the Mortgaged Property, Mortgagor shall promptly, and at its expense, (a) give Mortgagee a detailed written notice of such lien or security interest (including origin, amount and other terms), and (b) pay the underlying claim in full or take such other action so as to cause it to be released or contest the same in compliance with the requirements of the Credit Agreement (including the requirement of providing a bond or other security satisfactory to Mortgagee to the extent set forth therein).

Section 3.3 Payment and Performance. Mortgagor shall pay and perform the Secured Obligations in full when they are required to be paid and performed.

Section 3.4 Replacement of Fixtures. Mortgagor shall not, without the prior written consent of Mortgagee, permit any of the Fixtures owned or leased by Mortgagor to be removed at any time from the Land or Improvements, unless the removed item is removed temporarily for maintenance and repair or is permitted to be removed by the Credit Agreement or any other Loan Document.

Section 3.5 Inspection. Mortgagor shall permit Mortgagee and the other Secured Parties and their respective agents, representatives and employees, upon reasonable prior notice to Mortgagor, to inspect the Mortgaged Property and all books and records of Mortgagor located thereon, and to

Exhibit N

conduct such environmental and engineering studies as Mortgagee or the other Secured Parties may require, provided that such inspections and studies shall not materially interfere with the use and operation of the Mortgaged Property; provided that representatives of Mortgagor shall have the right to be present at any such visit, and that, unless an Event of Default has occurred and is continuing, such visits permitted under this Section 3.5 shall be made no more frequently than once in any three-month period.

Section 3.6 Other Covenants. All of the covenants in the Credit Agreement are incorporated herein by reference and, together with covenants in this Article 3, shall be covenants running with the Land until the release hereof.

Section 3.7 Insurance; Condemnation Awards and Insurance Proceeds.

(a) Insurance. Mortgagor shall maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to the Mortgaged Property against loss or damage of the kinds customarily carried or maintained by companies of the same or similar size in the same or similar businesses (subject to deductibles and including provisions of self-insurance). Each such policy of insurance shall name Mortgagee as the loss payee (or, in the case of liability insurance, an additional insured) thereunder for the ratable benefit of the Secured Parties, shall (except in the case of liability insurance) name Mortgagee as the “mortgagee” under a standard, non-contributory mortgagee clause and shall provide for at least 30 days’ prior written notice of any cancellation of such policy. In addition to the foregoing, if any portion of the Mortgaged Property is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (or any amendment or successor act thereto), then Mortgagor shall maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to such Act. Following the Closing Date, Mortgagor shall deliver or cause to be delivered to the Mortgagee annual renewals of the flood insurance policy or annual renewals of a force-placed flood insurance policy, as applicable. In connection with any amendment to Credit Agreement pursuant to which any increase, extension, or renewal of Loans is contemplated, Mortgagor shall cause to be delivered to Mortgagee, a Flood Determination Form, Borrower Notice and Evidence of Flood Insurance, as applicable.

(b) Condemnation Awards. Mortgagor assigns all Condemnation Awards to Mortgagee and, upon the occurrence and during the continuance of an Event of Default, authorizes Mortgagee to collect and receive such Condemnation Awards and to give proper receipts and acquittances therefor, subject to the terms of the Credit Agreement.

(c) Insurance Proceeds. Subject to the terms of the Credit Agreement, Mortgagor (i) assigns to Mortgagee all proceeds of any insurance policies insuring against loss or damage to the Mortgaged Property, and (ii) upon the occurrence and during the continuance of an Event of Default, authorizes Mortgagee to collect and receive such proceeds and authorizes and directs the issuer of each of such insurance policies to make payment for all such losses directly to Mortgagee, instead of to Mortgagor and Mortgagee jointly.

Section 3.8 Environmental Representations and Warranties.

Mortgagor hereby represents and warrants to Mortgagee that except as to matters that would not reasonably be expected to result in a Material Adverse Effect and as to those matters disclosed in reasonable detail in that certain Environmental Disclosure Letter but only to the extent those matters relate to the Mortgaged Property:

(a) There is no Environmental Liability of or relating to Mortgagor in connection with the Mortgaged Property, and, to the best knowledge of Mortgagor, there are no facts, conditions, situations or sets of circumstances that would reasonably be expected to result in or be the basis for any such Environmental Liability;

Exhibit N

(b) There has been no Release of any Contaminant in such a manner or quantity as would reasonably be expected to give rise to any Environmental Liability of or relating to Mortgagor in connection with the Mortgaged Property;

(c) With respect to Mortgagor in connection with the Mortgaged Property, no written notice, notification, demand, request for information, citation, summons or order has been issued to Mortgagor, no penalty has been assessed, and no complaint has been filed, in each case within the past four (4) years, and, to the best knowledge of Mortgagor, no complaint, investigation or review is pending or threatened by any Governmental Authority, in each case, relating to any Environmental Law or Contaminant;

(d) Mortgagor in connection with the Mortgaged Property is in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all Environmental Permits;

(e) Neither the Mortgaged Property nor, to the best knowledge of Mortgagor, any property to which Mortgagor (from or relating to the Mortgaged Property) has, directly or indirectly, transported or arranged for the transportation of any Contaminant, is listed, or, to the best knowledge of Mortgagor, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA or on any similar federal or state list of sites requiring investigation or cleanup; and

(f) No Environmental Lien is attached to the Mortgaged Property.

Section 3.9 Environmental Covenants and Assessments.

(a) Environmental Compliance and Notice. Mortgagor will (i) comply and cause the Mortgaged Property and the use and operation thereof to comply, in all material respects with all Environmental Laws, and (ii) comply with any governmental requirements requiring any Remedial Action, in each case to the extent that the failure to so comply would reasonably be expected to result in a Material Adverse Effect, and provide evidence reasonably satisfactory to Mortgagee of such compliance. In addition, promptly after the assertion or occurrence thereof, Mortgagor shall furnish notice to Mortgagee in writing of any written complaint, order, citation, notice or other written communication received by Mortgagor from any Person with respect to, or if Mortgagor otherwise becomes aware of, (x) the existence or alleged existence of any material violation of any Environmental Law or any material Environmental Liability, or (y) any Release into, onto, on, at, under, through, from or to the Mortgaged Property of any Contaminant in a quantity that is reportable under any Environmental Law or otherwise would be reasonably expected to result in a material Environmental Liability, in each case relating to Mortgagor in connection with the Mortgaged Property, that could reasonably be expected to either result in a liability in excess of $2,000,000, or cause the Mortgaged Property to be subject to any material restrictions on ownership, occupancy, use or transferability.

(b) Environmental Site Assessments. Upon the request of Mortgagee, Mortgagor shall cause to be conducted a Phase I environmental site assessment (“ESA”) of the Mortgaged Property, that is to be conducted at Mortgagor’s sole expense by a qualified environmental consultant reasonably

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acceptable to Mortgagee. Within seventy five (75) days of the request for a Phase I ESA, Mortgagor shall provide to Mortgagee a written report of such ESA, the scope, form and substance of which shall be reasonably acceptable to Mortgagee. If such report identifies “Recognized Environmental Conditions,” as that term is defined in ASTM E1527-05, which could reasonably be expected to result in a Material Adverse Effect, the report shall provide reasonable most likely case cost estimates for addressing such “Recognized Environmental Conditions,” and Mortgagee may request and Mortgagor shall cause to be conducted a Phase II ESA of such “Recognized Environmental Conditions.” Any such Phase II ESA shall be conducted at Mortgagor’s sole expense by a qualified environmental consultant reasonably acceptable to Mortgagee. Within a reasonable period of time as agreed to by Mortgagor and Mortgagee, Mortgagor shall provide to Mortgagee a written report of such Phase II ESA, the scope, form and substance of which shall be reasonably acceptable to Mortgagee and shall include a reasonable most likely estimate of the cost to address any Release(s) of Contaminants identified in accordance with any applicable Environmental Laws. Unless an Event of Default has occurred and is continuing, any such Phase I and/or Phase II ESAs shall not be required more than once per annum for a Mortgaged Property during the term of the Credit Agreement.

(c) Environmental Indemnity. Mortgagor covenants and agrees, at Mortgagor’s sole cost and expense, to indemnify, defend (at trial and appellate levels, and with attorneys, consultants and experts acceptable to Mortgagee), and hold Mortgagee harmless from and against any and all liens, damages (including without limitation, punitive or exemplary damages), losses, liabilities (including, without limitation, strict liability), obligations, settlement payments, penalties, fines, assessments, citations, directives, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses of any kind or of any nature whatsoever (including, without limitation, reasonable attorneys’, consultants’ and experts’ fees and disbursements actually incurred in investigating, defending, settling or prosecuting any claim, litigation or proceeding) which may at any time be imposed upon, incurred by or asserted or awarded against Mortgagee or the Mortgaged Property, and arising directly or indirectly from or out of: (i) any violation or alleged violation of, or liability or alleged liability under, any Environmental Law with respect to the Mortgaged Property resulting from conditions or occurrences existing prior to the Transition Date; (ii) the presence, release or threat of release of or exposure to any Contaminant or radon on, in, under, from or affecting all or any portion of the Mortgaged Property prior to the Transition Date, regardless of whether or not caused by or within the control of Mortgagor; (iii) any generation, transport, treatment, recycling, storage, disposal or arrangement therefor of any Contaminant on the Mortgaged Property, originating from the Mortgaged Property, or otherwise associated with Mortgagor or any operations conducted on the Mortgaged Property prior to the Transition Date; (iv) the failure by Mortgagor to comply fully with the terms and conditions of this Section 3.9; (v) the breach of any representation or warranty contained in Section 3.8; (vi) the enforcement of this Section 3.9. The indemnity set forth in this Section 3.9 shall also include any diminution in the value of the security afforded by the Mortgaged Property or any future reduction in the sales price of the Mortgaged Property by reason of any matter set forth in this Section 3.9. The foregoing indemnity shall specifically not include any such costs relating to Contaminants which are initially placed on, in or under the Mortgaged Property after foreclosure or other taking of title to the Mortgaged Property by Mortgagee or its successor or assigns. Mortgagee’s rights under this Section shall survive payment in full of the Secured Obligations and shall be in addition to all other rights of Mortgagee under this Mortgage, the Guarantee and Collateral Agreement and the Loan Documents. Notwithstanding the foregoing, the foregoing indemnity shall specifically exclude any indemnified party to the extent that the subject of the indemnification is or was caused by or arises out of the gross negligence or willful misconduct of that particular indemnified party.

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ARTICLE 4

[Intentionally Omitted]

ARTICLE 5

DEFAULT AND FORECLOSURE

Section 5.1 Remedies. Upon the occurrence and during the continuance of an Event of Default, Mortgagee may, at Mortgagee’s election, exercise any or all of the following rights, remedies and recourses:

(a) Acceleration. Subject to any provisions of the Loan Documents providing for the automatic acceleration of the Secured Obligations upon the occurrence of certain Events of Default, declare the Secured Obligations to be immediately due and payable, without further notice, presentment, protest, notice of intent to accelerate, notice of acceleration, demand or action of any nature whatsoever (each of which hereby is expressly waived by Mortgagor), whereupon the same shall become immediately due and payable.

(b) Entry on Mortgaged Property. Enter the Mortgaged Property and take exclusive possession thereof and of all books, records and accounts relating thereto or located thereon. If Mortgagor remains in possession of the Mortgaged Property following the occurrence and during the continuance of an Event of Default and without Mortgagee’s prior written consent, Mortgagee may invoke any legal remedies to dispossess Mortgagor.

(c) Operation of Mortgaged Property. Hold, lease, develop, manage, operate or otherwise use the Mortgaged Property upon such terms and conditions as Mortgagee may deem reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as Mortgagee deems necessary or desirable), and apply all Rents and other amounts collected by Mortgagee in connection therewith in accordance with the provisions of Section 5.7.

(d) Foreclosure and Sale. Institute proceedings for the complete foreclosure of this Mortgage, in which case the Mortgaged Property may be sold for cash or credit in one or more parcels. With respect to any notices required or permitted under the UCC, Mortgagor agrees that ten (10) days’ prior written notice shall be deemed commercially reasonable. In addition to any and all other rights and remedies of Mortgagee, upon the occurrence and during the continuance of an Event of Default shall have occurred, Mortgagee may, either with or without entry or taking possession as hereinafter provided or otherwise, sell the Premises or any portion thereof at public outcry, in front of the courthouse door of the county or counties, as may be required, wherein the Premises are located, to the highest bidder for cash, either in person or by auctioneer, after first giving notice of the time, place and terms of such sale together with a description of the property to be sold by publication once a week for three (3) successive weeks prior to said sale in a newspaper having a general circulation in the county or counties, as may be required, where the property is located, and, upon the payment of the purchase money, Mortgagee or any person conducting said sale for it is authorized and empowered to execute and deliver to the purchaser at said sale, a deed to the property so purchased. The equity of redemption from this Mortgage may also be foreclosed by suit in any court of competent jurisdiction as now provided by law in the case of past due mortgages. At any such sale by virtue of any judicial proceedings or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and

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demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against Mortgagor, and against all other Persons claiming or to claim the property sold or any part thereof, by, through or under Mortgagor subject to all applicable statutory rights of redemption under applicable law. Mortgagee or any of the other Secured Parties may be a purchaser at such sale. If Mortgagee or such other Secured Party is the highest bidder, Mortgagee or such other Secured Party may credit the portion of the purchase price that would be distributed to Mortgagee or such other Secured Party against the Secured Obligations in lieu of paying cash. In the event this Mortgage is foreclosed by judicial action, appraisement of the Mortgaged Property is waived.

(e) Receiver. Make application to a court of competent jurisdiction for, and obtain from such court as a matter of strict right and without notice to Mortgagor or regard to the adequacy of the Mortgaged Property for the repayment of the Secured Obligations, the appointment of a receiver of the Mortgaged Property, and Mortgagor irrevocably consents to such appointment. Any such receiver shall have all the usual powers and duties of receivers in similar cases, including the full power to rent, maintain and otherwise operate the Mortgaged Property upon such terms as may be approved by the court, and shall apply such Rents in accordance with the provisions of Section 5.7.

(f) Other. Exercise all other rights, remedies and recourses granted under the Loan Documents or otherwise available at law or in equity.

Section 5.2 Separate Sales. As to any sale in accordance with Section 5.1(d), the Mortgaged Property may be sold in one or more parcels and in such manner and order as Mortgagee in its sole discretion may elect. The right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

Section 5.3 Remedies Cumulative, Concurrent and Nonexclusive. Upon the occurrence and during a continuance of an Event of Default, Mortgagee and the other Secured Parties shall have all rights, remedies and recourses granted in the Loan Documents and available at law or equity (including the UCC), which rights (a) shall be cumulative and concurrent, (b) may be pursued separately, successively or concurrently against Mortgagor or others obligated under the Loan Documents, or against the Mortgaged Property, or against any one or more of them, at the sole discretion of Mortgagee or such other Secured Party, as the case may be, (c) may be exercised as often as occasion therefor shall arise, and the exercise or failure to exercise any of them shall not be construed as a waiver or release thereof or of any other right, remedy or recourse, and (d) are intended to be, and shall be, nonexclusive. No action by Mortgagee or any other Secured Party in the enforcement of any rights, remedies or recourses under the Loan Documents or otherwise at law or equity shall be deemed to cure any Event of Default.

Section 5.4 Release of and Resort to Collateral. Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by the Loan Documents or the lien and security interest in and to the Mortgaged Property. Upon the occurrence and during the continuance of an Event of Default, for payment of the Secured Obligations, Mortgagee may resort to any other security in such order and manner as Mortgagee may elect.

Section 5.5 Waiver of Redemption, Notice and Marshalling of Assets. To the fullest extent permitted by law, and except as otherwise set forth in the Loan Documents, Mortgagor hereby irrevocably and unconditionally waives and releases (a) all benefit that might accrue to Mortgagor by

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virtue of any present or future statute of limitations or law or judicial decision exempting the Mortgaged Property from attachment, levy or sale on execution or providing for any stay of execution, exemption from civil process, redemption or extension of time for payment, (b) all notices of any Event of Default or of any election by Mortgagee to exercise or the actual exercise of any right, remedy or recourse provided for under the Loan Documents, and (c) any right to a marshalling of assets or a sale in inverse order of alienation.

Section 5.6 Discontinuance of Proceedings. If Mortgagee or any other Secured Party shall have proceeded to invoke any right, remedy or recourse permitted under the Loan Documents and shall thereafter elect to discontinue or abandon it for any reason, Mortgagee or such other Secured Party, as the case may be, shall have the unqualified right to do so and, in such an event, Mortgagor, Mortgagee and the other Secured Parties shall be restored to their former positions with respect to the Secured Obligations, the Loan Documents, the Mortgaged Property and otherwise, and the rights, remedies, recourses and powers of Mortgagee and the other Secured Parties shall continue as if the right, remedy or recourse had never been invoked, but no such discontinuance or abandonment shall waive any Event of Default which may then exist or the right of Mortgagee or any other Secured Party thereafter to exercise any right, remedy or recourse under the Loan Documents for such Event of Default.

Section 5.7 Application of Proceeds. The proceeds of any sale of, and the Rents and other amounts generated by the holding, leasing, management, operation or other use of the Mortgaged Property, shall be applied by Mortgagee (or the receiver, if one is appointed) in accordance with the provisions of Section 5.02 of the Guarantee and Collateral Agreement unless otherwise required by applicable law.

The Mortgagee shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Mortgage. Upon any sale of Mortgaged Property by the Mortgagee (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt by the Mortgagee or by the officer making the sale of proceeds of any sale shall be a sufficient discharge to the purchaser or purchasers of the Mortgaged Property so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Mortgagee or such officer or be answerable in any way for the misapplication thereof.

Section 5.8 Occupancy After Foreclosure. Any sale of the Mortgaged Property or any part thereof in accordance with Section 5.1(d) will divest all right, title and interest of Mortgagor in and to the property sold. Subject to applicable law, any purchaser at a foreclosure sale will receive immediate possession of the property purchased. If Mortgagor retains possession of such property or any part thereof subsequent to such sale, Mortgagor will be considered a tenant at sufferance of the purchaser, and will, if Mortgagor remains in possession after demand to remove, be subject to lawful eviction and removal, forcible or otherwise, with or without process of law, except for any statutory right of redemption under applicable law.

Section 5.9 Additional Advances and Disbursements; Costs of Enforcement.

(a) Upon the occurrence and during the continuance of any Event of Default, Mortgagee and each of the other Secured Parties shall have the right, but not the obligation, to cure such Event of Default in the name and on behalf of Mortgagor. All sums advanced and reasonable expenses incurred at any time by Mortgagee or any other Secured Party under this Section 5.9, or otherwise under this Mortgage, any of the other Loan Documents or applicable law, shall bear interest from the date that such sum is advanced or expense incurred, to and including the date of reimbursement, computed at the highest rate at which interest is then computed on any portion of the Secured Obligations, and all such sums, together with interest thereon, shall be secured by this Mortgage.

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(b) Mortgagor shall pay all expenses (including reasonable attorneys’ fees and expenses) of or incidental to the perfection and enforcement of this Mortgage and the other Loan Documents, or the enforcement, compromise or settlement of the Secured Obligations or any claim under this Mortgage and the other Loan Documents, and for the curing thereof, or for defending or asserting the rights and claims of Mortgagee in respect thereof, by litigation or otherwise.

Section 5.10 No Mortgagee in Possession. Neither the enforcement of any of the remedies under this Article 5, the assignment of the Rents and Leases under Article 6, the security interests under Article 7, nor any other remedies afforded to Mortgagee under the Loan Documents, at law or in equity shall cause Mortgagee or any other Secured Party to be deemed or construed to be a mortgagee in possession of the Mortgaged Property, to obligate Mortgagee or any other Secured Party to lease the Mortgaged Property or attempt to do so, or to take any action, incur any expense, or perform or discharge any obligation, duty or liability whatsoever under any of the Leases or otherwise.

ARTICLE 6

ASSIGNMENT OF RENTS AND LEASES

Section 6.1 Assignment. In furtherance of and in addition to the assignment made by Mortgagor in Section 2.1 of this Mortgage, Mortgagor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Mortgagee all of its right, title and interest in and to all Leases, whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents. This assignment is an absolute assignment and not an assignment for additional security only. So long as no Event of Default shall have occurred and be continuing, Mortgagor shall have a revocable license from Mortgagee to exercise all rights extended to the landlord under the Leases, including the right to receive and collect all Rents and to hold the Rents in trust for use in the payment and performance of the Secured Obligations and to otherwise use the same. The foregoing license is granted subject to the conditional limitation that no Event of Default shall have occurred and be continuing. Upon the occurrence and during the continuance of an Event of Default, whether or not legal proceedings have commenced, and without regard to waste, adequacy of security for the Secured Obligations or solvency of Mortgagor, the license herein granted shall automatically expire and terminate, without notice to Mortgagor by Mortgagee (any such notice being hereby expressly waived by Mortgagor to the extent permitted by applicable law).

Section 6.2 Perfection Upon Recordation. Mortgagor acknowledges that Mortgagee has taken all actions necessary to obtain, and that upon recordation of this Mortgage Mortgagee shall have, to the extent permitted under applicable law, a valid and fully perfected, present assignment of the Rents arising out of the Leases and all security for such Leases. Mortgagor acknowledges and agrees that upon recordation of this Mortgage Mortgagee’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Mortgagor and to the extent permitted under applicable law, all third parties, including, without limitation, any subsequently appointed trustee in any case under the Bankruptcy Code, without the necessity of commencing a foreclosure action with respect to this Mortgage, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

Section 6.3 No Merger of Estates. So long as part of the Secured Obligations secured hereby remain unpaid and undischarged, the fee and leasehold estates to the Mortgaged Property shall not merge, but shall remain separate and distinct, notwithstanding the union of such estates either in Mortgagor, Mortgagee, any tenant or any third party by purchase or otherwise.

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ARTICLE 7

SECURITY AGREEMENT

Section 7.1 Security Interest. This Mortgage constitutes a “security agreement” on personal property within the meaning of the UCC and other applicable law and with respect to the Fixtures, Leases, Rents, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards. To this end, Mortgagor grants to Mortgagee a security interest in the Fixtures, Leases, Rents, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards and all other Mortgaged Property which is personal property to secure the payment and performance of the Secured Obligations, and agrees that Mortgagee shall have all the rights and remedies of a secured party under the UCC with respect to such property. Any notice of sale, disposition or other intended action by Mortgagee with respect to the Fixtures, Leases, Rents, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards sent to Mortgagor at least ten (10) days prior to any action under the UCC shall constitute reasonable notice to Mortgagor. In the event of any conflict or inconsistency between the terms of this Mortgage and the terms of the Guarantee and Collateral Agreement with respect to the collateral covered both therein and herein, the Guarantee and Collateral Agreement shall control and govern to the extent of any such conflict or inconsistency.

Section 7.2 Financing Statements. Mortgagor shall prepare and deliver to Mortgagee such financing statements, and shall execute and deliver to Mortgagee such other documents, instruments and further assurances, in each case in form and substance satisfactory to Mortgagee, as Mortgagee may, from time to time, reasonably consider necessary to create, perfect and preserve Mortgagee’s security interest hereunder. Mortgagor hereby irrevocably authorizes Mortgagee to cause financing statements (and amendments thereto and continuations thereof) and any such documents, instruments and assurances to be recorded and filed, at such times and places as may be required or permitted by law to so create, perfect and preserve such security interest. Mortgagor represents and warrants to Mortgagee that Mortgagor’s jurisdiction of organization is the State of Alabama. After the date of this Mortgage, Mortgagor shall not change its name, type of organization, organizational identification number (if any), jurisdiction of organization or location (within the meaning of the UCC) without giving at least thirty (30) days’ prior written notice to Mortgagee.

Section 7.3 Fixture Filing. This Mortgage shall also constitute a “fixture filing” for the purposes of the UCC against all of the Mortgaged Property which is or is to become fixtures. The information provided in this Section 7.3 is provided so that this Mortgage shall comply with the requirements of the UCC for a mortgage instrument to be filed as a financing statement. Mortgagor is the “Debtor” and its name and mailing address are set forth in the preamble of this Mortgage immediately preceding Article 1. Mortgagee is the “Secured Party” and its name and mailing address from which information concerning the security interest granted herein may be obtained are also set forth in the preamble of this Mortgage immediately preceding Article 1. A statement describing the portion of the Mortgaged Property comprising the fixtures hereby secured is set forth in Section 1.1(m) of this Mortgage. Mortgagor represents and warrants to Mortgagee that Mortgagor is the record owner of the Mortgaged Property other than the Mortgaged Property subject to that certain Lease dated June 1, 1989, and recorded in Deed Book 575, Page 572, Talladega Probate Office, as amended by and among Bowater Alabama LLC and the Industrial Development Board of the City of Childersburg (the “Mortgaged Lease”) and The Industrial Development Board of the City of Childersburg is the record owner of the Mortgaged Property subject to the Mortgaged Lease, the employer identification number of Mortgagor is 72-1357106.

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ARTICLE 8

[Intentionally Omitted]

ARTICLE 9

MISCELLANEOUS

Section 9.1 Notices. All notices and other communications provided for hereunder shall be given in the form and manner and delivered to the Mortgagee at its address specified in the Credit Agreement and to Mortgagor at its address specified in the Credit Agreement or, as to either party, at such other address as shall be designated by such party in a written notice to the other parties.

Section 9.2 Waivers; Amendment. No modification of any terms of this Mortgage (including any waiver thereof) shall be effective, unless such modification is specifically provided in a writing directed to the Mortgagor and executed by the Mortgagee with the consent of such Secured Parties, if any, required by the Credit Agreement, and such modification shall be applicable only to the matter specified. No waiver of any provision of this Mortgage, and no consent to any departure by Mortgagor herefrom shall in any event be effective unless the same shall be made in writing and signed by the Mortgagee, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 9.3 Covenants Running with the Land. All obligations contained in this Mortgage are intended by Mortgagor, and Mortgagee to be, and shall be construed as, covenants running with the Land. As used herein, “Mortgagor” shall refer to the party named in the first paragraph of this Mortgage and to any subsequent owner of all or any portion of the Mortgaged Property. All Persons who may have or acquire an interest in the Mortgaged Property shall be deemed to have notice of, and be bound by, the terms of the Credit Agreement and the other Loan Documents; provided, however, that no such party shall be entitled to any rights thereunder without the prior written consent of Mortgagee.

Section 9.4 Attorney-in-Fact. Mortgagor hereby irrevocably appoints Mortgagee as its attorney-in-fact, which agency is coupled with an interest and with full power of substitution, with full authority in the place and stead of Mortgagor and in the name of Mortgagor or otherwise (a) to execute and/or record any notices of completion, cessation of labor or any other notices that Mortgagee reasonably deems appropriate to protect Mortgagee’s interest, if Mortgagor shall fail to do so within ten (10) days after written request by Mortgagee, (b) upon the issuance of a deed pursuant to the foreclosure of this Mortgage or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to the Leases, Rents, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare and file or record financing statements and continuation statements, and to prepare, execute and file or record applications for registration and like papers necessary to create, perfect or preserve Mortgagee’s security interests and rights in or to any of the Mortgaged Property, and (d) after the occurrence and during the continuance of any Event of Default, to perform any obligation of Mortgagor hereunder; provided, however, that (1) Mortgagee shall not under any circumstances be obligated to perform any obligation of Mortgagor; (2) any sums advanced by Mortgagee in such performance shall be added to and included in the Secured Obligations and shall bear interest at the highest rate at which interest is then computed on any portion of the Secured Obligations; (3) Mortgagee as such attorney-in-fact shall only be accountable for such funds as are actually received by Mortgagee; and (4) Mortgagee shall not be liable to Mortgagor or any other person or entity for any failure to take any action which it is empowered to take under this Section 9.3, except for their own gross negligence or wilful misconduct.

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Section 9.5 Successors and Assigns. This Mortgage shall be binding upon and inure to the benefit of Mortgagee, the other Secured Parties, and Mortgagor and their respective successors and assigns. Mortgagor shall not, without the prior written consent of Mortgagee, assign any rights, duties or obligations hereunder.

Section 9.6 No Waiver. Any failure by Mortgagee or the other Secured Parties to insist upon strict performance of any of the terms, provisions or conditions of the Loan Documents shall not be deemed to be a waiver of same, and Mortgagee and the other Secured Parties shall have the right at any time to insist upon strict performance of all of such terms, provisions and conditions.

Section 9.7 Defeasance. This Mortgage and the grant of a Lien in the Mortgaged Property shall terminate: (a) upon the payment in full in cash of the Loans and all the other Loan Document Obligations (other than unasserted contingent and indemnification obligations), termination of all Commitments and Incremental Commitments and reduction of all exposure under any letters of credit issued under the Credit Agreement to zero (or the making of other arrangements satisfactory to the issuers thereof), (b) upon a release of Mortgagor from its obligations under the Guarantee and Collateral Agreement upon the consummation of any transaction permitted by the Credit Agreement as a result of which Mortgagor ceases to be a Subsidiary, (c) upon any sale or other transfer by Mortgagor of the Mortgaged Property that is permitted under the Credit Agreement, (d) upon the effectiveness of any written consent to the release of the security interest granted hereby in any Mortgaged Property pursuant to Section 12.10 of the Credit Agreement, provided that the Required Lenders shall have consented to such transaction (to the extent required by the Credit Agreement) and the terms of such consent did not provide otherwise, or (e) as provided in Section 5.1 of the Intercreditor Agreement, and in any of such events, Mortgagee, at Mortgagor’s request (which request shall be accompanied by the certificate described in Section 7.13(d) of the Guarantee and Collateral Agreement, if applicable) and expense, shall release the liens and security interests created by this Mortgage or reconvey the Mortgaged Property to Mortgagor. Mortgagee shall have no liability whatsoever to any other Secured Party as the result of any release of any Mortgaged Property by it in accordance with (or which Mortgagee in good faith believes to be in accordance with) this Section 9.7.

Section 9.8 Waiver of Stay, Moratorium and Similar Rights. Mortgagor agrees, to the full extent that it may lawfully do so, that it will not at any time insist upon or plead or in any way take advantage of any stay, marshalling of assets, extension, redemption or moratorium law now or hereafter in force and effect so as to prevent or hinder the enforcement of the provisions of this Mortgage or the Secured Obligations secured hereby, or any agreement between Mortgagor and Mortgagee or any rights or remedies of Mortgagee or any other Secured Party.

Section 9.9 Applicable Law. The provisions of this Mortgage regarding the creation, perfection and enforcement of the liens and security interests herein granted shall be governed by and construed under the laws of the state in which the Mortgaged Property is located. All other provisions of this Mortgage shall be governed by the laws of the State of New York (including, without limitation, Section 5-1401 of the General Obligations Law of the State of New York).

Section 9.10 Headings. The Article, Section and Subsection titles hereof are inserted for convenience of reference only and shall in no way alter, modify or define, or be used in construing, the text of such Articles, Sections or Subsections.

Section 9.11 Severability. If any provision of this Mortgage shall be held by any court of competent jurisdiction to be unlawful, void or unenforceable for any reason, such provision shall be deemed severable from and shall in no way affect the enforceability and validity of the remaining provisions of this Mortgage.

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Section 9.12 Entire Agreement. This Mortgage and the other Loan Documents embody the entire agreement and understanding between Mortgagor and Mortgagee relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

Section 9.13 Intercreditor Agreement; Possession and Control of Notes Priority Collateral. Notwithstanding anything herein to the contrary, the Liens granted to Mortgagee under this Mortgage and the exercise of the rights and remedies of Mortgagee hereunder, including but not limited to Mortgagee’s rights and remedies under Section 3.7, Article 5 and Section 6.1 hereunder, are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Mortgage, the terms of the Intercreditor Agreement shall govern and control. At any time prior to the Discharge of Notes Obligations (as defined in the Intercreditor Agreement), Mortgagor shall not be required to take or refrain from taking any action at the request of Mortgagee with respect to any Notes Priority Collateral if such action or inaction would be inconsistent with (i) any action or inaction affirmatively requested by the Notes Agent in accordance with the Senior Secured Notes Documents or (ii) any action or inaction affirmatively required by any of the provisions of the Senior Secured Notes Documents. Without limiting the foregoing, at any time prior to the Discharge of Notes Obligations, any provision hereof or in any of the Loan Documents (a) requiring Mortgagor to deliver possession of any Notes Priority Collateral to Mortgagee or its representatives, or to cause Mortgagee or its representatives to control any Notes Priority Collateral, shall be deemed to have been complied with if and for so long as the Notes Agent shall have such possession or control for the benefit of the Secured Parties and as bailee or sub-agent of Mortgagee as provided in the Intercreditor Agreement or (b) requiring Mortgagor to name Mortgagee as an additional insured or a loss payee under any insurance policy or a beneficiary of any letter of credit, such requirement shall have been complied with if any such insurance policy or letter of credit also names the Notes Agent as an additional insured, loss payee or beneficiary, as the case may be, in each case pursuant to the terms of the Intercreditor Agreement. Notwithstanding anything to the contrary herein but subject to the Intercreditor Agreement and the rights of the First Mortgagee, in the event the Senior Secured Notes Documents provide for the grant of a security interest or pledge over the assets of Mortgagor and such assets do not otherwise constitute Mortgaged Property under this Mortgage or any other Loan Document, Mortgagor shall (a) promptly grant a security interest in or pledge such assets to secure the Secured Obligations (including by consenting to any control agreement with respect to investment property in any securities account), (b) promptly take any actions necessary to perfect such security interest or pledge that is required under the Senior Secured Notes Documents and (c) take all other steps reasonably requested by Mortgagee in connection with the foregoing.

Section 9.14 Mortgagee as Agent; Successor Agents.

(a) Pursuant to Section 12.01 of the Credit Agreement, Mortgagee has been appointed to act as Collateral Agent by the other Secured Parties. Mortgagee shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of the Mortgaged Property) in accordance with the terms of the Credit Agreement, any related agency agreement among Mortgagee and the other Secured Parties (collectively, as amended, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Agency Documents”) and this Mortgage. Mortgagor and all other Persons shall be entitled to rely on releases, waivers, consents, approvals, notifications and other acts of Mortgagee, without inquiry into the existence of required consents or approvals of the Secured Parties therefor.

Exhibit N

(b) Mortgagee shall at all times be the same Person that is Collateral Agent under the Agency Documents. Written notice of resignation by Collateral Agent pursuant to the Agency Documents shall also constitute notice of resignation as Collateral Agent under this Mortgage. Removal of Collateral Agent pursuant to any provision of the Agency Documents shall also constitute removal of Collateral Agent as mortgagee under this Mortgage. Appointment of a successor Collateral Agent pursuant to the Agency Documents shall also constitute appointment of a successor mortgagee under this Mortgage. Upon the acceptance of any appointment as Collateral Agent by a successor Collateral Agent under the Agency Documents, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent as the mortgagee under this Mortgage, and the same shall without further action, constitute an assignment of this Mortgage by the prior mortgagee to the successor mortgagee. Notwithstanding the foregoing, the retiring or removed Collateral Agent shall promptly (i) assign and transfer to such successor Collateral Agent all of its right, title and interest in and to this Mortgage and the Mortgaged Property, and (ii) execute and deliver to such successor Collateral Agent such assignments and amendments and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the liens and security interests created hereunder, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Mortgage. After any retiring or removed Collateral Agent’s resignation or removal hereunder as mortgagee, the provisions of this Mortgage and the Agency Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Mortgage while it was mortgagee hereunder.

(c) The permissive right of the Mortgagee to take or refrain from taking any actions enumerated in this Mortgage shall not be construed as a duty. In connection with exercising any right or discretionary duty hereunder, the Mortgagee shall be entitled to rely upon the direction of the Secured Parties or their respective agents or trustees to the extent provided in the Credit Agreement, the Guarantee and Collateral Agreement and the other Loan Documents. Mortgagee shall not have any liability for taking any action at the direction of such party or parties, or for any failure or delay of any such party to provide timely direction to the Mortgagee. Notwithstanding any other provision of this Mortgage, (i) any such direction may not conflict with any rule of law or with this Mortgage and (ii) Mortgagee shall not be required to take any action that it determines might involve it in liability (unless the Mortgagee has received satisfactory indemnity against such liability).

(d) Mortgagee shall enjoy all the same rights, protections, immunities and indemnities granted to it under the Credit Agreement and the Guarantee and Collateral Agreement as though set forth in full herein. In performing its functions and duties solely under this Mortgage, Mortgagee shall act solely as the agent of the Secured Parties and does not assume, nor shall be deemed to have assumed, any obligation or relationship of trust with or for the Secured Parties. Nothing in this Mortgage or any other Loan Document shall be interpreted as giving the Mortgagee responsibility for or any duty concerning the validity, perfection, priority or enforceability of the liens granted hereunder or giving the Mortgagee any obligation to take any action to procure or maintain such validity, perfection, priority or enforceability.

ARTICLE 10

LOCAL LAW PROVISIONS

Section 10.1 Inconsistencies. In the event of any inconsistencies between the terms and conditions of this Article 10 and the other provisions of this Mortgage, the terms and conditions of this Article 10 shall control and be binding.

Exhibit N

Section 10.2 Warranty of Title. Supplementing Section 3.1, subject to Permitted Liens and Permitted Encumbrances, Mortgagor covenants and warrants that Mortgagor has good and absolute title to the Premises and has good right, full power and lawful authority to convey, mortgage and encumber the same as provided herein; that Mortgagee may at all times peaceably and quietly enter upon, hold, occupy and enjoy the Premises and other real property hereby mortgaged and every part thereof; that the Premises hereby mortgaged or made subject to the security interest hereby created is free and clear of all liens, security interests, charges and encumbrances whatsoever, except for the lien of this Mortgage, any Permitted Liens and the Permitted Encumbrances. Mortgagor shall make such further assurances to perfect Mortgagee’s title and security interest in and to the Premises as may reasonably be required by Mortgagee. Subject to all Permitted Liens and Permitted Encumbrances, Mortgagor fully warrants the title to the Premises hereby mortgaged or made subject to the security interest hereby created and every part thereof, and will forever defend the same against the claims of all persons whomsoever.

[The remainder of this page has been intentionally left blank]

Exhibit N

IN WITNESS WHEREOF, Mortgagor has on the date set forth in the acknowledgement hereto, effective as of the date first above written, caused this instrument to be duly EXECUTED UNDER SEAL AND DELIVERED by authority duly given.

MORTGAGOR:	BOWATER ALABAMA LLC, an Alabama limited liability company

By: BOWATER NEWSPRINT SOUTH LLC, a Delaware limited liability company, its sole Member

	By:		(SEAL)
Name: William G. Harvey
Title: Manager

S-1

Exhibit N

STATE OF                                 )

                                                     :

COUNTY OF                             )

I,                                 , a Notary Public in and for said County, in said State, hereby certify that William G. Harvey whose name as Manager of Bowater Newsprint South LLC, a Delaware limited liability company, as Sole Member of BOWATER ALABAMA LLC, an Alabama limited liability company, is signed to the foregoing conveyance and who is known to me, acknowledged before me on this day that, being informed of the contents of the conveyance, he/she, as such officer and with full authority, executed the same voluntarily for and as the act of said limited liability company, acting in its capacity as member as aforesaid.

Given under my hand this the              day of                     , 2010.

Notary Public

My Commission Expires:

N-1

Exhibit N

EXHIBIT A

LEGAL DESCRIPTION

Legal Description of premises located at 17589 Plant Road, Coosa Pines, Alabama:

Exh. A-1

Exhibit N

EXHIBIT B

PERMITTED ENCUMBRANCES

Those exceptions set forth in Schedule B of that certain policy of title insurance issued to Mortgagee Chicago Title Insurance Company on or about the date hereof pursuant to pro forma policy no. AL 01-107-10-2672(B).

Exh. B-1

EXHIBIT O

INSURANCE POLICY

Insurance Policy

EDC

Export Development Canada

Exportation et développement Canada

December 5, 2008

Roland Fanning

Director of Credit Operations

Abitibi-Consolidated Inc.

800-1155, rue Metcalfe

Montreal, PO, H3B 5H2

Care of:

Mr. Rejean Bourque

Marsh Canada Limited

800 -1981 McGill College

Montreal, PO, H4A 3T4

Dear Mr. Fanning:

Re: Policy No. CG 1 22818

We acknowledge receipt of your acceptance of our offer and thank you for insuring with us.

You will find enclosed a Country Schedule, Coverage Certificate, and Credit Management Schedule in addition to numerous endorsements. These documents cancel and replace all those issued prior to this date. This new Policy is effective September 1, 2008 and all the shipments occurred since this date are to be reconciled under this new Policy.

Under this Policy, EDC will provide insurance for your export sales and Coface will provide insurance for your domestic sales. EDC will be the administrator of the Policy and all communication should be with EDC. Information provided by you will be shared with Coface, where appropriate.

An important aspect of the Accounts Receivable Policy is that if the Insurers become aware of something that renders the risk of your buyer not paying unreasonably high, the Insurers may discontinue or change the cover on the buyer or, if necessary, stop covering sales to a particular country. The provision permitting this kind of change is contained in Subsection 4(1) of the Policy. This is an essential feature of the insurance and is in the Policy to address the fact that credit risk by its nature can change over time. Any such change to the cover would not apply to shipments which you have already made.

Please ensure that you request the necessary Credit Approvals on all buyers for whom amounts owing will exceed the maximum amount of Credit Limit that you are able to establish without contacting us by using the methods set out in the Credit Management Schedule.

With the support of our automated Credit Approval system, we are able to provide fast, efficient and reliable service in response to your Credit Limit requests. We encourage you to take advantage of our on-line “Credit Approval Manager” service using your Internet Interface, if you have not already done so.

151 O’Connor, Ottawa, ON Canada K1A 1K3

613-598-2500 Fax 613-237-2690 www.edc.ca

Canada

O-1

I will be responsible for the administration of your Policy until December 12, 2008; after this date Ryan Smith will be your new underwriter. Should you have any questions, please do not hesitate to contact me.

Yours truly,

/s/ Marlene Bouchard

Marlene Bouchard

Underwriter

Resources

Telephone: 1-888-332-4089

Fax: 613-597-8830 mbouchard@edc.ca

C.C.:	Nigel Kilvington, Citibank, NA, London Branch, as Agent for Eureka Securitisation, pic and Citibank, NA Global Securitization, Citibank, N.A.

O-1

EDC

Coface

Export	Exportation et
Development	développement
Canada	Canada

COVERAGE CERTIFICATE

Accounts Receivable Policy

(Shipments)

Insured: Abitibi-Consolidated Inc.

Policy Number. CG 1 22818

Issued: December 5th, 2008

Effective: September 1st, 2008

Reference Number: 1

This Policy is Issued in Ottawa, Ontario by Export Development Canada (“EDC”) and by Compagnie Française d’Assurance pour le commerce Extérieur-Canada Branch (Coface) (together referred to as the “Insurers”), to Abitibi-Consolidated Inc. (the “Insured”). This Certificate forms part of the Policy and, as of its effective date, it replaces any previous Coverage Certificate.

SPECIFIC TERMS OF COVERAGE PROVIDED UNDER THE POLICY ARE SET BELOW

Coverage Effective Date:	September 1st, 2006
Policy Period:	September 1st to August 31st of each year.
If the Policy is terminated on a date other than August 31st the last Policy
Period will end on such termination date.
Anniversary Date:	September 1st of each year
Acceptance Fee:	CAD 0
Policy Currency:	USD

EDC’s Maximum Liability Amount:	USD 320,000,000

Coface Maximum liability Amount:	USD 50,000,000

Declaration Period:	September 1st to November 30th
December 1st to February 28th
March 1st to May 31st
June 1st to August 31st

Declaration Currency:	USD

Insurance Percentage:	90% (subject to section 16 of the Policy General Terms and Conditions)

151 O’Connor, Ottawa, ON Canada K1A 1K3

613-598-2500 Fax 613-237-2690 www.edc.ca

ADDRESS FOR NOTICES

to the Insured at:		to the Insurers at:

Abitibi-Consolidated Inc. 800 - 1155 Metcalfe Montreal, PO. Canada H3B 5H2		Export Development Canada 151 O’Connor Street Ottawa, Ontario, Canada K1A 1K3

Attention:	Mr. Roland Fanning	Attention:	Ryan Smith

Tel. Number:	864-292-9202	Tel. Number:	866-749-5824
Fax Number:	514-394-2267	Fax Number:	613-597-8830

e-mail address:	Roland.Fanning@AbitibiBowater.com	e-mail address:	rsmith.@edc.ca

EXPORT DEVELOPMENT CANADA,

for the Insurers

EDC

Coface

Export	Exportation et
Development	développement
Canada	Canada

COUNTRY SCHEDULE

Insured: Abitibi-Consolidated Inc.

Policy Number: CG 122818

Issued: December 5th, 2008

Effective: September 1st, 2008

Reference Number 1

This Schedule lists the countries and the maximum payments terms in respect of which insurance coverage is provided and sets out the premium rates applicable to sales made by the Insured to buyers located in such countries and payable on such maximum payment terms. This Schedule forms part of the Policy and, as of its effective date, it replaces any previous Country Schedule.

Country	Maximum Payment Terms	Note	Rate %
Algeria	Up to 90 days		0.0625
Arab Republic of Egypt	ILC 91-180 days.		0.0625
Argentina See RESTRICTION NOTE	Up to 180 days Cash Against Documents/Documents on Payment of a Sight Draft		0.0625 0.0625
Aruba	Cash Against Documents/Documents on Payment of a Sight Draft		0.0625
Australia	Up to 90 days		0.0625
Austria	ILC -Sight 30 days Up to 90 days		0.0625 0.0625
Barbados	Up to 90 days		0.0625
Belgium	Up to 90 days		0.0625
Bermuda	Up to 90 days		0.0625
Brazil	Up to 90 days 91 to 180 days ILC 91 180 days Cash Against Documents/Documents on Payment of a Sight Draft		0.0625 0.0625 0.0625 0.0625
Canada Domestic	Up to 90 days		0.0650
Canada Export	Up to 180 days		0.0625

Chile	Up to 180 days	0.0625
Colombia	Up to 180 days	0.0625
Costa Rica	Up to 180 days	0.0625
Cyprus/Greece	Up to 180 days	0.0625
Denmark	Up to 90 days	0.0625
Dominican Republic	Up to 180 days Cash Against Documents/Documents on Payment of a Sight Draft	0.0625 0.0625
Ecuador See RESTRICTION NOTE	Up to 180 days ILC 91-180 days Cash Against Documents/Documents on Payment of a Sight Draft	0.0625 0.0625 0.0625
El Salvador	Up to 180 days -	0.0625
France	Up to 180 days	0.0625
Germany	Up to 90 days	0.0625
Ghana See RESTRICTION NOTE	Up to 180 days	0.0625
Greece	Up to 180 days	0.0625
Guadeloupe	Up to 180 days	0.0625
Guatemala See RESTRICTION NOTE	Up to 180 days	0.0625
Honduras See RESTRICTION NOTE	Up to 180 days	0.0625
Hong Kong	Up to 90 days	0.0625
Hungary	Up to 90 days	0.0625
Ireland	Up to 90 days 91 to 180 days	0.0625 0.0625
India	Up to 180 days Cash Against Documents/Documents on Payment of a Sight Draft	0.0625 0.0625
Ireland	Up to 90 days 91 to 180 days	0.0625 0.0625
Israel	91 to 180 days	0.0625
Italy	Up to 180 days	0.0625
Jamaica	Up to 180 days	0.0625
Japan	Up to 90 days	0.0625
Kuwait	Up to 90 days	0.0625
Luxembourg	Up to 90 days	0.0625

Macedonia	Up to 90 days	0.0625
Malta	Up to 90 days	0.0625
Martinique	Up to 180 days	0.0625
Mexico	Up to 180 days	0.0625
Morocco	Up to 90 days	0.0625
Netherlands	Up to 90 days	0.0625
Netherlands Antilles	Up to 90 days	0.0625
New Zealand	Cash Against Documents/Documents on Payment of a Sight Draft	0.0625
Nicaragua See RESTRICTION NOTE	Up to 180 days	0.0625
Norway	Up to 90 days	0.0625
Panama	Up to 180 days	0.0625
Paraguay See RESTRICTION NOTE	Up to 180 days	0.0625
People’s Republic of China	Up to 90 days ILC 31 -90 days	0.0625
Peru	Up to 180 days	0.0625
Portugal	Up to 90 days	0.0625
Puerto Rico	Up to 90 days	0.0625
Republic of Korea	ILC Sight -30 days ILC 31-90 days 91 to 180 days	0.0625 0.0625 0.0625
Saudi Arabia	Up to 90 days	0.0625
Singapore	Up to 180 days	0.0625
Slovak Republic	Up to 90 days	0.0625
Slovenia	Up to 90 days	0.0625
Spain	Up to 90 days	0.0625
Sri Lanka See RESTRICTION NOTE	Up to 180 days	0.0625
Sweden	Up to 180 days	0.0625
Switzerland	Up to 180 days ILC 31-90 days	0.0625
Taiwan	Up to 180 days	0.0625
Thailand	Up to 180 days	0.0625
Trinidad and Tobago	Up to 90 days	0.0625
Tunisia	Up to 180 days	0.0625
Turkey	Up to 90 days 91 to 180 days	0.0625 0.0625

	Cash Against Documents/Documents on Payment of a Sight Draft	0.0625
Ukraine See RESTRICTION NOTE	Up to 90 days	0.0625
United Arab Emirates	Up to 180 days	0.0625
United Kingdom	Up to 90 days 91 to 180 days	0.0625 0.0625
United States of America	Up to 90 days 91 to 180 days	0.0625 0.0625
Uruguay	Up to 180 days	0.0625
Venezuela See RESTRICTION NOTE	Up to 90 days 91 to 180 days	0.0625 0.0625
Virgin Island (BR)	Up to 180 days.	0.0625

*	RESTRICTION NOTE: There are further restrictions that apply to this market, please see the Credit Management schedule.

EXPORT DEVELOPMENT CANADA,

for the Insurers

EDC

Coface

Export	Exportation et
Development	développement
Canada	Canada

CREDIT MANAGEMENT SCHEDULE

Insured: Abitibi-Consolidated Inc.

Policy Number: CG 122818

Issued: December 5th, 2008

Effective: September 1st, 2008

Reference Number: 1

This Schedule sets out the procedures that the Insured must follow to establish Credit Limits for buyers, and describes the insured’s obligation as to how to follow up on overdue accounts. This Schedule forms part of the Policy and. as of its effective date, it replaces any previous Credit Management Schedule.

KEY DEFINITIONS

Credit Limit	means the maximum amount of Loss that the Insured may sustain in respect of any individual buyer and still obtain the maximum Insurance Percentage under the Policy.

Credit Approval

means a notice given by the Insurers to the Insured slating the amount of the Credit Limit for a buyer or group of buyers and. stipulating any specific conditions or changes to the insurance coverage applicable to sales to that buyer or group of buyers.

Discretionary Credit Limit

means the maximum Credit limit that the Insured may establish, without contacting the insurers, by using one of the methods for establishing such a Credit Limit set out in this Credit Management Schedule.

OBLIGATIONS OF THE INSURED

The Insured must establish and maintain a Credit Limit for all buyers by using one of the methods set out in Section 1 below or by requesting a Credit Approval from the Insurers

(See Section 2, below).

The Credit Limit should be equal to or greater than the amount owed by the buyer to the Insured.

The Insured must take appropriate action to follow up on overdue accounts, including those set out in Section 3, below.

Section 1: DISCRETIONARY CREDIT LIMITS

Depending on the size of the Credit Limit required, there are various methods that the Insured can use to establish a Credit Limit for a buyer without contacting the Insurers. The Insured may use only one method for each buyer.

However, the Discretionary Credit Limits for the buyers located in some countries are limited to the amount Indicated in the adjacent table no matter what amount is obtained by using the methods set out below.

COUNTRIES FOR WHICH THE DISCRETIONARY CREDIT LIMIT IS RESTRICTED

County	Maximum Credit Limit
Argentina	USD 0

Ecuador	USD 0
Guatemala	USD 0
Honduras	USD 0
Nicaragua	USD 0
Paraguay	USD 0
Ukraine	USD 0
Venezuela	USD 0
Ghana	USD 0
Sri Lanka	USD 0

THE METHODS FOR ESTABLISHING A CREDIT LIMIT ARE AS FOLLOWS:

Method 1

The Insured’s own experience -Up to 125% of the highest amount of credit that the Insured has extended to the buyer on similar terms that was promptly paid during the twelve month period before the date coverage for the transaction with the buyer begins.

Maximum Credit Limit using Method 1:	USD : 500,000

Method 2

Written Credit information - Favourable written information provided by a recognized credit Information agency or a bank which supports the extension of credit for the amount of the sale. The information cannot be dated more than twelve months before the date coverage for the transaction with the buyer begins.

Maximum Credit Limit using Method 2:	USD : 500,000

Method 3

Financial Statements & Written Credit Information - Favourable Financial Statements in combination with favourable written credit information of the buyer which support the extension of credit for the amount of the sate. The fiscal year end of the statements cannot be more than eighteen months before the date coverage for the transaction with the buyer begins. The written credit information Cannot be dated more than twelve months before the date coverage for the transaction with the buyer begins.

Maximum Credit Limit using Method 3:	USD : 1,000,000

Section 2: CREDIT APPROVALS

When the Insured requires a Credit limit higher than can be established by using the methods provided in Section 1, the Insured must contact the Insurers to obtain a Credit Approval.

Section 3: OVERDUE ACCOUNTS

The longer an account remains overdue, the greater the likelihood of a loss. One of your responsibilities under the Policy is to attempt to collect overdue accounts.

EXPORT DEVELOPMENT CANADA
for the Insurers

EDC

Coface

ACCOUNTS RECEIVABLE POLICY (SHIPMENTS)

GENERAL TERMS AND CONDITIONS

This insurance policy is issued to the Insured identified In the Coverage Certificate by Export Development Canada (“EDC”) and Compagnie Française d’Assurance pour le Commerce Extérieur - Canada Branch (“Coface”), who are together referred to In this Policy as the “Insurers”. The Insurers have separate liability to the Insured.

EDC is the Administrator of this Policy for the Insurers. All communications and correspondence between the Insured and the Insurers are to be With EDC, and all requests, claims, declarations and other submissions and notices required by the Policy to be made to the Insurers are to be made to EDC. All premium is to be paid to EDC.

Capitalized terms no1 defined in this document shall have the meanings given to them in the Coverage certificate.

COVERAGE

1. The Insurers hereby provide Insurance for goods Shipped on or after the Coverage Effective Date, subject to the provisions of this Policy and in consideration of the insured’s payment of the Acceptance Fee and Undertaking to pay all required premium.

EDC. Coverage

EDC Insures the Insured against and agrees to pay the Insurance Percentage of any loss covered by the Policy that is sustained by the Insured under Eligible Contracts with buyers in countries listed in the Country Schedule (excluding Canada), as a direct result of the occurrence of any Risk described in Section 2. Such a loss is referred to as an “Export Loss”. The amount of any Export Loss will be determined pursuant to Section 19.

Coface Coverage

Coface insures the Insured against and agrees to pay the Insurance Percentage of any loss covered by the Policy that is sustained by the Insured under Eligible Contracts with buyers located in Canada (if Canada Is listed In the Country Schedule), as a direct result of the occurrence of a Risk described in Subsection 2(1), 2(2) or 2(3) only. Such a loss is referred to any “Domestic Loss”, The amount of any Domestic Loss will be determined pursuant to section 19.

Loss

The term “loss , when used in this Policy, means either an Export Loss or a Domestic Loss, or both, as the context requires. A Loss is covered under this Policy only if it is an amount that was payable by the buyer which was not paid as a direct result of the occurrence of a covered Risk or which would have become payable under the Eligible Contract if the risk had not occurred.

Risks	2. The risks that are covered under this Policy (the “Risks”) are the following:

Insolvency	(1) failure of the buyer to pay when the financial situation of the buyer has resulted in:

(a) proceeding being commenced under the bankruptcy or insolvency laws of the buyer’s country for the reorganization of the financial affairs of the buyer or the winding up of the buyer; or

(b) the conclusion of a composition arrangement which is legally binding on all the creditors of the buyer;

151 O’Connor, Ottawa. ON K1A lK3

613-598 2500 fax 613.237.2690 www.edc.ca

30-028-Globex-Quebec (1008)

Default	(2) failure of the buyer to pay by the Due Date all or any part of the Gross Invoice Value of goods that were delivered In accordance with the terms of the Eligible Contract and accepted by the buyer;

Repudiation

(3) failure or refusal of the buyer to accept goods within thirty days from the date on which the goods were placed at the buyer’s disposal In accordance with the delivery terms of the Eligible Contract, if such failure or refusal is not excused by and does not arise from any breach of contract on the part of the Insured;

Conversion and Transfer

(4) the operation of a law of any governmental directive having the force of law in the buyer’s country which restricts or prevents the conversion or transfer of currency and thereby prevents the buyer from making payment required under the Eligible Contract, and the buyer has:

(a) complied with all requirements in the buyer’s country for the conversion or transfer of currency to make such payment; and

(b)    made an irrevocable deposit for transfer to the Insured of a sum In the currency of the buyer’s country equivalent to the amount of the payment required to be made to the Insured, unless the buyer was precluded from making such deposit by a law or any governmental directive having the force of law in that country;

War and Related Disturbances

(5) war or hostilities between two or more countries, or rebellion, revolution, Insurrection, civil commotion or acts of political terrorism, in any country other than Canada, excluding however any Loss sustained as a result of the occurrence of a risk that was within the scope of marine cargo insurance, such as that provided under the War, Strikes, Riots and Civil Commotions Clauses of the London or American Institute, that was available on the date the goods were Shipped. Whether or not any such insurance was placed;

Export Permits

(6) cancellation or non-renewal of an export permit by the Government of Canada or the imposition by the Government of Canada of restrictions on the export of goods which were not subject to permit or restriction prior to the date on which the goods were Shipped; and

Import Permits

(7) cancellation or non-renewal of an import permit or the imposition of restrictions on such Import of goods which were not subject to permit or restriction prior to the date on which the goods were Shipped.

Services Coverage

3. Coverage is also provided for services rendered by the Insured with respect to goods insured under the Policy when the services are sold under the same Eligible Contract as the goods. For purposes of such coverage, all references in the Policy to “goods” shall be deemed to Include services, and all references in the Policy to “goods Shipped , shipments and “goods delivered” shall be deemed to Include the services that were rendered by the Insured with respect to such goods.

Changes at any time

4. (1) The Insured acknowledges that because of the changing nature Of credit risk, the Insurers conduct ongoing assessments of the risk undertaken by the Policy and Credit Approvals issued there under. The Insured agrees that if in their ongoing assessment of risk. The Insurers become aware of any fact or circumstance which is material to the assessment of the credit risk undertaken, and which in the Insurers’ view renders the risk of Loss unreasonably high, the Insurers may, by prior written notice to the Insured, change, cancel or withdraw any Credit

30-028-Globex-Quebec (1008)

Limit or Credit Approval, exclude a buyer, or change the provisions of the Country Schedule. Including, without limitation, by removing a country from the Country Schedule. However, any such change, cancellation or withdl1llwal shall apply only to goods to be Shipped after receipt of the notice by the Insured (the date of such receipt to be determined In accordance with Section 35). Any Loss with respect to goods Shipped after receipt of the notice, other than goods Shipped in accordance with a change set out in any such notice, shall be conclusively deemed to be a Loss that was due to a cause avoidable by the Insured and therefore excluded from coverage pursuant to Section 8 of the Policy.

Changes annually

(2) The Insurers shall have the right to change the premium rates and any term or condition of the Policy as of any Anniversary Date, provided that the Insured is sent an Initial notice, at least 60 days prior to the Anniversary Date, that changes mayor will be made to the Policy, but the changes need not be specified as part of such Initial notice. The Insured will be notified of the specific changes at a later date and the changes will become effective on the first Anniversary Date following the Insurers’ Initial notice if the Insured notifies the Insurers that the changes are acceptable. If the Insured does not agree with the changes, the Policy win terminate 60 days after such Anniversary Date and during that 60 day period the existing rates and terms and conditions will continued to apply.

Application

5. The statements made by the Insured in the Application are the basis upon which this Policy has been issued. If any such statements are untrue, incomplete or incorrect in any material respect, this Policy shall be void as of the Coverage Effective Date and the Insurers may retain any premium and fees that have been paid.

Documentation Risk

6. Even though the Insurers may have received from the Insured, or provided comments on, any contract of sale, agreement or other documentation, the Insured remains responsible for ensuring that effectiveness of all documentation including ensuring that an agreement creates a binding payment obligation by the relevant party.

Disputes

7. If there is a dispute between the Insured and the buyer with regard to any matter which brings into question the amount owing (or whether there is any amount owing) by the buyer to the Insured (a “Dispute” the Insurer shall have no liability with respect to the claim until the Dispute is finally settled, by negotiation or otherwise, and the Loss amount is clearly established.

EXCLUSIONS

8. The Insurers shall not be liable for the payment of a claim for Loss if:

Misrepresentation

(1) the Insured has at any time made any misrepresentation to an Insurer or has failed to disclose to the insurers any information that is material to the rights, liabilities or obligations of either insurer under this Policy;

Changing “Terms of Payment	(2) the Insured has agreed with the buyer to change the payment terms under the eligible Contract, unless:

(a) the Insurer has given its prior written approval;

(b) such agreement constitutes a composition arrangement that is legally binding on all creditors of the buyer; or

(c) the agreement was made in the circumstances described in Section 9;

30-028-Globex-Quebec (1008)

Assignment of Contract

(3) any right, title or interest of the Insured under the Eligible Contract has been assigned by the Insured to any person other than the Insurer, unless the assignment was by way of security only and the assignee has executed and delivered to the Insured a reassignment and release in respect thereof in form and substance satisfactory to the Insurer;

Cause avoidable

(4) the loss is due to a cause avoidable by the Insured, an Affiliate or an agent of an Affiliate, or by a failure of any of these persons to act in a commercially reasonable manner, or the Loss is caused by the Insolvency of any of these persons;

Related Buyer

(5) the buyer is an Affiliate, unless the existence of the affiliation was specifically acknowledged in writing by the Insurer and the Insurer agreed in writing to provide coverage in respect of such buyer;

Goods Shipped When Buyer in Default

(6) at the time the goods were Shipped, the buyer had been in default of its payment obligations, to the Insured for more than 60 days for en amount greater than 10% of the total amount due to the Insured by that buyer, unless the Insurer agreed in writing to the goods being Shipped despite the default;

Corruption

(7) the Insured, an agent of the Insured, an Affiliate or an agent of an Affiliate has engaged in or knowingly been party to any action, in relation to the Eligible Contract, that is prohibited by Canada’s Corruption of Foreign Public Officials Act or by the criminal laws dealing with the bribery of public officials that are applicable In a country In which any such agent or Affiliate is located. except that if the Loss would have been payable to a third party pursuant to the provisions of a Direction to Payor a Tripartite Agreement, the Insurer will make the claim payment to that third party and the Insured shall Immediately reimburse the amount of the claim payment to the Insurer;

Licenses, Approvals or Authorizations

(8) the Insured has failed to obtain and maintain all licenses, approvals, or other authorizations required on the date the goods were Shipped for the performance of the Eligible Contract or the buyer has failed to obtain such approvals or authorizations (that the buyer was responsible to obtain) prior to the Insured shipping the goods; or

Other insurance

(9) the Insured is a beneficiary under any other policy of insurance, guarantee or agreement of any kind that provides an Indemnity with respect to the loss, unless otherwise agreed to by the Insurers In writing or unless required by the Insurers In a Credit Approval.

Extension of Due

Date	9. If the buyer has requested the extension Of a Due Date, the Insured may agree with the buyer to extend the Due Date if:

(1) the original payment terms were not cash against documents, documents on payment or documents against payment of sight draft;

(2) the agreement to extend the Due Date is entered into prior to the original Due Date;

(3) the extended Due Date is not more than 90 days from the original Due Date; and

(4) the extended Due Date does not result in the insured having granted credit to the buyer-for a total period in excess of 180 days.

30-028-Globex-Quebec (1008)

DUTIES OF THE INSURED

Notification of Other Contracts

10. The Insured shall promptly notify the Insurers each lime a shipment of goods is to be made by the Insured under a contract of sale (other than an Excluded Contract) that is on terms not provided for In the Country Schedule or with a buyer located in a country not listed in the Country Schedule, and on being so notified. the Insurers shall either:

(1) extend the insurance coverage to include the contract of sale as an Eligible Contract by adding the buyer’s country and/or the new payment terms to the Country Schedule, and advise the Insured of the terms of such coverage; or

(2) designate the contract Of sale as an Excluded Contract.

11. On or before the 20th day of the month following the end of each Declaration Period. the Insured shall:

Declarations

(1) complete and return to the Insurers the declaration worksheet provided by the Insurers, specifying by country (or, In the case of Canada, by province or territory) where the buyer Is located, the Gross Invoice Value of all goods Shipped during that Declaration Period under contracts of sale other than Excluded Contracts, and if no such goods have been Shipped during that Declaration Period, the Insured shall submit a nil declaration; and

Payment of Premium

(2) pay premium, computed on the Gross Invoice Value of all goods Shipped during that Declaration Period under contracts of sale other than’ Excluded Contracts, al the rates applicable on the date the goods were Shipped, as set out in the Country Schedule: and any applicable taxes.

Payment of Other Fees

12. Upon receipt of a statement of account, the Insured shall promptly pay all fees owing for any services provided by the Insurers of obtained by the Insured for the insured for purposes of the coverage.

Overdues and Events that could Cause .a Loss

13. The Insured shall immediately notify the Insurers of any event or circumstance of which the Insured is aware that could cause a Loss, including, without limitation, any deterioration in the financial condition of a buyer, and, on or before the 20th day of each calendar month, the Insured shall provide the Insurers with full particulars as to all amounts payable by buyers under Eligible Contracts that have been in default for more than 90 days.

prevent and Minimize Loss

14. The Insured shall use all reasonable and usual care, skill and forethought in respect of all matters affecting this Policy, and shall take all practicable measures, including any measures requested by the Insurers, to prevent the occurrence of any Los or minimize the amount of any loss that may occur or that has occurred. The Obligation to prevent and minimize loss applies both prior to and after the filing of a claim application and it includes, without limitation, the obligation to:

(1) monitor overdue accounts by following the procedures for the collection of overdue accounts that are sat out in the Credit Management Schedule or, if no such procedures are set out in the Credit Management Schedule, by following the Insured’s own procedures;

30-028-Globex-Quebec (1008)

(2) file a proof of claim in the bankruptcy of the buyer; and

(3) discontinue shipping goods to buyers that have been in default for more than 60 days for an amount greater than 10% of the total amount due to the Insured by that buyer, unless the Insurer agreed in writing to the goods being Shipped despite the default.

CREDIT LIMITS

Credit Limits

15. In order for this Policy to apply to sales to a buyer, the Insured must establish a Credit Limit for the buyer by following the procedures set out in the Credit Management Schedule. The procedures may require that the Insured obtain a Credit Approval.

Declining Insurance Percentage when Loss exceeds Credit Limit

16. For any case where the Loss amount (together with the amount of all previous claim payments in respect of the same buyer which have not been recovered) exceeds the Credit limit for the buyer, the Insurance Percentage set out in the Coverage Certificate or in the Credit Approval will decline. In those cases, the new insurance Percentage Will be:

(A) the amount of the Credit limit,

less

(B) the amount of any previous Losses (Which have not been recovered) in respect of which claim payments were made for the same buyer, divided by

(C) the Loss amount,

multiplied by

(D) the original applicable Insurance Percentage specified in the Credit Approval or in the Coverage Certificate.

17. Notwithstanding the total amount of all Credit Limits:

EDC’s Maximum Liability

(1) the amount of EDC’s overall maximum liability for all Export Losses in respect of which the Insured becomes entitled to receive claim payments in each Policy Period. Is limited to EDC’s Maximum Liability Amount; and

Coface’s Maximum liability

(2) the amount of Coface’s overall maximum liability for all Domestic Losses in respect of which the Insured becomes entitled to receive claim payments in each Policy Period, is limited to Coface’s Maximum Liability Amount.

For greater certainty, EDC has no liability for or In relation to any Domestic Loss claim and Coface has no liability for or in relation to any Export Loss claim.

30-028-Globex-Quebec (1008)

CURRENCY CONVERSIONS

Declarations and premium

18. (1) All declarations of goods Shipped and all premium shall be expressed and paid In a Declaration Currency. For purposes of determining the amount to be declared and the premium 10 be paid when the Contract Currency is not a Declaration Currency, the Gross Invoice Value shall be converted to its equivalent value in a Declaration Currency, at the rate applicable at the Insured’s bank for buying Declaration Currency with Contract Currency on the last business day of the Declaration Period In which the goods were Shipped.

Claim payment

(2) Claim payments shall be made In the Contract Currency if the Contract Currency Is USD or CAD. If the Contract currency is not USD or CAD, the claim payment shall be made in the Policy Currency and, to determine the amount of the claim payment, the Loss amount shall be converted to the Policy Currency at the lesser of the dally noon mid-market rate for such conversions applicable at EDC’s bank on:

(a) the last business day of the calendar month in which the goods were Shipped; and

(b) the date on which the Insured became entitled to receive Ii claim payment, as set out in Section 21.

Insurers’ liability

(3) For purposes of calculating each Insurer’s remaining exposure under any maximum liability amounts under the Policy, any claim payment made in a currency other than the Policy Currency shall be converted to the Policy Currency at the daily noon mid-market rate for such conversions applicable at EDC’s bank on the last business day of the calendar month prior to the date of the claim payment.

LOSSES

Computation of Loss

19. The amount of a Loss that is covered by the Policy will be computed in the Contract Currency, and is the Gross Invoice Value of the goods Shipped together with any additional insurance, freight or other handling costs (exclusive of demurrage) that were incurred as a result of any interruption or diversion of delivery due to the occurrence of the Risk which resulted in the Loss, less;

(1) any amount which the Insured agrees the buyer is entitled to take Into account by Way of payment, credit, set-off or counterclaim;

(2) all amounts received, recovered or. realized by or on behalf of the insured on account of amounts payable by the buyer to the Insured in respect of such goods, including any amount realized through sale or disposal of the goods: and

(3) all costs that would normally have been incurred by the Insured In respect of such goods but which have not been incurred as a result of the occurrence of the Risk. .

30-028-Globex-Quebec (1008)

Non-Qualifying Loss

20. An Insurer shall not be liable for the payment of any Loss where the amount of such Loss equal to or less than the Non-Qualifying Loss amount. A “Non-Qualifying Loss” is a Loss which is not covered by the Policy because of its size. The amount of the Non-Qualifying Loss and the circumstances in which it applies are set out in the Coverage certificate.

CLAIMS PROCESS

Claim Waiting Period

21. The Insured shall become entitled to receive a claim payment for a Loss1hat has been determined to be an eligible claim four months after the date on which the Loss was sustained by the Insured, except that:

(1) If the Loss Is a result of the Risk described in Subsection 2(1), the Insured shall become entitled to receive a claim payment immediately upon the Loss having been sustained by the Insured; and

(2) if the Loss is a result of the Risk described In Subsection 2(3), ‘the Insured shall become entitled to receive a claim payment after the goods have been resold or Otherwise disposed of by or on behalf of the Insured with the prior written approval of the Insurer, Which approval shall not be unreasonably withheld.

Claim Period	22. An Insurer shall not be liable for the payment of a claim for Loss if the Insured has not filed a claim application for the Loss Within twelve months from the date on which the Loss was Sustained.

Claim Application

23. (1) When submitting a claim application, the Insured must establish that an Insured Risk has occurred, the amount of the Loss, and that the loss is within the terms of cover. In the case of any loss which has arisen from business transacted by an Affiliate or by an agent of the’, Insured or an Affiliate, the Insured must also provide the Insurer with a signed copy of a declaration form provided by the Insurer In which the agent or Affiliate has made the declaration required by the Insurer to the effect that the agent or Affiliate has not engaged in activities prohibited by criminal laws dealing with corruption or the bribery of public officials.

(2) The Insurer is entitled to Investigate all aspects of each claim. Tile Insured must assist the Insurer with the investigation by providing to the Insurer any records. documentation, information, certificates or other forms of proof that the Insurer may reasonably require to Mable the Insurer to assess the claim eligibility and the amount of the Loss, including, without limitation, Information required for the purpose of determining if any of the exclusions of the Insurer’s liability set out In Section 8 or elsewhere in the Policy apply to the claim.

(3) Within 30 days of receipt of a claim application, or the receipt of any additional information in’ respect of a claim, the Insurer shall advise the Insured if any additional information is required. If the Insured falls to provide any such information Within 30 days of the Insurer’s request, the Insurer may consider the claim abandoned.

Claim Determination

24. Within 30 days of receipt of a claim application or of all additional information that was requested, the Insurer shall advise the Insured that: (i) a claim payment will be made; (ii) the claim is denied; or (iii) the Insured is not eligible for a claim payment due to the existence of a Dispute. If a claim is payable and the Insurer fails to pay the claim within 30 days of the later of: (i) the date the Insured is entitled to receive a claim payment, (ii) the date when the Insurer received the claim application, and (iii) the date when the Insurer received the requested additional Information, the

30-028-Globex-Quebec (1008)

insurer will pay interest on the amount payable by the insurer at the rate per annum quoted by EDC’s bank as its prime rate for the currency of the claim payment, as of the day following the date the claim should have been paid. and such interest shall be calculated annually in arrears from, but excluding, the 30th day after the later of: (i) the date the insured is entitled to receive a claim payment, (ii) the date when the insurer received the claim application, and (iii) the date when the insurer received the requested additional information, to, and including, the date the claim is paid to the Insured and such interest is payable on the date the claim is paid.

Claim payment return	25. If an Insurer has paid a claim to the Insured and:

(1) the Insurer becomes aware of information that would have entitled the Insurer not to pay the claim., including, without limitation, the fact that any of the exclusions of the Insurer’s liability set out in Section 8 or elsewhere in the Policy applied to the claim, or’

(2) the Insured fails to comply with its obligations under the Policy following a claim payment,

the Insured shall, forthwith upon the Insurer’s demand, repay the claim amount to the Insurer, with interest thereon at the rate per annum quoted by EDC’s bank as Its prime rate for the currency of the claim payment, as of the date the claim was paid, and such interest shall be calculated annually in arrears from, but excluding, the date the claim was paid, to, and including, the date the claim is repaid to the Insurer and such interest is payable on the date the claim is repaid.’

Reservation of Rights

26. The Insurers hereby expressly reserve all rights under the Policy. No action or failure to act by or on behalf of an Insurer in connection with investigating a claim or seeking to prevent or minimize a Loss, including, without limitation, the undertaking of investigations, discussions or negotiations with a buyer or any third parties, shall constitute a waiver by the insurer of any of its rights under the Policy or prevent or estop the insurer from thereafter exercising any of its rights under the Policy including, without limitation, Its right to deny liability or terminate the Policy.

RECOVERIES

Subrogation

27. (1) Subject to Subsection 27(2), upon the payment of a claim, the insurer is subrogated to all the insured’s rights against any person responsible for the Loss up to the amount of the claim payment The Insurer is entitled to take legal action against any person In order to exercise those subrogated rights.

(2) The Insurer waives all rights of Subrogation If the claim payment was made to a third party pursuant to the provisions of a Tripartite Agreement or a Direction to Pay in circumstances In which the claim payment would not have been made directly to the Insured as a result of the application of Subsection 8(7).

Rights and Obligations of the Insured

28. (1) Where an Insurer pays a claim, the Insured may exercise its rights for the balance of its claim against the buyer for which the Insured has not been indemnified by the insurer, in preference to the insurer.

30-028-Globex-Quebec (1008)

(2) On payment of a claim by the insurer the Insured shall:

(a) fully co-operate with the insurer in its recovery efforts, which may include litigation and the defence of any counterclaim brought against the insurer; and

(b)    Indemnify the insurer against any liability that may be incurred by the insurer as a result of any reasonable and proper action that was taken by the insurer in seeking to recover the Loss or that may have arisen out of an action or claim brought against the Insurer by the buyer or any other person if such action or claim was brought as a result of a failure to perform or an unreasonable action or inaction by the insured in relation to the Eligible Contract, or any related agreement, or otherwise.

Transfer of Rights

29. Upon the payment of a claim and if requested by the insurer, the insured shall transfer and assign or request its Affiliate to transfer and assign to the insurer all right, title and interest in all amounts owed to the insured in respect of the Loss, or any security in respect thereof, up to the amount of the claim paid.

Recovery Expenses

30. When an Insurer pays a claim for a Loss, the Insurer and the Insured shall share all external costs and expenses previously approved by that Insurer and incurred to effect recovery, other than costs or expenses associated with the defense of any set-off or counterclaim by the buyer (which shall be for the account of the Insured) or costs or expenses incurred by the Insured once the amount of the loss has been fully recovered. The portion of such costs that will be paid by the Insurer shall be limited to the Insurance Percentage applicable to the loss and the Insured shall pay the remainder.

Reporting and Remittance of Recoveries

31. The Insured shall report to the Insurers all amounts received, recovered or realized with respect to any Loss, by the Insured or by any person on behalf of the Insured. Amounts recovered that are due to the Insurer pursuant to its subrogation rights following the payment of a claim must be promptly remitted to the Insurer In the Contract Currency unless otherwise directed by the Insurer and until remitted such funds shall be held In trust for the Insurer.

OTHER CONDITIONS

Agent

32. Statements made by an agent of the Insured and actions taken by any such agent in respect of the Insured’s dealings with the Insurers or with third parties, shall be deemed, for purposes of the Policy, to be statements made and actions taken by the Insured and shall be binding on the Insured, and except where the context clearly requires otherwise, all references In the Policy to the “Insured” including, without limitation, in the exclusions and recoveries provisions, shall be read to mean the Insured-and/or an agent of the Insured. And for greater clarity, any payment by a buyer to an agent of the Insured is deemed to be a payment to the Insured. A person is an agent of the Insured for purposes of the Policy when that person has been expressly appointed by the Insured as its agent, or when that person’s actions can reasonably be considered to be those of an agent of the Insured.

30-028-Globex-Quebec (1008)

Insurers’ Access to Information

33. The Insured shall provide the Insurers with all information relating to any matter under this Policy that is in the possession of the Insured or an Affiliate. The Insurers may. at any time, examine and ,make copies of all letters, communications, accounts or other documents that relate to the Policy, that are In the possession or control of the Insured or an Affiliate. The Insured shall take all reasonable steps to allow the Insured to obtain any information or to review any document that relates to the Policy and that is in the possession) of any other person.

Contract of Insurance

34. These General Terms and Conditions and all endorsements hereto, the Coverage Certificate, the Credit Management Schedule, the Country Schedule, the Credit Approvals (all such documents collectively constituting the “Policy”), and the Application on which the Policy is based. constitute the entire contract of Insurance between the Insurers and the Insured. Except as expressly provided for in the Policy, any statements. undertakings or agreements between the parties Other than what is contained in this Policy, the Application, or a written agreement entered into between the Insurers and the Insured after the issuance and acceptance of the Policy, shall not form part of, or. be deemed to be part of, ‘this contract of insurance.

Notice

35. Every notice, demand, request, consent. approval, waiver or agreement to be, given or made hereunder shall be in writing and shall be delivered to the other party by hand, sent by mall, or transmitted by fax, e-mail or other electronic means and shall be deemed to have been given and received, if delivered by hand, upon delivery, if sent by mail, the earlier of actual receipt and seven days after posting, and it transmitted by fax, e-mail or other electronic means the date of transmission, in each case excluding Saturday. Sunday and any national or statutory holiday when the offices of the receiving party are closed for business. The mailing address, fax number and e-mail address of the Insurers and the Insured for purposes of the Policy are those specified in the Coverage certificate or such other addresses or fax numbers as to which the Insurers or the Insured may from time to time notify the other.

Observance of Policy Conditions

36. The due performance of the Insured’s duties and obligations under the Policy, at the time stipulated for such performance, shall be a condition precedent to any liability of the Insurers for the payment of a claim. No failure on the part of an Insurer to exercise and no delay in exercising any right under this Policy shall operate as a waiver thereof. Any waiver by an Insurer of the strict compliance by the Insured with Its duties and obligations under the Policy shall not be deemed to be a waiver of any subsequent failure by the Insured to comply with such duties and obligations.

Termination	37. (1) Each party shall have the right to terminate this Policy upon giving the other party 60 days’ prior written notice to that effect.

(2) An Insurer shall have the right to terminate, this Policy, on 15 days notice to the Insured if the Insured defaults in the due performance of its duties or obligations under the Policy. Unless such default is cured or remedied by the Insured within such 15 day notice period.

(3) An Insurer shall have the right to terminate this Policy immediately on notice to the Insured if .the Insured, an agent of the Insured, an Affiliate or an agent of an Affiliate has engaged in or knowingly been party to any action; in relation to any contract of sale insured under the Policy that is prohibited by Canada’s Corruption of Foreign Public Official Act or by the criminal laws dealing with the bribery of public officials that are applicable In a country in which any such agent or Affiliate is located. .

30-028-Globex-Quebec (1008)

(4) When the Policy is terminated, the Insured shall continue to be bound by all of its obligations under the Policy relating to any claims that may have been paid prior to such termination or that may be paid thereafter.

Policy not Assignable	38. The ‘Insured shall not assign this Policy or any right, title or Interest herein, without the prior written approval of the Insurers.

Good Faith and disclosure	39. Without limiting the operation of any rule of law, this Policy has been Issued on the condition that:
(1) the Insured shall observe the ulmost good faith at all times;

(2) as at the date of issuance of the Policy and as at the date of issuance of any Credit Approval, the Insured has disclosed to the Insurers all facts material to the Risks insured: and

(3) the Insured shall promptly disclose to the Insurers all changes material to the Risks insured.

Severability

40. If any provision of this Policy or the application of any provision to any person or circumstance Is, to any extent, held to be Invalid or unenforceable, the remainder of this Policy and the application of such provision to persons or circumstances other than those in relation to which It was held to be invalid or unenforceable, shall not be affected thereby and all other provisions of this Policy shall be separately valid and enforceable to the fullest extent permitted.

INTERPRETATION

41. The marginal notes and headings In this Policy have been Inserted for convenience of reference only and shall not form part of or be considered In the interpretation of this Policy. All references to “Section”, “Subsection” and “Paragraph” shall refer to sections, subsections and paragraphs of this Policy. Any reference to a person includes a natural person, a partnership all a body corporate. Unless the context requires otherwise; the singular shall include the plural and vice versa.

Definitions	42. (1) “Affiliate” means a person:

(a) who has a direct or indirect equity interest in the Insured or a person in whom the Insured has a direct or indirect equity Interest;

(b) who is related to the Insured through a common third party’s direct or indirect equity interest in both that person and the Insured;

(c) Who, or whose direct or indirect owners, has a family relationship with the Insured or the Insured’s direct or indirect owners; or

(d)    who has any other kind of relationship with the Insured. Which could give rise to a concern on the part of a reasonable insurer that the Insured might not behave as a prudent seller with respect to sales to such person, to the detriment of the Insurer;

(2) “CAD” means the lawful currency of Canada;

30-028-Globex-Quebec (1008)

(3) Contract Currency” means the currency in which the Gross Invoice value of the goods is contractually required to be paid by the buyer;

(4) Coverage Certificate” means the document Issued by the Insurers that sets out the specific terms of the insurance coverage applicable to the Insured and stipulates any conditions of coverage which may amend or add to those established by these General Terms and Conditions;

(5) “Credit Approval” means a notice given by the Insurers to the Insured stating the amount of the Credit Limit for a buyer or group of buyers and stipulating any specific conditions or changes to the insurance coverage applicable to goods Shipped to that buyer or group of buyers:

(6) Credit Limit” means the maximum amount of Loss that the Insured may sustain in respect of any individual buyer and still obtain the maximum Insurance Percentage under the Policy;

(7) “Due Date” means the date on which payment under an Eligible Contract is due;

(8) “Eligible Contract” means a contract of sale that is not an Excluded Contract and that:

(a) complies with any special conditions set out in the Country Schedule for the country in which the buyer is located;

(b)    provides that all amounts payable by the buyer to the Insured shall be paid on terms which are within the maximum terms of payment set out in the Country Schedule for the country in Which the buyer is located; and

(c) complies with the provisions of any Credit Approval Issued fur the buyer;

(9) “Excluded Contract” means a contract of sale:

(a)    with a federal, provincial, state, territorial, municipal or other government buyer, unless otherwise approved by the Insurers in writing;

(b)    to be entirely paid by an irrevocable letter of credit or secured by an irrevocable standby letter of credit, which was in the possession of the Insured at the time the goods were Shipped;

(c)    to be entirely paid to the Insured by a Canadian or US buyer with cash before the goods are delivered (*cash” means hard currency, or money order, bank draft, credit card or certified cheque):

(d)    that the Insured is prohibited by law from performing; or

(e)    which the Insurers have advised the Insured in writing is not insured under this Policy;

(10) Gross Invoice Value-means the Invoice value of goods and any Insurance, freight or other handling costs that were incurred by the Insured on behalf of the buyer at the time the goods were Shipped; and excluding:

(a) any tax payable by the Insured to a taxing authority that would be reimbursed by the taxation authority if not paid by the buyer;

(b) any amount to be paid by an irrevocable letter of credit or secured by an irrevocable standby letter of credit, which was in the possession of the Insured at the time the goods were Shipped;

30-028-Globex-Quebec (1008)

(c)    any amount paid to the Insured with cash before the goods were Shipped, (‘cash’ means hard currency, or money order, bank draft, credit card or certified cheque) and any amount secured by the Insured with cash collateral; and

(d) any post maturity Interest;

(11) “Political Risk” means a Risk described in Subsections 2(4), 2(5), 2(6) or 2(7);

(12) “Shipped” means that goods being sold by the Insured to a buyer have been placed in transit for delivery to a destination specified by the buyer; and

(13) “USO” means the lawful currency of the United States of America.

EXPORT DEVELOPMENT CANADA	COMPAGNIE FRANÇAISE D’ASSURANCE
POUR LE COMMERCE EXTERIEUR
CANADA BRANCH

/s/ Pierre Gignac	/s/ Christopher Short
Pierre Gignac	Christopher Short
Senior Vice-President	Chief Agent

/s/ Harry Kaunisvlita
Harry Kaunisvlita
Vice President. Short Term Insurance

30-028-Globex-Quebec (1008)

EDC

Coface

Export	Exportation et
Development	développement
Canada	Canada

Issued: December 5th, 2008

Effective Date: September 1st, 2008

Insured: Abitibi-Consolidated Inc.

Policy Number: CG 1 22818

ENDORSEMENT

ACCOUNTS RECEIVABLE POLICY (SHIPMENTS)

LIMITATION OF COVERAGE TO INSOLVENCY AND POLITICAL RISKS

This Endorsement forms part of the Policy.

Solely with respect to certain contracts of sale entered into by Bowater Mersey Paper Co. ltd. with The Washington Post Co., coverage is provided only for Losses incurred as a result of political risks or the insolvency of the buyer.

Without in any way restricting the application of the terms and conditions of the Policy except as hereinafter expressly provided and solely for purposes of determining the terms and conditions of such coverage, the Policy is amended as follows:

1.

With respect to contracts of sale entered into by Bowater Mersey Paper Co. ltd. with The Washington Post Co., the Risks described in Subsections 2(2) and 2(3) and all references to such Risks in the Policy are deleted.

2.	The Risk of insolvency described in Subsection 2(1) will be covered only if it occurs before the Due Date or within 120 days after the Due Date.

EXPORT DEVELOPMENT CANADA,
for the Insurers

151 O’Connor, Ottawa, ON Canada K1A 1K3

613.598.2500 Fax 613.237.2690 www.edc.ca

EDC

Coface

Export	Exportation et
Development	développement
Canada	Canada

Issued: December 5th, 2008

Effective Date: September 1st, 2008

Insured: Abitibi-Consolidated Inc.

Policy Number: CG 1 22818

ENDORSEMENT

ACCOUNTS RECEIVABLE POLICY (SHIPMENTS)

BOYCOTT

This Endorsement forms part of the Policy.

The Government of Canada finds unacceptable certain activities which would, in connection with the provisions of any international economic boycott, require Canadian firms or individuals to engage in certain actions that may have a discriminatory effect, and it will deny its support and assistance to transactions entered into by those firms and individuals who accept boycott provisions in contravention of government policy.

Export Development Canada follows the Government’s policy on boycotts for the transactions that it supports.

Coverage is therefore not provided under the Policy for any sales contract that, in connection with the provisions of any international economic boycott:

(1)	requires the Insured to:

(a)	engage in discrimination based on the race, national or ethnic origin or religion of any Canadian firm or individual;

(b)	refuse to purchase from or sell to any Canadian firm or individual;

(c)	restrict its commercial investments or other economic activities in any country;

(d)	produce any document (sometimes called a ‘negative certificate of origin’) which says that particular goods or services have not originated from specific firms or places; or

(e)	refuse to sell any Canadian goods and services to, or buy any goods or services from any country, except that a buyer may specify that goods

151 O’Connor, Ottawa, ON Canada K1A 1K3

613-598-2500 Fax 613-237-2690 www.edc.ca

and	services of non-Canadian origin that are being provided by the Insured must originate from a particular country;

or

(2)

contains a statement made by the Insured, or requires the Insured to make a statement saying that the Insured does not deal with a named country, unless it is clear that there is no intention to restrict the Insured’s right to deal with the named country.

All other terms and conditions of the Policy remain unchanged.

EXPORT DEVELOPMENT CANADA,
for the Insurers

EDC

Coface

Export	Exportation et
Development	développement
Canada	Canada

Issued: December 5th, 2008

Effective Date: September 1st, 2008

Insured: Abitibi-Consolidated Inc.

Policy Number: CG 1 22818

ENDORSEMENT

ACCOUNTS RECEIVABLE POLICY (SHIPMENTS)

SALES OUT OF CONSIGNMENT INVENTORY OR EXHIBITION STOCK

This Endorsement forms part of the Policy.

Coverage is provided in respect of goods sold to a buyer after having been delivered to a consignee to be exhibited, held on a consignment basis or held in inventory until sold.

Therefore, without in any way restricting the application of the terms and conditions of the Policy except as hereinafter expressly provided and solely for purposes of determining the terms and conditions of such insurance coverage, the Policy is amended as follows:

1.

If goods were previously delivered by the Insured to a Consignee, the eventual sale of those goods by the Insured to a buyer (which may be the Consignee) will be covered by the Policy if the sale occurs between the Coverage Effective Date and the date of termination of the Policy. In such circumstances, goods will be considered to have been Shipped, for purposes of the Policy, when they are sold.

2.	The Insured shall declare and pay premium on goods that are delivered to a Consignee on the 20th day of the month following the end of the Declaration Period in which the sale of the goods occurs.

3.

“Consignee” means a person to whom the Insured has delivered goods to which the Insured has retained title, to be exhibited, held on a consignment basis or held in inventory, until the goods are sold to the Insured’s buyer.

EXPORT DEVELOPMENT CANADA,
for the Insurers

151 O’Connor, Ottawa, ON Canada K1A 1K3

613 595 2500 Fax 613 237 2690 www.edc.ca

EDC

Coface

Export	Exportation et
Development	développement
Canada	Canada

Issued: December 5th, 2008

Effective Date: September 1st, 2008

Insured: Abitibi-Consolidated Inc.

Policy Number: CG 1 22818

ENDORSEMENT

ACCOUNTS RECEIVABLE POLICY (SHIPMENTS)

CREDIT LIMIT FOR ILC SALES (CONFIRMED & UNCONFIRMED ILC)

This Endorsement forms part of the Policy.

The parties have agreed to amend the Policy to provide insurance coverage for sales contracts requiring payment to be made by irrevocable letters of credit (“ILCs”) issued or confirmed by a bank approved by the Insurers.

Therefore, without in any way restricting the application of the terms and conditions of the Policy except as hereinafter expressly provided and solely for purposes of determining the terms and conditions of such insurance coverage, the Policy is amended as follows:

“1.	“Bank” means a bank which has issued or confirmed an ILC issued to the Insured as the payment mechanism for the Insured’s sales;

“Bank Approval” means a notice given by the Insurers to the Insured with respect to a Bank stipulating specific terms and the amount of the Credit Limit for the Bank and any specific conditions or changes to the insurance coverage applicable to Eligible Contracts that require payment by an ILC issued or confirmed by such Bank; and

“Credit Limit” means the maximum amount of Loss that the Insured may sustain to obtain maximum coverage under the Policy in respect of a Bank for all the Eligible Contracts that require payment by an ILC issued or confirmed by the Bank.

2.	The definition of Gross Invoice Value is hereby amended by deleting the reference to amounts to be paid by irrevocable letters of credit.

3.

A contract of sale to be entirely paid by an ILC which was in the possession of the Insured at the time the goods were Shipped is an Excluded Contract if no Bank Approval was issued by the Insurers in respect of the Bank that issued or confirmed the ILC.

4.

The provision of the Policy providing for a declining Insurance Percentage applicable in certain circumstances is hereby amended by replacing the references to “buyer” and “Credit Approval” with references to “Bank” and “Bank Approval”, respectively.

5.	The following risk is added to the Policy as a Risk covered by both EDC

151 O’Connor, Ottawa, ON Canada K1A 1K3

613.598.2500 Fax 613 237 2690 www.edc.ca

and Coface:

“failure of the Bank to pay any amount that the Bank is legally obligated to pay to the Insured under the ILC issued as the payment mechanism for the Eligible Contract;”.

6.

In order for this Policy to apply to a sale that requires payment by an ILC, the Country Schedule must provide that such coverage applies in the country where the buyer is located and the Insured must establish a Credit Limit for the Bank by obtaining a Bank Approval.

7.	The Insurers shall not be liable for the payment of a claim for Loss if:

(a)

any right, title or interest of the Insured under the Eligible Contract or the ILC has been assigned by the Insured to any person other than the Insurer, unless the assignment was by way of security only and the assignee has executed and delivered to the Insured a reassignment and release in respect thereof in form and substance satisfactory to the Insurer; or

(b)	the Insured has not strictly complied with all the terms and conditions of the ILC.”

EXPORT DEVELOPMENT CANADA,
for the Insurers

EDC

Coface

Export	Exportation et
Development	développement
Canada	Canada

Issued: December 5th, 2008

Effective Date: September 1st, 2008

Insured: Abitibi-Consolidated Inc.

Policy Number: CG 1 22818

ENDORSEMENT

ACCOUNTS RECEIVABLE POLICY (SHIPMENTS)

ADDITIONAL CANADIAN INSURED

This Endorsement forms part of the Policy.

Coverage is provided in accordance with the provisions of the Policy to the Related Canadian Company identified below (referred to in this Endorsement as the Additional Insured) against losses that it sustains.

Therefore, without in any way restricting the application of the terms and conditions of the Policy except as hereinafter expressly provided and solely for purposes of determining the terms and conditions of such insurance coverage, the Policy is amended as follows:

“1.

The conditions and limitations of cover that apply to the Insured shall also apply to the Additional Insured. The Insurers shall not be liable for the payment of any claim for Loss sustained by the Insured or any Additional Insured referred to in this Endorsement or in any Additional Canadian Insured Endorsement issued under the Policy (the “Additional Insureds”), unless all the sales contracts of the Insured and the Additional Insureds are declared in accordance with the terms of the Policy.

2.

The undersigned Additional Insured hereby appoints the Insured as its true and lawful attorney to deal with the Insurers on its behalf in all matters relating to this Policy and any claim for Loss hereunder, including to receive from the Insurers any claim payment to be made to the Additional Insured, and the Insured hereby accepts such appointment.

151 O’Connor, Ottawa, ON Canada K1A 1K3

613.598.2500 Fax 613 237 2690 www.edc.ca

3.

When submitting a claim application, the Insured must provide the Insurer with a signed copy of a declaration form provided by the Insurer in which the Additional Insured has made the declaration required by the Insurer to the effect that the Additional Insured has not engaged in activities prohibited by criminal laws dealing with corruption or the bribery of public officials.

4.	All communications with the Insurers with respect to such coverage shall be with the Insured, not the Additional Insured.”

Related Canadian Companies

Produits Forestiers La Tuque Inc.

240 Site Vallières

C.P.426

La Tuque, PO

G9X 3P3

EXPORT DEVELOPMENT CANADA,
for the Insurers
Abitibi-Consolidated Inc.
Produits Forestiers La Tuque Inc.

EDC

Coface

Export	Exportation et
Development	développement
Canada	Canada

Issued: December 5th, 2008

Effective Date: September 1st, 2008 Insured: Abitibi-Consolidated Inc.

Policy Number: CG 1 22818

ENDORSEMENT

ACCOUNTS RECEIVABLE POLICY (SHIPMENTS)

ADDITIONAL CANADIAN INSURED

This Endorsement forms part of the Policy.

Coverage is provided in accordance with the provisions of the Policy to the Related Canadian Company identified below (referred to in this Endorsement as the Additional Insured) against losses that it sustains.

Therefore, without in any way restricting the application of the terms and conditions of the Policy except as hereinafter expressly provided and solely for purposes of determining the terms and conditions of such insurance coverage, the Policy is amended as follows:

“1.

The conditions and limitations of cover that apply to the Insured shall also apply to the Additional Insured. The Insurers shall not be liable for the payment of any claim for Loss sustained by the Insured or any Additional Insured referred to in this Endorsement or in any Additional Canadian Insured Endorsement issued under the Policy (the “Additional Insureds”), unless all the sales contracts of the Insured and the Additional Insureds are declared in accordance with the terms of the Policy.

2.

The undersigned Additional Insured hereby appoints the Insured as its true and lawful attorney to deal with the Insurers on its behalf in all matters relating to this Policy and any claim for Loss hereunder, including to receive from the Insurers any claim payment to be made to the Additional Insured, and the Insured hereby accepts such appointment.

151 O’Connor, Ottawa, ON Canada K1A 1K3

613.598.2500 Fax 613 237 2690 www.edc.ca

3.

When submitting a claim application, the Insured must provide the Insurer with a signed copy of a declaration form provided by the Insurer in which the Additional Insured has made the declaration required by the Insurer to the effect that the Additional Insured has not engaged in activities prohibited by criminal laws dealing with corruption or the bribery of public officials.

4.	All communications with the Insurers with respect to such coverage shall be with the Insured, not the Additional Insured.”

Related Canadian Companies

Produits Forestiers Saguenay Inc.

4910 boul Talbot

Laterriere, PO

G7N 1A3

EXPORT DEVELOPMENT CANADA,
for the Insurers
Abitibi-Consolidated Inc.
Produits Forestiers Saguenay Inc.

EDC

Coface

Export	Exportation et
Development	développement
Canada	Canada

Issued: December 5th, 2008

Effective Date: September 1st, 2008 Insured: Abitibi-Consolidated Inc.

Policy Number: CG 1. 22818

ENDORSEMENT

ACCOUNTS RECEIVABLE POLICY (SHIPMENTS)

ADDITIONAL CANADIAN INSURED

This Endorsement forms part of the Policy.

Coverage is provided in accordance with the provisions of the Policy to the Related Canadian Company identified below (referred to in this Endorsement as the Additional Insured) against losses that it sustains.

Therefore, without in any way restricting the application of the terms and conditions of the Policy except as hereinafter expressly provided and solely for purposes of determining the terms and conditions of such insurance coverage, the Policy is amended as follows:

“1.

The conditions and limitations of cover that apply to the Insured shall also apply to the Additional Insured. The Insurers shall not be liable for the payment of any claim for Loss sustained by the Insured or any Additional Insured referred to in this Endorsement or in any Additional Canadian Insured Endorsement issued under the Policy (the “Additional Insureds”), unless all the sales contracts of the Insured and the Additional Insureds are declared in accordance with the terms of the Policy.

2.

The undersigned Additional Insured hereby appoints the Insured as its true and lawful attorney to deal with the Insurers on its behalf in all matters relating to this Policy and any claim for Loss hereunder, including to receive from the Insurers any claim payment to be made to the Additional Insured, and the Insured hereby accepts such appointment.

151 O’Connor, Ottawa, ON Canada K1A 1K3

613.598.2500 Fax 613 237 2690 www.edc.ca

3.

When submitting a claim application, the Insured must provide the Insurer with a signed copy of a declaration form provided by the Insurer in which the Additional Insured has made the declaration required by the Insurer to the effect that the Additional Insured has not engaged in activities prohibited by criminal laws dealing with corruption or the bribery of public officials.

4.	All communications with the Insurers with respect to such coverage shall be with the Insured, not the “Additional Insured”.

Related Canadian Companies

Produits Forestiers Petit Paris Inc.

75 chemin Chute des Passes

Saint-Ludger-de-Milot, PQ

GOW2BO

EXPORT DEVELOPMENT CANADA,
for the Insurers
Abitibi-Consolidated Inc.
Produits Forestiers Petit Paris Inc.

EDC

Coface

Export	Exportation et
Development	développement
Canada	Canada

Issued: December 5th, 2008

Effective Date: September 1st, 2008 Insured: Abitibi-Consolidated Inc.

Policy Number: CG 1 22818

ENDORSEMENT

ACCOUNTS RECEIVABLE POLICY (SHIPMENTS)

ADDITIONAL CANADIAN INSURED

This Endorsement forms part of the Policy.

Coverage is provided in accordance with the provisions of the Policy to the Related Canadian Company identified below (referred to in this Endorsement as the Additional Insured) against losses that it sustains.

Therefore, without in any way restricting the application of the terms and conditions of the Policy except as hereinafter expressly provided and solely for purposes of determining the terms and conditions of such insurance coverage, the Policy is amended as follows:

“1.

The conditions and limitations of cover that apply to the Insured shall also apply to the Additional Insured. The Insurers shall not be liable for the payment of any claim for Loss sustained by the Insured or any Additional Insured referred to in this Endorsement or in any Additional Canadian Insured Endorsement issued under the Policy (the “Additional Insureds”), unless all the sales contracts of the Insured and the Additional Insureds are declared in accordance with the terms of the Policy.

2.

The undersigned Additional Insured hereby appoints the Insured as its true and lawful attorney to deal with the Insurers on its behalf in all matters relating to this Policy and any claim for Loss hereunder, including to receive from the Insurers any claim payment to be made to the Additional Insured, and the Insured hereby accepts such appointment.

151 O’Connor, Ottawa, ON Canada K1A 1K3

613.598.2500 Fax 613 237 2690 www.edc.ca

3.

When submitting a claim application, the Insured must provide the Insurer with a signed copy of a declaration form provided by the Insurer in which the Additional Insured has made the declaration required by the Insurer to the effect that the Additional Insured has not engaged in activities prohibited by criminal laws dealing with corruption or the bribery of public officials.

4.	All communications with the Insurers with respect to such coverage shall be with the Insured, not the Additional Insured.”

Related Canadian Companies

Abitibi-LP Engineered Wood Inc

900 ch du Lac Hippolyte

Larouche, PO

GOW 1Z0

EXPORT DEVELOPMENT CANADA,
for the Insurers
Abitibi-Consolidated Inc.
Abitibi-LP Engineered Wood Inc

EDC

Coface

Export	Exportation et
Development	développement
Canada	Canada

Issued: December 5th, 2008

Effective Date: September 1st, 2008

Insured: Abitibi-Consolidated Inc.

Policy Number: CG 1 22818

ENDORSEMENT

ACCOUNTS RECEIVABLE POLICY (SHIPMENTS)

ADDITIONAL CANADIAN INSURED

This Endorsement forms part of the Policy.

Coverage is provided in accordance with the provisions of the Policy to the Related Canadian Company identified below (referred to in this Endorsement as the Additional Insured) against losses that it sustains.

Therefore, without in any way restricting the application of the terms and conditions of the Policy except as hereinafter expressly provided and solely for purposes of determining the terms and conditions of such insurance coverage, the Policy is amended as follows:

“1.

The conditions and limitations of cover that apply to the Insured shall also apply to the Additional Insured. The Insurers shall not be liable for the payment of any claim for Loss sustained by the Insured or any Additional Insured referred to in this Endorsement or in any Additional Canadian Insured Endorsement issued under the Policy (the “Additional Insureds”), unless all the sales contracts of the Insured and the Additional Insureds are declared in accordance with the terms of the Policy.

2.

The undersigned Additional Insured hereby appoints the Insured as its true and lawful attorney to deal with the Insurers on its behalf in all matters relating to this Policy and any claim for Loss hereunder, including to receive from the Insurers any claim payment to be made to the Additional Insured, and the Insured hereby accepts such appointment.

151 O’Connor, Ottawa, ON Canada K1A 1K3

613.598.2500 Fax 613 237 2690 www.edc.ca

3.

When submitting a claim application, the Insured must provide the Insurer with a signed copy of a declaration form provided by the Insurer in which the Additional Insured has made the declaration required by the Insurer to the effect that the Additional Insured has not engaged in activities prohibited by criminal laws dealing with corruption or the bribery of public officials.

4.	All communications with the Insurers with respect to such coverage shall be with the Insured, not the Additional Insured.”

Related Canadian Companies

Abitibi-Consolidated Company of Canada

1155 Metcalfe St Ste 800

Montreal, PO

H3B 5H2

EXPORT DEVELOPMENT CANADA,
for the Insurers
Abitibi-Consolidated Inc.
Abitibi-Consolidated Company of Canada

EDC

Coface

Export	Exportation et
Development	développement
Canada	Canada

Issued: December 5th, 2008

Effective Date: September 1st, 2008

Insured: Abitibi-Consolidated Inc.

Policy Number: CG 1 22818

ENDORSEMENT

ACCOUNTS RECEIVABLE POLICY (SHIPMENTS)

ADDITIONAL CANADIAN INSURED

This Endorsement forms part of the Policy.

Coverage is provided in accordance with the provisions of the Policy to the Related Canadian Company identified below (referred to in this Endorsement as the Additional Insured) against losses that it sustains.

Therefore, without in any way restricting the application of the terms and conditions of the Policy except as hereinafter expressly provided and solely for purposes of determining the terms and conditions of such insurance coverage. the Policy is amended as follows:

“1.

The conditions and limitations of cover that apply to the Insured shall also apply to the Additional Insured. The Insurers shall not be liable for the payment of any claim for Loss sustained by the Insured or any Additional Insured referred to in this Endorsement or in any Additional Canadian Insured Endorsement issued under the Policy (the “Additional Insureds”). unless all the sales contracts of the Insured and the Additional Insureds are declared in accordance with the terms of the Policy.

2.

The undersigned Additional Insured hereby appoints the Insured as its true and lawful attorney to deal with the Insurers on its behalf in all matters relating to this Policy and any claim for Loss hereunder, including to receive from the Insurers any claim payment to be made to the Additional Insured. and the Insured hereby accepts such appointment.

151 O’Connor, Ottawa, ON Canada K1A 1K3

613.598.2500 Fax 613 237 2690 www.edc.ca

3.

When submitting a claim application, the Insured must provide the Insurer with a signed copy of a declaration form provided by the Insurer in which the Additional Insured has made the declaration required by the Insurer to the effect that the Additional Insured has not engaged in activities prohibited by criminal laws dealing with corruption or the bribery of public officials.

4.	All communications with the Insurers with respect to such coverage shall be with the Insured, not the Additional Insured”.

Related Canadian Companies

Bois d’ingénierie Abitibi-LP II Inc

900 ch du Lac Hippolyte

Larouche, PO

GOW 1Z0

EXPORT DEVELOPMENT CANADA,
for the Insurers
Abitibi-Consolidated Inc.
Bois d’ingénierie Abitibi-LP II Inc

EDC

Coface

Export	Exportation et
Development	développement
Canada	Canada

Issued: December 5th, 2008

Effective Date: September 1st, 2008

Insured: Abitibi-Consolidated Inc.

Policy Number: CG 1 22818

ENDORSEMENT

ACCOUNTS RECEIVABLE POLICY (SHIPMENTS)

ADDITIONAL CANADIAN INSURED

This Endorsement forms part of the Policy.

Coverage is provided in accordance with the provisions of the Policy to the Related Canadian Company identified below (referred to in this Endorsement as the Additional Insured) against losses that it sustains.

Therefore, without in any way restricting the application of the terms and conditions of the Policy except as hereinafter expressly provided and solely for purposes of determining the terms and conditions of such insurance coverage, the Policy is amended as follows:

“1.

The conditions and limitations of cover that apply to the Insured shall also apply to the Additional Insured. The Insurers shall not be liable for the payment of any claim for Loss sustained by the Insured or any Additional Insured referred to in this Endorsement or in any Additional Canadian Insured Endorsement issued under the Policy (the “Additional Insureds”), unless all the sales contracts of the Insured and the Additional Insureds are declared in accordance with the terms of the Policy.

2.

The undersigned Additional Insured hereby appoints the Insured as its true and lawful attorney to deal with the Insurers on its behalf in all matters relating to this Policy and any claim for Loss hereunder, including to receive from the Insurers any claim payment to be made to the Additional Insured, and the Insured hereby accepts such appointment.

151 O’Connor, Ottawa, ON Canada K1A 1K3

613.598.2500 Fax 613 237 2690 www.edc.ca

3.

When submitting a claim application, the Insured must provide the Insurer with a signed copy of a declaration form provided by the Insurer in which the Additional Insured has made the declaration required by the Insurer to the effect that the Additional Insured has not engaged in activities prohibited by criminal laws dealing with corruption or the bribery of public officials.

4.	All communications with the Insurers with respect to such coverage shall be with the Insured, not the Additional Insured.”

Related Canadian Companies

Produits Forestiers Mauricie S.E.C.

2419 Route 155 Sud

La tuque, PQ

G9X 3N8

EXPORT DEVELOPMENT CANADA,
for the Insurers
Abitibi-Consolidated Inc.
Produits Forestiers Mauricie S.E.C.

EDC

Coface

Export	Exportation et
Development	développement
Canada	Canada

Issued: December 5th, 2008

Effective Date: September 1st, 2008

Insured: Abitibi-Consolidated Inc.

Policy Number: CG 1 22818

ENDORSEMENT

ACCOUNTS RECEIVABLE POLICY (SHIPMENTS)

ADDITIONAL CANADIAN INSURED

This Endorsement forms part of the Policy.

Coverage is provided in accordance with the provisions of the Policy to the Related Canadian Company identified below (referred to in this Endorsement as the Additional Insured) against losses that it sustains.

Therefore, without in any way restricting the application of the terms and conditions of the Policy except as hereinafter expressly provided and solely for purposes of determining the terms and conditions of such insurance coverage, the Policy is amended as follows:

“1.

The conditions and limitations of cover that apply to the Insured shall also apply to the Additional Insured. The Insurers shall not be liable for the payment of any claim for Loss sustained by the Insured or any Additional Insured referred to in this Endorsement or in any Additional Canadian Insured Endorsement issued under the Policy (the “Additional Insureds”), unless all the sales contracts of the Insured and the Additional Insureds are declared in accordance with the terms of the Policy.

2.

The undersigned Additional Insured hereby appoints the Insured as its true and lawful attorney to deal with the Insurers on its behalf in all matters relating to this Policy and any claim for Loss hereunder, including to receive from the Insurers any claim payment to be made to the Additional Insured, and the Insured hereby accepts such appointment.

151 O’Connor, Ottawa, ON Canada K1A 1K3

613.598.2500 Fax 613 237 2690 www.edc.ca

3.

When submitting a claim application, the Insured must provide the Insurer with a signed copy of a declaration form provided by the Insurer in which the Additional Insured has made the declaration required by the Insurer to the effect that the Additional Insured has not engaged in activities prohibited by criminal laws dealing with corruption or the bribery of public officials.

4.	All communications with the Insurers with respect to such coverage shall be with the Insured, not the Additional Insured.”

Related Canadian Companies

Donohue Recycling Inc.

Allanburg Road

Thorold, ON

M5A 1A6

EXPORT DEVELOPMENT CANADA,
for the Insurers
Abitibi-Consolidated Inc.
Donohue Recycling Inc.

EDC

Coface

Export	Exportation et
Development	développement
Canada	Canada

Issued: December 5th, 2008

Effective Date: September 1st, 2008

Insured: Abitibi-Consolidated Inc.

Policy Number: CG 1 22818

ENDORSEMENT

ACCOUNTS RECEIVABLE POLICY (SHIPMENTS)

COVERAGE TO CANADIAN BUYERS INVOLVING SHIPMENTS TO FOREIGN COUNTRIES

This Endorsement forms part of the Policy.

Insurance coverage for sales to buyers located in Canada shall be provided by EDC instead of Coface if the goods are Shipped by the Insured directly outside Canada, although invoiced to the Canadian buyer.

Therefore, without in any way restricting the application of the terms and conditions of the Policy except as hereinafter expressly provided, and solely for the purpose of determining the terms and conditions of such insurance coverage, the Policy is amended as follows:

“1.

Notwithstanding the definition of “Domestic Loss”, a loss sustained by the Insured under an Eligible Contract with a buyer located in Canada shall be considered to be an Export Loss and will be covered by EDC, instead of Coface, if the goods are Shipped by the Insured directly outside Canada.

2.	The country to which the goods are Shipped must not be a country in which Canadian companies are prohibited by law from dealing.

3.	Declarations for sales described herein shall be made under the “Canada Export” heading of the declaration form, by province of territory where the buyer is located.”

EXPORT DEVELOPMENT CANADA,
for the Insurers

151 O’Connor, Ottawa, ON Canada K1A 1K3

613.598.2500 Fax 613 237 2690 www.edc.ca

EDC

Coface

Export	Exportation et
Development	développement
Canada	Canada

Issued: December 5th, 2008

Effective Date: September 1st, 2008

Insured: Abitibi-Consolidated Inc.

Policy Number: CG 1 22818

ENDORSEMENT

ACCOUNTS RECEIVABLE POLICY (SHIPMENTS)

SALES BY FOREIGN SUBSIDIARY - GOODS FROM CANADA OR OFFSHORE

This Endorsement forms part of the Policy.

Coverage is provided to the Insured in respect of the Insured’s interest in the sales made by its wholly-owned Foreign Subsidiary, as defined below.

Therefore, without in, any way restricting the application of the terms and conditions of the Policy except as hereinafter expressly provided and solely for purposes of determining the terms and conditions of such insurance coverage, the Policy is amended as follows:

1.

The Insured’s insurance coverage and the conditions and limitations of such cover that apply in respect of the sales made by the Insured shall also apply in respect of the sales made by the Foreign Subsidiary as though, for purposes of the Policy, the Foreign Subsidiary were the Insured. The Insured shall make declarations and pay premium in respect of the sales of the Foreign Subsidiary on the basis set out in the Policy. All communications with the Insurers with respect to such coverage must be by the Insured, not the Foreign Subsidiary. For greater certainty, the Foreign Subsidiary is not insured under the Policy and has no rights under the Policy.

2.

In the event of a claim, the Insured shall cause the Foreign Subsidiary to take all steps necessary or expedient to recover the amount of the Loss, including, without limitation, at the request of the Insurer: (i) to institute legal proceedings against any person to recover any amounts owed to the Foreign Subsidiary in respect of the Loss, or (ii) to transfer and assign to the Insured the Foreign Subsidiary’s rights under its contract of sale, thus permitting the Insured to take, if requested by the Insurer, all steps necessary or expedient to recover the amount of the Loss, including:

a)	to institute legal proceedings against any person to recover any amounts owed in respect of such Loss;

b)

to provide the Insurer with any authorizations and documentation necessary to permit the Insurer to give instructions on behalf of the Insured, or to institute legal proceedings in the name of the Insured in respect of the exercise of any legal rights or remedies available to the Insured with respect to the recovery of the Loss, including, without limitation, the granting of a power of attorney in favour of the Insurer; and

151 O’Connor, Ottawa, ON Canada K1A 1K3

613.598.2500 Fax 613 237 2690 www.edc.ca

c)

to transfer and assign to the Insurer all right, title and interest (or any part thereof) in all amounts owed in respect of such Loss, or any security in respect thereof, without giving notice of any such assignment except as may be directed in writing by the Insurer.

The Insurer shall not be liable for the payment of a claim for a Loss in respect of such contract of sale if the Insured fails to cause the Foreign Subsidiary to take the steps requested by the Insurer, as set out above.

If an Insurer has paid a claim and the Insured subsequently fails to cause the Foreign Subsidiary to take: (i) all steps necessary or expedient to recover the amount of the Loss, or (ii) the steps requested by the Insurer to be taken by the Insured to effect recovery, as set out above or if the Insured fails to take, at the Insurer’s request, the steps described above, the Insured shall forthwith upon the Insurer’s demand repay the claim payment to the Insurer.

If the Foreign Subsidiary or the Insured, or any third party on behalf of either of them, recovers any amount in respect of the Loss, the Insured shall pay to the Insurer an amount equivalent to that proportion of such recovered amount which is equal to the proportion of the Loss that was paid by the Insurer.

3.	Coverage of the sales of the Foreign Subsidiary is provided on condition that the Foreign Subsidiary is at all times a wholly owned subsidiary of the Insured.

The Insured shall advise the Insurers if, after the date of issuance of this Endorsement, there is any change to the information provided to the Insurers by the Insured relating to coverage of the sales of the Foreign Subsidiary such as a change in the ownership or location of the Foreign Subsidiary, or a material decrease in the percentage of goods sold by the Foreign Subsidiary which are manufactured, produced or sourced in Canada.

4.	The definition of Shipped is deleted in its entirety and replaced with the following:

““Shipped” means that goods being sold by the Foreign Subsidiary to a buyer have been placed in transit for delivery to a destination specified by the buyer.”

5.	“Foreign Subsidiary” means the Insured’s wholly-owned subsidiary listed below:

Foreign Subsidiary	Address

Bridgewater Paper Co Ltd	North Road Ellesmere Port, United Kingdom

EXPORT DEVELOPMENT CANADA,
for the Insurers

EDC

Coface

Export	Exportation et
Development	développement
Canada	Canada

Issued: December 30th, 2008

Effective Date: September 1st, 2008

Insured: Abitibi-Consolidated Inc.

Policy Number: CG 1 22818

ENDORSEMENT

ACCOUNTS RECEIVABLE POLICY (SHIPMENTS)

ADDITIONAL INSURED - FOREIGN COMPANY

This Endorsement forms part of the Policy.

Coverage is provided in accordance with the provisions of the Policy for the Additional Insured, as defined below, an affiliate of the Insured, against losses that such Additional Insured sustains with respect to its contracts of sale.

Therefore, without in any way restricting the application of the terms and conditions of the Policy except as hereinafter expressly provided, and solely for purposes of determining the terms and conditions of such insurance coverage, the Policy is amended as follows:

“1.

The conditions and limitations of cover that apply in respect of the Insured’s contracts of sale shall also apply in respect of the Additional Insured’s contracts of sale. The Insurers shall not be liable for the payment of any claim for Loss sustained by the Insured or the Additional Insured unless the Insured has declared and paid premium on all of the Additional Insured’s contracts of sale as well as all of the Insured’s contracts of sale.

2.

Contracts for the sale of goods to a buyer located in Canada and which provide for the goods to be placed in transit from a location outside Canada for delivery to a destination in Canada shall be Excluded Contracts.

3.

The Insured shall. advise the Insurers if, after the date of issuance of this Endorsement, there is any change to the information provided to the Insurers by the Insured relating to coverage of the sales of the Additional Insured such as a change in the ownership or location of the Additional Insured or a material decrease in the percentage of goods sold by the Additional Insured which are manufactured by the Insured.

4.

The Insured has advised the Insurers that the Additional Insured has appointed the Insured as its agent to obtain insurance in respect of its contracts of sale and to deal with the Insurers on its behalf in all matters relating to this Policy and any claim for Loss hereunder, including to pay premiums and to receive from the Insurers any claim payment to be made in respect of the Additional Insured’s contracts of sale.

5.	All communications with the Insurers with respect to such coverage must be by

151 O’Connor, Ottawa, ON Canada K1A 1K3

613.598.2500 Fax 613 237 2690 www.edc.ca

the Insured, not the Additional Insured.

6.

If the Insured ceases to act as agent for the Additional Insured for purposes of the Policy, the Insured shall advise EDC forthwith. If the Insured ceases to act as agent for the Additional Insured, the Insurers shall have the right to terminate coverage under the Policy with respect to the Additional Insured upon giving the Insured sixty (60) days’ notice.

7.

The premium to be paid in respect of the Additional Insured’s contracts of sale is exclusive of any tax which may be payable in respect of the insurance by the Additional Insured (or its agent) in the Additional Insured’s country.

8.

When submitting a claim application, the Insured must provide the Insurer with a signed copy of a declaration form provided by the Insurer in which the Additional Insured has made the declaration required by the Insurer to the effect that the Additional Insured has not engaged in activities prohibited by criminal laws dealing with corruption or the bribery of public officials.

9.

The Policy shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Any legal proceeding with respect to the Policy shall be brought in the courts of the Province of Ontario, and any insured party as a condition of receiving the benefit of the insurance coverage provided under this Policy consents and attorns to the jurisdiction of the courts of the Province of Ontario in all matters in respect of the Policy.”

Additional Insured

Abitibi-Consolidated Corporation

340 N Sam Houston Parkway E Ste 105

Houston, TX

United States of America

77060

EXPORT DEVELOPMENT CANADA,
for the Insurers
Abitibi-Consolidated Inc.

EDC

Coface

Export	Exportation et
Development	développement
Canada	Canada

Issued: December 30th, 2008

Effective Date: September 1st, 2008

Insured: Abitibi-Consolidated Inc.

Policy Number: CG 1 22818

ENDORSEMENT

ACCOUNTS RECEIVABLE POLICY (SHIPMENTS)

ADDITIONAL INSURED - FOREIGN COMPANY

This Endorsement forms part of the Policy.

Coverage is provided in accordance with the provisions of the Policy for the Additional Insured, as defined below, an affiliate of the Insured, against losses that such Additional Insured sustains with respect to its contracts of sale.

Therefore, without in any way restricting the application of the terms and conditions of the Policy except as hereinafter expressly provided, and solely for purposes of determining the terms and conditions of such insurance coverage, the Policy is amended as follows:

“1.

The conditions and limitations of cover that apply in respect of the Insured’s contracts of sale shall also apply in respect of the Additional Insured’s contracts of sale. The Insurers shall not be liable for the payment of any claim for Loss sustained by the Insured or the Additional Insured unless the Insured has declared and paid premium on all of the Additional Insured’s contracts of sale as well as all of the Insured’s contracts of sale.

2.

Contracts for the sale of goods to a buyer located in Canada and which provide for the goods to be placed in transit from a location outside Canada for delivery to a destination in Canada shall be Excluded Contracts.

3.

The Insured shall advise the Insurers if, after the date of issuance of this Endorsement, there is any change to the information provided to the Insurers by the Insured relating to coverage of the sales of the Additional Insured such as a change in the ownership or location of the Additional Insured or a material decrease in the percentage of goods sold by the Additional Insured which are manufactured by the Insured.

4.

The Insured has advised the Insurers that the Additional Insured has appointed the Insured as its agent to obtain insurance in respect of its contracts of sale and to deal with the Insurers on its behalf in all matters relating to this Policy and any claim for Loss hereunder, including to pay premiums and to receive from the Insurers any claim payment to be made in respect of the Additional Insured’s contracts of sale.

5.	All communications with the Insurers with respect to such coverage must be by

151 O’Connor, Ottawa, ON Canada K1A 1K3

613.598.2500 Fax 613 237 2690 www.edc.ca

the Insured, not the Additional Insured.

6.

If the Insured ceases to act as agent for the Additional Insured for purposes of the Policy, the Insured shall advise EDC forthwith. If the Insured ceases to act as agent for the Additional Insured, the Insurers shall have the right to terminate coverage under the Policy with respect to the Additional Insured upon giving the Insured sixty (60) days’ notice.

7.

The premium to be paid in respect of the Additional Insured’s contracts of sale is exclusive of any tax which may be payable in respect of the insurance by the Additional Insured (or its agent) in the Additional Insured’s country.

8.

When submitting a claim application, the Insured must provide the Insurer with a signed copy of a declaration form provided by the Insurer in which the Additional Insured has made the declaration required by the Insurer to the effect that the Additional Insured has not engaged in activities prohibited by criminal laws dealing with corruption or the bribery of public officials.

9.

The Policy shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Any legal proceeding with respect to the Policy shall be brought in the courts of the Province of Ontario, and any insured party as a condition of receiving the benefit of the insurance coverage provided under this Policy consents and attorns to the jurisdiction of the courts of the Province of Ontario in all matters in respect of the Policy.”

Additional Insured

Abitibi Consolidated Sales Corporation

4 Gannett Drive

White Plains, NY

United States of America

10604

EXPORT DEVELOPMENT CANADA,
for the Insurers
Abitibi-Consolidated Inc.

EDC

Coface

Export	Exportation et
Development	développement
Canada	Canada

January 28, 2009

Mr. Roland Fanning

Director of Credit Operations

Abitibi-Consolidated Inc.

800-1155, rue Metcalfe

Montreal, PO, H3B5H2

Dear Mr. Fanning:

Re: Policy No. CG 122818

Based on ongoing negotiations with Wachovia’s counsel, please find attached the following endorsements which are being re-issued with revised wording and which cancel and replace the endorsements of the same name issued on December 5, 2008:

1.	Additional Canadian insured (endorsements for both Bowater Canadian Forest Products Inc as well as Bowater Mersey Paper Company Limited)

2.

Additional Insured - Foreign Company (endorsements for Bowater Nuway Mid-States Inc., Bowater-Korea CO. Ltd., Bowater America Inc., Bowater Alabama LLC., Bowater Newsprint South Operations LLC., and Bowater Incorporated)

3.	Maximum Liability

4.	Assignment of Policy By way of Security

Additionally, per negotiations with Wachovia’s counsel, please find attached two new endorsements entitled

A.	Bowater Rights and

B.	Claim Payment in respect of Bowater Entities

Should you have any questions, please do not hesitate to contact me.

Yours truly,

Ryan Smith
Underwriter
Resources
Telephone: 1-866-749-5824
Fax: 613-597-8830 rsmith@edc.ca

C.C.:	Nigel Kilvington, Citibank, N.A, London Branch, as Agent for Eureka Securitisation Pic and Citibank NA
Global Securitization, Citibank, N.A.
Andrew Leonard, Marsh Canada Limited
Bank of Nova Scotia, Corporate Banking Loan Syndication
Joye Lynn, Wachovia Bank National Association
Mark Hedrick, Wachovia Bank National Association

151 O’Connor, Ottawa, ON Canada K1A 1K3

613.598.2500 Fax 613.237.2690 www.edc.ca

Canada

EDC

Coface

Export	Exportation et
Development	développement
Canada	Canada

Issued: January 28th, 2009

Effective Date: September 1st, 2008

Insured: Abitibi-Consolidated Inc.

Policy Number; CG 1 22818

ENDORSEMENT

ACCOUNTS RECEIVABLE POLICY (Shipments)

ASSIGNMENT OF POLICY BY WAY OF SECURITY

This Endorsement forms part of the Policy and cancels and replaces any ASSIGNMENT OF POLICY BY WAY OF SECURITY Endorsement which may have previously been issued.

WHEREAS the Insurers have agreed to provide coverage under the Policy for certain Bowater entities identified in the attached Schedule A, which may be amended from time to time (together, the “Bowater Entities” and, individually, a “Bowater Entity”) against losses that each Bowater Entity sustains with respect to its contracts of sale;

AND WHEREAS the Insured has advised the Insurers that effective May 31, 2006, each Bowater Entity has assigned its rights, title and interest in, to and under the Policy to either of The Bank of Nova Scotia or Wachovia Bank, National Association (together, and together with any of their respective successors or assigns that are consented to in writing by the Insurers, the “Financial Institutions” and, individually, a “Financial Institution”); including, without limitation, all claim payments due, and to become due, in respect of such Bowater Entity under the Policy (each an “Assignment”), as continuing collateral security for all present and future obligations of it to the relevant Financial Institution and has requested the Insurers’ approval of the Assignment.

AND WHEREAS the Insurers consent to the Assignment on the terms set out in this Endorsement;

THEREFORE, without in any way affecting the application of the terms and conditions of the Policy except as hereinafter expressly provided the Policy is amended as follows:

1.	Subject to the terms hereof, the Insurers approve the Assignment of the Policy by each Bowater Entity to the applicable Financial Institution.

2.

Solely in relation to a Loss sustained under the Policy in respect of Bowater Canadian Forest Products Inc. (“BCFPI”), The Bank of Nova Scotia and. with the Insurers’ prior written consent, its successors or assigns, shall be entitled under the Policy to: (i) file a claim, and (ii) receive a claim payment in respect of BCFPI under the Policy. In relation to any Loss sustained under the Policy in respect of a Bowater Entity, other than BCFPI, Wachovia Bank, National Association and, with the Insurers’ prior written consent, its successors or assigns, shall be entitled under the Policy to: (i) file a claim, and (ii) receive a claim payment in respect of such Bowater Entity under the Policy. In either case, each Financial Institution shall only be entitled to tile a claim, and the Insurers shall only be required to make a claim payment to the relevant Financial Institution upon receipt by the Insurers of written notice from that Financial Institution requesting that the Insurers pay any claim due under the Policy in respect of the applicable Bowater Entity to that Financial Institution as of the date of receipt of such notice by the Insurers.

151 O’Connor, Ottawa, ON Canada K1A 1K3

613.598.2500 Fax 613 237 2690 www.edc.ca

2A.

The Insurers’ consent, referred to in the preamble of this Endorsement and paragraph 2 above shall not be unreasonably withheld. The Insured and the Financial Institutions acknowledge and agree that the Insurers may withhold their consent, and shall be deemed to be acting reasonably, if such consent is withheld due to any applicable law, act, regulation, order, directive or decree of a Governmental Authority, policy of EDC or a Governmental Authority or legal process. For purposes of this section, “Governmental Authority” means the government of any nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality. regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

3.

Pursuant to the Policy, the due performance of the Insured’s and each Bowater Entity’s duties and obligations under the Policy, at the time stipulated for such performance, is a condition precedent to any liability of the Insurers for the payment of a claim. Accordingly, as a precondition of the Insurer paying any claim in respect of a Bowater Entity to a Financial Institution, the duties and obligations of the Insured and each Bowater Entity, to the same extent as set out in the Policy, must be performed by the Insured, each Bowater Entity or a Financial Institution or another person on behalf of the Insured, the Bowater Entity or the Financial Institution, including, without limitation, all duties and obligations with respect to recoveries.

4.

Upon the Insurer making a claim payment in respect of a Bowater Entity to a Bowater Entity or a Financial Institution, the Bowater Entity or relevant Financial Institution shall execute and deliver to the Insurer a re-assignment and release of the Eligible Contracts in respect thereof, failing which, the Insurer shall not be liable to pay the claim.

5.

The Insured’s and each Bowater Entity’s obligations in Section 25 of the Policy shall continue to apply to any claim payment made to a Financial Institution as though such claim was paid to the Insured.

6.	Nothing contained herein shall be construed or interpreted in any way to:

(a)

relieve the Insured or any Bowater Entity from any duty, obligation or liability it may have at any time and from time to time under the Policy, including, without limitation, the Insured’s or a Bowater Entity’s loss mitigation and recovery obligations;

(b)	require the Insurers, the Insured or a Bowater Entity to seek the approval of a Financial Institution to change or amend any term or condition of the Policy; or

(c)	give to the Financial Institutions any more rights or privileges than those to which the applicable Bowater Entity is entitled under the Policy.

7.

The Insurers will: (i) send directly to the Financial Institutions copies of all documentation and correspondence sent to the Insured or any Bowater Entity by the Insurers after the date of this Agreement, and (ii) communicate with the Financial Institutions, relative to the Policy.

8.

Upon the release or termination of the Assignment by the relevant Financial Institution, that Financial Institution shall promptly deliver to the Insurers a written confirmation and release which shall state that the Assignment and its security interests in the Policy have been irrevocably released and terminated and that it has no further right, title or interest in the Policy.

9.

The Insurers hereby consent to the. transfer (by assignment, operation of law or otherwise) of the rights and privileges granted by this Endorsement to Wachovia Bank, National Association to Wells Fargo Bank, National Association. or any other successor to Wachovia Bank, National Association arising from the combination of Wachovia Bank, National Association and its affiliates with Wells Fargo Bank, National Association and its affiliates.

FINANCIAL INSTITUTIONS:

Wachovia Bank, National Association, as Administrative Agent

Address for notices:

Wachovia Bank, National Association,

Atlantic Station 171 17th Street NW, 4th Floor

GA4527

Atlanta, GA 30363

Attention: Joye C. Lynn

Telecopier: 1-404-214-7299

With copy to:

Wachovia Bank, National Association

One Wachovia Center

301 South College Street

Mall Code: 0537

Charlotte, North Carolina 28288

Attention: Mark Hedrick

Telecopier: 1-704-383-6249

The Bank of Nova Scotia, as Administrative Agent

Address for notices:

The Bank of Nova Scotia

40 King Street West

Scotia Plaza, 62nd Floor

Toronto Ontario

M5W 2X6

Attention: Corporate Banking Loan Syndication

Telecopier: 1-416-866-3329

EXPORT DEVELOPMENT CANADA,
for the Insurers
ABITIBI-CONSOLIDATED INC.
WACHOVIA BANK NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT
THE BANK OF NOVA SCOTIA, AS ADMINISTRATIVE AGENT

FINANCIAL INSTITUTIONS:

Wachovia Bank, National Association, as Administrative Agent

Address for notices:

Wachovia Bank, National Association,

Atlantic Station 171 17th Street NW, 4th Floor

GA4527

Atlanta, GA 30363

Attention: Joye C. Lynn

Telecopier: 1-404-214-7299

With copy to:

Wachovia Bank, National Association

One Wachovia Center

301 South College Street

Mall Code: 0537

Charlotte, North Carolina 28288

Attention: Mark Hedrick

Telecopier: 1-704-383-6249

The Bank of Nova Scotia, as Administrative Agent

Address for notices:

The Bank of Nova Scotia

40 King Street West

Scotia Plaza, 62nd Floor

Toronto Ontario

M5W 2X6

Attention: Corporate Banking Loan Syndication

Telecopier: 1-416-866-3329

EXPORT DEVELOPMENT CANADA,
for the Insurers
ABITIBI-CONSOLIDATED INC.
WACHOVIA BANK NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT
THE BANK OF NOVA SCOTIA, AS ADMINISTRATIVE AGENT

SCHEDULE “A”

This Schedule A, issued the 28th day of January, 2009, is attached to and forms part of Assignment of Policy by Way of Security Endorsement which forms part of Policy No. CG 1 22818 issued to Abitibi-Consolidated Inc. and replaces any Schedule A previously issued.

Bowater America Inc.

Bowater Canadian Forest Products Inc.

Bowater Alabama LLC

Bowater Newsprint South Operations LLC

Bowater Nuway Mid-States Inc.

Bowater Incorporated

EDC

Coface

Export	Exportation et
Development	développement
Canada	Canada

Issued: January 28th, 2009

Effective Date: September 1st, 2008

Insured: Abitibi-Consolidated Inc.

Policy Number: CG 1 22818

ENDORSEMENT

ACCOUNTS RECEIVABLE POLICY (SHIPMENTS)

ADDITIONAL INSURED - FOREIGN COMPANY

This Endorsement forms part of the Policy. It cancels and replaces any ADDITIONAL INSURED FOREIGN COMPANY endorsement which may have previously been issued in respect of the affiliate of the Insured ..identified below (and referred to in this Endorsement as the Additional Insured).

Coverage is provided in accordance with the provisions of the Policy for the Additional Insured against losses that such Additional Insured sustains with respect to its contracts of sale.

Therefore, without in any way restricting the application of the terms and conditions of the Policy except as hereinafter expressly provided, and solely for purposes of determining the terms and conditions of such insurance coverage, the Policy is amended as follows:

“1.

The conditions and limitations of cover that apply in respect of the Insured’s contracts of sale shall also apply in respect of the Additional Insured’s contracts of sale. The Insurers shall not be liable for the payment of any claim for Loss sustained by the Insured or the Additional Insured unless the Insured has declared and paid premium on all of the Additional Insured’s contracts of sale as well as all of the Insured’s contracts of sale.

2.

The Insured shall advise the Insurers if, after the date of issuance of this Endorsement, there is any change to the information provided to the Insurers by the Insured relating to coverage of the sales of the Additional Insured such as a change in the ownership or location of the Additional Insured or a material decrease in the percentage of goods sold by the Additional Insured which are manufactured by the Insured.

3.

The Insured has advised the Insurers that the Additional Insured has appointed the Insured as its agent to obtain insurance in respect of its contracts of sale and to deal with the Insurers on its behalf in all matters relating to this Policy and any claim for Loss hereunder, including to pay premiums and to receive from the Insurers any claim payment to be made in respect of the Additional Insured’s contracts of sale.

4.	All communications with the Insurers with respect to such coverage must be by the Insured, not the Additional Insured.

151 O’Connor, Ottawa, ON Canada K1A 1K3

613.598.2500 Fax 613 237 2690 www.edc.ca

5.

If the Insured ceases to act as agent for the Additional Insured for purposes of the Policy, the Insured shall advise EDC forthwith. If the Insured ceases to act as agent for the Additional Insured, the Insurers shall have the right to terminate coverage under the Policy with respect to the Additional Insured upon giving the Insured sixty (60) days’ notice.

6.

The premium to be paid in respect of the Additional Insured’s contracts of sale is exclusive of any tax which may be payable in respect of the insurance by the Additional Insured (or its agent) in the Additional Insured’s country.

7.

When submitting a claim application, the Insured must provide the Insurer with a signed copy of a declaration form provided by the Insurer in which the Additional Insured has made the declaration required by the Insurer to the effect that the Additional Insured has not engaged in activities prohibited by criminal laws dealing with corruption or the bribery of public officials.

8.

The terms and conditions of this Endorsement are and shall be subject to and, in the event of inconsistency, superseded by, the terms and conditions of the Bowater Rights Endorsement and the Claim Payment in Respect of Bowater Entities and BCFPI Endorsement.

9.

The Policy shall be governed by and construed in accordance with the laws of’ the Province of Ontario and the federal laws of Canada applicable therein. Any legal proceeding with respect to the Policy shall be brought in the courts of the Province of Ontario, and any insured party as a condition of receiving the benefit of the insurance coverage provided under this Policy consents and attorns to the jurisdiction of the courts of the Province of Ontario in all matters in respect of the Policy.”

Additional Insured

Bowater Incorporated

55 East Camperdown Way

Greenville, South Carolina

United States of America

29602

EXPORT DEVELOPMENT CANADA,
for the Insurers
ABITIBI-CONSOLIDATED INC.

EDC

Coface

Export	Exportation et
Development	développement
Canada	Canada

Issued: January 28th, 2009

Effective Date: September 1st, 2008

Insured: Abitibi-Consolidated Inc.

Policy Number: CG 122818

ENDORSEMENT

ACCOUNTS RECEIVABLE POLICY (SHIPMENTS)

ADDITIONAL INSURED FOREIGN COMPANY

This Endorsement forms part of the Policy. It cancels and replaces any ADDITIONAL INSURED FOREIGN COMPANY endorsement which may have previously been issued in respect of the affiliate of the Insured identified below (and referred to in this Endorsement as the Additional Insured).

Coverage is provided in accordance with the provisions of the Policy for the Additional Insured against losses that such Additional Insured sustains with respect to its contracts of sale.

Therefore, without in any way restricting the application of the terms and conditions of the Policy except as hereinafter expressly provided, and solely for purposes of determining the terms and conditions of such insurance coverage, the Policy is amended as follows:

“1.

The conditions and limitations of cover that apply in respect of the Insured’s contracts of sale shall also apply in respect of the Additional Insured’s contracts of sale. The Insurers shall not be liable for the payment of any claim for Loss sustained by the Insured or the Additional Insured unless the Insured has declared and paid premium on all of the Additional Insured’s contracts of sale as well as all of the Insured’s contracts of sale.

2.

The Insured shall advise the Insurers if, after the date of issuance of this Endorsement, there is any change to the information provided to the Insurers by the Insured relating to coverage of the sales of the Additional Insured such as a change in the ownership or location of the Additional Insured or a material decrease in the percentage of goods sold by the Additional Insured which are manufactured by the Insured.

3.

The Insured has advised the Insurers that the Additional Insured has appointed the Insured as its agent to obtain insurance in respect of its contracts of sale and to deal with the Insurers on its behalf in all matters relating to this Policy and any claim for Loss hereunder, including to pay premiums and to receive from the Insurers any claim payment to be made in respect of the Additional Insured’s contracts of sale.

4.	All communications with the Insurers with respect to such coverage must be by the Insured, not the Additional Insured.

151 O’Connor, Ottawa, ON Canada K1A 1K3

613.598.2500 Fax 613 237 2690 www.edc.ca

5.

If the Insured ceases to act as agent for the Additional Insured for purposes of the Policy, the Insured shall advise EDC forthwith. If the Insured ceases to act as agent for the Additional Insured, the Insurers shall have the right to terminate coverage under the Policy with respect to the Additional Insured upon giving the Insured sixty (60) days’ notice.

6.

The premium to be paid in respect of the Additional Insured’s contracts of sale is exclusive of any tax which may be payable in respect of the insurance by the Additional insured (Dr its agent) in the Additional Insured’s country.

7.

When submitting a claim application. the Insured must provide the Insurer with a signed copy of a declaration form provided by the Insurer in which the Additional Insured has made the declaration required by the Insurer to the effect that the Additional Insured has not engaged in activities prohibited by criminal laws dealing with corruption or the bribery of public officials.

8.

The terms and conditions of this Endorsement are and shall be subject to and, in the event of inconsistency, superseded by, the terms and conditions of the Bowater Rights Endorsement and the Claim Payment in Respect of Bowater Entities and BCFPI Endorsement.

9.

The Policy shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Any legal proceeding with respect to the Policy shall be brought in the courts of the Province of Ontario, and any insured party as a condition of receiving the benefit of the insurance coverage provided under this Policy consents and attorns to the jurisdiction of the courts of the Province of Ontario in all matters in respect of the Policy.”

Additional Insured

Bowater Newsprint South Operations LLC

100 Papermill Road

Grenada, MS

United States of America

38901

EXPORT DEVELOPMENT CANADA,
for the Insurers
ABITIBI-CONSOLIDATED

EDC

Coface

Export	Exportation et
Development	développement
Canada	Canada

Issued: January 28th, 2009

Effective Date: September 1st, 2008

Insured: Abitibi-Consolidated Inc.

Policy Number: CG 1 22818

ENDORSEMENT

ACCOUNTS RECEIVABLE POLICY (SHIPMENTS)

ADDITIONAL INSURED - FOREIGN COMPANY

This Endorsement forms part of the Policy. It cancels and replaces any ADDITIONAL INSURED FOREIGN COMPANY endorsement which may have previously been issued in respect of the affiliate of the Insured identified below (and referred to in this Endorsement as the Additional Insured).

Coverage is provided in accordance with the provisions of the Policy for the Additional Insured against losses that such Additional Insured sustains with respect to its contracts of sale.

Therefore, without in any way restricting the application of the terms and conditions of the Policy except as hereinafter expressly provided, and solely for purposes of determining the terms and conditions of such insurance coverage, the Policy is amended as follows:

“1.

The conditions and limitations of cover that apply in respect of the Insured’s contracts of sale shall also apply in respect of the Additional Insured’s contracts of sale. The Insurers shall not be liable for the payment of any claim for Loss sustained by the Insured or the Additional Insured unless the Insured has declared and paid premium on all of the Additional Insured’s contracts of sale as well as all of the Insured’s contracts of sale.

2.

The Insured shall advise the Insurers if. after the date of issuance of this Endorsement, there is any change to the information provided to the Insurers by the Insured relating to coverage of the sales of the Additional Insured such as a change in the ownership or location of the Additional Insured or a material decrease in the percentage of goods sold by the Additional Insured which are manufactured by the Insured.

3.

The Insured has advised the Insurers that the Additional Insured has appointed the Insured as its agent to obtain insurance in respect of its contracts of sale and to deal with the Insurers on its behalf in all matters relating to this Policy and any claim for Loss hereunder, including to pay premiums and to receive from the Insurers any claim payment to be made in respect of the Additional Insured’s contracts of sale.

4.	All communications with the Insurers with respect to such coverage must be by the Insured, not the Additional Insured.

151 O’Connor, Ottawa, ON Canada K1A 1K3

613.598.2500 Fax 613 237 2690 www.edc.ca

5.

If the Insured cease s to act as agent for the Additional Insured for purposes of the Policy, the Insured shall advise EDC forthwith. If the Insured ceases to act as agent for the Additional Insured, the Insurers shall have the right to terminate coverage under the Policy with respect to the Additional Insured upon giving the Insured sixty (60) days’ notice.

6.

The premium to be paid in respect of the Additional Insured’s contracts of sale is exclusive of any tax which may be payable in respect of the insurance by the Additional Insured (or its agent) in the Additional Insured’s country.

7.

When submitting a claim application, the Insured must provide the Insurer with a signed copy of a declaration form provided by the Insurer in which the Additional Insured has made the declaration required. by the Insurer’ to the effect that the Additional Insured has not engaged in activities prohibited by criminal laws dealing with corruption or the bribery of public officials.

8.

The terms and conditions of this Endorsement are and shall be subject to and, in the event of inconsistency, superseded by, the terms and conditions of the Bowater Rights Endorsement and the Claim Payment in Respect of Bowater Entities and BCFPI Endorsement.

9.

The Policy shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Any legal proceeding with respect to the Policy shall be brought in the courts of the Province of Ontario, and any insured party as a condition of receiving the benefit of the insurance coverage provided under this Policy consents and attorns to the jurisdiction of the courts of the Province of Ontario in all matters in respect of the Policy.”

Additional Insured

Bowater Alabama LLC

17589 Plant Road

Coosa Pines, AL

United States of America

35044

EXPORT DEVELOPMENT CANADA,
for the Insurers

ABITIBI-BOWATER INC.

EDC

Coface

Export	Exportation et
Development	développement
Canada	Canada

Issued: January 28th, 2009

Effective Date: September 1st, 2908

Insured: Abitibi-Consolidated Inc.

Policy Number: CG 1 22818

ENDORSEMENT

ACCOUNTS RECEIVABLE POLICY (SHIPMENTS)

ADDITIONAL INSURED - FOREIGN COMPANY

This Endorsement forms part of the Policy. It cancels and replaces any ADDITIONAL INSURED FOREIGN COMPANY endorsement which may have previously been issued in respect of the affiliate of the Insured identified below (and referred to in this Endorsement as the Additional Insured).

Coverage is provided in accordance with the provisions of the Policy for the Additional Insured against losses that such Additional Insured sustains with respect to its contracts of sale.

Therefore, without in any way restricting the application of the terms and conditions of the Policy except as hereinafter expressly provided, and solely for purposes of determining the terms and conditions of such insurance coverage, the Policy is amended as follows:

“1.

The conditions and limitations of cover that apply in respect of the Insured’s contracts of sale shall also apply in respect of the Additional Insured’s contracts of sale. The Insurers shall not be liable for the payment of any claim for Loss sustained by the Insured or the Additional Insured unless the Insured has declared and paid premium on all of the Additional Insured’s contracts of sale as well as all of the Insured’s contracts of sale.

2.

The Insured shall advise the Insurers if, after the date of issuance of this Endorsement, there is any change to the information provided to the Insurers by the Insured relating to coverage of the sales of the Additional Insured such as a change in the ownership or location of the Additional Insured or a material decrease in the percentage of goods sold by the Additional Insured which are manufactured by the Insured.

3.

The Insured has advised the Insurers that the Additional Insured has appointed the Insured as its agent to obtain insurance in respect of its contracts of sale and to deal with the Insurers on its behalf in all matters relating to this Policy and any claim for Loss hereunder, including to pay premiums and to receive from the Insurers any claim payment to be made in respect of the Additional Insured’s contracts of sale.

4.	All communications with the Insurers with respect to such coverage must be by the Insured, not the Additional Insured.

151 O’Connor, Ottawa, ON Canada K1A 1K3

613.598.2500 Fax 613 237 2690 www.edc.ca

5.

If the Insured ceases to act as agent for the Additional Insured for purposes of the Policy, the Insured shall advise EDC forthwith. If the Insured ceases to act as agent for the Additional Insured, the. Insurers shall have the right to terminate coverage under the Policy with respect to the Additional Insured upon giving the Insured sixty (60) days’ notice.

6.

The premium to be paid in respect of the Additional Insured’s contracts of sale is exclusive of any tax which may be payable in respect of the insurance by the Additional Insured (or its agent) in the Additional Insured’s country.

7.

When submitting a claim application, the Insured must provide the Insurer with a signed copy of a declaration form provided by the Insurer in which the Additional Insured has made the declaration required by the Insurer to the effect that the Additional Insured has not engaged in activities prohibited by criminal laws dealing with corruption or the bribery of public officials.

8.

The terms and conditions of this Endorsement are and shall be Subject to and, in the event of inconsistency, superseded by, the terms and conditions of the Bowater Rights Endorsement and the Claim Payment in Respect of Bowater Entities and BGFPI Endorsement.

9.

The Policy shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Any legal proceeding with respect to the Policy shall be brought in the courts of the Province of Ontario, and any insured party as a condition of receiving the benefit of the insurance coverage provided under this Policy consents and attorns to the jurisdiction of the courts of the Province of Ontario in all matters in respect of the Policy.”

Additional Insured

Bowater America Inc

5300 Cureton Ferry Road

PO Box 7

Catawba, SC

United States of America

29704

EXPORT DEVELOPMENT CANADA,
for the Insurers

ABITIBI-CONSOLIDATED INC.

EDC

Coface

Export	Exportation et
Development	développement
Canada	Canada

Issued: January 28th, 2009

Effective Date: September 1st, 2008

Insured: Abitibi-Consolidated Inc.

Policy Number: CG 1 22818

ENDORSEMENT

ACCOUNTS RECEIVABLE POLICY (SHIPMENTS)

ADDITIONAL INSURED - FOREIGN COMPANY

This Endorsement forms part of the Policy. It cancels and replaces any ADDITIONAL INSURED FOREIGN COMPANY endorsement which may have previously been issued in respect of the affiliate of the Insured identified below (and referred to in this Endorsement as the Additional Insured).

Coverage is provided in accordance with the provisions of the Policy for the Additional Insured against losses that such Additional Insured sustains with respect to its contracts of sale.

Therefore, without in any way restricting the application of the terms and conditions of the Policy except as hereinafter expressly provided, and solely for purposes of determining the terms and conditions of such insurance coverage, the Policy is amended as follows:

“1.

The conditions and limitations of cover that apply in respect of the Insured’s contracts 01sale shall also apply in respect of the Additional Insured’s contracts of sale. The Insurers shall not be liable for the payment of any claim for Loss sustained by the Insured or the Additional Insured unless the Insured has declared and paid premium on all of the Additional Insured’s contracts of sale as well as all of the Insured’s contracts of sale.

2.

The Insured shall advise the Insurers if. after the date of issuance of this Endorsement, there is any change to the information provided to the Insurers by the Insured relating to coverage of the sales of the Additional Insured such as a change in the ownership or location of the Additional Insured or a material decrease in the percentage of goods sold by the Additional Insured which are manufactured by the Insured.

3.

The Insured has advised the Insurers that the Additional Insured has appointed the Insured as its agent to obtain insurance in respect of its contracts of sale and to’ deal with the Insurers on its behalf in all matters relating to this Policy and any claim for Loss hereunder, including to pay premiums and to receive from the Insurers any claim payment to be made in respect of the Additional Insured’s contracts of sale.

4.	All communications with the Insurers with respect to such coverage must be by the Insured, not the Additional Insured.

151 O’Connor, Ottawa, ON Canada K1A 1K3

613.598.2500 Fax 613 237 2690 www.edc.ca

5.

If the Insured ceases to act as agent for the Additional Insured for purposes of the Policy, the Insured shall advise EDC forthwith. If the Insured ceases to act as agent for the Additional Insured, the Insurers shall have the right to terminate coverage under the Policy with respect to the Additional Insured upon giving the Insured sixty (60) days’ notice.

6.

The premium to be paid in respect of the Additional Insured’s contracts of sale is exclusive of any tax which may be payable in respect of the insurance by the Additional Insured (or its agent) in the Additional Insured’s country.

7.

When submitting a claim application, the Insured must provide the Insurer with a signed copy of a declaration form provided by the Insurer in which the Additional Insured has made the declaration required by the Insurer to the effect that the Additional Insured has not engaged in activities prohibited by criminal laws dealing with corruption or the bribery of public officials.

8.

The terms and conditions of this Endorsement are and shall be subject to and, in the event of inconsistency, superseded by, the terms and conditions of the Bowater Rights Endorsement and the Claim Payment in Respect of Bowater Entities and BCFPI Endorsement.

9.

The Policy shall’ be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Any legal proceeding with respect to the Policy shall be brought in the; courts of the Province of Ontario, and any insured party as a condition of receiving the benefit of the insurance coverage provided under this Policy consents and attorns to the jurisdiction of the courts of the Province of Ontario in all matters in respect of the Policy.”

Additional Insured

Bowater Korea Ltd.

Press Center 11 F

25 Taepyeongno 1-ga Jung-Gu

Seoul

Republic of Korea

100-745

EXPORT DEVELOPMENT CANADA,
for the Insurers

ABITIBI CONSOLIDATED INC.

EDC

Coface

Export	Exportation et
Development	développement
Canada	Canada

Issued: January 28th, 2009

Effective Date: September 1st, 2008

Insured: Abitibi-Consolidated Inc.

Policy Number: CG 1 22818

ENDORSEMENT

ACCOUNTS RECEIVABLE POLICY (SHIPMENTS)

ADDITIONAL INSURED - FOREIGN COMPANY

This Endorsement forms part of the Policy. It cancels and replaces any ADDITIONAL INSURED FOREIGN COMPANY endorsement which may have previously been issued in respect of the affiliate of the Insured identified below (and referred to in this Endorsement as the Additional Insured).

Coverage is provided in accordance with the provisions of the Policy for the Additional Insured against losses that such Additional Insured sustains with respect to its contracts of sale.

Therefore, without in any way restricting the application of the terms and conditions of the Policy except as hereinafter expressly provided, and solely for purposes of determining the terms and conditions of such insurance coverage, the Policy is amended as follows:

“1.

The conditions and limitations of cover that apply in respect of the Insured’s contracts of sale shall also apply in respect of the Additional Insured’s contracts of sale. The Insurers shall not be liable for the payment of any claim for Loss sustained by the Insured or the Additional Insured unless the Insured has declared and paid premium on all of the Additional Insured’s contracts of sale as well as all of the Insured’s contracts of sale.

2.

The Insured shall advise the Insurers if, after the date of issuance of this Endorsement, there is any change to the information provided to the Insurers by the Insured relating to coverage of the sales of the Additional Insured such as a change in the ownership or location of the Additional Insured or a material decrease in the percentage of goods sold by the Additional Insured which are manufactured by the Insured.

3.

The Insured has advised the Insurers that the Additional Insured has appointed the Insured as its agent to obtain insurance in respect of its contracts of sale and to deal with the Insurers on its behalf in all matters relating to this Policy and any claim for Loss hereunder, including to pay premiums and to receive from the Insurers any claim payment to be made in respect of the Additional Insured’s contracts of sale.

4.	All communications with the Insurers with respect to such coverage must be by the Insured, not the Additional Insured.

151 O’Connor, Ottawa, ON Canada K1A 1K3

613.598.2500 Fax 613 237 2690 www.edc.ca

5.

If the Insured ceases to act as agent for the Additional Insured for purposes of the Policy, the Insured shall advise EDC forthwith. If the Insured ceases to act as agent for the Additional Insured, the Insurers shall have the right to terminate coverage under the Policy with respect to the Additional Insured upon giving the Insured sixty (60) days’ notice.

6.

The premium to be paid in respect of the Additional Insured’s contracts of sale is exclusive of any tax which may be payable in respect of the insurance by the Additional Insured (or its agent) in the Additional Insured’s country.

7.

When submitting a claim application. the Insured must provide the Insurer with a signed copy of a declaration form provided by the Insurer in which the Additional Insured has made the declaration required by the Insurer’ to the effect that the Additional Insured has not engaged in activities prohibited by criminal laws dealing with corruption or the bribery of public officials.

8.

The terms and conditions of this Endorsement are and shall be subject to and, in the event of inconsistency, superseded, by, the terms and conditions of the Bowater Rights Endorsement and the Claim Payment in Respect of Bowater Entities and BCFPI Endorsement.

9.

The Policy shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Any legal proceeding with respect to the Policy shall be brought in the courts of the Province of Ontario, and any insured party as a condition of receiving the benefit of the insurance coverage provided under this Policy consents and attorns to the jurisdiction of the courts of the Province of Ontario in all matters in respect of the Policy.”

Additional Insured

Bowater Nuway Mid-States Inc.

4400 U.S. Highway 51 North

Covington, Tennessee

United States of America

38019

EXPORT DEVELOPMENT CANADA,
for the Insurers

ABITIBI-CONSOLIDATED INC.

EDC

Coface

Export	Exportation et
Development	développement
Canada	Canada

Issued: January 28th, 2009

Effective Date: September 1st, 2008

Insured: Abitibi-Consolidated Inc.

Policy Number: CG 1 22818

ENDORSEMENT

ACCOUNTS RECEIVABLE POLICY (SHIPMENTS)

ADDITIONAL CANADIAN INSURED

This Endorsement forms part of the Policy. It cancels and replaces any ADDITIONAL CANADIAN INSURED endorsement which may have previously been issued in respect of the Related Canadian Company (referred to in this Endorsement as the Additional Insured) identified below.

Coverage is provided in accordance with the provisions of the Policy to the Additional Insured against losses that it sustains.

Therefore, without in any way restricting the application of the terms and conditions of the Policy except as hereinafter expressly provided and solely for purposes of determining the terms and conditions of such insurance coverage, the Policy is amended as follows:

“1.

The conditions and limitations of cover that apply to the Insured shall also apply to the Additional Insured. The Insurers shall not be liable for the payment of any claim for Loss sustained by the Insured or any Additional Insured referred to in this Endorsement or in any Additional Canadian Insured Endorsement issued under the Policy (the “Additional Insureds”), unless all the sales contracts of the Insured and the Additional Insureds are declared in accordance with the terms of the Policy.

2.

The undersigned Additional Insured hereby appoints the Insured as its true and lawful attorney to deal with the Insurers on its behalf in all matters relating to this Policy and any claim for Loss hereunder, including to receive from the Insurers any claim payment to be made to the Additional Insured, and the Insured hereby accepts such appointment.

3.

When submitting a claim application, the Insured must provide the Insurer with a signed copy of a declaration form provided by the Insurer in which the Additional Insured has made the declaration required by the Insurer to the effect that the Additional Insured has not engaged in activities prohibited by criminal laws dealing with corruption or the bribery of public officials.

4.	All communications with the Insurers with respect to such coverage shall be with the Insured, not the Additional Insured.

151 O’Connor, Ottawa, ON Canada K1A 1K3

613.598.2500 Fax 613 237 2690 www.edc.ca

5.

The terms and conditions of this Endorsement are and shall be subject to and, in the event of inconsistency, superseded by, the terms and conditions of the Bowater Rights Endorsement and the Claim Payment in Respect of Bowater Entities and BCFPI Endorsement.”

Related Canadian Company

Bowater Mersey Paper Company Limited

3691 Highway 3

Liverpool, NS

BOT 1KO

EXPORT DEVELOPMENT CANADA,
for the Insurers

ABITIBI-CONSOLIDATED INC.

Bowater Mersey Paper Company Limited

EDC

Coface

Export	Exportation et
Development	développement
Canada	Canada

Issued: January 28th, 2009

Effective Date: September 1st, 2008

Insured: Abitibi-Consolidated Inc.

Policy Number: CG 1 22818

ENDORSEMENT

ACCOUNTS RECEIVABLE POLICY (SHIPMENTS)

ADDITIONAL CANADIAN INSURED

This Endorsement forms part of the Policy. It cancels and replaces any ADDITIONAL CANADIAN INSURED endorsement which ‘may have previously been issued in respect of the Related Canadian Company (referred to in this Endorsement as the Additional Insured) identified below.

Coverage is provided in accordance with the provisions of the Policy to the Additional Insured against losses that it sustains.

Therefore, without in any way restricting the application of the terms and conditions of the Policy except as hereinafter expressly provided and solely for purposes of determining the terms and conditions of such insurance coverage, the Policy is amended as follows:

“1.

The conditions and limitations of covet that apply to the Insured shall also apply to the Additional Insured. The Insurers shall not be liable for’ the payment of any claim for Loss sustained by the Insured or any Additional Insured referred to in this Endorsement or in any Additional Canadian Insured Endorsement issued under the Policy (the “Additional Insureds”), unless all the sales contracts of the Insured and the Additional Insureds are declared in” accordance with the terms of the Policy.

2.

The undersigned Additional Insured hereby appoints the Insured as its true and lawful attorney to deal with the Insurers on its behalf in all matters relating to this Policy and any claim for Loss hereunder, including to receive from the Insurers any claim payment to be made to the Additional Insured, and the Insured hereby accepts such appointment.

3.

When submitting a claim application. the Insured must provide the Insurer with a signed copy of a declaration form provided by the Insurer in which the Additional Insured has made the declaration required by the Insurer to the effect that the Additional Insured has not engaged in activities prohibited by criminal laws dealing with corruption or the bribery of public officials.

4.	All communications with the Insurers with respect to such coverage shall be with the Insured, not the Additional Insured.

151 O’Connor, Ottawa, ON Canada K1A 1K3

613.598.2500 Fax 613 237 2690 www.edc.ca

5.

The terms and conditions of this Endorsement are and shall be subject to and, in the event of inconsistency, superseded by, the terms and conditions of the Bowater Rights Endorsement and the Claim Payment in Respect of Bowater Entities and BCFPI Endorsement.”

Rebated Canadian Company

Bowater Canadian Forest Products Inc.

1155, Metcalfe Street, Suite 100

Montreal, Quebec

H3B 5H2

EXPORT DEVELOPMENT CANADA,
for the Insurers

ABITIBI-CONSOLIDATED INC.

Bowater Canadian Forest Products Inc.

EDC

Coface

Export	Exportation et
Development	développement
Canada	Canada

Issued: January 28th, 2009

Effective Date: September 1st, 2008

Insured: Abitibi-Consolidated Inc.

Policy Number: CG 1 22818

ENDORSEMENT

ACCOUNTS RECEIVABLE POLICY (SHIPMENTS)

BOWATER RIGHTS

This Endorsement forms part of the Policy.

Without in any way affecting the application of the terms and. conditions of the Policy except as hereinafter expressly provided, the Policy is amended as follows:

1.

The prior written consent of Bowater Incorporated shall be required in respect of any amendments, supplements or modifications to the Policy for which, pursuant to the terms and conditions of the Policy, the consent of the Insured is required.

2.

If the Insured fails to perform and carry out its obligations and duties pursuant to terms and conditions of the Policy, Bowater Incorporated, or its designee, provided that such designee is acceptable to the Insurers, in their sale and absolute discretion, shall be entitled to perform such obligations and duties on behalf of the Insured. The Insurers hereby acknowledge and agree that for purposes of this Section 2, Wachovia Bank, National Association and The Bank of Nova Scotia are acceptable designees.

3.	Section 37(1) of the Policy is hereby deleted and replaced with the following:

“Each party shall have the right to terminate this Policy upon giving the other party 60 days’ prior written notice to that effect, provided that, the Insured may not terminate this Policy pursuant to this Section 37(1), without the prior written consent of Bowater Incorporated.”

151 O’Connor, Ottawa, ON Canada K1A 1K3

613.598.2500 Fax 613 237 2690 www.edc.ca

4.

The terms and conditions of this Endorsement shall supersede any contrary term or condition of any Additional Canadian Insured or Additional Insured -Foreign Company endorsement and shall be subject to the Assignment of Policy by Way of Security Endorsement.

EXPORT DEVELOPMENT CANADA,
for the Insurers

ABITIBI-CONSOLIDATED INC.

EDC

Coface

Export	Exportation et
Development	développement
Canada	Canada

Issued: January 28th, 2009

Effective Date: September 1st, 2008

Insured: Abitibi-Consolidated Inc.

Policy Number: CG 1 22818

ENDORSEMENT

ACCOUNTS RECEIVABLE POLICY (SHIPMENTS)

CLAIM PAYMENT IN RESPECT OF BOWATER ENTITIES AND BCFPI

This Endorsement forms part of the Policy.

Without in any way affecting the application of the terms and conditions of the Policy except as hereinafter expressly provided, the Policy is amended as follows:

1.

Solely in relation’ to a Loss sustained under the Policy in respect of Bowater Canadian Forest Products Inc. (“BCFPI”), BCFPI shall, without any consent or further action by the Insured, be exclusively entitled under the Policy to: (i) file a claim, and (ii) receive a claim payment.

2.

Solely in relation to a Loss sustained under the Policy in respect of a Bowater Entity identified in the Attached Schedule “A”, which may be amended from time to time, Bowater Incorporated shall, without any consent or further action by the Insured, be exclusively, entitled under the Policy to: (i) file a claim, and (ii) receive a claim payment.

3.

If the Insurers determine that a claim is payable to BCFPI or a Bowater Entity, payment will be sent to BCFPI or Bowater Incorporated, as applicable, by cheque made payable to BCFPI or Bowater Incorporated, as applicable, and in either case, to the following address:

1155 Metcalfe Street, Suite 800

Montreat, Quebec

H3B 5H2 Canada

151 O’Connor, Ottawa, ON Canada K1A 1K3

613.598.2500 Fax 613 237 2690 www.edc.ca

4.

The terms and conditions of this Endorsement shall supersede any contrary term or condition of any Additional Canadian Insured or Additional Insured - Foreign Company endorsement and shall be subject to the Assignment of Policy by Way of Security Endorsement.

EXPORT DEVELOPMENT CANADA,
for the Insurers

ABITIBI-CONSOLIDATED INC.

SCHEDULE A

This Schedule A, issued the 28th day of January, 2009, is attached to and forms part of the Claim Payment in Respect of Bowater Entities and BCFPI Endorsement which forms part of Policy No. CG 1 22818 issued to Abitibi-Consolidated Inc. and replaces any Schedule A previously issued.

Bowater Entities:

Bowater Incorporated

Bowater America Inc.

Bowater Mersey Paper Co. Ltd.

Bowater Alabama LLC

Bowater Newsprint South Operations LLC

Bowater Nuway Mid-States Inc.

Bowater Korea Ltd.

EDC

Coface

Export	Exportation et
Development	développement
Canada	Canada

Issued: January 28th, 2009

Effective Date: September 1st, 2008

Insured: Abitibi-Consolidated Inc.

Policy Number: CG 1 22818

ENDORSEMENT

ACCOUNTS RECEIVABLE POLICY (SHIPMENTS)

MAXIMUM LIABILITY AMOUNTS

This Endorsement forms part of the Policy. It cancels and replaces any Maximum Liability Amounts Endorsement which may have been previously issued.

Without in any way affecting the application of the terms and conditions of the Policy except as hereinafter expressly provided, the Policy is amended as follows:

1.	For purposes of this Endorsement, “Affiliate of Abitibi” means an affiliate of Abitibi-Consolidated Inc. identified in the attached Schedule A, which may be amended from time to time.

2.	For purposes of this Endorsement, “Affiliate of Bowater” means an affiliate of Bowater Incorporated identified in the attached Schedule A, which may be amended from time to time.

3.	Notwithstanding (i) EDC’s Maximum Liability Amount and Coface’s Maximum Liability Amount, in each case, as set out in the Coverage Certificate, and (ii) the total amount of all Credit Limits,

(a)

the amount of EDC’s maximum liability for all Export Losses in respect of which Abitibi-Consolidated Inc. “Abitibi”) or an Affiliate of Abitibi, as applicable, becomes entitled to receive claim payments in each Policy Period, is limited to USD 160,000,000;

(b)

the amount of EDC’s maximum liability for all Losses sustained by Bowater Incorporated (“Bowater”) or an Affiliate of Bowater under Eligible Contracts with buyers located in the United States of America in respect of which Bowater or an Affiliate of Bowater, as applicable, becomes entitled to receive claim payments in each Policy Period, is limited to USD 85,000,000;

(c)

the amount of EDC’s maximum liability for all Losses sustained by Bowater or an Affiliate of Bowater under Eligible Contracts with buyers located in countries listed on the Country Schedule, excluding Canada and the United States of America, in respect of which Bowater or an Affiliate of Bowater, as applicable, becomes entitled to receive claim payments in each Policy Period, is limited to USD 75,000,000;

151 O’Connor, Ottawa, ON Canada K1A 1K3

613.598.2500 Fax 613 237 2690 www.edc.ca

(d)

the amount of Coface’s maximum liability for all Domestic Losses in respect of which Abitibi or an Affiliate of Abitibi, as applicable, becomes entitled to receive claim payments in each Policy Period, is limited to USD 32,000,000; and

(e)

the amount of Coface’s maximum liability for all Domestic Losses in respect of which Bowater or an Affiliate of Bowater, as applicable, becomes entitled to receive claim payments in each Policy Period, is limited to USD 18,000,000.

EXPORT DEVELOPMENT CANADA,
for the Insurers

ABITIBI-CONSOLIDATED INC.

SCHEDULE A

This Schedule A, issued the 28th day of January, 2009, is attached to and forms part of Maximum Liability Amounts Endorsement which forms part of Policy No. CG 1 22818 issued to Abitibi-Consolidated Inc. and replaces any Schedule A previously issued.

Affiliates of Abitibi:

Abitibi Consolidated Sales Corporation

Bridgewater Paper Company Limited

Abitibi-Consolidated Company of Canada

Produits Forestiers Saguenay Inc.

Produits Forestiers Petit Paris Inc.

Produits Forestiers La Tuque Inc.

Bois d’ingénierie Abitibi-LP Inc.

Bois d’ingénierie Abitibi-LP II Inc.

Produits Forestiers Mauricie SEC.

Donohue Recycling Inc.

Abitibi-Consolidated Corp.

Affiliates of Bowater:

Bowater America Inc.

Bowater Canadian Forest Products Inc.

Bowater Mersey Paper Co. Ltd.

Bowater Alabama LLC

Bowater Newsprint South Operations LLC

Bowater Nuway Mid-States Inc.

Bowater Korea Ltd.

Roland Fanning

Director of Credit Operations

Abitibi-Consolidated Inc.

800-1155, rue Metcalfe

Montreal, PQ, H3B 5H2

COUNTRY SCHEDULE

Insured: Abitibi-Consolidated Inc.

Policy Number: CG 1 22818

Issued: October 22, 2009

Effective: September 1, 2009

Reference Number: 1

This Schedule lists the countries and the maximum payments terms in respect of which insurance coverage is provided and sets out the premium rates applicable to sales made by the Insured to buyers located in such countries and payable on such maximum payment terms. This Schedule forms part of the Policy and, as of its effective date, it replaces any previous Country Schedule.

Countries	Maximum Payment Terms	Note	Rate % **
Algeria	Up to 90 days		n/a
Arab Republic of Egypt	ILC 91-180 days		n/a
Argentina *see RESTRICTION NOTE	Up to 180 days Cash Against Documents/Documents on Payment of a Sight Draft		n/a
Aruba	Cash Against Documents/Documents on Payment of a Sight Draft		n/a
Australia	Up to 90 days		n/a
Austria	ILC - Sight 30 days Up to 90 days		n/a
Barbados	Up to 90 days		n/a
Belgium	Up to 90 days		n/a
Bermuda	Up to 90 days		n/a
Brazil	Up to 180 days ILC 91-180 days Cash Against Documents/Documents on Payment of a Sight Draft		n/a
Canada Domestic	Up to 90 days		n/a
Canada Export	Up to 180 days		n/a
Chile	Up to 180 days		n/a
Colombia	Up to 180 days		n/a
Costa Rica	Up to 180 days		n/a
Cyprus/Greece	Up to 180 days		n/a

Denmark	Up to 90 days	n/a
Dominican Republic	Up to 180 days Cash Against Documents/Documents on Payment of a Sight Draft	n/a
Ecuador *see RESTRICTION NOTE	Up to 180 days ILC 91-180 days Cash Against Documents/Documents on Payment of a Sight Draft	n/a
El Salvador	Up to 180 days	n/a
France	Up to 180 days	n/a
Germany	Up to 90 days	n/a
Ghana *see RESTRICTION NOTE	Up to 180 days	n/a
Greece	Up to 180 days	n/a
Guadeloupe	Up to 180 days	n/a
Guatemala *see RESTRICTION NOTE	Up to 180 days	n/a
Honduras *see RESTRICTION NOTE	Up to 180 days	n/a
Hong Kong	Up to 90 days	n/a
Hungary	Up to 90 days	n/a
Iceland	Up to 180 days	n/a
India	Up to 90 days Cash Against Documents/Documents on Payment of a Sight Draft	n/a
Ireland	Up to 180 days	n/a
Israel	Up to 180 days	n/a
Italy	Up to 180 days	n/a
Jamaica	Up to 90 days	n/a
Japan	Up to 90 days	n/a
Jordan	Up to 90 days	n/a
Kuwait	Up to 90 days	n/a
Luxembourg	Up to 90 days	n/a
Macedonia	Up to 90 days	n/a
Malta	Up to 90 days	n/a
Martinique	Up to 180 days	n/a
Mauritius	Up to 90 days	n/a
Mexico	Up to 180 days	n/a
Morocco	Up to 90 days	n/a
Netherlands	Up to 90 days	n/a
Netherlands Antilles	Up to 90 days	n/a
New Zealand	Cash Against Documents/Documents on Payment of a Sight Draft	n/a

Nicaragua *see RESTRICTION NOTE	Up to 180 days	n/a
Norway	Up to 90 days	n/a
Oman	Up to 90 days	n/a
Panama	Up to 180 days	n/a
Paraguay *see RESTRICTION NOTE	Up to 180 days	n/a
People’s Republic of China	Up to 90 days ILC 31-90 days	n/a
Peru	Up to 180 days	n/a
Philippines	Up to 90 days	n/a
Portugal	Up to 90 days	n/a
Puerto Rico	Up to 90 days	n/a
Republic of Korea	ILC Sight - 30 days ILC 31-90 days Up to 180 days	n/a
Saudi Arabia	Up to 90 days	n/a
Singapore	Up to 180 days	n/a
Slovak Republic	Up to 90 days	n/a
Slovenia	Up to 90 days	n/a
Socialist Republic of Vietnam	Up to 90 days	n/a
Spain (including Cayman Islands)	Up to 90 days	n/a
Sri Lanka *see RESTRICTION NOTE	Up to 180 days	n/a
Sweden	Up to 180 days	n/a
Switzerland	Up to 180 days ILC 31-90 days	n/a
Taiwan	Up to 180 days	n/a
Thailand	Up to 180 days	n/a
Trinidad and Tobago	Up to 90 days	n/a
Tunisia	Up to 180 days	n/a
Turkey	Up to 180 days Cash Against Documents/Documents on Payment of a Sight Draft	n/a
Ukraine *see RESTRICTION NOTE	Up to 90 days	n/a
United Arab Emirates	Up to 180 days	n/a
United Kingdom	Up to 180 days	n/a
United States of America	Up to 180 days	n/a
Uruguay	Up to 180 days	n/a
Venezuela *see RESTRICTION NOTE	Up to 180 days	n/a
Virgin Island (BR)	Up to 180 days	n/a

*	RESTRICTION NOTE: There are further restrictions that apply to this market, please see the Credit Management Schedule.

** Note : Rate indicated as N/A since a flat rate premium exists on this policy

EXPORT DEVELOPMENT CANADA,

for the Insurers

COVERAGE CERTIFICATE

Accounts Receivable Policy

(Shipments)

Insured: Abitibi-Consolidated Inc.

Policy Number: CG 1 22818

Issued: October 22, 2009

Effective: September 1, 2009

Reference Number: 1

This Policy is issued in Ottawa, Ontario by Export Development Canada (“EDC”) and by and by Compagnie Francaise d’Assurance pour le Commerce Extérieur - Canada Branch (“Coface”) (together referred to as the “Insurers”), to Domtar Inc. (the “Insured”). This Certificate forms part of the Policy and, as of its effective date, it replaces any previous Coverage Certificate.

SPECIFIC TERMS OF COVERAGE PROVIDED UNDER THE POLICY ARE SET BELOW

Coverage Effective Date: Policy Period:	September 1st, 2006 September 1st to August 31st of each year
If the Policy is terminated on a date other than August 31st, the last Policy Period will end on such termination date.
Anniversary Date:	September 1st of each year
Acceptance Fee:	N/A
Policy Currency:	USD

EDC’s Maximum Liability Amount:	USD 320,000,000

Coface Maximum Liability Amount:	USD 50,000,000

Declaration Period:	N/A - Refer to Declarations and Payment of Premium

Non-Qualifying Loss:	N/A

Insurance Percentage:	90% (subject to section 16 of the Policy General Terms and Conditions)

Policy Deductible:	N/A

Deductible Period:	September 1st to August 30th of each year.

If the Policy is terminated on a date other than August 30th the last Deductible Period will end on such termination date.

ADDRESS FOR NOTICES

to the Insured at:		to the Insurers at:

Abitibi-Consolidated Inc 800-1155 Rue Metcalfe Montreal, PQ, Canada H3A 5H2		Export Development Canada 151 O’Connor Street Ottawa, Ontario, Canada K1A 1K3

Attention:	Mr. Roland Fanning	Attention:	Marie Poulin

Tel. Number:	864-282-9202	Tel. Number:	866-220-6322
Fax Number:	514-394-2267	Fax Number:	613-597-8830

e-mail address:	roland.fanning@abitibibowater.com	e-mail address:	mpoulin@edc.ca

EXPORT DEVELOPMENT CANADA,

for the Insurers

CREDIT MANAGEMENT SCHEDULE

Insured: Abitibi-Consolidated Inc.

Policy Number: CG 1 22818

Issued: October 22, 2009

Effective: September 1, 2009

Reference Number: 1

This Schedule sets out the procedures that the Insured must follow to establish Credit Limits for buyers, and describes the insured’s obligation as to how to follow up on overdue accounts. This Schedule forms part of the Policy and, as of its effective date, it replaces any previous Credit Management Schedule.

KEY DEFINITIONS

Credit Limit	means the maximum amount of Loss that the Insured may sustain in respect of any individual buyer and still obtain the maximum Insurance Percentage under the Policy.

Credit Approval

means a notice given by the Insurers to the Insured stating the amount of the Credit Limit for a buyer or group of buyers and stipulating any specific conditions or changes to the insurance coverage applicable to sales to that buyer or group of buyers.

Discretionary Credit Limit

Means the maximum Credit Limit that the Insured may establish, without contacting the Insurers, by using one of the methods for establishing such a Credit Limit set out in this Credit Management Schedule.

OBLIGATIONS OF THE INSURED

•

The Insured must establish and maintain a Credit Limit for all buyers by using one of the methods set out in Section 1 below or by requesting a Credit Approval from the Insurers (See Section 2, below).

•	The Credit Limit should be equal to or greater than the amount owed by the buyer to the Insured.

•	The Insured must take appropriate action to follow up on overdue accounts, including those set out in Section 3, below.

Section 1 DISCRETIONARY CREDIT LIMITS

Depending on the size of the Credit Limit required, there are various methods that the insured can use to establish a Credit Limit for a buyer without contacting the Insurers. The Insured may use only one method for each buyer.

However, the Discretionary Credit Limits for the buyers located in some countries are limited to the amount indicated in the adjacent table no matter what amount is obtained by using the methods set out below.

COUNTRIES FOR WHICH THE DISCRETIONARY CREDIT LIMIT IS RESTRICTED
Country	Maximum Credit Limit
Argentina	USD 0
Ecuador	USD 0
Ghana	USD 0
Guatemala	USD 0
Honduras	USD 0
Nicaragua	USD 0
Paraguay	USD 0
Sri Lanka	USD 0
Ukraine	USD 0
Venezuela	USD 0

THE METHODS FOR ESTABLISHING A CREDIT LIMIT ARE AS FOLLOWS:

Method 1

The Insured’s own experience - Up to 125% of the highest amount of credit that the Insured has extended to the buyer on similar terms that was promptly paid during the twelve month period before the date coverage for the transaction with the buyer begins.

Maximum Credit Limit using Method 1:	USD 500,000

Method 2

Written Credit Information - Favourable written information provided by a recognized credit information agency or a bank which supports the extension of credit for the amount of the sale. The information cannot be dated more than twelve months before the date coverage for the transaction with the buyer begins.

Maximum Credit Limit using Method 2:	USD 500,000

Method 3

Financial Statements & Written Credit Information - Favourable Financial Statements in combination with favourable written credit information of the buyer which support the extension of credit for the amount of the sale. The fiscal year end of the statements cannot be more than eighteen months before the date coverage for the transaction with the buyer begins. The written credit information cannot be dated more than twelve months before the date coverage for the transaction with the buyer begins.

Maximum Credit Limit using Method 3:	USD 1,000,000

Section 2 CREDIT APPROVALS

When the Insured requires a Credit Limit higher than can be established by using the methods provided in Section 1. the Insured must contact the Insurers to obtain a Credit Approval.

Section 3 OVERDUE ACCOUNTS

The longer an account remains overdue, the greater the likelihood of a loss. One of your responsibilities under the Policy is to attempt to collect overdue accounts.

EXPORT DEVELOPMENT CANADA

for the Insurers

Issued: October 22nd, 2009

Effective Date: September 1st, 2009

Insured: Abitibi-Consolidated Inc.

Policy Number: CG 1 22818

ENDORSEMENT

ACCOUNTS RECEIVABLE POLICY (SHIPMENTS)

DECLARATIONS AND PAYMENT OF PREMIUM

This Endorsement forms part of the Policy. It cancels and replaces any DECLARATIONS AND PAYMENT OF PREMIUM Endorsement which may have been previously issued.

The Insured and the Insurers have agreed to amend the Policy to provide for: (i) an annual premium payable in quarterly installments, and (ii) premium adjustments.

Therefore, without in any way restricting the application of the terms and conditions of the Policy except as hereinafter expressly provided, the Policy is amended as follows:

“1.

In respect of each Policy Period, the Insured shall pay an annual premium of USD 4,888,650.00 (USD 480,000.00 of which shall be allocated for risks in Ontario and USD 255,000.00 of which shall be allocated for risks in Quebec), plus USD 38,400.00 as Ontario provincial sales tax on the portion of the premium allocated for risks in Ontario and USD 22,950.00 as Quebec provincial sales tax on the portion of the premium allocated for risks in Quebec, for a total of USD 4,950,000.00.

2.

For each Policy Period, the total amount set out in section 1 of this Endorsement shall be payable in four equal installments on or before September 20th, December 20th, March 20th, and June 20th of each year (“Payment Date”).

3.

In the event the Policy is terminated pursuant to Section 37, the Insured shall pay a pro-rata premium equal to the applicable annual premium amount payable in accordance with section 1 of this Endorsement divided by 365 days, multiplied by the number of days from the date following the Payment Date for which premium was paid, up to and including the date of termination of the Policy, (“the “Pro-Rata Premium”). The Pro-Rata Premium and all applicable taxes, will be payable no later than the 20th day of the month following the date of termination of the Policy.

4.	In the event this Endorsement is executed after September 20, 2009 the first Payment Date shall be the date this Endorsement is Issued.”

EXPORT DEVELOPMENT CANADA,
for the Insurers